As filed with the U.S. Securities and Exchange Commission on October 18, 2023.

Registration No. 333-272914

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No 2

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EF HUTTON ACQUISITION CORPORATION I

(Exact name of registrant as specified in its charter)

Delaware	6770	86-2559175
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

24 Shipyard Drive, Suite 102

Hingham, MA 02043

(929) 528-0767

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Benjamin Piggott, Chief Executive Officer

EF Hutton Acquisition Corporation I

24 Shipyard Drive, Suite 102

Hingham, MA 02043

(929) 528-0767

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Telephone: (212) 407-4000	Julia D. Dennis, Esq. Shuffield, Lowman & Wilson, P.A. 1000 Legion Place, Suite 1700 Orlando, FL 32801 Telephone: 407 581 9800	David F. Johnson, Esq. Zachary Soto, Esq. PAG Law PLLC 110 E 25th Street, Suite 1101 New York, NY 10010 Telephone: 212-300-2803

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS SUBJECT TO COMPLETION, DATED OCTOBER 18, 2023

PROXY STATEMENT PROSPECTUS

PROXY STATEMENT FOR A SPECIAL MEETING OF STOCKHOLDERS OF

EF HUTTON ACQUISITION CORPORATION I

AND PROSPECTUS FOR UP TO 25,100,000 SHARES OF COMMON STOCK,

39,000 SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK,

A WARRANT TO PURCHASE 1,091,525 SHARES OF COMMON STOCK AND

A WARRANT TO PURCHASE 15,819 SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK

Dear EF Hutton Acquisition Corporation I Stockholders:

You are cordially invited to attend the special meeting of the stockholders (the “EFHAC Special Meeting”) of EF Hutton Acquisition Corporation I (“EFHAC”), which will be held at [●] a.m., Eastern time, on [●], 2023. The Board of Directors has determined to convene and conduct the EFHAC Special Meeting in a virtual meeting format at [●]. Stockholders will NOT be able to attend the EFHAC Special Meeting in person. This proxy statement/prospectus includes instructions on how to access the virtual EFHAC Special Meeting and how to listen, vote, and submit questions from home or any remote location with Internet connectivity.

EFHAC is a Delaware blank check company established for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business transaction with one or more businesses or entities, which we refer to as a “target business.” Holders of our common stock, par value $0.0001 per share (the “Common Stock”) will be asked to approve, among other things, the merger agreement, dated as of March 3, 2023 (the “Merger Agreement”), by and among EFHAC, Humble Imports Inc d/b/a ECD Auto Design, a Florida corporation (“ECD”), ECD Auto Design UK, Ltd., an England and Wales corporation (the “ECD UK”), EFHAC Merger Sub, Inc., a Florida corporation and wholly-owned subsidiary of EFHAC (“Merger Sub”) and Scott Wallace, as the Securityholder Representative, and the other related proposals.

Upon the closing (the “Closing”) of the transactions contemplated in the Merger Agreement, Merger Sub will merge with and into ECD, with ECD surviving the merger as a wholly-owned subsidiary of EFHAC. In addition, in connection with the consummation of the Business Combination (as defined below), EFHAC will be renamed “ECD Automotive Design, Inc.” or such other name designated by ECD by notice to EFHAC. The transactions contemplated under the Merger Agreement are referred to in this proxy statement/prospectus as the “Business Combination” and the combined company existing after the Business Combination is referred to in this proxy statement/prospectus as the “Combined Company.”

As consideration for the Merger Agreement, upon the Closing, EFHAC shall issue the ECD Securityholders 25,100,000 shares of EFHAC common stock, $0.0001 par value per share (the “Common Stock”); 39,000 shares of the EFHAC’s to be designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”), a warrant to purchase 1,091,525 shares of EFHAC Common Stock (“Common Shares Warrant”) and a warrant to purchase 15,819 shares of EFHAC Series A Preferred Stock (“Preferred Shares Warrant), plus and a cash payment of $2,000,000 pro rata to the ECD Initial Securityholders.

On June 1, 2023, EFHAC’s stockholders approved an amendment to EFHAC’s amended and restated certificate of incorporation extending the date by which EFHAC has to consummate a business combination up to nine times, each by an additional one-month, from June 13, 2023 to March 13, 2024 by depositing into the trust account (the “Trust Account”) the lesser of $80,000 and $0.04 for each outstanding share of common stock sold in EFHAC’s initial public offering (the “IPO) for each one-month extension. On June 1, 2023, EFHAC filed such amendment to EFHAC’s amended and restated certificate of incorporation with the Delaware Secretary of State. In connection with the stockholders’ vote at the Special Meeting of Stockholders held by EFHAC on June 1, 2023, 8,007,353 shares were tendered for redemption, leaving 3,492,647 Public Shares outstanding. EFHAC has extended the until November 13, 2023. Accordingly, EFHAC has until November 13, 2023 (or March 13, 2024 in the event the period of time to complete the initial business combination is fully extended) to consummate a business combination.

We anticipate that upon completion of the Business Combination, assuming no redemptions of the 3,492,647 shares of Common Stock sold by EFHAC to the public in its IPO (the “Public Shares”), EFHAC’s stockholders will retain an ownership interest of approximately 14.6% in the Combined Company, the ECD Securityholders (as defined below) will own approximately 74.5% of the Combined Company, the Initial Stockholders (as defined below) will own approximately 9.4% of the Combined Company, and EF Hutton (as defined below) will own approximately 1.5% of the Combined Company. If maximum Public Shares are redeemed, EFHAC’s stockholders will retain an ownership interest of approximately 6.9% in the Combined Company, the ECD Securityholders will own approximately 81.3% of the Combined Company, the Initial Stockholders will own approximately 10.2% of the Combined Company, and EF Hutton will own approximately 1.6% of the Combined Company. The ownership percentages with respect to the Combined Company do not take into account the issuance of any additional shares of Common Stock underlying the Public Warrants, the Private Warrants, the Common Shares Warrant, the Preferred Shares Warrant, the Series A Convertible Preferred Stock, or the Senior Secured Convertible Notes, but do take into account the issuance of 1,469,688 shares of the Combined Company Common Stock pursuant to the Rights (as defined below). If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the EFHAC stockholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

As of [●], 2023, there was approximately $[●] in EFHAC’s trust account (the “Trust Account”). On [●], 2023, the record date for the EFHAC Special Meeting of stockholders, the last sale price of EFHAC’s Public Shares was $[●].

Each stockholder’s vote is very important. Whether or not you plan to participate in the virtual EFHAC Special Meeting, please submit your proxy card without delay. Stockholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a stockholder from voting virtually at the EFHAC Special Meeting if such stockholder subsequently chooses to participate in the EFHAC Special Meeting.

We encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 32.

EFHAC’s board of directors recommends that EFHAC stockholders vote “FOR” approval of each of the proposals.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [●], 2023, and is first being mailed to stockholders of EFHAC on or about [●], 2023 .

Benjamin Piggott
Chief Executive Officer
EF Hutton Acquisition Corporation I
[●], 2023

EF HUTTON ACQUISITION CORPORATION I

24 Shipyard Drive, Suite 102

Hingham, MA 02043

Telephone: (929) 528-0767

NOTICE OF SPECIAL MEETING OF

EF HUTTON ACQUISITION CORPORATION I STOCKHOLDERS

To Be Held on [●], 2023

To EF Hutton Acquisition Corporation I Stockholders:

NOTICE IS HEREBY GIVEN, that you are cordially invited to attend a meeting of the stockholders of EF Hutton Acquisition Corporation I (“EFHAC,” “we”, “our”, or “us”), which will be held at [●] [●].m., Eastern time, on [●], 2023, at [●] (the “EFHAC Special Meeting”). In light of COVID-19, we will hold the EFHAC Special Meeting virtually. You can participate in the virtual EFHAC Special Meeting as described in “The EFHAC Special Meeting.”

During the EFHAC Special Meeting, EFHAC’s stockholders will be asked to consider and vote upon the following proposals, which we refer to herein as the “Proposals”:

Proposal 1	●	To consider and vote upon a proposal to approve and adopt the merger agreement, dated as of March 3, 2023 (the “Merger Agreement”), by and among by and among EFHAC, Humble Imports, Inc. d/b/a ECD Auto Design, a Florida corporation (“ECD”), ECD Auto Design UK, Ltd., an England and Wales corporation (the “ECD UK”), EFHAC Merger Sub, Inc., a Florida corporation and wholly-owned subsidiary of EFHAC (“Merger Sub”) and Scott Wallace, as the Securityholder Representative, pursuant to which Merger Sub will merge with and into ECD, with ECD surviving the merger as a wholly-owned subsidiary of EFHAC (the “Business Combination”). In addition, in connection with the consummation of the Business Combination, EFHAC will be renamed “ECD Automotive Design, Inc.” or such other name designated by ECD by notice to EFHAC. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. This proposal is referred to as the “Business Combination Proposal” or “Proposal 1.”

Proposal 2	●	To consider and vote upon a proposal to approve an amendment (the “NTA Requirement Amendment”) to the Amended and Restated Certificate of Incorporation of EFHAC, a copy of which is to be attached to this proxy statement/prospectus as Annex B, to expand the methods that EFHAC may employ to not become subject to the “penny stock” rules of the Securities and Exchange Commission, which we refer to as the “NTA Requirement Amendment Proposal” or “Proposal No. 2”;

Proposal 3	●	To consider and vote upon a proposal to approve the Second Amended and Restated Certificate of Incorporation of EFHAC, a copy of which is to be attached to this proxy statement/prospectus as Annex C (the “Amended Charter”). This proposal is referred to as the “Charter Amendment Proposal” or “Proposal 3.”

Proposal 4	●	To consider and vote, on a non-binding advisory basis, upon four separate governance proposals relating to material differences between EFHAC’s Current Charter and the Amended Charter to be in effect upon the completion of the Business Combination in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”). These proposals are referred to as the “Advisory Proposals” or “Advisory Proposals 4A-4D.”

●	Advisory Proposal A – to increase the number of shares of common stock that the Combined Company is authorized to issue from 100,000,000 shares to 1,010,000,000 shares, consisting of 1,000,000,000 shares of the Combined Company Common Stock and 10,000,000 shares of preferred stock;

●	Advisory Proposal B – to change the number of classes of directors from one class to three classes with staggered terms;

●	Advisory Proposal C – to change EFHAC’s name to “ECD Automotive Design, Inc.” or such other name designated by ECD by notice to EFHAC; and

●	Advisory Proposal D –to remove the various provisions from the Current Charter applicable only to special purpose acquisition companies.

Proposal 5	●	To consider and vote upon a proposal to approve, for purposes of complying with Nasdaq Listing Rules 5635 (a) and (b), the issuance of more than 20% of the issued and outstanding shares of the common stock, par value $0.0001 per share, of EFHAC (the “Common Stock”) and the resulting change in control in connection with the Business Combination. This proposal is referred to as the “Nasdaq Proposal” or “Proposal 5.”

Proposal 6	●	To consider and vote upon a proposal to approve EFHAC’s 2023 Equity Incentive Plan. This proposal is referred to as the “Plan Proposal” or “Proposal 6.”

Proposal 7	●	To consider and vote upon a proposal to approve the adjournment of the EFHAC Special Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing proposals in the event EFHAC does not receive the requisite stockholder vote to approve the proposals. This proposal is called the “Adjournment Proposal” or “Proposal 7.”

The Business Combination Proposal is conditioned upon the approval of proposals 2, 3 and 5. It is important for you to note that, if our stockholders do not approve the Business Combination Proposal, EFHAC will not consummate the Business Combination. If EFHAC does not consummate the Business Combination and fails to complete an initial business combination by November 13, 2023 (or March 13, 2024, if the period of time to complete its initial business combination is fully extended in accordance with its Certificate of Incorporation), EFHAC will be required to dissolve and liquidate, unless we seek stockholder approval to amend our Certificate of Incorporation to extend the date by which the Business Combination may be consummated.

Approval of the Business Combination Proposal, the Advisory Proposals, the Nasdaq Proposal, the Plan Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the EFHAC Special Meeting or any adjournment thereof. Approval of the NTA Requirement Amendment Proposal and the Charter Amendment Proposal will require the affirmative vote of a majority of the issued and outstanding shares of Common Stock.

On June 1, 2023, EFHAC’s stockholders approved an amendment to EFHAC’s amended and restated certificate of incorporation extending the date by which EFHAC has to consummate a business combination up to nine times, each by an additional one-month, from June 13, 2023 to March 13, 2024 by depositing into the Trust Account the lesser of $80,000 and $0.04 for each outstanding share of common stock sold in EFHAC’s IPO for each one-month extension. On June 1, 2023, EFHAC filed such amendment to EFHAC’s amended and restated certificate of incorporation with the Delaware Secretary of State. In connection with the stockholders’ vote at the Special Meeting of Stockholders held by EFHAC on June 1, 2023, 8,007,353 shares were tendered for redemption, leaving 3,492,647 Public Shares outstanding. EFHAC has extended the date by which it has to consummate a business combination until November 13, 2023. Accordingly, EFHAC has until November 13, 2023 (or by March 13, 2024 if the time to complete its initial business combination is extended) to consummate a business combination.

As of [●], 2023, there were [●] shares of Common Stock issued and outstanding and entitled to vote. Only EFHAC stockholders who hold Common Stock of record as of the close of business on [●], 2023 are entitled to vote at the EFHAC Special Meeting or any adjournment of the EFHAC Special Meeting. This proxy statement/prospectus is first being mailed to EFHAC stockholders on or about [●], 2023.

Investing in EFHAC’s securities involves a high degree of risk. See “Risk Factors” beginning on page 32 for a discussion of information that should be considered in connection with an investment in EFHAC’s securities.

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Whether or not you plan to participate in the virtual EFHAC Special Meeting, please complete, date, sign and return the enclosed proxy card without delay, or submit your proxy through the internet or by telephone as promptly as possible in order to ensure your representation at the EFHAC Special Meeting no later than the time appointed for the EFHAC Special Meeting or adjourned meeting. Voting by proxy will not prevent you from voting your shares of Common Stock online if you subsequently choose to participate in the virtual EFHAC Special Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the EFHAC Special Meeting, you must obtain a proxy issued in your name from that record. Only stockholders of record at the close of business on the record date may vote at the EFHAC Special Meeting or any adjournment or postponement thereof. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not participate in the virtual EFHAC Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at, and the number of votes voted at, the EFHAC Special Meeting.

You may revoke a proxy at any time before it is voted at the EFHAC Special Meeting by executing and returning a proxy card dated later than the previous one, by participating in the virtual EFHAC Special Meeting and casting your vote by hand or by ballot (as applicable) or by submitting a written revocation to Advantage Proxy, that is received by the proxy solicitor before we take the vote at the EFHAC Special Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

EFHAC’s board of directors recommends that EFHAC stockholders vote “FOR” approval of each of the proposals. When you consider EFHAC’s Board of Director’s recommendation of these proposals, you should keep in mind that EFHAC’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a stockholder. See the section titled “Proposal 1 - The Business Combination Proposal — Interests of Certain Persons in the Business Combination .”

If you have any questions or need assistance voting your shares, please call our proxy solicitor, [●], at ([●]) [●]-[●]. On behalf of the EFHAC Board of Directors, I thank you for your support and we look forward to the successful consummation of the Business Combination.

By Order of the Board of Directors,

/s/ Benjamin Piggott
Benjamin Piggott
Chief Executive Officer
EF Hutton Acquisition Corporation I
[●], 2023

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU: (A) HOLD PUBLIC SHARES, OR (B) HOLD PUBLIC SHARES THROUGH PUBLIC UNITS AND YOU SEPARATE YOUR PUBLIC UNITS INTO THE UNDERLYING PUBLIC SHARES, WARRANTS AND RIGHTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES; AND (II) PRIOR TO [●] P.M., EASTERN TIME, ON [●], 2023, (A) SUBMIT A WRITTEN REQUEST TO CONTINENTAL THAT EFHAC REDEEM YOUR PUBLIC SHARES FOR CASH AND (B) DELIVER YOUR PUBLIC SHARES TO CONTINENTAL, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE EFHAC SPECIAL MEETING — REDEMPTION RIGHTS” IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by EFHAC, constitutes a prospectus of EFHAC under the Securities Act, with respect to the shares of Common Stock of EFHAC to be issued to ECD’s stockholders pursuant to the Merger Agreement. This document also constitutes a proxy statement of EFHAC under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and an information statement of ECD under Section 14(c) of the Exchange Act.

You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination. Neither EFHAC nor ECD has authorized anyone to give any information or to make any representations other than those contained in this proxy statement/prospectus. Do not rely upon any information or representations made outside of this proxy statement/prospectus. The information contained in this proxy statement/prospectus may change after the date of this proxy statement/prospectus. Do not assume after the date of this proxy statement/prospectus that the information contained in this proxy statement/prospectus is still correct.

Information contained in this proxy statement/prospectus regarding EFHAC and its business, operations, management and other matters has been provided by EFHAC, and information contained in this proxy statement/prospectus regarding ECD and its business, operations, management and other matters has been provided by ECD.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. For additional information, see item “Where You Can Find More Information”.

MARKET AND INDUSTRY DATA

Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and EFHAC’s and ECD’s own internal estimates and research. We believe our internal research and these third-party sources to be reliable as of the date of this proxy statement/prospectus.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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FREQUENTLY USED TERMS

Unless otherwise stated in this proxy statement/prospectus, the terms, “we,” “us,” “our” or “EFHAC” refer to EF Hutton Acquisition Corporation I, a Delaware corporation. Further, in this document:

●	“Additional Agreements” means the A&R Registration Rights Agreement, the Company Support Agreements, the Sponsor Support Agreement, the Company Lock-Up Agreements, the Parent Lock-Up Agreements, the Restrictive Covenant Agreement and the Employment Agreements.

●	“Amended Charter” means the Second Amended & Restated Certificate of Incorporation of EFHAC to take effect upon EFHAC’s stockholders approving the Second Amended & Restated Certificate of Incorporation, in the form included as Annex C to this proxy statement/prospectus, as further described in the “Charter Amendment Proposal” and the “Advisory Proposals” sections of this proxy statement/prospectus.

●	“Anchor Investors” means the entities that committed to invest in the IPO and in exchange for such commitment received founder shares.

●	“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into prior to the Closing by EFHAC and certain stockholders of EFHAC.

●	“Board” means the board of directors of EFHAC.

●	“Business Combination” means the merger and the other transactions contemplated by the Merger Agreement.

●	“Certificate of Incorporation” or “Current Charter” means EFHAC’s current Amended and Restated Certificate of Incorporation.

●	“Closing” means the closing of the Business Combination.

●	“Closing Date” means date of the consummation of the Business Combination.

●	“Closing Cash Consideration” means the cash payment of $2,000,000 to be paid to the ECD Initial Security Holders at the Effective Time.

●	“Closing Merger Consideration Shares” means 25,100,000 shares of the Combined Company Common Stock to be issued to ECD Securityholders at the Effective Time.

●	“Code” means the Internal Revenue Code of 1986, as amended.

●	“Combined Company” means EFHAC after the Business Combination, renamed “ECD Automotive Design, Inc.” or such other name designated by ECD by notice to EFHAC.

●	“Combined Company Common Stock” means the common stock, par value $0.0001 per share, of the Combined Company.

●	“Common Stock” means the common stock, $0.0001 par value per share, of EFHAC.

●	“Company Support Agreements” means the agreements entered into simultaneously with the execution of the Merger Agreement pursuant to which certain stockholders of ECD agreed to vote all of the shares of ECD Stock beneficially owned by them in favor of the Business Combination.

●	“Continental” means Continental Stock Transfer & Trust Company, EFHAC’s transfer agent.

●	“DGCL” means the Delaware General Corporation Law.

●	“ECD” or the “Company” means Humble Imports Inc, a Florida corporation, d/b/a ECD Auto Design.

●	“ECD Additional Agreements” means the Company Support Agreement, the Company Lock-Up Agreement and the Restrictive Covenant Agreement.

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●	“ECD Board” means the board of directors of ECD.

●	“ECD Charter” means the articles of incorporation of ECD in effect prior to the Effective Time.

●	“ECD Common Stock” means the shares of common stock of ECD.

●

ECD Initial Securityholders” means Emily J. Humble, as Trustee of the Emily J. Humble Revocable Trust, dated June 27, 2018, Scott Malcolm Wallace, as Trustee of the Scott Malcolm Wallace Revocable Trust, dated December 20, 2017, Thomas A. Humble, as Trustee of the Thomas A. Humble Revocable Trust, dated June 27, 2018 and Elliot J. Humble, as Trustee of the Elliot J. Humble Revocable Trust, dated December 20, 2017

●	“ECD Securityholders” means Emily J. Humble, as Trustee of the Emily J. Humble Revocable Trust, dated June 27, 2018, Scott Malcolm Wallace, as Trustee of the Scott Malcolm Wallace Revocable Trust, dated December 20, 2017, Thomas A. Humble, as Trustee of the Thomas A. Humble Revocable Trust, dated June 27, 2018, Elliot J. Humble, as Trustee of the Elliot J. Humble Revocable Trust, dated December 20, 2017 and Defender SPV LLC.

●	“ECD UK” means ECD Auto Design UK, Ltd., an England and Wales corporation, a wholly-owned subsidiary of ECD.

●	“Effective Time” means the time at which the Business Combination becomes effective.

●	“EFHAC” or the “Parent” means EF Hutton Acquisition Corporation I, a Delaware corporation.

●	“EFHAC Special Meeting” means the special meeting of the stockholders of EFHAC, which will be held at [●] [●].m., Eastern time, on [●], 2023.

●	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

●	“Founder Shares” means the 2,875,000 outstanding shares of Common Stock held by the Sponsor, sold for an aggregate purchase price of $25,000.

●	“GAAP” means accounting principles generally accepted in the United States of America.

●	“Initial Stockholders” means the Sponsor, SHR Ventures, LLC, Kevin M. Bush, Stanley Hutton Rumbough, Paul Hodge, Jr., Thomas Wood and Anne Lee.

●	“IPO” refers to the initial public offering of 11,500,000 Units of EFHAC consummated on September 13, 2022.

●	“IRS” means the United States Internal Revenue Service.

●	“Lock-Up Agreements” means the agreements entered into simultaneously with or following the execution of the Merger Agreement, pursuant to which certain ECD Securityholders agreed to certain restrictions on transfer of shares of Common Stock they will receive pursuant to the Business Combination for a period of six months after the Closing Date.

●	“Merger Agreement” means that certain Merger Agreement, dated as of March 3, 2023, by and among EFHAC, ECD, ECD UK, Merger Sub and Scott Wallace, as the Securityholder Representative, as amended by the First Amendment to the Merger Agreement, dated October 14, 2023 and as it may be further amended or supplemented.

●	“Merger Sub” means EFHAC Merger Sub, Inc., a Florida corporation and wholly-owned subsidiary of EFHAC.

●	“Nasdaq” means the Nasdaq Stock Market LLC.

●	“Note Financing” means the Senior Secured Convertible Note contemplated by the Parent Securiites Purcahse Agreement.

●	“Organizational Documents” means organizational or governing documents of an applicable entity.

●	“Parent Securities Purchase Agreement.” means the Securities Purchase Agreement, dated October 6, 2023, by and among the Parent and the Lender.

●	“Private Units” mean the 257,500 Units issued to the Sponsor in a private placement.

●	“Private Warrants” means the Warrants that are part of the Private Units.

●	“Proposals” means the Proposals 1 – 7 to be voted on at the EFHAC Special Meeting.

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●	“Public Share” means a share of Common Stock held by EFHAC stockholders other than the Sponsor.

●	“Public Stockholders” means holders of Public Shares.

●	“Public Units” means the 11,500,000 Units sold by EFHAC in the IPO and upon exercise of the Over-Allotment Option.

●	“Public Warrants” means the redeemable Warrants that are part of the Public Units.

●	“Right” means the right included as part of the Units and the Private Units that entitle the holder to one-eighth of one share of the Combined Company Common Stock upon consummation of the Business Combination.

●	“SEC” means the U.S. Securities and Exchange Commission.

●	“Securities Act” means the Securities Act of 1933, as amended.

●	“Sponsor” means EF Hutton Partners, LLC, a Delaware limited liability company.

●	“Sponsor Support Agreement” means the agreements entered into in connection with execution of the Merger Agreement pursuant to which certain stockholders of EFHAC agreed to vote all of the shares of Common Stock beneficially owned by them in favor of the Business Combination.

●	“Trust Account” means EFHAC’s trust account maintained by Continental as trustee.

●	“UK” means the United Kingdom.

●	“UK Contribution” means Emily Jayne Humble’s contribution of the ECD UK to the Company pursuant to a written agreement whereby ECD UK became a wholly-owned Subsidiary of the Company.

●	“Units” means the units of EFHAC, each consisting of one Public Share, one Warrant and one Right.

●	“Warrants” refer to the redeemable warrants that entitle the holder thereof to purchase one share of Common Stock at a price of $11.50 per share (subject to adjustment).

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SHARE CALCULATIONS AND OWNERSHIP PERCENTAGES

Unless otherwise specified (including in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities”), the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to EFHAC’s stockholders following the Business Combination are for illustrative purposes only and assume the following (certain capitalized terms below are defined elsewhere in this proxy statement/prospectus):

1.	No public stockholders exercise their redemption rights in connection with the Closing, and the balance of the Trust Account as of the Closing is the same as its balance on June 30, 2023 of approximately $37.0 million, plus the $0.3 million deposit into the Trust Account to extend the Combination Period. Please see the section entitled “The EFHAC Special Meeting — Redemption Rights.”

2.	There are no transfers by the Sponsor of EFHAC securities held by the Sponsor on or prior to the Closing Date.

3.	No holders of Warrants exercise any of the outstanding Warrants and that, in the event of redemptions of Public Shares in connection with the Closing, for each Public Share redeemed, the one-quarter Warrant included in such redeemed Public Share is forfeited.

4.	There are no other issuances of equity securities of EFHAC prior to or in connection with the Closing.

5.	That none of the ECD Securityholders exercises dissenters rights in connection with the Business Combination.

6.	That for all purposes the number of outstanding shares and equity-linked securities of each of EFHAC and ECD is the same as the number of outstanding shares and equity-linked securities of EFHAC and ECD, respectively, as of June 30, 2023.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial condition, results of operations, earnings outlook and prospects of EFHAC and/or ECD and may include statements for the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ECD” and “Information about ECD.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of EFHAC and ECD as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by EFHAC and the following:

●	ECD’s ability to meet expectations related to its products, technologies and services and its ability to attract and retain revenue-generating customers and execute on its growth plans;

●	the inability of the parties to successfully or timely consummate the Business Combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect ECD or the expected benefits of the Business Combination, if not obtained;

●	the failure to realize the anticipated benefits of the Business Combination;

●	the ability of EFHAC prior to the Business Combination, and the Combined Company following the Business Combination, to maintain the listing of EFHAC’s securities on Nasdaq;

●	costs related to the Business Combination;

●	the failure to satisfy the conditions to the consummation of the Business Combination, including the approval of the definitive Merger Agreement by the stockholders of EFHAC;

●	the risk of actual or alleged failure to comply with data privacy laws and regulations;

●	the outcome of any legal proceedings that may be instituted against EFHAC or ECD related to the Business Combination;

●	the attraction and retention of qualified directors, officers, employees and key personnel of EFHAC and ECD prior to the Business Combination, and the Combined Company following the Business Combination;

●	the impact from future regulatory, judicial, and legislative changes in ECD’s industry;

●	the uncertain effects of the COVID-19 pandemic; and

●	those factors set forth in documents filed, or to be filed, with the SEC by EFHAC and ECD.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of EFHAC and ECD prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to EFHAC, ECD or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, EFHAC and ECD undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

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QUESTIONS AND ANSWERS ABOUT THE PROPOSED BUSINESS COMBINATION AND

THE OTHER PROPOSALS TO BE PRESENTED AT THE EFHAC SPECIAL MEETING

The following are answers to some questions that you, as a stockholder of EFHAC or ECD, may have regarding the Business Combination and the Proposals being considered at the EFHAC Special Meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Business Combination and the Proposals being considered at the EFHAC Special Meeting. Additional important information is also contained in the annexes to this proxy statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED BUSINESS COMBINATION — EFHAC STOCKHOLDERS AND ECD SECURITYHOLDERS

Q:	What will happen in the Business Combination?

A:	At the Closing, Merger Sub will merge with and into ECD, with ECD surviving such merger as the surviving entity as a wholly-owned subsidiary of EFHAC (the “Surviving Corporation”). Upon consummation of the Business Combination, ECD will become a wholly-owned subsidiary of EFHAC. In connection with the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by EFHAC’s public stockholders will be used to pay certain fees and expenses in connection with the Business Combination, and for working capital and general corporate purposes. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Q:	What is the consideration being paid to ECD Securityholders?

A:	Subject to the terms of the Merger Agreement and customary adjustments set forth therein, the consideration to be delivered to ECD Securityholders in connection with the Business Combination will consist of 25,100,000 shares of EFHAC common stock, $0.0001 par value per share (the “Common Stock”) and 39,000 shares of the EFHAC’s to be designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”), a warrant to purchase 1,091,525 shares of EFHAC Common Stock (“Common Shares Warrant”) and a warrant to purchase 15,819 shares of EFHAC Series A Preferred Stock (“Preferred Shares Warrant), plus and a cash payment of $2,000,000 pro rata to the ECD Initial Securityholders.

Q:	When is the Business Combination expected to occur?

A:	Assuming the requisite regulatory and stockholder approvals are received, EFHAC expects that the Business Combination will occur as soon as possible following the EFHAC Special Meeting provided all condition precedents have been satisfied or waived.

Q:	Are ECD’s stockholders required to approve the Merger Agreement?

A:	Yes. We expect, pursuant to the terms of the Merger Agreement, that ECD’s stockholders will approve the Merger Agreement within five business days of the effective date of the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part.

Q:	Who will manage the Combined Company after the Business Combination?

A:	As a condition to the consummation of the Business Combination, all of the officers and directors of EFHAC will resign. For information on the anticipated management of the Combined Company, see the section titled “Directors and Executive Officers of the Combined Company after the Business Combination” in this proxy statement/prospectus.

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Q:	What equity stake will current EFHAC stockholders and ECD Securityholders hold in the Combined Company immediately after the Closing?

A:

Upon consummation of the Business Combination (assuming, among other things, that no Public Stockholders exercise redemption rights in connection with the Closing and the other assumptions described under the section with the heading “Frequently Used Terms — Share Calculations and Ownership Percentages”), (i) EFHAC’s Public Stockholders are expected to own approximately 14.6% of the outstanding Combined Company Common Stock, (ii) the Initial Stockholders are expected to own approximately 9.4% of the outstanding Combined Company Common Stock, (iii) the ECD Securityholders are expected to own approximately 74.5% of the Combined Company Common Stock, and (iv) EF Hutton are expected to own approximately 1.5% of the Combined Company Common Stock.

These percentages assume, among other assumptions, that at, or in connection with, the Closing, (i) no Public Stockholders exercise their redemption rights in connection with the Business Combination and (ii) an aggregate of shares of Combined Company Common Stock are issued to the stockholders of ECD in accordance with the Business Combination Agreement. If actual facts are different from these assumptions, the percentage ownership retained by the EFHAC stockholders and ECD Securityholders in the Combined Company, and associated voting power, will be different.

If any of EFHAC’s Public Stockholders exercise redemption rights in connection with the Closing, the percentage of the outstanding Combined Company Common Stock held by EFHAC’s Public Stockholders will decrease and the percentages of the outstanding Combined Company Common Stock held by the Initial Stockholders and by the ECD Securityholders will increase, in each case, relative to the percentage held if none of the shares of Parent Common Stock are redeemed.

The following table illustrates varying ownership levels of the Combined Company immediately following the Business Combination[1]:

	Assuming Minimum Redemptions		Assuming mid-point Redemptions		Assuming Maximum Redemptions
Equity Capitalization Summary	Shares	%	Shares	%	Shares	%
ECD Securityholders	25,100,000	74.5%	25,100,000	77.7%	25,100,000	81.3%
EFHAC Public Stockholders	4,930,147	14.6%	3,527,619	10.9%	2,125,091	6.9%
Initial Stockholders	3,164,688	9.4%	3,164,688	9.8%	3,164,688	10.2%
EF Hutton	500,000	1.5%	500,000	1.6%	500,000	1.6%
Total common stock	33,694,835	100.0%	32,292,307	100.0%	30,889,779	100.0%

[1]	This table does not include any equity grants that may be made in connection with or following completion of the Business Combination. Any such grants have not yet been determined as of the date hereof.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages” and, with respect to the determination of the “maximum redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:	What are the possible sources and extent of dilution that holders of Public Shares who elect not to redeem their Public Shares will experience in connection with the Business Combination?

A:

Upon the issuance of the Combined Company Common Stock in connection with the Business Combination, the percentage ownership of the Combined Company by EFHAC’s Public Stockholders who do not redeem their Public Shares will be diluted. EFHAC Public Stockholders that do not redeem their Public Shares in connection with the Business Combination will experience further dilution upon (1) the exercise of Public Warrants that are retained after the Closing by both redeeming and non-redeeming EFHAC Public Stockholders, (2) the exercise of Private Warrants, (3) the conversion of Series A Convertible Preferred Stock, (4) the exercise of Common Shares Warrant, (5) the exercise of Preferred Shares Warrant, and (6) the conversion of the Senior Secured Convertible Notes. The percentage of the total number of outstanding shares of Common Stock that will be owned by EFHAC Public Stockholders as a group will vary based on the number of Public Shares for which the holders thereof elect to have redeemed in connection with the Business Combination.

The following table sets forth the ownership percentages of the Combined Company upon completion of the Business Combination assuming minimum redemptions, mid-point redemptions and maximum redemptions, including all sources of potential dilution. The ownership percentages reflected in the table are based upon the number of shares of Common Stock and ECD Common Stock outstanding as of June 30, 2023 and are subject to the following additional assumptions:

●	exercise of all Public Warrants and Private Warrants;

●	exercise of all Common Shares Warrant and Preferred Shares Warrant;

●	conversion of all Series A Convertible Preferred Stock;

●	conversion of all Senior Secured Convertible Notes;

●	no issuance of additional securities by EFHAC prior to Closing.

If any of these assumptions are not correct, these share numbers and ownership percentages will be different.

	Assuming Minimum Redemptions		Assuming mid-point Redemptions		Assuming Maximum Redemptions
Equity Capitalization Summary	Shares	%	Shares	%	Shares	%
ECD Securityholders[1]	33,002,259	59.8%	33,002,259	61.4%	33,002,259	63.0%
EFHAC Lender[2]	1,819,209	3.3%	1,819,209	3.4%	1,819,209	3.3%
EFHAC Public Stockholders[3]	16,430,147	29.8%	15,027,619	27.9%	13,625,091	26.0%
Initial Stockholders[4]	3,422,188	6.2%	3,422,188	6.4%	3,422,188	6.5%
EF Hutton	500,000	0.9%	500,000	0.9%	500,000	1.2%
Total common stock	55,173,803	100.0%	53,771,275	100.0%	52,368,747	100.0%

1 Includes 3,900,000 shares of Common Stock convertible from the Series A Convertible Preferred Stock, 1,091,525 shares of Common Stock underlying the Common Shares Warrant, and 2,910,734 shares of Common Stock underlying the Preferred Shares Warrant.

2 Includes 1,819,209 shares of Common Stock convertible from the Senior Secured Convertible Notes.

3 Includes 11,500,000 shares of Common Stock underlying the Public Warrants.

4 Includes 257,500 shares of Common Stock underlying the Private Warrants.

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Q.	What are the effective underwriting fees under the various redemption scenarios?

A.	EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”), the representative of the underwriters in the IPO, are entitled to a deferred underwriting commission upon the closing of the Business Combination of 3.5% of the gross proceeds of the IPO or $4,025,000, which amount is not subject to change based on redemption levels. The following illustrates the effective deferred underwriting fee on a percentage basis for public shares at each redemption level identified below:

	Assuming Minimum Redemptions		Assuming mid-point Redemptions		Assuming Maximum Redemptions
Equity Capitalization Summary	Shares		Shares		Shares
Unredeemed Public Shares	3,492,647	69.6%	2,090,119	81.8%	687,591	94.0%
Effective Underwriting Fee		11.0%		18.4%		56.0%

EFHAC has not received notice from any of the underwriters in the IPO of EFHAC concerning any such underwriters ceasing involvement in EFHAC’s proposed business combination transaction with ECD.

EF Hutton has also agreed to assist EFHAC in connection with raising capital in connection with the proposed business combination. EFHAC and EF Hutton have entered into a written investment banking agreement, pursuant to which EF Hutton shall earn and be paid a fee equal to 8% of all capital raised, expenses not to exceed $100,000 and a non-accountable expense allowance equal to 1% of capital raised. EFHAC also granted EF Hutton a right of first refusal to (i) serve as lead book-running managing underwriter, lead placement agent, lead arranger, lead financial advisor, lead structuring agent, or in any other similar capacity, on EF Hutton’s customary terms, in the event EFHAC otherwise uses (or seeks to retain or use) the services of an investment bank or similar financial advisor to pursue at any time during the term of this Agreement or within twenty-four (24) months after the expiration or termination of this Agreement, a registered, underwritten public offering of equity or debt securities, a private placement of equity securities, other financing or capital raise (including ATM offerings), a merger, acquisition of another company or business, change of control, a sale of the Company, a joint venture, a sale of all or substantially all assets, a securitization of assets, or other similar transaction (regardless of whether the Company would be considered an acquiring party, a selling party or neither in such transaction) and (ii) provide a forward purchase arrangement or similar type of equity line financing.

On October 14, 2023, EFHAC, EF Hutton and ECD entered into a Satisfaction and Discharge Agreement pursuant to which the parties agreed that EF Hutton’s deferred underwriting commission, in the aggregate amount of $4,025,000 and the placement fee EF Hutton is entitled to as a result of the Note Financing, in the aggregate amount of $1,370,000 in exchange for the Combined Company providing EF Hutton: (1) a cash payment in the amount of $500,000 and (2) issuing EF Hutton, or its designees, 500,000 shares of Parent Common Stock. A copy of the Satisfaction and Discharge Agreement, dated October 14, 2023, is attached hereto as Exhibit 10.22 and is incorporated herein.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED BUSINESS COMBINATION AND THE OTHER PROPOSALS — EFHAC STOCKHOLDERS

Q:	Why am I receiving this document?

A:	EFHAC, Merger Sub, and ECD have agreed to the Business Combination under the terms of the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference. The Board is soliciting your proxy to vote for the Business Combination and other Proposals at the EFHAC Special Meeting because you owned Common Stock at the close of business on [●], 2023, the “Record Date” for the EFHAC Special Meeting, and are therefore entitled to vote at the EFHAC Special Meeting. This proxy statement/prospectus summarizes the information that you need to know in order to cast your vote.

Q:	What is being voted on?

A:	Below are the Proposals that the EFHAC stockholders are being asked to vote on:

●	Proposal 1 — To consider and vote upon a proposal to approve and adopt the merger agreement, by and among ECD, ECD UK, Merger Sub and Scott Wallace, as the Securityholder Representative, pursuant to which Merger Sub will merge with and into ECD, with ECD surviving the merger as a wholly-owned subsidiary of EFHAC. In addition, in connection with the consummation of the Business Combination, EFHAC will be renamed “ECD Automotive Design, Inc.” or such other name designated by ECD by notice to EFHAC. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. This proposal is referred to as the “Business Combination Proposal.”

Proposal 2 — To consider and vote upon a proposal to approve an amendment (the “NTA Requirement Amendment”) to the Amended and Restated Certificate of Incorporation of EFHAC, a copy of which is to be attached to this proxy statement/prospectus as Annex B, to expand the methods that EFHAC may employ to not become subject to the “penny stock” rules of the SEC, which we refer to as the “NTA Requirement Amendment Proposal” or “Proposal No. 2”;

●	Proposal 3 — To consider and vote upon a proposal to approve the Second Amended and Restated Certificate of Incorporation of EFHAC, a copy of which is to be attached to this proxy statement/prospectus as Annex C (the “Amended Charter”). This proposal is referred to as the “Charter Amendment Proposal.”

●	Proposal 4 — To consider and vote, on a non-binding advisory basis, upon four separate governance proposals relating to material differences between EFHAC’s Current Charter and the Amended Charter to be in effect upon the completion of the Business Combination in accordance with the requirements of the SEC. These proposals are referred to as the “Advisory Proposals” or “Advisory Proposals 4A-4D.”

●	Advisory Proposal A – to increase the number of shares of common stock that the Combined Company is authorized to issue from 100,000,000 shares to 1,010,000,000 shares, consisting of 1,000,000,000 shares of the Combined Company Common Stock and 10,000,000 shares of preferred stock;

●	Advisory Proposal B – to change the number of classes of directors from one class to three classes with staggered terms;

●	Advisory Proposal C – to change EFHAC’s name to “ECD Automotive Design, Inc.” or such other name designated by ECD by notice to EFHAC; and

●	Advisory Proposal D –to remove the various provisions from the Current Charter applicable only to special purpose acquisition companies.

●	Proposal 5 — To consider and vote upon a proposal to approve, for purposes of complying with Nasdaq Listing Rules 5635 (a) and (b), the issuance of more than 20% of the issued and outstanding shares of the common stock, par value $0.0001 per share, of EFHAC (the “Common Stock”) and the resulting change in control in connection with the Business Combination. This proposal is referred to as the “Nasdaq Proposal.”

●	Proposal 6 — To consider and vote upon a proposal to approve EFHAC’s 2023 Equity Incentive Plan. This proposal is referred to as the “Plan Proposal.”

●	Proposal 7 — To consider and vote upon a proposal to approve the adjournment of the EFHAC Special Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing proposals in the event EFHAC does not receive the requisite stockholder vote to approve the proposals. This proposal is called the “Adjournment Proposal.”

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Q:	What vote is required to approve the Proposals?

A:	Proposal 1 — The Business Combination Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the EFHAC Special Meeting. An abstention will have the effect of a vote “AGAINST” Proposal 1. Broker non-votes will have no effect on the vote for Proposal 1.

Proposal 2 — The NTA Requirement Amendment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Common Stock. Abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal 2.

Proposal 3 — The Charter Amendment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Common Stock. Abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal 3.

Proposal 4 — The Advisory Proposals, being presented as four separate sub-proposals (Proposals 4A–4D), require the affirmative vote of the majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote. Abstentions will have the effect of a vote “AGAINST” Proposals 4A–4D. Broker non-votes will have no effect on the vote for Proposals 4A–4D.

Proposal 5 — The Nasdaq Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the EFHAC Special Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 5. Broker non-votes will have no effect on the vote for Proposal 5.

Proposal 6 — The Plan Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the EFHAC Special Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 6. Broker non-votes will have no effect on the vote for Proposal 6.

Proposal 7 — The Adjournment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the EFHAC Special Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 7. Broker-non votes have no effect on the vote for Proposal 7.

Q:	Are any of the Proposals conditioned on one another?

A:	The Business Combination Proposal is conditioned upon the approval of Proposals 2, 3 and 5. Proposals 2, 3, 4 and 5 are dependent upon approval of the Business Combination Proposal. It is important for you to note that in the event that our stockholders do not approve the Business Combination Proposal, EFHAC will not consummate the Business Combination. If EFHAC does not consummate the Business Combination and fails to complete an initial business combination by November 13, 2023 (or by March 13, 2024 if the time to complete its initial business combination has been extended in accordance with its Certificate of Incorporation), EFHAC will be required to dissolve and liquidate, unless we seek stockholder approval to amend our Certificate of Incorporation to extend the date by which the Business Combination may be consummated.

Q:	How will the Initial Stockholders vote?

A:	Pursuant to a letter agreement, the Initial Stockholders agreed to vote their respective shares of Common Stock acquired by them prior to the IPO and any shares of Common Stock purchased by them in the open market after the IPO in favor of the Business Combination Proposal and related proposals (“Letter Agreement”). In addition, in connection with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Support Agreement with ECD pursuant to which it agreed to vote all shares of Common Stock beneficially owned by it in favor of the Business Combination Proposal. As of [●], 2023, a total of [●] shares of Common Stock or approximately [●]% of the outstanding shares were subject to the Letter Agreement and the Sponsor Support Agreement. As a result, only [●] shares of Common Stock held by the public stockholders will need to be present by virtual attendance or by proxy to satisfy the quorum requirement for the EFHAC Special Meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the then outstanding shares of Common Stock present and entitled to vote at the EFHAC Special Meeting, assuming only the minimum number of shares of Common Stock to constitute a quorum is present, only [●] shares of Common Stock or approximately [●]% of the outstanding shares of the Common Stock held by the public stockholders must vote in favor of the Business Combination Proposal for it to be approved.

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Q:	How many votes do I and others have?

A:	You are entitled to one vote for each share of Common Stock that you held as of the Record Date. As of the close of business on the Record Date, there were [●] outstanding shares of Common Stock.

Q:	Do any of EFHAC’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:	In considering the recommendation of the Board to approve the Merger Agreement, EFHAC stockholders should be aware that certain EFHAC executive officers and directors may be deemed to have interests in the Business Combination that are different from, or in addition to, those of EFHAC stockholders generally, including:

●	The Initial Stockholders have waived their right to redeem any Public Shares in connection with a stockholder vote to approve a proposed initial business combination or sell any Public Shares to EFHAC in a tender offer in connection with a proposed initial business combination, or to receive distributions with respect to any Public Shares upon the liquidation of the Trust Account if EFHAC is unable to consummate a business combination. This waiver of redemption rights by the Initial Stockholders was made at the time that the founder shares were purchased in exchange for the purchase price of the founder shares and for no additional consideration. If EFHAC does not complete an initial business combination, such as the Business Combination, by November 13, 2023 (or by March 13, 2024 if the period of time to complete the initial business combination has been extended to the fullest extent), it will be required to dissolve and liquidate. In such event, the 2,875,000 founder shares currently held by the Initial Stockholders, which they acquired prior to the IPO, will be worthless because such holders have agreed to waive their rights to any liquidation distributions. The Initial Stockholders purchased the founder shares for an aggregate purchase price of $25,000, or less than $0.01 per share. Accordingly, the Initial Stockholders will receive a positive rate of return so long as the market price of the Common Stock is at least $0.01 per share, even if public stockholders experience a negative rate of return in the Combined Company.

●	If EFHAC does not complete an initial business combination, such as the Business Combination, by November 13, 2023 (or by March 13, 2024 if the period of time to complete the initial business combination has been extended to the fullest extent), the common stock, warrants and the rights included as part of the 257,500 Private Units that the Sponsor purchased for a total purchase price of $2,575,000 will be worthless. Such common stock had an aggregate market value of approximately $[●] based on the closing price of EFHAC common stock of $[●] on Nasdaq as of [●], 2023, such Private Warrants had an aggregate market value of approximately $[●] based on the closing price of EFHAC Warrants of $[*] on Nasdaq as of [●], such rights had an aggregate market value of approximately $[●] based on the closing price of EFHAC Rights of $[●] on Nasdaq as of [●], 2023, such Private Units had an aggregate market value of approximately $[●] based on the closing price of Units of $[●] on Nasdaq as of [●], 2023.

●	The Initial Stockholders, including the Sponsor and its affiliates, could benefit from the completion of a business combination that is not favorable to its public stockholders and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate. If a business combination is not completed within the Combination Period, the Initial Stockholders will lose a combined aggregate amount of approximately $[●] million based on the closing price of the EFHAC common stock at $[●] per share and $[●] per Unit on [●], 2023. For example, if the share price of the EFHAC common stock declined to $5.00 per share after the close of the business combination, EFHAC’s public stockholders who purchased shares in the IPO, would have a loss of $5.00 per share, while the Sponsor would have a gain of $4.99 per share because it acquired the founder shares for a nominal amount. In other words, the Initial Stockholders can earn a positive rate of return on their investment even if public stockholders experience a negative rate of return in the Combined Company.

●	If the Business Combination is not completed, the Initial Stockholders will not have the potential ownership interest of approximately [●]% (assuming no redemption) or [●]% (assuming maximum redemption) in the Combined Company.

●	In order to extend EFHAC’s time to complete a business combination by up to an additional nine months as provided in the Current Charter, the Sponsor or its affiliates or designees must deposit into the Trust Account the lesser of $80,000 and $0.04 for each outstanding share of common stock sold in EFHAC’s IPO for each one-month extension. If the Business Combination is consummated by the extended deadlines, the amount deposited in the Trust Account will be repaid. However, if the Business Combination is not consummated by the extended deadline, the amount deposited will not be repaid unless there are funds available outside the Trust Account to do so and will be included in the liquidation distribution to EFHAC stockholders.

●	The Sponsor and EFHAC’s officers and directors and their affiliates are entitled to reimbursement of reasonable out-of-pocket expenses incurred by them related to identifying, investigating and completing an initial business combination. There is no limit on the amount of out-of-pocket expenses reimbursable by EFHAC. However, to the extent that such expenses exceeded the available proceeds not deposited in the trust account and the interest income earned on the amounts held in the trust account available), the Sponsor and EFHAC’s officers and directors and their affiliates will not receive reimbursement for any out-of-pocket expenses incurred by them unless EFHAC consummates an initial business combination. As of the date of this proxy statement/prospectus, the Sponsor and EFHAC’s officers and directors and their affiliates have not had any unpaid reimbursable expenses.

●	The exercise of EFHAC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

These interests may influence the Board in making their recommendation that you vote in favor of the approval of the Business Combination. In addition to the foregoing, EFHAC’s Current Charter excludes the corporate opportunity doctrine, and any other analogous doctrine, from applying to directors and officers of EFHAC unless such corporate opportunity is offered to a director or officer solely in his or her capacity as a director or officer of EFHAC and such opportunity is one EFHAC is legally and contractually permitted to undertake and would otherwise be reasonable for EFHAC to pursue. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in EFHAC’s Current Charter did not impact its search for an acquisition target and EFHAC was not prevented from reviewing any opportunities as a result of such waiver.

Other than as described above, EFHAC’s officers and directors and their respective affiliates have no interest in, or affiliation with, ECD.

Q:	Are there any arrangements to help ensure that EFHAC will have sufficient funds, together with the proceeds in its Trust Account, to consummate the Business Combination?

A:	Pursuant to EFHAC’s current Certificate of Incorporation, EFHAC may not consummate the Business Combination unless it has net tangible assets of at least $5,000,001 upon consummation of the Business Combination. In the maximum redemption scenario, on a pro forma combined basis, we estimate that EFHAC’s net tangible assets would be $5.0 million. EFHAC may enter into agreements with holders of Public Shares in which the holders agree to not redeem their Public Shares so as to ensure that the net tangible assets test is satisfied. This proxy statement/prospectus, includes a proposal for the EFHAC stockholders to consider and vote upon a proposal to approve an amendment to the Amended and Restated Certificate of Incorporation of EFHAC, a copy of which is to be attached to this proxy statement/prospectus as Annex B, to expand the methods that EFHAC may employ to not become subject to the “penny stock” rules of the Securities and Exchange Commission, which we refer to as the “NTA Requirement Amendment Proposal.” If the NTA Requirement Amendment Proposal is approved, EFHAC will not be required to have at least $5,000,001 upon consummation of the Business Combination.

Q:	When and where is the EFHAC Special Meeting?

A:	The EFHAC Special Meeting will take place at [●], on [●], 2023, at [●] a.m.

Q:	Who may vote at the EFHAC Special Meeting?

A:	Only holders of record of Common Stock as of the close of business on [●], 2023 may vote at the EFHAC Special Meeting of stockholders. As of [●], there were [●] shares of Common Stock outstanding and entitled to vote. Please see “The EFHAC Special Meeting — Record Date; Who is Entitled to Vote” for further information.

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Q:	What is the quorum requirement for the EFHAC Special Meeting?

A:	Stockholders representing a majority of the shares of Common Stock issued and outstanding as of the Record Date and entitled to vote at the EFHAC Special Meeting must be present by virtual attendance or represented by proxy in order to hold the EFHAC Special Meeting and conduct business. This is called a quorum. Shares of Common Stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, stockholders representing a majority of the votes present in person or represented by proxy at such meeting may adjourn the meeting until a quorum is present.

Q:	Am I required to vote against the Business Combination Proposal in order to have my Public Shares redeemed?

A:	No. You are not required to vote against the Business Combination Proposal in order to have the right to demand that EFHAC redeem your Public Shares for cash equal to your pro rata share of the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable). These rights to demand redemption of Public Shares for cash are sometimes referred to herein as “redemption rights.” If the Business Combination is not completed, holders of Public Shares electing to exercise their redemption rights will not be entitled to receive such payments and their shares of Common Stock will be returned to them.

Q:	How do I exercise my redemption rights?

A:	If you are a public stockholder and you seek to have your Public Shares redeemed, you must: (i) demand, no later than [●] p.m., Eastern Time on [●], 2023 (at least two business days before the EFHAC Special Meeting), that EFHAC redeem your shares into cash; and (ii) submit your request in writing to Continental, at the address listed at the end of this section and deliver your shares to Continental physically or electronically using The Depository Trust Company’s (“DTC”) DWAC (Deposit/Withdrawal at Custodian) System at least two business days before the EFHAC Special Meeting.

Any corrected or changed written demand of redemption rights must be received by Continental two business days before the EFHAC Special Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days before the EFHAC Special Meeting.

Holders of outstanding Units must separate the underlying securities into one Public Share, one Warrant and one Right for each Unit, prior to exercising redemption rights with respect to the Public Shares. Holders of Units who separate the underlying securities will continue to hold the remaining one Warrant and one Right.

Assuming that 100% or 3,492,647 Public Shares held by public stockholders were redeemed, the 11,500,000 retained outstanding Public Warrants would have had an aggregate market value of approximately $[●] million on [●], 2023 based on the closing price of the Public Warrants on the Nasdaq of $[●] per Warrant and the 11,500,000 retained outstanding public Rights would have had an aggregate market value of approximately $[●] million on [●], 2023 based on the closing price of the Rights on the Nasdaq of $[●] per Right.

If a holder exercises his/her/its redemption rights with respect to all of the holder’s Public Shares, then such holder will be exchanging his/her/its Public Shares for cash and will no longer own shares of the Combined Company other than shares received in connection with the Rights. Such a holder will be entitled to receive cash for his/her/its Public Shares only if such holder properly demands redemption and delivers his/her/its Public Shares (either physically or electronically) to Continental in accordance with the procedures and time limits described herein. Please see the section titled “The EFHAC Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

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EFHAC stockholders may seek to have their Public Shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of Common Stock as of the Record Date. Any public stockholder who holds shares of Common Stock on or before [●], 2023 (two business days before the EFHAC Special Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

The actual per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable), divided by the number of shares of Common Stock underlying the EFHAC Units sold in the IPO. Public stockholders who redeem their Public Shares for their share of the Trust Account still have the right to continue to hold any Warrants and Rights they hold outside of such Public Shares. Please see the section titled “The EFHAC Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your shares of Common Stock for cash.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:	In the event that a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) elects to redeem its Common Stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Common Stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances of each particular U.S. Holder at the time such U.S. Holder exercises his, her, or its redemption rights. If the redemption qualifies as a sale or exchange of the Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock redeemed exceeds one year. The deductibility of capital losses is subject to limitations. See “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights” for a more detailed discussion of the U.S. federal income tax consequences of a U.S. Holder electing to redeem its Common Stock for cash.

Q:	What do I need to do now?

A:	We urge you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How can I vote?

A:	If you are a stockholder of record, you may vote online at the virtual EFHAC Special Meeting or vote by proxy using the enclosed proxy card, the Internet or telephone. Whether or not you plan to participate in the EFHAC Special Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have already voted by proxy, you may still attend the virtual EFHAC Special Meeting and vote online, if you choose.

To vote online at the virtual EFHAC Special Meeting, follow the instructions below under “How may I participate in the virtual EFHAC Special Meeting?”

To vote using the proxy card, please complete, sign and date the proxy card and return it in the prepaid envelope. If you return your signed proxy card before the EFHAC Special Meeting, we will vote your shares as you direct.

To vote via the telephone, you can vote by calling the telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.

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To vote via the Internet, please go to [●] and follow the instructions. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m. Eastern Time on [●], 2023. After that, telephone and Internet voting will be closed, and if you want to vote your shares, you will either need to ensure that your proxy card is received before the date of the EFHAC Special Meeting or attend the virtual EFHAC Special Meeting to vote your shares online.

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

If you plan to vote at the virtual EFHAC Special Meeting, you will need to contact Continental at the phone number or email below to receive a control number and you must obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of Common Stock you held as of the Record Date, your name and email address. You must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the EFHAC Special Meeting for processing your control number.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the EFHAC Special Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental. Requests for registration should be directed to ( )-[●]-[●] or email proxy@continentalstock.com. Requests for registration must be received no later than [●] p.m., Eastern Time, on [●], 2023.

You will receive a confirmation of your registration by email after we receive your registration materials. We encourage you to access the EFHAC Special Meeting prior to the start time leaving ample time for the check in.

Q:	How may I participate in the virtual EFHAC Special Meeting?

A.	If you are a stockholder of record as of the Record Date for the EFHAC Special Meeting, you should receive a proxy card from Continental, containing instructions on how to attend the virtual EFHAC Special Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at 917-[●]-[●] or email proxy@continentalstock.com.

You can pre-register to attend the virtual EFHAC Special Meeting starting on [●], 2023. Go to http://[●], enter the control number found on your proxy card you previously received, as well as your name and email address. Once you pre-register you can vote [or enter questions in the chat box]. At the start of the EFHAC Special Meeting you will need to re-log into http://[●] using your control number.

If your shares are held in street name, and you would like to join and not vote, Continental will issue you a guest control number. Either way, you must contact Continental for specific instructions on how to receive the control number. Please allow up to [48] hours prior to the EFHAC Special Meeting for processing your control number.

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Q:	Who can help answer any other questions I might have about the virtual EFHAC Special Meeting?

A.	If you have any questions concerning the virtual EFHAC Special Meeting (including accessing the meeting by virtual means) or need help voting your shares of Common Stock, please contact Continental at 917-[●]-[●] or by email at [●].

The Notice of EFHAC Special Meeting, proxy statement/prospectus and form of Proxy Card are available at: [●].

Q:	If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:	No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any Proposal for which your broker does not have discretionary authority to vote. If a Proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the Proposal without receiving voting instructions from you. If a Proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the Proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Each of the Proposals to be presented at the EFHAC Special Meeting is a non-discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the Proposals. A broker non-vote would have the same effect as a vote against the NTA Requirement Amendment Proposal or the Charter Amendment Proposal and will have no effect on the Business Combination Proposal.

Q:	What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:	EFHAC will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for the purposes of determining whether a quorum is present at the EFHAC Special Meeting. For purposes of approval, an abstention on any proposals will have the same effect as a vote “AGAINST” such proposal.

Q:	If I am not going to attend the EFHAC Special Meeting, should I return my proxy card instead?

A.	Yes. Whether you plan to attend the EFHAC Special Meeting virtually or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	How can I submit a proxy?

A.	You may submit a proxy by (a) visiting [●] and following the on screen instructions (have your proxy card available when you access the webpage), (b) calling toll-free [●] in the U.S. or [●] from foreign countries from any touch-tone phone and follow the instructions (have your proxy card available when you call), or (c) submitting your proxy card by mail by using the enclosed self-addressed, stamped envelope.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the EFHAC Special Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the virtual EFHAC Special Meeting in person and casting your vote or by voting again by the telephone or Internet voting options described below, or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the EFHAC Special Meeting. If you hold your shares of Common Stock through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of voting instructions. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

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Advantage Proxy

P.O. Box 13581

Des Moines, WA 98198

Toll Free: 877-870-8565

Collect: 206-870-8565

Unless revoked, a proxy will be voted at the virtual EFHAC Special Meeting in accordance with the stockholder’s indicated instructions. In the absence of instructions, proxies will be voted FOR each of the Proposals.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Common Stock represented by your proxy will be voted in favor of each proposal. Proxy cards that are returned without a signature will not be counted as present at the EFHAC Special Meeting and cannot be voted.

Q:	Should I send in my share certificates now to have my shares of Common Stock redeemed?

A:	EFHAC stockholders who intend to have their Public Shares redeemed should send their certificates to Continental at least two business days before the EFHAC Special Meeting. Please see “The EFHAC Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Q:	Who will solicit the proxies and pay the cost of soliciting proxies for the EFHAC Special Meeting?

A:	EFHAC will pay the cost of soliciting proxies for the EFHAC Special Meeting. EFHAC has engaged Advantage Proxy to assist in the solicitation of proxies for the EFHAC Special Meeting. EFHAC has agreed to pay Advantage Proxy a fee of $[●], plus disbursements, and will reimburse Advantage Proxy for its reasonable out-of-pocket expenses and indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages, and expenses. EFHAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	What happens if I sell my shares before the EFHAC Special Meeting?

A:	The Record Date for the EFHAC Special Meeting is earlier than the date of the EFHAC Special Meeting, as well as the date that the Business Combination is expected to be consummated. If you transfer your shares of Common Stock after the Record Date, but before the EFHAC Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the EFHAC Special Meeting, but will transfer ownership of the shares and will not hold an interest in EFHAC after the Business Combination is consummated.

Q:	Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the Business Combination and other transactions contemplated by the Merger Agreement that are discussed in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 32 of this proxy statement/prospectus.

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Q:	May I seek statutory appraisal rights or dissenter rights with respect to my EFHAC shares?

A:	No. Appraisal rights are not available to holders of shares of Common Stock in connection with the proposed Business Combination. For additional information, see the section titled “Proposal 1 – The Business Combination Proposal — Appraisal and Dissenters’ Rights.”

Q:	What happens if the Business Combination is not consummated?

A:	On June 1, 2023, EFHAC’s stockholders approved an amendment to EFHAC’s amended and restated certificate of incorporation extending the date by which EFHAC has to consummate a business combination up to nine times, each by an additional one-month, from June 13, 2023 to March 13, 2024 by depositing into the Trust Account the lesser of $80,000 and $0.04 for each outstanding share of common stock sold in EFHAC’s IPO for each one-month extension. On June 1, 2023, EFHAC filed such amendment to EFHAC’s amended and restated certificate of incorporation with the Delaware Secretary of State. EFHAC has extended the date by which it has to consummate a business combination for two additional months. If EFHAC does not consummate the Business Combination by November 13, 2023 (or by March 13, 2024 if the time to complete its initial business combination has been extended in accordance with its Certificate of Incorporation), then pursuant to Article VI its current Amended and Restated Certificate of Incorporation, EFHAC’s officers must take all actions necessary in accordance with the Delaware General Corporation Law (the “DGCL”) to dissolve and liquidate EFHAC as soon as reasonably possible. Following dissolution, EFHAC will no longer exist as a company. In any liquidation, the funds held in the Trust Account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets, will be distributed pro-rata to holders of shares of Common Stock who acquired such shares in the IPO or in the aftermarket. The estimated consideration that each share of Common Stock would be paid at liquidation would be approximately $[●] per share for stockholders based on amounts on deposit in the Trust Account as of [●], 2023. The closing price of the Common Stock on Nasdaq as of [●], 2023 was $[●]. The Initial Stockholders waived the right to any liquidation distribution with respect to any shares of Common Stock held by them at the time that the founder shares were purchased for no additional consideration.

Q:	What happens to the funds deposited in the Trust Account following the Business Combination?

A:	Following the Closing, holders of Public Shares exercising redemption rights will receive their per share redemption price out of the funds in the Trust Account. The balance of the funds will be released to the Combined Company to pay expenses associated with the Business Combination and to fund working capital needs of the Combined Company. As of [●], 2023, there was approximately $[●] in the Trust Account. EFHAC estimates that approximately $[●] per outstanding Public Share will be paid to the public stockholders exercising their redemption rights.

Q:	Who can help answer my questions?

A:	If you have questions about the Proposals to be presented at the EFHAC Special Meeting or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact EFHAC’s proxy solicitor at:

Advantage Proxy

P.O. Box 13581

Des Moines, WA 98198

Toll Free: 877-870-8565

Collect: 206-870-8565

You may also obtain additional information about EFHAC from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSED BUSINESS COMBINATION — ECD SECURITY HOLDERS

Q:	Why am I receiving this document?

A:	EFHAC, Merger Sub, and ECD have agreed to the Business Combination under the terms of the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference. While approval of the Merger Agreement by ECD’s stockholders is required, holders of ECD Preferred Stock have sufficient voting power to approve, and have approved, the Merger Agreement. This document constitutes an information statement of ECD with respect to the Merger Agreement and the Business Combination as required by Section 14(c) of the Exchange Act. In addition, the Merger Agreement provides that shares of ECD Common Stock and Preferred Stock, and the ECD Warrants that are not redeemed for cash, will be converted into the right to receive Common Stock. This constitutes an offer by EFHAC of the shares of Common Stock that will be issued in the Business Combination in exchange for the outstanding shares of ECD Common Stock and ECD Preferred Stock and the ECD Warrants outstanding as of the Effective Time, and this document is a prospectus of EFHAC with respect to EFHAC’s offer and issuance of such shares of Common Stock. As a security holder of ECD, you are being offered such shares of Common Stock in connection with the Business Combination, and that is also why you are receiving this proxy statement/prospectus.

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Q:	What do I need to do now? Do I need to vote?

A:	A majority of Common Stock held by the ECD Securityholders have already approved the Merger Agreement, and the other ECD Securityholders are not being asked to vote on the Merger Agreement, the Business Combination, or any other matter. Therefore, there is nothing you need to do now, but we do suggest that you read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, to understand how the Business Combination will affect you.

Q:	Why did the ECD Board agree to the Business Combination?

A:	ECD requires additional capital to expand its business and otherwise carry out its current business plan. The Business Combination will provide ECD with an immediate source of additional capital as well as increased access to the U.S. capital markets as a result of the anticipated listing of the Combined Company Common Stock on Nasdaq.

Q:	Is the Business Combination Expected to be Taxable to ECD Securityholders?

A:	The material U.S. federal income tax considerations that may be relevant to ECD Securityholders in respect of the Business Combination are discussed in more detail in the section titled “Material U.S. Federal Income Tax Consequences —U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of ECD Common Stock”. The discussion of the U.S. federal income tax consequences contained in this proxy statement/consent solicitation statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all of the U.S. federal income tax considerations that are applicable to you in respect of the Business Combination, nor does it address any tax considerations arising under U.S. state or local or non-U.S. tax laws.

Q:	What happens if the Business Combination is not consummated?

A:	If EFHAC and ECD do not complete the Business Combination, ECD will remain an independent company and you, as the ECD Securityholders, will continue to own all of the shares of ECD Common Stock that you currently own.

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SUMMARY

This summary highlights selected information from this proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, EFHAC encourages you to read carefully this entire proxy statement, including the Merger Agreement attached as Annex A. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights in the Business Combination.

Unless otherwise specified, all share calculations assume no exercise of the redemption rights by EFHAC’s stockholders.

The Parties to the Business Combination

EF Hutton Acquisition Corporation I

EF Hutton Acquisition Corporation I is a blank check company incorporated as a Delaware corporation on March 3, 2021. EFHAC was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

EFHAC’s principal executive offices are located at 24 Shipyard Drive, Suite 102, Hingham, MA 02043 and its telephone number is (929) 528-0767.

EFHAC Merger Sub, Inc.

EFHAC Merger Sub, Inc. is a Florida corporation formed on February 28, 2023, as a wholly-owned subsidiary of EFHAC for the sole purpose of effecting the Business Combination.

Merger Sub’s principal executive offices are located at 24 Shipyard Drive, Suite 102, Hingham, MA 02043 and its telephone number is (929) 528-0767.

Humble Imports Inc.

Humble Imports Inc, d/b/a ECD Auto Design (“ECD” or the “Company”), is a Florida corporation formed on March 6, 2013.

ECD is a creator of restored luxury vehicles. ECD’s work focuses on the highest quality customer experience and its vehicles aim to combine classic English beauty with modern performance. Each vehicle produced by ECD is fully bespoke, a one-off that is designed by the client through an immersive luxury design experience and hand-built from the ground up in 2,200 hours by craftsmen who are master-certified by the National Institute for Automotive Service Excellence (the “ASE”). With the client at the center of the design process, designers work with the client and then configure each build, from the engine, the color, the seating, the stitching, the electronics and the cosmetic finishes. ECD’s headquarters, known as the “Rover Dome,” is a 100,000-square-foot facility located in Kissimmee, FL that is home to 65 employees, including 60 talented craftsmen and technicians, who combined hold 61 certifications by the ASE, and 5 master level certifications.

In July 2021, two of our founders, Emily Humble and Thomas Humble, opened ECD UK, an affiliated entity of ECD. ECD UK acts as our UK logistic center, and it sources vehicles that meet our standards and specific budget. ECD UK purchases such vehicles and ships them to ECD’s facility in Florida. ECD UK also assists in sourcing rare, obsolete or special parts required in ECD’s build process. We fund, on a monthly basis, the costs of those vehicles and parts, as well as ECD UK’s operating expenses, including rent and payroll. ECD UK currently has four (4) full-time employees and one (1) sub-contractor in the UK. Our affiliation with ECD UK enables us to control our process from the sourcing of the base vehicles to the delivery of the customized product to the customer. On June 7, 2023, we consummated the UK Contribution through a Stock Purchase Agreement, dated June 7, 2023 (the “UK SPA”), by and between Emily Jayne Humble, ECD Auto Design UK, Ltd. and Humble Imports Inc. d/b/a ECD Auto Design. Pursuant to the UK SPA, ECD acquired 100% of the ordinary shares issued by ECD UK, and now ECD UK is a wholly owned subsidiary of ECD. A copy of the UK SPA is attached as Exhibit 10.14 hereto and is incorporated herein by reference.

ECD’s principal executive offices are located at 4930 Industrial Lane, Kissimmee, FL 34758, and its telephone number is (407) 483-4825.

The Merger Agreement

On March 3, 2023, EF Hutton Acquisition Corporation I (the “EFHAC” or the “Parent”) entered into a Merger Agreement with ECD, ECD UK, and Merger Sub and Scott Wallace, as the Securityholder Representative, pursuant to which Merger Sub will merge with and into the Company with the Company as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the “Merger”). In connection with the Merger, the Parent will change its name to “ECD Automotive Design, Inc.” or such other name designated by the Company by notice to Parent. The Board of Directors of the Registrant (the “Board”) has unanimously (i) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby, and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of EFHAC. On October 14, 2023, the Parent, the Company, ECD UK, Merger Sub and Scott Wallace, as the Securityholder Representative entered into an amendment to the Merger Agreement. A copy of the Merger Agreement and the First Amendment to the Merger Agreement, dated as of October 14, 2023 is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Company Securities

Merger Consideration. At the closing of the Merger, the Parent will issue 25.1 million shares of its common stock, par value $0.0001 per share (the “Parent Common Stock”) to the ECD Securityholders, as further described in the Merger Agreement. Parent will also pay the ECD Initial Securityholders a cash payment of $2,000,000 as consideration for the Merger.

Note Financing

Parent and the Company shall use commercially reasonable efforts to close the Note Financing in connection with the Business Combination.

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Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (i) entity organization, good standing and qualification, (ii) capital structure, (iii) authorization to enter into the Merger Agreement, (iv) compliance with laws and permits, (v) taxes, (vi) financial statements and internal control over financial reporting, (vii) real and personal property, (viii) material contracts, (ix) environmental matters, (x) absence of changes, (xi) employee matters, (xii) litigation, and (xiii) brokers and finders.

Covenants

The Merger Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Merger and efforts to satisfy conditions to consummation of the Merger. The Merger Agreement also contains additional covenants of the parties, including, among others, covenants providing for the Registrant and the Company to use reasonable best efforts to cooperate in the preparation of the Registration Statement and Proxy Statement (as each such term is defined in the Merger Agreement) required to be filed in connection with the Merger and to obtain all requisite approvals of their respective stockholders including, in the case of the Registrant, approvals of the restated certificate of incorporation, the post-closing board of directors and the share issuance under Nasdaq rules. The Registrant has also agreed to include in the Proxy Statement the recommendation of its board that stockholders approve all of the proposals to be presented at the special meeting.

Exclusivity

Each of the Registrant and the Company has agreed that from the date of the Merger Agreement to the earlier of the closing of the Merger and the termination of the Merger Agreement, neither the Company nor the Parent will: (i) encourage, solicit, initiate, engage or participate in negotiations with any party concerning any alternative transaction, (ii) take any other action intended or designed to facilitate the efforts of any person relating to a possible alternative transaction or (iii) approve, recommend or enter into any alternative transaction or any contract or agreement related to any alternative transaction.

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Conditions to Closing

The consummation of the Merger is conditioned upon customary closing conditions including: (i) no authority having enacted, issued, promulgated, enforced or entered any law or order which is then in effect that makes the transactions contemplated by the Merger Agreement illegal or otherwise prohibits consummation of such transactions; (ii) no legal action having been commenced or asserted in writing (and not orally) by any authority to enjoin or otherwise materially restrict the consummation of the Closing; (iii) the approval of the Merger Agreement by the requisite vote of the stockholders of the Company; (iv) each of the Required Parent Proposals (as defined in the Merger Agreement) having been approved at Parent’s stockholder meeting; (v) the combined company’s initial listing application filed with Nasdaq in connection with the Merger having been approved; (vi) the Form S-4 filed by the Registrant relating to the Merger Agreement and the Merger will have been declared effective and no stop order suspending the effectiveness of the Form S-4 will have been issued by the SEC that remains in effect and no proceeding seeking such a stop order will have been initiated by the SEC and not withdrawn; (vii) the Parent Closing Cash shall equal or exceed $65,000,000, (viii) each party having performed or complied with the provisions of the Merger Agreement applicable to it, subject to agreed-upon standards; (ix) the truth and accuracy of each party’s representations and warranties included in the Merger Agreement, subject to agreed-upon standards; (x) the absence of any material adverse effect with respect to a party to the Merger Agreement; (xi) the receipt of a certificate, dated as of the Closing, signed by the respective Chief Executive Officer certifying the compliance with various closing conditions; (xii) the execution by the relevant party or parties of all ancillary documents; (xiii) the Company will have delivered to Parent a duly executed certificate conforming to the requirements of Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the United States Treasury regulations, and a notice to be delivered to the United States Internal Revenue Service as required under Section 1.897-2(h)(2) of the United States Treasury regulations, each dated no more than 30 days prior to the Closing Date and in form and substance reasonable acceptable to Parent; (xiv) no more than 5% of the issued and outstanding shares of Company Capital Stock having exercised dissenters’ rights of appraisal; (xv) the Company having provided each Company Consent set forth on Schedule 4.8 of the Merger Agreement; (xvi) the Company having delivered to Parent the financial statements required to be included in the Parent’s SEC Documents and the 2022 Audited Financial Statements prior to June 30, 2023; (xvii) each Company Securityholder listed on Schedule 7.4(a) of the Merger Agreement will have entered into a Company Lock-Up Agreement with respect to such Company Securityholder’s Merger Consideration Shares (as defined in the Merger Agreement); (xviii) the UK Contribution has been completed in accordance with the terms set forth in this Agreement; (xviii) the Amended Parent Charter will have been filed with the Delaware Secretary of State and become effective; (xix) the Company will have received a certificate, dated as of the Closing Date, from the Secretary of each of Parent and Merger Sub certifying certain matters; (xx) Parent will have received a certificate from the Company’s Secretary, dated as of the Closing Date certifying to certain matters; (xxi) each of Parent, Sponsor or other stockholder of Parent, as applicable, will have executed and delivered to the Company a copy of each Additional Agreement to which Parent, Sponsor or such other stockholder of Parent, as applicable, is a party; (xxii) the receipt by the Company of the resignations of the Registrant’s directors; and (xxiii) the post-Effective Time Parent Board of Directors and Company Board of Directors being in compliance with the size and composition requirements of the Merger Agreement.

Termination

The Merger Agreement may be terminated at any time prior to the Closing as follows: (i) by the Parent or the Company, in the event that (a) the Closing of the transactions has not occurred by November 13, 2023 (such date, the “Outside Closing Date”); (ii) if any authority has issued an order or enacted a law, having the effect of making the transactions contemplated by the Merger Agreement illegal or otherwise permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement, which order or law is final and non-appealable; provided that, the actions of the party seeking to terminate was not a substantial cause of, or substantially resulted in, such action by such authority; (iii) by mutual written consent of the parties; (iv) by either the Parent or the Company if the other has breached any representation, warranty, agreement or covenant contained in the Merger Agreement such that the conditions to Closing cannot be satisfied and such breach cannot be cured by the earlier of 30 days following receipt of written notice of such breach and the Outside Closing Date; and (v) by the Registrant, if: (a) at any time after the Company Stockholder Written Consent Deadline (as defined in the Merger Agreement) the Company has not received the Company Stockholder Approval.

Certain Related Agreements

Company Support Agreement

Concurrent with the execution of the Merger Agreement, certain stockholders of the Company entered into a Company Stockholder Support Agreement with the Registrant and the Company in which each such stockholder agreed to vote their shares of Company Capital Stock in favor of the Merger Agreement and the transactions contemplated thereby. Stockholders also agreed to waive any rights of appraisal, dissenter’s rights, and any similar rights under applicable law and not to sell or otherwise transfer any of their shares of Company Capital Stock unless the buyer, assignee, or transferee thereof executes a joinder agreement to the Company Stockholder Support Agreement.

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Parent Support Agreement

Concurrent with the execution of the Merger Agreement, EF Hutton Partners, LLC (the “Sponsor”) and the pre-IPO investors in the Parent, entered into a Parent Stockholder Support Agreement with the Company and the Registrant in which the Sponsor and the pre-IPO investors in the Parent agreed to (i) not transfer any shares or redeem any shares of Parent Common Stock held by it unless the buyer, assignee, or transferee thereof executes a joinder agreement to the Parent Stockholder Support Agreement and (ii) to vote in favor of the adoption of the Merger Agreement and the other proposals to be presented at the special meeting of stockholders at which the Merger Agreement and related proposals are considered.

Additional Agreements to be Executed prior to Closing

Company Lock-up Agreement

The Merger Agreement provides that the Registrant, the Company and certain Company stockholders will enter into a lock-up agreement (the “Company Lock-Up Agreement”), pursuant to which such Company stockholders will agree, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Parent Common Stock they receive in the Merger (the “Company Lock-Up Shares”), (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Company Lock-Up Shares, (iv) publicly disclose the intention to effect any transaction specified in clause (i) or (iii), or (v) engage in any short sales with respect to any security of Parent, until the date that is six months after the date on which the Effective Time occurs.

Sponsor Lock-up Agreement

The Merger Agreement provides that the Registrant, the Company and the Sponsor will enter into a sponsor lock-up agreement (the “Sponsor Lock-Up Agreement”), pursuant to which the Sponsor will not (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Parent Common Stock held by them at the Effective Time (such shares, together with any securities convertible into or exchangeable for or representing the rights to receive shares of Parent Common Stock as of the Effective Time, the “Sponsor Lock-Up Shares”), (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Sponsor Lock-up Shares, (iv) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or (v) engage in any short sales with respect to any security of the Parent, until the date that is six months after the date on which the Effective Time occurs.

Restrictive Covenant Agreement

Prior to Closing, Parent, the Company, and each of the Company Stockholders will enter into a restrictive covenant agreement (the “Restrictive Covenant Agreement”), pursuant to which the Company Stockholder acknowledges and agrees to certain non-compete and non-solicitation covenants for the benefit of the Company and the surviving company after the Merger.

Amended and Restated Registration Rights Agreement

Prior to Closing, Parent, the Company, certain holders of Company Common Stock, certain shareholders of Parent Common Stock, and the holders of the private units of Parent will enter into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”) pursuant to which, among other things, Parent will provide the above holders with certain rights relating to the registration for resale of the Parent Common Stock that they will receive at Closing.

Management Post-Closing

Effective as of the Closing, the Combined Company’s Board of Directors will consist of seven (7) directors as follows: Benjamin Piggott, Thomas Wood, Scott Wallace, Thomas Humble, and Emily Humble (collectively, the “Core Directors’), and Robert Machinist and Patrick Lavelle, four (4) of whom shall qualify as “Independent Directors” under Nasdaq Rule 5605(a)(2).

See “Directors and Executive Officers of the Combined Company After the Business Combination — Directors and Executive Officers” for additional information.

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Voting Securities

As of the Record Date, there were [●] shares of Common Stock issued and outstanding. Only EFHAC stockholders who hold shares of Common Stock of record as of the close of business on [●], 2023 are entitled to vote at the EFHAC Special Meeting or any adjournment thereof. Approval of the Business Combination Proposal, the Nasdaq Proposal, the Plan Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the EFHAC Special Meeting or any adjournment thereof. Approval of the NTA Requirement Amendment Proposal and the Charter Amendment Proposal will require the affirmative vote of a majority of the issued and outstanding shares of Common Stock.

Attending the EFHAC Special Meeting either by virtual attendance or by submitting your proxy and abstaining from voting will have no effect with respect to the Business Combination Proposal, the Nasdaq Proposal, the Plan Proposal and the Adjournment Proposal and will have the same effect as voting against the NTA Requirement Amendment Proposal and the Charter Amendment Proposal and, assuming that a quorum is present, broker non-votes will have no effect on the Proposals, other than the NTA Requirement Amendment Proposal and the Charter Amendment Proposal, for which it will have the same effect as voting against the Proposals.

With respect to the Business Combination, pursuant to the Letter Agreement and the Sponsor Support Agreement, the Sponsor which holds [●] shares (or [●]% of the outstanding shares) of Common Stock, has agreed to vote its shares of Common Stock in favor of each of the Proposals. As a result, only [●] shares of Common Stock held by the public stockholders will need to be present by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the votes cast at a meeting at which a quorum is present, assuming only the minimum number of shares of Common Stock to constitute a quorum is present, only [●] shares of Common Stock, or approximately [●]% of the outstanding shares of the Common Stock held by the public stockholders, must vote in favor of the Business Combination Proposal for it to be approved.

Redemption Rights

Pursuant to EFHAC’s Certificate of Incorporation, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding Public Shares. As of [●], 2023, this would have amounted to approximately $[●] per share.

You will be entitled to receive cash for any Public Shares you elect to be redeemed only if you:

(i)	(a)	hold Public Shares, or

(b)	hold Public Shares through Units and you elect to separate your Units into the underlying Public Shares, Warrants, and Rights prior to exercising your redemption rights with respect to the Public Shares; and

(ii)	prior to [●], Eastern Time, on [●], 2023, (a) submit a written request to Continental that EFHAC redeem your Public Shares for cash and (b) deliver your Public Shares to Continental, physically or electronically through DTC.

Holders of outstanding Units must separate the underlying Public Shares prior to exercising redemption rights with respect to the Public Shares. If the Units are registered in a holder’s own name, the holder must deliver the certificate for his/her/its Units to Continental, with written instructions to separate the Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the Public Shares from the Units.

If a holder exercises his/her/its redemption rights, then such holder will be exchanging his/her/its Public Shares for cash and will no longer own shares of the Combined Company other than any shares received in connection with the Rights. Such a holder will be entitled to receive cash for his/her/its Public Shares only if such holder properly demands redemption and delivers his/her/its Public Shares (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The EFHAC Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

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Ownership of the Post-Business Combination Company After the Closing

We anticipate that upon completion of the Business Combination, assuming no redemptions of the 3,492,647 Public Shares, EFHAC’s stockholders will retain an ownership interest of approximately 14.6% in the Combined Company, the ECD Securityholders will own approximately 74.5% of the Combined Company, the Initial Stockholders will own approximately 9.4% of the Combined Company, and EF Hutton will own approximately 1.5% of the Combined Company. If maximum Public Shares are redeemed, EFHAC’s stockholders will retain an ownership interest of approximately 6.9% in the Combined Company, the ECD Securityholders will own approximately 81.3% of the Combined Company, the Initial Stockholders will own approximately 10.2% of the Combined Company, and EF Hutton will own approximately 1.6% of the Combined Company. The ownership percentages with respect to the Combined Company do not take into account the issuance of any additional shares of Common Stock underlying the Public Warrants, the Private Warrants, the Common Shares Warrant, the Preferred Shares Warrant, the Series A Convertible Preferred Stock, or the Senior Secured Convertible Notes, but do take into account the issuance of 1,469,688 shares of the Combined Company Common Stock pursuant to the Rights. If the actual facts are different from these assumptions (which they are likely to be), these ownership percentages will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The following summarizes the pro forma ownership of the Common Stock as of June 30, 2023, including Common Stock underlying Units, following the Business Combination under both the no redemption and maximum redemption scenarios:

	Scenario 1 Assuming Minimum Redemptions		Scenario 2 Assuming Maximum Redemptions
Equity Capitalization Summary	Shares	%	Shares	%
ECD Securityholders	25,100,000	74.5%	25,100,000	81.3%
EFHAC Public Stockholders	4,930,147	14.6%	2,125,091	6.9%
Initial Stockholders	3,164,688	9.4%	3,164,688	10.2%
EF Hutton	500,000	1.5%	500,000	1.6%
Total common stock	33,694,835	100.0%	30,889,779	100.0%

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Share Calculations and Ownership Percentages” and, with respect to the determination of the “maximum redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The following chart illustrates the ownership structure of the Combined Company immediately following the Business Combination. The equity interests shown below were calculated based on the assumptions that (i) no EFHAC stockholder exercises its redemption rights, (ii) none of the parties below purchase EFHAC common stock in the open market, and (iii) there are no other issuances of equity by EFHAC prior to or in connection with the consummation of the Business Combination. Notwithstanding the foregoing, the ownership percentages set forth below do not take into account the exercise of any EFHAC Warrants.

9.4%
EFHAC Initial Stockholders
14.6%
EFHAC Public Stockholders
74.5%
ECD Securityholders
1.5%
Underwriter
ECD Automotive Design, Inc.
100%
Humble Imports Inc., d/b/a ECD Auto Design
100%
ECD UK

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Board in favor of adoption of the Business Combination Proposal and other Proposals, you should keep in mind that EFHAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including:

●	The Initial Stockholders have waived their right to redeem any Public Shares in connection with a stockholder vote to approve a proposed initial business combination or sell any Public Shares to EFHAC in a tender offer in connection with a proposed initial business combination, or to receive distributions with respect to any Public Shares upon the liquidation of the Trust Account if EFHAC is unable to consummate a business combination. This waiver of redemption rights by the Initial Stockholders was made at the time that the founder shares were purchased in exchange for the purchase price of the founder shares and for no additional consideration. If EFHAC does not complete an initial business combination, such as the Business Combination, by November 13, 2023 (or by March 13, 2024 if the time to complete its initial business combination has been extended in accordance with its Certificate of Incorporation), it will be required to dissolve and liquidate. In such event, the 2,875,000 founder shares currently held by the Initial Stockholders and the Anchor Investors, which they acquired prior to the IPO, will be worthless because such holders have agreed to waive their rights to any liquidation distributions. The Initial Stockholders purchased the founder shares for an aggregate purchase price of $25,000, or less than $0.01 per share. Accordingly, the Initial Stockholders will receive a positive rate of return so long as the market price of the Common Stock is at least $0.01 per share, even if public stockholders experience a negative rate of return in the Combined Company.

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●	If EFHAC does not complete an initial business combination, such as the Business Combination, by November 13, 2023 (or by March 13, 2024 if the period of time to complete the initial business combination has been extended), the common stock, warrants and the rights included as part of the 257,500 Private Units that the Sponsor purchased for a total purchase price of $2,575,000 will be worthless. Such common stock had an aggregate market value of approximately $[●] based on the closing price of EFHAC common stock of $[●] on Nasdaq as of [●], 2023, such Private Warrants had an aggregate market value of approximately $[●] based on the closing price of EFHAC Warrants of $[*] on Nasdaq as of [●], such rights had an aggregate market value of approximately $[●] based on the closing price of EFHAC Rights of $[●] on Nasdaq as of [*], 2023, such Private Units had an aggregate market value of approximately $[●] based on the closing price of Units of $[●] on Nasdaq as of [●], 2023.

●	The Initial Stockholders, including the Sponsor and its affiliates, could benefit from the completion of a business combination that is not favorable to its public stockholders and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate. If a business combination is not completed within the Combination Period, the Initial Stockholders will lose a combined aggregate amount of approximately $[ ] million based on the closing price of the EFHAC common stock at $[ ] per share and $[ ] per Unit on [ ], 2023. For example, if the share price of the EFHAC common stock declined to $5.00 per share after the close of the business combination, EFHAC’s public stockholders who purchased shares in the IPO, would have a loss of $5.00 per share, while the Sponsor would have a gain of $4.99 per share because it acquired the founder shares for a nominal amount. In other words, the Initial Stockholders can earn a positive rate of return on their investment even if public stockholders experience a negative rate of return in the Combined Company.

●	If the Business Combination is not completed, the Initial Stockholders will not have the potential ownership interest of approximately [ ]% (assuming no redemption) or [ ]% (assuming maximum redemption) in the Combined Company.

●	In order to extend EFHAC’s time to complete a business combination by up to an additional nine months as provided in the Current Charter, the Sponsor or its affiliates or designees must deposit into the Trust Account the lesser of $80,000 and $0.04 for each outstanding share of common stock sold in EFHAC’s IPO for each one-month extension. If the Business Combination is consummated by the extended deadlines, the amount deposited in the Trust Account will be repaid. However, if the Business Combination is not consummated by the extended deadline, the amount deposited will not be repaid unless there are funds available outside the Trust Account to do so and will be included in the liquidation distribution to EFHAC stockholders.

●	The Sponsor and EFHAC’s officers and directors and their affiliates are entitled to reimbursement of reasonable out-of-pocket expenses incurred by them related to identifying, investigating and completing an initial business combination. There is no limit on the amount of out-of-pocket expenses reimbursable by EFHAC. However, to the extent that such expenses exceeded the available proceeds not deposited in the trust account and the interest income earned on the amounts held in the trust account available ), the Sponsor and EFHAC’s officers and directors and their affiliates will not receive reimbursement for any out-of-pocket expenses incurred by them unless EFHAC consummates an initial business combination. As of the date of this proxy statement/prospectus, the Sponsor and EFHAC’s officers and directors and their affiliates have not had any unpaid reimbursable expenses.

●	The exercise of EFHAC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

●	The Initial Stockholders will not receive any additional securities pursuant to an anti-dilution adjustment based upon EFHAC’s additional financing activities.

These interests may influence the Board in making their recommendation that you vote in favor of the approval of the Business Combination. In addition to the foregoing, EFHAC’s Current Charter excludes the corporate opportunity doctrine, and any other analogous doctrine, from applying to directors and officers of EFHAC unless such corporate opportunity is offered to a director or officer solely in his or her capacity as a director or officer of EFHAC and such opportunity is one EFHAC is legally and contractually permitted to undertake and would otherwise be reasonable for EFHAC to pursue. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in EFHAC’s Current Charter did not impact its search for an acquisition target and EFHAC was not prevented from reviewing any opportunities as a result of such waiver.

Other than as described above, EFHAC’s officers and directors and their respective affiliates have no interest in, or affiliation with, ECD.

ECD’s directors and officers also have interests in the Business Combination that are in addition to and apart from their interests as stockholders of ECD. The ECD Board was aware of these interests and considered them in approving the Merger Agreement and the Business Combination. These interests consist of the following:

●	Certain trade and real estate lease obligations of ECD have been guaranteed by the ECD Securityholders, although ECD will make commercially reasonable efforts to remove these guaranties after the Closing.

●	Family members of the ECD Securityholders are employees of ECD.

●	Certain ECD’s directors and officers are also the Company Stockholders, as defined in the Merger Agreement, and shall receive consideration in cash and in Parent Common Stock, as defined below.

●	Certain ECD’s directors and officers may be appointed to be directors and officers of the Combined Company.

See “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information.

Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization,” with no goodwill or other intangible assets recorded, in accordance with GAAP. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of ECD in many respects.

Under this method of accounting, EFHAC will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, ECD will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of ECD (i.e. a capital transaction involving the issuance of stock by EFHAC for the stock of ECD). Accordingly, the consolidated assets, liabilities and results of operations of ECD will become the historical financial statements of the Combined Company, and EFHAC’s assets, liabilities and results of operations will be consolidated with ECD’s beginning on the acquisition date. Operations of EFHAC prior to the Business Combination will be presented as those of ECD in future reports. The net assets of ECD will be recognized at carrying value, with no goodwill or other intangible assets recorded.

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Recommendations of the Board and Reasons for the Business Combination

After careful consideration of the terms and conditions of the Merger Agreement, the Board has determined that Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, EFHAC and its stockholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the Board reviewed various industry and financial data and the evaluation of materials provided by ECD. The Board did not obtain a fairness opinion on which to base its assessment. The Board recommends that EFHAC stockholders vote:

●	FOR the Business Combination Proposal;

●	FOR the NTA Requirement Amendment Proposal

●	FOR the Charter Amendment Proposal;

●	FOR the Advisory Proposals;

●	FOR the Nasdaq Proposal;

●	FOR the Plan Proposal; and

●	FOR the Adjournment Proposal.

SUMMARY RISK FACTORS

In evaluating the Business Combination and the Proposals to be considered and voted on at the EFHAC Special Meeting, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 32 of this proxy statement/prospectus. Some of these risks related to are summarized below. References in the summary below to “ECD” generally refer to ECD in the present tense or the Combined Company from and after the Business Combination.

The following summarizes certain principal factors that make an investment in the Combined Company speculative or risky, all of which are more fully described in the “Risk Factors” section below. This summary should be read in conjunction with the “Risk Factors” section and should not be relied upon as an exhaustive summary of the material risks facing EFHAC’s, ECD’s and/or the Combined Company’s business.

Risks Related to ECD

●	ECD has a limited operating history with a history of losses and expects to incur significant expenses for the near term.

●	If we fail to manage our growth effectively, our business could be harmed.

●	ECD’s business strategy may not be successfully implemented, which could negatively impact its financial results and stock price.

●	ECD’s vehicles are highly customized and may not perform in a manner consistent with every customer’s expectations.

●	ECD’s business is highly dependent on the price, availability and quality of base vehicles.

●	ECD’s ability to predict future demand for its vehicles and inventory is limited, which limits the accuracy of ECD’s financial forecasts.

●	ECD does not have a diversified range of operations or portfolio of investments, and ECD’s business is highly specific to the customization and restoration of Land Rover Series, Land Rover Defenders, Range Rover Classics and Jaguar car models.

●	ECD’s business is highly specialized and dependent on a continuing demand for high-end, luxury customer passenger vehicles.

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●	ECD may fail to adequately obtain, maintain, enforce and protect ECD’s intellectual property and may not be able to prevent third parties from unauthorized use of ECD’s intellectual property and proprietary technology.

●	ECD’s business depends on the success of its marketing strategies.

●	ECD’s success is dependent on the continued leadership and experience of ECD Securityholders, and the loss of their services may have a material and adverse effect on ECD’s operations and financial condition.

●	We may lose or fail to attract and retain key management personnel and salaried employees.

●	The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”

●	ECD may incur material losses and costs as a result of warranty claims and product liability and intellectual property infringement actions that may be brought against ECD.

●	ECD’s business could be adversely affected by computer malware, viruses, ransomware, hacking, phishing attacks and security threats, including cybersecurity threats and related disruptions, which could result in security and privacy breaches and interruption in service.

Risks Related to ECD’s Business and Industry

●	The luxury automotive industry has significant barriers to entry that ECD must continue to overcome to manufacture and sell custom luxury vehicles at scale.

●	The custom, luxury automotive market is highly competitive and ECD may not be successful in competing in this industry.

●	ECD operates in a regulatory environment that is evolving and uncertain. ECD may not be able to respond quickly enough to changes in regulations, technology and technological risks, and to develop ECD’s intellectual property into commercially viable products.

●	The custom, luxury automotive market is highly competitive and ECD may not be successful in competing in this industry.

●	The luxury automotive industry has significant barriers to entry that ECD must continue to overcome to manufacture and sell custom luxury vehicles at scale.

●	ECD may not be able to respond quickly enough to changes in technology and technological risks, and to develop ECD’s intellectual property into commercially viable products.

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Risks Related to ECD’s and EFHAC’s Business

●	Failure to comply with applicable anti-corruption legislation and other governmental laws and regulations could result in fines, criminal penalties and materially adversely affect its business, financial condition and results of operations.

●	The continuation or worsening of the COVID-19 pandemic, or other similar public health developments, could have an adverse effect on business, results of operations, and financial condition.

●	EFHAC will be forced to liquidate the Trust Account if it cannot consummate a business combination by November 13, 2023 (or up to March 13, 2024 if the time to complete the initial business combination is extended in accordance with its Certificate of Incorporation). In the event of a liquidation, EFHAC’s public stockholders will receive $10.00 per share and the Warrants and Rights will expire worthless.

Risks Related to EFHAC’s Business and the Business Combination

●	You must tender your Public Shares in order to validly seek redemption at the EFHAC Special Meeting of stockholders.

●	If third parties bring claims against EFHAC, the proceeds held in trust could be reduced and the per-share Public Share liquidation price received by EFHAC’s stockholders may be less than $10.00.

●	Any distributions received by EFHAC stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, EFHAC was unable to pay its debts as they fell due in the ordinary course of business.

●	If EFHAC’s due diligence investigation of ECD was inadequate, then stockholders of EFHAC following the Business Combination could lose some or all of their investment.

Risks Related to the Combined Company Common Stock

●	The market price of the Combined Company Common Stock is likely to be highly volatile, and you may lose some or all of your investment.

●	Volatility in the Combined Company’s share price could subject the Combined Company to securities class action litigation.

SOURCES AND USES OF FUNDS FOR THE BUSINESS COMBINATION

Currently, EFHAC may not consummate the Business Combination unless it has net tangible assets of at least $5,000,001 upon consummation of the Business Combination. In the maximum redemption scenario, on a pro forma combined basis, we estimate that EFHAC’s net tangible assets would be $5.0 million. EFHAC may enter into agreements with holders of Public Shares in which the holders agree to not redeem their Public Shares so as to ensure that the net tangible assets test is satisfied. However, in Proposal 2, the stockholders are being asked to consider and vote upon a proposal to approve an amendment (the “NTA Requirement Amendment”) to the Amended and Restated Certificate of Incorporation of EFHAC to expand the methods that EFHAC may employ to not become subject to the “penny stock” rules of the Securities and Exchange Commission, and thus removing the requirement that EFHAC must have net tangible assets of at least $5,000,001 to consummate the Business Combination.

As of September 30, 2023, we had marketable securities held in the Trust Account of $37,746,018 (including interest income), consisting primarily of U.S. Treasury securities. Interest income on the balance in the trust account may be used by us to pay taxes.

We intend to use substantially all of the funds raised in the PIPE Financing and the funds held in the Trust Account, including any amounts representing interest earned on the trust account (less income taxes payable), to complete the Business Combination and fund the business of ECD. At the time of this filing, there is no commitment for the proposed PIPE Financing. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of June 30, 2023, we had cash held outside the Trust Account of $3,163. We intend to use the funds held outside the Trust Account primarily to fund working capital to consummate the Business Combination.

To finance transaction costs in connection with the Business Combination, or in connection with additional deposits into the Trust Account to extend the time available to us to consummate the Business Combination, the Sponsor or an affiliate of the Sponsor or certain of EFHAC’s officers and directors may, but are not obligated to, loan EFHAC funds on a non-interest-bearing basis as may be required. If EFHAC completes the Business Combination, EFHAC will repay such loaned amounts out of the proceeds of the PIPE Financing or funds remaining in the Trust Account. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that the Business Combination does not close, EFHAC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $5,475,000 of such loans may be convertible into private units, at a price of $10.00 per unit at the option of the lender, upon consummation of the Business Combination.

SELECTED HISTORICAL FINANCIAL DATA OF EFHAC

EFHAC’s statement of operations data for the three and six months ended June 30, 2023 and 2022 and balance sheet data as of June 30, 2023 are derived from EFHAC’s unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus. EFHAC’s statement of operations data for the year ended December 31, 2022 and the period from March 3, 2021 (inception) through December 31, 2021 and balance sheet data as of December 31, 2022 and 2021 are derived from EFHAC’s audited financial statements included elsewhere in this proxy statement/prospectus.

The historical results of EFHAC included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of EFHAC. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of EFHAC” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

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	For the three months ended June 30,		For the six months ended June 30,
Statement of Operations Data:	2023	2022	2023	2022
Formation and operating costs	$868,080	$1,179	$2,201,235	$1,847
Compensation expense	—	(62,500)	—	(62,500)
Interest earned on marketable securities held in Trust Account	1,148,125	—	2,392,256	—
Income (loss) before provision for income taxes	280,045	(63,679)	191,021	(64,347)
Provision for income taxes	(230,607)	—	(481,374)	—
Net income (loss)	49,438	(63,679)	(290,353)	(64,347)
Weighted average common stock outstanding, redeemable common stock	8,948,206	—	10,217,054	—
Basic and diluted net loss per share, redeemable common stock	$0.00	$—	$(0.02)	$—
Weighted average common stock outstanding, non-redeemable common stock	3,132,500	2,500,000	3,132,500	2,500,000
Basic and diluted net loss per share, non-redeemable common stock	$0.00	$(0.03)	$(0.02)	$(0.03)

Statement of Operations Data:	Year Ended December 31, 2022	Period from March 3, 2021 (inception) through December 31, 2021
Formation and operating costs	$258,337	$490
Interest earned on marketable securities held in Trust Account	1,104,670	—
Stock-based compensation	(62,500)	—
Income (loss) before provision for income taxes	783,833	(490)
Provision for income taxes	(206,393)	—
Net income (loss)	577,440	(490)
Weighted average common stock outstanding, redeemable common stock	3,434,247	—
Basic and diluted net income (loss) per share, redeemable common stock	$0.09	$—
Weighted average common stock outstanding, non-redeemable common stock	2,951,897	2,500,000
Basic and diluted net income (loss) per share, non-redeemable common stock	$0.09	$(0.00)

Balance Sheet Data:	As of June 30, 2023	As of December 31, 2022	As of December 31, 2021
Marketable securities held in Trust Account	$37,022,036	$117,254,670	$—
Total assets	37,173,812	117,994,995	79,510
Total liabilities	7,498,947	4,706,295	55,000
Common stock subject to possible redemption	36,207,414	116,826,168	—
Total stockholders’ (deficit) equity	$(6,532,549)	$(3,537,468)	$24,510

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SELECTED HISTORICAL FINANCIAL INFORMATION OF ECD

The following tables summarize selected historical financial information of ECD. Selected historical financial information from the statements of operations, balance sheets, and statements of cash flows as of and for the years ended December 31, 2022 and 2021 was derived from ECD’s audited financial statements included elsewhere in this proxy statement/information statement/prospectus, and as of and for the three and six months ended June 30, 2023 and 2022 was derived from ECD’s reviewed financial statements included elsewhere in this proxy statement/information statement/prospectus.

ECD’s historical results are not necessarily indicative of the results that may be expected in the future. The following selected historical financial information should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ECD” and ECD’s financial statements and accompanying notes included elsewhere in this proxy statement/prospectus. The selected historical financial information included in this section is not intended to replace ECD’s financial statements and accompanying notes. As explained elsewhere in this proxy statement/prospectus, the selected historical financial information contained in this section relates to ECD, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of ECD going forward. For further information regarding the estimated pro forma effect of the Business Combination, see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.

	For the three months ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022
Statement of Operations Data:
Revenue	$4,913,235	$3,666,323	$9,446,216	$7,395,725
Cost of goods sold	3,185,488	2,968,684	6,197,039	5,743,586
Gross Profit	1,727,747	697,639	3,249,177	1,652,139
Sales and marketing expenses	105,183	70,712	206,788	148,646
General and administrative expenses	1,214,429	902,084	2,636,617	1,845,701
Depreciation expenses	22,472	22,971	53,994	43,890
Total operating expenses	1,342,084	995,767	2,897,399	2,038,237
Income (loss) from Operations	385,663	(298,128)	351,778	(386,098)
Interest income (expense), net	10,773	—	20,650	141
Commission income	44,000	277,500	44,000	392,659
Other income, Net	29,396	328	41,896	1,740
Total other income, net	84,169	277,828	106,546	394,540
Net Income (loss)	$409,832	$(20,300)	$458,324	$8,442
Per share information attributable to ECD
Net income (loss) per common share, basic and diluted	$4,698	$(203)	$4,583	$84
Weighted average number of common shares outstanding, basic and diluted	100	100	100	100

	For the year ended December 31,
	2022	2021
Statement of Operations Data:
Revenue	$14,989,963	$11,519,396
Cost of goods sold	11,217,298	8,963,801
Gross Profit	3,772,665	2,555,595
Sales and marketing expenses	299,388	242,192
General and administrative expenses	3,743,144	3,093,614
Depreciation expenses	72,303	64,846
Total operating expenses	4,114,835	3,400,652
Loss from Operations	(342,170)	(845,057)
Interest income (expense), net	(10,333)	207
Loss on sale of asset	(56,454)	—
ERTC credit	—	247,607
Commission income	539,659	497,098
Gain on forgiveness of PPP Loan	—	970,507
Other income, Net	30,032	12,551
Total other income, net	502,904	1,727,970
Net Income	$160,734	$882,913
Per share information attributable to ECD
Net income per common share, basic and diluted	$1,607.34	$8,829.13
Weighted average number of common shares outstanding, basic and diluted	100	100

	As of June 30,	As of December 31,
	2023	2022	2021
Balance Sheet Data:
Cash and cash equivalents	$2,278,071	$3,514,882	$2,808,643
Total assets	13,172,433	12,441,212	7,303,768
Total liabilities	15,809,737	15,446,692	10,191,819
Total stockholders’ deficit	(2,692,304)	(3,005,479)	(2,888,052)

	For the six months ended June 30,		For the year ended December 31,
	2023	2022	2022	2021
Statements of Cash Flows Data:
Net cash (used in) provided by operating activities	$(1,077,944)	$1,049,420	$1,494,130	$(20,746)
Net cash used in investing activities	(13,718)	(363,405)	(509,730)	(61,845)
Net cash (used in) provided by financing activities	(145,149)	(175,076)	(278,161)	661,629

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SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination and related transactions. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although EFHAC will acquire all of the outstanding equity interests of ECD in the Business Combination, EFHAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of ECD issuing shares for the net assets of EFHAC, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of ECD. The summary unaudited pro forma condensed combined balance sheet data as of June 30, 2023 gives effect to the Business Combination and related transactions as if they had occurred on June 30, 2023. The summary unaudited pro forma condensed combined statements of operations data for the six months ended June 30, 2023 and for the year ended December 31, 2022 give effect to the Business Combination and related transactions as if they had occurred on January 1, 2022, the beginning of the earliest periods presented.

The Summary Pro Forma Information has been derived from, should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of EFHAC and ECD for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the post-Business Combination company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the post-Business Combination company following the reverse recapitalization.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of EFHAC Public Shares:

●	Assuming Minimum Redemptions: This presentation assumes that no Public Stockholders will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account.

●	Assuming Maximum Redemptions: This presentation assumes that 2,805,056 Public Shares are redeemed for aggregate redemption payments of $29.3 million, assuming a $10.46 per share redemption price. As all of the EFHAC Insiders waived their redemption rights, only redemptions by Public Stockholders are reflected in this presentation. This scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of the maximum redemptions. The “maximum redemption scenario” represents the maximum number of Public Shares that may be redeemed with EFHAC’s net tangible assets above $5,000,001 after giving effect to the redemptions.

	Scenario 1 Assuming Minimum Redemptions	Scenario 2 Assuming Maximum Redemptions
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the six months ended June 30, 2023
Net loss	$(3,873)	$(3,873)
Weighted average shares outstanding – basic and diluted	33,694,835	30,889,779
Basic and diluted net loss per share	$(0.11)	$(0.13)

	Scenario 1 Assuming Minimum Redemptions	Scenario 2 Assuming Maximum Redemptions
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the year ended December 31, 2022
Net loss	$(4,464)	$(4,464)
Weighted average shares outstanding – basic and diluted	33,694,835	30,889,779
Basic and diluted net loss per share	$(0.13)	$(0.14)

	Scenario 1 Assuming Minimum Redemptions	Scenario 2 Assuming Maximum Redemptions
	(in thousands)
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of June 30, 2023
Total assets	$59,538	$30,202
Total liabilities	29,645	29,645
Total stockholders’ equity	$29,893	$557

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TRADING MARKET AND DIVIDENDS

EFHAC

Units, Public Shares, Warrants and Rights

The Units, Public Shares and Warrants are each quoted on Nasdaq, under the symbols “EFHTU,” “EFHT,” “EFHT,” and “EFHT,” respectively. Each of EFHAC’s Units consists of one Public Share, one Warrant and one Right. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share and each Right entitles the holder to one-eighth of one share of Common Stock upon completion of a business combination. The Units, Public Shares, Warrants and Rights commenced trading on Nasdaq separately on or about December 8, 2022. On January 18, 2023, each of EFHAC’s issued and outstanding Units were separated into one Public Share, one Warrant and one Right, accordingly after January 18, 2023, no Units are outstanding.

EFHAC’s Dividend Policy

EFHAC has not paid any cash dividends on the Common Stock to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon EFHAC’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. Further, if we incur any indebtedness, EFHAC’s ability to declare dividends may be limited by restrictive covenants EFHAC may agree to in connection therewith. The payment of any dividends subsequent to the Business Combination will be within the discretion of the Combined Company’s Board of Directors. It is the present intention of the Board to retain all earnings, if any, for use in its business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

Combined Company

Dividend Policy

Following completion of the Business Combination, the Combined Company’s Board of Directors will consider whether or not to institute a dividend policy. It is presently intended that the Combined Company retain its earnings for use in business operations and, accordingly, we do not anticipate the Combined Company’s Board of Directors declaring any dividends in the foreseeable future.

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RISK FACTORS

You should consider carefully the following risk factors, as well as the other information set forth in this proxy statement/prospectus, before making a decision on the Business Combination. Risks related to ECD, including risks related to ECD’s business, financial position and capital requirements, development, regulatory approval and commercialization, dependence on third parties, intellectual property and taxation, will continue to be applicable to the Combined Company after the Closing of the Business Combination.

Risks Related to ECD

ECD has a limited operating history with a history of losses, and expects to incur significant expenses for the near term.

ECD has a limited operating history. ECD’s business is difficult to evaluate due to its relatively brief operating history, and its prospects will be dependent on its ability to meet a number of challenges. Because ECD has a limited operating history, you may not be able to evaluate its prospects accurately. ECD’s ability to create, design, develop, manufacture, and deliver automobiles of high quality on schedule and on a large scale is unproven, which may make it more difficult for ECD to forecast and plan for its capital requirements.

If we fail to manage our growth effectively, our business could be harmed.

ECD’s operations are subject to all the risks inherent with growing business enterprises. The Business Combination is expected to significantly increase ECD’s visibility in the luxury automotive market, which may result in an increased demand for ECD’s products. To manage ECD’s growth effectively, ECD must continue to be able to launch new products and increase its production capacity to meet changing consumer preferences and ECD’s customers’ demand in a timely and cost-effective manner. These efforts may require substantial financial expenditures, commitments of resources, developments of our processes, and other investments and innovations. As we grow, we may not be able to execute those efforts as quickly as other more efficient organizations may. If ECD does not successfully manage our growth, we may not be able to timely fulfil orders, which could have a material adverse effect on ECD’s business, prospects, results of operations and financial condition.

ECD’s business strategy may not be successfully implemented, which could negatively impact its financial results and stock price.

The success of ECD’s strategy depends on several factors, including its ability to introduce new products and services that meet customer needs and preferences, expand into new markets and geographies, attract and retain qualified personnel, manage ECD’s expenses and costs, implement new vehicle production lines and increase the capacity of existing ones, and respond to changes in market conditions, industry trends, and customer demand. However, there can be no assurance that ECD will be able to effectively execute its strategy, which could adversely affect its business, financial condition, and results of operations. Any delays, cost overruns, or other issues associated with implementing the strategy could negatively impact ECD’s financial results and its ability to attract and retain investors.

Moreover, ECD may face competition from other businesses that are better positioned to implement similar strategies, which could make it more difficult for ECD to achieve its objectives. As a result, there is a risk that ECD’s strategy may not be successfully implemented, which could materially and adversely affect its business, financial condition, and results of operations.

ECD’s vehicles are highly customized and may not perform in a manner consistent with customers’ expectations.

ECD customizes its vehicles based on significant input from each of its customers. Customizations include several aspects of the vehicle’s performance and aesthetics, and involve the work of highly skilled mechanics and automotive designers. As a result, every vehicle that ECD develops is unique, and is usually not available for customers to “test drive” prior to taking delivery, as would be customary in ready-made luxury vehicles dealerships. Customers’ eventual dissatisfaction may be based on performance, aesthetics, or other features of the vehicle. While most customers usually only communicate such dissatisfaction to ECD directly, if a customer discloses, and/or publicizes their experience and subjective opinions on social media and other public platforms, it could negatively affect ECD’s reputation and have a material adverse effect on ECD’s business and prospects.

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ECD’s business is highly dependent on the price, availability and quality of base vehicles.

ECD’s business depends on its ability to successfully purchase used automobiles. All vehicles used by ECD were originally built and sold by an unaffiliated third-party manufacturer. Additionally, all vehicles that ECD purchases have been previously used by unaffiliated third-party consumers. ECD has a process to assess the quality of the base vehicles it purchases, including accident background checks; however, our safety protocol and quality inspection processes may be insufficient to identify all defects of the vehicles and compromise the quality standards of our products, which could have a negative impact in our customers’ satisfaction and, consequently, in our results of operations. Furthermore, ECD does not control the price fluctuation, product availability, or original quality of those vehicles. As a result, the price, availability, and quality of such automobiles can fluctuate significantly. Such fluctuations may lengthen ECD’s delivery timelines and may increase ECD’s cost of locating, purchasing, importing, deconstructing, and retrofitting the vehicles, any of which could have a material and adverse effect on ECD’s business, prospects, results of operations and financial condition.

ECD’s ability to predict future demand for its vehicles and inventory is limited, which limits the accuracy of ECD’s financial forecasts.

ECD operates a just-in-time manufacturing model, which requires it to maintain certain inventory to serve as input to its processes. ECD currently keeps in inventory more than two thirds of the manufacturing parts to be used in each of its processes. ECD’s ability to predict demand for its vehicles, including demand for particular body styles, models or trim levels, is limited. The demand for ECD’s vehicles can vary significantly as a result of factors outside of ECD’s control (such as, for example, general economic conditions, the popularity of Land Rover or Jaguar base models and unforeseen cancellation of customers’ orders). Further, delays beyond expected wait times could also impact users’ decisions on whether to ultimately complete a purchase of an ECD vehicle. ECD routinely provides estimated delivery times to ECD’s prospective customers, but such delivery times may vary considerably, depending on the availability of materials and labor needed to complete the project. Due to ECD’s limited ability to predict demand for ECD’s vehicles, ECD may be unable to accurately forecast its future revenues, expenses and inventory requirements.

Currently, ECD has no historical basis for making projections about the demand for certain of its vehicles or the ability of its supply chain contractors to develop, manufacture, and deliver the material ECD needs to operate. If ECD fails to manage its inventory effectively and accurately predict its manufacturing requirements, it could incur additional costs associated with excess inventory or inadequate inventory, which could affect the production process and delivery of its vehicles and adversely affect ECD’s business, prospects, results of operations and financial condition.

ECD does not have a diversified range of operations or portfolio of investments, and ECD’s business is highly specific to the customization and restoration of Land Rover Series, Land Rover Defenders, Range Rover Classics and Jaguar car models.

ECD has no plans to own any assets or have any activities not associated with custom vehicle restoration. Thus, ECD is not, and will not be in the foreseeable future, diversified as to the type of assets it owns and manages. The effects on cash available for distribution to shareholders resulting from a downturn in the automobile industry will be more pronounced than if ECD had diversified its business and investments.

ECD currently depends on revenues from a limited number of vehicle models and manufacturers and expects this to continue for the foreseeable future. ECD currently only customizes Land Rover Series, Range Rover Classics, Land Rover Defenders and Jaguar E-Types and some occasional other models from the same car manufacturer. ECD does not have expertise in any other car manufacturers or models. ECD’s business is entirely dependent upon the availability of vehicles with respect to which ECD has design and manufacturing know-how and expertise. Should any of these models become unavailable, cost-prohibitive, or subject to a manufacturer or government recall requirement, this will significantly limit the services that ECD can provide, which will in turn materially and adversely affect ECD’s business, prospects, results of operations and financial condition.

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ECD’s ability to create, design, develop, manufacture, and deliver automobiles of high quality on schedule and on a large scale is unproven.

ECD has only recently started to operate in the Energized Electric Vehicle (EV) industry. Its ability to create, design, develop, manufacture, and deliver automobiles of high quality on schedule and on a large scale is unproven, which may make it more difficult for ECD to forecast and plan for its capital requirements.

ECD estimates that approximately a sixth of its vehicles are EV and that this proportion will gradually increase. Any increase in the cost, or reduced availability, of EV propulsion systems used by ECD may lead to higher production costs for ECD’s EVs and could jeopardize its ability to successfully deliver on its EV strategy, which may adversely affect its business and results of operations.

ECD’s business is highly specialized and dependent on a continuing demand for high-end, luxury customer passenger vehicles.

ECD’s vehicles are highly customized and are referred to in the industry as “exotic” cars, with a relatively high base model price. For many of its consumers, vehicles purchased from ECD are not the consumers’ primary source of transportation. ECD’s future growth is dependent on the continuing consumer demand for high-end custom passenger vehicles, the prospects of which are subject to many uncertainties, including the global economy, unforeseeable health crises, and/or other force majeure events. Any change in the economic climate could result in consumers curbing their spending, and it is likely that luxury items, such as ECD’s vehicles, would be among the items first affected by any such reduced spending, which would in turn adversely affect ECD’s business, prospects, results of operations and financial condition.

ECD may fail to adequately obtain, maintain, enforce and protect ECD’s intellectual property and may not be able to prevent third parties from unauthorized use of ECD’s intellectual property and proprietary technology.

ECD’s methods and processes in building its vehicles are highly proprietary and specific to its business. However, regulatory protection (such as, for example, patent or trademark registration with the United States Patent and Trademark Office and copyright registration with the United States Copyright Office) for such processes is largely unavailable. ECD establishes and protects its intellectual property and proprietary technology through a combination of licensing agreements, third-party nondisclosure and confidentiality agreements and other contractual provisions. Despite ECD’s efforts to obtain and protect intellectual property rights, there can be no assurance that these protections will be available or adequate in all cases to prevent ECD’s competitors, or other third parties, from copying, reverse engineering or otherwise obtaining and using ECD’s technology or products. Failure to adequately obtain, maintain, enforce and protect ECD’s intellectual property could result in its competitors offering identical or similar products, potentially resulting in the loss of ECD’s competitive advantage and adversely affect ECD’s business.

ECD’s business depends on the success of its marketing strategies.

ECD plans to enhance its brand recognition, improve its brand reputation, and grow its client base by substantial investments in marketing and business development activities. However, ECD cannot guarantee that its marketing strategies or spending will have their anticipated effect or generate revenue. ECD faces a number of challenges in the sale and marketing of its vehicles, including, without limitation:

●	ECD competes with other luxury automotive manufacturers for consumer spending;

●	demand in the luxury automobile industry is highly volatile;

●	ECD may not be able to keep up with consumer demand, thereby resulting in unreasonably lengthy delivery timeframes of its customer vehicles;

●	the final delivered aesthetic, performance, and quality of ECD’s vehicles may vary from estimates and may not meet customer’s expectations;

●	ECD’s brand image could be harmed due to negative publicity affecting its suppliers, vendors, and the vehicle makes or models that ECD customizes; and

●	it is expensive to establish a strong brand, and ECD may not succeed in establishing, maintaining, and strengthening the ECD brand in a cost-efficient manner, or at all.

ECD may not succeed in continuing to maintain and strengthen its reputation and brand, and ECD’s reputation and brand could be harmed by negative publicity with respect to us, our directors, officers, employees, shareholders, business partners, or the automotive industry in general. If ECD is unable to efficiently enhance its brand and market its vehicles, this may have a material and adverse effect on ECD’s business, prospects, financial condition, and operating results.

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ECD’s success is dependent on the continued leadership and experience of ECD Initial Securityholders, and the loss of their services may have a material and adverse effect on ECD’s operations and financial condition.

ECD’s success is dependent to a large degree principally on the personal efforts, experience, and abilities of the ECD Initial Securityholders. The ECD Initial Securityholders are responsible for all operational, strategic, financial, and legal decisions of ECD. See item “Directors and Executive Officers of the Combined Company After the Business Combination” for additional information about each of the ECD Initial Securityholders’ roles and contributions to ECD. The loss of any of the ECD Initial Securityholders’ services may have a material adverse effect on ECD’s business, prospects, results of operations and financial condition, and there can be no assurance that ECD would be able to attract qualified replacement personnel. ECD does not anticipate purchasing any “key man” insurance on any of the ECD Initial Securityholders. In the event that any ECD Initial Securityholder dies or becomes incapacitated, ECD will not only have to compensate for the loss of their talent and experience, but will also have to incur the cost of having to find a replacement for their services (such as by means of recruiting agencies) and will have to negotiate a new compensation structure for the replacement personnel, whose compensation could be significantly higher than that previously paid to such ECD Initial Securityholder. In addition to the potentially substantial cost of having to find replacement personnel, the loss of any ECD Initial Securityholder as a service provider to ECD could divert management’s attention from operations, which could have a material adverse effect on ECD’s business, financial condition and operating results.

ECD may lose or fail to attract and retain key management personnel and salaried employees.

An important aspect of ECD’s competitiveness is its ability to attract and retain key salaried employees and management personnel, such as ECD’s mechanics. ECD’s ability to do so is influenced by a variety of factors, including the compensation we pay and the competitiveness of our overall compensation package. ECD may not be as successful as competitors at recruiting, assimilating and retaining highly skilled personnel. The loss of the services of any member of senior management or a key salaried employee could have an adverse effect on ECD’s business.

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”

As a public company, we are subject to the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The process of becoming, and operating as, a public company may also distract our management from focusing on our business and strategic priorities. Further, we may not be able to issue debt or equity on terms acceptable to us and we may not be able to attract and retain employees as desired.

We may also not fully realize the anticipated benefits of the Business Combination and of being a public company, or the realization of such benefits may be delayed, if any of the risks identified in this “Risk Factors” section, or other events, were to occur.

Furthermore, as an “emerging growth company” as defined in the JOBS Act, we are permitted to, and intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. When these exemptions cease to apply, we expect to incur additional expenses and devote increased management effort towards ensuring compliance with them. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

ECD may incur losses and costs because of warranty claims and product liability and intellectual property infringement actions that may be brought against ECD.

ECD faces an inherent business risk of exposure to warranty claims and product liability in the event that ECD’s customized vehicles fail to perform as expected and, in the case of product liability, such failure of ECD’s vehicles results in bodily injury and/or property damage. The customization of vehicles is a complex and precise process. ECD’s customers specify quality, performance and reliability standards. If any flaws in ECD’s customized vehicles were to occur, ECD could experience a rate of failure in our products that could result in significant delays in shipment and re-work or repair and replacement costs. Although ECD engages in extensive product quality programs and processes, these may not be sufficient to avoid failures, which could cause ECD to:

●	lose net revenue;

●	incur increased costs such as warranty expense and costs associated with customer support;

●	experience delays, cancellations or rescheduling of orders for ECD’s vehicles;

●	experience increased returns or discounts; or

●	damage ECD’s reputation,

all of which could negatively affect our financial condition and results of operations.

Warranty reserves will include the ECD management team’s best estimate of the projected costs to repair or to replace items under warranty. Such estimates are inherently uncertain, particularly in light of ECD’s limited operating history and the limited field data available to it. Despite having historically accurately estimated our reserves for expenses related to our warranty programs, changes to such estimates based on real-world observations may cause material changes to ECD’s warranty reserves in the future. If ECD’s reserves become inadequate to cover future maintenance requirements on its vehicles, its business, prospects, financial condition and results of operations could be materially and adversely affected. ECD may become subject to significant and unexpected expenses as well as claims from ECD’s customers. There can be no assurances that then-existing reserves will be sufficient to cover all claims.

ECD’s business could be adversely affected by computer malware, viruses, ransomware, hacking, phishing attacks and security threats, including cybersecurity threats and related disruptions, which could result in security and privacy breaches and interruption in service.

ECD depends on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which ECD may deal. Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in ECD’s services and operations and loss, misuse or theft of data. Computer malware, viruses, ransomware, hacking and phishing attacks against online networks have become more prevalent and may occur on ECD’s systems in the future. Sophisticated and deliberate cyberattacks to, or security breaches in, ECD’s systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of ECD’s assets, proprietary information and sensitive or confidential data. As an early-stage company without significant investments in data security protection, ECD may not be sufficiently protected against such occurrences. ECD may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. Insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks. Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and ECD may not be able to cause the implementation or enforcement of such preventions with respect to its third-party vendors. ECD’s chief executive officer, under the direction of the Board, is primarily responsible for monitoring and addressing risks and threats related to information technology and cyber security. ECD uses third-party service providers, such as GoDaddy Mediatemple, Inc., d/b/a Sucuri, and Omni Springs, LLC, to provide ECD with services related to monitoring its website, e-mail, spam protections, among others, also take steps to protect the security and integrity of ECD’s information technology systems and ECD’s and its customers’ information. However, there can be no assurance that such systems and measures will not be compromised due to intentional misconduct, as well as by software bugs, human error, or technical malfunctions. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure may, in addition to other losses, harm ECD’s reputation, brand and ability to attract customers.

Risks Related to ECD’s Business and Industry

The luxury automotive industry has significant barriers to entry that ECD must continue to overcome to manufacture and sell custom luxury vehicles at scale.

The luxury automotive industry has significant barriers to entry, including large capital requirements, investment costs of designing, manufacturing, and distributing vehicles, the need for specialized design and development expertise, regulatory requirements, establishing a brand name and image, a lack of consistency relating to customer preferences with respect to their custom vehicles; long lead times to bring refurbished vehicles to market from the concept and design stage; the need for specialized design and development expertise; and the need to establish sales and service locations.

If ECD is not able to efficiently overcome these barriers, there may be an adverse effect on the business, prospects, results of operations and financial condition of ECD, and ECD may be unable to grow or scale its business.

The custom, luxury automotive market is highly competitive and ECD may not be successful in competing in this industry.

The custom, luxury automotive industry is extremely competitive in multiple aspects, including with respect to price, quality and customer recognition. Our current and potential competitors may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale, servicing, and support of their products. In addition, some of our competitors have longer operating histories, larger and more established sales forces, broader customer and industry relationships and other resources than we do. Our competitors may be in a stronger position to respond quickly to new technologies and may be able to design, develop, market and sell their products more effectively than we do.

ECD may not be able to successfully implement new technologies or adapt its products and services in a timely manner, inability which could adversely affect ECD’s competitive advantage and its ability to build and maintain brand recognition and attract and retain customers.

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ECD operates in a regulatory environment that is evolving and uncertain. ECD may not be able to respond quickly enough to changes in regulations, technology and technological risks, and to develop ECD’s intellectual property into commercially viable products.

To date there is limited regulation on mass retrofitting of vehicles. As such, new laws and regulations could be adopted in the United States and abroad. Further, existing laws and regulations may be interpreted in new ways that could impact ECD’s operations and attribute additional restrictions and regulatory requirements to its business and operations. The addition cost and time needed to provide information to authorities and to comply with such regulations could negatively impact ECD’s business.

Changes in legislative, regulatory or industry requirements or in competitive technologies may render certain of ECD’s products obsolete or less attractive. ECD’s ability to anticipate changes in technology and regulatory standards and to successfully develop and introduce new and enhanced products on a timely basis are significant factors affecting ECD’s ability to remain competitive and to maintain or increase ECD’s revenues. ECD cannot assure that certain of our products will not become obsolete or that ECD will be able to achieve the technological advances that may be necessary for ECD to remain competitive and maintain or increase ECD’s revenues in the future. ECD is also subject to the risks generally associated with the introduction and application of new products, including lack of market acceptance, delays in product development or production and failure of products to operate properly. The pace of ECD’s development and introduction of new and improved products depends on ECD’s ability to implement successfully improved technological innovations in design, engineering, manufacturing and internal management (such as a computerized cash collection and data processing system, certain computer hardware, and operating and accounting software), all of which require extensive capital investment. Any limits to capital expenditure could reduce ECD’s ability to develop and implement improved technological innovations, which may materially reduce demand for ECD’s products and adversely affect ECD’s business.

Risks Related to Financing Our Business

ECD may require additional financing after the Business Combination.

ECD’s business and industry is highly capital-intensive. ECD projects that it will continue to incur significant operating costs, including for production ramp up, raw material procurement, general and administrative expenses to scale operations, and sales, marketing, and distribution expenses as it builds its brand and markets its vehicles. ECD will also incur additional costs associated with operating as a public company following the Business Combination.

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In connection with the Business Combination, EFHAC, with the assistance of ECD, will use commercially reasonable efforts to close the Note Financing. The net proceeds from the Note Financing and from the Business Combination may not be sufficient to meet all of the capital needs of ECD in the long-term. As a result, ECD may need to raise additional funds by means of equity financing or debt financing to implement its business strategy (“Additional Financing”) and, if such Additional Financing is obtained, the interests of ECD’s shareholders may be subordinated and/or diluted, as applicable. Any future debt financing may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Those restrictions could adversely impact ECD’s ability to conduct its operations and execute its business plan. To the extent that ECD raises additional capital through the sale of equity or convertible debt securities, investors’ ownership interests in ECD will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect investors’ rights as a common shareholder. At this time, ECD does not have any firm commitment for an Additional Financing and there can be no assurance that any Additional Financing will be available or on terms and conditions acceptable to ECD. The inability to obtain Additional Financing may have a material adverse effect on ECD’s business, prospects, results of operations and financial condition.

General Risk Factors Applicable to ECD

General economic conditions may materially and adversely affect ECD’s business.

The ECD’s success is dependent on the disposable income of its customers. A worldwide or national economic downturn could have a significant impact on ECD’s business. ECD’s revenues derive primarily from restoring and customizing luxury vehicles, which are discretionary purchases. From this perspective, a deterioration in general economic conditions or decreases in consumer confidence in the economy could result in a decline in sales if, as a result, customers reduce their discretionary spending.

Inflationary pressures and persistently high prices and uncertain availability of inputs used by ECD and ECD’s suppliers, or instability in logistics and related costs, could negatively impact ECD’s profitability.

Increases in prices, including because of inflation and rising interest rates, for inputs that ECD and ECD’s suppliers use in manufacturing products, systems, components and parts, or increases in logistics and related costs, have led in the past and may lead in the future to higher production costs for parts, components and vehicles.

Geopolitical risks, fluctuations in supply and demand, fluctuations in interest rates, any weakening of the U.S. dollar in comparison with other currencies, and other economic and political factors have created and may continue to create pricing pressure for ECD’s inputs. These inflationary pressures could, in turn, negatively impact ECD’s profitability because we may not be able to pass all of those costs on to our customers or require our suppliers to absorb such costs.

Rising interest rates and the recent shutdowns and acquisitions of several banking institutions could cause additional instability in capital markets, making it more difficult for ECD to secure access to capital it needs to continue to grow its operations.

The U.S. economy recently experienced a steady rise in interest rates that the U.S. Federal Reserve has been imposing in an effort to curb rising inflation. In addition to these rising interest rates having contributed to a slow-down in mortgage and housing markets and a general decrease in the availability of capital, most recently, the U.S. has witnessed the collapse of several national banks. This has resulted in extreme volatility in the U.S. financial markets. Continued volatility and the effects of the collapse of these banks could limit ECD’s access to capital when ECD needs it. Because of ECD’s desire to scale and grow rapidly following the Business Combination, any disruptions or delays to ECD’s access to capital, or a material increase in its cost, may have a material adverse effect in ECD’s plans to scale its production and increase brand awareness. ECD cannot accurately predict the future impact that the recent economic events may have on ECD’s business, prospects, financial condition, and results of operations.

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ECD’s business is highly dependent on international and single-source component suppliers, and any changes in governmental regulations and international trade relations conditions may materially and adversely affect ECD’s business.

ECD’s business relies heavily on a limited number of suppliers for the materials and services necessary for its operations. This concentration of suppliers creates a significant risk for ECD, as any disruption in its supply chain could lead to delays, increased costs, or a failure to meet customer demand.

If ECD were to lose one or more of these suppliers, it may not be able to find a suitable replacement in a timely manner, which could lead to a disruption in ECD’s operations and a decline in its financial performance. Furthermore, ECD’s reliance on a limited number of suppliers may limit its ability to negotiate favorable terms, including pricing and delivery schedules. If ECD’s suppliers were to increase their prices, ECD may not be able to pass on these increased costs to its customers, which could negatively impact ECD’s profitability. As a result, any significant disruption or loss of a key supplier could have a material adverse effect on ECD’s business, financial condition, and results of operations. ECD may need to seek alternative sources of supply or develop in-house capabilities to mitigate this risk, which could be costly and time-consuming.

ECD’s reliance on successfully importing automobiles could subject ECD to risks, including risk relating to international relations, import and export laws and regulations, inventory availability, and others. Typical components that ECD purchases include base vehicles and vehicle parts. ECD uses all of these components in every project that it completes, depending on its customer’s specifications. ECD imports its base vehicles and certain components from the United Kingdom to its Kissimmee, Florida, U.S. headquarters. Changes in U.S. and U.K. trade policy; changes to customs requirements or procedures (e.g., inspections) or new or higher tariffs on certain foreign goods, such as steel and certain vehicle parts; new or evolving non-tariff barriers or domestic preference procurement requirements; enforcement of, changes to, withdrawals from or impediments to implementing free trade agreements; changes in foreign currency exchange rates and interest rates; impact of changes to and compliance with U.S. and foreign countries’ export controls, economic sanctions and other similar measures; liabilities resulting from U.S. and foreign laws and regulations, including, but not limited to, those related to the Foreign Corrupt Practices Act and certain other anti-corruption laws, all may result in increased costs for goods imported into the U.S. and have a material adverse effect on ECD’s financial condition or results of operations.

Pandemics, epidemics, disease outbreaks and other public health crises, such as the COVID-19 pandemic, have disrupted our business and operations, and future public health crises could materially adversely impact our business, financial condition, liquidity and results of operations.

Pandemics, epidemics or disease outbreaks in the U.S. or globally, including the COVID-19 pandemic, have disrupted, and may in the future disrupt, our business, which could materially affect our results of operations, financial condition, liquidity and future expectations. Any such events may adversely impact our global supply chain and global manufacturing operations and cause us to again suspend our operations. In particular, we could experience among other things: (1) global supply disruptions; (2) labor disruptions; (3) an inability to manufacture; (4) an inability to sell to our customers; (5) a decline in design studio traffic and customer demand during and following the pandemic; (6) lower than expected pricing on vehicles sold; and (7) an impaired ability to access credit and the capital markets. Any new pandemic or other public health crises, or future public health crises, could have a material impact on our business, financial condition and results of operations going forward.

Risks Related to Ownership of the Combined Company Common Stock

The market price and trading volume of the Combined Company Common Stock may be volatile and could decline significantly following the Business Combination.

The stock markets, including Nasdaq on which the shares of the Combined Company Common Stock to be issued in the Merger are expected to be traded, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid, and orderly trading market develops and is sustained for the Combined Company Common Stock following the Business Combination, the market prices of shares of the Combined Company Common Stock may be volatile and could decline significantly. In addition, the trading volumes in shares of the Combined Company Common Stock may fluctuate and cause significant price variations to occur. If the market prices of the Combined Company Common Stock decline significantly, you may be unable to resell your shares of the Combined Company Common Stock at or above the market price of the shares of the Combined Company Common Stock as of the date immediately following the consummation of the Business Combination. There can be no assurance that the market prices of shares of the Combined Company Common Stock will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

●	the realization of any of the risk factors presented in this proxy statement/prospectus;

●	actual or anticipated differences in our estimates, or in the estimates of analysts, for the Combined Company’s revenues, results of operations, cash flows, level of indebtedness, liquidity, or financial condition;

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●	actual or anticipated variations in our quarterly operating results;

●	announcements by the Combined Company or its competitors of significant business developments;

●	the Combined Company’s ability to obtain adequate working capital financing;

●	loss of any strategic relationships;

●	actions by the Combined Company’s stockholders (including transactions in shares of the Combined Company Common Stock);

●	changes in applicable laws or regulations, court rulings, enforcement, and legal actions;

●	sale of shares of the Combined Company Common Stock or other securities in the future;

●	changes in market valuations of similar companies and general market conditions in our industry;

●	publication (or lack of publication) of research reports about the Combined Company;

●	the trading volume of shares of the Combined Company Common Stock;

●	additions or departures of key management personnel;

●	speculation in the press or investment community;

●	continuing increases in market interest rates, which may increase the Combined Company’s cost of capital;

●	changes in our industry;

●	actual, potential, or perceived control, accounting, or reporting problems;

●	changes in accounting principles, policies, and guidelines;

●	other events or factors, including but not limited to those resulting from infectious diseases, health epidemics and pandemics (including but not limited to the ongoing COVID-19 pandemic) natural disasters, war, acts of terrorism, or responses to these events;

●	Our ability to execute the Combined Company’s business plan; and

●	general economic and market conditions.

In addition, the securities markets have periodically experienced extreme price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the Combined Company Common Stock. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If the Combined Company were involved in any similar litigation it could incur substantial costs and its management’s attention and resources could be diverted from running the business and implementing its business plan.

The Combined Company will issue shares of the Combined Company Common Stock as consideration in the Business Combination and may issue additional shares of the Combined Company Common Stock or other equity or convertible debt securities without approval of the holders of the Combined Company Common Stock, which would dilute then-existing ownership interests and may depress the market price of the Combined Company Common Stock.

We anticipate that, following the Business Combination, (i) former ECD Securityholders will own approximately [●]% of the outstanding shares of the Combined Company Common Stock, (ii) former EFHAC stockholders will own approximately [●]% of the outstanding shares of the Combined Company Common Stock, and (iii) the Representative will own [●]% of the outstanding shares of the Combined Company Common Stock. These percentages assume a [●], 2023 Closing Date, and that none of the Public Shares are redeemed. If the facts differ from these assumptions, these percentages will differ.

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The Combined Company may continue to require capital investment to support its business and may issue additional shares of the Combined Company Common Stock or other equity or convertible debt securities of equal or senior rank in the future without approval of its stockholders in certain of circumstances.

The Combined Company’s issuance of additional shares of the Combined Company Common Stock or other equity or convertible debt securities would have the following effects: (i) the Combined Company’s existing stockholders’ proportionate ownership interest in the Combined Company would decrease; (ii) the amount of cash available per share, including for payment of dividends in the future, may decrease; (iii) the relative voting power of each previously outstanding shares of the Combined Company Common Stock may be diminished; and (iv) the market price of the Combined Company Common Stock may decline.

There will be material differences between your current rights as a holder of ECD Common Stock and the rights you will have as a holder of the Combined Company Common Stock, some of which may adversely affect you.

Upon completion of the Business Combination, ECD Securityholders will no longer be stockholders of ECD but will be stockholders of the Combined Company. There will be material differences between the current rights of ECD Securityholders and the rights that you will have as a holder of the shares of the Combined Company Common Stock, some of which may adversely affect you. For a more detailed discussion of the differences in the rights of ECD Securityholders and the Combined Company stockholders, see the section of this proxy statement/prospectus titled “Comparison of Corporate Governance and Stockholder Rights.”

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research, or cease publishing research about the Combined Company, its share price and trading volume could decline significantly.

The trading market for the Combined Company Common Stock will depend, in part, on the research and reports that securities or industry analysts publish about the Combined Company or its business. the Combined Company may be unable to sustain coverage by well-regarded securities and industry analysts. If either no or only a limited number of securities or industry analysts maintain coverage of the Combined Company, or if these securities or industry analysts are not widely respected within the general investment community, the demand for the Combined Company Common Stock could decrease, which might cause its share price and trading volume to decline significantly. In the event that the Combined Company obtains securities or industry analyst coverage or, if one or more of the analysts who cover the Combined Company downgrade their assessment of the Combined Company or publish inaccurate or unfavorable research about the Combined Company’s business, the market price and liquidity for the Combined Company Common Stock could be negatively impacted.

We may be subject to the Excise Tax included in the Inflation Reduction Act of 2022 in connection with redemptions of our Common Stock after December 31, 2022.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which, among other things, imposes a 1% excise tax on any publicly traded domestic corporation that repurchases its stock after December 31, 2022 (the “Excise Tax”). The Excise Tax is imposed on the fair market value of the repurchased stock, with certain exceptions. Because we are a Delaware corporation and because our securities trade on Nasdaq, we are a “covered corporation” within the meaning of the Inflation Reduction Act. While not free from doubt, absent any further guidance from the U.S. Department of the Treasury (the “Treasury”), who has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the Excise Tax, the Excise Tax may apply to any redemptions of our Common Stock after December 31, 2022, including redemptions in connection with the Business Combination, unless an exemption is available. Generally, issuances of securities by us in connection with our initial Business Combination transaction (including any PIPE transaction at the time of our initial Business Combination), as well as any other issuances of securities not in connection with our initial Business Combination, would be expected to reduce the amount of the Excise Tax in connection with redemptions occurring in the same calendar year. In addition, the Excise Tax would be payable by us, and not by the redeeming holder. Further, based on recently issued interim guidance from the IRS and Treasury, subject to certain exceptions, the Excise Tax should not apply in the event of EFHAC’s liquidation.

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Future resales of shares of the Combined Company Common Stock issued to ECD Securityholders and other significant stockholders may cause the market price of the Combined Company Common Stock to drop significantly, even if the Combined Company’s business is doing well.

Pursuant to the Merger Agreement, immediately after Closing the ECD Securityholders will hold approximately [●]% of the outstanding shares of the Combined Company Common Stock, approximately [●]% of which will be eligible for sale immediately after the consummation of the Business Combination. These percentages assume a [●], 2023 Closing Date, and the no redemption scenario. If the actual facts differ from these assumptions, these percentages will differ. Pursuant to the Company Lock-Up Agreement and the Sponsor Lock-Up Agreement, certain the Combined Company stockholders will be restricted, subject to certain exceptions, from selling any of the Combined Company Common Stock that they receive in or hold at the Effective Time, which restrictions will expire and therefore additional the Combined Company Ordinary Shares will be eligible for resale six months after the Effective Time. See “Proposal 1 – The Business Combination Proposal — Certain Related Agreements.”

Subject to the Company Lock-Up Agreements, the ECD Securityholders that are a party thereto (which are ECD’s three executive officers and directors) may sell the Combined Company Common Stock pursuant to Rule 144 under the Securities Act (“Rule 144”), if available. In these cases, the resales must meet the criteria and conform to the requirements of that rule, including, because EFHAC is currently a shell company, waiting until one year after the Combined Company’s filing with the SEC of Form 10-type information reflecting the Business Combination.

Upon expiration of the Lock-Up Periods, and upon effectiveness of the registration statement that the Combined Company files pursuant to the A&R Registration Rights Agreement or upon satisfaction of the requirements of Rule 144, certain former EFHAC stockholders and certain other significant stockholders of the Combined Company may sell large amounts of the Combined Company Common Stock in the open market or in privately-negotiated transactions, which could have the effect of increasing the volatility in the Combined Company’s share price or putting significant downward pressure on the price of the Combined Company Common Stock.

We do not expect that the Combined Company will pay dividends in the foreseeable future after the Merger.

We expect that the Combined Company will retain most, if not all, of its available funds and any future earnings after the Merger to fund its operations and the development and growth of its business. As a result, we do not expect that the Combined Company will pay any cash dividends on the Combined Company Common Stock in the foreseeable future.

Following completion of the Business Combination, the Combined Company’s board of directors will have complete discretion as to whether to distribute dividends. Even if the board of directors decides to declare and pay dividends, the timing, amount, and form of such dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by the Combined Company from its subsidiaries, the Combined Company’s financial condition, contractual restrictions, and other factors deemed relevant by the board of directors. There is no guarantee that the shares of the Combined Company Common Stock will appreciate in value after the Business Combination or that the trading price of the shares will not decline. Holders of the Combined Company Common Stock should not rely on an investment in shares of the Combined Company Common Stock as a source for any future dividend income.

The existence of indemnification rights to the Combined Company’s directors, officers, and employees may result in substantial expenditures by the Combined Company and may discourage lawsuits against its directors, officers, and employees.

The Amended Charter and EFHAC’s bylaws, which will become the bylaws of the Combined Company, contain indemnification provisions for its directors, officers, and employees. Such indemnification obligations could result in the Combined Company incurring substantial expenditures to cover the cost of settlement or damage awards against its directors, executive officers, and employees, which it may be unable to recoup. These provisions and resultant costs may also discourage the Combined Company from bringing a lawsuit against its directors and executive officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by its stockholders against its directors and officers even though such actions, if successful, might otherwise benefit the Combined Company and its stockholders.

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If the Combined Company fails to develop or maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results or prevent financial fraud. As a result, current and potential stockholders could lose confidence in its financial reporting.

ECD is, and the Combined Company may be, subject to the risk that its independent registered public accounting firm could communicate to its board of directors that it has deficiencies in its internal control structure that they consider to be “significant deficiencies.” A “significant deficiency” is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is more than a remote likelihood that a material misstatement of the entity’s financial statements will not be prevented or detected by the entity’s internal controls.

Effective internal control is necessary to provide reliable financial reports and effectively prevent fraud. If the Combined Company cannot provide reliable financial reports or prevent fraud, it could be subject to regulatory action or other litigation and its operating results could be harmed. As set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as of December 31, 2022, ECD’s management assessed the effectiveness of ECD’s internal control over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) based on the criteria for effective internal control over financial reporting established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and SEC guidance on conducting such assessments. Management concluded that, during the fiscal year ended December 31, 2022, ECD’s internal control over financial reporting was not effective. Management realized that there were deficiencies in the design or operation of ECD’s internal control over financial reporting that adversely affected it and that ECD’s management considers to be material weaknesses. Such material weaknesses in ECD’s internal control over financial reporting have not been remedied.

ECD’s, and thereby the Combined Company’s, intended business, operations, and accounting are expected to be substantially more complex than ECD’s has been to date. It may be time consuming, difficult, and costly for the Combined Company to develop and implement the internal control and reporting procedures required by the Exchange Act. the Combined Company may need to hire additional financial reporting, internal control, and other finance personnel in order to develop and implement appropriate internal control and reporting procedures. If the Combined Company is unable to comply with the internal control over financial reporting requirements of the Exchange Act, then it may not be able to obtain the required independent accountant certifications, which may preclude it from keeping its filings current with the SEC.

Further, a material weakness in the effectiveness of internal control over financial reporting could result in an increased chance of fraud and the loss of customers, reduce the Combined Company’s ability to obtain financing, and require additional expenditures to comply with these requirements, each of which could have a material adverse effect on its business, results of operations, and financial condition.

If the Combined Company is unable to implement and maintain effective internal control over financial reporting, including as applicable standards governing internal control are modified, supplemented, or amended from time to time, the Combined Company may not be able to ensure that it can conclude on an ongoing basis that it has effective internal control over financial reporting. Failure to achieve and maintain effective internal control over financial reporting could cause the Combined Company to face regulatory action and cause investors to lose confidence in its reported financial information, either of which could adversely affect the value of the Combined Company Common Stock.

Risks Related to EFHAC’s Business and the Business Combination

EFHAC will be forced to liquidate the Trust Account if it cannot consummate an initial business combination by the date that is nine months from the closing of the IPO, or June 13, 2023 (unless extended to as late as March 13, 2024, in accordance with the Certificate of Incorporation). In the event of a liquidation, EFHAC’s public stockholders will receive $[●] per Public Share and the Warrant and the Right included in each Unit will expire worthless.

On June 1, 2023, EFHAC’s stockholders approved an amendment to EFHAC’s amended and restated certificate of incorporation extending the date by which EFHAC has to consummate a business combination up to nine times, each by an additional one-month, from June 13, 2023 to March 13, 2024 by depositing into the Trust Account the lesser of $80,000 and $0.04 for each outstanding share of common stock sold in EFHAC’s IPO for each one-month extension. On June 1, 2023, EFHAC filed such amendment to EFHAC’s amended and restated certificate of incorporation with the Delaware Secretary of State. EFHAC has extended the date by which EFHAC has to consummate a business combination until November 13, 2023. If EFHAC is unable to complete a business combination by November 13, 2023 (unless extended to as late as March 13, 2024), and is forced to liquidate, the per-share liquidation distribution will be $10.00. Furthermore, any Warrants and Rights will expire worthless.

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The Merger Agreement includes a note financing condition as a condition to the consummation of the Business Combination, which may make it more difficult for EFHAC to complete the Business Combination as contemplated.

The obligation of ECD to consummate the Business Combination pursuant to the Merger Agreement is subject to a condition that EFHAC close a senior secured convertible note (the “Note”) through a private placement for an aggregate amount equal to or greater than $15,819,209 (the “Note Financing”). On October 6, 2023, EFHAC executed a securities purchase agreement that contemplates the Note closing immediately before the Closing of the Business Combination. The Closing of the Note is a condition to the Closing of the Business Combination. A copy of the Securities Purchase Agreement, dated October 6, 2023, is attached hereto as Exhibit 10.21 and is incorporated herein by reference.

The closing of the Note Facility condition is for the sole benefit of ECD and can be waived by ECD, in its sole discretion; however, there can be no assurances that ECD will waive the Note Facility condition, or any other condition to Closing described elsewhere in this proxy statement/prospectus.

If such terms are waived and the Business Combination is consummated, the cash held by EFHAC after the Closing may not be sufficient to fully carry out ECD’s business plan. The additional exercise of redemption rights with respect to a large number of EFHAC’s public stockholders may make EFHAC unable to take such actions as may be desirable in order to optimize its capital structure after the Closing and it may not be able to raise additional financing necessary to fund its expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding EFHAC’s ability to continue as a going concern at such time. If these terms are not met, and are not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated.

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You must tender your Public Shares to validly seek redemption at the EFHAC Special Meeting of stockholders.

In connection with tendering your Public Shares for redemption, you must elect either to physically tender your share certificates to Continental or to deliver your Public Shares to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case at least two business days before the EFHAC Special Meeting. The requirement for physical or electronic delivery ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.

EFHAC may redeem your unexpired EFHAC Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.

EFHAC will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of EFHAC common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to warrant holders, and there is a current registration statement in effect with respect to the EFHAC common stock underlying the Public Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants. None of the Private Warrants will be redeemable by the post-combination company so long as they are held by their initial purchasers or their permitted transferees.

In the event EFHAC determined to redeem Public Warrants, holders of redeemable Public Warrants will be notified of such redemption as described in the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and EFHAC, dated September 8, 2022 (the “Warrant Agreement”). Specifically, in the event EFHAC elects to redeem all of the Public Warrants that are subject to redemption, EFHAC will fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by EFHAC not less than 30 days prior to the date fixed for redemption to the registered holders of the Public Warrants to be redeemed at their last addresses as they appear on the warrant register. Any notice mailed in the aforesaid manner will be conclusively presumed to have been duly given, whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable Public Warrants will be notified of such redemption via posting of the redemption notice to DTC.

As of the date of this proxy statement/prospectus, trading prices of EFHAC common stock have not exceeded the threshold that would allow EFHAC to redeem Public Warrants.

If third parties bring claims against EFHAC, the proceeds held in trust could be reduced and the per Public Share liquidation price received by EFHAC’s public stockholders may be less than $10.00.

EFHAC’s placing of funds in trust may not protect those funds from third party claims against EFHAC. Although EFHAC has received from many of the vendors, service providers (other than its independent accountants) and prospective target businesses with which it does business executed agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of EFHAC’s public stockholders, they may still seek recourse against the Trust Account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of EFHAC’s public stockholders. If EFHAC liquidates the Trust Account before the completion of a business combination and distributes the proceeds held therein to its public stockholders, the Sponsor has contractually agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us, but only if such a vendor or prospective target business does not execute such a waiver. However, EFHAC cannot assure you that they will be able to meet such obligation. Therefore, the per-share distribution from the Trust Account for our stockholders may be less than $10.00 per Public Share due to such claims.

Additionally, if EFHAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in EFHAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, EFHAC may not be able to return $10.00 to our public stockholders.

Any distributions received by EFHAC stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, EFHAC was unable to pay its debts as they fell due in the ordinary course of business.

EFHAC’s Certificate of Incorporation provides that it will continue in existence only until November 13, 2023 (unless extended to as late as March 13, 2024 in accordance with the Certificate of Incorporation). If EFHAC is unable to consummate a transaction within the required time period, upon notice from EFHAC, the trustee of the Trust Account will distribute the amount in its Trust Account to its public stockholders. Concurrently, EFHAC shall pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although EFHAC cannot assure you that there will be sufficient funds for such purpose.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $3,163 of proceeds held outside the Trust Account as of June 30, 2023, although we cannot assure you that there will be sufficient funds for such purpose. We will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations we may owe or for working capital purposes.

However, we may not properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, third parties may seek to recover from our stockholders amounts owed to them by us.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.

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If EFHAC’s due diligence investigation of ECD was inadequate, then stockholders of EFHAC following the Business Combination could lose some or all of their investment.

Even though EFHAC conducted a thorough due diligence investigation of ECD, it cannot be sure that this diligence uncovered all material issues that may be present inside ECD or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of ECD and its business and outside of its control will not later arise.

Because the post-combination company will be a publicly traded company by virtue of a merger as opposed to an underwritten initial public offering, the process does not use the services of one or more underwriters, which could result in less diligence being conducted.

In an underwritten initial public offering, underwriters typically conduct due diligence on the company being taken public in order to establish a due diligence defense against liability claims under federal securities laws. Because EFHAC is already a publicly traded company, an underwriter has not been engaged. While the Sponsor may have an inherent conflict of interest because its shares of Common Stock and Warrants will be worthless if EFHAC does not complete a business combination, management and the board of directors of the acquirer, as well as private investors, undertake a certain level of due diligence. However, this due diligence is not necessarily the same level of due diligence undertaken by an underwriter in a traditional initial public offering. If such investigation had occurred, certain information in this proxy statement/prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter.

Stockholder litigation and regulatory inquiries and investigations are expensive and could harm EFHAC’s operating results and could divert management attention.

In the past, securities class action litigation and/or stockholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any stockholder litigation and/or regulatory investigations against EFHAC, whether or not resolved in EFHAC’s favor, could result in substantial costs and divert EFHAC’s management’s attention from other business concerns, which could adversely affect EFHAC’s business and cash resources and the ultimate value EFHAC’s stockholders receive as a result of the Business Combination.

EFHAC’s Current Charter includes a requirement that it must have net tangible assets of at least $5,000,001 upon consummation of the Business Combination and this requirement may not be satisfied in the maximum redemption scenario, which may make us unable to consummate the Business Combination.

EFHAC’s Current Charter provides that it must have net tangible assets upon consummation of an initial business combination. As more fully described in the section of this proxy statement/prospectus titled “Unaudited Pro Forma Condensed Combined Financial Information” in the Maximum Redemption Scenario, this requirement may not be satisfied and the Business Combination will not be completed. If EFHAC does not consummate the Business Combination and fails to complete an initial business combination by November 13, 2023 (unless such date has been extended as described herein), EFHAC will be required to dissolve and liquidate, unless EFHAC obtains stockholder approval to amend the Current Charter to extend the date by which it must consummate an initial business combination. This proxy statement/prospectus, includes a proposal for the EFHAC stockholders to consider and vote upon a proposal to approve an amendment to the Amended and Restated Certificate of Incorporation of EFHAC, a copy of which is to be attached to this proxy statement/prospectus as Annex B, to expand the methods that EFHAC may employ to not become subject to the “penny stock” rules of the Securities and Exchange Commission, which we refer to as the “NTA Requirement Amendment Proposal.” If the NTA Requirement Amendment Proposal is approved, EFHAC will not be required to have at least $5,000,001 upon consummation of the Business Combination.

The Initial Stockholders who own shares of Common Stock and Private Units will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether the Business Combination is appropriate.

As of the Record Date, the Initial Stockholders owned an aggregate of 2,875,000 shares of Common Stock and 257,500 Private Units. They have waived their right to redeem any founder shares in connection with a stockholder vote to approve a proposed initial business combination or sell any founder shares to EFHAC in a tender offer in connection with a proposed initial business combination, or to receive distributions with respect to any founder shares upon the liquidation of the Trust Account if EFHAC is unable to consummate a business combination. Based on a market price of $10.65 per share of Common Stock on October 13, 2023, the value of the Private Units was approximately $2.7 million. The Private Units (including underlying securities) and Founder Shares acquired prior to the IPO will be worthless if EFHAC does not consummate a business combination. Consequently, our directors’ discretion in identifying and selecting ECD as a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in EFHAC’s public stockholders’ best interest.

EFHAC is requiring stockholders who wish to redeem their Public Shares in connection with a proposed business combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

EFHAC is requiring stockholders who wish to redeem their Public Shares to either tender their certificates to Continental or to deliver their Public Shares to Continental electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System at least two business days before the EFHAC Special Meeting. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is EFHAC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, because EFHAC does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical certificate. While EFHAC has been advised that it takes a short time to deliver Public Shares through the DWAC System, EFHAC cannot assure you of this fact. Accordingly, if it takes longer than EFHAC anticipates for stockholders to deliver their Public Shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their Public Shares.

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EFHAC will require its public stockholders who wish to redeem their Public Shares in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming stockholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.

If EFHAC requires public stockholders who wish to redeem their Public Shares in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not consummated, EFHAC will promptly return such certificates to its public stockholders. Accordingly, investors who attempted to redeem their Public Shares in such a circumstance will be unable to sell their securities after the failed acquisition until EFHAC has returned their securities to them. The market price of Public Shares may decline during this time and you may not be able to sell your securities when you wish to, even while other stockholders that did not seek redemption may be able to sell their securities.

If EFHAC’s security holders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of EFHAC’s securities.

The Initial Stockholders are entitled to make a demand that it register the resale of their founder shares at any time commencing three months prior to the date on which their shares may be released from escrow. Additionally, the holders of the Private Units are entitled to demand that EFHAC register the resale of the Private Units and any other Units EFHAC issues to them (and the underlying securities) commencing at any time after EFHAC consummates an initial business combination. If such persons exercise their registration rights with respect to all of their securities, then there will be an additional [●] shares of Common Stock and [●] Warrants (and underlying securities) eligible for trading in the public market. The presence of these additional shares of Common Stock and Warrants (and underlying securities) trading in the public market may have an adverse effect on the market price of EFHAC’s securities.

EFHAC will not obtain an opinion from an unaffiliated third party as to the fairness of the Business Combination to its stockholders.

The Board deemed the fairness opinion to be unnecessary based on the valuation of the ECD relative to the comparable companies, which included Ferrari, Porsche, Aston Martin, LVMH, Hermes, Moncler and Richemont. EFHAC is not required to obtain an opinion from an unaffiliated third party that the price it is paying in the Business Combination is fair to its public stockholders from a financial point of view. EFHAC’s public stockholders therefore, must rely solely on the judgment of the Board in determining the fairness of the Business Combination

If the Business Combination’s benefits do not meet the expectations of financial or industry analysts, the market price of EFHAC’s securities may decline.

The market price of EFHAC’s securities may decline as a result of the Business Combination if:

●	EFHAC does not achieve the perceived benefits of the acquisition as rapidly as, or to the extent anticipated by, financial or industry analysts; or

●	The effect of the Business Combination on the financial statements is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of decreasing stock prices.

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EFHAC’s directors and officers may have certain conflicts in determining to recommend the acquisition of ECD, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a stockholder.

EFHAC’s management and directors have interests in and arising from the Business Combination that are different from, or in addition to, your interests as a stockholder, which could result in a real or perceived conflict of interest. These interests include the fact that certain of the shares of Common Stock and Private Units (including the underlying securities) owned by EFHAC’s management and directors, or their affiliates and associates, would become worthless if the Business Combination Proposal is not approved and EFHAC otherwise fails to consummate a business combination prior to November 13, 2023 (unless such date has been extended as described herein). See “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” beginning on page 66 for additional information.

EFHAC and ECD have incurred and expect to incur significant costs associated with the Business Combination. Whether or not they complete the Business Combination, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by EFHAC if the Business Combination is completed or by EFHAC if the Business Combination is not completed.

EFHAC and ECD have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, EFHAC expects to incur approximately $2.0 million in expenses (excluding the deferred underwriting commissions of $4.0 million and the placement agent fee of $1.4 million to be settled with $0.5 million cash and 0.5 million shares of EFHAC common stock pursuant to the Satisfaction and Discharge Agreement entered into by EFHAC and EF Hutton on October 14, 2023). These expenses will reduce the amount of cash available to be used for other corporate purposes by EFHAC if the Business Combination is completed or by EFHAC if the Business Combination is not completed.

EFHAC has incurred and will incur significant transaction costs in connection with transactions contemplated by the Merger Agreement.

EFHAC has incurred and will incur significant transaction costs in connection with the Business Combination. If the Business Combination is not consummated, EFHAC may not have sufficient funds to seek an alternative business combination and may be forced to liquidate and dissolve.

EFHAC may not be able to complete an initial business combination with a U.S. target company since such initial business combination may be subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (“CFIUS”), or ultimately prohibited.

ECD UK is a company incorporated in the UK, with operations in the UK, and is a wholly-owned subsidiary of ECD. Certain of ECD’s directors are citizens of countries other than the United States. While EFHAC believes that the nature of EFHAC’s business, and the nature of the businesses of ECD, should not make the transaction subject to U.S. foreign regulations or review by a U.S. government entity, it is possible that the Business Combination may be subject to a CFIUS review, the scope of which was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”), to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subjects certain categories of investments to mandatory filings. If an initial business combination falls within CFIUS’s jurisdiction, EFHAC may determine that it is required to make a mandatory filing or that it will submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing of the initial business combination. CFIUS may decide to block or delay the in initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order the combined company to divest all or a portion of a U.S. business of the combined company without first obtaining CFIUS clearance, which may limit the attractiveness of or prevent EFHAC from pursuing certain initial business combination opportunities that EFHAC believes would otherwise be beneficial to EFHAC and its stockholders. As a result, the pool of potential targets with which EFHAC could complete an initial business combination may be limited and EFHAC may be adversely affected in terms of competing with other special purpose acquisition companies which do not have similar foreign ownership issues.

Moreover, the process of government review, whether by the CFIUS or otherwise, could be lengthy and EFHAC has limited time to complete its initial business combination. If EFHAC cannot complete its initial business combination within the Combination Period because the review process drags on beyond such timeframe, or because our initial business combination is ultimately prohibited by CFIUS or another U.S. government entity, EFHAC may be required to liquidate. This will also cause you to lose the investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in the combined company. In addition, the Warrants will expire worthless.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what the Combined Company’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Combined Company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

A significant number of EFHAC common stock were redeemed in June 2023. The reduced liquidity and number of round-lot holders of EFHAC’s public shares may make it more difficult for EFHAC to meet Nasdaq’s listing requirements and to consummate the Business Combination, and as a result, EFHAC common stock may have low liquidity following the Business Combination.

On June 1, 2023, EFHAC’s stockholders approved an amendment to EFHAC’s amended and restated certificate of incorporation extending the date by which EFHAC has to consummate a business combination up to nine times, each by an additional one-month, from June 13, 2023 to March 13, 2024, by depositing into the Trust Account the lesser of $80,000 and $0.04 for each outstanding share of common stock sold in EFHAC’s IPO for each one-month extension. On June 1, 2023, EFHAC filed such amendment to EFHAC’s amended and restated certificate of incorporation with the Delaware Secretary of State. In connection with the stockholders’ vote at the Special Meeting of Stockholders held by EFHAC on June 1, 2023, 8,007,353 shares were tendered for redemption, leaving 3,492,647 Public Shares outstanding. Approximately $82.5 million was withdrawn from the Trust Account to pay for the redemption in June 2023, leaving approximately $35.9 million in the Trust Account as of June 1, 2023.

Reduction in EFHAC’s available public float will likely also reduce the trading volume and liquidity of EFHAC’s securities and increase the volatility of EFHAC’s securities. With a significantly smaller number of stockholders, trading in the shares of the Combined Company may be limited and your ability to sell your shares in the market could be adversely affected. The Combined Company intends to apply to list its shares on the Nasdaq, and Nasdaq may not list the common stock on its exchange, which could limit investors’ ability to make transactions in EFHAC’s securities and subject EFHAC to additional trading restrictions.

Furthermore, additional shares may be redeemed in connection with the closing of the Business Combination, further reducing the Combined Company’s public float and number of stockholders, again increasing the likelihood that EFHAC is unable to meet Nasdaq listing requirements and close the Business Combination.

In the event that a significant number of Public Shares are redeemed, the Common Stock may become less liquid following the Business Combination.

If a significant number of Public Shares are redeemed, EFHAC may be left with a significantly smaller number of stockholders. As a result, trading in the shares of the Combined Company may be limited and your ability to sell your shares in the market could be adversely affected. The Combined Company intends to apply to list its shares on Nasdaq, and Nasdaq may not list the Common Stock, which could limit investors’ ability to make transactions in EFHAC’s securities and subject EFHAC to additional trading restrictions.

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The Combined Company will be required to meet the initial listing requirements to be listed on Nasdaq. However, the Combined Company may be unable to maintain the listing of its securities in the future.

In connection with the special meeting of stockholders held by EFHAC on June 1, 2023 where the stockholders approved certain proposal extending the date by which EFHAC has to consummate a business combination up to nine times, each by an additional one-month, from June 13, 2023 to March 13, 2024 by depositing into the Trust Account the lesser of $80,000 and $0.04 for each outstanding share of common stock sold in EFHAC’s IPO for each one-month extension. On June 1, 2023, EFHAC filed such amendment to EFHAC’s amended and restated certificate of incorporation with the Delaware Secretary of State. In connection with the stockholders’ vote at the Special Meeting of Stockholders held by EFHAC on June 1, 2023, 8,007,353 shares were tendered for redemption, leaving 3,492,647 Public Shares outstanding. Approximately $82.5 million was withdrawn from the Trust Account to pay for the redemption in June 2023, leaving approximately $35.9 million in the Trust Account as of June 1, 2023. As a result of the redemptions, EFHAC now has less liquidity and fewer round-lot holders of EFHAC’s public shares, which may make it more difficult to meet Nasdaq listing requirements. If the Combined Company fails to meet the continued listing requirements and Nasdaq delists its securities, EFHAC could face significant material adverse consequences, including:

●	a limited availability of market quotations for its securities;

●	a limited amount of news and analyst coverage for the Combined Company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future

EFHAC may waive one or more of the conditions to the Business Combination without resoliciting stockholder approval for the Business Combination.

EFHAC may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. The Board will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and of proxies is warranted. In some instances, if the Board determines that a waiver is not sufficiently material to warrant resolicitation of stockholders, EFHAC has the discretion to complete the Business Combination without seeking further stockholder approval. For example, it is a condition to EFHAC’s obligations to close the Business Combination that there be no applicable law and no injunction or other order restraining or imposing any condition on the consummation of the Business Combination, however, if the Board determines that any such order or injunction is not material to the business of ECD, then the Board may elect to waive that condition without stockholder approval and close the Business Combination.

EFHAC’s stockholders will experience immediate dilution as a consequence of the issuance of Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that EFHAC’s current stockholders have on the management of EFHAC.

We anticipate that upon completion of the Business Combination, assuming no redemptions of the 3,492,647 Public Shares, EFHAC’s stockholders will retain an ownership interest of approximately 14.6% in the Combined Company, the ECD Securityholders will own approximately 74.5% of the Combined Company, the Initial Stockholders will own approximately 9.4% of the Combined Company, and EF Hutton will own approximately 1.5% of the Combined Company. If maximum Public Shares are redeemed, EFHAC’s stockholders will retain an ownership interest of approximately 6.9% in the Combined Company, the ECD Securityholders will own approximately 81.3% of the Combined Company, the Initial Stockholders will own approximately 10.2% of the Combined Company, and EF Hutton will own approximately 1.6% of the Combined Company. The ownership percentages with respect to the Combined Company do not take into account the issuance of any additional shares of Common Stock underlying the Public Warrants, the Private Warrants, the Common Shares Warrant, the Preferred Shares Warrant, the Series A Convertible Preferred Stock, or the Senior Secured Convertible Notes, but do take into account the issuance of 1,469,688 shares of the Combined Company Common Stock pursuant to the Rights. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the EFHAC stockholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Risks Related to the Combined Company Common Stock and the Securities Market

The Combined Company’s stock price may fluctuate significantly.

The market price of the Combined Company Common Stock may fluctuate widely, depending on many factors, some of which may be beyond our control, including:

●	actual or anticipated fluctuations in our results of operations due to factors related to its business;

●	success or failure of its business strategies;

●	competition and industry capacity;

●	changes in interest rates and other factors that affect earnings and cash flow;

●	its level of indebtedness, its ability to make payments on or service its indebtedness and its ability to obtain financing as needed;

●	its ability to retain and recruit qualified personnel;

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●	its quarterly or annual earnings, or those of other companies in its industry;

●	announcements by us or its competitors of significant acquisitions or dispositions;

●	changes in accounting standards, policies, guidance, interpretations or principles;

●	the failure of securities analysts to cover, or positively cover, the Combined Company Common Stock after the Business Combination;

●	changes in earnings estimates by securities analysts or its ability to meet those estimates;

●	the operating and stock price performance of other comparable companies;

●	investor perception of the company and its industry;

●	overall market fluctuations unrelated to its operating performance;

●	results from any material litigation or government investigation;

●	changes in laws and regulations (including tax laws and regulations) affecting its business;

●	changes in capital gains taxes and taxes on dividends affecting stockholders; and

●	general economic conditions and other external factors.

Low trading volume for the Combined Company Common Stock, which may occur if an active trading market does not develop, among other reasons, would amplify the effect of the above factors on stock price volatility.

Should the market price of our shares drop significantly, stockholders may institute securities class action lawsuits against us. A lawsuit against the Combined Company could cause the Combined Company to incur substantial costs and could divert the time and attention of its management and other resources.

An active, liquid trading market for the Combined Company Common Stock may not develop, which may limit your ability to sell your shares.

An active trading market for shares of the Combined Company Common Stock may never develop or be sustained following the consummation of the Business Combination. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither the Combined Company nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of the Combined Company Common Stock. An inactive market may also impair the Combined Company’s ability to raise capital to continue to fund operations by issuing shares and may impair the Combined Company’s ability to acquire other companies or technologies by using the Combined Company’s shares as consideration.

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As an “emerging growth company” (as defined in the JOBS Act), we will have different disclosure and other requirements than U.S. domestic registrants and non-emerging growth companies.

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for emerging growth companies. Under this Act, as an emerging growth company, we will not be subject to the same disclosure and financial reporting requirements as non-emerging growth companies. For example, as an emerging growth company we are permitted to, and intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Also, we will not have to comply with future audit rules promulgated by the U.S. Public Company Accounting Oversight Board, or “PCAOB,” (unless the SEC determines otherwise) and our auditors will not need to attest to our internal controls under Section 404(b) of the Sarbanes-Oxley Act. We may follow these reporting exemptions until we are no longer an emerging growth company. As a result, our shareholders may not have access to certain information that they deem important. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our IPO, (b) in which we have total annual revenues of at least US$1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our equity securities that is held by non-affiliates exceeds US$700.0 million as of the prior June 30, and (2) the date on which we have issued more than US$1.0 billion in non-convertible debt during the prior three-year period. Accordingly, the information about us available to you will not be the same as, and may be more limited than, the information available to shareholders of a non-emerging growth company. We could be an “emerging growth company” for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Units held by non-affiliates exceeds $700 million as of any June 30 (the end of our second fiscal quarter) before that time, in which case we would no longer be an “emerging growth company” as of the following December 31 (our fiscal year end). We cannot predict if investors will find our shares or units less attractive because we may rely on these exemptions. If some investors find our shares or units less attractive as a result, there may be a less active trading market for our shares or units and their prices may be more volatile.

Risks Related to U.S. and International Taxation Generally and in Connection with the Business Combination

Changes in tax laws or exposure to additional income tax liabilities could affect ECD’s future profitability.

Factors that could materially affect ECD’s future effective tax rates include but are not limited to:

●	changes in tax laws or the regulatory environment;

●	changes in accounting and tax standards or practices;

●	changes in the composition of operating income by tax jurisdiction; and

●	ECD’s operating results before taxes.

Because ECD does not have a long history of operating at its present scale and it has significant expansion plans, ECD’s effective tax rate may fluctuate in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under GAAP, changes in the composition of earnings in countries with differing tax rates, changes in deferred tax assets and liabilities, or changes in tax laws.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), was signed into law making significant changes to the Code. In particular, sweeping changes were made to the U.S. taxation of foreign operations. Changes include, but are not limited to, a permanent reduction to the corporate income tax rate, limiting interest deductions, adopting elements of a territorial tax system, assessing a repatriation tax or “toll-charge” on undistributed earnings and profits of U.S.-owned foreign corporations, and introducing certain anti-base erosion provisions, including a new minimum tax on global intangible low-taxed income and base erosion and anti-abuse tax. The new legislation had no effect on ECD’s 2018, 2019, 2020 or 2021 provision for income taxes because the Company incurred losses in the U.S. in these years, and the management set up a full valuation allowance against its U.S. federal and states deferred tax assets.

In addition to the impact of the Tax Act on ECD’s federal taxes, the Tax Act may impact its taxation in other jurisdictions, including with respect to state income taxes. State legislatures have not had sufficient time to respond to the Tax Act. Accordingly, there is uncertainty as to how the laws will apply in the various state jurisdictions. Additionally, other foreign governing bodies may enact changes to their tax laws that could result in changes to ECD’s global tax position and materially adversely affect its business, results of operations and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and technologies and the use of intangibles. Tax authorities could disagree with ECD’s future intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If ECD does not prevail in any such disagreements, its profitability may be affected.

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If the Business Combination does not qualify as a tax-free reorganization under Section 368(a) of the Code, holders of ECD Common Stock may incur a substantially greater U.S. federal income tax liability as a result of the Business Combination.

EFHAC and ECD intend for the Business Combination to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. However, neither EFHAC nor ECD has requested, or intends to request, an opinion of tax counsel or a ruling from the IRS, with respect to the tax consequences of the Business Combination and there can be no assurance that the companies’ position would be sustained by a court if challenged by the IRS. Accordingly, if the IRS or a court determines that the Business Combination does not qualify as a reorganization under Section 368(a) of the Code and is therefore fully taxable for U.S. federal income tax purposes, holders of ECD Common Stock generally would recognize taxable gain or loss on their receipt of the Combined Company Common Stock in connection with the Business Combination. For a more complete discussion of U.S. federal income tax consequences of the Business Combination, see the section titled “Material U.S. Federal Income Tax Consequences — Tax Consequences of the Business Combination to U.S. Holders of ECD Common Stock.”

THE EFHAC SPECIAL MEETING

General

EFHAC is furnishing this proxy statement/prospectus to the EFHAC stockholders as part of the solicitation of proxies by the Board for use at the EFHAC Special Meeting of EFHAC stockholders to be held on [●], 2023 and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about [●], 2023 in connection with the vote on the Proposals. This proxy statement/prospectus provides you with the information you need to know to be able to vote or instruct your vote to be cast at the EFHAC Special Meeting.

Date, Time and Place

The EFHAC Special Meeting will be held virtually at [●] [●].m., Eastern Time, on [●] and conducted exclusively via live webcast at [●], or such other date, time and place to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice. There will not be a physical location for the EFHAC Special Meeting, and you will not be able to attend the meeting in person. We are pleased to utilize the virtual stockholder meeting technology to provide ready access and cost savings for our stockholders and EFHAC. The virtual meeting format allows attendance from any location in the world. You will be able to attend, vote your shares, view the list of stockholders entitled to vote at the EFHAC Special Meeting and submit questions during the EFHAC Special Meeting via a live webcast available at [●].

Virtual EFHAC Special Meeting Registration

To register for the virtual meeting, please follow these instructions as applicable to the nature of your ownership of the Common Stock.

If your shares are registered in your name with Continental and you wish to attend the online-only virtual meeting, go to [●], enter the control number you received on your proxy card and click on the “Click here” to preregister for the online meeting link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to participate in the virtual EFHAC Special Meeting.

Beneficial stockholders who wish to participate in the online-only virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to [●]. Beneficial stockholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting Continental a beneficial holder will receive an email prior to the meeting with a link and instructions for entering the virtual EFHAC Special Meeting. Beneficial stockholders should contact Continental at least five business days prior to the meeting date.

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Accessing the Virtual EFHAC Special Meeting Webcast

You will need your control number for access. If you do not have your control number, contact Continental at the phone number or email address below. Beneficial investors who hold shares through a bank, broker or other intermediary, will need to contact them and obtain a legal proxy. Once you have your legal proxy, contact Continental to have a control number generated. Continental contact information is as follows: 917 [●] or email proxy@continentalstock.com.

Record Date; Who is Entitled to Vote

EFHAC has fixed the close of business on [●], 2023, as the record date for determining those EFHAC stockholders entitled to notice of and to vote at the EFHAC Special Meeting. As of the close of business on [●], 2023, there were [●] shares of Common Stock issued and outstanding and entitled to vote, of which [●] are Public Shares and [●] are founder shares held by the Initial Stockholders. Each holder of shares of Common Stock is entitled to one vote per share on each proposal. If your shares are held in “street name,” you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions.

In connection with the IPO, we entered into certain letter agreements pursuant to which the Initial Stockholders agreed to vote any shares of Common Stock owned by them in favor of our initial business combination. The Initial Stockholders also entered into the Letter Agreement, pursuant to which they are obligated to, among other things, vote in favor of the Business Combination Proposal and the other proposals. As of the date of this proxy statement, the Initial Stockholders hold approximately [●]% of the outstanding Common Stock.

Quorum and Required Vote for Stockholder Proposals

A quorum of EFHAC stockholders is necessary to hold a valid meeting. A quorum will be present at the EFHAC Special Meeting if a majority of the shares of Common Stock issued and outstanding is present by virtual attendance or represented by proxy and entitled to vote at the EFHAC Special Meeting. Abstentions by virtual attendance and by proxy will count as present for the purposes of establishing a quorum but broker non-votes will not.

Approval of the Business Combination Proposal, the Nasdaq Proposal, the Plan Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the EFHAC Special Meeting or any adjournment thereof. Approval of the NTA Requirement Amendment Proposal and the Charter Amendment Proposal will require the approval of a majority of the issued and outstanding shares of Common Stock. Attending the EFHAC Special Meeting either by virtual attendance or represented by proxy and abstaining from voting and a broker non-vote will have the same effect as voting against the NTA Requirement Amendment Proposal and the Charter Amendment Proposal.

Along with the approval of the NTA Requirement Amendment Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Plan Proposal and the approval of the Business Combination Proposal are conditions to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the Business Combination will not take place. Approval of this Business Combination Proposal is also a condition to Proposal 2, Proposals 3, Proposals 4A – 4D, Proposal 5 and Proposal 6. If the NTA Requirement Amendment Proposal, Charter Amendment Proposal or the Nasdaq Proposal are not approved, unless waived, this Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the EFHAC Special Meeting of any adjournment or postponement thereof) and the Business Combination will not occur.

Voting Your Shares

Each share of Common Stock that you own in your name entitles you to one vote on each proposal to be presented to stockholders at the EFHAC Special Meeting. Your proxy card shows the number of shares of Common Stock that you own.

There are two ways to ensure that your shares of Common Stock are voted at the EFHAC Special Meeting:

●	You can vote your shares by signing, dating and returning the enclosed proxy card in the pre-paid postage envelope provided. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by the Board. The Board recommends voting “FOR” each of the Proposals. If you hold your shares of Common Stock in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that the votes related to the shares you beneficially own are properly represented and voted at the EFHAC Special Meeting.

●	You can participate in the virtual EFHAC Special Meeting and vote during the EFHAC Special Meeting even if you have previously voted by submitting a proxy as described above. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way EFHAC can be sure that the broker, bank or nominee has not already voted your shares.

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IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL (AS WELL AS THE OTHER PROPOSALS).

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;

●	if you are a record holder, you may notify our proxy solicitor, Advantage Proxy, in writing before the EFHAC Special Meeting that you have revoked your proxy; or

●	you may participate in the virtual EFHAC Special Meeting, revoke your proxy, and vote during the virtual EFHAC Special Meeting, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Common Stock, you may contact Advantage Proxy, our proxy solicitor as follows:

Advantage Proxy

P.O. Box 13581

Des Moines, WA 98198

Toll Free: 877-870-8565

Collect: 206-870-8565

No Additional Matters May Be Presented at the EFHAC Special Meeting

The EFHAC Special Meeting has been called only to consider the approval of the Business Combination Proposal, the NTA Requirement Amendment Proposal, the Charter Amendment Proposal, the Advisory Proposals, the Nasdaq Proposal, the Plan Proposal and the Adjournment Proposal. Under our Certificate of Incorporation, other than procedural matters incident to the conduct of the EFHAC Special Meeting, no other matters may be considered at the EFHAC Special Meeting if they are not included in the notice of the EFHAC Special Meeting.

Approval of the Business Combination Proposal, the Nasdaq Proposal, the Plan Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the EFHAC Special Meeting or any adjournment thereof.

Redemption Rights

Pursuant to our Certificate of Incorporation, a holder of Public Shares may demand that EFHAC redeem such Public Shares for cash in connection with a business combination. You may not elect to redeem your Public Shares prior to the completion of a business combination.

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If you are a public stockholder and you seek to have your shares redeemed, you must submit your request in writing that we redeem your Public Shares for cash no later than [●] [●].m., Eastern Time on [●], 2023 (at least two business days before the EFHAC Special Meeting). The request must be signed by the applicable stockholder in order to validly request redemption. A stockholder is not required to submit a proxy card or vote in order to validly exercise redemption rights. The request must identify the holder of the Public Shares to be redeemed and must be sent to Continental at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th floor
New York, NY 10004

Attn: Mark Zimkind

E-mail: mzinkind@continentalstock.com

You must tender the Public Shares for which you are electing redemption at least two business days before the EFHAC Special Meeting by either:

●	Delivering certificates representing the Public Shares to Continental, or

●	Delivering the Public Shares electronically through the DWAC system.

Any corrected or changed written demand of redemption rights must be received by Continental at least two business days before the EFHAC Special Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the EFHAC Special Meeting.

Public stockholders may seek to have their Public Shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of Public Shares as of the Record Date. Any public stockholder who holds Public Shares of EFHAC on or before [●], 2023 (at least two business days before the EFHAC Special Meeting) will have the right to demand that his, her or its Public Shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

In connection with tendering your shares for redemption, you must elect either to physically tender your certificates to Continental or deliver your Public Shares to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case, at least two business days before the EFHAC Special Meeting.

If you wish to tender through the DWAC system, please contact your broker and request delivery of your Public Shares through the DWAC system. Delivering Public Shares physically may take significantly longer. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC, and Continental will need to act together to facilitate this request. It is EFHAC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. EFHAC does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical certificate. Stockholders who request physical certificates and wish to redeem may be unable to meet the deadline for tendering their Public Shares before exercising their redemption rights and thus will be unable to redeem their Public Shares.

In the event that a stockholder tenders his/her/its Public Shares and decides prior to the consummation of the Business Combination that it does not want to redeem his/her/its Public Shares, the stockholder may withdraw the tender. In the event that a stockholder tenders Public Shares and the Business Combination is not completed, these Public Shares will not be redeemed for cash and the physical certificates representing these Public Shares will be returned to the stockholder promptly following the determination that the Business Combination will not be consummated. EFHAC anticipates that a stockholder who tenders Public Shares for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such Public Shares soon after the completion of the Business Combination.

If properly demanded by EFHAC’s public stockholders, EFHAC will redeem each Public Share into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of [●], 2023, this would amount to approximately $[10.00] per Public Share. If you exercise your redemption rights, you will be exchanging your Public Shares for cash and will no longer own the Public Shares.

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Assuming maximum redemptions, the value of outstanding Public Warrants was approximately $[ ] based on the closing price of the warrants of $[ ] on The Nasdaq Capital Market as of [ ], 2023. The potential for the issuance of a substantial number of additional common stock upon exercise of these warrants could make the post-Business Combination company less attractive to investors. Any such issuance will increase the number of issued and outstanding shares of common stock and reduce the value of the outstanding common stock. Therefore, the outstanding warrants could have the effect of depressing the share price of EFHAC’s common stock.

Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 20% of the Public Shares.

If too many public stockholders exercise their redemption rights, we may not be able to meet certain closing conditions, and as a result, would not be able to proceed with the Business Combination. EFHAC may enter into agreements with holders of Public Shares in which the holders agree to not redeem their Public Shares so as to ensure that the net tangible assets test is satisfied. In addition, the Sponsor or one of its affiliates may purchase Public Shares in the open market or in privately negotiated transactions for the purpose preventing such shares from being redeemed. In such circumstances, the Sponsor or its affiliates will not purchase any Public Shares at a price higher than the price offered through the redemption process. EFHAC represents that:

(i) any Public Shares purchased by the Sponsor or its affiliates will not be voted in favor of approving the Business Combination transaction;

(ii) the Sponsor and its affiliates will not possess any redemption rights with respect to the Public Shares purchased or, if they possess redemption rights, they waive such rights; and

(iii) EFHAC will disclose in a Form 8-K, prior to the Special Meeting, the following:

(a) the amount of Public Shares purchased outside of the redemption offer by the Sponsor or its affiliates, along with the purchase price;

(b) the purpose of the purchases by the Sponsor or its affiliates;

(c) the impact, if any, of the purchases by the Sponsor or its affiliates on the likelihood that the Business Combination will be approved;

(d) the identities of security holders who sold to the Sponsor or its affiliates (if not purchased on the open market) or the nature of such security holders (e.g., 5% security holders); and

(e) the number of Public Shares for which EFHAC has received redemption requests in connection with the approval of the Business Combination

Proxies and Proxy Solicitation Costs

EFHAC is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. EFHAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement/prospectus and proxy card. EFHAC will bear the cost of solicitation. Advantage Proxy, a proxy solicitation firm that EFHAC has engaged to assist it in soliciting proxies, will be paid a fixed fee of approximately $[●] and be reimbursed out-of-pocket expenses.

EFHAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. EFHAC will reimburse them for their reasonable expenses.

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PROPOSAL 1 — THE BUSINESS COMBINATION PROPOSAL

EFHAC is asking its stockholders to adopt the Merger Agreement and approve the Business Combination. EFHAC stockholders should read carefully this proxy statement/prospectus in its entirety, including the subsection below titled “The Merger Agreement,” for more detailed information concerning the Business Combination and the terms and conditions of the Merger Agreement. We also urge EFHAC stockholders to read carefully the Merger Agreement in its entirety before voting on this proposal. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

The Merger Agreement

On March 3, 2023, the Parent entered into the Merger Agreement with the Company, ECD UK, Merger Sub and Scott Wallace, as the Securityholder Representative, pursuant to which Merger Sub will merge with and into the Company with the Company as the surviving corporation and becoming a wholly-owned subsidiary of Parent. In connection with the Merger, the Parent will change its name to “ECD Automotive Design, Inc.” or such other name designated by the Company by notice to Parent. The Board has unanimously (i) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby, and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of the Registrant. On October 14, 2023, the Parent, the Company, ECD UK, Merger Sub and Scott Wallace, as the Securityholder Representative entered into an amendment to the Merger Agreement. A copy of the Merger Agreement and the First Amendment to the Merger Agreement, dated as of October 14, 2023 is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Company Securities

Merger Consideration. At the closing of the Merger, the Parent will issue 25.1 million shares of its common stock, par value $0.0001 per share (the “Parent Common Stock”) to the ECD Securityholders, as further described in the Merger Agreement. Parent will also pay the ECD Initial Securityholders a cash payment of $2,000,000 as consideration for the Merger.

PIPE

Parent and the Company shall use commercially reasonable efforts to close the Note Financing.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (i) entity organization, good standing and qualification, (ii) capital structure, (iii) authorization to enter into the Merger Agreement, (iv) compliance with laws and permits, (v) taxes, (vi) financial statements and internal control over financial reporting, (vii) real and personal property, (viii) material contracts, (ix) environmental matters, (x) absence of changes, (xi) employee matters, (xii) litigation, and (xiii) brokers and finders.

Covenants

The Merger Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Merger and efforts to satisfy conditions to consummation of the Merger. The Merger Agreement also contains additional covenants of the parties, including, among others, covenants providing for the Registrant and the Company to use reasonable best efforts to cooperate in the preparation of the Registration Statement and Proxy Statement (as each such term is defined in the Merger Agreement) required to be filed in connection with the Merger and to obtain all requisite approvals of their respective stockholders including, in the case of the Registrant, approvals of the restated certificate of incorporation, the post-closing board of directors and the share issuance under Nasdaq rules. The Registrant has also agreed to include in the Proxy Statement the recommendation of its board that stockholders approve all of the proposals to be presented at the special meeting.

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Exclusivity

Each of the Registrant and the Company has agreed that from the date of the Merger Agreement to the earlier of the closing of the Merger and the termination of the Merger Agreement, neither the Company nor the Parent will: (i) encourage, solicit, initiate, engage or participate in negotiations with any party concerning any alternative transaction, (ii) take any other action intended or designed to facilitate the efforts of any person relating to a possible alternative transaction or (iii) approve, recommend or enter into any alternative transaction or any contract or agreement related to any alternative transaction.

Conditions to Closing

The consummation of the Merger is conditioned upon customary closing conditions including: (i) no authority having enacted, issued, promulgated, enforced or entered any law or order which is then in effect that makes the transactions contemplated by the Merger Agreement illegal or otherwise prohibits consummation of such transactions; (ii) no legal action having been commenced or asserted in writing (and not orally) by any authority to enjoin or otherwise materially restrict the consummation of the Closing; (iii) the approval of the Merger Agreement by the requisite vote of the stockholders of the Company; (iv) each of the Required Parent Proposals (as defined in the Merger Agreement) having been approved at Parent’s stockholder meeting; (v) the combined company’s initial listing application filed with Nasdaq in connection with the Merger having been approved; (vi) the Form S-4 filed by the Registrant relating to the Merger Agreement and the Merger will have been declared effective and no stop order suspending the effectiveness of the Form S-4 will have been issued by the SEC that remains in effect and no proceeding seeking such a stop order will have been initiated by the SEC and not withdrawn; (vii) the Parent Closing Cash shall equal or exceed $65,000,000, (viii) each party having performed or complied with the provisions of the Merger Agreement applicable to it, subject to agreed upon standards; (ix) the truth and accuracy of each party’s representations and warranties included in the Merger Agreement, subject to agreed-upon standards; (x) the absence of any material adverse effect with respect to a party to the Merger Agreement; (xi) the receipt of a certificate, dated as of the Closing, signed by the respective Chief Executive Officer certifying the compliance with various closing conditions; (xii) the execution by the relevant party or parties of all ancillary documents; (xiii) the Company will have delivered to Parent a duly executed certificate conforming to the requirements of Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the United States Treasury regulations, and a notice to be delivered to the United States Internal Revenue Service as required under Section 1.897-2(h)(2) of the United States Treasury regulations, each dated no more than 30 days prior to the Closing Date and in form and substance reasonable acceptable to Parent; (xiv) no more than 5% of the issued and outstanding shares of Company Capital Stock having exercised dissenters’ rights of appraisal; (xv) the Company having provided each Company Consent set forth on Schedule 4.8 of the Merger Agreement; (xvi) the Company having delivered to Parent the financial statements required to be included in the Parent’s SEC Documents and the 2022 Audited Financial Statements prior to June 30, 2023; (xvii) each Company Stockholder, as defined in the Merger Agreement and listed on Schedule 7.4(a) of the Merger Agreement will have entered into a Company Lock-Up Agreement with respect to such Company Stockholder’s Merger Consideration Shares (as defined in the Merger Agreement); (xviii) the UK Contribution has been completed in accordance with the terms set forth in this Agreement; (xviii) the Amended Parent Charter will have been filed with the Delaware Secretary of State and become effective; (xix) the Company will have received a certificate, dated as of the Closing Date, from the Secretary of each of Parent and Merger Sub certifying certain matters; (xx) Parent will have received a certificate from the Company’s Secretary, dated as of the Closing Date certifying to certain matters; (xxi) each of Parent, Sponsor or other stockholder of Parent, as applicable, will have executed and delivered to the Company a copy of each Additional Agreement to which Parent, Sponsor or such other stockholder of Parent, as applicable, is a party; (xxii) the receipt by the Company of the resignations of the Registrant’s directors; and (xxiii) the post-Effective Time Parent Board of Directors and Company Board of Directors being in compliance with the size and composition requirements of the Merger Agreement.

Termination

The Merger Agreement may be terminated at any time prior to the Closing as follows: (i) by the Parent or the Company, in the event that (a) the Closing of the transactions has not occurred by November 13, 2023 (such date, the “Outside Closing Date”); (ii) if any authority has issued an order or enacted a law, having the effect of making the transactions contemplated by the Merger Agreement illegal or otherwise permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement, which order or law is final and non-appealable; provided that, the actions of the party seeking to terminate was not a substantial cause of, or substantially resulted in, such action by such authority; (iii) by mutual written consent of the parties; (iv) by either the Parent or the Company if the other has breached any representation, warranty, agreement or covenant contained in the Merger Agreement such that the conditions to Closing cannot be satisfied and such breach cannot be cured by the earlier of 30 days following receipt of written notice of such breach and the Outside Closing Date; and (v) by the Registrant, if: (a) at any time after the Company Stockholder Written Consent Deadline (as defined in the Merger Agreement) the Company has not received the Company Stockholder Approval.

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Certain Related Agreements

Company Support Agreement

Concurrent with the execution of the Merger Agreement, certain stockholders of the Company entered into a Company Stockholder Support Agreement with the Registrant and the Company in which each such stockholder agreed to vote their shares of Company Capital Stock in favor of the Merger Agreement and the transactions contemplated thereby. Stockholders also agreed to waive any rights of appraisal, dissenter’s rights, and any similar rights under applicable law and not to sell or otherwise transfer any of their shares of Company Capital Stock unless the buyer, assignee, or transferee thereof executes a joinder agreement to the Company Stockholder Support Agreement.

Parent Support Agreement

Concurrent with the execution of the Merger Agreement, EF Hutton Partners, LLC (the “Sponsor”) and the pre-IPO investors in the Parent, entered into a Parent Stockholder Support Agreement with the Company and the Registrant in which the Sponsor and the pre-IPO investors in the Parent agreed to (i) not transfer any shares or redeem any shares of Parent Common Stock held by it unless the buyer, assignee, or transferee thereof executes a joinder agreement to the Parent Stockholder Support Agreement and (ii) to vote in favor of the adoption of the Merger Agreement and the other proposals to be presented at the special meeting of stockholders at which the Merger Agreement and related proposals are considered.

Additional Agreements to be Executed prior to Closing

Company Lock-up Agreement

The Merger Agreement provides that the Registrant, the Company and certain Company stockholders will enter into a lock-up agreement (the “Company Lock-Up Agreement”), pursuant to which such Company stockholders will agree, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Parent Common Stock they receive in the Merger (the “Company Lock-Up Shares”), (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Company Lock-Up Shares, (iv) publicly disclose the intention to effect any transaction specified in clause (i) or (iii), or (v) engage in any short sales with respect to any security of Parent, until the date that is six months after the date on which the Effective Time occurs.

Sponsor Lock-up Agreement

The Merger Agreement provides that the Registrant, the Company and the Sponsor will enter into a sponsor lock-up agreement (the “Sponsor Lock-Up Agreement”), pursuant to which the Sponsor will not (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Parent Common Stock held by them at the Effective Time (such shares, together with any securities convertible into or exchangeable for or representing the rights to receive shares of Parent Common Stock as of the Effective Time, the “Sponsor Lock-Up Shares”), (ii) enter into a transaction that would have the same effect, (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Sponsor Lock-up Shares, (iv) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or (v) engage in any short sales with respect to any security of the Parent, until the date that is six months after the date on which the Effective Time occurs.

Restrictive Covenant Agreement

Prior to Closing, Parent, the Company, and each of the Company Stockholders will enter into a restrictive covenant agreement (the “Restrictive Covenant Agreement”), pursuant to which the Company Stockholder acknowledges and agrees to certain non-compete and non-solicitation covenants for the benefit of the Company and the surviving company after the Merger. A copy of the Restrictive Covenant Agreement is filed as Exhibit 10.5 hereto and is incorporated herein by reference.

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Amended and Restated Registration Rights Agreement

Prior to Closing, Parent, the Company, certain holders of Company Common Stock, certain shareholders of Parent Common Stock, and the holders of the private units of Parent will enter into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”) pursuant to which, among other things, Parent will provide the above holders with certain rights relating to the registration for resale of the Parent Common Stock that they will receive at Closing.

Background of the Business Combination

The following is a discussion of EFHAC’s formation, the background of EFHAC’s previous attempts at a business combination, its negotiations with and evaluation of ECD, the Merger Agreement and related matters, as well as ECD’s attempts to have the ECD Common Stock listed on Nasdaq and its ultimate decision to enter into the Merger Agreement.

Since EFHAC’s initial public offering on September 13, 2022, the EFHAC officers and EFHAC board members have conducted outreach to thirty-seven high quality targets, the vast majority of which fit within the consumer-focused end market that was outlined in EFHAC’s Prospectus. This outreach resulted in conversations with the management teams of twenty-four different businesses and the negotiation and extension of six non-binding letters of intent. EFHAC did not have any discussions relating to a business combination with any target company prior to the consummation of EFHAC’s IPO.

On September 14, 2022 the VP of Strategy of Target A, unsolicited, e-mailed Ben Piggott. Ben Piggott replied to the email on September 15, 2022 and a call took place later that same day. At the end of the call, both sides had sufficient interest to continue the conversation and agreed to sign an NDA. On September 15, 2022, EFHAC signed a non-disclosure agreement with Target A. Target A is engaged in the natural food business. We engaged in dialog with Target A’s CEO, CIO and VP of Strategy, on five separate occasions and spent extensive time in Target A’s data room before submitting a non-binding letter of intent on October 5, 2022. Terms of the non-binding letter of intent were negotiated for an ongoing basis through November 29, 2022, at which point EFHAC abandoned the processes with Target A since EFHAC and Target A could not agree on valuation.

On October 5, 2022 Ben Piggott and Paul Hodge had an introduction call with the founder and CEO of Target B. Target B is engaged in the retail coffee business. EFHAC and Target B signed a non-disclosure agreement on October 13, 2022 at which point access to Target B’s data-room was granted. Both Ben Piggott and Kevin Bush reviewed the data-room in detail and subsequently had a follow up call with a member of Target B’s board to discuss EFHAC’s findings. On October 17, 2022, EFHAC submitted a non-binding letter of intent and had a subsequent call with the three co-founders of Target B to discuss the terms on the following day. EFHAC and Target B agreed to meet in Boston, MA on October 26, 2022 to further discuss the terms of the non-binding letter of intent as well as the mechanics of the de-SPAC process. Attendees included four founders of Target B as well as EFHAC representatives Ben Piggott, Kevin Bush and David Boral. Follow up conversations happened over the phone through the end of the year. On January 5, 2023, the company informed EFHAC that they had decided to remain private for another year and the process with Target B was abandoned.

On September 27, 2022 Ben Piggott was contacted by a lower middle market investment bank representing an owner / operator of Target C, who was looking to sell their business. Target C is engaged in the outdoor recreation business. At this time, EFHAC was given a comprehensive investor presentation as well as access to Target C’s data-room. EFHAC spent the subsequent month analyzing the data-room and on October 24, 2022 delivered a non-binding letter of intent to the banker to share with Target C. A follow up call was conducted on October 25, 2022. Email correspondence around the mechanics of the non-binding letter of intent took place from October 30, 2022 – November 9, 2022. Thereafter, Target C informed us they were looking to do an all-cash transaction and EFHAC abandoned the proposed transaction with Target C.

On October 3, 2022 Ben Piggott had an introductory call with a sell side advisor to preview an opportunity with Target D. Target D is engaged in the second-hand luxury watch business. The advisor granted EFHAC access to the data room on October 27, 2022, which was reviewed extensively by EFHAC management over the next three days. On October 31, 2022, EFHAC submitted a non-binding letter of intent to Target D. Following the submission of the non-binding letter of intent, a call with the sell side advisor as well as Target D’s CEO and CFO took place, where the terms of the non-binding letter of intent were discussed at length as well as the underlying mechanics of the de-SPAC process. On November 21, 2022 EFHAC informed Target D that EFHAC had decided to consummate a business combination with another target.

On November 4, 2022, Ben Piggott had an introductory call with the managing director at a family office that oversaw their investment in Target E. Target E is engaged in the oil field service business. Piggott and the MD spoke at length about Target E and reviewed a comprehensive investor diligence deck. A non-binding letter of intent was submitted to the family office on the same day. Target E never executed the non-binding letter of intent with EFHAC and negotiations with Target E came to a halt. In February 2023, we learned that Target E announced plans to merge with another SPAC.

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On September 13, 2022 at approximately 11:00am eastern time, Ben Piggott reached out to Thomas Humble to see if ECD would be interested in having an introductory call with EFHAC. At approximately 3:00pm eastern time, a call with the four founders of ECD, Tom Humble, Emily Humble, Elliot Humble and Scott Wallace took place. During the call the parties discussed at a high level the mechanics of going public via a SPAC as well as a detailed history of ECD’s business coupled with its outlook for future growth and opportunities to deploy capital. On September 21, 2022, Ben Piggott visited ECD’s headquarters and production facility in Kissimmee FL, at which time an NDA was executed. The founders provided a tour of the factory floor, walked through each step of the design and build process and spoke at length about how they could best utilize a growth capital injection into the business. Following Ben Piggott’s trip, ECD shared historical financials with EFHAC on September 27, 2022. A follow up call with Ben Piggott and the founders of ECD was conducted on September 30, 2022 to discuss forward projections for the business as well as a framework around valuation.

On October 4, 2022, Ben Piggott introduced Calabrese Consulting to the founders of ECD as well as their external accounting provider to help them better understand the steps that needed to be taken to have their financial statements audited in compliance with PCAOB standards. Another call between Mr. Piggott and the ECD founders took place on October 11, 2022 to further talk through a valuation framework for ECD. On October 26, 2022 EFHAC submitted a non-binding letter of intent addressed to Tom Humble, which was subsequently signed by both parties the following day. EFHAC used an initial valuation frame work that revolved around 2024 ev/sales multiples for best of breed, publicly traded high end automobile companies, as well as luxury goods manufacturers that has approximated 5-6x. ECD founders expressed a desire to take $15M of cash consideration in conjunction with the transaction given they have been reinvesting into the business over the past decade. EFHAC and ECD founders also discussed the capital needs of the business, to accelerate the organic growth rate, which revolved around an investment in working capital, principally inventory, the sanctioning of a third production line, the build out of the company’s first Driver’s Club, a continued scaling of in-house paint capabilities, and two Dynos to improve end-of-project testing. Taking into account the cash consideration for the founders, the growth capital projects for the business and the expenses associated with the transaction, the parties arrived at a $225M pre-money valuation, coupled with a $65M PIPE financing to provide capital in the event of significant redemptions from the Trust Account. EFHAC also explained to the founders of ECD that they would be subject to a six-month lock-up from selling their shares as well as black-out windows.

On October 28, 2022, a call took place with the goal of working with Calabrese to get the financials and footnotes for calendar 2021 and 2022 to be public company ready as well as identifying an auditor for ECD to complete the PCAOB audit. Over the next five weeks Calabrese worked with ECD to prepare for the PCAOB audit and on December 8, 2022 a kick off call with BF Borgers Certified Public Accountants P.C. (“BF Borgers”) took place; on December 14, 2022 BF Borgers sent representatives to ECD headquarters to oversee a physical count of the inventory. During that period of time, EFHAC and ECD remained in close contact. On November 9, 2022, Ben Piggott, Tom Humble, Scott Wallace and Elliot Humble had an update call to discuss the progress that Calabrese was making, how the business was performing. During that call, EFHAC continued to talk about the pre-money valuation of ECD at $225M and remained aligned on both sides at this number. Throughout the month of November, Ben Piggott and Tom Humble exchanged emails regularly as both parties began assembling industry data for the investor presentation as well as more granular details as it pertained to ECD’s backlog.

On November 30, 2022, both Ben Piggott and Tom Wood, an EFHAC Board member, had dinner with Scott Wallace, Tom Humble and Elliot Humble in Kissimmee, FL and toured the factory the following day (December 1, 2022). During the meeting on December 1, 2022 ECD updated EFHAC on how the audit was progressing and both sides began to strategize about possible expansion opportunities. On December 9, 2022 ECD Founders and external accounting firm led by Dalia Cantor, EFHAC, Calabrese Consulting and BF Borgers had an all hands call to discuss timing of the PCAOB audit, now that the physical inventory count had been completed; BF Borgers provided a timeline for the end of February 2023. Between December 22 and December 27, 2022, both EFHAC and ECD as well as their respective attorneys had calls concerning the proposed business combination transaction and worked towards the execution of a clean version of the previous LOI which stated explicitly the minimum cash requirement of $15M for the founders, which would come from the proceeds of the $65M PIPE or funds left in the Trust Account, coupled with 21,000,000 shares of EFHT going to the founders.

In early January 2023, EFHAC provided ECD a due diligence request in connection with the Business Combination. Beginning on January 10, 2023, there has been a regularly scheduled all hands call every Tuesday at 4:30pm eastern time which includes EFHAC, EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”), EFHAC’s financial advisor, ECD management team Scott Wallace, Tom Humble and Elliot Humble, Sheffield Lowman & Wilson P.A. (“SLW”), ECD’s counsel, Loeb & Loeb LLC (L&L), EFHAC’s counsel, Hogan & Lovells, EF Hutton’s counsel, Calabrese Consulting and BF Borgers CPA. On January 11, 2023, a data room was established and ECD commended to upload documents responsive to EFHAC’s due diligence requests.

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The exchanging of drafts of the Merger Agreement began on January 31, 2023, when EFHAC and L&L shared the first draft with ECD and SLW reflecting the provisions in the term sheet along with customary representations and warranties, covenants and closing conditions. On February 10, 2023, ECD and SLW shared a response draft of the Merger Agreement with EFHAC and L&L, where inter alia, proposing questions and/or changes to (1) cash merger consideration, (2) share allocation among selling shareholders, (3) board composition the post Business Combination company, (4) timing of ECD executive employment agreements execution, (5) certain representations and warranties, and (6) ECD’s ability to incur indebtedness following the execution of the Merger Agreement.

On February 22, 2023, EFHAC and L&L shared a response draft with ECD and SLW, where inter alia, clarified the payment of the cash merger consideration and revised certain of the representations and warranties to be provided by ECD and agreed that the ECD executive did not need to enter into employment agreements with management before the execution of the Merger Agreement.

EFHAC and L&L also provided ECD and SLW drafts of the ancillary agreements to the Merger Agreement, specifically, the restrictive covenant agreement, the support agreements, the lockup agreements and the amended and restated registration rights agreement. During this time EFHAC, L&L, ECD and SLW have several calls discussing the terms of the Merger Agreement and the ancillary agreements. ECD and SLW provided EFHAC and L&L a draft of the ECD disclosure schedules to the Merger Agreement.

On February 24, 2023, ECD and SLW shared a response draft of the Merger Agreement with EFHAC and L&L, where inter alia, they excluded oral contracts from the definition of contracts, revised the definition of parent closing cash, failed to provide the steps to the UK Contribution by deleting reference to Schedule III and deleted the requirement for SLW to provide a tax opinion.

L&L and SLW had calls discussing the Merger Agreement and the ECD disclosure schedules as well as the terms and conditions of the ancillary documents. The parties also exchanged revised drafts of the ancillary documents and the disclosure schedules. On February 28, 2023, EFHAC formed a Florida corporation to serve as the Merger Sub under the Merger Agreement.

On March 1, 2023, EFHAC and L&L shared a response draft with ECD and SLW, where inter alia, included oral contracts in the definition of contracts, revised the definition of parent closing cash that includes the payment of the $15,000,000 cash consideration to the selling ECD shareholders and shall be calculated without the deduction of closing expenses, that the parties would cooperate on the UK Contribution and ECD will have to engage counsel to provide a tax opinion.

On March 2, 2023 and March 3, 2023, EFHAC, L&L, ECD and SLW had numerous telephone calls and resolved all open items with respect to the ancillary documents, the disclosure schedules and the Merger Agreement.

On March 3, 2023, EFHAC and ECD executed the Merger Agreement. On March 6, 2023, a press release was issued announcing the transaction in the morning, and EFHAC filed in the afternoon a current report on Form 8-K attaching the Merger Agreement, ancillary documents and the press release.

Thereafter the parties worked together to prepare a proxy statement/prospectus on Form F-4 in connection with the Business Combination contemplated by the Merger Agreement. The parties also worked on seeking institutional and accredited investor to participate in a proposed PIPE transaction in EFHAC to close simultaneously with the closing of the Business Combination. In connection with the proposed PIPE Financing EFHAC engaged EF Hutton as an investment banker to assist EFHAC in securing the PIPE Financing.

The PIPE market was challenging, and the parties were not able, despite diligent efforts, to secure any commitments for a private investment in EFHAC’s common stock. Due to the parties inability to secure commitments for a traditional PIPE transaction, the parties searched for alternative financing structures. EFHAC started to look for and negotiate debt financing in the form of a convertible note.

In or about July 2023, EFHAC was introduced to the ATW Group by EF Hutton in connection with a possible convertible note financing. After about a month of negotiations, the parties signed a term sheet for a $21,500,000 convertible note financing. Following the signing of the term sheet the parties worked on preparing definitive transaction documents to evidence the convertible note financing. After several weeks one of the two investor parties to the term sheet dropped out. EFHAC continued to negotiate with the remaining party.

On October 6, 2023, EFHAC and Defender SPV LLC (the “Lender”) executed a Securities Purchase Agreement (the “SPA”) pursuant to which EFHAC agreed to execute and deliver to the Lender a senior secured convertible note (the “Note”), a copy of which is an exhibit to the SPA, in exchange for a loan in the principal amount of $15,819,209. The Note shall accrue interest at an annual rate equal to the Prime Interest rate plus 5% per annum which is payable monthly in cash or, upon EFHAC’s option, in securities of EFHAC provided certain conditions are met at the increased interest rate of the Prime Interest rate plus 8% per annum. EFHAC is required to pay a late charge of 12% per annum (“Late Charges”) on any amount of principal or other amounts that are not paid when due. The Note is convertible into shares of EFHAC’s common stock, par value $0.0001 per share (“Common Stock”) at the option of the Lender at a conversion price of $10.00 per share, subject to a one-time downward adjustment on the effective date of the registration statement providing for the resale of the common stock issuable upon conversion of the Note to a conversion price equal to the prior 5-day volume weighted average price, subject to a floor of $6.00. The conversion price is subject to a downward adjustment if EFHAC issues equity in the future at a price less than $10.00, except for equity issued in connection with certain strategic acquisitions. The conversion price is also subject to a downward adjustment if EFHAC fails to satisfy certain performance conditions set forth in the Note. Upon the Lender’s conversion of the Note, the conversion amount shall be equal to 115% of the principal amount to be converted under the Note plus any accrued and unpaid interest, and accrued and unpaid Late Charges on such principal and interest, if any (the “Conversion Rate”). Lender’s ability to convert the Note into shares of Common Stock is subject to a 4.99% blocker, such that Lender cannot convert the Note into shares of Common Stock to the extent it will make the Lender a beneficial owner of more than 4.99% of the Common Stock. EFHAC has the option to prepay the Note, upon thirty (30) business day written notice, by paying the product of the 20% redemption premium multiplied by the greater of (i) the conversion amount to be redeemed and (ii) the product of (x) the Conversion Rate with respect to the conversion amount to be redeemed multiplied by (y) the greatest closing sale price of our Common Stock on any trading day immediately preceding such notice of redemption and the date EFHAC makes the entire payment required. Based on the terms of the Note, EFHAC will receive net proceeds under the Note in an amount of $13,700,000, before payment of expenses.

The SPA provides further that EFHAC shall execute and deliver to the Lender a security agreement, providing the Lender a security interest in all of EFHAC’s current assets and to be acquired assets (the “Security Agreement”), a copy of which is an exhibit to the SPA. EFHAC shall also execute and deliver to the Lender a registration rights agreement to provide the Lender with certain registration rights in connection with the shares Common Stock into which the Note is convertible (the “Registration Rights Agreement”), a copy of which is an exhibit to the SPA. Moreover the SPA provides that (a) ECD and ECD UK shall execute a guaranty (the “Guaranty”), a copy of which is an exhibit to the SPA, to guaranty the obligations under the SPA, the Note and the Security Agreement, (b) all insider holders of the Common Stock shall execute a lock-up agreement (the “Lock-Up Agreement”), a copy of which is an exhibit to the SPA, restricting their sale of the Common Stock until six (6) months after the registration statement registering the shares of Common Stock underlying the Note is declared effective, and (c) a joinder agreement (the “Joinder Agreement”), a copy of which is an exhibit to the SPA, pursuant to which ECD and ECD UK agree and consent to be parties to the SPA.

The foregoing summary of the SPA, the Note, the Security Agreement, the Registration Rights Agreement, the Guaranty, the Lock-Up Agreement and the Joinder Agreement does not purport to be complete and is qualified in its entirety by reference to the actual agreements which are filed herewith as Exhibit 10.21 and are incorporated herein by reference.

On October 14, 2023, the parties executed the First Amendment to the Merger Agreement (the “Amendment”). The Amendment provides, among other things, that in exchange for 100% of the outstanding equity of ECD, EFHAC will issue the ECD Securityholders 25,100,000 shares of the Combined Company; 39,000 shares of the Company’s to be designated Series A Convertible Preferred Stock plus a cash payment of $2,000,000 pro rata to the ECD Initial Securityholders. Additionally, all outstanding common stock warrants and preferred stock warrants shall be converted into the Company’s common stock warrants and preferred stock warrants, respectively.

EFHAC’s Board of Directors’ Reasons for the Approval of the Business Combination

On March 6, 2023, the EFHAC Board (i) approved the Merger Agreement, the related transaction agreements and the transactions contemplated thereby, (ii) determined that the Business Combination is fair to and in the best interests of EFHAC and its stockholders, and (iii) recommended that EFHAC’s stockholders approve and adopt the Business Combination.

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In evaluating the Business Combination and making these determinations and this recommendation, the EFHAC Board consulted with EFHAC’s management and advisors and considered a number of factors. The EFHAC Board and the EFHAC management considered the general criteria and guidelines that EFHAC believed would be important in evaluating prospective target businesses as described in the prospectus for EFHAC’s Initial Public Offering. The EFHAC Board also considered that EFHAC could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for its Initial Public Offering, EFHAC stated that it intended to seek to acquire one or more businesses that EFHAC believes (i) has a leading, growing or niche market position in an attractive underlying consumer focused industry; (ii) has achieved or has the potential for significant long-term revenue or earnings growth through a combination of organic growth, synergistic add-on acquisitions, new product markets and geographies, increased production capacity, expense reduction and increased operating leverage; (iii) possesses significant competitive advantages via operational expertise, supply chain know how and logistics; (iv) has proven products that have demonstrated commercial success and pricing that reflects a Veblen good demand profile; (v) would benefit from the leadership and strategic vision of EFHAC’s team; and (vi) would benefit from being a publicly owned company and can effectively utilize the broader access to capital markets to help achieve ECD’s business strategy and capital structure needs.

In considering the Business Combination, the EFHAC Board determined that the Business Combination was an attractive business opportunity that generally met these criteria and guidelines taken as a whole, although not weighted or in any order of significance. From the time that EFHAC initially made contact with ECD in September 2022, the EFHAC Board has reviewed various industry trade publications, studied a range of both public and private automobile companies, relied on EFHAC’s Chairman and CEO to conduct site visits to ECD’s production facility in Kissimmee, FL and reviewed due diligence items provided by the target over a span of five months leading up to the signing of the Merger Agreement.

The EFHAC Board considered the following factors related to ECD and the Business Combination:

●	A history of operational excellence, capital efficiency and sustained double digit organic revenue growth driven by both units and average selling price. Since its founding in 2013, ECD has been essentially self-funded and has delivered annual revenue growth and average selling price growth of 26% and 19%, respectively. Unit growth has been driven by underlying growth in the category, coupled with the addition of new models and expanded manufacturing capacity. Average selling price growth has been driven by like-for-like price increases as well as an ever-increasing mix of premium priced upgrades and modifications.

●	Attractive margin profile with the opportunity for expansion in the future. ECD delivered a 25.2% gross margin in 2022, which was on par with other luxury car manufacturers such as Aston Martin, BMW, Mercedes and Porsche who came in at 32.6%, 18.4%, 21.8% and 28.0% respectively and well ahead of the mass market automobile industry average of 17.3% (see Bloomberg and S&P CapIQ Pro as of 3/3/2022). As ECD continues to focus on driving premium priced upgrades, leverages the fixed overhead costs of its factory and captures better pricing from vendors with scale, its gross margins have the opportunity to further improve.

●	An attractive and growing category with barriers to scale given skilled mechanical expertise and supply chain complexity. The global luxury automobile industry is an enormous market worth an estimated $580B. Ultra-luxury cars are one of the fastest growing segments in the automobile industry and are expected to increase at a 9-14% compound annual growth rate (“CAGR”) through 2031 (see McKinsey & Company’s “Five Trends Shaping Tomorrow’s Luxury-Car Market” July 8, 2022). ECD has built barriers to scale with its ability to source competitively priced donor vehicles in the United Kingdom, through an affiliated entity that will become its wholly-owned subsidiary. This should ensure a stable supply of mission critical parts allowing for optimal manufacturing efficiencies and the ability to meet demand. ECD has extensive mechanical expertise, having delivered over 500 vehicles since inception in 2013, and has a built a staff of automotive technicians with a combined 61 Automotive Service Excellence Certifications.

●	Unlike traditional automobiles, exotic classic cars as a category, has appreciated in value over time. Vehicles such as the Land Rover Defender and the Jaguar E-Type have appreciated in value, as they are viewed through the same lens as other collectibles such as art, wine, watches and luxury handbags.

●	Founder-Led management team with a track record of success. Following the Business Combination, we anticipate that the founder led team of Tom Humble, Scott Wallace, Emily Humble and Elliot Humble will continue to own approximately 61% of the combined entity and, stock holdings will be subject to lockup agreements to ensure a proper alignment with public shareholders. Furthermore, all four founders will continue in their current respective roles as operators on the executive team.

●	Opportunities to fund internal projects with short payback periods as well as accelerate working capital velocity with enhanced purchasing power. Over the course of our due diligence we identified several million dollars’ worth of capital projects with rapid paybacks that will help streamline ECD’s manufacturing process, shorten lead times and enhance working capital velocity, thus driving improved return on invested capital metrics. These projects include (i) an investment of $200,000 for two dynamometers, or Dynos, to improve end-of-project testing, which is expected to contribute to the Company saving $120,000 per year in its expenses for drivers and expedite shipping by 10 days, resulting in an expected payback period of 20 months; (ii) a $300,000 investment to buy-back press trucks, equal to 24 press pieces per year, which would eliminate ECD’s expenses with Google Ads of $25,000 per month, resulting in an expected payback period of 12 months; (iii) the acquisition of an emerging EV company for the estimated purchase price of $3 million, which would contribute to the Company saving $35,000 per drive train, resulting in an expected payback period of two (2) years; (iv) the acquisition of a new computer numerical control (CNC) and 3D printer for $400,000, which would contribute to the Company saving $2,000 per truck, resulting in an expected payback period of 14 months; and (v) the investment of $500,000 to establish regional drivers’ clubs to enhance brand service and generate revenue by means of service, storage, events, collaboration deals, detailing and shipping, which would generate an expected income of $300,000 per year, resulting in an expected payback period of two (2) years.

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●	Compelling customer demographics – catering to ultra-high end luxury buyers. ECD products are sold to customers that are characterized as wealthy, have large amounts of discretionary income and tend to be less sensitive to underlying economic cyclicality. ECD is currently sold out across both production lines through June 2024.

●	Opportunities to consolidate a highly fragmented industry using a public currency. The restoration and modification market for exotic classic cars can be characterized as highly fragmented. While there are industry participants that excel in certain makes and models, there is an opportunity to take a portfolio approach to the market, gaining further scale to drive purchasing power across vendors, cross sell to existing clients and leverage public company overhead costs.

●	Concerns considered by the Board. the Board considered the following key concerns regarding the proposed business combination with ECD: (i) ECD was on the smaller side of businesses that typically go public, (ii) a lack of prior public company experience amongst the senior leadership group, (iii) ECD has a complex and disparate supply chain that spans two continents and the regulations on importing antique cars into the United States are lengthy. Furthermore, the ECD has consistently reinvested all of its cash flow back into the business and thus has not produced a material amount of free cash flow since its inception.

●	Attractive Pre-Money Valuation of $225 million. The EFHAC Board arrived at its’ $225 million pre money estimate of fair value using both a multiple of revenues framework as well as a discounted cash flow analysis. ECD shared its projections with EFHAC on December 20, 2022. ECD is projecting 2024 revenue of $44.4M and net income of $9.1 million. This is based on the sale of 84 Land Rover Defenders and 24 Jaguar E-Types across three production lines, at an average selling price of $300K per vehicle, as well as $1 million of resale commissions.

ECD management provided EFHT with the following forecast through 2026. Key assumptions include the following:

The company is currently in the process of going from one production line in 2022 to two production lines in 2023.

The North Line (which is the first line), manufacturers antique Land Rover Defenders and Range Rovers and is capable of rolling one unit off of the line approximately every four days, which implies underlying capacity of sixty units per year assuming a single shift and no over time. The average selling price of the units coming off of the North Line is expected to be $265,000 and management expects this to increase by $10,000 per year through 2026. This is being driven by pricing power and additional upgrade features offered to clients and is in line with the company’s historical trend.

In 2023, ECD opened up the South Line, which is dedicated to the restoration and modification of Jaguar E-Types. This is a new product for the company so the underlying productivity is not on par with the North Line, however the company expects it to get there by the end of 2023, at which point it will be operating at a similar cadence of sixty units per year. The Jaguar E-Type commands a higher price point than the Land Rover Defender. Management is forecasting an average selling price of $300,000 across ten units in 2023 and then increasing to $330,000, $350,000 and $365,000 in 2024, 2025 and 2026 respectively. The North Line will have a positive impact on the underlying gross margin profile of the business as it commands a higher price point and lower overall bill of materials.

In early 2024, ECD anticipates bringing on the East Line, which at scale will also be capable of manufacturing sixty units per year. The company anticipates manufacturing twenty-four units in 2024 at an average selling price of $290,000 and increasing by $5,000 annually through 2026. The company is forecasting that the East Line will hit sixty units per year by 2025.

ECD ended 2022 with a gross margin of 25.2%. Management is forecasting gross margin expansion through 2026, which is driven by increased average selling prices for antique Land Rovers, the positive impact of the Jaguar E-Type to the overall mix, greater labor efficiencies driven through scale, purchasing power for key materials as the business continues to scale and overhead absorption. The company is forecasting gross margins come in at 28%, 31%, 32% and 33% in 2023, 2024, 2025 and 2026 respectively. In the first quarter of 2023, ECD delivered a gross margin of 33.6%, which gives both ECD management and EFHT confidence in the company’s ability to hit their longer-term target of 35-40%.

The table below outlines the production plan and margin expansion opportunity outlined above.

	Year Ending December 31,
	2023	2024	2025	2026	Total	% of Income	Notes
North Line	$16,695,000	$16,500,000	$17,100,000	$17,700,000	$67,995,000	37%
South Line	$3,000,000	$19,800,000	$21,000,000	$21,900,000	$65,700,000	36%
East Line		$6,960,000	$17,700,000	$18,000,000	$42,660,000	23%
Consignment income	$750,000	$1,000,000	$1,250,000	$1,500,000	$4,500,000	2%
Other income (Warranty & Service)	$100,000	$150,000	$200,000	$250,000	$700,000	0.4%
Total Income	$20,545,000	$44,410,000	$57,250,000	$59,350,000	$181,555,000
Cost of Goods Materials	$8,862,750	$19,467,000	$25,110,000	$25,920,000	$79,359,750	45%	Currently 49.8%
Shipping , services & Customs	$1,606,000	$3,168,000	$3,960,000	$3,960,000	$12,694,000	7%	Currently 6%
Shop Consumables	$1,460,000	$2,880,000	$3,600,000	$3,600,000	$11,540,000	7%
Warranty	$308,175	$666,150	$858,750	$890,250	$2,723,325	2%
Total Cost of Goods	$12,236,925	$26,181,150	$33,528,750	$34,370,250	$106,317,075	60%	Currently 62.5%
TOTAL COG % build revenue	62%	72%	88%	87%	80%
Gross Profit post COG	$8,308,075	$18,228,850	$23,721,250	$24,979,750	$75,237,925
Line Labor ECD	$2,482,000	$4,464,000	$5,400,000	$5,400,000	$17,746,000		26 techs added by 2025
Total Labor %	12.1%	10.1%	9.4%	9.1%	9.8%		Currently 12%
Gross Profit Post Labor	$5,826,075	$13,764,850	$18,321,250	$19,579,750	$57,491,925
AS % of total income	28.4%	31.0%	32.0%	33.0%	31.7%
Operating Expenses +10% YOY	$4,743,669	$5,673,643	$6,072,284	$6,488,925	$22,978,520
Operating Expense %	23%	13%	11%	11%	13%
Net Income	$1,082,406	$8,091,207	$12,248,967	$13,090,825	$34,513,405
Net Profit %	5.3%	18.2%	21.4%	22.1%	19%

	Year Ending December 31,
Units per year	2023	2024	2025	2026
North Line - Defender	63	60	60	60
South Line - Etype	10	60	60	60
East Line - Stock	0	24	60	60
Total	73	144	180	180

Average MSRP Inc Upgrades
North Line - Defender	$265,000	$275,000	$285,000	$295,000
South Line - Etype	$300,000	$330,000	$350,000	$365,000
East Line - Stock	$-	$290,000	$295,000	$300,000

While ECD has the capacity to bring on a third line in their existing 100,000 square foot manufacturing facility based in Kissimmee, FL, there can be no guarantee that the underlying demand to fill the factory will materialize. Historically, ECD has not been constrained by demand, rather they have had capacity and working capital constraints. ECD’s products are highly discretionary and rely on the underlying health and spending patterns of affluent customers in the United States. Furthermore, the company is early in its introduction of the restored / modified Jaguar E-Type. There can be no guarantee that this product will be able to replicate or exceed the success that the legacy Land Rover line of products has achieved.

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○	EFHAC assembled an index of publicly listed luxury automobile and luxury goods manufacturers, which includes Aston Martin, Ferrari, Porsche, Hermes, Kering, LVMH, Moncler and Richmont, which in aggregate have sold for between a 4 to 8 times multiple of enterprise value or one-year-forward revenue expectations over the past five years. The EFHAC averaged the multiple and used a 5.6 multiple to value ECD. Using the average enterprise value / 2024 revenue for ECD which is projected to be $44.4 million in sales and a 5.6 multiple implied a fair value of $248.6 million for ECD.

Source: The Bloomberg

○

EFHT performed discounted cash flow analysis using the financial projections that were provided to them by ECD to establish fair value for the business. Using the net income forecasted from 2024 – 2026 coupled with a terminal value of $500 million yielded a value of $346 million. The terminal value assumptions include a 9% long term growth rate and a 12% weighted average cost of capital:

2026 Net Income * (1 + Growth Rate) / (WACC – Growth Rate) = Terminal Value

$13.8M * (1 + 9%) / (12% - 9%) = $500.3 million

The EFHAC’s Board determination of the attractiveness of the ECD pre-money valuation of $225 million was supported by the above referenced projections, which were based on among other things EFHAC’s securing a $65 million financing through the sale of EFHAC’s securities in a PIPE transaction. As discussed above, EFHAC was not able to obtain a $65 million financing through the sale of EFHAC’s securities in a PIPE transaction. Rather, EFHAC was able to enter into the EFHAC Securities Purchase Agreement to obtain a senior secured convertible note in the principal amount of $15.8 million to be funded at the closing of the Business Combination. Since, the financing was changed from equity to debt and reduced from $65 million to $15.8 million, the current projections for ECD have changed from the projections discussed above, which were provided to and reviewed by the EFHAC Board before the execution of the Merger Agreement.

Based on the new financing structure ECD provided the EFHAC Board the following revised projections:

Year Ending December 31,

	2023	2024	2025	2026
North Line	$19,530,000	$23,436,000	$30,076,200	$34,265,385
South Line	$2,976,000	$7,812,000	$15,467,760	$22,686,048
East Line		$800,000	$6,160,000	$14,520,000
Consignment income	$500,000	$1,000,000	$1,250,000	$1,500,000
Other income (Warranty & Service)	$100,000	$150,000	$200,000	$250,000
Total Income	$23,106,000	$33,198,000	$53,153,960	$73,221,433
Revenue Growth %		43.7%	60.1%	37.8%
Cost of Goods Materials	$9,550,000	$14,101,120	$22,749,742	$31,447,431
Shipping , Services & Customs	$945,000	$1,080,000	$1,260,000	$1,305,000
Shop Consumables	$852,000	$1,128,000	$1,608,000	$1,980,000
Warranty	$285,000	$497,970	$797,309	$1,098,321
Total Cost of Goods	$11,632,000	$16,807,090	$26,415,052	$35,830,752
TOTAL COG % build revenue	52%	52%	51%	50%
Gross Profit post COG as % total income	$11,474,000	$16,390,910	$26,738,908	$37,390,681
Line Labor ECD	$3,100,000	$3,845,760	$6,204,475	$8,576,572
Total Labor %	13.8%	12.0%	11.7%	11.7%
Gross Profit Post Labor	$8,374,000	$12,545,150	$20,534,433	$28,814,109
AS % of total income	36.2%	37.8%	38.6%	39.4%
Public Professional Fees	$700,000	$2,000,000	$2,000,000	$2,500,000
Operating Expenses	$5,700,000	$6,270,000	$6,897,000	$7,586,700
Total OPEX	$6,400,000	$8,270,000	$8,897,000	$10,086,700
Operating Expense %	28%	25%	17%	14%
EBITDA	$1,974,000	$4,275,150	$11,637,433	$18,727,409
EBITDA %	9%	13%	22%	26%
Interest Expense		$3,500,000	$3,500,000	$3,500,000
Net Income	$1,974,000	$775,150	$8,137,433	$15,227,409
Net Profit %	8.5%	2.3%	15.3%	20.8%

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Year Ending December 31,

Units per year	2023	2024	2025	2026
North Line - Defender	63	72	84	87
South Line - Etype	8	20	36	48
East Line - Stock	0	2	14	30
Total	71	94	134	165

Year Ending December 31,

Average MSRP Inc Upgrades	2023	2024	2025	2026
North Line - Defender	$310,000	$325,500	$358,050	$393,855
South Line - Etype	$372,000	$390,600	$429,660	$472,626
East Line - Stock	$-	$400,000	$440,000	$484,000

Additionally, the First Amendment of the Merger Agreement. dated October 14, 2023, modified the merger consideration to be exchanged for the outstanding securities of ECD. At the closing of the Merger, EFHAC will issue (a) 25.1 million shares of its common stock, par value $0.0001 per share (the “Parent Common Stock”), (b) 39,000 shares of EFHAC Series A Convertible Preferred Stock, (c) a warrant to purchase 1,091,525 shares of EFHAC Common Stock (“Common Shares Warrant”) and (d) a warrant to purchase 15,819 shares of EFHAC Series A Preferred Stock (“Preferred Shares Warrant”) to the ECD Securityholders, as further described in the Merger Agreement. Parent will also pay the ECD Initial Securityholders a cash payment of $2,000,000 as consideration for the Merger. Based on the Amendment, the ECD pre-money valuation has increased from $225 million to approximately $300 million.

The EFHAC Board approved and authorized the execution of the Amendment in order to consummate the Business Combination.

ECD’s Board of Directors Reasons for the Business Combination and Recommendation of the ECD Board of Directors

ECD’s Board of Directors unanimously approved the Merger Agreement as being in the best interests of ECD and the ECD Securityholders, to provide the capital and resources to grow and expand the business.

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Satisfaction of 80% Test

Nasdaq rules require that the business or assets acquired in EFHAC’s initial business combination have a fair market value equal to at least 80% of EFHAC’s assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account), which we refer to the “80% test,” at the time of the execution of a definitive agreement for such initial business combination. As of March 3, 2023, the date of the execution of the Merger Agreement, the fair value of marketable securities held in the Trust Account was approximately $[●] million and 80% thereof represents approximately $[●] million. In reaching its conclusion that the Business Combination meets the 80% test, the Board reviewed the pre-money valuation of approximately $225,000,000. In determining whether the pro forma total enterprise value described above represents the fair market value of ECD, the Board considered all of the factors described in this section and the section of this proxy statement/prospectus entitled “Proposal 1 — The Business Combination Proposal — The Merger Agreement” and that the pre-money valuation of approximately $225,000,000 was determined as a result of arm’s length negotiations. As a result, the Board concluded that the fair market value of the equity acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account).

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Board in favor of adoption of the Business Combination Proposal and the other proposals, you should keep in mind that EFHAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including:

●	The Initial Stockholders have waived their right to redeem any Public Shares in connection with a stockholder vote to approve a proposed initial business combination or sell any Public Shares to EFHAC in a tender offer in connection with a proposed initial business combination, or to receive distributions with respect to any Public Shares upon the liquidation of the Trust Account if EFHAC is unable to consummate a business combination. This waiver of redemption rights by the Initial Stockholders was made at the time that the founder shares were purchased in exchange for the purchase price of the founder shares and for no additional consideration. If EFHAC does not complete an initial business combination, such as the Business Combination, by November 13, 2023 (or by March 13, 2024 if the time to complete its initial business combination has been extended), EFHAC will be required to dissolve and liquidate. In such event, the 2,875,000 Founder Shares currently held by the Initial Stockholders, which they acquired prior to the IPO, will be worthless because such holders have agreed to waive their rights to any liquidation distributions. The Initial Stockholders purchased the Founder Shares for an aggregate purchase price of $25,000, or less than $0.01 per share. Accordingly, the Initial Stockholders will receive a positive rate of return so long as the market price of the Common Stock is at least $0.01 per share, even if public stockholders experience a negative rate of return in the Combined Company. The 2,875,000 Founder Shares had an aggregate market value of approximately $30.6 million based on the closing price of shares of EFHAC common stock of $10.65 on Nasdaq as of October 13, 2023.

●

On June 1, 2023, EFHAC’s stockholders approved an amendment to EFHAC’s amended and restated certificate of incorporation extending the date by which EFHAC has to consummate a business combination up to nine times, each by an additional one-month, from June 13, 2023 to March 13, 2024 by depositing into the Trust Account the lesser of $80,000 and $0.04 for each outstanding share of common stock sold in EFHAC’s IPO for each one-month extension. On June 1, 2023, EFHAC filed such amendment to EFHAC’s amended and restated certificate of incorporation with the Delaware Secretary of State. EFHAC has extended the date by which EFHAC has to consummate a business combination for two additional months. If EFHAC does not complete an initial business combination, such as the Business Combination, by November 13, 2023 (or by March 13, 2024 if the period of time to complete the initial business combination has been extended), the common stock, warrants and the rights included as part of the 257,500 Private Units that the Sponsor purchased for a total purchase price of $2,575,000 will be worthless. Such Private Units had an aggregate market value of approximately $2.7 million based on the closing price of shares of EFHAC common stock of $10.65 on Nasdaq as of October 13, 2023.

●	The Initial Stockholders, including the Sponsor and its affiliates, could benefit from the completion of a business combination that is not favorable to its public stockholders and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate. If a business combination is not completed within the Combination Period, the Initial Stockholders will lose a combined aggregate amount of approximately $33.3 million based on the closing price of the EFHAC common stock at $10.65 per share on October 13, 2023. For example, if the share price of the EFHAC common stock declined to $5.00 per share after the close of the business combination, EFHAC’s public stockholders who purchased shares in the IPO, would have a loss of $5.00 per share, while the Sponsor would have a gain of $4.99 per share because it acquired the founder shares for a nominal amount. In other words, the Initial Stockholders can earn a positive rate of return on their investment even if public stockholders experience a negative rate of return in the Combined Company.

●	If the Business Combination is not completed, the Initial Stockholders will not have the potential ownership interest of approximately 9.4% (assuming minimum redemption) or 10.2% (assuming maximum redemption) in the Combined Company.

●	In order to extend EFHAC’s time to complete a business combination by up to an additional nine months as provided in the Current Charter, the Sponsor or its affiliates or designees must deposit into the Trust Account the lesser of $80,000 and $0.04 for each outstanding share of common stock sold in EFHAC’s IPO for each one-month extension. If the Business Combination is consummated by the extended deadlines, the amount deposited in the Trust Account will be repaid. However, if the Business Combination is not consummated by the extended deadline, the amount deposited will not be repaid unless there are funds available outside the Trust Account to do so and will be included in the liquidation distribution to EFHAC stockholders.

●	The Sponsor and EFHAC’s officers and directors and their affiliates are entitled to reimbursement of reasonable out-of-pocket expenses incurred by them related to identifying, investigating and completing an initial business combination. There is no limit on the amount of out-of-pocket expenses reimbursable by EFHAC. However, to the extent that such expenses exceeded the available proceeds not deposited in the trust account and the interest income earned on the amounts held in the trust account available ), the Sponsor and EFHAC’s officers and directors and their affiliates will not receive reimbursement for any out-of-pocket expenses incurred by them unless EFHAC consummates an initial business combination. As of the date of this proxy statement/prospectus, the Sponsor and EFHAC’s officers and directors and their affiliates have not had any unpaid reimbursable expenses.

●	The exercise of EFHAC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

These interests may influence the Board in making their recommendation that you vote in favor of the approval of the Business Combination. In addition to the foregoing, EFHAC’s Current Charter excludes the corporate opportunity doctrine, and any other analogous doctrine, from applying to directors and officers of EFHAC unless such corporate opportunity is offered to a director or officer solely in his or her capacity as a director or officer of EFHAC and such opportunity is one EFHAC is legally and contractually permitted to undertake and would otherwise be reasonable for EFHAC to pursue. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in EFHAC’s Current Charter did not impact its search for an acquisition target and EFHAC was not prevented from reviewing any opportunities as a result of such waiver.

Other than as described above, EFHAC’s officers and directors and their respective affiliates have no interest in, or affiliation with, ECD.

ECD’s directors and officers also have interests in the Business Combination that are in addition to and apart from their interests as stockholders of ECD. The ECD Board was aware of these interests and considered them in approving the Merger Agreement and the Business Combination. These interests include the following:

●	Certain trade and real estate lease obligations of ECD have been guaranteed by the ECD Securityholders, although ECD will make commercially reasonable efforts to remove these guaranties after the Closing.

●	Family members of the ECD Securityholders are employees of ECD.

●	Certain ECD’s directors and officers may be appointed to be directors and officers of the Combined Company.

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Appraisal and Dissenters’ Rights

There are no appraisal rights available to EFHAC stockholders in connection with the Business Combination.

Total Shares of the Combined Company Common Stock Outstanding Upon Consummation of the Business Combination

We anticipate that, upon the consummation of the Business Combination, assuming no redemption of the Public Shares, EFHAC’s stockholders will retain an ownership interest of approximately 14.6% in the Combined Company, the ECD Securityholders will own approximately 74.5% of the outstanding the Combined Company Common Stock, the Initial Stockholders will own approximately 9.4% of the outstanding the Combined Company Common Stock, and EF Hutton will own approximately 1.5% of the outstanding the Combined Company Common Stock. If maximum Public Shares are redeemed, then we anticipate that EFHAC’s stockholders will retain an ownership interest of approximately 6.9% in the Combined Company, the ECD Securityholders will own approximately 81.3% of the Combined Company, the Initial Stockholders will own approximately 10.2% of the Combined Company, and EF Hutton will own approximately 1.6% of the Combined Company. The ownership percentages with respect to the Combined Company do not take into account the issuance of any additional shares of Common Stock underlying the Public Warrants, the Private Warrants, the Common Shares Warrant, the Preferred Shares Warrant, the Series A Convertible Preferred Stock, or the Senior Secured Convertible Notes, but do take into account the issuance of 1,469,688 shares of the Combined Company Common Stock pursuant to the Rights. If the actual facts are different from these assumptions (which they are likely to be), these ownership percentages will be different.

The following summarizes the pro forma ownership of the Combined Company Common Stock as of June 30, 2023, including Common Stock underlying Units that have not yet been separated, following the Business Combination under the no redemption and maximum redemption scenarios:

	Scenario 1 Assuming Minimum Redemptions		Scenario 2 Assuming Maximum Redemptions
Equity Capitalization Summary	Shares	%	Shares	%
ECD Securityholders[1]	25,100,000	74.5%	25,100,000	81.3%
EFHAC Public Stockholders	4,930,147	14.6%	2,125,091	6.9%
Initial Stockholders	3,164,688	9.4%	3,164,688	10.2%
EF Hutton	500,000	1.5%	500,000	1.6%
Total common stock	33,694,835	100.0%	30,889,779	100.0%

1	The 25,100,000 shares owned by the former ECD stockholders.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Share Calculations and Ownership Percentages” and, with respect to the determination of the “maximum redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Anticipated Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization,” with no goodwill or other intangible assets recorded, in accordance with GAAP. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of ECD in many respects.

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Under this method of accounting, EFHAC will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, ECD will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of ECD (i.e., a capital transaction involving the issuance of stock by EFHAC for the stock of ECD). Accordingly, the consolidated assets, liabilities and results of operations of ECD will become the historical financial statements of the Combined Company, and EFHAC’s assets, liabilities and results of operations will be consolidated with ECD’s beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of ECD in future reports. The net assets of ECD will be recognized at carrying value, with no goodwill or other intangible assets recorded.

Redemption Rights

Pursuant to our Certificate of Incorporation, holders of Public Shares may elect to have their Public Shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding Public Shares. As of [●], 2023, this would have amounted to approximately $[●] per share.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)	(a)	hold Public Shares, or

(b)	hold Public Shares through public Units and you elect to separate your public Units into the underlying Public Shares, Warrants and Rights prior to exercising your redemption rights with respect to the Public Shares; and

(ii)	prior to [●] p.m., Eastern Time, on [●], 2023, (a) submit a written request to Continental that EFHAC redeem your Public Shares for cash and (b) deliver your Public Shares to Continental, physically or electronically through DTC.

Holders of outstanding Units must separate the underlying Public Shares prior to exercising redemption rights with respect to the Public Shares. If the Units are registered in a holder’s own name, the holder must deliver the certificate for its Units to Continental, with written instructions to separate the Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the Public Shares from the Units.

If a holder exercises his, her or its redemption rights for all of such holder’s Public Shares, then such holder will be exchanging his, her or its Public Shares for cash and will no longer own securities of the Combined Company other than the shares received in connection with the Rights. Such a holder will be entitled to receive cash for his, her or its Public Shares only if he, she or it properly demands redemption and delivers his, her or its Public Shares (either physically or electronically) to Continental in accordance with the procedures and by the deadline described herein. Please see the section titled “The EFHAC Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash. Vote Required for Approval.

Along with the approval of the NTA Requirement Amendment Proposal, the Charter Amendment Proposal and the Nasdaq Proposal, the approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the Business Combination will not take place. Approval of the Business Combination Proposal is also a condition to Proposal 2, Proposal 3, Proposals 4A – 4D, Proposal 5 and Proposal 6. If the NTA Requirement Amendment Proposal, the Charter Amendment Proposal and the Nasdaq Proposal are not approved, unless the condition is waived, the Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the EFHAC Special Meeting of any adjournment or postponement thereof) and the Business Combination will not occur.

The Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the EFHAC Special Meeting vote “FOR” the Business Combination Proposal.

Pursuant to the Letter Agreement and the Sponsor Support Agreement, the Initial Stockholders holding an aggregate of [●] shares (or [●]% of the outstanding shares) of Common Stock have agreed to vote their respective shares of Common Stock (including shares of Common Stock included in the Private Units) in favor of each of the Proposals. As a result, only [●] shares of Common Stock held by the public stockholders will need to be present by virtual attendance or by proxy to satisfy the quorum requirement for the EFHAC Special Meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the votes cast at a meeting at which a quorum is present, assuming only the minimum number of shares of Common Stock to constitute a quorum is present, only [●] shares of Common Stock, or approximately [●]% of the outstanding shares of the Common Stock held by the public stockholders, must vote in favor of the Business Combination Proposal for it to be approved.

Board Recommendation.

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL OF THE BUSINESS COMBINATION PROPOSAL/PROPOSAL 1.

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PROPOSAL 2 — THE NTA REQUIREMENT AMENDMENT PROPOSAL

Overview

This is a proposal to amend (the “NTA Requirement Amendment”) the Amended and Restated Certificate of Incorporation (the “Charter”) to delete Article FIFTH D from the Charter, which provides: “The Corporation will not consummate any Business Combination unless it (or any successor) has net tangible assets of at least $5,000,001 upon consummation of such Business Combination”). All stockholders are encouraged to read the proposed NTA Requirement Amendment in its entirety for a more complete description of its terms. A copy of the proposed NTA Requirement Amendment is attached hereto as Annex B.

The NTA Requirement

Article FIFTH D. of the Charter currently provides the following, “The Corporation will not consummate any Business Combination unless it (or any successor) has net tangible assets of at least $5,000,001 upon consummation of such Business Combination” (the “NTA Requirement”). The purpose of this article was to ensure that, in connection with its initial business combination, EFHAC would continue, as it has since the IPO, to be not subject to the “penny stock” rules of the SEC, and therefore not a “blank check company” as defined under Rule 419 of the Securities Act because it complied with Rule 3a51-1(g)(1) (the “NTA Rule”). In view of the pro forma financial information of the Combined Company, it appears that the Combined Company may not be able to satisfy the NTA Rule. Accordingly, EFHAC is proposing to amend its Charter to delete Article FIFTH D. We note that the Combined Company can avoid compliance with the provisions of Rule 419 by either satisfying the NTA Rule or by having its securities listed on a national securities exchange like The Nasdaq Stock Market pursuant to Rule 3a51-1(a)(2) (the “Exchange Rule”).

Rule 419 blank check companies and “penny stock” issuers

As disclosed in EFHAC’s IPO prospectus, because the net proceeds of the IPO were to be used to complete an initial business combination with a target business that had not been selected at the time of the IPO, EFHAC may be deemed to be a “blank check company.” Under Rule 419 of the Securities Act the term “blank check company” means a company that (i) is a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and (ii) is issuing “penny stock,” as defined in Rule 3a51-1 under the Exchange Act. Rule 3a51-1 sets forth that that term “penny stock” shall mean any equity security, unless it fits within certain enumerated exclusions including the NTA Rule and the Exchange Rule. Historically, SPACs have relied upon the NTA Rule to avoid being deemed a penny stock issuer. Like many SPACs, EFHAC included Article FIFTH D. in its Charter, in order to ensure this through the consummation of its initial business combination. However, EFHAC could also avoid being considered a penny stock issuer and therefore not a blank check company if it satisfies the requirements of the Exchange Rule.

Reliance on Exchange Rule.

Rule 3a51-1(a)(2) or the Exchange Rule excludes from the definition of “penny stock” a security that is registered, or approved for registration upon notice of issuance, on a national securities exchange, or is listed, or approved for listing upon notice of issuance on, an automated quotation system sponsored by a registered national securities association, that has established initial listing standards that meet or exceed the criteria set forth in the Exchange Rule. EFHAC’s securities are listed on the Nasdaq Stock Market and have been so listed since the consummation of the IPO. EFHAC believes that the Nasdaq Stock Market has initial listing standards that meet the criteria identified in the Exchange Rule and that it and the Combined Company can therefore rely on the Exchange Rule to avoid being treated as a penny stock.

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Reasons for the Proposed NTA Requirement Amendment

EFHAC believes that it can rely on other available exclusions from the penny stock rules, more specifically, the Exchange Rule, that would not impose restrictions on EFHAC’s net tangible assets. While EFHAC does not believe this failure to satisfy the NTA Requirement subjects it to the SEC’s penny stock rules, as the NTA Requirement is included in its Charter, if the NTA Requirement Amendment proposal is not approved, EFHAC may not be able to consummate its initial business combination. In the event the NTA Requirement Amendment is approved, then EFHAC will not be required to maintain minimum net tangible assets in order to complete a business combination. EFHAC is asking its stockholders to vote on the NTA Requirement Amendment Proposal now, because, based on the pro forma financial statements of the Combined Company, the Combined Company may not be able to satisfy the NTA Rule. Therefore, EFHAC intends to rely on the Exchange Rule to not be deemed a penny stock issuer.

If the NTA Requirement Amendment Proposal is approved and EFHAC does not satisfy the NTA Rule, then, if the Combined Company is not able to list its common stock on Nasdaq, the Combined Company Common Stock would likely then trade only in the over-the-counter market and the market liquidity of shares could be adversely affected and their market price could decrease. If the Combined Company Common Stock were to trade on the over-the-counter market, selling the Combined Company Common Stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and we could face significant material adverse consequences, including: a limited availability of market quotations for our securities; reduced liquidity with respect to our securities; a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities; a reduced amount of news and analyst coverage for the Combined Company; and a decreased ability to issue additional securities or obtain additional financing in the future. These factors could result in lower prices and larger spreads in the bid and ask prices for the Combined Company Common Stock and would substantially impair our ability to raise additional funds and could result in a loss of institutional investor interest and fewer development opportunities for the Combined Company.

There can be no guarantee that the Combined Company will have net tangible assets of at least $5,000,001 immediately following the closing of the Business Combination. Accordingly, if the NTA Requirement Amendment Proposal is approved, then the Business Combination can close even though the Combined Company does not have may net tangible assets of at least $5,000,001 immediately following the closing. Having net tangible assets of less than $5,000,001 is not as good as having net tangible assets of at least $5,000,001. As disclosed in the pro forma financial statements for the Combined Company herein, the Combined Company will not have net tangible assets of at least $5,000,001 immediately following the closing of the Business Combination. Notwithstanding the foregoing, we do not expect the approval of the NTA Requirement Amendment Proposal to have a material adverse effect on the Combined Company’s cash position following the closing of the Business Combination. It is anticipated that following the Business Combination, the Combined Company can and will be financed with cash flow from operations and equity and debt financings.

Vote Required

Subject to the foregoing, the affirmative vote of at least a majority of EFHAC’s outstanding common stock, including the Founder Shares, will be required to approve the NTA Requirement Amendment proposal. The approval of the NTA Requirement Amendment is essential to consummate our initial business combination. Notwithstanding stockholder approval of the NTA Requirement Amendment, our board will retain the right to abandon and not implement the NTA Requirement Amendment at any time without any further action by our stockholders.

Our board has fixed the close of business on [●], 2023 as the record date for determining the EFHAC stockholders entitled to receive notice of and vote at the Special Meeting and any adjournment thereof. Only holders of record of the EFHAC common stock on that date are entitled to have their votes counted at the Special Meeting or any adjournment thereof.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE NTA REQUIREMENT AMENDMENT PROPOSAL.

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PROPOSAL 3 — THE CHARTER AMENDMENT PROPOSAL

Overview

We are asking EFHAC’s stockholders to adopt the Amended Charter in the form attached to this proxy statement/prospectus as Annex B, which, in the judgment of the Board, is necessary to adequately address the needs of the Combined Company. The following is a summary of the key amendments effected by the Amended Charter, but this summary is qualified in its entirety by reference to the full text of the Amended Charter:

●	change EFHAC’s name to “ECD Automotive Design, Inc.” or such other name designated by ECD by notice to EFHAC.;

●	increase the number of shares of capital stock that the Combined Company is authorized to issue from 101,000,000 shares of capital stock consisting of 100,000,000 shares of common stock and 1,000,000 shares of undesignated preferred stock to 1,020,000,000 shares of capital stock consisting of 1,000,000,000 shares of the Combined Company Common Stock and 20,000,000 shares of Combined Company preferred stock, of which 54,819 shares are designated as Series A Convertible Preferred Stock;

●	remove the requirement of an affirmative vote of holders of more than 60% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to remove any or all of the directors at any time for cause; and

●	remove the various provisions applicable only to special purpose acquisition companies (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time) that will no longer be applicable after the consummation of the Business Combination, including the elimination of Article VI (which generally set forth the requirements of an initial business combination).

This summary is qualified by reference to the complete text of the Amended Charter, a copy of which is attached to this proxy statement/prospectus as Annex C. All stockholders are encouraged to read the Amended Charter in its entirety for a more complete description of its terms.

Reasons for the Amendment Proposal

The Board’s reasons for proposing each of these amendments to the Current Charter is set forth below.

●	Amending the Current Charter to change EFHAC’s name to “ECD Automotive Design, Inc.” or such other name designated by ECD by notice to EFHAC. EFHAC’s name is currently “EFHAC Acquisition Corporation I” The Board believes that the name of the post-Business Combination company should align with the name of the post-Business Combination operating business.

●	Amending the Current Charter to increase the number of shares of Common Stock the post-Business Combination company is authorized to issue from 100,000,000 shares of common stock to 1,000,000,000 shares of the Combined Company Common Stock. The Current Charter authorizes 101,000,000 shares of capital stock consisting of 100,000,000 shares of common stock and 1,000,000 shares of undesignated preferred stock. The Amended Charter provides that the post-Business Combination company will be authorized to 1,020,000,000 shares of capital stock consisting of 1,000,000,000 shares of the common stock and 20,000,000 shares of preferred stock, of which 54,819 shares shall be designated as Series A Convertible Preferred Stock. The Board believes that it is important for the post-Business Combination company to have available for issuance a number of authorized shares of Common Stock and preferred stock sufficient to support growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

●	Amending the Current Charter to remove the requirement of an affirmative vote of holders of more than 60% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to remove any or all of the directors at any time for cause. The provision in the Current Charter requiring the affirmative vote of holders of more than 60% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to remove any or all of the directors at any time for cause was a provision that the Board believed was necessary while EFHAC is a special purpose acquisition company to protect all stockholders against the potential self-interested actions by one or a few large stockholders. The Board believes that after the Business Combination there is less potential for certain stockholders to hold a substantial beneficial ownership of the Post-Business Combination company and that this provision is no longer required.

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●	Amending the Current Charter to remove the various provisions applicable only to special purpose acquisition companies (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time). The Current Charter would be amended and replaced in its entirety with the Amended Charter. This includes approval of all other changes in the Amended Charter and related clean up changes, as well as the removal of provisions of the Current Charter that will no longer be relevant in connection with replacing the Current Charter with the Amended Charter, including the elimination of certain provisions related to EFHAC’s status as a special purpose acquisition company, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve the post-Business Combination company if an initial business combination is not completed within a certain period of time and will allow the post-Business Combination company to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the customary period of existence for corporations and the Board believes that it is the most appropriate period for the post-Business Combination company. These provisions cease to apply once the Business Combination is consummated.

Vote Required for Approval

Assuming that a quorum is present at the EFHAC Special Meeting, the affirmative vote of holders of a majority of the issued and outstanding shares of Common Stock on this Proposal 3 is required to approve the Charter Approval Proposal. Accordingly, a stockholder’s failure to vote online during the EFHAC Special Meeting or by proxy, a broker non-vote, or an abstention will have the same effect as a vote “AGAINST” Proposal 3.

This proposal is conditioned on the approval of the Business Combination Proposal, the NTA Requirement Amendment Proposal, and the Nasdaq Proposal. If any of the Business Combination Proposal, the NTA Requirement Amendment Proposal or the Nasdaq Proposal is not approved, Proposal 3 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 3 is a condition to completion of the Business Combination under the Merger Agreement, if this Proposal 3 is not approved by EFHAC’s stockholders, the Business Combination will not occur unless EFHAC and ECD waive the applicable closing conditions.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE CHARTER APPROVAL PROPOSAL/PROPOSAL 3.

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PROPOSALS 4A – 4D — THE ADVISORY PROPOSALS

Overview

We are also asking our stockholders to vote on four separate proposals with respect to certain governance provisions in the Amended Charter, which are separately being presented in order to give EFHAC stockholders the opportunity to present their separate views on important corporate governance provisions. These separate votes are not otherwise required by Delaware law separate and apart from the Charter Amendment Proposal and will be voted upon on a non-binding advisory basis. Accordingly, the stockholder votes regarding the Advisory Proposals are advisory votes and are not binding on EFHAC or the Board (separate and apart from the approval of the Charter Amendment Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Proposals (separate and apart from approval of the Charter Amendment Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Proposals, EFHAC intends that the Amended Charter will take effect upon the Closing (assuming approval of the Charter Amendment Proposal).

The following summary of the material changes to the Current Charter that will be effected by the Amended Charter is qualified in its entirety by reference to the full text of the Amended Charter:

(a)	increase the number of shares of Common Stock that the Combined Company is authorized to issue from 101,000,000 shares of capital stock consisting of 100,000,000 shares of common stock and 1,000,000 shares of undesignated preferred stock to 1,020,000,000 shares, consisting of 1,000,000,000 shares of the Combined Company Common Stock and 20,000,000 shares of Combined Company preferred stock, of which 54,819 shares designated as Series A Convertible Preferred Stock;

(b)	change the number of classes of directors from one class to three classes with staggered terms, Class I directors consisting of two independent directors appointed by ECD Securityholders serving an initial term that ends in 2024, Class II directors consisting of two directors appointed by EFHAC serving an initial term that ends in 2025, and Class III directors consisting of three directors appointed by ECD Securityholders serving an initial term that ends in 2026, each class then being elected for a term of full three years;

(c)	remove the requirement of an affirmative vote of holders of more than 60% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to remove any or all of the directors at any time for cause; and

(d)	change EFHAC’s name to “ECD Automotive Design, Inc.” or such other name designated by ECD by notice to EFHAC and remove the various provisions applicable only to special purpose acquisition companies.

The subsection below entitled “— Reasons for the Advisory Proposals” summarizes the principal, material changes proposed to be made between the Current Charter and the Amended Charter and the Board’s reasons for proposing each change. This summary is qualified by reference to the complete text of the Amended Charter, a copy of which is attached to this proxy statement/prospectus as Annex C. We encourage all EFHAC stockholders and ECD Securityholders to read the Amended Charter in its entirety for a more complete description of its terms.

Reasons for the Advisory Proposals

The Board’s reasons for proposing each of these amendments to the Current Charter is set forth below.

Proposal No. 4A: Increase in Authorized Shares — Amending the Current Charter to increase the number of shares of common stock that the post-Business Combination company is authorized to issue from 100,000,000 shares to 1,020,000,000 shares, consisting of 1,000,000,000 shares of the Combined Company Common Stock and 20,000,000 shares of preferred, of which 54,819 shares designated as Series A Convertible Preferred Stock.

The Board believes that the increase in authorized shares of common stock is necessary in order for the Combined Company to have sufficient authorized common stock to issue to the ECD Securityholders pursuant to the Merger Agreement and the Business Combination. The Board also believes that it is important for the Combined Company to have available for issuance a number of authorized shares of common stock and preferred stock that is sufficient to support growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares of the Combined Company Common Stock to be authorized would be issuable as consideration for the Business Combination and for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends, or issuances under any future stock incentive plans. The shares of preferred stock to be authorized would be issuable for any proper corporate purpose, including future acquisitions and capital-raising transactions.

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Proposal No. 4B: Classified Board of Directors — Amending the Current Charter to change the number of classes of directors from one class to three classes, Class I directors consisting of two independent directors appointed by ECD Securityholders serving an initial term that ends in 2024, Class II directors consisting of two directors appointed by EFHAC serving an initial term that ends in 2025, and Class III directors consisting of three directors appointed by ECD Securityholders serving an initial term that ends in 2026, each class then being elected for a term of full three years.

The amendment to the Current Charter would divide the Combined Company’s board into three classes. Immediately following the consummation of the Business Combination, Class I directors will consist of two independent directors appointed by ECD Securityholders serving an initial term that ends in 2024; Class II directors will consist of two directors appointed by EFHAC serving an initial term that ends in 2025; and Class III directors will consist of three directors appointed by ECD Securityholders serving an initial term that ends in 2026. Each class of directors then shall be elected to serve a three-year term.

The Board believes that a classified board divided into three classes will enhance the likelihood of continuity and stability in the composition of the Combined Company’s board of directors by ensuring that at any given time a majority of the directors will have prior experience with the Combined Company and be familiar with its business and operations, avoid costly takeover battles, reduce the Combined Company’s vulnerability to a hostile change of control and enhance the ability of the Combined Company to maximize stockholder value in connection with any unsolicited offer to acquire the Combined Company or change a majority of its board of directors.

Proposal No. 4C: Required Vote to Amend the Charter — Amending the Current Charter to remove the requirement of an affirmative vote of holders of more than 60% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to remove any or all of the directors at any time for cause.

The provision in the Current Charter requiring the affirmative vote of holders of more than 60% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to remove any or all of the directors at any time for cause was a provision that the Board believed was necessary while EFHAC is a special purpose acquisition company to protect all stockholders against the potential self-interested actions by one or a few large stockholders. The Board believes that after the Business Combination there is less potential for certain stockholders to hold a substantial beneficial ownership of post-Business Combination company and, as a result, that this provision is no longer required.

Proposal No. 4D: Name Change and Removal of SPAC Provisions — Amending the Current Charter to change EFHAC’s name to “ECD Automotive Design, Inc.” or such other name designated by ECD by notice to EFHAC and to remove the various provisions applicable only to special purpose acquisition companies that will no longer be applicable after the consummation of the Business Combination, including the elimination of Article VI (which generally set forth the requirements of an initial business combination).

The Board believes that changing the post-Business Combination corporate name from “EF Hutton Acquisition Corporation I” to “ECD Automotive Design, Inc.” or such other name designated by ECD by notice to EFHAC is desirable to reflect the Business Combination and to align its name with the post-Business Combination company’s operating business.

Furthermore, the Board has determined that it is in the best interest of EFHAC to eliminate provisions specific to its status as a special purpose acquisition company. This deletion is desirable because these provisions will serve no purpose following consummation of the Business Combination. For example, these proposed amendments remove the requirement to dissolve the post-Business Combination company if EFHAC does not complete an initial business combination within a certain period of time and will allow the post-Business Combination company to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the customary period of existence for corporations and the Board believes that it is the most appropriate period for the post-Business Combination company.

Vote Required for Approval

The Advisory Proposals will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of Common Stock present by teleconference or represented by proxy and entitled to vote at the EFHAC Special Meeting vote “FOR” the Advisory Proposals.

The Business Combination is not conditioned upon the approval of the Advisory Proposals.

As discussed above, a vote to approve each of the Advisory Proposals is an advisory vote, and therefore, is not binding on EFHAC, ECD or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, EFHAC and ECD intend that the Amended Charter, in the form attached to this proxy statement/prospectus as Annex C and containing the provisions noted above, will take effect at the Closing, assuming approval of the Charter Amendment Proposal (Proposal 3).

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF EACH OF THE ADVISORY PROPOSALS.

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PROPOSAL 5 — THE NASDAQ PROPOSAL

Overview

We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a) and (b). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and, due to the present or potential issuance of common stock (or securities convertible into or exercisable for common stock), (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control.

Pursuant to the Merger Agreement, we anticipate that we will issue to the ECD Securityholders as consideration in the Business Combination 25,100,000 shares of Common Stock. See the section entitled “Proposal 1 — The Business Combination Proposal — The Merger Agreement — Merger Consideration.” Because the number of shares of Common Stock that we anticipate issuing as consideration in the Business Combination (i) will constitute more than 20% of the outstanding Common Stock and more than 20% of outstanding voting power prior to such issuance and (ii) will result in a change of control of EFHAC, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (b).

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, EFHAC would issue shares representing more than 20% of the outstanding shares of Common Stock in connection with the Business Combination. The issuance of such shares would result in significant dilution to EFHAC stockholders and would afford such stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of EFHAC. If the Nasdaq Proposal is adopted, assuming that 25,100,000 shares of the Combined Company Common Stock are issued to the ECD Securityholders as consideration in the Business Combination, we anticipate that the ECD Securityholders will hold 74.5% of the outstanding shares of the Combined Company Common Stock, the current EFHAC public stockholders will hold 14.6% of the outstanding shares of the Combined Company Common Stock, and the Sponsor will hold 9.5% of the outstanding shares of the Combined Company Common Stock immediately following completion of the Business Combination. These percentages assume the minimum amount shares of Common Stock are redeemed in connection with the Business Combination and do not take into account any Warrants to purchase Common Stock that will be outstanding following the Business Combination.

If the Nasdaq Proposal is not approved and we consummate the Business Combination on its current terms, EFHAC would be in violation of Nasdaq Listing Rules 5635(a) and (b), which could result in the delisting of our securities from Nasdaq. If Nasdaq delists our securities, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage for the post-transaction company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Vote Required for Approval

Assuming that a quorum is present at the EFHAC Special Meeting, the affirmative vote of holders of at least a majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the EFHAC Special Meeting is required to approve the Nasdaq Proposal.

This Proposal is conditioned on the approval of the Business Combination Proposal, the NTA Requirement Amendment Proposal and the Charter Amendment Proposal. If any of the Business Combination Proposal, the NTA Requirement Amendment Proposal or the Charter Amendment Proposal is not approved, unless the condition is waived, Proposal 5 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 5 is a condition to completion of the Business Combination under the Merger Agreement, if this Proposal 5 is not approved by our stockholders, the Business Combination will not occur unless we and ECD waive the applicable closing condition.

Board Recommendation

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL/PROPOSAL 5.

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PROPOSAL 6 — THE 2023 EQUITY INCENTIVE PLAN PROPOSAL

The 2023 Equity Incentive Plan Proposal — to consider and vote on a proposal to approve EFHAC’s 2023 Equity Incentive Plan Proposal (the “Plan”). The name of the plan will be The ECD Automotive Design, Inc. 2023 Equity Incentive Plan, a copy of which is annexed to this proxy statement/prospectus as Annex D, in connection with the Business Combination (the “Plan Proposal”).

Description of The ECD Automotive Design, Inc. 2023 Equity Incentive Plan (“Equity Incentive Plan”)

The following is a description of the terms of the Equity Incentive Plan. This description is qualified in its entirety by reference to the plan document, a copy of which is attached to this proxy statement as Annex D and incorporated herein by reference. Any capitalized terms used below are defined within the plan document.

General. The purposes of the Plan is to promote the interests of the Combined Company and the stockholders of Combined Company by providing (i) executive officers and other employees of the Combined Company and its Subsidiaries (as defined below), (ii) certain consultants and advisors who perform services for the Combined Company and its Subsidiaries and (iii) non-employee members of the Board with appropriate incentives and rewards to encourage them to enter into and continue in the employ and service of the Combined Company and to acquire a proprietary interest in the long-term success of the Combined Company, as well as to reward the performance of these individuals in fulfilling their personal responsibilities for long-range and annual achievements. Eligible individuals under the Plan may receive awards of Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units, Performance Awards and Other Stock-Based Awards.

Shares Subject to Award. The maximum number of shares reserved for the grant of awards under the Plan shall be 400,000. No recipient under the Plan may be awarded more than 100,000 shares in any calendar year, and the maximum number of shares underlying awards of Options and Stock Appreciation Rights that may be granted to an Award Recipient in any calendar year is 100,000.

Administration. The authority to manage the operation of and administer the Plan shall be vested in a committee (the “Committee”), which shall have all the powers vested in it by the terms of the Plan, including exclusive authority to select the participants to the Plan; to make awards; to determine the type, size, terms and timing of the awards (which need not be uniform); to accelerate the vesting of awards granted pursuant to the Plan, including upon the occurrence of a change of control of the Company; to prescribe the form of the award agreement; to modify, amend or adjust the terms and conditions of any award; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued pursuant to the Plan. The Committee shall be selected by the Board of Directors, and shall consist solely of non-employee directors within the meaning of Rule 16b-3 and are outside directors within the meaning of Code Section 162(m).

Eligibility. The Equity Incentive Plan is open to any directors, officers and employees of the Company or any of its Subsidiaries or Affiliates, and prospective officers and employees who have accepted offers of employment from the Company or its Subsidiaries or Affiliates.

Duration, Termination and Amendment. Grants may be made under the Plan through the tenth (10th) anniversary of the date it is adopted by the Board and approved by the Committee. Awards outstanding as of the date of termination of the Plan shall not be affected or impaired by the termination of the Plan.

Vote Required for Approval

Assuming that a quorum is present at the EFHAC Special Meeting, the affirmative vote of holders of at least a majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the EFHAC Special Meeting is required to approve the Plan Proposal.

This Proposal is conditioned on the approval of the Business Combination Proposal, the NTA Requirement Amendment Proposal and the Charter Amendment Proposal. If any of the Business Combination Proposal, the NTA Requirement Amendment Proposal or the Charter Amendment Proposal is not approved, unless the condition is waived, Proposal 5 will have no effect even if approved by our stockholders.

Consequences if the Plan Proposal is Not Approved

If the Plan Proposal is not approved by EFHAC’s stockholders, the 2023 Equity Incentive Plan will not become effective and the Combined Company will not be able to grant equity awards under the 2023 Equity Incentive Plan. EFHAC believes its ability to recruit, retain and incentivize top talent will be adversely affected if the Plan Proposal is not approved.

Board Recommendation

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE PLAN PROPOSAL/PROPOSAL 6.

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PROPOSAL 7 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will approve the chairman’s adjournment of the EFHAC Special Meeting to a later date to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event, based on the tabulated votes, that there are not sufficient votes received at the time of the EFHAC Special Meeting to approve the other Proposals.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, the chairman will not adjourn the EFHAC Special Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes received at the time of the EFHAC Special Meeting to approve the Business Combination Proposal, the NTA Requirement Amendment Proposal, the Charter Amendment Proposal or the Nasdaq Proposal.

Required Vote

This Adjournment Proposal will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the EFHAC Special Meeting vote “FOR” the Adjournment Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE ADJOURNMENT PROPOSAL/PROPOSAL 7.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences (i) of the exercise of redemption rights by U.S. Holders and Non-U.S. Holders (each, as defined below) of Common Stock, (ii) of the Business Combination for U.S. Holders and Non-U.S. Holders of ECD Common Stock, and (iii) following the Business Combination, of the ownership and disposition of Combined Company Common Stock received in the Business Combination.

This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a holder as a result of the Business Combination or as a result of the ownership and disposition of Common Stock. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, U.S. state and local, or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Common Stock or ECD Common stock.

Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to holders that hold Common Stock and ECD Common Stock, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

●	banks or other financial institutions, underwriters, or insurance companies;

●	traders in securities who elect to apply a mark-to-market method of accounting;

●	real estate investment trusts and regulated investment companies;

●	tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax- deferred accounts;

●	expatriates or former long-term residents of the United States;

●	subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

●	dealers or traders in securities, commodities or currencies;

●	grantor trusts;

●	persons subject to the alternative minimum tax;

●	U.S. persons whose “functional currency” is not the U.S. dollar;

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●	persons who received Common Stock or ECD Common Stock through the issuance of restricted stock under an incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

●	persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding Common Stock or ECD Common Stock, or, after the Business Combination, the issued Combined Company Common Stock (excluding treasury shares);

●	holders holding Common Stock or ECD Common Stock, as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction;

●	controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

●	the Sponsor or its affiliates.

As used in this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of Common Stock or ECD Common Stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of Common Stock or ECD Common Stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Common Stock or ECD Common Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partner and the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the exercise of redemption rights, the Business Combination, and the subsequent ownership and disposition of Combined Company Common Stock received in the Business Combination.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS, THE BUSINESS COMBINATION OR THE OWNERSHIP AND DISPOSITION OF COMBINED COMPANY COMMON STOCK. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF COMMON STOCK AND ECD Common Stock MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF COMMON STOCK OR ECD COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION, AND OF THE OWNERSHIP AND DISPOSITION OF COMBINED COMPANY COMMON STOCK AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

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U.S. Holders

U.S. Federal Income Tax Consequences to U.S. Holders of Common Stock Exercising Redemption Rights

In the event that a U.S. Holder elects to redeem its Common Stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Common Stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code with respect to the U.S. Holder. If the redemption qualifies as a sale or exchange of the Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. However, it is unclear whether the redemption rights with respect to the Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirement. The deductibility of capital losses is subject to limitations.

Redemption Treated as Sale or Exchange

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of Common Stock treated as held by the U.S. Holder (including any Common Stock constructively owned by the U.S. Holder as a result of owning Warrants) relative to all of the Common Stock outstanding both before and after the redemption. The redemption of shares of Common Stock generally will be treated as a sale or exchange of the Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in EFHAC or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only Common Stock actually owned by the U.S. Holder, but also Common Stock that is constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities, including those in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Common Stock which could be acquired pursuant to the exercise of the Warrants.

In order to meet the substantially disproportionate test, the percentage of EFHAC’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of the Common Stock must be less than 80% of the percentage of EFHAC’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption, (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding Common Stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including through constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of stock of EFHAC entitled to vote. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares of Common Stock. The redemption of the Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in EFHAC. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in EFHAC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

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Redemption Treated as Corporate Distribution

If the redemption does not qualify as a sale or exchange of Common Stock, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from EFHAC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the preferential tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of a redemption of all or a portion of their Common Stock pursuant to an exercise of redemption rights.

U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of ECD Common Stock

The following discussion, “—U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of ECD Common Stock” constitutes the opinion of Shuffield, Lowman & Wilson, P.A., counsel to ECD, as to the material U.S. federal income tax consequences of the Merger to U.S. Holders of ECD Common Stock, subject to the limitations, exceptions, beliefs, assumptions, and qualifications as set forth herein and in the opinion filed as Exhibit 5.2 hereto.

Gain or Loss on Sale of ECD Common Stock

U.S. Holders of ECD Common Stock generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the EDC Securityholder’s adjusted tax basis with respect to its ECD Common Stock. Generally, the amount of gain or loss recognized by an ECD Securityholder will be an amount equal to the difference between (i) the amount of cash received and (ii) the ECD Securityholder’s adjusted tax basis in its ECD Common Stock sold.

Any such capital gain or loss generally will be long-term capital gain or loss if the ECD Securityholder’s holding period for the ECD Common Stock so disposed of exceeds one year. If the one-year holding period requirement is not satisfied, any gain would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate ECD Securityholders are currently eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of the Merger to U.S. Holders of ECD Common Stock

In General

The Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Neither Parent nor the Company has requested a ruling from the IRS in connection with the Merger or related transactions. The discussion below neither binds the IRS nor precludes it from adopting a contrary position. Furthermore, even if ECD and Parent report the Merger as qualifying as a “reorganization” under the provisions of Section 368(a) of the Code, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to the position taken by ECD and the Parent.

ECD Securityholders should consult with their tax advisors regarding the tax consequences of the Merger and the requirements that must be satisfied in order for the Merger to qualify as a “reorganization” under Section 368(a) of the Code.

Tax Consequences if the Merger Qualifies as a Reorganization

Provided that the Merger qualifies as a reorganization, the following U.S. federal income tax consequences will result to an ECD Securityholder of ECD Common Stock in the Merger:

●	No gain or loss will be recognized by an ECD Securityholder for U.S. federal income tax purposes on the exchange of its shares of ECD Common Stock for Parent Common Stock in the Merger.

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Merger Fails to Qualify as a Reorganization

If the Merger fails to qualify as a reorganization, the ECD Securityholders of ECD Common Stock would be treated as if they sold their ECD Common Stock in a fully taxable transaction. In that case, each ECD Securityholder of ECD Common Stock would recognize gain or loss with respect to the disposition of each of its shares of ECD Common Stock equal to the difference between (i) the ECD Securityholder’s basis in each such share of ECD Common Stock and (ii) the fair market value of the Parent Common Stock received in the Merger, determined as of the date such stock is received. Such gain or loss would be treated as capital gain or capital loss, and would be treated as long-term capital gain or loss if the ECD Common Stock has been held for more than one year as of the date of the Merger. An ECD Securityholder’s aggregate tax basis in the Parent Common Stock so received would equal its fair market value as of the date such stock is received, and an ECD Securityholder’s holding period for such Parent Common Stock would begin the day after such stock is received.

Non-U.S. Holders

U.S. Federal Income Tax Consequences to Non-U.S. Holders of Common Stock Exercising Redemption Rights

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Common Stock as a sale or exchange under Section 302 of the Code or a distribution under Section 301 of the Code with respect to shares of Common Stock will generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Common Stock, as described above, and the corresponding consequences will be as described below.

Redemption Treated as Sale or Exchange

Any gain realized by a Non-U.S. Holder on the redemption of Common Stock that is treated as a sale or exchange under Section 302 of the Code generally will not be subject to U.S. federal income tax unless:

●	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

●	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such Common Stock redeemed, and either (A) shares of Common Stock are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding shares of Common Stock. There can be no assurance that shares of Common Stock will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the redemption of Common Stock generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such redemption. We would generally be classified as a “U.S. real property holding corporation” if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. However, we believe that we are not and have not been at any time since our formation a U.S. real property holding corporation and we do not expect to be a U.S. real property holding corporation immediately after the Business Combination is completed.

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Redemption Treated as Corporate Distribution

With respect to any redemption treated as a corporate distribution under Section 301 of the Code, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, EFHAC will be required to withhold U.S. tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of the Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described above.

This withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

U.S. Federal Income Tax Consequences of Ownership and Disposition of Combined Company Common Stock

U.S. Federal Income Tax Consequences to U.S. Holders

Distributions on Combined Company Common Stock

The gross amount of any distribution on shares of Combined Common Stock that is made from the Combined Company’s current or accumulated profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Any such dividends paid to corporate U.S. Holders generally will qualify for a dividends received deduction (pursuant to which a portion of the dividend may be deducted) if the requisite holding period is satisfied. Subject to applicable requirements and limitations, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the preferential tax rate accorded to long-term capital gains.

Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividends. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

To the extent that the amount of any distribution made by the Combined Company on the Combined Company Common Stock exceeds the Combined Company’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted basis of the U.S. Holder’s shares of Combined Common Stock, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of Shares of Combined Company Common Stock.”

Sale, Exchange, Redemption or Other Taxable Disposition of Shares of Combined Company Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange, or other taxable disposition of the Combined Company Common Stock. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Combined Company Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Combined Company Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its shares of Combined Company Stock will generally equal the U.S. Holder’s acquisition cost for such shares (or, in the case of Combined Common Stock received upon exercise of a warrant, the U.S. Holder’s initial basis for such Combined Company Common Stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Combined Company Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

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U.S. Federal Income Tax Consequences to Non-U.S. Holders

Distributions on Combined Common Stock

Distributions of cash or property to a Non-U.S. Holder in respect of Combined Common Stock will generally constitute dividends for U.S. federal income tax purposes to the extent paid from Combined Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds Combined Company’s current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in the Combined Company Common Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of Combined Common Stock.”

Dividends paid to a Non-U.S. Holder of Combined Common Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS FormW-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of Combined Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS FormW-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the shares of Combined Common Stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of Combined Company Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Sale, Exchange, Redemption or Other Taxable Disposition of Combined Common Stock

In general, a Non-U.S. Holder will not be subject to U.S. federal income or, subject to the discussion below under the headings “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance,” withholding tax on any gain realized upon the sale or other disposition of shares of Combined Company Common Stock unless:

●	the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. Holder;

●	the Non-U.S. Holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied; or

●	Combined Company is or has been a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and either (A) shares of Combined Company Common Stock are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding shares of Combined Company Common Stock. We believe that the Combined Company currently is not, and we do not anticipate it becoming, a USRPHC.

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Gain that is effectively connected with the conduct of a trade or business in the United States generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the Non-U.S. Holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual Non-U.S. Holder who is subject to U.S. federal income tax because the Non-U.S. Holder was present in the United States for 183 days or more during the year of sale or other disposition of our securities will generally be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by U.S. source capital losses, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

The Combined Company must report annually to the IRS and to each holder the amount of cash dividends (including constructive dividends) paid to and the tax withheld with respect to each holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. In the case of a Non-U.S. Holder, copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established U.S. backup withholding tax (currently, at a rate of 24%) is imposed on certain payments to U.S. Holders that fail to furnish the information required under the U.S. information reporting rules. Dividends paid to a Non-U.S. Holder generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or W-8BEN-E, or otherwise establishes an exemption and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. or Non-U.S. Holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. Holders should consult their tax advisors regarding the application of the backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

Foreign Account Tax Compliance Act

Under sections 1471 to 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) a 30% withholding tax generally applies with respect to certain dividends in respect of and, subject to the proposed Treasury Regulations described below, gross proceeds from a sale or disposition of, securities which are held by or through certain foreign financial institution (including investment funds), unless any such institution (a) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (b) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and the applicable foreign country may modify these requirements. Accordingly, the entity through which Combined Company securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, Combined Company securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury.

THE FOREGOING DISCUSSION IS NOT A COMPREHENSIVE DISCUSSION OF ALL OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF ECD COMMON STOCK. SUCH HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY OTHER TAX LAWS, INCLUDING BUT NOT LIMITED TO, U.S. FEDERAL ESTATE AND GIFT TAX LAWS, ANY U.S. STATE OR LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES (AND ANY POTENTIAL FUTURE CHANGES THERETO).

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EFHAC’S BUSINESS

Unless the context otherwise requires, for purposes of this section, the terms “we,” “us,” “our,” or “EFHAC” refer to EFHAC Acquisition Corporation I prior to the consummation of the Business Combination.

Introduction

We are a blank check company incorporated on March 3, 2021 as a Delaware corporation under the name Shipyard Acquisition Corporation II. On September 3, 2021 we changed the name of the company to EF Hutton Acquisition Corp. II and on April 4, 2022 we again changed the name of EFHAC to EF Hutton Acquisition Corporation I. Our business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination. To date, our efforts have been limited to organizational activities as well as activities related to our IPO and to identify and locate acquisition targets and to negotiate a terms and conditions for a business combination transaction.

While we may pursue an initial business combination target in any industry or geography, our business strategy is to identify and complete our initial business combination within the consumer and retail industry.

On March 3, 2023, EFHAC entered into a Merger Agreement with ECD, ECD UK, the Merger Sub and Scott Wallace as Securityholder Representative, pursuant to which Merger Sub will merge with and into ECD with ECD as the surviving corporation and becoming a wholly-owned subsidiary of EFHAC (the “Merger”). In connection with the Merger, EFHAC will change its name to “ECD Automotive Design, Inc.” or such other name designated by ECD by notice to EFHAC. Please see the section of this proxy statement/prospectus entitled “Proposal 1 – The Business Combination Proposal” for additional information.

On June 1, 2023, EFHAC’s stockholders approved an amendment to EFHAC’s amended and restated certificate of incorporation extending the date by which EFHAC has to consummate a business combination up to nine times, each by an additional one-month, from June 13, 2023 to March 13, 2024 by depositing into the Trust Account the lesser of $80,000 and $0.04 for each outstanding share of common stock sold in EFHAC’s IPO for each one-month extension. On June 1, 2023, EFHAC filed such amendment to EFHAC’s amended and restated certificate of incorporation with the Delaware Secretary of State. In connection with the stockholders’ vote at the Special Meeting of Stockholders held by EFHAC on June 1, 2023, 8,007,353 shares were tendered for redemption.

Our Sponsor and Competitive Advantages

We have assembled a sponsor team and a management team, including an independent board of directors, with sourcing, diligence, valuation, and operational expertise which we expect will provide us with a significant differentiated pipeline of opportunities.

Our leadership team has a diverse and long-term operational and investment experience with small and mid-cap companies across various sectors over the course of several business cycles. The sponsor, through our founders, has established middle-market expertise through various careers in the public equity asset management, investment banking, and consumer staples management industries. We believe that our core competency as small cap growth specialists places us in a unique position to scour the middle market to identify and transact upon a superior business at an attractive price. Over the course of their careers, our management team has developed a broad network of contacts and corporate relationships around the world through sourcing, acquiring, and financing businesses. This team has garnered a reputation of integrity and fair dealing, particularly within the commonly underserved small-cap ecosystem. We believe this growing network and reputational excellence will provide us with proprietary deal flow as exceptional investors and partners.

Our management team is led by Benjamin Piggott, the Chairman of our Board and our Chief Executive Officer (“CEO”), Kevin M. Bush, our Chief Financial Officer (“CFO”), and David Boral and Joseph Rallo, our Co-Presidents. Messrs. Boral and Rallo are founding members, and Mr. Piggott is currently a Managing Director of EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”), a boutique middle market investment bank.

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Our Chairman and CEO, Benjamin Piggott, has been a Managing Director at EF Hutton since its inception in June 2020. Prior to joining EF Hutton, Mr. Piggott was Head of Corporate Development at Laird Superfood (NYSE American: LSF), a plant-based, omni-channel natural food company based in Sisters, Oregon. Mr. Piggott had served as an investor in Laird Superfood and later joined as Head of Corporate Development, assisting in capital raising efforts, including Laird Superfood’s initial public offering (“IPO”) on September 23, 2020. While at Laird Superfood, Mr. Piggott built a strong pipeline of acquisition candidates in the natural food and beverage sector by vetting over 100 companies. Mr. Piggott also helped to successfully negotiate the sale of a minority equity stake in the company to Danone S.A. Prior to Laird Superfood, Mr. Piggott spent fifteen years in the investment industry, ten of which were with the Small Cap Team at Fidelity Management & Research Company where he served as both a research analyst and sector portfolio manager. Mr. Piggott also spent two years at Legg Masson Capital Management as a generalist covering small mid-cap companies. During his time on the buy-side, Mr. Piggott has been active in analyzing a number of IPO opportunities. As a result of his fifteen years of experience on the buy-side, Mr. Piggott has strong relationships with participants in the investment community that are active in special purpose acquisition company (“SPAC”) IPOs and private investment in public equity deals (“PIPEs”). During his tenure on the buy-side, Mr. Piggott covered various sectors, both domestically and internationally, including consumer, technology, healthcare, energy, industrials and utilities. We plan to leverage Mr. Piggott’s network and relationships garnered from his experience in corporate development, investment management, and on the buy-side to develop a proprietary pipeline of targets to complete a high-quality merger.

Our CFO, Kevin M. Bush, is the Chief Strategy Officer at Fresh Dining Concepts (“FDC”) as well as the Managing Partner of Green Shoot Partners (“GSP”), the majority shareholder of FDC. Mr. Bush founded GSP as an investment firm focused on lower-middle-market private businesses with a concentration in franchising. Mr. Bush also has strong relationships with several of the Limited Partners at GSP who are members of the buy-side community. In 2019, GSP completed its inaugural transaction in the space, purchasing FDC. FDC is one of the largest Focus Brands franchisee groups. Through the coronavirus (“COVID-19”) pandemic, FDC’s long track record of successful M&A and development has only accelerated under the ownership of GSP. Prior to founding GSP, Mr. Bush spent nine years at Fidelity Management and Research Company as a research analyst covering numerous sectors including consumer, real estate, technology, media, telecom, industrials, aerospace and emerging markets. Mr. Bush’s experience and relationships developed while at FDC and GSP as well as at Fidelity Management and Research Company, will help contribute to sourcing and acquiring a high-quality target.

Our Co-Presidents, Joseph Rallo and David Boral, are the founding members of EF Hutton. Collectively, they have raised gross proceeds of approximately $13.4 billion across more than 224 transactions since founding EF Hutton in May of 2020. Since January 2021 Mr. Rallo and Mr. Boral as principals at EF Hutton have successfully brought public 53 SPACs, totaling over $5.9 billion in aggregate gross proceeds. EF Hutton’s emphasis on quality diligence and trusted partnerships has created a continuously expanding ecosystem of high-quality small and mid-cap corporations. We plan to leverage this network and reputation to garner both trust and respect in the sourcing process to complete a high-quality merger.

Our affiliation with EF Hutton will allow us to leverage the knowledge and expertise of not only Messrs. Piggott, Rallo and Boral but also of all 61 investment professionals currently employed at the organization.

We have also assembled a group of independent directors who will provide public company governance, executive leadership, operational oversight, private equity investment management and capital markets experience. Our board members have extensive experience, having served as directors or officers for numerous publicly-listed and privately-owned companies. Our directors will play an active role in sourcing and conducting due diligence on targets.

Anne Lee, an independent director. Ms. Lee joined Anheuser-Busch as the Director of Wholesale M&A in October 2022. From 2018 to 2020, Ms. Lee was an investment banker in the Consumer Group at Nomura Securities and from 2010 to 2018 she was an investment banker in the Consumer Group at Stephens Inc. Ms. Lee has over a decade of investment banking experience and has executed numerous transactions focused on M&A, debt & equity raises, spin-offs, IPOs, and SPACs. Ms. Lee has worked alongside CEOs and CFOs and has vast knowledge of private and public markets within the consumer sector. During her investment banking career, Ms. Lee has spearheaded several transactions for Utz Brands, Inc. (NYSE:UTZ referred to herein as “Utz”) including the minority capital raise from Metropoulos & Co. and the acquisition of Inventure Foods, Inc. (formerly Nasdaq: SNAK) through a going-private tender offer that were pivotal amongst other acquisitions for Utz to quickly scale from a private company to a public company and to become the #3 brand platform in U.S. Salty Snacks and one of the fastest growing salty snack platforms of scale. While at Nomura Securities, Ms. Lee advised Collier Creek Holdings on its $1.6 billion SPAC merger with Utz in 2020. Ms. Lee also worked as an M&A consultant for Utz Brands, Inc., from September 2020 to February 2021, where she led the acquisition of Vitner’s snack brand from Snak-King Corp. and helped with the acquisition of Truco Enterprises, a leading seller of tortilla chips, salsa and queso under the ON THE BORDER® brand from Insignia Capital Group and the acquisition of the H.K. Anderson peanut butter-filled pretzel brand from Conagra Brands. Ms. Lee received her Master of Science in Finance from Purdue University and holds a Bachelor of Science degree in Finance and a Bachelor of Science degree in Management from the University of Utah.

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Paul Hodge Jr. is an independent director. Mr. Hodge is experienced as a life-long business startup founder and operator, working across multiple industries and businesses over the last 30 years. Most recently Mr. Hodge co-founded Laird Superfood and served as its President and CEO and a member of its board of directors from its founding in 2015 through January 2022. Prior to founding the company, in 2015, Mr. Hodge founded GolfBoard Inc. In 2014, Mr. Hodge founded GB Leasing, a leasing company designed to lease fleets of GolfBoards. Prior to that Mr. Hodge was the founder and operator of businesses in commercial/utility clean energy, home technology, factory automation and computers.

Thomas Wood, an independent director, is a serial entrepreneur, having started and taken public three energy services companies over the course of his career. In 2017, Mr. Wood was a sponsor and the CFO of National Energy Services Reunited Corp. (NASDAQ: NESR), a $200 million SPAC, that successfully completed a business acquisition with Gulf Energy SAOC and National Petroleum Services on June 6, 2018. Mr. Wood was instrumental in the IPO raising of the SPAC and the search of merger candidates and remains an active board member of the combined company, which has an enterprise value of approximately $1.1 billion as of April 1, 2022.

Stanley Hutton Rumbough, an independent director, is a private investor and philanthropist. Through his family office, SHR Ventures, LLC, Mr. Rumbough pursues investments across a range of businesses spanning real estate and resort development, minerals exploration, and financial technology, including most notably the Adirondack Club & Resort (under development) and HUTN, Inc. (formerly EF Hutton America, Inc.) which was engaged in developing a consumer-oriented digital finance and investment platform. Mr. Rumbough is the grandson of Edward Francis Hutton, noted financier and co-founder of E.F. Hutton & Co., one of the largest and most influential financial firms of the 20th century. The family legacy includes ownership and management of some of mid-century America’s best-known companies including General Foods, Birdseye, and Colgate-Palmolive, as well as E.F. Hutton & Co. Building on generations of investment expertise, his father founded and/or ran more than 40 companies, provided initial investments into the Vail ski resort, and served on U.S. President Dwight D. Eisenhower’s White House Staff. Mr. Rumbough’s deeply entrenched investment network should prove invaluable in both vetting and attracting potential targets and partners. Mr. Rumbough served as an officer in the U.S. Marine Corps from 1970 to 1978. He hold a Bachelor’s Degree from the University of Denver and a Master of Business Administration from Columbia University.

The past performance of the members of our management team or their affiliates is not a guarantee that we will be able to identify a suitable candidate for our initial business combination or of success with respect to any business combination we may consummate. You should not rely on the historical record of the performance of our management team or any of its affiliates’ performance as indicative of our future performance.

Business Strategy

Our business strategy is to identify and complete an initial business combination with a strong and predictable cash flow generative business that has an enterprise value in the range of $400 million to $1 billion. We intend to specifically focus on companies aligned with the core principles that create enduring businesses and cash flow streams such as: multi-year operating history of financial performance including strong growth, current or potential near-term free cash flow generation, valuable brand equity, long duration growth dynamics, seasoned senior management team, and a strong structurally sustainable competitive position. We plan to prioritize and invest in underlying company characteristics, not specific businesses or industries that may possess great attributes. We believe the lower middle private markets hold the greatest potential to unlock shareholder value when coupled with our management expertise and public market financing background. The following characteristics are indicative of the types of strong and predictable cash flow generative businesses that we intend to consider:

●	Businesses with a track record of top-line growth and strong prospects for continued top-line growth;
●	Businesses that have the ability to generate strong free cash flow and re-invest it at high incremental rates of return;
●	Businesses that have the ability to build long term sustainable competitive advantages from factors such as, but not limited to branding, distribution, intellectual property, network effects and scale;
●	Businesses that have proven adept in acquiring and retaining customers at a lower cost and longer duration than their competitors;
●	Businesses that command a fair valuation for the quality of their assets;
●	Businesses that have management teams with a firm grasp of the importance around capital allocation, whose incentives are aligned with shareholders and who understand the importance of driving value on a per share basis; and
●	Businesses that can leverage a public currency to both accelerate organic growth initiatives and deploy it at accretive terms for M&A to drive long term shareholder value.

We will effectively employ the industry skills, experience and extensive network of our management team and directors to add substantive value to our target company. Our management team seeks to employ the following strategies and skills to realize this potential.

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Leverage Talented and Capable Management Team: Draw on a wealth of knowledge across the Consumer & Retail spectrum to reach full potential.

Exploit Deep Industry Relationships: Capitalize on decades of industry expertise and extensive industry networks across various sectors and the largest financial institutions in the world.

Capital Allocation to Drive Growth: Drive platform strategy; identify roll-up and roll-out opportunities to put capital to work.

Leverage Capital Markets and M&A Experience: Leverage experience in sourcing debt and equity capital and history of acquiring and integrating acquisitions; focus on companies in target rich sectors.

Maximize Shareholder Value: Maximize shareholder value at every opportunity; the management team will strive to unlock hidden value through tested strategies.

Competitive Advantages

We believe our initial stockholders and advisors, including SHR Ventures, LLC (the family office of a descendant of the founding families of E.F. Hutton & Co., one of the largest and most influential financial firms of the 20th century, and Colgate-Palmolive), as well as EF Hutton, will provide us with multiple channels of high quality, proprietary deal flow. Furthermore, we plan on leveraging traditional sources that include, but are not limited to various corporate networks, investment banks, family offices, financial sponsors, hedge funds, trade associations, consultants, accounting firms and large business enterprises. We will seek to leverage the strengths of each of our initial stockholders, officers, directors and advisors as a source for the best possible deal for our shareholders. EF Hutton is an emerging small-cap boutique investment bank that, as of March 31, 2022, employed 57 investment professionals who have regular access to deal flow in both private and public markets.

We believe that the following factors differentiate our strategy and management team from other SPACs:

●	Being small on purpose: A significant number of potential targets are available to our SPAC given its size, and there is less competition for such targets;

●	Differentiated vantage point: Our team has spent decades scouring the globe and studying businesses across industries and geographies, creating a mosaic of industry agnostic success;

●	Learned from Fortune 1000 C-Suite Executives: Messrs. Piggott and Bush have covered hundreds of companies, serving as equity research analysts and managing investment portfolios at Fidelity. With their prior experience as equity research analysts, having led thousands of closed-door interviews with Fortune 1000 C-suite executives, Messrs. Piggott and Bush have gained important insight into business strategy and operational execution. We believe these invaluable conversations have equipped us with pattern recognition for identifying successful, and perhaps just as important, unsuccessful, decision making; and

●	Experienced Investors and Operators: We have experience investing in and building brands, historically taking both controlling or minority interests in both public and private, mission-driven companies. Each of Messrs. Piggott and Bush has more than a decade of investment experience in both public and private investing, often focusing on the consumer and retail industry and acquisitive platform companies. These years of investment management experience, coupled with their respective ventures into private consumer investing, demonstrate our holistic approach to sourcing and vetting.

We believe our leadership team’s successful track record, both investing and operational, will prove attractive to prospective companies with experienced guidance and insight.

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Industry Opportunity

While we may acquire a business in any industry, our focus will be on identifying targets in the consumer and retail industry. In addition, we believe that the lower middle-market exhibits the most fertile ground to find enduring growth businesses as the pool of viable targets vastly outnumbers the available capital providers. We believe the growing size of both SPAC IPOs and venture capital deals suggests that the lower middle market is increasingly overlooked and underserved. We believe these smaller companies may grow faster than their larger peers and should gain greater incremental benefit from an efficient capital injection, and that this supply-demand dynamic should lead to a highly remunerative investment for both our investors and target acquisition. We believe our targeted small cap ecosystem, at the intersection of quality and value, holds the greatest potential return on capital for all stakeholders involved.

We believe there are numerous founder- and privately-owned businesses in the lower middle market that could benefit from our active ownership, operating model and capital to scale their businesses. We believe that our company represents an attractive business combination alternative to owners in our target industry and sectors given (a) the significant demand for consumer and retail equities by public market investors who understand these sectors and often value the perceived stability and cash flow generation of consumer and retail assets, (b) the potential for well-run, diversified and scaled consumer and retail businesses to trade at a premium relative to potential private transaction values for smaller consumer and retail assets and (c) our potential to add significant value to target businesses through our management team’s experience and operational strategies. We also believe the consumer and retail industry and related sectors may present attractive returns for investors during this stage in the economic cycle as our experience has shown that numerous sub-segments, such as consumer staples, have historically exhibited limited cyclicality and resilience to economic recessions.

Additionally, we believe the consumer and retail industry presents attractive investment opportunities due to the following reasons:

●	Large and Growing Industry:[1] U.S. consumer and retail sales are estimated to be $5.2 trillion in 2021, up from $4.4 trillion in 2016, and are forecasted to grow to $6.2 trillion by 2025E at a 4.5% CAGR;

●	Supportive Macroeconomic Backdrop:[2] As COVID-19 lockdown restrictions are eased and vaccination rates increase, economists expect that consumer spending will continue to be a key driver of growth in 2022. For the full year 2022, the U.S. economy is expected to grow by 2.3% in 2022 and 2.1% in 2023; and

●	High Degree of Fragmentation:[3] Many subsectors within consumer products remain highly fragmented and contain a large number of privately held businesses that we believe could benefit from our management team’s experience as the consumer landscape becomes increasingly supportive of smaller consumer brands. According to IRI, small CPG companies saw the largest year over year increase in market share at 4.9%, relative to their large and medium sized peers.

Acquisition Criteria

Consistent with our strategy, we have identified the following general criteria and guidelines that we believe are important in evaluating prospective target businesses. We intend to use these criteria and guidelines in evaluating acquisition opportunities, but we may decide to enter into our initial business combination with a target business that does not meet these criteria and guidelines. While we intend to utilize these criteria in evaluating business combination opportunities, we expect that no individual criterion will entirely determine a decision to pursue a particular opportunity.

1 See Euromonitor International. (2021, February). Retailing in the United States [Industry Report].

2 See Economic Forecast for the US Economy (conference-board.org) https://www.conference-board.org/research/us-forecast?msclkid=0604a049b6e611eca45337fa4df24f67.

3 See Study Reveals Trendsetting CPG Companies - The Food Institute https://foodinstitute.com/focus/study-reveals-trendsetting-cpg-companies/#:~:text=Large%20CPGg%20companies%20 continued%20to%20drive%20growth%20via,followed%20by%20large%20%282.8%25%29%2C%20and%20medium%20%282%25%29%20producers.?msclkid=24c8665eb6b411ecb26d334e96e869c1.

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We are focused on strong and predictable cash flow generative businesses with enterprise values in the range of $500 million to $1 billion, aligned with the following four pillars:

●	Attractive business profile: We are focused on companies with an established market presence given the fragmented nature of the targeted lower middle market, along with a defensible competitive moat in the form of ‘brand’ and ‘distribution’, and combined with proven qualities in acquiring and retaining customers at a lower cost and longer duration than their competitors;

●	Positioned at the intersection of quality and value: We are looking to acquire a target at a reasonable valuation based on the quality of its assets and believe our experienced management team and board members are in the position to identify such targets;

●	Strong and disciplined management team: We will seek operators with a firm grasp of the importance around capital allocation, whose incentives are aligned with shareholders and who understand the importance of driving value on a per share basis; and

●	Growth opportunities via capital allocation: Given the fragmented nature of our target lower middle market, we believe strong business platforms can accelerate opportunistic growth through precise organic development and inorganic bolt-on M&A aided by prudent leverage.

We intend to focus our search on fundamentally sound businesses that we believe have a competitive advantage, can be industry leaders, can scale rapidly, can capitalize on one or more of the above trends, and where there is substantial opportunity for operational improvements. We intend to avoid targeting businesses experiencing or at significant risk of experiencing material disruption to their businesses from technology, shifting consumer preferences or other factors.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular initial business combination may be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that from time to time our management may deem relevant. In the event that we decide to enter into our initial business combination with a target business that does not meet the above criteria and guidelines, we will disclose that the target business does not meet the above criteria in our stockholder communications related to our initial business combination.

Initial Business Combination

Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the trust account (excluding any deferred underwriting commissions and the taxes payable on the interest earned on the trust account) at the time we sign a definitive agreement in connection with our initial business combination. Our board of directors will make the determination as to the fair market value of our initial business combination. If our board of directors is not able to independently determine the fair market value of our initial business combination, we will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions with respect to the satisfaction of such criteria. While we consider it unlikely that our board of directors will not be able to make an independent determination of the fair market value of our initial business combination, it may be unable to do so if it is less familiar or experienced with the business of a particular target or, if there is a significant amount of uncertainty as to the value of a target’s assets or prospects. Additionally, pursuant to Nasdaq rules, any initial business combination must be approved by a majority of our independent directors.

We anticipate structuring our initial business combination so that the post-transaction company in which our public stockholders own shares will own or acquire 100% of the equity interests or assets of the target business or businesses. We may, however, structure our initial business combination such that the post-transaction company owns or acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the prior owners of the target business, the target management team or stockholders or for other reasons, but we will only complete such business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Even if the post-transaction company owns or acquires 50% or more of the voting securities of the target, our stockholders prior to the initial business combination may collectively own a minority interest in the post-transaction company, depending on valuations ascribed to the target and us in the initial business combination. For example, we could pursue a transaction in which we issue a substantial number of new shares in exchange for all of the outstanding capital stock, shares or other equity interests of a target. In this case, we would acquire a 100% controlling interest in the target. However, as a result of the issuance of a substantial number of new shares, our stockholders immediately prior to our initial business combination could own less than a majority of our issued and outstanding shares subsequent to our initial business combination. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-transaction company, the portion of such business or businesses that is owned or acquired is what will be valued for purposes of Nasdaq’s 80% fair market value test. If the initial business combination involves more than one target business, the 80% fair market value test will be based on the aggregate value of all of the target businesses and we will treat the target businesses together as our initial business combination for purposes of a tender offer or for seeking stockholder approval, as applicable.

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To the extent we effect our initial business combination with a company or business that may be financially unstable or in its early stages of development or growth, we may be affected by numerous risks inherent in such company or business. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

In evaluating a prospective target business, we expect to conduct a thorough due diligence review which may encompass, among other things, meetings with incumbent management and employees, document reviews, interviews of customers and suppliers, inspections of facilities, as well as a review of financial, operational, legal and other information made available to us as we deem appropriate. We may also retain consultants with expertise relating to a prospective target business.

The time required to select and evaluate a target business and to structure and complete our initial business combination, and the costs associated with this process, are not currently ascertainable with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which our initial business combination is not ultimately completed will result in our incurring losses and will reduce the funds we can use to complete another business combination.

Sourcing of Potential Initial Business Combination Targets

We are continuously made aware of potential business opportunities in the consumer products sector, one or more of which we may desire to pursue for an initial business combination; we have not, however, selected any specific business combination target and we have not, nor has anyone on our behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target. Our initial stockholders, officers and directors will provide us with multiple channels of high-quality, proprietary deal flow. We will leverage the strengths of each of our initial stockholders, officers, directors and advisors to source the best possible deal for our shareholders. EF Hutton is an emerging small cap boutique investment bank that, as of March 1, 2023, employed 61 investment professionals who have regular access to deal flow in both private and public markets. The members of our board of directors also have significant executive management experience and bring additional relationships that further broaden our industry network.

We believe that the network of contacts and relationships of our management team will provide us with an important source of acquisition opportunities. In addition, we anticipate that target business combination candidates will be brought to our attention from various unaffiliated sources, including investment banks and other market participants, family offices, financial sponsors, hedge funds, trade associations, consultants, accounting firms and large business enterprises.

Members of our management team, including our independent directors, will directly or indirectly own founder shares and/or private units following our IPO and, accordingly, may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination. Further, each of our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to our initial business combination.

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In addition, each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination. Our amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation. Please see the section of this proxy statement/prospectus entitled “EFHAC’s Directors and Executive Officers—Conflicts of Interest” for additional information.

In addition, our sponsor and our officers and directors may sponsor or form other special purpose acquisition companies similar to ours or may pursue other business or investment ventures during the period in which we are seeking an initial business combination. Any such companies, businesses or investments may present additional conflicts of interest in pursuing an initial business combination. However, we do not believe that any such potential conflicts would materially affect our ability to complete our initial business combination.

Corporate Information

Our executive offices are located at 24 Shipyard Drive, Suite 102, Hingham, MA 02043, and our telephone number is (929) 528-0767.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior fiscal year’s second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to emerging growth company will have the meaning associated with it in the JOBS Act.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company provided: (1) the market value of our common stock held by non-affiliates is less than $250 million as of the end of the prior June 30th, or (2) our annual revenues are less than $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates is less than $700 million as of the prior June 30th.

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Redemption Rights

At any meeting called to approve an initial business combination, any public stockholder, whether voting for or against such proposed business combination, will be entitled to demand that his or her shares of common stock be redeemed for a full pro rata portion of the amount then in the trust account (initially $10.00 per share), plus any pro rata interest earned on the funds held in the trust account and not previously released to us or necessary to pay our taxes. Alternatively, we may provide our public stockholders with the opportunity to sell their shares of our common stock to us through a tender offer (and thereby avoid the need for a stockholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the trust account, net of taxes payable.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of his or hers or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking conversion rights with respect to 20% or more of the shares of common stock sold in our IPO. Such a public stockholder would still be entitled to vote against a proposed business combination with respect to all shares of common stock owned by him or her, or his or her affiliates. We believe this restriction will prevent stockholders from accumulating large blocks of shares before the vote held to approve a proposed business combination and attempt to use the conversion right as a means to force us or our management to purchase their shares at a significant premium to the then current market price. By not allowing a stockholder to redeem more than 20% of the shares of common stock sold in our IPO, we believe we have limited the ability of a small group of stockholders to unreasonably attempt to block a transaction which is favored by our other public stockholders.

None of our insiders will have the right to receive cash from the trust account in connection with a stockholder vote to approve a proposed initial business combination or a vote to amend the provisions of our certificate of incorporation relating to stockholders’ rights or pre-business combination activity with respect to any shares of common stock owned by them, directly or indirectly, whether acquired prior to our IPO or purchased by them in our IPO or in the aftermarket.

We may also require public stockholders who wish to redeem, whether they are a record holder or hold their shares in “street name,” to either tender their certificates to our transfer agent at any time through the vote on the business combination or to deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option. The proxy solicitation materials that we will furnish to stockholders in connection with the vote for any proposed business combination will indicate whether we are requiring stockholders to satisfy such delivery requirements. Accordingly, a stockholder would have from the time the stockholder received our proxy statement through the vote on the business combination to deliver his or her shares if he or she wishes to seek to exercise his or her conversion rights. Under Delaware law and our bylaws, we are required to provide at least 10 days’ advance notice of any stockholder meeting, which would be the minimum amount of time a public stockholder would have to determine whether to exercise conversion rights.

There is a nominal cost associated with the above-referenced delivery process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker $45.00 and it would be up to the broker whether or not to pass this cost on to the holder. However, this fee would be incurred regardless of whether or not we require holders to deliver their shares prior to the vote on the business combination in order to exercise conversion rights. This is because a holder would need to deliver shares to exercise conversion rights regardless of the timing of when such delivery must be effectuated. However, in the event we require stockholders to deliver their shares prior to the vote on the proposed business combination and the proposed business combination is not consummated, this may result in an increased cost to stockholders.

The foregoing is different from the procedures used by many blank check companies. Traditionally, in order to perfect conversion rights in connection with a blank check company’s business combination, the company would distribute proxy materials for the stockholders’ vote on an initial business combination, and a holder could simply vote against a proposed business combination and check a box on the proxy card indicating such holder was seeking to exercise his or her conversion rights. After the business combination was approved, the company would contact such stockholder to arrange for him or her to deliver his or her certificate to verify ownership. As a result, the stockholder then had an “option window” after the consummation of the business combination during which he or she could monitor the price of the company’s stock in the market. If the price rose above the conversion price, he or she could sell his or her shares in the open market before actually delivering his or her shares to the company for cancellation. As a result, the conversion rights, to which stockholders were aware they needed to commit before the stockholder meeting, would become a “continuing” right surviving past the consummation of the business combination until the holder delivered its certificate.

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The requirement for physical or electronic delivery prior to the meeting ensures that a holder’s election to redeem his or her shares is irrevocable once the business combination is approved.

Any request to redeem such shares once made may be withdrawn at any time up to the vote on the proposed business combination. Furthermore, if a holder of a public share delivered his or her certificate in connection with an election of their conversion and subsequently decides prior to the vote on the proposed business combination not to elect to exercise such rights, he or she may simply request that the transfer agent return the certificate (physically or electronically).

If the initial business combination is not approved or completed for any reason, then our public stockholders who elected to exercise their conversion rights would not be entitled to redeem their shares for the applicable pro rata share of the trust account. In such case, we will promptly return any shares delivered by public holders.

Liquidation if No Business Combination

Pursuant to EFHAC’s Amendment to the Amended and Restated Certificate of Incorporation, EFHAC will have until 9 months from the closing of the Initial Public Offering to consummate the initial Business Combination. However, if it anticipates that it may not be able to consummate its initial business combination within 9 months, it may extend the period of time to consummate a business combination up to nine times, each by an additional one-month period (for a total of up to 18 months to complete a business combination). Pursuant to the terms of the Amendment to our amended and restated certificate of incorporation and the trust agreement entered into between EFHAC and Continental Stock Transfer & Trust Company, in order to extend the time available for it to consummate its initial business combination, the Sponsor or its affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the Trust Account the lesser of $80,000, or $0.04 per share for each outstanding share of common stock sold in EFHAC’s IPO for each one-month extension, on or prior to the date of the applicable deadline, or up to an aggregate of the lesser of $720,000, or $0.36 per share if EFHAC extends for the full nine months. Any such payments would be made in the form of a loan. Any such loans will be non-interest bearing and payable upon the consummation of an initial business combination. If EFHAC completes its initial business combination, it would repay such loaned amounts out of the proceeds of the Trust Account released to it. If EFHAC does not complete a business combination, it will not repay such loans. Furthermore, the letter agreement with the initial stockholders contains a provision pursuant to which the Sponsor has agreed to waive its right to be repaid for such loans out of the funds held in the Trust Account in the event that EFHAC does not complete a business combination. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for EFHAC to complete its initial business combination. Stockholders will not be able to vote on or redeem their shares in connection with any such extension. If EFHAC has not consummated the initial Business Combination within the Combination Period, EFHAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to EFHAC to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public stock, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of EFHAC’s remaining stockholders and EFHAC’s board of directors, liquidate and dissolve, subject in the case to EFHAC’s obligations to provide for claims of creditors and the requirements of other applicable law.

If we do not complete a business combination within 18 months from the closing of our IPO (unless extended), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. At such time, the Rights will expire and holders of the Rights will receive nothing upon a liquidation with respect to such Rights, and the Rights will be worthless.

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Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our trust account distributed to our public stockholders upon the redemption of 100% of our outstanding public shares in the event we do not complete our initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any redemptions are made to stockholders, any liability of stockholders with respect to a redemption is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our trust account distributed to our public stockholders upon the redemption of 100% of our public shares in the event we do not complete our initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the Delaware General Corporation Law, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. It is our intention to redeem our public shares as soon as reasonably possible following the 12th or 15th or 18th month from the closing of our IPO and, therefore, we do not intend to comply with the above procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280 of the Delaware General Corporation Law, Section 281(b) of the Delaware General Corporation Law requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to seeking to complete an initial business combination, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

We will seek to have all third parties (including any vendors or other entities we engage after our IPO) and any prospective target businesses enter into valid and enforceable agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account. The underwriters in our IPO will execute such a waiver agreement. As a result, the claims that could be made against us will be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. We therefore believe that any necessary provision for creditors will be reduced and should not have a significant impact on our ability to distribute the funds in the trust account to our public stockholders. Nevertheless, there is no guarantee that vendors, service providers and prospective target businesses will execute such agreements. In the event that a potential contracted party was to refuse to execute such a waiver, we will execute an agreement with that entity only if our management first determines that we would be unable to obtain, on a reasonable basis, substantially similar services or opportunities from another entity willing to execute such a waiver. Examples of instances where we may engage a third-party that refused to execute a waiver would be the engagement of a third-party consultant who cannot sign such an agreement due to regulatory restrictions, such as our auditors who are unable to sign due to independence requirements, or whose particular expertise or skills are believed by management to be superior to those of other consultants that would agree to execute a waiver or a situation in which management does not believe it would be able to find a provider of required services willing to provide the waiver. There is also no guarantee that, even if they execute such agreements with us, they will not seek recourse against the trust account. Our insiders have agreed that they will be jointly and severally liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below $10.00 per public share, except as to any claims by a third-party who executed a valid and enforceable agreement with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Our board of directors has evaluated our insiders’ financial net worth and believes they will be able to satisfy any indemnification obligations that may arise. However, our insiders may not be able to satisfy their indemnification obligations, as we have not required our insiders to retain any assets to provide for their indemnification obligations, nor have we taken any further steps to ensure that they will be able to satisfy any indemnification obligations that arise. Moreover, our insiders will not be liable to our public stockholders and instead will only have liability to us. As a result, if we liquidate, the per-share distribution from the trust account could be less than approximately $10.00 due to claims or potential claims of creditors. We will distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount then held in the trust account, inclusive of any interest not previously released to us, (subject to our obligations under Delaware law to provide for claims of creditors as described below).

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If we are unable to consummate an initial business combination and are forced to redeem 100% of our outstanding public shares for a portion of the funds held in the trust account, we anticipate notifying the trustee of the trust account to begin liquidating such assets promptly after such date and anticipate it will take no more than 10 business days to effectuate the redemption of our public shares. Our insiders have waived their rights to participate in any redemption with respect to their insider shares. We will pay the costs of any subsequent liquidation from our remaining assets outside of the trust account. If such funds are insufficient, our insiders have agreed to pay the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and have agreed not to seek repayment of such expenses. Each holder of public shares will receive a full pro rata portion of the amount then in the trust account, plus any pro rata interest earned on the funds held in the trust account and not previously released to us or necessary to pay our taxes. The proceeds deposited in the trust account could, however, become subject to claims of our creditors that are in preference to the claims of public stockholders.

Our public stockholders shall be entitled to receive funds from the trust account only in the event of our failure to complete our initial business combination in the required time period or if the stockholders seek to have us convert their respective shares of common stock upon a business combination which is actually completed by us. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, the per share redemption or conversion amount received by public stockholders may be less than $10.00.

If, after we distribute the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. Claims may be brought against us for these reasons.

Certificate of Incorporation

If we hold a stockholder vote to amend any provisions of our certificate of incorporation relating to stockholder’s rights or pre-business combination activity (including the substance or timing within which we have to complete a business combination), we will provide our public stockholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares, in connection with any such vote. Our insiders have agreed to waive any conversion rights with respect to any insider shares, private shares and any public shares they may hold in connection with any vote to amend our certificate of incorporation. Specifically, our certificate of incorporation provides, among other things, that:

●	prior to the consummation of our initial business combination, we shall either (1) seek stockholder approval of our initial business combination at a meeting called for such purpose at which public stockholders may seek to convert their shares of common stock, regardless of whether they vote for or against the proposed business combination, into a portion of the aggregate amount then on deposit in the trust account, net of taxes payable, or (2) provide our stockholders with the opportunity to sell their shares to us by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the trust account, net of taxes payable, in each case subject to the limitations described herein;

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●	we will consummate our initial business combination only if public stockholders do not exercise conversion rights in an amount that would cause our net tangible assets to be less than $5,000,001 and a majority of the outstanding shares of common stock voted are voted in favor of the business combination;

●	if our initial business combination is not consummated within 9 months (unless extended to for a total of 18 months, as applicable) from the closing of our IPO, then our existence will terminate and we will distribute all amounts in the trust account to all of our public holders of shares of common stock;

●	we may not consummate any other business combination, merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar transaction prior to our initial business combination; and

●	prior to our initial business combination, we may not issue additional shares of capital stock that would entitle the holders thereof to (i) receive funds from the trust account or (ii) vote on any initial business combination.

Potential Revisions to Agreements with Insiders

Each of our insiders has entered into letter agreements with us pursuant to which each of them has agreed to do certain things relating to us and our activities prior to a business combination. We could seek to amend these letter agreements without the approval of stockholders, although we have no intention to do so. In particular:

●	Restrictions relating to liquidating the trust account if we failed to consummate a business combination in the time-frames specified above could be amended, but only if we allowed all stockholders to redeem their shares in connection with such amendment;

●	Restrictions relating to our insiders being required to vote in favor of a business combination or against any amendments to our organizational documents could be amended to allow our insiders to vote on a transaction as they wished;

●	The requirement of members of the management team to remain our officer or director until the closing of a business combination could be amended to allow persons to resign from their positions with us if, for example, the current management team was having difficulty locating a target business and another management team had a potential target business;

●	The restrictions on transfer of our securities could be amended to allow transfer to third parties who were not members of our original management team;

●	The obligation of our management team to not propose amendments to our organizational documents could be amended to allow them to propose such changes to our stockholders;

●	The obligation of insiders to not receive any compensation in connection with a business combination could be modified in order to allow them to receive such compensation; and

●	The requirement to obtain a valuation for any target business affiliated with our insiders, in the event it was too expensive to do so.

Except as specified above, stockholders would not be required to be given the opportunity to redeem their shares in connection with such changes. Such changes could result in:

●	Our having an extended period of time to consummate a business combination (although with less in trust as a certain number of our stockholders would certainly redeem their shares in connection with any such extension);

●	Our insiders being able to vote against a business combination or in favor of changes to our organizational documents;

●	Our operations being controlled by a new management team that our stockholders did not elect to invest with;

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●	Our insiders receiving compensation in connection with a business combination; and

●	Our insiders closing a transaction with one of their affiliates without receiving an independent valuation of such business.

We will not agree to any such changes unless we believed that such changes were in the best interests of our stockholders (for example, if we believed such a modification were necessary to complete a business combination). Each of our officers and directors has fiduciary obligations to us requiring that he or she act in our best interests and the best interests of our stockholders.

Competition

In identifying, evaluating and selecting a target business, we may encounter intense competition from other entities having a business objective similar to ours. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there may be numerous potential target businesses that we could complete a business combination with utilizing the net proceeds of our IPO, our ability to compete in completing a business combination with certain sizable target businesses may be limited by our available financial resources.

The following also may not be viewed favorably by certain target businesses:

●	our obligation to seek stockholder approval of our initial business combination or engage in a tender offer may delay the completion of a transaction;

●	our obligation to convert shares of common stock held by our public stockholders may reduce the resources available to us for our initial business combination;

●	our obligation to pay the deferred underwriting commission to the underwriters upon consummation of our initial business combination;

●	our obligation to repay working capital loans that may be made to us by our insiders or their affiliates;

●	our obligation to register the resale of the insider shares, as well as the private units (and underlying securities) and any shares issued to our insiders or their affiliates upon conversion of working capital loans; and

●	the impact on the target business’ assets as a result of unknown liabilities under the securities laws or otherwise depending on developments involving us prior to the consummation of a business combination.

Any of these factors may place us at a competitive disadvantage in successfully negotiating our initial business combination. Our management believes, however, that our status as a public entity and potential access to the United States public equity markets may give us a competitive advantage over privately held entities having a similar business objective as ours in connection with an initial business combination with a target business with significant growth potential on favorable terms.

If we succeed in effecting our initial business combination, there will be, in all likelihood, intense competition from competitors of the target business. Subsequent to our initial business combination, we may not have the resources or ability to compete effectively.

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Facilities

We currently maintain our principal executive offices at 24 Shipyard Drive, Suite 102, Hingham, MA 02043. The office space, utilities and secretarial services are provided without cost by our sponsor, EF Hutton Partners, LLC. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Employees

We have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process the company is in. We do not intend to have any full-time employees prior to the consummation of our initial business combination.

Periodic Reporting and Audited Financial Statements

We have registered the Units, Common Stock, Warrants and Rights under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual report will contain financial statements audited and reported on by our independent registered public accountants.

We are not required by the Sarbanes-Oxley Act to have our internal control over financial reporting audited for the fiscal year ending December 31, 2022. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding the adequacy of their internal control over financial reporting. The development of the internal control over financial reporting of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such initial business combination.

We are an emerging growth company as defined in the Exchange Act and will remain such for up to five years. However, if our non-convertible debt issued within a three-year period or our total revenues exceed $1.07 billion or the market value of the shares of Common Stock that are held by non-affiliates equals or exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, we would cease to be an emerging growth company as of the following fiscal year. As an emerging growth company, we have elected to take advantage of the extended transition period provided in Section 13(a) of the Exchange Act for complying with new or revised accounting standards.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any of our officers or directors in their capacity as such, and we and our officers and directors have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.

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INFORMATION ABOUT ECD

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of Humble Imports Inc d/b/a ECD Auto Design (“ECD”) and its subsidiaries prior to the consummation of the Business Combination including, where applicable, its predecessor entities, which will be the business of the Combined Company and its subsidiaries following the consummation of the Business Combination.

History of ECD

All our founders grew up in England, around 40 miles from the Solihull plant, a car manufacturing factory at Lode Heath, Solihull, United Kingdom, where Land Rover Defenders first started to be built. From an early age, our founders naturally developed their passion for such English vehicles. In 2012, two of our founders moved to the United States, where they opened their specialized dealership. In addition to commercializing the Land Rover Defenders they were importing, the ECD founders, noticing that their passion was shared by a select class of consumers, started investing long working hours on the customization of those vehicles in accordance with those consumers’ individual tastes. As a development of that initial entrepreneurial endeavor, ECD was founded on March 5, 2013, combining high quality classic vehicles with custom, modern performance.

Initially, ECD outsourced some aspects of its production process, such as painting and upholstery. However, to achieve its ideal level of quality of its final products, ECD restructured its internal processes to create and customize each vehicle from the ground up, taking control of each step of the production, from sourcing the base vehicle to final quality control checks, bringing all the elements of production in-house.

ECD

Overview

ECD is an award winning, custom-car builder in the Restomod sector with a focus on British classic motor vehicles of various models of both two-door and four-door styles. Among those awards, we have been named one of the “Best Customs Vehicle” at the 2017 Goodwood Festival of Speed, and the “Top 5 Restorations” award by The Robb Report in 2022. Our mission is to bring new life to iconic brands by building fully-customized, 1-of-1 designs of these luxury vehicles – setting the customer in the center of the experience. We have sought to become the world’s best Land Rover customization and production facility since our start in 2013, aiming at producing the most customized Land Rovers. Since we were founded, we have been essentially self-funded.

Our headquarters, known as the “Rover Dome,” is a 100,000-square-foot manufacturing facility located in Kissimmee, Florida, where sixty-five (65) employees are currently located, including 60 talented craftsmen and technicians, who combined hold sixty-one (61) certifications from the ASE, and five (5) master level ASE certifications, one of the highest levels of certification a mechanic can receive. See “ECD’s Business–Our Strengths–ECD Team.”

We restore classic Land Rover vehicles manufactured from the 1960’s through to the late 1990’s, including the Range Rover Classic, Land Rover Series (IIA and III), Land Rover Defenders, and, since July 2022, Jaguar E-Types. Occasionally we have restored other models from the same car manufacturers. The duration of a typical process, from the point of initial contract signing through to delivery of the vehicle, is approximately 12 to 14 months. Our in-house team of ASE-Certified highly trained technicians can upgrade any engine, including Chevrolet V8’s, Land Rover V8’s, Cummins diesel engines and new electric drivetrains, performing all the necessary body work, drivetrain selection and installation, every stitch in the interior, paint work, up to placement of the last nut and bolt. Each style uses, wherever possible, genuine Land Rover Defender and Range Rover Classic parts, and each vehicle is built using the highest quality parts and labor force. Our team provides clients with all the necessary tools to understand all the available customization possibilities, and our master-certified technicians hand-build a completely restored vehicle in approximately 2,200 man-hours, replacing and customizing substantially all of its components: including the engine, color, seating, stitching, electronics and cosmetic finishes.

Currently, all the stages of the building process are completed in-house. We refer to each rebuilt vehicle as a project, whose name is chosen by the customer. Since the start of our operations, we have built 500 projects, and we currently have 100 contracted projects in our pipeline. We currently operate two production lines, the North Line, where we build Range Rover Classic, Land Rover Series (IIA and III) and Land Rover Defenders, and the South Line, which commenced operation in July 2022 and which we expect to be operating at its full capacity in the second quarter of 2024, where we build Jaguar E-Types.

We target high net worth individuals, who have large amounts of discretionary income and who tend to be less sensitive to underlying economic cyclicality, providing them with a one-of-a kind luxury automotive design experience for each of our unique custom builds. We generate our revenue primarily from the direct sale of the customized vehicle, as well as by providing repair or upgrade services to customers. We also generate revenue from the sale of extended warranties and, occasionally, we also earn commissions on the resale of used vehicles that were originally built by us. We had total revenue of $15.0 million and $11.5 million for the years ended December 31, 2022 and 2021, respectively, and of $9.4 million and $7.4 million for the six months ended June 30, 2023 and 2022, respectively. Additionally, we had net income of $106,734 and $882,913 for the years ended December 31, 2022 and 2021, respectively, a net income of $458,324 and $8,442 for the six months ended June 30, 2023 and 2022, respectively. In 2022, we delivered a 25.2% gross margin, substantially higher than the mass market automobile industry average of 17.3% (see Bloomberg and S&P CapIQ Pro as of March 3, 2022), and on par with other luxury car manufacturers such as Aston Martin, BMW, Mercedes and Porsche, who had gross margins of 32.6%, 18.4%, 21.8% and 28.0%, respectively. For the six months ended June 30, 2023, we delivered a 34.4% gross margin. When our anticipated third production line is operating at full capacity (see “Information About ECD–Our Business–Our Strengths”), we expect to have total annual revenues of between $55.0 million and $60.0 million, and a gross margin between 35.0% and 40.0%.

In July 2021, two of our founders, Emily Humble and Thomas Humble, opened ECD UK, a wholly-owned subsidiary of ECD, which acts as our UK logistic center and sources vehicles that meet our standards and specific budget. ECD UK purchases such vehicles and ships them to ECD’s facility in Florida. ECD UK also assists in sourcing rare, obsolete and special parts required in ECD’s build process. We fund, on a monthly basis, the costs of those vehicles and parts, as well as ECD UK’s operating expenses, including rent and payroll. ECD UK currently has four (4) employees and one (1) sub-contractor in the UK. Our affiliation with ECD UK enables us to control our process from the sourcing of the base vehicles to the delivery of the customized product to the customer. On June 7, 2023, we consummated the UK Contribution through a Stock Purchase Agreement, dated June 7, 2023 (the “UK SPA”), by and between Emily Jayne Humble, ECD Auto Design UK, Ltd. and Humble Imports Inc d/b/a ECD Auto Design. Pursuant to the UK SPA, ECD acquired 100% of the ordinary shares issued by ECD UK, and now ECD UK is a wholly owned subsidiary of ECD. A copy of the UK SPA is attached as Exhibit 10.14.

Our Successful Market Approach

We have revolutionized the luxury automotive sector by offering our clients a true passion luxury brand experience. The ECD client experience is unlike any other customer experience in the sector and is one of the core reasons for our annual revenue growth and average selling price growth of 26% and 19%, respectively, since our founding in 2013. This growth is also attributable to the underlying growth in the sector and our decision to add new models and expand our manufacturing capacity. The total time frame from the execution of the sales contract to delivery is from 12 to 14 months, depending on the options and customization level selected by the client. ECD has established that, during the waiting period, the client should have repeated and enjoyable contact with the company. This is not the norm in the automotive industry where, generally, the waiting period is viewed as a negative down period. Accordingly, we developed a “white-glove” immersive experience, with a CRM system that creates a client contact point every two weeks. At each of those contact points, the client is invited to make a design decision about the custom build, ranging from exterior paint color all the way to the size and shape of the needle on the gauge cluster.  ECD is aware that its clients are not limited by their cash resources, but, as is typical in the automotive customization sector, they are “choice-starved”, with limited opportunity to contribute creatively to the design and build of their vehicles. The ECD process removes this problem and gives the client a true one-of-one custom vehicle. The by-product of this journey and high level of customization are the additional upgrades, which cost an average of $69,000, and may be as high as $150,000 over the $225,000 base contract price per vehicle. ECD’s upgrade options also deliver higher margins, which improves the gross profit per vehicle. ECD has successfully taken the problem of the typical waiting period for a luxury vehicle and created a high-end immersive client experience, while driving revenue and margins with a high return on investment on what is typically viewed as customer service overhead. The direct result of this client journey is what we believe is extraordinary client satisfaction and loyalty.  Currently, 15% of our sales are made to repeat clients, including one client on his sixth ECD build.

ECD’s Target Market

The classic car dealers market size in the US, which comprises sales, services and restoration, is valued at $2.9 billion, measured in total revenue, according to the updated industry analysis completed by IBIS World, Products and Services Segmentation, October 28, 2022 (“IBIS World Report”). The chart below illustrates the classic car dealers market size variation in the United States from 2014 to 2023.

Source: IBIS World, Products and Services Segmentation, October 28, 2022.

As per the same analysis published by IBIS World Report, the sales of classic and antique car models are the industry’s main source of revenue, and such sales have improved over the last five (5) years. The industry is fragmented, with no leader or key players.

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According to the IBIS World Report, sales of both classic and antique cars in the United States have also increased over the four-year period ending in 2022, mostly caused by an overall increase in per capita disposable income. We operate in the British classic cars segment, which accounted for 23.9% of the classic vehicles industry in 2022 (see IBIS World Report). As per the IBIS World Report, the US annualized market size growth was 2.7% from 2018 to 2022.

During such period, there was also a significant increase in vehicle values. According to the website of Hagerty Group, LLC, a recognized leading authority in the classic car industry, as of March 3, 2023, the average historical values of the 1993 Land Rover Defender 110, 1997 Land Rover Defender 90 and 1974 Jaguar E-Type SIII were above $200,000 each, an increase of more than 47% when compared to 2018 (see https://www.hagerty.com/valuation-tools/).

The chart below illustrates the market share of the products and services segment of the classic automobile industry in the United States as of October 2022.

Source: IBIS World, Products and Services Segmentation, October 28, 2022

Competition and Market Share

The automotive industry is constantly and quickly evolving, particularly with regards to developments in electric vehicle technologies, driver assistance technologies, and other emerging and growing automotive technologies and regulations. Despite being fiercely competitive, with many well-established and emerging competitors, we believe that our team, knowledge, experience, and attention to detail provide us with competitive advantages in the industry. While we strive to continuously utilize and offer cutting edge technology in our vehicle production, these technologies will compete with new technologies that may be used or offered by our competitors in the future.

We compete with a wide variety of luxury automotive companies, including large-scale luxury auto manufacturers (such as Porsche, Lamborghini, Land Rover, and Rolls-Royce), custom luxury automotive manufacturers (such as Apocalypse and Lexani Motorcars), and custom luxury automotive restoration and design companies (such as Mil-Spec Automotive, Arkonik Ltd., and Twisted Automotive). Some of our competitors offer custom restored and redesigned versions of the same or similar model vehicles offered by us, including Arkonik Ltd. and Twisted Automotive. Arkonik Ltd., based in the UK, has been in business for approximately 12 years. Similar to ECD, Arkonik restores and customizes Land Rover Defenders and in 2020 introduced an electric vehicle chassis in their portfolio. Twisted Automotive, also based in the UK, has been in business for more than 22 years. In 2020, Twisted-USA LLC, an affiliate of Twisted Automotive, became a licensed builder in Austin, Texas. Twisted also restores and customizes Land Rover Defenders in the UK and in the US, and has an affiliate, Twisted Marine, which restores and customizes boats. ECD has been called the “Singer” of Defenders and E-Types, driving a comparison between our company and Singer Group, Inc., or Singer Vehicle Design (“Singer”). Based in California, Singer, has been in business since 2009 and specializes in client-directed restoration and customization –f 1989 - 1994 Porsche 911s. Similar to ECD, Singer is known for its quality and bespoke customization. Other competitors offering custom restored and redesigned versions of the same or similar model vehicles offered by ECD (mainly Defender restorations and builds) include Himalaya based in South Carolina, Rover Trophy based in Connecticut, and Monarch Defender based in Iowa. ECD believes it competes favorably on the basis of its quality, incremental upgrades, extensive customization options and customer service. Additionally, we believe we gain competitive advantage by having all our vehicles substantially entirely hand-built and restored by our ASE certified technicians, contrarily to our competitors, which mostly use third-party contractors in a substantial part of their processes. Based on ECD’s research and knowledge of the market, ECD estimates that, in 2022, its production represented over a quarter of the Land Rover Defender restoration and customization market in the US.

ECD also faces competition from both traditional automotive manufacturers such as Jaguar/Land Rover, Mercedes-Benz, Ford, and General Motors, and an increasing number of newer companies focused on the restoration and customization of vehicles. ECD expects this competition to increase, particularly in the electric vehicle market, as the transportation sector continues to shift towards low-emission, zero-emission, or carbon neutral solutions.

Future builds and vehicles are expected to compete with both traditional luxury internal combustion vehicles from established automotive manufacturers and electric and other alternative fuel vehicles from both new manufacturers and established automotive manufacturers, many of which have entered or have announced plans to enter the alternative fuel and electric vehicle market.

ECD believes the primary competitive factors on which it will compete include:

●	product quality, reliability, and safety;
●	product performance;
●	extensive customization options;
●	hand-built restored vehicles by our ASE certified technicians;
●	design, styling, and luxury;
●	service options and customer experience;
●	client-centered, client-focused build and customization;
●	management team experience in classic car restoration and customization;
●	manufacturing efficiency;
●	brand recognition and prestige, particularly in the Defender restoration and customization industry; and
●	product price.

ECD believes that it is favorably positioned to compete on the basis of those factors. However, many of the large-scale automotive brands and manufacturers have substantially greater financial, technical, manufacturing, marketing, and other resources than ECD. Such potential competitors may be able to deploy greater resources to the design, development, manufacturing, distribution, promotion, sales, marketing and support of their products. Additionally, these major players have greater name recognition, longer operating histories, larger sales forces, broader customer and industry relationships and other tangible and intangible resources that exceed ECD’s. Smaller and growing competitors may become more significant, particularly if they associate with larger competitors in the automotive industry. Furthermore, many of ECD’s larger competitors operate with a traditional sales and dealer distribution model for vehicles that may be viewed more favorably by potential customers. These competitors also compete with ECD in recruiting and retaining qualified research and development, sales, marketing and management personnel, one of our most valuable resources, as well as in acquiring technologies complementary to, or necessary for, ECD’s products. Additional mergers and acquisitions in the luxury automotive markets may result in even more resources being concentrated in ECD’s traditional competitors.

ECD’s Business

Our Strengths

Growing Luxury SUV Segment

We specialize in building powerful luxury SUV’s, a market segment that is growing at a 7% CAGR in North America according to the market research report published by Technavio Research and Analysis Pvt. Ltd. in April 2022. Our vehicles, which can be outfitted with several choices of engines, are all highly-powered and have impressive acceleration, top speed and off-road ability, that can compete with and often outperform other manufacturers’ vehicles in the same segment. For consumers that prefer a more energy-efficient vehicle, the performance of our EV drivetrain offers a green and energy-efficient option.

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Electric Drivetrain Systems and the Electrification of Classics

We believe the automotive industry is being shaped by increasing government regulations for vehicle safety, fuel efficiency and emissions control. These industry trends are driving higher growth in products that address these trends than growth in the automotive industry overall.

Most automotive manufacturers are shifting increasingly to EV from traditional internal combustion engines (ICE), and vehicle restorers are expected to keep up with the latest technology. In line with this trend, to introduce a cross platform, drop in, customizable EV system, we are working with Ampere EV, LLC, an Atlanta, Georgia-based company specialized in the design and integration of electric vehicle systems and who was featured in the Specialty Equipment Market Association (“SEMA”) Show of 2022, an important event for the car industry that brings together manufacturers, industry professionals, and consumers. By creating an ecosystem of controllers, batteries, HV junction boxes, and other EV system components, Ampere EV offers a one-stop solution for an electric drivetrain. For such EV vehicle builds, ECD will use the same kit across the entire range of our portfolio vehicles, which allows ease of installation, use, reliability and warranty, while giving confidence in our brand.

On March 7, 2023, we entered into an exclusivity agreement with Ampere EV as our EV kit builder (the “Ampere Agreement”). A copy of the Ampere Agreement is filed as Exhibit 10.15 to this proxy statement/information statement/prospectus. The Ampere Agreement, effective for 2 years counted from its execution date, and automatically renewable for one (1) year, grants us the exclusive right throughout the United States to purchase, market, and sell Ampere EV’s products, namely the “Ampere 6 Battery Atom Drive System (84kWh)”, for the price of $90,950, and the “Ampere 3 Battery Atom Drive System (42kWh)”, for the price of $68,750, which shall be used by us solely for Land Rover Series 1, 2 and 3; Land Rover Defender 90, 110 and 130; Land Rover Range Rover Classic; and Jaguar XKE Series 1, 2 and 3 models. We are also entitled to affix our own label to any product purchased pursuant to the Ampere Agreement, provided that we do not alter, remove, obstruct or deface any labeling affixed to the products by Ampere EV.

Electric drivetrains are simple, efficient and require almost no maintenance when compared with their ICE counterparts, allowing a new generation of customers to own classic cars. ECD’s EV vehicles can be as clean and ecofriendly as a new Tesla, with the advantage of not adding to the number of vehicles being put into circulation.

Vendors and Supply Chain

After 10 years of operations, we have developed a large vendor base of industry specialists who are constantly available for our team. We have several specialist vendors with whom we have exclusivity agreements, notably a two-year agreement (which renews automatically for another year) with our current electric drivetrain provider, Ampere EV, meaning we are the only company in the United States that can purchase, market and sell our EV setup in Land Rover Defenders, Range Rovers, Land Rover Series or Jaguar E-Types. We benefit from a network of multiple key vendors, mostly in the United States and in the UK. Domestic vendors are often used to source components for the V8 conversions, electrical, paint and upholstery components, whereas UK vendors are mostly required to obtain Land Rover or Jaguar specific parts, due to their greater availability in that region. Due to our size and ordering power, we can exercise considerable leverage with our suppliers to maintain a robust inventory supply. Below is a list of our 10 largest vendors based on purchase amounts:

■	Turn Key Powertrain, Inc. – Domestic US vendor of Chevrolet V8 drivetrain kits, who provides us with approved-for-road-use Chevrolet V8 engines. We get special dealer pricing with this company.

■	Border Holdings (U.K.) Ltd. – Britpart and Allmakes 4x4 - UK vendor of genuine and aftermarket Land Rover parts, who provides us with the key Land Rover specific parts that are not readily available in the USA. We are a reseller of their parts and have a rebate arrangement with this company

■	Rovers North, Inc. – A domestic supplier of genuine and aftermarket Land Rover parts, with quality proprietary parts and kits, and often used in case of Britpart and Allmakes 4x4 back orders. We get special dealer pricing with this company, as well as substantial discounted ground shipping.

■	Autosales, Incorporated (also known as Atech Motorsports) – Commercial division of a larger brand, Summit Racing, who provides us with many parts for Chevrolet V8 conversions. We get special dealer pricing with this company.

■	Ligentia UK Limited – Shipping partner for vehicles and parts coming out of the UK. Trusted to move vehicles and parts via RORO and container shipping.

■	GWL Logistics, LLC – Import broker used for all non-courier-based shipments. Works in parallel with Ligentia Global for import, customs processes and release of goods from all countries.

■	Ben’s Paint Supply, LLC – Domestic supplier for paint, paint shop consumables and equipment. It sponsors our uniforms and is a key strategic partner for the growth of our paint shop. We mix our own paint, using mainly PPG warrantied products, providing a high-quality guaranteed finishing. We are offered considerable discount rates and support for growth.

■	Wurth USA Inc. – International company that provides us with hardware, and many lines of shop consumables. It is a service-based relationship where Wurth sends their local representative two times per week to service our account. Service levels are very high, as is quality and supply. Discount levels are reviewed twice per year to ensure ECD is getting the best available pricing.

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■	Garrett Leather Corporation – Domestic US supplier for most leathers, materials, threads and other upholstery supplies for all our builds, and a second sponsor of our uniforms. Garrett offers a high-quality product, great client support and a large portfolio to allow ultimate customization of all our interiors.

■	Crutchfield New Media, L.C.C. – Domestic supplier for almost all in-car entertainment, they supply us high-quality components, significant discounts, fast and free shipping, and an easy warranty process.

One of our goals for 2023 is to strengthen these long-standing vendor relationships, introduce KPIs (such as delivery on-time and on-budget, high fulfillment rate and customer service) and service level agreements (such as inventory records accuracy, quality assurance on receipt, return material authorizations, continuous improvement, cost reduction, and customer feedback) that both protect and enhance the ECD production process, while maintaining relationships with current vendors and developing new key vendors.

Occasionally, customers bring their own base models for customization. However, in most cases, we import our vehicles from Europe by means of our subsidiary, ECD UK, benefitting from the National Highway Traffic Safety Administration (NHTSA) “25-year” rule, which allows for the import of a vehicle into the United States that is at least 25 years old without having to comply with certain federal motor vehicle safety standards (FMVSS). When we rebuild such vehicles, we install US compliant drivetrains, using mostly Chevrolet crate systems. The US vehicles we purchase to rebuild US vehicles, such as NAS (North American Specification) compliant Defenders and Range Rover Classics, are in compliance with US carbon emissions standards. See “Government Approvals and Regulations–The Clean Air Act” below.

We employ a Bill of Material (BOM) Analysis specialist to analyze all data from a finance and purchasing perspective. This allows us to have a perspective of the data behind the journey of our parts from order to dispatch to the vehicle on the production line, providing us up to date and factual delivery timetables, and allowing us to safely predict the cost of upcoming builds using last price or average price, which enables us to make adaptations or upsells where necessary.

Warranty

We allocate 1.5% of the revenue for each built vehicle to fund the warranty options we provide to our customers. We have historically operated the warranty business within this budget annually. Each of our vehicles is sold with a two-year, 50,000-mile bumper-to-bumper warranty, as standard. This warranty is an industry leader and has helped us establish our market position. Upon such two-year period, we offer each customer an option to extend their warranty for one to three years, on a bumper-to-bumper or drivetrain only model.

Our warranty claim process comprises three stages once an issue is reported:

(a)	Upon our customer’s contact, we activate a local specialist in one of our approved centers for repair, and we settle the invoice directly with the vendor;
(b)	If the issue is not solved in the first stage, a warranty-trained ECD technician travels to the customer’s location for driveway repair; and
(c)	If the issue still persists, the customer may return us the vehicle to our headquarters in Florida for repair.

Our customers do not have a contractual right of return. We offer a limited warranty only for the work performed on the vehicle under the contract. If disputed by the customer, we strive to resolve issues, but the transaction price is not subject to discount.

Transparency and Client-Centered Process

We believe we are one of the most visible brands in the business, and the most transparent builder of any classic vehicle. We maintain a live YouTube channel to enhance our aimed transparency with respect to our current and potential customers. We build true one-of-a-kind vehicles for our customers, in comparison to the customizing possibilities offered by traditional car manufacturers, usually limited to the vehicles’ colors, leather and stitch patterns.

Additionally, our customers are completely involved during the whole building process. Every two weeks during the production stage they receive communications from our client services team with video and photo images updates, as well as substantially descriptive written content. Our customers are also free to contact us at any time via phone, email, text or by means of their individual client portal, working alongside our in-house design team to build the vehicle in accordance with their exact specifications.

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The ECD team follows an online build sheet process during production of each vehicle. This process has been refined over the years to produce a high-quality build that is repeatable and predictable, allowing us to de-skill certain areas due to a well-documented, easy to follow process. See “Information About ECD–Description of Products and Services–ECD Build Production Process.”

U.S.-Based Sales

Our largest competitors, Arkonik and Twisted, are based in the UK. We believe our closer proximity to our clients gives us an advantage in the United States market in terms of our ability to earn client’s trust through in person contact, the comparative ease in making payment and shipping arrangements and the ease of contacting our team and visiting our factory.

Our products are sold directly to customers by means of direct online sales through our advanced digital platform, or in person in our headquarters. We believe that centralizing our sales network provides an opportunity to control the customer experience and ensure that customer interactions are on-brand and pressure-free. Our sales team has a CRM management system in place since around 2016, called Zoho, which has enabled us to capture and manage leads from the pipeline to the ultimate sale of the vehicle. Most importantly, this software has allowed the logging of all objections from clients that did not close, giving us the ability to pull leads from several years and apply targeted outreach to them through a soft sales channel.

As part of our team dedicated to our customers’ experience, we currently have a Chief Experience Officer, a Head of Sales and Design, and a Client Services Manager. As we grow, we intend to hire an additional sales manager for sales of new and used vehicles, and another sales manager dedicated to the design/upgrade process.

ECD Team

Our technical expertise is central to our success. We have built a strong and qualified team over the past 10 years, with sixty-one (61) ASE certifications and five (5) master level ASE certifications. The ASE is a non-profit organization that provides certification for automotive professionals in the United States, and it offers a variety of certifications that cover several areas of automotive repair and service, including engine repair, brakes, electrical systems, and more. ASE certifications demonstrate that an automotive technician has achieved a certain level of knowledge and skill in their field, requiring the individual to pass a series of exams and meeting specific work experience requirements. This means that our technicians have demonstrated their proficiency and competence in their area of expertise. By emphasizing ASE certifications and promoting our mechanics’ expertise, we demonstrate our commitment to providing high-quality service and attracting customers who prioritize quality workmanship.

We encourage all members of our team to take the ASE tests, with no limit on the number of tests they may take, and we offer paid leave for employees to take the tests, as well as a one-off bonus and salary increase for passing them. We have a 98% retention rate in terms of our mechanics. Our mechanics are the center of our operations and are responsible to maintain our quality standards. We have implemented a demanding selection process to join our teams, with rigorous interviews, hands-on testing, psychometric profiling and structured review periods.

Currently, our team is constituted as follows:

Direct Department Reports		Number of Direct Reports

●	Chief Executive Officer	One employee, comprising on-site visual content.

●	Chief Financial Officer	Five employees, comprising one Head of Purchasing; one Material and Logistics Planner; two warehouse leads and one BOM/data analyst.

●	Chief Experience Officer	Six employees, comprising one Head of Design; one Client Services Manager; one Head of Warranty; one Office Manager and one facility cleaner; and one Lead in Graphic Design and Animation.

●	Chief Technology Officer	No direct reports.

●	Chief Product Officer	47 employees, including one Director of Planning and Production; one Warranty Technician; one Head of Quality Control and five technicians; eight technicians in the paint department; one Jaguar/South Line Lead and one technician; one Head of Production and nine line technicians, seven upholstery technicians and four electric technicians; one Head of Production and seven line technicians.

Manufacturing Model

We believe we benefit from a manufacturing model that is more efficient than that adopted by most of our competitors. Using a push manufacturing model, we are, to our knowledge, the builders with one of the lowest process times (or the rate at which a product is completed to meet customers’ demand), ranging from four to five days. Most builders adopt a model in which a vehicle stays in one spot and a small group of technicians gather around to build it. This requires specialist-focus on every vehicle. By comparison, we conduct several parallel processes in our production line and have our different teams of mechanics accessing the vehicles in several stages of production, which allows us to allocate highly skilled members of our team specifically where we need them. See item “ECD Build Production Process” below.

Nationwide Service Dealer Network

The number of our vehicles on the roads have enabled us to establish a nationwide network of tested and reliable service and repair centers for any warranty or required service for our vehicles. This gives our clients confidence in our customer support service and helps us keep our warranty costs within budget.

Management

Most of our executive-level roles are currently occupied by the owners of the business, who work in the business full-time along-side the CEO. This allows timely reaction to any business issues, a quick management review process and positive action taken swiftly to resolve them.

We expect to increase the size of our management team in line with our growth and with our operation as a public company.

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Our Growth Plans

The Rover Dome facility is configured to run three production lines. We currently operate two production lines. On our North Line, we built 60 vehicles in 2022 and we expect to build 63 vehicles in 2023, among Land Rover Defenders, Land Rover Series and Range Rover Classics. On our second production line, the South Line, which opened in July 2022 we focus on building Jaguar E-Types, and the South Line is expected to be operating at its full capacity in the second quarter of 2024. On the South Line we expect to build 10 vehicles in 2023 and 60 in 2024. We currently use our third East Line for quality control and warranty services. We plan to relocate our quality and warranty services in the first quarter of 2024 to a new facility that will function as a warranty, used vehicles sales, and service center and convert the East Line to a third production line that will focus on iconic American vehicles. As part of the East Line conversion, we expect to hire 10 technicians in 2024 at an estimated annual cost of approximately $620,000, which will enable us to launch the addition of the iconic America vehicle products. We expect our margins to further improve as we increase scale, resulting in lower component costs and improved absorption of our fixed manufacturing overhead.

We expect to incur one-time expenses of approximately $300,000 to move the service center, comprising moving costs of $250,000 and engineering costs of $50,000. We anticipate annual costs of approximately $360,000 to operate the service center.

To help achieve these goals, we also intend to (i) scale marketing by building our relationship with the press and social influencers; and (ii) expand our presence in international markets, such as Europe, Canada and United Arab Emirates, by pay-per-click marketing campaigns, global newswire press releases to all target countries, press relationships in those target countries, as well as social influencers and international outreach events in target shows. As we increase our production, including with the addition of the new East Line, we plan to recruit a total of 14 extra technicians, operate a double shift in our painting facility and relocate the quality control and service teams. In terms of inorganic growth, we intend to seek strategic company acquisitions. See item “Electric Drivetrain Systems and the Electrification of Classics” above.

In addition to increasing sales revenue by selling and building more vehicles, we intend to increase our gross profit from $3.8 million in 2022 to $20.5 million in 2025, by reducing the cost of materials and cost of shipping. Currently, due to our cash flow, we work on a just-in-time manufacturing model. With available capital, we would maintain a larger inventory supply that would allow us to better negotiate our terms and conditions with vendors, including advance committed purchase orders, as well as to consolidate shipping, avoid the payment of premiums for back orders and associated shipping costs. We expect these changes will reduce our cost of goods by approximately 8% per year.

We plan to increase the variety of the car makes and models that we customize, and to shorten the delivery time frames for all customizations. In July 2022, we added to our portfolio the production of Jaguar E-Type, and we intend to add an iconic American brand to our portfolio by 2024. We are also implementing initiatives to introduce new revenue streams, such as the buy-back of used cars; developing new sales locations by developing drivers’ clubs; increasing our warranty revenue; and implementing a leased vehicles income model.

Our current fixed costs are based on the production of 65 vehicles per year. As we increase production, our fixed costs will not increase proportionally. For instance, we would need to add about 20% to the fixed costs to double our production. This is a major benefit, allowing us to use such capital to scale production more efficiently.

Marketing

Our target customers are high net worth individuals. We have an internal database that classifies our potential clients by net worth, property and luxury vehicles owned, to whom we send direct marketing e-mails. Additionally, we attend outreach events that are curated for our high net worth public, such as exotic car festivals for owners and luxury car storage facilities. Our marketing efforts to reach a wider audience through mainstream media have yielded positive results, as prestigious luxury brands such as Robb Report, Forbes, and Vanity Fair have consistently featured us.

ECD has built a strong brand presence through various online outlets, including newsletters, press releases with photos and videos of each finished vehicle, a YouTube channel with daily live streams, among others. We expect that our future marketing expansion initiatives will include expanding our management team; hiring and training new personnel; expanding design, manufacturing, sales and service facilities; implementing and enhancing administrative infrastructure, systems and processes, including in connection with our transition to a public company; and establishing sales, service, supply and manufacturing operations in new markets. We have recruited industry specialist script writers for content writing, and we are also adding Google Compliance 4 Cornerstone Strategy as a marketing tool, which gives us marketing advantages when potential customers use the search tool using certain key words that may relate to our business. Additionally, we intend to create cadence of truck spotlights through press releases to highlight the variety of ECD’s builds.

ECD’s Products

ECD Models

Our goal with each vehicle is to retain the character of the vehicles and modernize them in terms of drivetrain and how our customers live with the vehicles. Our builds include traditional models, such as Land Rover Defender D110 with GM LT4 engines and Range Rover Classic with GM LS3 engines, among others; as well as electric builds, such as Land Rover Defender D90 and Range Rover Classic with electric drivetrains. Below is a description of all our current models.

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Custom Defender ECD D90

The restored custom Defender 90 is a luxurious two-door SUV known for its nimble chassis that dominates in agility, performance, and off-road capabilities. The iconic D90 is available in both a soft-top and hard-top model capable of seating up to 6 people

Body: Hard Top or Soft Top

Drivetrain: V8 / EV

Starting Price: $229,995

Custom Defender ECD D110

A custom Defender 110 is not an average four-door. It’s built ready to meet the demands of daily driving as well as rigorous off-road adventures. The Custom Defender 110 is designed with the original pedigree and modernized with sleek styling and innovations. A custom Defender 110 from ECD is a daring version of a classic icon.

Body: Hard Top or Soft Top

Drivetrain: V8 / EV

Starting Price: $229,995

Custom Defender ECD D130

The custom Defender ECD D130 is longer than the Defender 110 and has seating for up to 5 with a large pick-up bed.

Body: Hard Top or Soft Top

Drivetrain: V8 / EV

Starting Price: $229,995

Custom ECD RRC

We have added the custom Range Rover Classic (RRC), both SWB and LWB, to our model lineup, each hand-built to your specifications at our headquarters. A custom RRC is available in three distinct trims: Retro, Custom, and Signature. Each comes with a variety of premium interior and exterior features that take each build to a level of unprecedented luxury. Using the same approach to construct the new RRC’s as we do with our custom Defenders, the build process begins with our Luxury Design Experience, a fully immersive experience where each client designs every feature of their vehicle, inside and out.

Body: Hard Top

Drivetrain: V8 / EV

Starting Price: $219,995

Custom ECD Series IIA and III

The ECD Series IIA and III are the perfect rendition of the nostalgia of a vintage icon combined with modern luxury and performance suitable for daily use.

Body: Hard Top or Soft Top

Drivetrain: V8 / EV

Starting Price: $219,995

Jaguar E-Type – Roadster and Coupe

The Jaguar E-Type was introduced in our portfolio in July 2022. The ECD Jaguar E-Type is an iconic classic car from the 1960s, with a timeless design and modern capabilities that have been brought back to life by expert restoration.

Body: Hard Top or Soft Top

Drivetrain: I6 / V8 / V12 / EV

Starting Price: $279,995

We expect an initial 10% increase on our prices by the end of 2023, then a 5% increase in 2024 and 2025, both for vehicles and related upgrades.

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ECD 2023 EV

Our system presents clear advantages in the marketplace over our competitors, including advanced GUI (Graphic User Interface), as well as smaller and lighter battery packs, being all new components with factory warranty. Additionally, our system includes the DC Fast Charging ready and operational.

Our EV setup has unique features when compared to other available products in the “Restomod” world:

(i)	It uses intelligent graphic user interface combined into the entertainment system screen, with an enhanced OEM feel.

(ii)	The DC Fast Charging, also known as Level 3 charging, is a type of EV charging that allows for rapid charging of the vehicle’s battery. Unlike Level 1 and Level 2, which use alternating current (AC) to charge the battery, DC Fast Charging uses direct current (DC) to provide a high-power charging solution; and

(iii)	It also features efficient packaging and cooling of batteries, uses and maintains charge more effectively, as well as a Cascadia motor connected to an enhanced Land Rover four-wheel drive system.

ECD Custom Dashboard and AC system

We have developed the ECD proprietary dashboard system, which presents more functionality, a cleaner design, and removed a step from the building process, which used to be outsourced where old AC lines were brazed, and the system then charged. Our new system allows us to build our dashboard entirely in house and control quality.

ECD Proprietary Wiring Harness

We have developed and implemented a higher quality wiring and connections systems to our vehicles, resulting in a more reliable and modern vehicle wiring system. This system allows ECD to have a standardized wiring installing and troubleshooting process across all models.

ECD Custom Hardwood Kits

Initially an outsourced activity, which resulted in issues related to quality, value for money and timing issues. We can now create wood install kits for almost any specification, in the customers chosen materials and colors. We are also developing additional storage boxes which are also built to match the hardwood used in the project.

Clients’ Journey

On average, a typical project with a client takes approximately 12 to 14 months following contract signing. The standard process is comprised of 21 milestones and 65 tasks, covering the design and specifications of every single aspect of the custom build, and it’s overseen by a Land Rover technician.

When our customers start their journey with ECD, they will work with our designer to understand the purpose to which the vehicle will be used, and receive guidance in view of the numerous possible combinations the vehicle’s body style, drivetrain, wheels, tires, accessories, paint color, and interior style, colors and textures. During the whole project, we have the customer in the center of the process, with a team of six people dedicated to each customer, who has a decision to make with respect to their vehicle every two weeks. This process can be done with an in-home consultation or by visiting our Florida headquarters design studio. Once the customers made their selections, we send them mock-ups for further review, fine-tuning our designs.

The following summarizes stages of the clients’ journey when acquiring our vehicles:

(i)	Request Form

Clients complete a simple build request form online. Once completed, the ECD teams are immediately notified and begin the process of bringing the new clients to their own journey.

(ii)	Enrollment

We offer our clients a portal where the company provides bi-weekly updates throughout the build process. The portals are managed by ECD’s concierge department. At the enrollment stage, clients are also provided with a welcome package that contains a small selection of paint and fabric samples, as well as booklets that outline additional accessories and options.

(iii)	Introductions

Clients meet with our Head of Automotive Design to review any questions they may have regarding the design process. At this point, clients schedule times to visit our design studio in Kissimmee, FL. Once on-site, clients see an array of samples to outline how they want their vehicle configured.

(iv)	Custom Build Draft Designs

Clients receive digital 3D renderings that illustrate the interior and exterior parts of the vehicle, and in real time we implement any changes to the design intended by the customer by means of the online system named Sketchfab, to which both the customer and the ECD design team has access. At this point, clients can make any edits if something does not look like it was envisioned.

(v)	Approval

Clients are presented with final renderings of the vehicle, which include all of the items discussed with the Head of Automotive Design on steps (iii) and (iv) above. Clients get a chance to review the complete build inside and out and approve the design before it is sent off to the production team. On March 8, 2022, positioning ourselves on the cutting edge of virtual trends within the automotive industry, we started crafting a photorealistic design video of each customer’s unique custom build, allowing them to visualize their dream car months ahead of completion. Therefore, once the design is finally decided, we now turn that initial 3D renderings into a 3D animated movie. Such design video is created with 3D creation tool Unreal Engine by Epic Games, presenting lifelike animation with dynamic physics and lighting effects, showing the vehicle in different scenarios and environments.

Our design center locations have a plethora of design features that allow each truck to have a differentiating item in comparison with the rest. Options range from interior and exterior colors, leather, accessories, wheels and tires, body kit, off-road kit, upgraded brakes, suspension and more powerful engines, among others.

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(vi)	Research of Base Vehicle and Fabrication

From the start of the clients’ journey in ECD, our team begins to conduct a search to find the right vehicle to match each client’s specifications. Each custom build begins with one of the following Land Rover Defender, Range Rover Classic models, Land Rover Series or Jaguar E-Types ground up restoration. We then fully disassemble the base vehicle, all the way down to the chassis, and all components are inspected, when a decision is made to refurbish or replace such components. In sequence, we start the ECD building process, building up the chassis to the vehicle and moving the vehicle through the entire production process, documenting it with photos and videos that are uploaded into the client’s portal. Once completed, the vehicle is taken to the Head of Quality Control for a 662-point inspection.

(vii)	Delivery

When vehicles are ready for delivery, we load the truck with a roadside emergency kit, along with an assortment of ECD merchandise and, as part of our customers’ experience, an ornament made with one of the original parts of the vehicle prior to its customization.

ECD Build Production Process

ECD. builds each vehicle only following the completion of a sale and does not build to sell or create an inventory of vehicles. As such, the Company is unable to dictate its manufacturing output as its customers’ demand for specific models is fluid. To effectively meet this requirement for flexibility, ECD believes that it benefits significantly from the production efficiencies that derive from being a small volume manufacturer. These efficiencies are achieved primarily by implementing “dynamic labor” and “dynamic manufacturing” practices throughout the production process. To create dynamic labor, ECD trains and requires each its technical employees to be expert at performing a limited number of discrete tasks across both of its production lines. Dynamic manufacturing refers to ECD’s ability to use its equipment on each of its production lines to produce any of its vehicles. The cumulative result of these practices is that ECD has the flexibility to use its employees and production lines interchangeably to build any of the vehicles in its product line.

The Company expects to continue these practices as it scales its production with additional lines in the future. This interchangeability that is integral to the Company’s operations, combined with the effective use of work-off and service bays, maximizes the Company’s ability to quickly and efficiently respond to changing production requirements and to extract the maximum possible output from its production facilities.

Our standard production process, which involves 2,200 man-hours and 662 checkpoints, is currently comprised of two lines of production, the North Line and the South Line, including the following stages, each of which is extensively documented and reported to the customers:

Tear Down / Media Blast / Frame Repair / Frame Coating

The acquired/donor vehicle is completely disassembled, the vehicle’s frame is sent to be stripped down, repaired and realigned, then hot-dip galvanized. After this 16-day process it is sent to the assembly line.

Painting

In our painting section we prepare the bulkhead, tub, doors and, subsequently, the front end and exterior trims. The vehicle’s body is carefully prepared before being hand-painted with premium paint. Our in-house paint facility can precisely match any color the customer desires. We mix all the paint on-site, and we use PPG products, such as PPG Deltron, the same used in Ferrari products, the highest-end finish in terms of painting of the vehicle. The color of the vehicle is also extremely customizable, allowing the customers to bring us color samples that we can then match to the vehicle and hand-polished to a glass-like finish. In view of the importance of this section to the finishing of each project, and to maintain our quality standards, each panel may only be introduced to the line of production once approved by our lead painter, whose decision precedes the production manager’s decision regarding such aspect. We also maintain a work-off bay for repaint work, service work or touch-ups, then avoiding disrupting our main production lines.

Parallel Processes

Alongside the main production stages happening in the assembly line, we conduct parallel processes that feed the main line, which we call the “Create it, Build it and Live it” process. This section includes the electrical work (“create it”), the sub cosmetics work (“build it”) and upholstery (“live it”).

Our electricians prepare the main harness and sub harness. We remove anything from our base vehicle that will not be used and add the new elements as chosen by our customer, such as Wi-Fi system and rear A/C. Each vehicle we build uses over 2,000 feet of wiring. Every harness is wired by hand and custom made for each vehicle.

Our sub cosmetics team builds doors and wings.

Our upholstery team prepares the seats, dashboard and trims.

Roller

Vehicle frame is taken to the rolling frame for the installation of the suspension and brake systems chosen by the customer. The body of the vehicle is progressively built up as the vehicle moves along the rolling frame, allowing multiple mechanics to access the vehicle at any one time.

Drivetrain

Engine and fuel systems are then installed.

Body Alignment

Our electricians start installing the harness prepared in our “create it” section. Basic body panels are installed, including the door internals and trims, carpeting and dashboard.

Afterwards, seats, doors, trims, headliner and exterior trim are installed. From a premium Puma leather dashboard to the quilted hand-stitching of the rear seat, our craftsmen will wrap your vehicle’s interior in the leather design and color of choice.

Initial Inspection

As our builds work through the phases of production, each technician, via a tablet, completes their part of the quality control process in real time. At the end of the Final Assembly stage, the whole team has a four-day period to inspect the vehicle and assess any eventual quality issue. In sequence, our Quality Control (QC) manager completes the same inspection checklist, and any issues are addressed by our Master Certified QC lead technician prior to shipping.

Fine Tune

At this stage, any drivability issues are addressed, such as any tuning issue, vibration, fit and finish, body alignment, electrical function failure in a fuse, among others.

Quality

Test miles, paint touch ups, air conditioning, pre-shipping and final inspection. Through each step of the process, the vehicle goes through a robust quality control inspection comprising 640 points, which our quality control manager takes approximately six hours to complete. Our vehicles are then taken out for a 1,000-mile test drive before delivery.

Intellectual Property

ECD’s methods and processes in building its vehicles are highly proprietary and specific to its business. However, regulatory protection (such as, for example, patent or trademark registration with the United States Patent and Trademark Office and copyright registration with the United States Copyright Office) for such processes is largely unavailable, and therefore, ECD relies on its contractual rights and state and local trade secret laws to enforce the proprietary nature of its know-how, methods and processes. ECD does so by requiring all employees and all other individuals that may come in contact with ECD’s know-how, methods and process to sign nondisclosure agreements and work-for-hire agreements, as applicable. ECD has also developed a strong brand presence in the industry. ECD’s success in protecting this brand depends upon ECD’s ability to secure national trademark registrations. ECD has two federal trademark applications pending with the U.S. Patent and Trademark Office, and ECD uses logos featuring these marks in ECD’s business. Additionally, ECD owns various website domain names and maintains various social media accounts. ECD closely polices all of its intellectual property.

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Source and Availability of Materials

ECD relies on successfully purchasing used automobiles that it then restores and customizes. ECD UK locates and purchases these vehicles in the United Kingdom, and imports them to ECD’s headquarters located in Kissimmee, Florida, United States. Occasionally, customers source their own base vehicle model. All vehicles that ECD works on were originally built and sold by an unaffiliated third-party manufacturer, and ECD does not control the price, availability, or original quality of those vehicles. Further, all vehicles that ECD purchases have been previously used by unaffiliated third-party consumers. Despite ECD having a process to assess the quality of the base vehicles it purchases, including accident background checks, our safety protocol and quality inspection processes may be insufficient to identify all defects of the vehicles and compromise the quality standards of our products. As a result, the price, availability, and quality of such automobiles can fluctuate significantly.

ECD is also dependent on ECD’s components suppliers, many of whom are international and single source suppliers for the components they supply. Typical components that ECD purchases include, without limitation, base vehicles, batteries, engines, vehicle parts, and paint. ECD uses most or all of these components in every project that it completes, depending on its customer’s specifications. ECD has major suppliers located in the United States and in the United Kingdom. ECD has limited to no control over the pricing or availability of the components that it purchases from its suppliers. Also, lead times can vary for materials and components needed by ECD’s supply chain contractors, and changes in global economic conditions, financial markets, and trade relations all directly affect ECD’s supply chain and the availability of materials needed to complete ECD’s services.

Government Approvals and Regulations

ECD operates in the automotive industry, which is subject to extensive and complex regulation. The automotive industry is generally subject to environmental laws and regulations, including without limitation regulations regarding emissions and the use of hazardous materials. ECD has also recently entered into the electric vehicle market. Laws and regulations relating to electric vehicle technologies, driver assistance technologies, lithium-ion batteries, and other emerging and growing automotive technologies are rapidly evolving in various jurisdictions.

ECD works with a third-party Occupational Safety and Health Administration (OSHA) company, Safety Consultants USA, to conduct regular inspections and assist ECD with maintaining compliance. This partnership underscores ECD’s commitment to providing a safe and healthy workplace for its employees while ensuring compliance with applicable safety regulations.

Importing Vehicles

ECD must comply with U.S. Customs and Border Protection import policies during the process of importing vehicles from the UK. ECD plans to continue operating in compliance with such policies when importing vehicles. ECD is required to complete U.S. Environmental Protection Agency (“EPA”) Form 3520-1 and DOT Form HS-7 during this process. Vehicles imported by ECD must comply with or be exempt from various environmental and safety regulations, as described more fully below. ECD is also subject to regulation by the U.S. Department of Agriculture, which requires the undercarriages of vehicles imported by ECD to be free of foreign soil.

Environmental Regulations Generally

The automotive industry is subject to extensive environmental regulations, including without limitation laws and regulations regarding emissions, environmental protection, lithium-ion batteries, energy sources, and the storage, handling, treatment, transportation, and disposal of hazardous materials. Compliance with all applicable environmental regulations will continue to be an important aspect of the operations of ECD.

The Clean Air Act

Under the Clean Air Act (42 U.S.C. §7401 et seq.), motor vehicles may be imported by any person and do not have to be shown to be in compliance with emission requirements before they are entitled to admissibility if the motor vehicles are more than 25 years old. Age is determined by subtracting the year of production (as opposed to model year) from the year of importation. Most vehicles imported to the United States by ECD were originally produced more than 25 years before the time of import and, accordingly, are not subject to the Clean Air Act. Vehicles that are imported by ECD that are exempt from the Clean Air Act become subject to the Clean Air Act upon ECD’s replacement of such vehicles’ engine with a new engine; thus, all vehicles sold by ECD are subject to the Clean Air Act and must meet certain emissions requirements thereunder. Additionally, ECD provides a pollution statement, a HSMV 84058, with each vehicle that it sells.

NHTSA Regulations

The NHTSA has issued various regulations regarding motor vehicles, including without limitation the DOT Federal Motor Vehicle Safety Standards (“FMVSS”). A motor vehicle that is at least 25 years old can be lawfully imported into the United States without regard to whether it complies with all applicable FMVSS. Such vehicles would be entered under Box 1 on the HS-7 Declaration form to be given to U.S. Customs and Border Protection (CBP) at the time of importation. The 25-year period runs from the date of the vehicle’s manufacture to the time of importation. If the date of manufacture is not identified on a label permanently affixed to the vehicle by its original manufacturer, to establish the age of the vehicle, the documentation available such as an invoice showing the date the vehicle was first sold or a registration document showing that the vehicle was registered at least 25 years ago should be provided. Absent such information, a statement from a recognized vehicle historical society identifying the age of the vehicle could be used. Vehicles imported to the United States by ECD were originally manufactured at least 25 years before the time of import and, accordingly, are not required to comply with all FMVSS at the time of such importation.

Motor Vehicle Manufacturer and Dealer Regulations

Various state laws in the U.S. regulate the manufacture and sale of automobiles. Some states require automobile manufacturers and dealers to obtain licenses to sell vehicles to individuals in such states. ECD currently holds a license as an independent dealer of motor vehicles in the State of Florida. If ECD expands to have locations in states outside of Florida, then ECD will need to comply with the laws and regulations of such states governing manufacturers and dealers.

Lithium-Ion Battery Regulations

ECD uses lithium-ion batteries in its electric drivetrain vehicles. U.S. federal law regulates the use, storage, and disposal of these batteries. All lithium-ion batteries used by ECD must comply with the U.S. Department of Transportation’s Hazardous Materials Regulations (HMR; 49 C.F.R., Parts 171-180) and other regulations issued by the Pipeline and Hazardous Materials Safety Administration regarding lithium-ion batteries in electric vehicles. The batteries used by ECD are intended to comply with all applicable regulations.

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Foreign Laws and Regulations

ECD UK and ECD may become subject to foreign laws and regulations including without limitation laws and regulations governing exporting motor vehicles, environmental matters, and motor vehicle safety.

Registrations and Licenses

ECD has the following registrations and licenses to operate its business:

1.	Florida Secretary of State corporation registration #P13000020892.
2.	Florida Secretary of State fictitious name registrations:
3.	ECD Auto Design (Registration #G18000076141 expires 12/31/2023)
4.	ECD Drivers Club (Registration #G21000065169 expires 12/31/2026)
5.	Florida Department of Revenue Resale Certificate for Sales Tax, Certificate No. 59-8016372720-8.
6.	Florida Department of Agriculture and Consumer Services, Motor Vehicle Repair Shop Registration No. MV95827.
7.	Florida Department of Highway and Motor Vehicles License as Independent Dealer in Motor Vehicle, License #VI / 1065276/1.
8.	Osceola County, Florida Business Tax Account #149194.
9.	Osceola County, Florida Building Permit #P22000729 for electrical sign.
10.	Osceola County, Florida Certificate of Occupancy Permit #P21-002864 issued 10/7/2021.
11.	Osceola County, Florida Certificate of Completion, Permit #P21-061019 issued 1/4/2023.

ECD UK has the following registrations and licenses to operate its business:

1.	UK Register of Companies for England and Wales, Company Number 13515056 issued to the ECD UK.
2.	UK HM Revenue & Customs Certificate of Registration for Value Added Tax, Registration No. 388-9698-93 issued to the ECD UK.
3.	UK HM Revenue & Customers Economic Operators Registration and Identification (EORI) No. GB388969893000 issued to the ECD UK.

Employees and Human Capital Resources

At the time of this filing, ECD has sixty-five (65) full-time employees. All ECD employees are located in the State of Florida. ECD believes that continued success requires ECD to attract and retain highly-skilled employees. ECD strives to attain this goal by offering its employees competitive salaries and benefits. Each ECD Securityholder also performs services for ECD on a full-time basis.

ECD UK, our wholly-owned subsidiary, currently has four (4) full-time employees and one (1) sub-contractor in the UK.

Contractors

ECD substantially completes all builds in house, but does out-source some tasks, including transportation services through a related party, Transport Co. For additional information related to the outsourcing of our transportation services, see item “Certain Relationships and Related Transactions–Related Party Policy–Certain Transactions of ECD.” We also outsource professionals for accounting, legal services, marketing (SEO, digital marketing and social media marketing) and immigration matters.

Facilities and Properties

ECD leases its manufacturing facility of over 100,000 square feet, which is located in the Trinity Industrial Center at 4930 Industrial Lane, Unit 107, Kissimmee, FL 34758 (the “Trinity Center Lease”). A copy of the Trinity Center Lease is attached as Exhibit 10.13 to this proxy statement/prospectus. ECD UK leases 7,432 square feet at Unit 5, “Q” Block”, The Crown Industrial Estate, Oxford Street, Burton Upon Trent, Staffordshire.

Legal Proceedings

On January 19, 2023, a former ECD employee filed a claim with our insurance company, Great American Insurance Group, under ECD’s employment practices liability insurance policy n. EPLE046717, alleging ADA discrimination and wrongful termination of employment. ECD has submitted documentation to support its position and anticipates that its maximum exposure for this claim will be its insurance deductible of $10,000. The Company’s insurer is defending the claim, and our legal counsel evaluates the risk of loss, in case the claimant pursues the litigation, as remote.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EFHAC

The following discussion and analysis of the EFHAC’s financial condition and results of operations should be read in conjunction with our audited financial statements and the notes related thereto which are included elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, for purposes of this section, the terms “we,” “us,” “our” or “EFHAC” refer to EFHAC Acquisition Corporation I prior to the consummation of the Business Combination.

Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a blank check company incorporated as a Delaware corporation on March 3, 2021. EFHAC was incorporated for the purpose of effecting a merger, stock capital exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”). On March 3, 2023, EFHAC entered into a Merger Agreement with ECD, ECD UK, the Merger Sub and Scott Wallace as Securityholder Representative, pursuant to which Merger Sub will merge with and into ECD with ECD as the surviving corporation and becoming a wholly-owned subsidiary of EFHAC (the “Merger”). In connection with the Merger, EFHAC will change its name to “ECD Automotive Design, Inc.” or such other name designated by ECD by notice to EFHAC. Please see the section of this proxy statement/prospectus entitled “Proposal 1 – The Business Combination Proposal” for additional information.

On September 13, 2022, we consummated the Initial Public Offering of 11,500,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at $10.00 per Unit, generating gross proceeds of $115,000,000.

Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 257,500 units (each, a “Private Placement Unit” and, collectively, the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, Kevin M. Bush (Chief Financial Officer), Paul Hodge Jr. (one of the directors) and SHR Ventures, LLC, generating gross proceeds of $2,575,000.

Following our initial public offering and the private placement, a total of $116,150,000 ($10.10 per Public Share) was placed in our trust account. We incurred $4,950,750 in initial public offering related costs, including $4,025,000 of deferred underwriting fees, and $925,750 of other offering costs.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from March 3, 2021 (inception) through June 30, 2023 were organizational activities, those necessary to prepare for our initial public offering, described below, and identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our business combination. We generate non-operating income in the form of interest income on marketable securities held in our trust account established for the benefit of our public stockholders (the “trust account”). We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence and other expenses in connection with searching for, and completing, a business combination.

For the three months ended June 30, 2023, we had a net income of $49,438, which mainly consisted of $1,148,125 in income from marketable securities held in the trust account, $230,607 in provision for income taxes, and $868,080 in operating costs.

For the six months ended June 30, 2023, we had a net loss of $290,353, which mainly consisted of $2,201,235 in operating costs, $481,374 in provision for income taxes, and $2,392,256 in income from marketable securities held in the trust account.

For the three months ended June 30, 2022, we had net loss of $63,679, which mainly consisted of $1,179 formation and operating costs and $62,500 compensation expense.

For the six months ended June 30, 2022, we had net loss of $64,347, which mainly consisted of $1,847 formation and operating costs and $62,500 compensation expense.

For the year ended December 31, 2022, we had a net income of $577,440, which consists of interest earned on marketable securities held in the trust account of $1,104,670, offset by the formation and operating costs of $258,337, stock-based compensation of $62,500 and provision for income taxes of $206,393.

For the period from March 3, 2021 (inception) through December 31, 2021, we had a net loss of $490, which consists solely of formation and operating costs.

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Liquidity and Capital Resources

For the six months ended June 30, 2023, cash used in operating activities was $552,943. Net loss of $290,353 was affected by the interest income on marketable securities held in the trust account of $2,392,256. Changes in operating assets and liabilities provided $2,129,666 for operating activities.

For the six months ended June 30, 2022, cash used in operating activities was $6,175. Net loss of $64,347 was affected by the stock-based compensation of $62,500. Changes in operating assets and liabilities used $4,328 for operating activities.

As of June 30, 2023, we had marketable securities held in the trust account of $37,022,036 (including $1,666,301 of interest income) consisting primarily of U.S. Treasury securities. Interest income on the balance in the trust account may be used by us to pay taxes. Through June 30, 2023, we have withdrawn an amount of $82,704,890 from interest earned from the trust account in connection with redemption and to pay tax obligations.

For the year ended December 31, 2022, cash used in operating activities was $299,537. Net income of $577,440 was affected by the interest income on marketable securities held in the trust account of $1,104,670 and stock-based compensation of $62,500. Changes in operating assets and liabilities decreased as a result of $165,193 provided for operating activities.

For the period from March 3, 2021 (inception) through December 31, 2021, cash used in operating activities was $0. Net loss of $490 was offset by the change in operating assets and liabilities of $490.

As of December 31, 2022, we had marketable securities held in the trust account of $117,254,670 (including $1,104,670 of interest income) consisting primarily of U.S. Treasury securities. Interest income on the balance in the trust account may be used by us to pay taxes. Through December 31, 2022, we have not withdrawn any interest earned from the trust account.

We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less income taxes payable), to complete our business combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of June 30, 2023, we had cash held outside the trust account of $3,163 and working capital deficit of $2,607,549. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to finance transaction costs in connection with an intended initial Business Combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto, or in connection with additional deposits into the Trust Account in order to extend the time available to us to consummate the initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of EFHAC’s officers and directors may, but are not obligated to, loan EFHAC funds on a non-interest-bearing basis as may be required. If EFHAC completes the initial Business Combination, EFHAC will repay such loaned amounts out of the proceeds of the Trust Account. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that EFHAC’s initial Business Combination does not close, EFHAC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $5,475,000 of such loans may be convertible into private units, at a price of $10.00 per unit at the option of the lender, upon consummation of EFHAC’s initial Business Combination.

We may need to raise additional capital through loans or additional investments from our Sponsor, stockholders, officers, directors, or third parties. Our officers, directors and our Sponsor may, but are not obligated to, loan us funds as may be required. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

In connection with EFHAC’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution, should we be unable to complete a business combination, raises substantial doubt about our ability to continue as a going concern. We have until November 13, 2023 to consummate a Business Combination, or until March 13, 2024 if we extend the period of time to consummate a Business Combination by the full amount of time. It is uncertain that we will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by November 13, 2023 (or March 13, 2024 if we extend the period of time to consummate a Business Combination by the full amount of time), there will be a mandatory liquidation and subsequent dissolution. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after November 13, 2023 (or March 13, 2024 if we extend the period of time to consummate a Business Combination by the full amount of time). We are within 12 months of our mandatory liquidation date as of the date of our financial statements for the year ended December 31, 2022.

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Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2023. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities.

The underwriters are entitled to compensation of (1) a $500,000 cash payment and (2) 500,000 shares of EFHAC common stock, pursuant to the Satisfaction and Discharge Agreement, dated October 14, 2023, for deferred underwriting commissions in connection with the Initial Public Offering and a placement fee in connection with the Note Facility, upon the completion of our initial Business Combination.

Craig-Hallum Capital Group LLC (“Craig-Hallum”) acted as a qualified independent underwriter for the Initial Public Offering. We have agreed to indemnify Craig-Hallum against certain liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. Craig-Hallum received a fee of $100,000 upon the completion of the Initial Public Offering for acting as qualified independent underwriter.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Derivative Financial Instruments

We evaluate our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

We will account for the Rights as equity-classified instruments based on an assessment of the Rights’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considered whether the Rights were freestanding financial instruments pursuant to ASC 480, met the definition of a liability pursuant to ASC 480, and whether the Rights met all the requirements for equity classification under ASC 815, including whether the Rights were indexed to EFHAC’s own shares of common stock, among other conditions for the equity classification.

Common Stock Subject to Possible Redemption

Our common stock sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with our liquidation, or if there is a stockholder vote or tender offer in connection with our initial Business Combination. In accordance with ASC 480-10-S99, we classify public shares subject to redemption outside of permanent equity as the redemption provisions are not solely within our control. The public shares sold as part of the Units in the Initial Public Offering were issued with other freestanding instruments (i.e., public warrants) and as such, the initial carrying value of public shares classified as temporary equity are the allocated proceeds determined in accordance with ASC 470-20. The public shares are subject to ASC 480-10-S99 and are currently not redeemable as the redemption is contingent upon the occurrence of events mentioned above. According to ASC 480- 10- S99-15, no subsequent adjustment is needed if it is not probable that the instrument will become redeemable.

We recognize changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares are affected by charges against additional paid in capital and accumulated deficit.

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Net Income (Loss) per Common Stock

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per common stock is computed by dividing net income (loss) by the weighted average number of common stock outstanding for the period. Accretion associated with the redeemable shares of common stock is excluded from earnings (losses) per share as the redemption value approximates fair value.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The update simplifies the accounting for convertible instruments by removing certain separation models in Subtopic 470-20, Debt—Debt with Conversion and Other Options for convertible instruments and introducing other changes. As a result of ASU No. 2020-06, more convertible debt instruments will be accounted for as a single liability measured at its amortized cost and more convertible preferred stock will be accounted for as a single equity instrument measured at its historical cost, as long as no features require bifurcation and recognition as derivatives. The amendments are effective for smaller reporting companies for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted ASU No. 2020-06 upon its incorporation. The impact to the balance sheet, statement of operations and cash flows was not material.

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13 – Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of ASU 2016-13 did not have a material impact on its financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our unaudited condensed consolidated financial statements.

Inflation

We do not believe that inflation had a material impact on our business, revenues or operating results during the period presented.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and approval of any golden parachute payments not previously approved.

Further, Section 102 (b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ECD

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of Humble Imports Inc and its subsidiaries prior to the consummation of the Merger including, where applicable, its predecessor entities, which will be the business of the Combined Company and its subsidiaries following the consummation of the Merger.

The following discussion and analysis provides information that the Company’s management believes is relevant to an assessment and understanding of the Company’s consolidated results of operations and financial condition. This discussion and analysis should be read in conjunction with “Selected Historical Consolidated Financial Data of ECD” and the historical consolidated financial statements as of June 30, 2023 and for the three and six months ended June 30, 2023 and 2022 and as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021 and the notes thereto included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the pro forma financial information for the six months ended June 30, 2023 and for the year ended December 31, 2022. See the section entitled “Selected Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. The Company’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus.

Business Overview and Strategy

ECD is an award winning, custom-car builder with a focus on British classic vehicles. We provide clients a one-of-a kind immersive luxury automotive design experience for each of its unique custom builds, where customers may design every aspect of the vehicle. In sequence, our highly trained technicians, master-certified ASE craftsmen, hand-built, from the ground up, in 2,200 man-hours, a completely restored vehicle, replacing substantially its every single component– customizing the engine, the color, the seating, the stitching, the electronics and the cosmetic finishes. All elements of the process are completed in-house. We primarily earn our revenue from the sale of the customized vehicle directly to the customer, as well as by providing repair or upgrade services to customers, and from the sale of extended warranties. Occasionally we earn commissions on resale of used vehicles that were originally built by us. Our revenues, net, were $15.0 and $11.5 million for the years ended December 31, 2022 and 2021, respectively, and $4.9 million and $3.7 million and $9.4 million and $7.4 million for the three and six months ended June 30, 2023 and 2022, respectively. We had net income of $160,734 and $882,913 for the years ended December 31, 2022 and 2021, respectively, net income of $0.4 million and $0.5 million for the three and six months ended June 30, 2023, respectively and net loss of $0.02 million for the three months ended June 30, 2022 and net income of $0.01 million for the six months ended June 30, 2022.

The Company’s business is subject to retail industry trends and conditions and the sales of new and used vehicles. Worldwide economic conditions impact consumer spending and if the global macroeconomic environment deteriorates, this could have a negative effect on the Company’s revenues and earnings.

Although we believe that our product is geared towards a certain customer base that is not as vulnerable to the global economic conditions, there are certain levels of volatility related to domestic and international markets, increased competition by manufacturers, technological advancements, customer acceptance, discretionary consumer spending and general economic conditions. All of our products are subject to price fluctuations in materials and labor costs, which could affect the carrying value of inventories and gross margins in the future.

Our headquarters, known as the “Rover Dome,” is a 100,000-square-foot facility located in Kissimmee, FL, where 65 employees are currently located, including 60 talented craftsmen and technicians, who hold a combined 61 National Institute for ASE and 5 master level certifications. ECD, by means of ECD UK, operates a logistics center in the United Kingdom where its professionals work to source and transport over-25-year-old work vehicles back to the United States for restoration.

Merger with EF Hutton Acquisition Corporation I

On March 3, 2023, EF Hutton Acquisition Corporation I (the “Registrant” or the “Parent”) entered into a Merger Agreement (the “Agreement”) with the Company and EFHAC Merger Sub, Inc., a Florida corporation (“Merger Sub”) and wholly-owned subsidiary of the Registrant, pursuant to which Merger Sub will merge with and into the Company with the Company as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the “Merger”). In connection with the Merger, the Parent will change its name to “ECD Automotive Design, Inc.” or such other name designated by the Company by notice to Parent. The Board of Directors of the Registrant (the “Board”) has unanimously (i) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby, and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of the Registrant. On October 14, 2023, the Parent, the Company, ECD UK, Merger Sub and Scott Wallace, as the Securityholder Representative entered into an amendment to the Merger Agreement. A copy of the Merger Agreement and the First Amendment to the Merger Agreement, dated as of October 14, 2023 is attached to this proxy statement/prospectus as Annex A. At the closing of the Merger, the Parent will issue (a) 25.1 million shares of its common stock, par value $0.0001 per share (the “Parent Common Stock”), (b) 39,000 shares of EFHAC Series A Convertible Preferred Stock, (c) a warrant to purchase 1,091,525 shares of EFHAC Common Stock (“Common Shares Warrant”) and (d) a warrant to purchase 15,819 shares of EFHAC Series A Preferred Stock (“Preferred Shares Warrant”) to the ECD Securityholders, as further described in the Merger Agreement. Parent will also pay the ECD Initial Securityholders a cash payment of $2,000,000 as consideration for the Merger.

Recent Developments

On September 28, 2023, ECD entered into a loan and security agreement (the “Loan and Security Agreement”) with Context Credit Holdings, LP (“Edge”) for a $10,000,000 revolving credit facility (the “Edge Facility”). Under the Edge Facility, Edge will make borrowing base advances against ECD’s accounts receivables, up to a limit of 90% of eligible accounts receivable as determined according to the Loan and Security Agreement. The Edge Facility has a two-year term, subject to renewal at Edge’s discretion. The advances will bear interest at a per annum rate equal to (a) the Base Rate plus (b) 7.00%; the “Base Rate” means the greater of (i) 6.50% and (ii) the Wall Street Journal Prime Rate (floating with daily resets) as publicly announced to be in effect from time to time. Pursuant to the Loan and Security Agreement, ECD may at any time terminate the Edge Facility with 60 days’ prior written notice. ECD has agreed with the Lender under the SPA that, by the closing date for the issuance of the Note, it will either have (i) delivered an irrevocable notice to terminate the Loan and Security Agreement or (ii) entered into an intercreditor agreement with Edge and the Collateral Agent (as defined in the SPA).

The Edge Facility is secured by a blanket lien on all corporate assets, including a perfected first-priority lien on and security interest in all ECD’s assets, including accounts receivables, inventory, equipment, real estate, contracts, general intangibles, and proceeds thereof. Also, each of the ECD Initial Securityholders has entered into a personal guaranty with Edge with respect to the Edge Facility.

Subsequent to September 30, 2023, the Company has drawn down $3.2 million of the Edge Facility.

On October 6, 2023, ECD amended the Company’s articles of incorporation which authorized 100 shares of common stock with no par value to authorize 500,000,000 shares of common stock with no par value and 20,000,000 shares of Preferred Stock with no par value. Included in this amendment, the Company created and designated 54, 819 shares of preferred stock as “Series A Convertible Preferred Stock.”

Effective October 11, 2023, ECD closed the transaction memorialized in the Securities Purchase Agreement, dated October 6, 2023 (the “Humble SPA”) by and between ECD and Defender SPV LLC (the “Investor”) pursuant to which ECD agreed to issue to the Investor (i) 39,000 shares of Series A Convertible Preferred Stock of the Company convertible into shares of ECD Common Stock; (ii) 1,100,000 shares of ECD Common Stock; (iii) a warrant to acquire 1,091,525 additional shares of ECD Common Stock; and (iv) a warrant to acquire 15,819 shares of ECD Series A Preferred Stock, for a purchase price equal to $300,000.

Key Factors Affecting Results of Operations

We have set out below a discussion of the key factors that have affected our financial performance and that are expected to impact our performance going forward. These factors present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus titled “Risk Factors”.

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Supply Chain Management

During March 2020, a global pandemic was declared by the World Health Organization related to the rapidly growing outbreak of COVID-19. The pandemic has significantly impacted the economic conditions in the United States, as federal, state, and local governments have reacted to the public health crisis, creating significant uncertainties in the United States, as well as the global economy. In the interest of public health and safety, U.S. jurisdictions (national, state, and local) where our primary operations and those of many of our customers are located, required mandatory business closures and capacity limitations, or other restrictions for those that were permitted to continue to operate. In view of such restrictions, we interrupted our operations on April 1, 2020 and paid all staff a retained reduced rate during the closure. We progressively resumed productions as from May 1, 2020, reaching our standard production levels by June 2020. Such interruption caused us to produce six fewer vehicles in 2020 compared to budget.

Due to the 2020 COVID-19 pandemic, our operations were primarily impacted by the disruption in the global supply chain and price increases in materials and shipping costs, but not in our internal operations, as we and our major suppliers were considered part of the essential activities. In 2020, the cost of available shipping increased due to the lack of port workers and tractor trailer drivers, which negatively affected the transit of cargo ships and caused delays in the delivery of merchandise. At the time, we mostly relied on the Ports of Brunswick and Savannah for the delivery of our parts and materials into the United States. Consequently, in order to mitigate such impacts, we have included additional shipping routes to our operations, namely the Ports of Baltimore, Jacksonville, and Everglades (Miami). In 2021, we avoided impacts to our operations by stocking raw materials and internal inventory prior to our closure in April 2020, ensuring that we would be able to operate at a normal pace once we resumed operations. We estimate that such disruptions in our logistics caused a loss of approximately $1.7 million on our annual revenue and of $200,000 on our net profit in 2020.

During 2022, our North Line was open and operating at its full capacity completing four to five full builds per month.

We continue to explore opportunities to reduce our costs, improve efficiencies, and increase our margins. As a result of these efforts, in July 2021, two shareholders of the Company opened ECD UK. ECD UK was formed to facilitate procuring parts and vehicles overseas for the Company. For additional information, see item “Summary – The Parties to the Business Combination – Humble Imports Inc”.

We continue to focus on cash flow and anticipate having sufficient resources to operate during 2023.

Manufacturing Facility Expansion

On August 11, 2021, we entered into a lease agreement, whereby the Company agreed to lease 100,000 sq. ft. of manufacturing, warehouse, and office space in Kissimmee, Florida, for a term of 125 months following the lease commencement date. The new state-of-the art facility allows for production efficiencies, enables us to scale our productions, and positions us for extensive growth. We anticipate increasing our production by approximately 20% in 2023 utilizing one shift. We are planning to add additional 10,000 sq. ft. space in the second half of 2023 to accommodate the storage of delivery ready vehicles as well as base vehicles shipped from ECD UK.

Our Growth Plans

We introduced Jaguar E-type in 2022, which we sell at a higher price point and with a higher gross margin as compared to our traditional Land Rover Defender, Range Rover and Land Rover Series models. We currently use a third of our production floor for quality control and warranty services. We plan to relocate our quality and warranty services in 2024 to a new facility that will function as a warranty, used vehicles sales, and service center, and to add a third production area that will focus on iconic American vehicles. We expect to incur one-time expenses of approximately $300,000 to move the service center, comprising moving costs of $250,000 and engineering costs of $50,000. We anticipate annual costs of approximately $360,000 to operate the warranty, used vehicle sales, and service center. As part of this change, we expect to hire 10 technicians in 2024, at an estimated annual cost of approximately $620,000, which will enable us to launch the addition of the iconic American vehicle products. We expect our margins to further improve as we increase scale, resulting in lower component costs and improved absorption of our fixed manufacturing overhead.

We anticipate opening new marketing channels in 2023. We intend to (i) include outreach events in the U.S. locations where we have experienced high customer demand, (ii) introduce various events on-site with attendance of market influencers increasing customer participation, (i) scale marketing by increasingly building our relationship with the press and social influencers; and (ii) expand our presence in international markets, such as Europe, Canada and United Arab Emirates.

Financial Condition

Our main sources of funds are customer deposits and collections of accounts receivable. The Company relies on customer deposits to fund working capital requirements. Upon execution of the contract, the Company bills its customers the total consideration of the contract. The Company receives approximately 50% of the total consideration of the contract from its customers as acceptance of contract, which are initially recorded as customer deposits, and are recognized as net revenue when the products are shipped. As of June 30, 2023, the Company had customer deposits in the amount of $9,891,834. In addition to the customer deposits, at June 30, 2023, the Company had $11,072,060 million of contract consideration allocated to a performance obligation not yet completed.

As of June 30, 2023, we had cash and cash equivalents of $2,278,071 and working capital deficit of $3,124,954. We are uncertain that our current cash and cash equivalents, and projected cash flow from operations will provide us with sufficient liquidity to satisfy our cash requirements for working capital, capital expenditures, and commitments on both a short-term and long-term basis. The Company intends to raise additional capital through private placements of debt and equity securities, but there can be no assurance that these funds will be available on terms acceptable to the Company or will be sufficient to enable the Company to fully complete its development activities or sustain operations.

On September 28, 2023, ECD entered into a loan and security agreement (the “Loan and Security Agreement”) with Context Credit Holdings, LP (“Edge”) for a $10,000,000 revolving credit facility (the “Edge Facility”). Under the Edge Facility, Edge will make borrowing base advances against ECD’s accounts receivables, up to a limit of 90% of eligible accounts receivable as determined according to the Loan and Security Agreement. The Edge Facility has a two-year term, subject to renewal at Edge’s discretion. The advances will bear interest at a per annum rate equal to (a) the Base Rate plus (b) 7.00%; the “Base Rate” means the greater of (i) 6.50% and (ii) the Wall Street Journal Prime Rate (floating with daily resets) as publicly announced to be in effect from time to time. Pursuant to the Loan and Security Agreement, ECD may at any time terminate the Edge Facility with 60 days’ prior written notice. ECD has agreed with the Lender under the SPA that, by the closing date for the issuance of the Note, it will either have (i) delivered an irrevocable notice to terminate the Loan and Security Agreement or (ii) entered into an intercreditor agreement with Edge and the Collateral Agent (as defined in the SPA).

The Edge Facility is secured by a blanket lien on all corporate assets, including a perfected first-priority lien on and security interest in all ECD’s assets, including accounts receivables, inventory, equipment, real estate, contracts, general intangibles, and proceeds thereof. Also, each of the ECD Initial Securityholders has entered into a personal guaranty with Edge with respect to the Edge Facility.

Subsequent to September 30, 2023, the Company has drawn down $3.2 million of the Edge Facility.

Components of Results of Operations

We manage our business globally within one operating segment, which is consistent with how our management reviews our business, makes investment and resource allocation decisions and assesses operating performance.

Net Revenues

Our Net Revenues consist of product revenue, service revenue, and warranty revenue. Each of the categories are described below.

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Product Revenue – Parts and Builds

The Company generates revenue through the sale of rebuilt or upgraded Land Rover Defender, Range Rover Classics, Land Rover Series and Jaguar E-Types vehicles directly to customers. There is a single performance obligation in all of the Company’s contracts, which is the Company’s promise to transfer the Company’s product to customers based on specific payment and shipping terms in the arrangement. The entire transaction price is allocated to this single performance obligation. Product revenue is recognized shortly after a customer sends the final balance due, once our client services team carry out all of the necessary paperwork to assign title/registration to the customer.

Upon execution of the contract, the Company bills its customers the total consideration of the contract. The Company receives from 25% to 50% of the total consideration of the contract from its customers as acceptance of contract, excluding any upgrades, which are initially recorded in customer deposits, and are recognized as net revenue when the products are shipped.

Service Revenue

The Company generates revenue through providing repair or upgrade service to customers. The Company agrees with the customer on a budget and deliverable. This is typically evidenced by an email, including the quote of our works, prepared by the accounting software Xero, which represents the customer arrangement. There is a single performance obligation, which is the Company’s promise to perform the retrofit, repair or upgrade work on the vehicle. The entire transaction price is allocated to this single performance obligation. Service revenue is recognized when the repair or upgrade work is completed, and the customer receives the vehicle.

Warranty Revenue

The Company generates revenue through the sale of extended warranties to customers. The customers agree to the terms and conditions at the time of purchase, which represents the customer arrangements. The period covered by the extended warranty is usually two years. The Company has elected to apply the optional exemption provided in ASC 606 and, therefore, is not required to disclose the aggregate amount of the transaction price allocated to performance obligations that are unsatisfied or partially unsatisfied at the end of the reporting period.

Product Limited Warranty

Consistent with industry practice, the Company generally offers customers a limited warranty for work performed on the vehicle under the builds/sales contract. The customers do not have a contractual right of return. The Company only offers a limited warranty for the work performed on the vehicle under the contract. If a customer disputes any work performed, the Company will attempt to remedy the work; however, it shall not be required to discount the transaction price.

Cost of Goods Sold

Our cost of goods sold primarily consist of cost of materials, labor costs, shipping and freight, customs and duty, outside services, as well as tools and supplies used in the manufacturing facility. Labor costs are tracked by direct labor, warranty labor, and quality control labor.

Sales and Marketing Expenses

The Company’s sales and marketing expenses primarily consist of advertising costs, public relations, marketing and promotional expenses, travel costs, and printing expenses. We expect selling and marketing expenses will increase in absolute terms with the continued growth of our business and the introduction of new marketing channels.

General and Administrative Expenses

The Company’s general and administrative expenses primarily consist of salaries, benefits and other personnel related costs, professional fees, information technology, outside services, transportation costs, occupancy costs, employee recruitment and training costs, and general office expenses. We expect general and administrative expenses will increase in absolute terms to support continued growth of our business. We also expect to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations and other professional services.

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Depreciation Expense

The Company’s depreciation expense consists of depreciation of our long-term assets, building improvements, manufacturing equipment and tooling, office equipment, and furniture and fixtures. Depreciation is calculated using the straight-line method over the asset’s estimated useful life of 5 to 15 years.

Other Income and Expenses

The Company’s other income and expenses primarily consist of interest income and expense, gain (loss) on sale of assets, resale commissions income, and other income and expense items. These categories are described in more detail below.

Resale Commissions Income

Our resale commissions income represents commissions earned from the resale of used vehicles originally built by us that we buy back from customers.

Interest Income and Expense

Our interest income represents bank interest earned on cash in the Company’s savings account. Interest expense represents interest on the loan under Letter of Credit Agreement with a third party. The interest is equal to 20% of gross profit earned by ECD from resale commissions income.

Gain (Loss) on Sale of Assets

Gain or loss on sale of assets represents any gain or loss realized from disposition of the Company’s long-term assets.

Other Income and Expense

The Company’s other income and expenses represent foreign currency exchange gains and losses and other miscellaneous items, such as vendor refunds.

Results of Operations

To provide readers with meaningful comparisons, the following analysis provides comparisons of the audited financial results for year ended December 31, 2022, with the year ended December 31, 2021, as well as of unaudited financial results for the three and six months ended June 30, 2023 with the three and six months ended June 30, 2022. We analyze and explain the differences between periods in the specific line items of the Consolidated Statements of Operations and Comprehensive (Loss) Income. The following table sets forth our results of operations for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Revenue, net	$4,913,235	$3,666,323	9,446,216	7,395,725
Cost of goods sold	3,185,488	2,968,684	6,197,039	5,743,586
Gross profit	1,727,747	697,639	3,249,177	1,652,139

Operating expenses
Sales and marketing expenses	105,183	70,712	206,788	148,646
General and administrative expenses	1,214,429	902,084	2,636,617	1,845,701
Depreciation expenses	22,472	22,971	53,994	43,890
Total operating expenses	1,342,084	995,767	2,897,399	2,038,237

Loss from operations	385,663	(298,128)	351,778	(386,098)

Other income (expense)
Interest income (expense), net	10,773	—	20,650	141
Resale commissions income	44,000	277,828	44,000	392,659
Other income, net	29,396	328	41,896	1,740
Total other income, net	84,169	277,828	106,546	394,540

Net Income	$469,832	$(20,300)	458,324	8,442

Net income per common share, basic and diluted	$4,698	$(203)	4,583	84
Weighted average number of common shares outstanding, basic and diluted	100	100	100	100

	Year Ended December 31
	2022	2021

Revenue, net	$14,989,963	$11,519,396
Cost of goods sold	11,217,298	8,963,801
Gross profit	3,772,665	2,555,595

Operating expenses
Sales and marketing expenses	299,388	242,192
General and administrative expenses	3,743,144	3,093,614
Depreciation expenses	72,303	64,846
Total operating expenses	4,114,835	3,400,652

Loss from operations	(342,170)	(845,057)

Other income (expense)
Interest income (expense), net	(10,333)	207
Loss on sale of asset	(56,454)	—
ERTC credit	—	247,607
Resale commissions income	539,659	497,098
Gain on forgiveness of PPP Loan	—	970,507
Other income, net	30,032	12,551
Total other income, net	502,904	1,727,970

Net Income	$160,734	$882,913

Net income per common share, basic and diluted	$1,607.34	$8,829.13
Weighted average number of common shares outstanding, basic and diluted	100	100

119

Three and Six Months Ended June 30, 2023 Compared to the Three and Six Months Ended June 30, 2022

Continuing Operations

The tables presented in this section set forth, for the periods indicated, certain Statement of Operations data for the three and six months ended June 30, 2023, and June 30, 2022.

Net Revenue by Product Category

The following table summarizes the Company’s net revenues disaggregated by product category:

	Three Months Ended June 30,
	2023	2022	Change	Change %
Parts	$11,274	$13,159	-1,885	-14.3%
Builds	4,869,513	3,583,641	1,285,872	35.9%
Service	-	-	-	0.0%
Warranty	32,448	69,523	-37,075	-53.3%
Total revenues, net	$4,913,235	$3,666,323	1,246,912	34.0%

	Six Months Ended June 30,
	2023	2022	Change	Change %
Parts	$18,100	$32,685	-14,585	-44.6%
Builds	9,346,418	7,255,053	2,091,165	28.8%
Service	30,950	0	30,950	100.0%
Warranty	50,748	107,987	-57,239	-53.0%
Total revenues, net	$9,446,216	$7,395,725	2,050,491	27.7%

Vehicle builds represented 99.1% of the revenue for the three months ended June 30, 2023, compared to 97.7% for the three months ended June 30, 2022, and increased $1,285,872 for the three months ended June 30, 2023, as compared to the prior period. The primary driver of the revenue increase in the second quarter of 2023 compared to the second quarter of 2022 was the increase in average selling price per vehicle by $35,227 and increased production due to efficiency improvements. The increased average selling price contributed $528,406 to the increase in revenue and the increase in production contributed $277,088 to the increase in revenue. We completed 16 vehicle builds in the second quarter of 2023 as compared to 15 vehicle builds in the second quarter of 2022.

Vehicle builds represented 98.9% of the revenue for the six months ended June 30, 2023, compared to 98.1% for the six months ended June 30, 2022, and increased $2,091,165 for the six months ended June 30, 2023, as compared to the prior period. The primary driver of the revenue increase in the first half of 2023 compared to the first half of 2022 was the increase in average selling price per vehicle by $35,227 and increased production due to efficiency improvements. The increased average selling price contributed $528,406 to the increase in revenue and the increase in production contributed $277,088 to the increase in revenue. We completed 33 vehicle builds in the first half of 2023 as compared to 30 vehicle builds in the first half of 2022.

Parts, service, and warranty represent a small portion of our revenue. Those categories combined represented 0.9% of the revenue for the three months ended June 30, 2023, compared to 2.3% for the three months ended June 30, 2022, a decrease of $38,960 for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022. Those categories combined represented 1.1% of the revenue for the six months ended June 30, 2023, compared to 1.9% for the six months ended June 30, 2022, a decrease of $40,874 for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022.

Gross Profit and Gross Margin Percentage

	Three Months Ended June 30,
	2023	2022	Change	Change %
Parts	$10,240	$16,934	$(6,694)	(39.5)%
	90.8%	128.7%	(37.9)%
Builds	1,698,629	623,281	1,075,348	172.5%
	34.9%	17.39%	17.5%
Service	0	0	0	0.0%
	0.0%	0.0%	0.0%
Warranty	18,878	57,425	(38,547)	(67.1)%
	58.2%	82.6%	(24.4)%
Total Gross Profit	$1,727,747	$697,640	$1,030,107	148%
	35.2%	19.0%

	Six Months Ended June 30,
	2023	2022	Change	Change %
Parts	$14,117	$28,103	$(13,986)	(49.8)%
	78.0%	86.0%	(8.0)%
Builds	3,184,872	1,538,032	1,646,840	107.1%
	34.1%	21.2%	12.9%
Service	18,168	0	18,168	NA
	58.7%	0.0%	58.7%
Warranty	32,020	86,004	(53,984)	(62.8)%
	63.1%	79.6%	(16.5)%
Total Gross Profit	$3,249,177	$1,652,139	$1,597,038	97%
	34.4%	22.3%

Gross margins in the Parts category decreased as a result of a product mix in this category.

Gross margins in the Builds category increased by 17.5% for the three months ended June 30, 2023, compared to the three months ended June 30, 2022, and 12.9% for the six months ended June 30, 2023 compared to the six months ended June 30, 2022, due to a decrease in the cost of materials and a reduction in shipping costs, offset by a slight increase in labor costs. Cost of materials decrease contributed approximately 15.7% and 11.6%, for the three and six months, respectively to the increase in the gross margin driven by purchasing savings achieved through our UK subsidiary. Reduction in shipping costs contributed approximately 1.8% and 1.3%, for the three and six months, respectively to the increase in the gross margin, as shipping costs have come down to more normalized levels since the COVID-19 pandemic. These decreases were offset by a moderate increase in labor costs primarily due to increased headcount in the quality control department. The Company continues actively working to further improve margins by achieving better production efficiencies and introducing more robust procurement strategies.

120

Gross margins in the Warranty category for the three months ended June 30, 2023 decreased by 24.4% as compared to the three months ended June 30, 2022, mostly attributable to an increase in warranty labor costs. Gross margins in the Warranty category for the six months ended June 30, 2023 decreased by 16.5% as compared to the six months ended June 30, 2022, mostly attributable to an increase in warranty labor costs.

Operating Expenses

	Three Months Ended June 30,
	2023	2022	Change	Change %

Operating expenses
Sales and marketing expenses	$105,183	$70,712	$34,471	48.7%
General and administrative expenses	1,214,429	902,084	312,345	34.6%
Depreciation expenses	22,472	22,971	(499)	(2.2)%
Total operating expenses	$1,342,084	$995,767	$346,317	34.8%

	Six Months Ended June 30
	2023	2022	Change	Change %

Operating expenses
Sales and marketing expenses	$206,788	$148,646	$58,142	39.1%
General and administrative expenses	2,636,617	1,845,701	790,916	42.9%
Depreciation expenses	53,994	43,890	10,104	23.0%
Total operating expenses	$2,897,399	$2,038,237	$859,162	42.2%

The Company experienced an overall increase in operating expenses of $346,317 for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022 and $859,162 for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022.

For the three months ended June 30, 2023, selling and marketing expenses increased $34,471, as compared to the three months ended June 30, 2022 and for the six months ended June 30, 2023, selling and marketing expenses increased $58,142, as compared to the six months ended June 30, 2022. This increase was primarily attributable to an increased volume of advertising and printing as the Company increased its advertising, promotions, and social media presence in response to higher online traffic as well as due to the increased price of web advertising compared to the prior year.

General and administrative expenses increased $312,345 during the three months ended June 30 2023, as compared to the three months ended June 30, 2022 and $790,916 for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022. The primary driver for the increase in general and administrative expenses for the three months ended June 30, 2023 as compared to the three months ended June 30, 2022 was approximately $180,000 of legal and accounting fees related to the Merger. Other increases were related to an increase in office salaries of $60,000, an increase in employee benefits costs of approximately $50,000, and higher insurance costs that contributed approximately $23,000 in increased general and administrative expenses. The primary driver for the increase in general and administrative expenses for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022 was approximately $600,000 of legal and accounting fees related to the Merger. Other increases were related to an increase in office salaries of $60,000, higher occupancy costs of approximately $20,000, an increase in employee benefits costs of approximately $80,000, and higher insurance costs that contributed approximately $30,000 in increased general and administrative expenses.

Depreciation expense remained unchanged from the three months ended June 30, 2023 as compared to the three months ended June 30, 2023. Depreciation expense increased approximately $10,000 for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022 due to additional depreciation related to the buildout costs for the new Kissimmee facility.

Other (Expense)Income

	Three Months Ended June 30,
	2023	2022	Change	Change %

Interest income (expense), net	$10,773	$-	$10,773	100.0%
Resale commissions income	44,000	277,500	(233,500)	(84.1)%
Other income, net	29,396	328	29,068	8850.5%
Total other income, net	$84,169	$277,828	$(193,659)	(69.7)%

	Six Months Ended June 30,
	2023	2022	Change	Change %

Interest income (expense), net	$20,650	$141	$20,509	100.0%
Resale commissions income	44,000	392,659	(348,659)	(88.8)%
Other income, net	41,896	1,740	40,156	2307.8%
Total other income, net	$106,546	$394,540	$(287,994)	(73.0)%

Interest income, net for the three months ended June 30, 2023 represent $10,773. Interest income for the six months ended June 30, 2023 and 2022 represent $20,650 and $141, respectively, in interest income from bank savings account.

Resale commission income for the three and six months ended June 30, 2023 was $44,000. Resale commission income for the three and six months ended June 30, 2022 was $277,500 and $392,659, respectively. There was decrease in resale commission income as the company was focused on increasing capacity in the primary business of building new vehicles.

Other Income, net for the three and six months ended June 30 2023, represents $29,396 and $41,896, respectively in uniform sponsorship funds received from one of the Company’s vendors. Other Income, net for the three and six months ended June 30, 2022, represents vendor refunds of $328 and $1,740, respectively.

Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021

Continuing Operations

The tables presented in this section set forth, for the periods indicated, certain Statement of Operations data for the years ended December 31, 2022 (“2022”) and December 31, 2021 (“2021”).

Net Revenue by Product Category

The following table summarizes the Company’s net revenues disaggregated by product category:

	Year Ended December 31
	2022	2021
Parts	$95,293	$69,484
Builds	14,720,970	11,429,078
Service	161,705	14,839
Warranty	11,995	5,995
Total revenues, net	$14,989,963	$11,519,396

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Vehicle builds represented 98.2% of the revenue for the year ended December 31, 2022, compared to 99.2% for the year ended December 31, 2021, and increased $3,291,812 in the year ended December 31, 2022, as compared to the year ended December 31, 2021. The primary driver of the revenue increase in this category was the increased manufacturing capacity due to the opening of our new facility and production efficiency improvements, as well as an increase in average selling price per vehicle. The increased manufacturing capacity and production efficiencies attributed to $2,248,494 increase in revenue and an increase in the average sales price attributed $1,222,073 increase in revenue. We completed 60 vehicle builds in 2022 as compared to 51 vehicle builds in 2021. The average price per vehicle increased by $23,962 in 2022.

Parts, service and warranty represent a small portion of our revenue. Those categories combined represented 2.8% of the revenue for the year ended December 31, 2022, compared to 0.8% for the year ended December 31, 2021, and increased $178,675 for the year ended December 31, 2022, as compared to the prior year. The increase in parts, service, and warranty sales was primarily driven by increased number of built vehicles that we service post sale and increased customer demand for additional upgrade work.

Gross Profit and Gross Margin Percentage

	Year Ended December 31
	2022	2021
Parts	$54,631	$39,642
	57.3%	57.1%
Builds	3,614,576	2,502,835
	24.6%	21.9%
Service	94,382	8,621
	58.4%	58.1%
Warranty	9,075	4,496
	75.7%	75.0%
Total Gross Profit	$3,772,665	$2,555,595
	25.2%	22.2%

Gross profit is revenue less cost of revenue and gross margin is gross profit as a percentage of revenue.

Gross margins in the Parts category remained relatively unchanged with a modest increase of 20 basis as a result of a product mix in this category.

Gross margins in the Builds category increased by 270 basis points for the year ended December 31, 2022, when compared to the year ended December 31, 2021, due to a combinations of sales price adjustments, reduction in shipping costs and other sourcing strategies deployed by the Company during 2022. Gross margins in 2021 were negatively affected by the increased cost of materials and shipping, as well as global supply chain issues caused by the COVID-19 pandemic outbreak. The Company continues actively working to further improve margins by achieving better production efficiencies and introducing more robust procurement strategies.

Gross margins in the Service category increased by 30 basis points for the year ended December 31, 2022, when compared to the year ended December 31, 2021, mainly as a result of sales price adjustments. Gross margins in the Warranty category increased by 70 basis points for the year ended December 31, 2022, when compared to the year ended December 31, 2021, attributable to an increase in extended warranty sales that require minimal expenditures.

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Operating Expenses

	Year Ended December 31
	2022	2021
Operating expenses
Sales and marketing expenses	$299,388	$242,192
General and administrative expenses	3,743,144	3,093,614
Depreciation expenses	72,303	64,846
Total operating expenses	$4,114,835	$3,400,652

The Company experienced an overall increase in operating expenses of $714,183 for the year ended December 31, 2022, when compared to the year ended December 31, 2021.

For the year ended December 31, 2022, selling and marketing expenses increased $57,196 when compared to the year ended December 31, 2021. This increase was primarily attributable to increased advertising and printing costs as well as higher travel expenses. Advertising expenses and web fees increased approximately $28,000 for the year ended December 31, 2022, when compared to the year ended December 31, 2021, due to increased advertising, promotions, and social media presence in response to higher online traffic as well as due to the increased price of web advertising compared to the prior year. The Company experienced an increase in travel expenses for the year ended December 31, 2022, of approximately $19,000, when compared to the year ended December 31, 2021, due to the lifting of some of the COVID-19 related restrictions that were in place during 2021 which have allowed sales and design teams to begin traveling again. Finally, printing costs increased by approximately $10,000 for the year ended December 31, 2022, when compared to the year ended December 31, 2021, because of introducing client design journey related presentation materials.

General and administrative expenses increased $649,530 during the year ended December 31, 2022, as compared to the year ended December 31, 2021. ECD UK operating costs increased by approximately $284,000 due to full year in operation during 2022. ECD UK was opened by two shareholders of the Company in September 2021 as one of the procurement strategies implemented by the Company to better control materials and shipping costs. ECD UK operations costs mostly consist of personnel salaries and wages and occupancy costs. Personnel related expenses increased by approximately $230,000 for the year ended December 31, 2022, when compared to the year ended December 31, 2021, as a result of new hires to support revenue growth, wage increases due to impacts of inflation and the tight labor market as well as increases in employee benefits costs. Professional fees increased approximately $62,000 for the year ended December 31, 2022, when compared to the year ended December 31, 2021, due to increased legal and accounting fees, as a result of preparation for the merger with EFHAC. Office and occupancy expenses increased approximately $45,000 for the year ended December 31, 2022, when compared to the year ended December 31, 2021, due to costs related to opening of the Company’s new facility in July of 2022. Client vehicle delivery expenses increased by approximately $54,000 for the year ended December 31, 2022, when compared to the year ended December 31, 2021, primarily driven by higher vehicle builds as well as certain customer concessions that we do not anticipate to repeat. Travel expenses increased approximately $25,000 for the year ended December 31, 2022, when compared to the year ended December 31, 2021, primarily due to travel to ECD UK. Personnel training expenses increased approximately $6,800 for the year ended December 31, 2022, when compared to the year ended December 31, 2021, due to implementation of certain new policies and procedures. These increases were offset by reduction of approximately $57,000 related to the rent of the Company’s design center in Malibu, California, which was closed in May 2021. On June 7, 2023, ECD UK, became a wholly owned subsidiary of ECD.

Depreciation expense increased approximately $7,500 for the year ended December 31, 2022, when compared to the year ended December 31, 2021, due to additional depreciation related to the Company’s buildout costs for the new facility.

Other (Expense) Income

	Year Ended December 31
	2022	2021

Other income (expense)
Interest income (expense), net	$(10,333)	$207
Loss on sale of asset	(56,454)	-
ERTC credit	-	247,607
Resale commissions income	539,659	497,098
Gain on forgiveness of PPP Loan	-	970,507
Other income, net	30,032	12,551
Total other income, net	$502,904	$1,727,970

123

Interest expense, net for the year ended December 31, 2022, represent $19,000 in interest expense and fees related to the Company’s Letter of Credit agreement with third party, offset by $6,100 in interest income from Internal Revenue Service related to Employee Retention Tax Credit receivable and $2,600 interest income from bank savings account.

Loss on sale of asset represents sale of the paint lab equipment that was built out in the old facility. The equipment was sold for $30,000 in March 2022 and it had a net carrying value of $86,454 which resulted in the net loss of $56,454.

ERTC credit in the amount of $247,607 was recorded for the year ended December 31, 2021, as a result of the Company’s filings of amended Employers Quarterly Federal Tax Returns on Forms 941 to claim Employer Retention Tax credits for the year 2021. The Employee Retention Credit (ERC) is a refundable tax credit for businesses that continued to pay employees while shut down due to the COVID-19 pandemic or had significant declines in gross receipts from March 13, 2020, to December 31, 2021. For 2021, the employee retention credit (ERC) is a quarterly tax credit against the employer’s share of certain payroll taxes. The tax credit is 70% of the first $10,000 in wages per employee in each quarter of 2021, capped at $7,000 per employee per calendar quarter. The Company calculated 2021 ERC based on the criteria above. Qualifying wages were reduced by the funds received from Payroll Protection Program. The Internal Revenue Service approved all ERC filings as submitted and the final payment was received in January of 2023.

Resale Commissions Income increased by $42,561 for the year ended December 31, 2022, as compared to the year ended December 31, 2021, as a result of more used vehicles sold in 2022.

Gain on Forgiveness of PPP loan in the amount of $970,507 for the year ended December 31, 2021, represent two Paycheck Protection Loans that were forgiven in 2021. As part of the federal government’s response to the economic impacts of COVID-19, in March 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted which, among other measures, provided for the Paycheck Protection Program (PPP) administered by the U.S. Small Business Administration (SBA). Prior to 2021, the Company received a PPP loan in the amount of $472,282. In April 2021, the Company received a PPP loan in the amount of $498,225. The Company applied for loan forgiveness for both loans and notification of forgiveness was received in March 2021 and December 2021, respectively.

Other Income, net for the year ended December 31, 2022, represent currency exchange gain of $24,600 as a result of transactions with ECD UK, $2,500 uniform sponsorship funds received from one of the Company’s vendors and $2,900 in other refunds from various vendors. Other Income, net for the year ended December 31, 2021, represent vendor refunds of $15,000, offset by currency exchange loss of $2,400.

Liquidity and Capital Resources

Uses and Availability of Funds

Our primary sources of funds are customer deposits, collections of accounts receivable, and proceeds from loan payable. The Company relies on customer deposits to fund working capital requirements. Upon execution of the contract, the Company bills its customers the total consideration of the contract. The Company receives from 25% to 50% of the total consideration of the contract, except for upgrades, from its customers as acceptance of contract, which are initially recorded in customer deposits, and are recognized as net revenue when the products are shipped. As of June 30, 2023, the Company had customer deposits in the amount of $9,891,834. In addition to the customer deposits, as of December 31, 2022, the Company had $11,037,003 of contract consideration allocated to a performance obligation not yet completed.

Our primary uses of capital are, and we expect will continue to be, inventory purchases, manufacturing costs, compensation and related expenses, advertising and marketing, legal and other regulatory expenses, general administrative costs, and capital expenditures. Our capital requirements will depend on many factors, including our revenue growth rate, the timing and amount of cash received from customers, the expansion of sales and marketing activities and the timing and extent of spending to support development efforts.

124

Financial Condition

We are subject to credit risks, particularly if any of our receivables represent a limited number of customers. If we are unable to collect our accounts receivable as they become due, it could adversely affect our liquidity and working capital position.

Generally, we have been able to collect our accounts receivable in the ordinary course of business. We hold vehicles as collateral to secure payment from customers. We do not have trade credit insurance on any of our customers to mitigate accounts receivable risk.

As of June 30, 2023, we had cash and cash equivalents of $2,278,071. We are uncertain that our current cash and cash equivalents, and projected cash flow from operations will provide us with sufficient liquidity to satisfy our cash requirements for working capital, capital expenditures, and commitments on both a short-term and long-term basis. The Company intends to raise additional capital through private placements of debt and equity securities, but there can be no assurance that these funds will be available on terms acceptable to the Company, or at all, or will be sufficient to enable the Company to fully complete its development activities or sustain operations. If we raise funds by issuing equity securities, dilution to stockholders may result. Any equity securities may also provide for rights, preferences or privileges senior to those of holders of common stock. If we raise funds by issuing debt securities, those debt securities would have rights, preferences and privileges senior to those of preferred and common stockholders. The terms of debt securities could impose significant restrictions of the Company’s operations. The capital markets have in the past, and may in the future, experience periods of upheaval that could impact the availability and cost of equity and debt financing. Our liquidity and capital resources have not been materially affected by the COVID-19 pandemic and related volatility and slowdown in the global financial markets to date.

Cash Flows

Cash flows for the six months ended June 30, 2023 and 2022

As of June 30, 2023, we had a working capital deficit of $3,124,954, which includes cash and cash equivalents of $2,278,071, compared with a working capital deficit of $3,140,038 at June 30, 2022, which included cash and cash equivalents of $3,319,582. Increases in inventory, accounts receivable, and current lease liability were primary drivers that resulted in the increase of working capital deficit. We plan to use our current cash position as well as collections from accounts receivable, and the cash generated from our operations, when applicable, to fund the current operations of the business. The following table summarizes our cash flow activity for the periods presented:

	For Six Months Ended June 30
	2023	2022
Cash Provided By (Used In)
Operating Activities	$(1,077,944)	$1,049,420
Investing Activities	(13,718)	(363,405)
Financing Activities	(145,149)	(175,076)
Net increase (decrease) in cash and cash equivalents	$(1,236,811)	$510,939

Net cash provided by/used in operating activities

Operating activities used cash of $1,077,944 for the six months ended June 30, 2023, due to the increase in inventory, increase in accounts receivable, and decrease in current lease liability. This was offset primarily by the increase in customer deposits and funds received related to ERTC receivable.

During the six months ended June 30, 2022, operating activities provided cash of $1,049,420, due to factors including decrease in accounts receivable, increase in customer deposits, increase in accounts payable, and funds received related to ERTC receivable. This was offset by increases in inventory purchases.

Net cash used in investing activities

Investing activities used cash of $13,718 for the six months ended June 30, 2023, related to purchasing of warehouse and office equipment.

Investing activities used cash of $363,405 for the six months ended June 30, 2022, primarily due to the capital expenditures related to the new Kissimmee facility build out costs.

Net cash used in/provided by financing activities

Financing activities used cash of $145,149 and $175,076 for the six months ended June 30, 2023 and 2022, respectively, due to distributions to the shareholders.

Cash flows for the years ended December 31, 2022 and 2021

As of December 31, 2022, we had working capital deficit of $3,357,240, which includes cash and cash equivalents of $3,514,882, compared with working capital deficit of $2,653,888 at December 31, 2021, which included cash and cash equivalents of $2,808,643. Increases in accounts payable, current lease liability and supplier loan payable were primary drivers that resulted in the increase of working capital deficit. The following table summarizes our cash flow activity for years presented:

	Year Ended December 31
	2022	2021
Cash Provided By (Used In)
Operating Activities	$1,494,130	$(20,746)
Investing Activities	(509,730)	(61,845)
Financing Activities	(278,161)	661,629
Net increase in cash and cash equivalents	$706,239	$579,038

Net cash provided by/used in operating activities

Operating activities provided cash of $1,494,130 for 2022, due to the decrease in inventory, increase in accounts payable and accrued expenses, as well as increases in customer deposits and loan proceeds from supplier as per exclusive supplier agreement. This was offset primarily by the decrease in accounts receivable and increase in prepaid expenses.

During 2021, operating activities used cash of $20,746, due to factors including inventory increase, as well as decreases due to PPP loan forgiveness and ERC tax credits. This was offset by increases in accounts payable and customer deposits.

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Net cash used in investing activities

Investing activities used cash of $509,730 during 2022, primarily due to the capital expenditures related to the new facility build out costs slightly offset by the sale of paint lab equipment.

Investing activities used cash of $61,845 during 2021, primarily due to the capital expenditures in tooling and equipment.

Net cash used in/provided by financing activities

Financing activities used cash of $278,161 during 2022, due to distributions to the shareholders.

During 2021, financing activities provided cash of $661,629, primarily due to the PPP loan forgiveness as well as loan proceeds from the Letter of Credit agreement with the third party, offset by distributions to the shareholders.

Contractual Obligations and Commitments

The following table summarizes our future material cash requirements from contractual or other obligations at June 30, 2023:

	Amount of Commitment Expiration per Period
		Less than	1-3	4-5	After
Contractual Cash Obligations	Total	1 Year	Years	Years	5 Years
Operating lease obligations (1)	$5,546,685	$353,023	$1,476,476	$1,037,430	$2,677,860
Total contractual cash obligations	$5,546,685	$353,023	$1,476,476	$1,037,430	$2,677,860

Other Commitments
Letter of Credit agreement (2)	$500,000	$500,000	$—	$—	$—
Purchase obligations (3)	1,506,349	—	1,506,349	—	—
Total commercial commitments	$2,006,349	$500,000	$1,506,349	$—	$—
Total Commitments	$7,630,746	$932,631	$2,982,825	$1,037,430	$2,677,860

(1)	Represents total principal payments due under U.S. and U.K. operating lease obligations. Total current balances (included in other current liabilities) due under operating leases are $247,519 and none, respectively, at June 30 2023 and June 30, 2022. Total long-term balances due under finance and operating leases are $4,238,746 and none, respectively at June 30, 2023 and June 30, 2022, respectively.
(2)	Represents repayment of the loan under Letter of Credit Agreement with a third party, pursuant to which the Company borrowed $500,000 from the third party bearing no interest and due on December 15, 2023. As additional consideration for the loan, the Company agrees to pay the third party an amount equal to 20% resale commissions of the Company’s gross profits for each used vehicle sold by the Company during the term of the agreement.
(3)	Represents purchase obligations under an Exclusive Supplier Agreement with a third party, pursuant to which the third party issued a pre-bate in the amount of $277,642 to the Company in exchange for the Company’s commitment to purchase $1,506,349 of the third party’s products. The Company shall use the $277,642 as working capital or otherwise in the operation of the Company’s collision center business.

The following table summarizes our future material cash requirements from contractual or other obligations as of December 31, 2022:

	Amount of Commitment Expiration per Period
		Less than	1-3	4-5	After
Contractual Cash Obligations	Total	1 Year	Years	Years	5 Years
Operating lease obligations (1)	$4,777,677	$435,563	$1,324,502	$874,798	$2,142,814
Total contractual cash obligations	$4,777,677	$435,563	$1,324,502	$874,798	$2,142,814

Other Commitments
Letter of Credit agreement (2)	$500,000	$500,000	$—	$—	$—
Purchase obligations (3)	1,506,349	—	1,506,349	—	—
Total commercial commitments	$2,006,349	$500,000	$1,506,349	$—	$—
Total Commitments	$6,784,026	$935,563	$2,830,851	$874,798	$2,142,814

(1)	Represents total principal payments due under operating lease obligations. Total current balances (included in other current liabilities) due under operating leases are $247,519 and none, respectively, at December 31, 2022 and at December 31, 2021. Total long-term balances due under finance and operating leases are $78 and $3,298, respectively, at February 28, 2022.
(2)	Represents repayment of the loan under Letter of Credit Agreement with a third party, pursuant to which the Company borrowed $500,000 from the third party bearing no interest and due on December 15, 2023. As additional consideration for the loan, the Company agrees to pay the third party an amount equal to 20% of the Company’s gross profits in connection with the Company’s resales commissions during the term of the agreement. See “Other Income and Expenses – Resale Commissions Income”.
(3)	Represents purchase obligations under an Exclusive Supplier Agreement with a third party, pursuant to which the third party issued a pre-bate in the amount of $277,642 to the Company in exchange for the Company’s commitment to make purchase of the third party’s products in the amount of $1,506,349. The Company shall use the $277,642 as working capital or otherwise in the operation of the Company’s collision center business.

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We regularly review our cash funding requirements and attempt to meet those requirements through a combination of cash on hand, cash provided by operations, available borrowings and possible future public or private debt and/or equity offerings. At times, we evaluate possible acquisitions of, or investments in, businesses that are complementary to ours, which transactions may require the use of cash. We believe that our cash, other liquid assets, operating cash flows, credit arrangements, and access to equity capital markets, taken together, provides adequate resources to fund ongoing operating expenditures for the next twelve months. In the event that they do not, we may require additional funds in the future to support our working capital requirements, or for other purposes, and may seek to raise such additional funds through the sale of public or private equity and/or debt financings, as well as from other sources. No assurance can be given that additional financing will be available in the future or that if available, such financing will be obtainable on terms favorable when required.

Impact of Inflation and Currency Fluctuation

While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, we have experienced varying levels of inflation during the year ended December 31, 2022, resulting in part from various supply chain disruptions, increased shipping and transportation costs, increased product costs, increased labor costs in the supply chain and other disruptions caused by the COVID-19 pandemic and the uncertain economic environment. We have also experienced varying levels of inflation during the three and six months ended June 30, 2023, resulting in part from increased product costs and increased labor costs by the uncertain economic environment. The Company has been actively working to mitigate these factors through a combination of sales price adjustments and other sourcing strategies, as such issues have continued into 2023. Severe increases in inflation could affect the global and U.S. economies and could have an adverse impact on our business, financial condition, and results of operations. Inflation did not have a material impact on our operations for the years ended December 31, 2022, or December 31, 2021.

We transact business in foreign currencies and are exposed to risks resulting from fluctuations in foreign currency exchange rates. Accounts relating to foreign operations are translated into U.S. dollars using prevailing exchange rates at the relevant period end. Net currency exchange gains (losses) were not material for the three and six months ended June 30, 2023, and June 30, 2022. Net currency exchange gains (losses) were not material for the years ended December 31, 2022 and December 31, 2021.

Seasonality

We typically do not experience seasonality in our operations.

Related Party Transactions

The Company has related party transactions consisting of payments for services provided by companies owned by certain family members of the shareholders. See Note 12 of the Notes to the Consolidated Financial Statements of this Registration Statement on Form S-4.

Recent Accounting Pronouncements

We are required to adopt certain new accounting pronouncements. See Note 3 of the Notes to the Consolidated Financial Statements of this Registration Statement on Form S-4.

Critical Accounting Policies and Estimates

General

Management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which are prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make certain estimates, judgments, and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions can be subjective and complex and may affect the reported amounts of assets and liabilities, revenues, and expenses reported in those financial statements. As a result, actual results could differ from such estimates and assumptions. During 2021 and 2022, there have been continuous changes to the global economic situation, as a consequence of the COVID-19 pandemic. It is possible that this could cause changes to estimates, as a result of the financial circumstances of the markets in which the Company operates, and the health of the global economy. Such changes to estimates could potentially result in impacts that would be material to the consolidated financial statements.

While our significant accounting policies are described in more detail in Note 3 to our consolidated financial statements appearing elsewhere in this Form S-4, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequently to the enactment of the JOBS Act, until such time as to those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

127

Revenue Recognition

On January 1, 2020, the Company adopted ASU, “Revenue from Contracts with Customers Topic 606” (“Topic 606”), using the modified retrospective method. There was no material impact to the Company upon the adoption of Topic 606. Revenue is recognized when the Company transfers promised goods or services to the customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. In determining the appropriate amount of revenue to be recognized as the Company fulfils its obligations under the agreement, the Company performs the following steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation. The Company only applies the five-step model to contracts when it is probable that it will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer.

Product Revenue – Parts and Builds

The Company generates revenue through the sale of Land Rover and Jaguar vehicles directly to customers. The Company considers the build/sales contracts to be the contracts with the customer. There is a single performance obligation in all of the Company’s contracts, which is the Company’s promise to transfer the Company’s product to customers based on specific payment and shipping terms in the arrangement. The entire transaction price is allocated to this single performance obligation. Product revenue is recognized when a customer obtains control of the Company’s product, which occurs at shipment.

Upon execution of the contract, the Company bills its customers the total consideration of the contract. The Company initially receives from 25% to 50% of the total consideration of the contract from its customers, excluding any upgrades, as acceptance of contract, which are initially recorded in customer deposits, and are recognized as net revenue when the products are shipped.

Service Revenue

The Company generates revenue through providing repair or upgrade service to customers. The Company agrees with the customer on a budget and deliverable. This is typically evidenced by an email which represents the customer arrangement. There is a single performance obligation, which is the Company’s promise to perform the repair or upgrade work on the vehicle. The entire transaction price is allocated to this single performance obligation. Service revenue is recognized when the repair or upgrade work is completed, and the customer receives the vehicle.

Warranty Revenue

The Company generates revenue through the sale of extended warranty to customers. The customers agree to the terms and conditions at the time of purchase, which represents the customer arrangements. The period covered by the extended warranty is usually one year. The Company has elected to apply the optional exemption provided in ASC 606 and therefore, is not required to disclose the aggregate amount of the transaction price allocated to performance obligations that are unsatisfied or partially unsatisfied at the end of the reporting period.

Product Limited Warranty

Consistent with industry practice, the Company generally offers customers a limited warranty for work performed on the vehicle under the builds/sales contract. The customers do not have a contractual right of return. The Company only offers a limited warranty for the work performed on the vehicle under the contract. If a customer disputes any work performed, the Company will attempt to remedy the work however, it shall not be required to discount the transaction price.

Other Revenue Policies

Sales, value add, and other taxes collected on behalf of third parties are excluded from revenue.

Applying the practical expedient in paragraph ASC 606-10-32-18, the Company does not assess whether a contract has a significant financing component if the expectation at contract inception is that the period between payment by the customer and the transfer of the promised products to the customer will be one year or less, which is the case with substantially all customers.

Applying the practical expedient in ASC 606-10-25-18B, the Company accounts for shipping and handling activities related to contracts with customers as costs to fulfil the promise to transfer the associated products. The Company records the related costs as part of the cost of goods good.

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Accounts Receivable

We primarily earn our revenue from the sale of the customized vehicle directly to the customer, as well as by providing repair or upgrade services to customers, sales and from the sale of extended warranties. Occasionally we earn commissions on resale of used vehicles that were originally built by us. Accounts receivable is recorded at original invoice amount less an allowance for uncollectible accounts that management believes will be adequate to absorb estimated losses on existing balances. Management estimates the allowance based on collectability of accounts receivable and prior bad debt experience. Accounts receivable balances are written off against the allowance upon management’s determination that such accounts are uncollectible. Recoveries of accounts receivable previously written off are recorded when received. Management believes that credit risks on accounts receivable will not be material to the financial position of the Company or results of operations. The allowance for doubtful accounts was $0 as of June 30, 2023, and December 31, 2022.

Inventories

Work in progress – shipping and consumables, and work in progress – labor costs reported in inventories are carried at the lower of cost or net realizable value. Cost is determined on the basis of the direct and indirect costs that are directly attributable to the product. The measurement of inventories is generally based on the weighted average method.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the asset’s estimated useful life of 5 to 15 years. Expenditures for maintenance and repairs are expensed as incurred. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition is reflected in earnings.

Long-Lived Assets

The Company follows a “primary asset” approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of the assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. No impairments were recognized for the years ended December 31, 2022, and 2021.

Income taxes

As an S corporation, the Company is not directly liable for federal income taxes. Such taxes are the responsibility of the individual shareholders. Income and losses for tax purposes may differ from the financial statement amounts and may be allocated to the shareholders on a different basis for tax purposes than for financial statement purposes. The shareholder’s’ equity balances as reflected in the accompanying financial statements do not necessarily represent the shareholders’ tax basis of their respective interests.

Income (Loss) Per Share

The Company accounts for net income (loss) per share in accordance with Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”), which requires presentation of basic and diluted earnings per share (“EPS”) on the face of the statement of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS. Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during each period. It excludes the dilutive effects of any potentially issuable common shares. Diluted net income (loss) per share is calculated by including any potentially dilutive share issuances in the denominator. The Company does not have potentially dilutive share issuances and therefore basic and dilutive income (loss) per share is the same.

Leases

The Company determines if an arrangement is a lease at inception. Operating lease right-of-use asset (“ROU asset”) and short-term and long-term lease liability are included on the face of the consolidated balance sheets.

ROU asset represents the right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease. Operating lease ROU asset and liability are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s lease does not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at commencement date over the respective lease term in determining the present value of lease payments. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. For lease agreements with terms less than 12 months, the Company has elected the short-term lease measurement and recognition exemption, and it recognizes such lease payments on a straight-line basis over the lease term.

Fair Value of Financial Instruments

The Company calculates the fair value of its assets and liabilities which qualify as financial instruments and includes this additional information in the notes to the consolidated financial statements when the fair value is different than the carrying value of these financial instruments. The estimated fair value of cash, accounts receivable, accounts payable and accrued expenses, and loan payable approximate their carrying amounts due to the relatively short maturity of these instruments. The carrying value of lease liability also approximates fair value since the instrument bears market rates of interest. None of these instruments are held for trading purposes.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Quantitative and Qualitative Disclosures about Market Risk

In addition to the inherent operational risks, the Company is exposed to certain market risks, primarily related to changes in interest rates and currency fluctuations.

Interest Rate Risk

Although we currently do not have investments, bank loans, or other interest-bearing financing facilities, our earnings and cash flows might be subject in the future to fluctuations due to changes in interest rates on investments or expose us to changes in short-term interest rates if interest rates on the obligations are either variable or fixed.

Foreign Exchange Risk

We conduct business in the United Kingdom and thus are exposed to market risk for changes in foreign currency exchange rates. As a result, we have exposure to British Pound foreign currency exchange rate fluctuations for purchases of inventory made outside of the U.S. as well as ECD UK operating costs, which can adversely impact our net income and cash flows. A hypothetical 10% adverse change in the foreign currency rates for our UK operations would have resulted in a negative impact on net income of approximately $45,000 for the three months ended June 30, 2023. A hypothetical 10% adverse change in the foreign currency rates for our UK operations would have resulted in a negative impact on net income of approximately $114,000 for the year ended December 31, 2022 and of approximately $45,000 for the three months ended June 30, 2023.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus/consent solicitation.

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of EFHAC and ECD, adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). EFHAC has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2023, assumes that the Business Combination occurred on June 30, 2023. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023, and for the year ended December 31, 2022, present pro forma effect to the Business Combination as if it had been completed on January 1, 2022.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of EFHAC was derived from the unaudited financial statements of EFHAC as of and for the six months ended June 30 2023, and the audited financial statements of EFHAC for the year ended December 31, 2022, included elsewhere in this proxy statement/prospectus/consent solicitation. The historical financial information of ECD was derived from the unaudited consolidated financial statements of ECD as of and for the six months ended June 30, 2023, and the audited financial statements of ECD for the year ended December 31, 2022, which are included elsewhere in this proxy statement/prospectus/consent solicitation. This information should be read together with EFHAC’s and ECD’s audited financial statements, and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of EFHAC” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ECD” and other financial information included elsewhere in this proxy statement/prospectus/consent solicitation.

Description of the Business Combination

On March 3, 2023, EFHAC entered into a Merger Agreement with ECD, ECD UK, Merger Sub, and Scott Wallace, pursuant to which Merger Sub will merge with and into ECD with ECD as the surviving corporation and becoming a wholly-owned subsidiary of EFHAC. In connection with the Merger, EFHAC will change its name to “ECD Automotive Design Inc.” or such other name designated by E.C.D. by notice to EFHAC.

More specifically, and as described in greater detail below, at the Effective Time of the Merger:

●	each share of ECD Common Stock, if any, that is owned by ECD or Merger Sub, will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor;

●	each share of ECD Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of ECD Common Stock cancelled pursuant to above and Dissenting Shares) shall be converted into the right to receive the Closing Per Share Merger Consideration; and

●	each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

On October 14, 2023, EFHAC entered into a First Amendment to Merger Agreement (the “Amended Merger Agreement”) with ECD, ECD UK, Merger Sub, and Scott Wallace. Pursuant to the terms of the Amended Merger Agreement, the consideration to be delivered to the equity holders of ECD in connection with the Merger will be $2 million cash and the following securities:

a.	25,100,000 shares of EFHAC common stock;
b.	39,000 shares of EFHAC Series A Convertible Preferred Stock;
c.	A warrant to purchase 1,091,525 shares of EFHAC Common Stock (“Common Shares Warrant”);
d.	A warrant to purchase 15,819 shares of EFHAC Series A Preferred Stock (“Preferred Shares Warrant).

On October 6, 2023, EFHAC entered into a Securities Purchase Agreement with Defender SPV LLC (the “EFHAC SPA”) with certain buyers, pursuant to which EFHAC authorized a new series of Senior Secured Convertible Notes (the “Note”) in the aggregate original principal amount of $15,819,209. The purchase price of such Notes is $13,700,000. A copy of the EFHAC SPA is attached to this proxy statement/prospectus as Exhibit 10.21,

At any time EFHAC shall have the right to redeem all, or any part, of the outstanding amount then remaining under this Note on the Company Optional Redemption Date, as defined in the EFHAC SPA. At any time after issuance, this Note shall be convertible into validly issued, fully paid and non-assessable shares of EFHAC Common on the terms and conditions set forth in the EFHAC SPA. The number of shares of EFHAC Common Stock issuable upon conversion of any conversion amount shall be determined by dividing (x) such conversion amount, defined as 115% of the sum of (A) the portion of the principal of the Note to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid interest with respect to such principal of the Note, (C) accrued and unpaid late charges with respect to such principal of the Note and interest, and (D) any other unpaid amounts by (y) the conversion price of $10.00.

On October 11, 2023, ECD sold Defender SPV LLC (i) 1,100,000 shares of ECD Common Stock, (ii) 39,000 shares of ECD Series A Convertible Preferred Stock, (iii) a warrant to purchase 1,091,525 shares of ECD Common Stock, and (iv) a warrant to purchase 15,819 shares of ECD Series A Convertible Preferred Stock in exchange for cash consideration of $300,000.

The following table summarizes the pro forma number of shares of EFHAC Common Stock outstanding following the consummation of the Business Combination under two separate scenarios, discussed further in the sections below, excluding the potential dilutive effect of the EFHAC Public Warrants, EFHAC Private Warrants, the Common Shares Warrant, the Preferred Shares Warrant, the Series A Convertible Preferred Stock, or the Senior Secured Convertible Notes.

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	Scenario 1 Assuming Minimum Redemptions		Scenario 2 Assuming Maximum Contractual Redemptions
Equity Capitalization Summary	Shares	%	Shares	%
ECD Securityholders	25,100,000	74.5%	25,100,000	81.3%
EFHAC Public Stockholders	4,930,147	14.6%	2,125,091	6.9%
Initial Stockholders	3,164,688	9.4%	3,164,688	10.2%
EF Hutton	500,000	1.5%	500,000	1.6%
Total common stock	33,694,835	100.0%	30,889,779	100.0%

The following table shows the per share value of EFHAC Common Stock held by non-redeeming holders of EFHAC Common Stock under a range of redemption scenarios:

	Minimum Redemptions	Mid-point Redemptions	Maximum Redemptions
Shares	33,694,835	32,292,307	30,889,779
Book Value per share	$0.89	$0.47	$0.02

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages” and, with respect to the determination of the “maximum redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” Additionally, the relative percentages above assume the Business Combination was consummated on June 30, 2023. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus/consent solicitation as anticipated, believed, estimated, expected or intended.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although EFHAC will acquire all of the outstanding equity interests of ECD in the Business Combination, EFHAC will be treated as the “acquired” company and ECD will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of ECD issuing stock for the net assets of EFHAC, accompanied by a recapitalization. The net assets of EFHAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of ECD.

ECD has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the minimum and maximum redemption scenarios:

●	ECD’s existing stockholders will have the greatest voting interest in the Combined Company;

●	ECD’s existing stockholders will have the ability to control decisions regarding election and removal of directors and officers of the Combined Company;

●	ECD is the larger entity in terms of substantive operations and employee base;

●	ECD will comprise the ongoing operations of the Combined Company; and

●	ECD’s existing senior management will be the senior management of the Combined Company.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of EFHAC Common Stock:

●	Assuming Minimum Redemptions: This presentation assumes that no Public Stockholders will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account.

●	Assuming Maximum Redemptions: This presentation assumes that 2,805,056 Public Shares are redeemed for aggregate redemption payments of $29.3 million, assuming a $10.46 per share redemption price. The maximum redemption amount reflects the maximum number of the Public Shares that can be redeemed with EFHAC’s net tangible assets above $5,000,001 after giving effect to the redemptions. This scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2023 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022 are based on the unaudited and audited historical financial statements of EFHAC and ECD. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information and include immaterial rounding differences.

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UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of JUNE 30, 2023
(in thousands, except share and per share data)

			Assuming Minimum Redemptions			Assuming Maximum Redemptions
	(1) ECD (Historical)	(2) EFHAC (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$2,278	$3	$21	(A)	$48,495	$(29,336)	(I)	$19,159
			37,342	(B)
			13,700	(C)
			(2,308)	(D)
			(500)	(E)
			(1,700)	(F)
			(341)	(H)
Accounts receivable	2,164	—	—		2,164	—		2,164
Inventories	3,462	—	—		3,462	—		3,462
Other receivable	33	—	—		33	—		33
Prepaid expenses	63	42	—		105	—		105
Short-term prepaid insurance	—	107	—		107	—		107
Total Current Assets	8,000	152	46,214		54,366	(29,336)		25,030
Property and equipment, net	531	—	—		531	—		531
Right-to-use asset	4,565	—	—		4,565	—		4,565
Deposit	76	—	—		76	—		76
Marketable securities held in Trust Account	—	37,022	320	(A)	—	—		—
			(37,342)	(B)
TOTAL ASSETS	$13,172	$37,174	$9,192		$59,538	$(29,336)		$30,202

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$708	$1,963	$1,370	(C)	$647	$—		$647
			(2,024)	(D)
			(1,370)	(E)
Accrued offering costs	—	205	—		205	—		205
Exercise tax payable	—	825	—		825	—		825
Promissory note – related party	—	—	341	(A)	—	—		—
			(341)	(H)
Customer deposits	9,892	—	—		9,892	—		9,892
Lease liability, current	248	—	—		248	—		248
Other payable	278	—	—		278	—		278
Income taxes payable	—	481	—		481	—		481
Total Current Liabilities	11,126	3,474	(2,024)		12,576	—		12,576
Loan payable	500	—	—		500	—		500
Lease liability, non-current	4,239	—	—		4,239	—		4,239
Deferred underwriting fee payable	—	4,025	(4,025)	(E)	—	—		—
Convertible note, net of debt discount	—	—	12,330	(C)	12,330	—		12,330
TOTAL LIABILITIES	15,865	7,499	6,281		29,645	—		29,645

132

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of JUNE 30, 2023
(in thousands, except share and per share data) — (Continued)

			Assuming Minimum Redemptions			Assuming Maximum Redemptions
	(1) ECD (Historical)	(2) EFHAC (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
EFHAC common stock subject to possible redemption, 3,492,647 shares at redemption value	—	36,207	320	(A)	—	—		—
			(36,527)	(I)
STOCKHOLDERS’ (DEFICIT) EQUITY
EFHAC preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding; 1,000,000 shares authorized; 39,000 shares issued and outstanding under minimum redemptions scenario; 1,000,000 shares authorized; 39,000 shares issued and outstanding under maximum redemptions scenario	—	—	—	(F)	—	—		—
EFHAC common stock, $0.0001 par value; 100,000,000 shares authorized; 3,132,500 shares issued and outstanding (excluding 3,492,647 shares subject to possible redemption); 100,000,000 shares authorized; 33,694,835 shares issued and outstanding under minimum redemptions scenario; 100,000,000 shares authorized; 31,020,776 shares issued and outstanding under maximum redemptions scenario	—	—	—	(E)	3	—	(I)	3
			3	(F)
			—	(I)
			—	(K)

ECD common stock, $10 par value; 100 shares authorized, issued and outstanding	1	—	(1)	(F)	—	—		—
Additional paid-in capital	2	—	(50)	(D)	32,586	(29,336)	(I)	3,250
			5,325	(E)
			(1,702)	(F)
			(7,653)	(G)
			36,527	(I)
			137	(J)
			—	(K)

Accumulated deficit	(2,696)	(6,532)	(320)	(A)	(2,696)	—		(2,696)
			(234)	(D)
			(430)	(E)
			7,653	(G)
			(137)	(J)
TOTAL STOCKHOLDERS’ (DEFICIT) EQUITY	(2,693)	(6,532)	39,118		29,893	(29,336)		557
TOTAL LIABILITIES, REDEEMABLE COMMON STOCK, AND STOCKHOLDERS’ (DEFICIT) EQUITY	$13,172	$37,174	$9,192		$59,538	$(29,336)		$30,202

133

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
(in thousands, except share and per share data)

(1)	Derived from the unaudited balance sheet of ECD as of June 30, 2023.

(2)	Derived from the unaudited condensed consolidated balance sheet of EFHAC as of June 30, 2023.

(A)	Reflects the deposit of $0.3 million into the Trust Account to extend the Combination Period and the accretion of the common stock subject to possible redemption.

(B)	Reflects the transfer of marketable securities held in the Trust Account to cash.

(C)	Reflects the net proceeds from the issuance of the Senior Secured Convertible Note by EFHAC pursuant to the EFHAC SPA, less the estimated aggregate debt discount consisting of debt issuance costs of approximately $3,489,000.

(D)	Reflects payments of $2.3 million of Business Combination related fees and expenses, excluding the deferred underwriting commissions of $4.0 million which was already accrued on EFHAC’s historical balance sheet.

(E)	Reflects the settlement of the deferred underwriting commissions of $4.0 million and the placement agent fee of $1.4 million with $0.5 million cash and 0.5 million shares of stock pursuant to the Satisfaction and Discharge Agreement entered into by EFHAC and EF Hutton on October 14, 2023.

(F)	Represents the issuance of 25,100,000 EFHAC common stock, 39,000 EFHAC Series A Convertible Preferred Stock, a warrant to purchase 1,091,525 shares of EFHAC common stock, a warrant to purchase 15,819 shares of EFHAC Series A Convertible Preferred Stock, and a $2 million payment to the ECD management stockholders, net of the $300,000 proceeds from the sale and issuance of the ECD Series A Convertible Preferred Stock, the ECD Common Stock, the warrant to purchase ECD Common Stock and the warrant to purchase ECD Series A Convertible Preferred Stock pursuant to a Securities Purchase Agreement entered into by ECD and Defender SPV LLC on October 6, 2023.

(G)	Reflects the elimination of EFHAC’s historical accumulated deficit after recording the accretion as described in (A) above, the transaction costs as described in (D) above, the settlement of costs as described in (E) above, and the stock-based compensation as described in (J) below.

(H)	Reflects the repayment of related party promissory note in cash upon the Closing of the Business Combination.

(I)	Reflects the redemption of shares for cash by the Public Stockholders upon consummation of the Business Combination. In Scenario 1, it assumes that no Public Stockholders will exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account. In Scenario 2, it assumes that holders of 2,805,056 Public Shares redeem all of their Public Shares for approximately $10.46 per share, resulting in an aggregate redemption payment of $29.3 million.

(J)	Reflects the recognition of stock-based compensation upon consummation of the Business Combination for the Founder Shares transferred from Sponsor to EFHAC’s management on March 8, 2022 and May 23, 2022.

(K)	Reflects the issuance of 1,437,500 Rights Shares to EFHAC Public Stockholders and 32,188 Rights Shares to Initial Stockholders. No entry required due to rounding.

134

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2023
(in thousands, except share and per share data)

			Assuming Minimum Redemptions			Assuming Maximum Redemptions
	(1) ECD (Historical)	(2) EFHAC (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Revenue, net	$9,446	$—	$—		$9,446	$—	$9,446
Cost of goods sold	6,197	—	—		6,197	—	6,197
Gross profit	3,249	—	—		3,249	—	3,249

Operating expenses
Sales and marketing expenses	207	—	—		207	—	207
General and administrative expenses	2,637	—	—		2,637	—	2,637
Depreciation expense	54	—	—		54	—	54
Formation and operating costs	—	2,201	—		2,201	—	2,201
Total operating expenses	2,898	2,201	—		5,099	—	5,099

Income (loss) from operations	351	(2,201)	—		(1,850)	—	(1,850)

Other income (expense):
Interest earned on marketable securities held in Trust Account	—	2,392	(2,392)	(AA)	—	—	—
Interest income (expense), net	21	—	(1,649)	(BB)	(1,628)	—	(1,628)
Resale commissions income	44	—	—		44	—	44

Other income, net	42	—	—		42	—	42

Total other income (expense), net	107	2,392	(4,041)		(1,542)	—	(1,542)

Income (loss) before provision for income taxes	458	191	(4,041)		(3,392)	—	(3,392)

Provision for income taxes	—	(481)	—		(481)	—	(481)

Net income (loss)	$458	$(290)	$(4,041)		$(3,873)	$—	$(3,873)

Net income per common share, basic and diluted	$4,583

Basic and diluted net loss per share, redeemable common stock		$(0.02)

Basic and diluted net loss per share, non-redeemable common stock		$(0.02)

Weighted average number of common shares outstanding, basic and diluted					33,694,835		30,889,779

Net loss per common share, basic and diluted					$(0.11)		$(0.13)

135

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
(in thousands, except share and per share data)

(1) Derived from the unaudited statement of operations of ECD for the six months ended June 30, 2023.

(2) Derived from the unaudited condensed consolidated statement of operations of EFHAC for the six months ended June 30, 2023.

(AA) Represents an adjustment to eliminate interest earned on marketable securities held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2022.

(BB) Represents an adjustment to include interest expense on the Senior Secured Convertible Note after giving effect to the Business Combination as if it had occurred on January 1, 2022.

136

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands, except share and per share data)

			Assuming Minimum Redemptions			Assuming Maximum Redemptions
	(1) ECD (Historical)	(2) EFHAC (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Revenue, net	$14,990	$—	$—		$14,990	$—	$14,990
Cost of goods sold	11,217	—	—		11,217	—	11,217
Gross profit	3,773	—	—		3,773	—	3,773

Operating expenses
Sales and marketing expenses	299	—	—		299	—	299
General and administrative expenses	3,743	—	234	(CC)	4,114	—	4,114
			137	(EE)
Depreciation expense	72	—	—		72	—	72
Formation and operating costs	—	258	—		258	—	258
Total operating expenses	4,114	258	371		4,743	—	4,743

Loss from operations	(341)	(258)	(371)		(970)	—	(970)

Other income (expense):
Interest earned on marketable securities held in Trust Account	—	1,105	(1,105)	(AA)	—	—	—
Interest income (expense), net	(10)	—	(3,299)	(BB)	(3,309)	—	(3,309)
Loss on settlement of debt	—	—	(430)	(DD)	(430)	—	(430)
Loss on sale of asset	(56)	—	—		(56)	—	(56)
Resale commissions income	540	—	—		540	—	540
Other income, net	30	—	—		30	—	30
Stock-based compensation	—	(63)	—		(63)	—	(63)
Total other income (expense), net	504	1,042	(4,834)		(3,288)	—	(3,288)

Income (loss) before provision for income taxes	163	784	(5,205)		(4,258)	—	(4,258)

Provision for income taxes	—	(206)	—		(206)	—	(206)

Net income (loss)	$163	$578	$(5,205)		$(4,464)	$—	$(4,464)

Net income per common share, basic and diluted	$1,607.34

Basic and diluted net income per share, redeemable common stock		$0.09

Basic and diluted net income per share, non-redeemable common stock		$0.09

Weighted average number of common shares outstanding, basic and diluted					33,694,835		30,889,779

Net loss per common share, basic and diluted					$(0.13)		$(0.14)

137

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
(in thousands, except share and per share data)

(1) Derived from the audited statement of operations of ECD for the year ended December 31, 2022.

(2) Derived from the audited statement of operations of EFHAC for the year ended December 31, 2022.

(AA) Represents an adjustment to eliminate interest earned on marketable securities held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2022.

(BB) Represents an adjustment to include interest expense on the Senior Secured Convertible Note after giving effect to the Business Combination as if it had occurred on January 1, 2022.

(CC) Represents an adjustment to eliminate the effect of the pro forma balance sheet adjustment presented in Entry (D) above in the aggregate amount of $0.2 million for the direct, incremental costs of the Business Combination expected to be incurred by EFHAC, assuming those adjustments were made as of the beginning of the fiscal year presented. As these costs are directly related to the Business Combination, they are not expected to recur in the income of the combined company beyond 12 months after the Business Combination.

(DD) Reflects the settlement of the deferred underwriting commissions of $4.0 million and the placement agent fee of $1.4 million with $0.5 million cash and 0.5 million shares of EFHAC common stock pursuant to the Satisfaction and Discharge Agreement entered into by EFHAC and EF Hutton on October 14, 2023.

(EE) Reflects the recognition of stock-based compensation upon consummation of the Business Combination for the Founder Shares transferred from Sponsor to EFHAC’s management on March 8, 2022 and May 23, 2022.

138

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as ECD has been determined to be the accounting acquirer, primarily due to the fact that ECD stockholders will continue to control the Combined Company. Under this method of accounting, although EFHAC will acquire all of the outstanding equity interests of ECD in the Business Combination, EFHAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of ECD issuing stock for the net assets of EFHAC, accompanied by a recapitalization. The net assets of EFHAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of ECD.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 assumes that the Business Combination and related transactions occurred on June 30, 2023. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022 presents pro forma effect to the Business Combination as if it had been completed on January 1, 2022.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 has been prepared using, and should be read in conjunction with, the following:

●	EFHAC’s unaudited condensed consolidated balance sheet as of June 30, 2023 and the related notes for the six months ended June 30, 2023, included elsewhere in this proxy statement/prospectus/consent solicitation; and

●	ECD’s unaudited consolidated balance sheet as of June 30, 2023 and the related notes for the six months ended June 30, 2023, included elsewhere in this proxy statement/prospectus/consent solicitation.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 has been prepared using, and should be read in conjunction with, the following:

●	EFHAC’s unaudited statement of operations for the six months ended June 30, 2023 and the related notes, included elsewhere in this proxy statement/prospectus/consent solicitation; and

●	ECD’s unaudited consolidated statement of operations for the six months ended June 30, 2023 and the related notes, included elsewhere in this proxy statement/prospectus/consent solicitation.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 has been prepared using, and should be read in conjunction with, the following:

●	EFHAC’s audited statement of operations for the year ended December 31, 2022 and the related notes, included elsewhere in this proxy statement/prospectus/consent solicitation; and

●	ECD’s audited consolidated statement of operations for the year ended December 31, 2022 and the related notes, included elsewhere in this proxy statement/prospectus/consent solicitation.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of EFHAC Common Stock:

●	Assuming Minimum Redemptions: This presentation assumes that no Public Stockholders will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account.

●	Assuming Maximum Redemptions: This presentation assumes that 2,805,056 Public Shares redeem are redeemed for aggregate redemption payments of $29.3 million, assuming a $10.46 per share redemption price. The maximum redemption amount reflects the maximum number of the Public Shares that can be redeemed with EFHAC’s net tangible assets above $5,000,001 after giving effect to the redemptions. This scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that EFHAC believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. EFHAC believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The redemption scenarios depicted above in the unaudited pro forma condensed combined financial information would not meet the conditions necessary to consummate the Business Combination, absent a modification or waiver of such conditions.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. They should be read in conjunction with the historical financial statements and notes thereto of EFHAC and ECD.

139

2. Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Combined Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). EFHAC has elected not to present Management’s Adjustments and is only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to include all necessary Transaction Accounting Adjustments pursuant to Article 11 of Regulation S-X, including those that are not expected to have a continuing impact.

The audited historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to transaction accounting adjustments that reflect the accounting for the transaction under GAAP. ECD and EFHAC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined statement of operations does not reflect a provision for income taxes or any amounts that would have resulted had the Combined Company filed consolidated income tax returns during the periods presented. The pro forma condensed combined balance sheet does not reflect the deferred taxes of the Combined Company as a result of the Business Combination. Upon Closing of the Business Combination, it is likely that the Combined Company will record a full valuation allowance against the total U.S. and state deferred tax assets given the net operating losses and valuation allowance of ECD as the recoverability of the tax assets is uncertain. The Company used the separate return method in calculating the pro forma tax provision and tax effects of our pro forma adjustments.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of the Combined Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2022.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for cash of EFHAC Common Stock as of June 30, 2023:

	As of June 30, 2023
(in thousands, except share and per share data)	Scenario 1 Assuming Minimum Redemptions	Scenario 2 Assuming Maximum Redemptions
Net loss	$(3,873)	$(3,873)
Stockholders’ equity	29,893	557
Weighted average shares outstanding of common stock(1)	33,694,835	30,889,779
Net loss per common share, basic and diluted	$(0.11)	$(0.13)
Book value per share	$0.89	$0.02

(1)	For the purposes of calculating diluted earnings per share, all outstanding EFHAC Public Warrants, EFHAC Private Warrants, the Common Shares Warrant, the Preferred Shares Warrant, the Series A Convertible Preferred Stock, and the Senior Secured Convertible Notes should have been assumed to have been exercised/converted. However, since this results in anti-dilution, the effect of such exercise/conversion was not included in the calculation of diluted net loss per share.

140

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE FINANCIAL INFORMATION

The following table sets forth the historical comparative share information for EFHAC and ECD on a stand-alone basis and the unaudited pro forma combined share information for the six months ended June 30, 2023 and for the year ended December 31, 2022, after giving effect to the Business Combination, assuming (i) no Public Stockholders exercise redemption rights with respect to their Public Shares upon the consummation of the Business Combination; and (ii) the Public Shareholders exercise their redemption rights with respect to a maximum of 2,805,056 Public Shares, or approximately $10.46 per share or $29.3 million. The maximum redemption amount reflects the maximum number of Public Shares that can be redeemed with the cash available after payment of transaction consideration and costs. This scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

This information is only a summary and should be read together with the selected historical financial information summary of EFHAC and ECD and the historical financial statements and related notes of each of EFHAC and ECD, in each case, that are included elsewhere in this proxy statement. The unaudited pro forma combined per share information of EFHAC and ECD is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had EFHAC and ECD consummated a business combination during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of EFHAC and ECD would have been had EFHAC and ECD consummated a business combination during the periods presented.

	ECD (Historical)	EFHAC (Historical)	Pro Forma Combined (Assuming Minimum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
As of and for the Six Months Ended June 30, 2023
Book (deficit) value per share(1)	$(26,930.00)	$(0.99)	$0.89	$0.02
Weighted average shares outstanding – basic and diluted	100	10,217,054	33,694,835	30,889,779
Net income (loss) per share – basic and diluted	$4,583.00	$(0.02)	$(0.11)	$(0.13)
Weighted average shares outstanding – basic and diluted		3,132,500
Net loss per share – basic and diluted		$(0.02)

(1)	The book (deficit) value per share is equal to the total stockholders’ (deficit) equity divided by the total number of basic (or diluted) outstanding shares.

	ECD (Historical)	EFHAC (Historical)	Pro Forma Combined (Assuming Minimum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
For the Year Ended December 31, 2022
Weighted average shares outstanding – basic and diluted	100	3,434,247	33,694,835	30,889,779
Net income (loss) per share – basic and diluted	$1,607.34	$0.09	$(0.13)	$(0.14)
Weighted average shares outstanding – basic and diluted		2,951,897
Net income per share – basic and diluted		$0.09

141

EFHAC’S DIRECTORS AND EXECUTIVE OFFICERS

Unless the context otherwise requires, for purposes of this section, the terms “we,” “us,” “our,” “the Company” or “EFHAC” refer to EFHAC Acquisition Corporation I prior to the consummation of the Business Combination.

Current Directors and Executive Officers

The following table sets forth information about our directors and executive officers as of June 30, 2023.

Name	Age	Position
Benjamin Piggott	42	Chairman, Chief Executive Officer and Director
Kevin M. Bush	34	Chief Financial Officer
Joseph Rallo	37	Co-President and Director
David Boral	39	Co-President and Director
Paul Hodge Jr.	49	Director
Stanley Hutton Rumbough	75	Director
Thomas Wood	66	Director
Anne Lee	38	Director

Benjamin Piggott has served as our Chairman and Chief Executive Officer since inception. Mr. Piggott has been a Managing Director at EF Hutton since its inception in June 2020. Prior to joining EF Hutton, Mr. Piggott was Head of Corporate Development at Laird Superfood (NYSE American: LSF), a plant-based, omni-channel natural food company based in Sisters, Oregon. Mr. Piggott had served as an investor in the company and later joined as Head of Corporate Development, assisting in capital raising efforts, including Laird Superfood’s IPO on September 23, 2020. While at Laird Superfood, Mr. Piggott built a strong pipeline of acquisition candidates in the natural food and beverage sector by vetting over 100 companies. Mr. Piggott also helped to successfully negotiate the sale of a minority equity stake in the company to Danone S.A. Prior to Laird Superfood, Mr. Piggott spent fifteen years in the investment industry, ten of which were with the Small Cap Team at Fidelity Management & Research Company where he served as both a research analyst and sector portfolio manager. Mr. Piggott also spent two years at Legg Masson Capital Management as a generalist covering small mid-cap companies. During his time on the buy-side, Mr. Piggott has been active in analyzing a number of IPO opportunities. As a result of his fifteen years of experience on the buy-side, Mr. Piggott has strong relationships with participants in the investment community that are active in SPAC IPOs and private investment in PIPEs. During his tenure on the buy-side, Mr. Piggott covered various sectors, both domestically and internationally, including consumer, technology, healthcare, energy, industrials and utilities. We plan to leverage Mr. Piggott’s network and relationships garnered from his experience in corporate development, investment management, and on the buy-side to develop a proprietary pipeline of targets to complete a high-quality merger. Mr. Piggott received his Bachelor of Science in Finance from Bentley University in 2002 and graduated with honors.

Kevin M. Bush has served as our Chief Financial Officer since inception. Mr. Bush is the Chief Strategy Officer at Fresh Dining Concepts (“FDC”) as well as the Managing Partner of Green Shoot Partners (“GSP”), the majority shareholder of FDC. Mr. Bush founded GSP as an investment firm focused on lower-middle-market private businesses with a concentration in franchising. Mr. Bush also has strong relationships with several of the Limited Partners at GSP who are members of the buy-side community. In 2019, GSP completed its inaugural transaction in the space, purchasing Fresh Dining Concepts. FDC is one of the largest Focus Brands franchisee groups. Through the coronavirus (“COVID-19”) pandemic, FDC’s long track record of successful M&A and development has only accelerated under the ownership of GSP. Prior to founding GSP, Mr. Bush spent nine years at Fidelity Management and Research Company as a research analyst covering numerous sectors including consumer, real estate, technology, media, telecom, industrials, aerospace and emerging markets.

Joseph Rallo has served as our Co-President and a director since inception. Mr. Rallo has been the Chief Executive Officer of EF Hutton since 2020. Mr. Rallo has over sixteen years of investment banking and securities industry experience. He has completed a vast array of transactions across different product types, which include IPOs, Secondaries/Follow-on Offerings, Registered Directs, SPACs, PIPEs, Private Offerings, Fixed Income and Fairness Opinions. His public and private offering transactional experience spans a broad range of industries, having completed over 300 equity and debt transactions representing over $60 billion in aggregate value. Mr. Rallo has also completed diverse Merger & Acquisitions assignments, including serving as strategic advisor to the Special Committees and Board of Directors of many public companies. Prior to joining EF Hutton, Mr. Rallo was Co-Head of Investment Banking/Managing Director at Aegis Capital from 2019 to 2020, a Director in the Investment Banking Group at Maxim Group from 2017 to 2019 and previously, served as Vice President in the Financial Institutions & Real Estate Investment Banking Group at JMP Securities LLC from 2007 to 2017. Mr. Rallo received his BBA in Finance from the Mendoza College of Business at the University of Notre Dame.

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David Boral has served as our Co-President and a director since inception. Mr. Boral has been the President of EF Hutton since 2020. Mr. Boral has over sixteen years of investment banking and capital markets experience. Mr. Boral has led and participated in transactions including IPOs, Secondaries/Follow-on Offerings, SPACs, PIPEs, Reverse Mergers, M&A, Bankruptcy/Restructurings, Cross Listings and other private and public offerings in the US and abroad representing over $10 billion in aggregate value. As a direct result of his transactional experience, Mr. Boral has an extensive network of relationships with public company management teams, board of director members and private equity investors. Prior to joining EF Hutton, Mr. Boral was with Aegis Capital Corp. as Co-Head of Investment Banking/Managing Director from 2019 to 2020. Prior to that he was with Maxim Group as a Director in the Investment Banking Division 2017 to 2018. He also served as a Director at Aeon Funds from 2015 to 2016 and served on the Board of Viatar CTC Solutions in 2016. Mr. Boral received a BBA in Finance from the Lubin School of Business at Pace University.

Paul Hodge Jr., is an independent director. Mr. Hodge is experienced as a life-long business start-up founder and operator, working across multiple industries and businesses over the last 30 years. Most recently Mr. Hodge co-founded Laird Superfood and served as its President and CEO and a member of its board of directors since its founding in 2015 through January 2022. Prior to founding the company, in 2015, Mr. Hodge founded GolfBoard Inc. In 2014, Mr. Hodge founded GB Leasing, a leasing company designed to lease fleets of GolfBoards. Prior to that Mr. Hodge was the founder and operator of businesses in commercial/utility clean energy, home technology, factory automation and computers.

Stanley Hutton Rumbough is an independent director. Mr. Rumbough is a private investor and philanthropist. Through his family office, SHR Ventures, LLC, Mr. Rumbough pursues investments across a range of businesses spanning real estate and resort development, minerals exploration, and financial technology, including most notably the Adirondack Club & Resort (under development) and HUTN, Inc. (formerly EF Hutton America, Inc.) which was engaged in developing a consumer-oriented digital finance and investment platform. Mr. Rumbough is the grandson of Edward Francis Hutton, noted financier and co-founder of E.F. Hutton & Co., one of the largest and most influential financial firms of the 20th century. The family legacy includes ownership and management of some of mid-century America’s best-known companies including General Foods, Birdseye, and Colgate-Palmolive, as well as E.F. Hutton & Co. Building on generations of investment expertise, his father founded and/or ran more than 40 companies, provided initial investments into the Vail ski resort, and served on U.S. President Dwight D. Eisenhower’s White House Staff. Mr. Rumbough’s deeply entrenched investment network should prove invaluable in both vetting and attracting potential targets and partners. Mr. Rumbough served as an officer in the U.S. Marine Corps from 1970 to 1978. Mr. Rumbough holds a Bachelor’s Degree from the University of Denver and a Master of Business Administration from Columbia University.

Thomas Wood is an independent director. Mr. Wood is a serial entrepreneur, having started and taken multiple energy companies public over the course of his career. Since 2022, Mr. Wood has been the Executive Chairman and founder of Advanced Mining Drilling Technologies LLC, which is a private company currently developing battery metals extraction technology. He is also the Chairman and co-founder of XtremeX Mining Technology Corp which is a coil tubing patented mining technology targeted at precious metals and battery metals discovery and testing. In 2017, Mr. Wood was a sponsor and the CFO of National Energy Services Reunited Corp. (NASDAQ: NESR), a $200 million SPAC, that successfully completed a business acquisition with Gulf Energy SAOC and National Petroleum Services on June 6, 2018. Mr. Wood was instrumental in the IPO raising of the SPAC and the search of merger candidates and remains an active board member of the combined company, which has an enterprise value of approximately $1.7 billion as of June 30, 2021. He has over 35 years of experience in establishing and growing public and private companies that provide or use oil and gas contract drilling services. Since December 1990, he has served as the Chief Executive Officer of Round Up Resource Service Inc., a private investment company. In May 2005, Mr. Wood founded Xtreme Drilling Corp. (TSX: XDC), an onshore drilling and coil tubing technology company, and served as its Executive Chairman until May 2011 and its Chief Executive Officer and Director from May 2011 through August 2016. He is the founder of Savanna Energy Services Corp. (TSE: SVY), a North American energy services provider, where he served as the Chairman from 2001 to March 2005. He also served as Director at various companies engaged in the exploration and production of junior oil and gas, including Wrangler West Energy Corp. from April 2001 to 2014; New Syrus Capital Corporation from 1998 to 2001 and Player Petroleum Corporation from 1997 to 2001. In addition, Mr. Wood served as the President, Drilling and Wellbore Service, of Plains Energy Services Ltd. from 1997 to 2000 and Wrangler Pressure Control from 1998 to 2001. He served as the President of Round-Up Well Servicing Inc. from 1988 to 1997 and Vice President of Shelby Drilling from 1981 to 1987. Mr. Wood holds a BA in Economics from University of Calgary.

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Anne Lee is an independent director. Ms. Lee joined Anheuser-Busch as the Director of Wholesale M&A in October 2022. From 2018 to 2020, Ms. Lee was an investment banker in the Consumer Group at Nomura Securities and from 2010 to 2018 she was an investment banker in the Consumer Group at Stephens Inc. Ms. Lee has over a decade of investment banking experience and has executed numerous transactions focused on M&A, debt & equity raises, spin-offs, IPOs, and SPACs. Ms. Lee has worked alongside CEOs and CFOs and has vast knowledge of private and public markets within the consumer sector. During her investment banking career, Ms. Lee has spearheaded several transactions for Utz Brands, Inc. (NYSE: UTZ referred to herein as “Utz”) including the minority capital raise from Metropoulos & Co. and the acquisition of Inventure Foods, Inc. (formerly Nasdaq: SNAK) through a going-private tender offer that were pivotal amongst other acquisitions for Utz to quickly scale from a private company to a public company and to become the #3 brand platform in U.S. Salty Snacks and one of the fastest growing salty snack platforms of scale. While at Nomura Securities, Ms. Lee advised Collier Creek Holdings on its $1.6 billion SPAC merger with Utz in 2020. Recently, Ms. Lee also worked as an M&A consultant for Utz Brands, Inc., from September 2020 to February 2021, where she led the acquisition of Vitner’s snack brand from Snak-King Corp. and helped with the acquisition of Truco Enterprises, a leading seller of tortilla chips, salsa and queso under the ON THE BORDER® brand from Insignia Capital Group and the acquisition of the H.K. Anderson peanut butter-filled pretzel brand from Conagra Brands. Ms. Lee received her Master of Science in Finance from Purdue University and holds a Bachelor of Science degree in Finance and a Bachelor of Science degree in Management from the University of Utah.

Family Relationships

There are no family relationships between any of our current officers or directors.

Number and Terms of Office of Officers and Directors

We have seven (7) directors on our board of directors. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. Our board consists of a majority of independent directors. Our directors are appointed for one-year terms to hold office until the next annual meeting of the holders of our common stock or until removed from office in accordance with our bylaws.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries, and such other offices as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We expect that our board of directors will determine that Paul Hodge Jr., Anne Lee, Stanley Hutton Rumbough and Thomas Wood are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Officer and Director Compensation

None of our officers has received any cash compensation for services rendered to us. No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our initial stockholders, officers or directors or any affiliate of our initial stockholders, officers or directors, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. We may pay EF Hutton, or an affiliate of our sponsor, cash compensation for acting as placement agent for a private placement or for services in connection with our initial business combination, in amounts consistent with market standards for comparable services. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers or directors or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination. On March 15, 2023, EFHAC and EF Hutton entered into a written investment banking agreement pursuant to which EF Hutton will assist in connection with the PIPE Financing. In the event of a successful PIPE Financing, EF Hutton will be paid a fee equal to 8% of all capital raised, expenses not to exceed $100,000 and a non-accountable expense allowance equal to 1% of capital raised. EFHAC also granted EF Hutton a right of first refusal to (i) serve as lead book-running managing underwriter, lead placement agent, lead arranger, lead financial advisor, lead structuring agent, or in any other similar capacity, on EF Hutton’s customary terms, in the event EFHAC otherwise uses (or seeks to retain or use) the services of an investment bank or similar financial advisor to pursue at any time during the term of this Agreement or within twenty-four (24) months after the expiration or termination of this Agreement, a registered, underwritten public offering of equity or debt securities, a private placement of equity securities, other financing or capital raise (including ATM offerings), a merger, acquisition of another company or business, change of control, a sale of the Company, a joint venture, a sale of all or substantially all assets, a securitization of assets, or other similar transaction (regardless of whether the Company would be considered an acquiring party, a selling party or neither in such transaction) and (ii) provide a forward purchase arrangement or similar type of equity line financing.

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After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, by our compensation committee constituted solely by independent directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the board of directors. Paul Hodge Jr., Anne Lee and Thomas Wood serve as members of our audit committee, and Ms. Lee chairs the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Messrs. Hodge and Wood and Ms. Lee meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Wood qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;
●	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;
●	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;
●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

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●	obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;
●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and
●	reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

A copy of our audit committee charter is filed as an exhibit to this proxy statement/prospectus.

Compensation Committee

We have established a compensation committee of the board of directors. Paul Hodge Jr., Anne Lee and Stanley Hutton Rumbough serve as members of our compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Messrs. Hodge and Rumbough and Ms. Lee are independent and Ms. Lee will chair the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;
●	reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;
●	reviewing on an annual basis our executive compensation policies and plans;
●	implementing and administering our incentive compensation equity-based remuneration plans;
●	assisting management in complying with our proxy statement and annual report disclosure requirements;
●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;
●	if required, producing a report on executive compensation to be included in our annual proxy statement; and
●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

A copy of our compensation committee charter is filed as an exhibit to this proxy statement/prospectus.

Notwithstanding the foregoing, as indicated above, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. However, we may pay EF Hutton, or an affiliate of our sponsor, cash compensation for acting as placement agent for a private placement or for services in connection with our initial business combination, in amounts consistent with market standards for comparable services. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

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Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Messrs. Hodge, Rumbough and Wood and Ms. Lee. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on our board of directors.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We filed a copy of our Code of Ethics as an exhibit to this proxy statement/prospectus. You will be able to review this document by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

Subject to pre-existing fiduciary or contractual duties as described below, our officers and directors have agreed to present any business opportunities presented to them in their capacity as a director or officer of our company to us. Our officers and directors presently have fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. We believe, however, that the fiduciary duties or contractual obligations of our officers or directors will not materially affect our ability to complete our initial business combination. Our amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation. The determination of whether an opportunity has been expressly offered to a director or officer solely in his or her capacity as a director or officer of our company will made based on express statements by the person offering the opportunity, and if a director or officer is unsure of whether an opportunity was offered in such capacity, he or she shall seek guidance on such determination from the audit committee of our board of directors.

Our officers and directors may become officers or directors of another special purpose acquisition company with a class of securities intended to be registered under the Exchange Act, even prior to us entering into a definitive agreement for our initial business combination.

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Potential investors should also be aware of the following other potential conflicts of interest:

●	None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

●	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

●	Our initial stockholders, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of our initial business combination. In addition, our initial stockholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our initial business combination within the prescribed time frame. If we do not complete our initial business combination within such applicable time period, the proceeds of the sale of the private units held in the trust account will be used to fund the redemption of our public shares, and the placement securities will expire worthless. With certain limited exceptions, the founder shares will not be transferable, assignable by our initial stockholders until the earlier to occur of: (A) six months after the completion of our initial business combination and (B) subsequent to our initial business combination, if the last reported sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination. With certain limited exceptions, the private units, and the component securities underlying the private units will not be transferable, assignable or saleable by the private placement participants or their permitted transferees until 30 days after the completion of our initial business combination. Since the private placement participants and officers and directors and any Anchor investors holding founder shares may directly or indirectly own common stock, warrants and rights following our IPO, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

●	Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to our initial business combination.

●	Our sponsor, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from our sponsor or an affiliate of our sponsor or any of our officers or directors to finance transaction costs in connection with an intended initial business combination. Up to $5,475,000 of such loans, together with certain other loans that may be made in connection with extending the time available to us to consummate our initial business combination, may be convertible into private units, at a price of $10.00 per private unit at the option of the lender, upon consummation of our initial business combination, provided that in no event will any loans provided by our sponsor before the effective date of our IPO or during the 60 days after the effective date of our IPO be convertible into our securities. The private units will be identical to the public units, except as described elsewhere in this this proxy statement/prospectus.

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The conflicts described above may not be resolved in our favor.

The directors and officers of EFHAC may have certain other conflicts of interest as described in the section “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.” EFHAC does not believe however that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially affected its search for a target nor will materially impact its ability to complete the proposed Business Combination because in most cases the affiliated companies are closely held entities controlled by the officer or director or the nature of the affiliated company’s business is such that it is unlikely that a conflict will arise. The EFHAC Board considered the potential conflicts of interest and determined such potential conflicts were not an impediment to the Business Combination.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

●	the corporation could financially undertake the opportunity;

●	the opportunity is within the corporation’s line of business; and

●	it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation. The determination of whether an opportunity has been expressly offered to a director of officer solely in his or her capacity as a director or officer of our company will made based on express statements by the person offering the opportunity, and if a director or officer is unsure of whether an opportunity was offered in such capacity, he or she shall seek guidance on such determination from the audit committee of our board of directors.

The following table summarizes the current material pre-existing fiduciary or contractual obligations of our officers and directors:

Individual(1)	Entity(2)	Entity’s Business	Affiliation
Benjamin Piggott	EF Hutton, division of Benchmark Investments, LLC	Investment banking	Managing Director
Kevin M. Bush	Green Shoot Partners	Investment vehicle	Majority shareholder
	Fresh Dining Concepts	Food brand franchise group	Chief Strategy Officer
David Boral	EF Hutton, division of Benchmark Investments, LLC	Investment banking	President
Joseph Rallo	EF Hutton, division of Benchmark Investments, LLC	Investment banking	Chief Executive Officer
Stanley Hutton Rumbough	SHR Ventures, LLC	Family office	Sole Member
	HUTN, Inc.	Finance and investment platform	Chairman
Anne Lee	Anheuser-Busch	Brewing company	Director of Wholesale M&A
Thomas Wood	Advanced Mining Drilling Technologies LLC	Battery metals extraction technology	Executive Chairman
	XtremeX Mining Technology Corp.	Coil tubing patented mining technology	Chairman
	National Energy Services Reunited Corp.	Oil Field Service Provider	Board Member

(1)	Each person has a fiduciary duty with respect to the listed entities next to their respective names.

(2)	Each of the entities listed in this table has priority and preference relative to our company with respect to the performance by each individual listed in this table of his or her obligations and the presentation by each such individual of business opportunities.

Accordingly, if any of the above executive officers or directors becomes aware of a business combination opportunity which is suitable for any of the above entities to which he or she has current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our sponsor, officers or directors. In the event we seek to complete our initial business combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions, that such an initial business combination is fair to our company from a financial point of view.

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In the event that we submit our initial business combination to our public stockholders for a vote, pursuant to the letter agreement, our sponsor, the other initial stockholders, our officers and our directors have agreed to vote their respective founder shares, private shares and any public shares held by them in favor of our initial business combination. In addition, each of our Anchor Investors has entered into an investment agreement with us pursuant to which they have agreed to vote any founder shares held by them offering in favor of our initial business combination. Although the Anchor Investors are not contractually obligated to vote any public shares they own in favor of our initial business combination, their ownership of founder shares may provide an incentive for them to do so.

Legal Proceedings

Unless otherwise indicated, no officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

●	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time, except Solar Nation, an entity for which Paul Hodge, Jr. was the CEO and founder until 2011, filed a voluntary petition for bankruptcy under Chapter 7 of the U.S. Bankruptcy Code in February 2013;

●	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending, or otherwise limiting their involvement in any type of business, securities or banking activities;

●	Being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity;

●	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity; or

●	Having any administrative proceeding threatened against them related to their involvement in any type of business, securities, or banking activity.

Limitation on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We will enter into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our bylaws also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We will purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement, or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

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EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for certain of the Company’s executive officers and directors. As an “emerging growth company”, as defined in the JOBS Act, the Company is not required to include a Compensation Discussion and Analysis section and has elected to apply the scaled back disclosure requirements applicable to emerging growth companies, which require compensation disclosure for all individuals who served as the Company’s principal executive officer during 2022 and its two most highly compensated executive officers other than the principal executive officer whose total compensation for 2022 exceeded $100,000, and who were serving as executive officers as of December 31, 2022. We refer to these individuals as “named executive officers”, or “NEOs”.

Summary Compensation Table

The following table sets forth information concerning the compensation paid to the Company’s NEOs.

Name of the Officer	Title	Year	Salary	Bonus(3)	Other Compensation(6)
		2023	$100,000(1) / $320,000(2)	-(2)(7)	$4,000
Elliot Humble	Chief Technology Officer	2022	$99,999	$21,852	$6,000
		2021	$99,999	$23,161	$6,000
		2023	$125,000(1) / $425,000(2)	-(2)(7)	$5,200
Scott Wallace	Chief Executive Officer and Director	2022	$130,000	$23,900	$7,200
		2021	$130,000	$20,230	$7,200
		2023	$125,000(1) / $320,000(2)	- (2)(7)	$5,000
Thomas Humble	Chief Experience Officer and Director	2022	$40,000(4)	$24,150	$3,600
		2021	$85,000(5)	$18,901	$5,400

(1)	Current Salary
(2)	Post Business Combination
(3)	Does not include monthly dividends paid upon the achievement of certain KPIs.
(4)	ECD UK paid an additional $39,774 to Thomas Humble in 2022.
(5)	ECD UK paid an additional $18,568 to Thomas Humble in 2021.
(6)	Includes 401(k) match by ECD and bonus paid in that year.
(7)	Bonus to be determined by the Board in its sole discretion, which bonus may be based upon the Company’s total revenue, profitability, and any other factors, all as determined at the sole discretion of the Board.

Narrative Disclosure to Summary Compensation Table

The compensation of ECD’s named executive officers generally consists of base salary and benefits. In making executive compensation decisions, the ECD’s Board has considered such factors as they deem appropriate in their exercise of discretion and business judgment, including a subjective assessment of the named executive officer’s performance, the amount of vested and unvested equity held by the officer, amounts paid to ECD’s other executive officers and competitive market conditions.

Appointment of Chief Financial Officer

Mr. Raymond Cole was appointed as the Company’s Chief Financial Officer in May 2023. The Combined Company intends to appoint Mr. Raymond Cole as the Combined Company’s Chief Financial Officer and, in connection with this appointment, enter into an employment agreement with Mr. Cole, pursuant to which he will receive an annual base salary of $350,000. Mr. Cole will also be eligible to receive a discretionary annual performance bonus and benefits described in the item below.

Subject to approval by the Board and the terms of the 2023 Equity Incentive Plan, Mr. Cole will receive a one-time grant of fully vested options for purchase of up to 100,000 shares of common stock of the Combined Company.

Post-Business Combination Executive Compensation

Following the consummation of the Business Combination, the Combined Company intends to develop an executive compensation program that is designed to align compensation with the Combined Company’s business objectives and the creation of stockholder value, while enabling the Combined Company to attract, retain, incentivize, and reward individuals who contribute to the long-term success of the Combined Company. Decisions on the executive compensation program will be made by the compensation committee.

The Combined Company intends to enter into employment agreements with each of its NEOs and its Chief Financial Officer and Emily Humble in the form attached as Exhibits 10.16 to 10.20 to this proxy statement/prospectus, setting forth the initial terms and conditions of such officers’ employment with the Combined Company. See Item “Directors and Executive Officers of the Combined Company After the Business Combination”. Effective as of the closing of the Business Combination, the NEOs’ and the Chief Financial Officer’s terms of employment shall be of two (2) years, which shall automatically renew for successive one (1) year periods. Compensation shall be comprised of (i) a base salary, as described in the previous table and in the preceding item, (ii) annual or quarterly discretionary bonus, which may be based upon the Combined Company’s total revenue, profitability, and any other factors, all as determined at the sole discretion of Combined Company’s Board of Directors, (iii) an automobile allowance of $2,000.00 per month, (iv) full premiums that are applicable to any healthcare, vision, and/or dental benefit plans in which each NEO or the Chief Financial Officer participates (including the full premiums of such coverage with respect to the spouse of the employee), and (v) participation in the Company’s 401(k) plan.

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Benefits and Perquisites

ECD provides its NEOs medical insurance with All Savers of UHC, for which ECD contributes 75% toward the medical coverage for the NEOs, while spouses and family coverage may be added at the NEOs’ expense.

Upon the closing of the Business Combination, the Combined Company may provide the NEOs and the Chief Financial Officer with such benefits as are available to other employees of the Company. During the term of the employment, such employee will be eligible to participate in all benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company shall not pay any benefit to the extent the benefit would create an excise tax under the parachute rules of Section 280G of the Code.

The Company’s NEO and Chief Financial Officer will also be entitled to twenty (20) days per calendar year (prorated for partial calendar years) of paid time off and such additional paid time off as may be mutually agreed upon between the employee and the Company.

401(k) Plan

ECD maintains a 401(k) plan for employees. The 401(k) plan is intended to qualify under Section 401(a) of the Internal Revenue Service Code, so that contributions to the 401(k) plan by employees or by ECD and the investment earnings thereon, are not taxable to the employees until withdrawn, and so that contributions made by ECD, if any, will be deductible by ECD when made. Employees may elect to reduce their current compensation by up to the statutorily prescribed annual limits and to have the amount of such reduction contributed to their 401(k) plans. The 401(k) plan permits ECD to make contributions up to the limits allowed by law on behalf of all eligible employees. ECD currently makes matching contributions under its 401(k) plan in the amount of 100% of the first 3% of each employees’ contribution, and 50% of the next 2% contributed by each employee.

Equity Plans

2023 Equity Incentive Plan

Assuming the approval of Proposal 6, the Plan Proposal, following the closing of the Business Combination, the Combined Company will have the 2023 Equity Incentive Plan. For a description of this plan see “Proposal 6 – 2023 Equity Incentive Plan Proposal”.

Director Compensation

Following the Business Combination, the Combined Company will implement a compensation plan for its non-employee directors. Pursuant to this plan, non-employee directors will receive a cash payment in the amount of $12,500 per each quarterly meeting of the Combined Company that such director attends, up to a maximum of $50,000 per year, in addition to a one-time grant of stock options to purchase up to 15,000 shares of Common Stock, exercisable at a purchase price which shall be equal to 110% of the price per share of the Common Stock at the Closing Date.

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DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY AFTER THE
BUSINESS COMBINATION

Unless the context otherwise requires, for purposes of this section, the terms “we,” “us,” “our,” or “the Combined Company” refer to ECD Automotive Design, Inc. after the consummation of the Business Combination.

Directors and Executive Officers

The following table sets forth certain information relating to the persons who will serve as executive officers and directors of the Combined Company, as well as the Surviving Corporation, immediately following the consummation of the Business Combination.

Name	Age	Title
Emily Humble	37	Chief Product Officer and Director
Thomas Humble	37	Chief Experience Officer and Director
Elliot Humble	32	Chief Technology Officer
Scott Wallace	53	Chief Executive Officer and Director
Raymond Cole	58	Chief Financial Officer
Benjamin Piggott	43	Director
Thomas Wood	66	Director
Robert Machinist	70	Director
Patrick Lavelle	71	Director

Director Nominees

Emily Humble is one of the Founders of ECD and currently serves as ECD’s Chief Product Officer and Head of Client Services. Mrs. Humble is an experienced leader within the education sector, having headed the development of new performing arts establishments within both the public and private sectors. In addition to founding ECD, in 2013, Ms. Humble started the performing arts academy, Dance Station Orlando, across the Greater Orlando Area, recruiting over 400 students within the first three (3) years. Ms. Humble sold her academy and returned to the ECD team full-time in 2020 to focus on enhancing the client experience. Ms. Humble holds a BA in Ballet Education from The Royal Academy of Dance in London, England, and a postgraduate certificate in education (PGCE) in Post Compulsory Education from the University of Wolverhampton in Sutton Coldfield, England. In her most recent position as the supervisor of the Quality Control Team, Mrs. Humble has been focused on using data to drive quality forward in not only the QC team, but within each department on the production line. Ms. Humble is qualified to serve as a director due to her experience as ECD’s Chief Product Offer and Head of Client Services, as well as her expertise in client relations and experience within both the public and private sectors.

Thomas Humble is one of the Founders of ECD and currently serves as ECD’s Chief Experience Officer and Sales Director. Mr. Humble has also served as a director for Overland Auto Transport d/b/a Luxury Automotive Transport and co-owner of Luxury Automotive Transport since 2019. Mr. Humble is a top-ranked sales director recognized for leading the sales efforts for several international organizations across Europe, including Nike Corporation, Volkswagen, Audi, and Porsche, before transitioning to self-employment in the United States. Mr. Humble has managed ECD’s business from its start in 2013, covering import/export of vehicles and all shipping logistics, sourcing vehicles for clients, managing outsourced vendors, and all interaction with clients. Over the years, Mr. Humble has been involved in everything from facility leases, hiring staff, quality control, product development, and the entire client experience. As the CXO, Mr. Humble manages every aspect of the process including client services, sales, design, client journey, delivery, and warranty. Mr. Humble is qualified to serve as a director due to his experience as ECD’s Chief Experience Officer and Sales Director, as well as his extensive operational expertise and experience in the automotive industry.

Scott Wallace is one of the Founders of ECD, and he currently serves as ECD’s Chief Executive Officer. Before joining ECD in 2023, Mr. Wallace served as a sales & marketing director for Greene King P.L.C. and for Dale Street Capital in the UK. In those roles, Mr. Wallace was responsible for the marketing direct reports and the regional sales directors with the goal of generating revenue and maximizing ROI by means of creative and cost-effective marketing strategies while driving sales using CRM data and conversion tracking. Mr. Wallace’s time in the public company resulted in improving share value by 200% over four years. In private equity, Mr. Wallace and his team purchased a business for £227 million and exited at £467 million. Mr. Wallace also owned a marketing agency, and had the benefit of being on the non-client side of marketing, which allowed him an in-depth review of skills required to integrate full in-house marketing teams and save agency fees in future businesses. As one of the original founders of ECD, Mr. Wallace’s two core skills in marketing and capital allocation were critical as the company grew revenue at a CAGR of 26%. Mr. Wallace holds a degree in Tourism from the University of Central England, Birmingham. Mr. Wallace is qualified to serve as a director due to his experience as ECD’s Chief Executive Officer, as well as his extensive experience in marketing and sales, the European public sector, and the venture capital industry.

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Non-Executive Directors

Benjamin Piggott is the Chairman and Chief Executive Officer of EFHAC. Mr. Piggott has been a Managing Director at EF Hutton since its inception in June 2020. Prior to joining EF Hutton, Mr. Piggott was Head of Corporate Development at Laird Superfood (NYSE American: LSF), a plant-based, omni-channel natural food company based in Sisters, Oregon. Mr. Piggott had served as an investor in the company and later joined as Head of Corporate Development, assisting in capital raising efforts, including Laird Superfood’s IPO on September 23, 2020. While at Laird Superfood, Mr. Piggott built a strong pipeline of acquisition candidates in the natural food and beverage sector by vetting over 100 companies. Mr. Piggott also helped to successfully negotiate the sale of a minority equity stake in the company to Danone S.A. Prior to Laird Superfood, Mr. Piggott spent fifteen years in the investment industry, ten of which were with the Small Cap Team at Fidelity Management & Research Company where he served as both a research analyst and sector portfolio manager. Mr. Piggott also spent two years at Legg Masson Capital Management as a generalist covering small mid-cap companies. During his time on the buy-side, Mr. Piggott has been active in analyzing a number of IPO opportunities. As a result of his fifteen years of experience on the buy-side, Mr. Piggott has strong relationships with participants in the investment community that are active in SPAC IPOs and private investment in PIPEs. During his tenure on the buy-side, Mr. Piggott covered various sectors, both domestically and internationally, including consumer, technology, healthcare, energy, industrials and utilities. Mr. Piggott received his Bachelor of Science in Finance from Bentley University in 2002 and graduated with honors.

Thomas Wood is an independent director of EFHAC. Mr. Wood is a serial entrepreneur, having started and taken multiple energy companies public over the course of his career. Since 2022, Mr. Wood has been the Executive Chairman and founder of Advanced Mining Drilling Technologies LLC, which is a private company currently developing battery metals extraction technology. He is also the Chairman and co-founder of XtremeX Mining Technology Corp which is a coil tubing patented mining technology targeted at precious metals and battery metals discovery and testing. In 2017, Mr. Wood was a sponsor and the CFO of National Energy Services Reunited Corp. (NASDAQ: NESR), a $200 million SPAC, that successfully completed a business acquisition with Gulf Energy SAOC and National Petroleum Services on June 6, 2018. Mr. Wood was instrumental in the IPO raising of the SPAC and the search of merger candidates and remains an active board member of the combined company, which has an enterprise value of approximately $1.7 billion as of June 30, 2021. He has over 35 years of experience in establishing and growing public and private companies that provide or use oil and gas contract drilling services. Since December 1990, he has served as the Chief Executive Officer of Round Up Resource Service Inc., a private investment company. Mr. Wood founded Xtreme Drilling Corp. (TSX: XDC), an onshore drilling and coil tubing technology company, in May 2005 and served as its Executive Chairman until May 2011 and its Chief Executive Officer and Director from May 2011 through August 2016. He is the founder of Savanna Energy Services Corp. (TSE: SVY), a North American energy services provider, where he served as the Chairman from 2001 to March 2005. He also served as Director at various companies engaged in the exploration and production of junior oil and gas, including Wrangler West Energy Corp. from April 2001 to 2014; New Syrus Capital Corporation from 1998 to 2001 and Player Petroleum Corporation from 1997 to 2001. In addition, Mr. Wood served as the President, Drilling and Wellbore Service, of Plains Energy Services Ltd. from 1997 to 2000 and Wrangler Pressure Control from 1998 to 2001. He served as the President of Round-Up Well Servicing Inc. from 1988 to 1997 and Vice President of Shelby Drilling from 1981 to 1987. Mr. Wood holds a BA in Economics from University of Calgary.

Robert Machinist  served as Chief Executive Officer and Chairman of the board of directors of Troika Media Group (Nasdaq: TRKA) from March 2018 to May 2022, and as the chairman of the board of directors of Atlantic International Corp. since its formation in October 2022. Mr. Machinist has extensive experience both as a principal investor and operator in a broad range of businesses, as well as acting an owner-operator of diversified businesses related with investment banking. From 2014 to 2018, he has been the Vice Chairman of Pyrolyx A.G. (S26.DU), the first environmentally-friendly and sustainable method of recovering high-grade carbon back from end-of-life-tires. Most recently, he has been the chairman and an original founding board member of CIFC Corp. (Nasdaq: CIFC), a publicly-listed credit manager with over $14.0 billion of assets under management, which was sold in December 2016. In addition, he has been the chairman of the Board of Advisors of MESA, a merchant bank specializing in media and entertainment industry transactions, which was sold to Houlihan Lokey in 2016. Mr. Machinist has also been a partner of Columbus Nova, a leading private investment fund. He runs a private family investment company whose activities include The Collectors Car Garage and a number of real estate development businesses. From November 1999 until December 2002, Mr. Machinist served as managing director and head of investment banking for the Bank of New York and its Capital Markets division. Mr. Machinist was also previously president and one of the principal founders of Patricof & Co. Capital Corp. (APAX Purchasers) and its successor companies, from April 1986 to November 1999. Mr. Machinist is currently the Chairman of the International Board for the Weizmann Institute of Science and the Chairman of Investment Committee for Maimonides Medical Center. Mr. Machinist has been a trustee and Vice Chairman of Vassar College, a member of its Executive Committee, and one of three trustees responsible for managing Vassar College’s Endowment. Mr. Machinist is currently a member of Parachute Health, LLC’s board of directors. Mr. Machinist earned a bachelor of arts degree in Philosophy and in Chemistry from Vassar College in Poughkeepsie, New York. Mr. Machinist undertook graduate work in biochemistry at the Weizmann Institute of Science in Rehovot, Israel.

Patrick Lavelle served in various roles in VOXX International Corp., former Audiovox Corp., since 1977, and was elected President and CEO of the company in May 2005. Mr. Lavelle has also served as Vice President of VOXX International, Senior Vice President, and President of VOXX Electronics Corp. Mr. Lavelle was elected to the VOXX International Board of Directors in 1993 and serves as a Director of most of VOXX International’s operating subsidiaries. Mr. Lavelle joined VOXX International as an audio salesman and held numerous sales management positions before being appointed Vice President of Mobile Accessory Products in 1980. Under Mr. Lavelle’s direction, VOXX International diversified into the mobile electronics category and quickly became a dominant manufacturer of automotive entertainment and security systems. By 1992, VOXX International’s Mobile Division was consolidated into VOXX Electronics Corp, and Mr. Lavelle became its first President. Under Mr. Lavelle’s management, the company has been actively growing inorganically, and it has expanded its lines and brands, including by developing a significant international business. Some of the acquired brands include well-known names such as Klipsch, RCA, Acoustic Research, Jensen, Code Alarm, Pioneer, Onkyo, as well as international brands such as Magnat, Heco, and Mac Audio. A veteran of the consumer electronics industry, Mr. Lavelle takes an active role in the Consumer Technology Association (CTA)®, where he has held several key positions over the years, such as Chairman of the In-Vehicle Electronics Board, Chairman of the Consumer Technology Association, and member of its Executive Board. Currently, Mr. Lavelle sits on the CTA Executive Board as an Industry Advisor, where he has previously served as chair. He is active in his community and serves on the Board of Trustees at his alma mater, Marist College, in New York, as well as Marist College’s Executive Board, and is Chairman of Marist’s Advancement Committee. Mr. Lavelle BA in History from Marist College in 1973.

Executive Officers

Chief Product Officer - Emily Humble See bio at the above item “Directors and Executive Officers of the Combined Company After the Business Combination–Directors and Executive Officers–Directors”.

Chief Experience Officer - Thomas Humble See bio at the above item “Directors and Executive Officers of the Combined Company After the Business Combination–Directors and Executive Officers–Directors”.

Chief Technology Officer - Elliot Humble is one of the Founders of ECD and currently serves as ECD’s Chief Technology Officer and Operation Manager. Mr. Humble has served as a director for Overland Auto Transport d/b/a Luxury Automotive Transport and its co-owner since 2019. Before serving as Co-Founder of ECD, Mr. Humble began his career with Halfords Auto Retailers in the U.K., where he gained experience in quality control, innovative design, capital forecasting, and vendor relations. Mr. Humble holds a degree in Sports and Exercise Science from Leeds Metropolitan University. Mr. Humble is qualified to serve as a director due to his experience as ECD’s Chief Technology Officer and Operation Manager, as well as his extensive technical and operational expertise and experience in the automotive industry.

Chief Executive Officer - Scott Wallace. See bio at the above item “Directors and Executive Officers of the Combined Company After the Business Combination–Directors and Executive Officers–Directors”.

Chief Financial Officer - Raymond Cole has served as ECD’s Chief Financial Officer since May 2023. Prior to joining ECD, Mr. Cole served as the Chief Executive Officer at LuckyJack, LLC d/b/a Lucky Jack Coffee, a Las Vegas-based producer of organic and nitrogen-infused cold brew coffee, from November 2020 to April 2023. Mr. Cole served as a board member of Lucky Jack Coffee from 2016 until April 2023. During his time at Lucky Jack Coffee, he led the implementation of an enterprise resource planning (ERP)/warehouse management system which included identifying the best ERP service provider and creating the in-house processes to implement the system into the company’s operation. Mr. Cole’s experience in manufacturing has allowed him to combine his financial knowledge with production operations and optimize solutions for operational processes. Before his time at Lucky Jack Coffee, Mr. Cole was the Chief Operating Officer and Chief Financial Officer at Empowered Media, LLC, the Jillian Michaels brand licensing company, and a Director at American Express. Mr. Cole began his career in the mergers and acquisitions groups at Salomon Smith Barney and JPMorgan Chase. He has a strong background in finance with experience in financial reporting, and a thorough understanding of public financial reports, corporate finance, and accounting. Mr. Cole holds a master’s degree in business administration and finance from the Zicklin School of Business at Baruch College and a bachelor’s degree in economics from Fordham University.

Family Relationships

Thomas Humble and Emily Humble are married. Elliot Humble and Thomas Humble are brothers.

Corporate Governance

Board of Directors

The Combined Company’s business and affairs will be organized under the direction of the Board. The Combined Company’s board of directors will consist of seven (7) directors, and will be divided into three classes. Class I directors will consist of Robert Machinist and Patrick Lavelle, qualified as independent directors. Class II directors will consist of Benjamin Piggott and Thomas Wood, also qualified as independent directors. Class III directors will consist of Scott Wallace, Thomas Humble, and Emily Humble. The initial term of Class I, Class II, and Class III directors will end in 2024, 2025, and 2026, respectively. Each class of directors then shall be elected to serve a three-year term. The primary responsibilities of our Board are to provide oversight, strategic guidance, counseling and direction to management. Our Board will meet on a regular basis and additionally, as required.

Director Independence

Nasdaq’s rules generally require that independent directors must comprise a majority of listed company’s board of directors. Our Board has determined that Benjamin Piggott, Thomas Wood, Robert Machinist and Patrick Lavelle qualify as independent directors, as defined under the listing rules of Nasdaq, and our Board consist of a majority of independent directors, as defined under the rules of the SEC and the listing rules of Nasdaq relating to director independence requirements. In addition, we are subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.

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Role of the Board in Risk Oversight

The Combined Company’s Board will have extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting to our Board by the audit committee. The audit committee represents our Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. In addition, our Board receives periodic detailed operating performance reviews from management.

Committees of the Board

The Combined Company’s Board will have three standing committees: an audit committee, a compensation committee and a nominating committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors, and that the nominating committee of a listed company be comprised solely of independent directors if formed by less than 3 members. Each committee operates under a charter that was approved by the Board. The Board may from time to time establish other committees.

Audit Committee

The Combined Company’s audit committee shall consist of Thomas Wood, Benjamin Piggott and Patrick Lavelle, each of whom is an independent director under applicable Nasdaq listing standards. Thomas Wood has been appointed chair of the audit committee. The audit committee’s duties, which are specified in the Audit Committee Charter, include, but are not limited to:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

●	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory, or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Financial Expert on Audit Committee

The Combined Company’s audit committee will, at all times, be composed exclusively of “independent directors” who are “financially literate” as defined under applicable Nasdaq listing standards. Nasdaq’s standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement.

In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Board has determined that Thomas Wood qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

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Compensation Committee

The Combined Company’s compensation committee will consist of Patrick Lavelle, Benjamin Piggott and Thomas Wood, each of whom is an independent director under applicable Nasdaq listing standards. Patrick Lavelle has been appointed chair of the compensation committee. The compensation committee’s duties, which are specified in the Compensation Committee Charter, include, but are not limited to:

●	determining, or recommending to the Board for determination, the compensation of our executive officers, including our chief executive officer;

●	overseeing and setting compensation for the members of our Board;

●	administering our equity compensation plans;

●	overseeing our overall compensation policies and practices, compensation plans, and benefits programs; and

●	preparing the compensation committee report that the SEC will require in our annual proxy statement.

Nominating Committee

We have established a nominating committee of the board of directors. Robert Machinist, Patrick Lavelle and Benjamin Piggott serve as members of our nominating committee. Under the Nasdaq listing standards, director nominees must either be selected, or recommended for the Board’s selection, either by independent directors constituting a majority of the Board’s independent directors, in a vote in which only independent directors participate, or by a nominations committee comprised solely of independent directors.

We have adopted a compensation committee charter, which details the principal functions of the nominating committee, including:

●	determining the qualifications, qualities, skills, and other expertise required to be a director and to develop, and recommend to the Board for its approval, criteria to be considered in selecting nominees for director (the “Director Criteria”);
●	identifying and screening individuals qualified to become members of the Board, consistent with the Director Criteria;
●	making recommendations to the Board regarding the selection and approval of the nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders, subject to approval by the Board;
●	reviewing the Board’s committee structure and composition and to make recommendations to the Board regarding the appointment of directors to serve as members of each committee and committee chairmen annually;
●	developing and recommending to the Board for approval a policy for the review and approval of related party transactions and reviewing, approving and overseeing any transaction between the Company and any related person on an ongoing basis in accordance with the Company’s related party transaction approval policy;
●	developing and recommending to the Board for approval standards for determining whether a director has a relationship with the Company that would impair its independence;
●	reviewing and discussing with management disclosure of the Company’s corporate governance practices;
●	developing and recommending to the Board for approval an officer succession plan and reviewing it periodically with the Chief Executive Officer; and
●	reviewing any director resignation letter tendered in accordance with the Company’s director resignation policy set out in the Company’s corporate governance guidelines, and evaluating and recommending to the Board whether such resignation should be accepted.

The nominating committee will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the nominating committee considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Code of Business Conduct and Ethics

The Combined Company will adopt a code of business conduct and ethics that applies to all of our employees, officers, and directors, including our executive officers. The full text of the code of business conduct and ethics is available on the investor relations page on our website. We intend to post any amendment to our code of business conduct and ethics, and any waivers of its requirements, on our website or in filings under the Exchange Act to the extent required by applicable rules or regulations or listing requirements of Nasdaq. Information on or that can be accessed through our website is not part of this proxy statement/prospectus.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of Common Stock as of October 13, 2023 pre-Business Combination and immediately after the consummation of the Business Combination by:

●	each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by EFHAC to be the beneficial owner of more than 5% of the shares of Common Stock as of October 13, 2023 (pre-Business Combination) or of shares of Common Stock upon the Closing;

●	each of EFHAC’s executive officers and directors;

●	each person who will become an executive officer or director of the Combined Company upon the Closing;

●	all of our current executive officers and directors as a group; and

●	all executive officers and directors of the Combined Company as a group upon the Closing.

As of the Record Date, there were 6,625,147 shares of Common Stock issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, EFHAC believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately after the consummation of the Business Combination, sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws. Any shares of Common Stock subject to options or Warrants exercisable within 60 days of the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options or Warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on (a) 33,694,835 shares of Common Stock to be outstanding upon consummation of the Business Combination assuming minimum redemptions and (b) 30,889,779 shares of Common Stock to be outstanding upon consummation of the Business Combination assuming maximum redemptions, however neither amount takes into account any ECD Preferred Stock, Warrants or options or other convertible securities of ECD issued and outstanding as of the date hereof. If the actual facts are different than these assumptions (which they are likely to be), these ownership percentages will be different.

The expected beneficial ownership of the Combined Company Common Stock post-Business Combination under the header “Post-Business Combination — Assuming Minimum Redemption” assumes none of the Public Shares having been redeemed. The expected beneficial ownership of the Combined Company Common Stock post-Business Combination under the header “Post-Business Combination — Assuming Maximum Redemption” assumes all, except 687,591, Public Shares have been redeemed.

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	Pre-Business Combination		Post-Business Combination
			Assuming Minimum Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owner	Number of Shares	%	Number of Shares of Common Stock	%	Number of Shares of Common Stock	%
Directors and Executive Officers of EFHAC(1)
EF Hutton Partners, LLC(1)(2)	1,819,918	12.4%	1,819,918	5.4%	1,819,918	5.8%
Joseph Rallo(1)(2)	1,819,918	12.4%	1,819,918	5.4%	1,819,918	5.8%
David Boral(1)(2)	1,819,918	12.4%	1,819,918	5.4%	1,819,918	5.8%
Kevin M. Bush(1)	84,732	*	84,732	*	84,732	*
Stanley Hutton Rumbough(1) (3)	258,387	1.8%	258,387	*	258,387	*
Paul Hodge Jr.(1)	119,463	*	119,463	*	119,463	*
Thomas Wood(1)	50,000	*	50,000	*	50,000	*
Anne Lee(1)	50,000	*	50,000	*	50,000	*
All directors and executive officers prior to the Business Combination as a group (8 individuals)	2,382,500	16.3%	2,382,500	7.0%	2,382,500	7.7%

Directors and Executive Officers of the Combined Company(4)
Emily Humble			12,240,000	36.3%	12,240,000	39.6%
Thomas Humble			5,280,000	15.7	5,280,000	17.1%
Elliot Humble			1,200,000	3.6%	1,200,000	3.9%
Scott Wallace			5,280,000	15.7	5,280,000	17.1%
Raymond Cole			-	*	-	*
Patrick Lavelle			-	*	-	*
Robert Machinist			-	*	-	*
Thomas Wood	50,000	*	50,000	*	50,000	*
Benjamin Piggott	-	*	-	*	-	*
All directors and executive officers after the Business Combination as a group (9 individuals)			24,050,000	71.4%	24,050,000	77.8%

*	Less than 1%.

(1)	The business address of each of the entities or individuals is c/o EF Hutton Acquisition Corporation I, 24 Shipyard Drive, Suite 102, Hingham, MA 02043.

(2)	Joseph Rallo and David Boral have investment and dispositive control over the shares held by EF Hutton Partners, LLC.

(3)	Includes the shares held by SHR Ventures, LLC because Mr. Rumbough shares investment and dispositive control over such shares, with the manager of SHR Ventures, LLC.

(4)	The business address of each of the individuals is c/o Humble imports, Inc., 4930 Industrial Lane, Unit 107, Kissimmee, FL 34758.

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DESCRIPTION OF EFHAC’S SECURITIES

Unless the context otherwise requires, for purposes of this section, the terms “we,” “us,” “our” or “EFHAC” refer to EFHAC Acquisition Corporation I prior to the consummation of the Business Combination.

Pursuant to our amended and restated certificate of incorporation, our authorized capital stock consists of 100,000,000 shares of common stock, $0.0001 par value, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value. The following description summarizes the material terms of our capital stock. Because it is only a summary, it may not contain all the information that is important to you.

Units

Each unit consists of one share of common stock, one redeemable warrant and one right to receive 1/8 of one share of common stock. Each warrant entitles the holder thereof to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as provided herein. Each right entitles the holder to receive one-eighth (1/8) of one share of common stock upon the consummation of our initial business combination. We will not issue fractional shares in connection with an exchange of rights. Fractional shares resulting from an exchange of rights will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Delaware law. As a result, you must hold rights in multiples of eight in order to receive shares for all of your rights upon closing of a business combination. If we are unable to complete an initial business combination within the required time period and we redeem the public shares for the funds held in the trust account, holders of warrants and rights will not receive any of such funds for their warrants and rights and the warrants and rights will expire worthless.

The common stock, warrants and rights comprising the units began separate trading on December 8, 2022. Since the shares of common stock, warrants and rights commenced separate trading, holders have the option to continue to hold units or separate their units into the component securities. Holders need to have their brokers contact our transfer agent in order to separate the units into shares of common stock, warrants and rights.

Common Stock

6,625,147 shares of our common stock are outstanding, consisting of:

●	3,492,647 shares of our common stock underlying the public units;
●	2,875,000 founder shares held by our initial stockholders and any Anchor Investors holding founder shares; and
●	257,500 private shares underlying private units.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of common stock will vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law. Unless specified in our amended and restated certificate of incorporation or bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Because our amended and restated certificate of incorporation authorizes the issuance of up to 100,000,000 shares of common stock, if we were to enter into an initial business combination, we may (depending on the terms of such an initial business combination) be required to increase the number of shares of common stock which we are authorized to issue at the same time as our stockholders vote on the initial business combination to the extent we seek stockholder approval in connection with our initial business combination.

In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until no later than one year after our first fiscal year end following our listing on Nasdaq. Under Section 211(b) of the DGCL, we are, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with our bylaws, unless such election is made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors prior to the consummation of our initial business combination, and thus we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the consummation of our initial business combination, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

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We will provide our stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of our initial business combination including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the trust account is initially anticipated to be approximately $10.10 per public share (subject to increase of up to an additional $0.45 per unit in the event that our sponsor elects to extend the period of time to consummate a business combination, as described in more detail in our IPO prospectus), regardless of whether or not the underwriters exercise any portion of their option to purchase additional units. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. Our initial stockholders, officers and directors entered into a letter agreement with us, pursuant to which they agreed to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of our initial business combination. Unlike many blank check companies that hold stockholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon completion of such initial business combinations even when a vote is not required by applicable law or stock exchange requirements, if a stockholder vote is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will, pursuant to our amended and restated certificate of incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing our initial business combination. Our amended and restated certificate of incorporation requires these tender offer documents to contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a stockholder approval of the transaction is required by applicable law or stock exchange requirements, or we decide to obtain stockholder approval for business or other legal reasons, we will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If we seek stockholder approval, we will complete our initial business combination only if a quorum is present and a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve the initial business combination are voted in favor of the initial business combination. A quorum for such meeting will consist of the holders present in person or by proxy of shares of outstanding capital stock of the company representing a majority of the voting power of all outstanding shares of capital stock of the company entitled to vote at such meeting. Each representative has informed us that it has no current commitments, plans or intentions to acquire any public shares for its own account; however, if a representative does acquire public shares, it will do so in the ordinary course of business or in the types of transactions described in the first paragraph under “Proposed Business — Effecting our Initial Business Combination — Permitted Purchases of Our Securities” in our IPO prospectus. The representative will not make any such purchases when in possession of any material nonpublic information not disclosed to the seller, during a restricted period under Regulation M under the Exchange Act, in transactions that would violate Section 9(a)(2) or Rule 10b-5 under the Exchange Act, or if prohibited by applicable state securities laws or broker-dealer regulations. To the extent our initial stockholders or purchasers of private units transfer any of these securities to certain permitted transferees, such permitted transferees will agree, as a condition to such transfer, to waive these same redemption rights. If we submit our initial business combination to our public stockholders for a vote, our sponsor, the other initial stockholders, our officers and our directors have agreed to vote their respective founder shares, private shares and any public shares held by them in favor of our initial business combination.

The participation of our initial stockholders, Anchor Investors, officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in our IPO prospectus), if any, could result in the approval of our initial business combination even if a majority of our public stockholders vote, or indicate their intention to vote, against such business combination. For purposes of seeking approval of the majority of our outstanding shares of common stock present in person or by proxy and entitled to vote at the meeting, non-votes will have no effect on the approval of our initial business combination once a quorum is obtained. We intend to give approximately 30 days (but not less than 10 days nor more than 60 days) prior written notice of any such meeting, if required, at which a vote shall be taken to approve our initial business combination. These quorum and voting thresholds, and the voting agreements of our initial stockholders, may make it more likely that we will consummate our initial business combination.

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If we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares of common stock sold in our IPO, which we refer to as the Excess Shares. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Our stockholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our initial business combination, and such stockholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such stockholders will not receive redemption distributions with respect to the Excess Shares if we complete the initial business combination. And, as a result, such stockholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their stock in open market transactions, potentially at a loss.

If we seek stockholder approval in connection with our initial business combination, pursuant to the letter agreement our initial stockholders, officers and directors have agreed to vote their founder shares and private shares and any public shares they may acquire during or after our IPO (including in open market and privately negotiated transactions) in favor of our initial business combination. As a result, in addition to our initial stockholders’ founder shares and private shares, we do not need any public shares sold in our IPO to be voted in favor of an initial business combination (assuming only the minimum number of shares representing a quorum are voted, and the initial stockholders do not purchase any units in our IPO or units or shares in the after-market) in order to have our initial business combination approved. Additionally, each public stockholder may elect to redeem its public shares irrespective of whether they abstain from voting or vote for or against the proposed transaction (subject to the limitation described in the preceding paragraph).

Pursuant to the Amendment to our amended and restated certificate of incorporation, we will have until November 13, 2023 (or March 13, 2024 if we extend the period of time to consummate a Business Combination by the full amount of time). Pursuant to the terms of the Amendment to our amended and restated certificate of incorporation and the trust agreement entered into between us and Continental Stock Transfer & Trust Company on September 8, 2022, in order to extend the time available for us to consummate our initial business combination, our sponsor or its affiliates or designees must, prior to the applicable deadline, deposit into the Trust Account the lesser of $80,000, or $0.04 per share for each outstanding share of common stock sold in EFHAC’s IPO for each one-month extension each one-month extension, on or prior to the date of the applicable deadline, or up to an aggregate of the lesser of $720,000, or $0.36 per share if we extend for the full nine months. Any such payments would be made in the form of a loan. Any such loans will be non-interest bearing and payable upon the consummation of our initial business combination. If we complete our initial business combination, we would repay such loaned amounts out of the proceeds of the trust account released to us. If we do not complete a business combination, we will not repay such loans. Furthermore, the letter agreement with our initial stockholders contains a provision pursuant to which our sponsor has agreed to waive its right to be repaid for such loans out of the funds held in the trust account in the event that we do not complete a business combination. Our sponsor and its affiliates or designees are not obligated to fund the trust account to extend the time for us to complete our initial business combination. You will not be able to vote on or redeem your shares in connection with any such extension.

If we are unable to complete our initial business combination by November 13, 2023 (or March 13, 2024 if we extend the period of time to consummate a Business Combination by the full amount of time), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our initial stockholders, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our initial business combination within 9 months from the closing of our IPO (or up to 18 months from the closing of our IPO if we extend the period of time to consummate a business combination by the full amount of time). However, if our initial stockholders acquire public shares in or after our IPO, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the prescribed time period.

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In the event of a liquidation, dissolution or winding up of EFHAC after an initial business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that we will provide our stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, upon the completion of our initial business combination, subject to the limitations described herein.

Founder Shares

The founder shares are identical to the shares of common stock included in the units sold in our IPO, except the founder shares are subject to certain transfer restrictions, as described below.

Our initial stockholders, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of our initial business combination, (ii) waive their redemption rights with respect to their founder shares and public shares in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter prior thereto or to redeem 100% of our public shares if we do not complete our initial business combination within 9 months from the closing of our IPO (or up to 18 months from the closing of our IPO if we extend the period of time to consummate a business combination by the full amount of time) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (iii) waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our initial business combination within 9 months from the closing of our IPO (or up to 18 months from the closing of our IPO if we extend the period of time to consummate a business combination by the full amount of time), although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame.

Pursuant to the letter agreement, our initial stockholders, officers and directors have agreed to vote their founder shares and private shares and any public shares they may acquire during or after our IPO (including in open market and privately negotiated transactions) in favor of our initial business combination. If we submit our initial business combination to our public stockholders for a vote, we will complete our initial business combination only if a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve the initial business combination are voted in favor of the initial business combination. As a result, in the event that only the minimum number of shares representing a quorum is present at a stockholders’ meeting held to vote on our initial business combination, in addition to our initial stockholders’ founder shares and private shares, we do not need any public shares sold in our IPO to be voted in favor of an initial business combination (assuming only the minimum number of shares representing a quorum are voted, and the initial stockholders do not purchase any units in our IPO or units or shares in the after-market).

The founder shares are entitled to certain registration rights.

The founder shares are subject to transfer restrictions pursuant to lock-up provisions in a letter agreement with us to be entered into by our initial stockholders, and our officers and directors. Those lock-up provisions provide, subject to certain exceptions, that founder shares may not be assigned, transferred or sold until the earlier to occur of: (A) six months after the completion of our initial business combination, or (B) subsequent to the initial business combination, (x) if the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. In the case of the private units, including the underlying shares of common stock, the private units shall not be sellable or transferable until 30 days after the completion of our initial business combination pursuant to a letter agreement between us and the initial stockholders.

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The founder shares are subject to the foregoing restrictions on transfer except for transfers in each case to the following individuals and entities, who we refer to as “permitted transferees” under our IPO prospectus (a) to our officers or directors, any affiliates or family members of any of our officers or directors, the other initial stockholders, or any affiliates or family members of the initial stockholders, (b) in the case of an individual, by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of any of our officers, our directors or the initial stockholders; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of an initial business combination at prices no greater than the price at which the securities were originally purchased; (f) in the event of our liquidation prior to the completion of our initial business combination; or (g) in the event of our liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our completion of our initial business combination; provided, however, that in the case of clauses (a) through (e) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreement and by the same agreements entered into by our initial stockholders and the private placement participants with respect to such securities (including provisions relating to voting, the trust account and liquidating distributions described elsewhere in our IPO prospectus). Any permitted transferees will be subject to the same restrictions and other agreements of our initial stockholders with respect to any founder shares. We refer to such transfer restrictions throughout our IPO prospectus as the lock-up. In addition, each of our Anchor Investors has entered into an investment agreement with us pursuant to which they have agreed to vote any founder shares held by them in favor of our initial business combination. Although the Anchor Investors are not contractually obligated to vote any public shares they own an incentive for them to do so in favor of our initial business combination, their ownership of founder shares may provide an incentive for them to do so. For more information regarding transfer restrictions on founder shares see the section of our IPO prospectus entitled “Principal Stockholders — Restrictions on Transfers of Founder Shares and Private Units.”

Preferred Stock

Our amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in our IPO.

Redeemable Warrants

Public Stockholders’ Warrants

Each warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustments as discussed below, at any time commencing on the later of 12 months from the closing of our IPO or 30 days after the completion of our initial business combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock.

The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation; provided, however, that the private warrants that are part of the private units to be acquired by our affiliates will not be exercisable more than five years after the effective date of the registration statement of which our IPO prospectus forms a part in accordance with FINRA Rule 5110(g)(8)(A).

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We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a warrant unless the common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

We have not registered the shares of common stock issuable upon exercise of the warrants at this time. However, we have agreed that as soon as practicable, but in no event later than 30 days after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement covering the shares of common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective by the 90th day after the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the common stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended, or the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, we may call the warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable (the “30-day redemption period”) to each warrant holder; and

●	if, and only if, the last reported sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in our IPO.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

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If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average last reported sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) and (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of common stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter prior thereto or to redeem 100% of our common stock if we do not complete our initial business combination within 9 months from the closing of our IPO (or up to 18 months from the closing of our IPO if we extend the period of time to consummate a business combination by the full amount of time) or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

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Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which was filed as an exhibit to the registration statement of which our IPO prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in our IPO prospectus, or defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

In addition, if (x) we issue additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at a Newly Issued Price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial stockholders or their affiliates, without taking into account any founder shares held by our initial stockholders or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the Market Value is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

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We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Our warrant agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” in our IPO prospectus. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Rights included as part of units

Except in cases where we are not the surviving company in a business combination, each holder of a right will automatically receive one-eighth (1/8) of a share of common stock upon consummation of our initial business combination, even if the holder of a public right converted all shares of common stock held by him, her or it in connection with the initial business combination or an amendment to our memorandum and articles of association with respect to our pre-business combination activities. In the event we will not be the surviving company upon completion of our initial business combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-eighth (1/8) of a share underlying each right upon consummation of the business combination. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional shares of common stock upon consummation of an initial business combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of ours). If we enter into a definitive agreement for a business combination in which we will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the common stock will receive in the transaction on an as-converted into common stock basis.

We will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Delaware law. As a result, you must hold rights in multiples of eight in order to receive shares for all of your rights upon closing of a business combination. If we are unable to complete an initial business combination within the required time period and we liquidate the funds held in the trust account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from our assets held outside of the trust account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial business combination. Additionally, in no event will we be required to net cash settle the rights. Accordingly, the rights may expire worthless.

Private units

The private units are identical to the public units sold in our IPO. However, because the private units were issued in a private transaction, the private placement participants and their permitted transferees are allowed to exercise the private warrants for cash even if a registration statement covering the shares of common stock issuable upon exercise of such private warrants is not effective and receive unregistered shares of common stock. Furthermore, the private placement participants have agreed (A) to vote the private shares in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to our amended and restated certificate of incorporation that would stop our public stockholders from converting or selling their shares to us in connection with a business combination or affect the substance or timing of our obligation to redeem 100% of our public shares if we do not complete a business combination within 9 months from the closing of our IPO (or up to 18 months from the closing of our IPO if we extend the period of time to consummate a business combination by the full amount of time) unless we provide dissenting public stockholders with the opportunity to convert their public shares in connection with any such vote, (C) not to redeem any private shares for cash from the trust account in connection with a stockholder vote to approve our proposed initial business combination or a vote to amend the provisions of our amended and restated certificate of incorporation relating to stockholders’ rights or pre-business combination activity and (D) that the private shares shall not participate in any liquidating distribution upon winding up if a business combination is not consummated.

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Each private unit, private warrant and private right is identical to the public units, public warrants and public right offered by our IPO prospectus except as described below. The private units and the underlying private shares, private warrants and private rights are subject to certain transfer restrictions, as described in more detail below.

Our private placement participants shall enter into a letter agreement with us, pursuant to which they have agreed to (i) waive their redemption rights with respect to their private shares in connection with the completion of our initial business combination, (ii) waive their redemption rights with respect to their private shares in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter prior thereto or to redeem 100% of our public shares if we do not complete our initial business combination within 9 months from the closing of our IPO (or up to 18 months from the closing of our IPO if we extend the period of time to consummate a business combination by the full amount of time) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (iii) waive their rights to liquidating distributions from the trust account with respect to any private shares held by them if we fail to complete our initial business combination within 9 months from the closing of our IPO (or up to 18 months from the closing of our IPO if we extend the period of time to consummate a business combination by the full amount of time), although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame;

Pursuant to the letter agreement, our initial stockholders, officers and directors have agreed to vote their private shares in favor of our initial business combination. If we submit our initial business combination to our public stockholders for a vote, we will complete our initial business combination only if a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve the initial business combination are voted in favor of the initial business combination. As a result, in the event that only the minimum number of shares representing a quorum is present at a stockholders’ meeting held to vote on our initial business combination, in addition to our initial stockholders’ founder shares and private shares, we do not need any public shares sold in our IPO to be voted in favor of an initial business combination (assuming only the minimum number of shares representing a quorum are voted, and the initial stockholders do not purchase any units in our IPO or units or shares in the after-market).

The securities underlying the private units (including the shares underlying the private warrants and private rights) are entitled to registration rights.

For so long as private units are held by our affiliates, the warrants that are part of such private units will not be exercisable more than five years from the effective date of the registration statement of which our IPO prospectus forms a part in accordance with FINRA Rule 5110(g)(8)(A).

The private units purchased by affiliates of EF Hutton are deemed underwriter’s compensation by FINRA pursuant to Rule 5110 of the FINRA Manual and subject to FINRA lock-up requirements as described under “Underwriting (Conflicts of Interest)—Acquisition of Securities by Affiliates of EF Hutton”.

The private units and their component securities are not transferable, assignable or saleable until 30 days after the consummation of our initial business combination except to permitted transferees, as described above. For more information on transfer restrictions on private units see the section of our IPO prospectus entitled “Principal Stockholders — Restrictions on Transfers of Founder Shares and Private Units”, above.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of an initial business combination. The payment of any cash dividends subsequent to an initial business combination will be within the discretion of our board of directors at such time. If we increase or decrease the size of the offering we will effect a stock dividend or a share contribution back to capital or other appropriate mechanism, as applicable, with respect to our common stock immediately prior to the consummation of the offering in such amount as to maintain the ownership of our initial stockholders at 20.0% of the issued and outstanding shares of our common stock (excluding the shares of common stock underlying the private units and assuming they do not purchase any units in our IPO) upon the consummation of our IPO. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

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Our Amended and Restated Certificate of Incorporation

Our amended and restated certificate of incorporation contains certain requirements and restrictions relating to our IPO that apply to us until the completion of our initial business combination. These provisions cannot be amended without the approval of the holders of at least 65% of our common stock. Our initial stockholders, and any Anchor Investors holding founder shares, who collectively beneficially own approximately 20% of our common stock, will participate in any vote to amend our amended and restated certificate of incorporation and will have the discretion to vote in any manner they choose. Specifically, our amended and restated certificate of incorporation provides, among other things, that:

●	Pursuant to the Amendment to our amended and restated certificate of incorporation, we have until June 13, 2023 (or by March 13, 2024 if the period of time to complete the initial business combination has been extended), to consummate a business combination. Pursuant to the terms of the Amendment to our amended and restated certificate of incorporation and the trust agreement to be entered into between us and Continental Stock Transfer & Trust Company on the date of our IPO prospectus, in order to extend the time available for us to consummate our initial business combination, our sponsor or its affiliates or designees, prior to the applicable deadline, must deposit into the Trust Account the lesser of $80,000, or $0.04 per share for each outstanding share of common stock sold in EFHAC’s IPO for each one-month extension each one-month extension, on or prior to the date of the applicable deadline, or up to an aggregate of the lesser of $720,000, or $0.36 per share if we extend for the full nine months. Any such payments would be made in the form of a loan. Any such loans will be non-interest bearing and payable upon the consummation of our initial business combination. If we complete our initial business combination, we would repay such loaned amounts out of the proceeds of the trust account released to us. If we do not complete a business combination, we will not repay such loans. Furthermore, the letter agreement with our initial stockholders contains a provision pursuant to which our sponsor has agreed to waive its right to be repaid for such loans out of the funds held in the trust account in the event that we do not complete a business combination. Our sponsor and its affiliates or designees are not obligated to fund the trust account to extend the time for us to complete our initial business combination. You will not be able to vote on or redeem your shares in connection with any such extension. If we are unable to complete our initial business combination by June 13, 2023 (or by March 13, 2024 if the period of time to complete the initial business combination has been extended), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. EFHAC has extended the date by which it has to consummate a business combination until November 13, 2023;

●	Prior to our initial business combination, we may not issue additional shares of capital stock that would entitle the holders thereof to (i) receive funds from the trust account or (ii) vote on any initial business combination;

●	Although we do not intend to enter into an initial business combination with a target business that is affiliated with our sponsor, our directors or our officers, we are not prohibited from doing so. In the event we enter into such a transaction, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such an initial business combination is fair to our company from a financial point of view;

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●	If a stockholder vote on our initial business combination is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will offer to redeem our public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act; whether or not we maintain our registration under the Exchange Act or our listing on Nasdaq, we will provide our public stockholders with the opportunity to redeem their public shares by one of the two methods listed above;

●	So long as we obtain and maintain a listing for our securities on Nasdaq, Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the trust account (excluding the deferred underwriting commissions and the taxes payable on the interest earned on the trust account) at the time of we sign a definitive agreement in connection with our initial business combination;

●	If our stockholders approve an amendment to our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter prior thereto or to redeem 100% of our public shares if we do not complete our initial business combination within 9 months from the closing of our IPO (or up to 18 months from the closing of our IPO if we extend the period of time to consummate a business combination by the full amount of time) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, we will provide our public stockholders with the opportunity to redeem all or a portion of their shares of common stock upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares; and

●	We will not effectuate our initial business combination with another blank check company or a similar company with nominal operations.

In addition, our amended and restated certificate of incorporation provides that under no circumstances will we redeem our public shares unless our net tangible assets are at least $5,000,001 either immediately prior to or upon consummation of our initial business combination and after payment of underwriters’ fees and commissions.

Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and By-Laws

Interested Stockholder Statute

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 10% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

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A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	the Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

●	on or subsequent to the date of the transaction, the business combination is approved by the Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Exclusive Forum For Certain Lawsuits

Our Certificate of Incorporation requires that, unless EFHAC consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of EFHAC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of EFHAC to EFHAC or EFHAC’s stockholders, (iii) any action asserting a claim against EFHAC, its directors, officers or employees arising pursuant to any provision of the DGCL or our Certificate of Incorporation or the bylaws, or (iv) any action asserting a claim against the company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, (A) any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction, and (b) any action or claim arising under the Exchange Act or the Securities Act. This provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with EFHAC and its directors, officers, or other employees.

Special Meeting of Stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of the Board, by our president or by our chairman.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued Common Stock is available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Limitation on Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

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Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Securities Eligible for Future Sale

We have 6,625,147 shares of common stock outstanding. Of these shares, the 3,492,647 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 2,875,000 founder shares and all 257,500 private units are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering, and the founder shares and private units (including the underlying shares of common stock) are subject to transfer restrictions as set forth elsewhere in our IPO prospectus. These restricted securities will be entitled to registration rights as more fully described under “— Registration Rights.” in our IPO prospectus.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants or rights for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 24 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants or rights for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of common stock then outstanding, which equals 66,251 shares; or
●	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

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Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and
●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial stockholders and any Anchor Investors holding founder shares will be able to sell their founder shares and private units (including the underlying shares of common stock), as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.

Registration Rights

The holders of the founder shares, the securities underlying the private units (including the shares of common stock underlying the private units, private warrants and private rights) and the securities underlying the private units that may be issued upon conversion of working capital loans (including the shares of common stock underlying such private units, private warrants and private rights), will be entitled to registration rights pursuant to a registration rights agreement signed on the effective date of our IPO, requiring us to register such securities for resale. The initial stockholders, any Anchor Investors holding founder shares and their respective permitted transferees of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering our securities. We will bear the expenses incurred in connection with the filing of any such registration statements.

Notwithstanding the foregoing, with respect to the warrants that are part of the private units to be acquired by affiliates of EF Hutton, pursuant to Rule 5110(g)(8)(B)-(D) of the FINRA Manual, affiliates of EF Hutton may not exercise their demand and “piggy-back” registration rights after five and seven years, respectively, after the effective date of the registration statement of which our IPO prospectus forms a part and may not exercise their demand rights on more than one occasion.

Listing of Securities

Our units are listed on Nasdaq under the symbol “EFHTU” and our common stock, warrants and rights are listed on Nasdaq under the symbols “EFHTU,” “EFHT” “EFHTW” and “EFHTR.”

Our Transfer Agent, Warrant Agent and Rights Agent

The transfer agent for our common stock, warrant agent for our warrants and rights agent for our rights is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent, warrant agent and rights agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

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COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDER RIGHTS

This section describes the material differences between the rights of EFHAC stockholders before the consummation of the Business Combination and the rights of the Combined Company stockholders after the Business Combination. These differences in stockholder rights result from the differences between the respective governing documents of EFHAC, on the one hand, and the Combined Company, on the other hand (and assumes the approval of the Amended Charter by EFHAC’s stockholders).

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. This summary is qualified in its entirety by reference to the full text of EFHAC’s and the Combined Company’s governing documents.

Current Charter of EFHAC	Amended Charter of Combined Company

Authorized Capital Stock
EFHAC is currently authorized to issue 100,000,000 shares of common stock, $0.0001 par value, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value. All issued and outstanding shares of stock of EFHAC are shares of Common Stock.	The Combined Company shall be authorized to issue 1,000,000,000 shares of common stock, $0.0001 par value, and 20,000,000 shares of undesignated preferred stock, $0.0001 par value. All issued and outstanding shares of stock of the Combined Company are shares of Common Stock.

Rights of Preferred Stock

The board of directors has the power to authorize the issuance of shares of preferred stock in one or more series and to establish the number of shares to be included in each such series, and to fix the designations, powers (including voting powers, whether full, limited, or no voting powers), preferences, and relative, participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions, if any, of the shares of each such series.	The board of directors has the power to authorize the issuance of shares of preferred stock in one or more series and to establish the number of shares to be included in each such series, and to fix the designations, powers (including voting powers, whether full, limited, or no voting powers), preferences, and relative, participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions, if any, of the shares of each such series.

Number and Qualifications of Directors

The board of directors must consist of one or more members, provided that the number of directors may be fixed and thereafter changed from time to time by resolution of the board of directors.	The Combined Company’s board of directors will consist of seven (7) directors, and will be divided into three classes.

Election of Directors

Directors are elected annually by the affirmative vote of a majority of the shares of stock present or represented at the meeting.

The initial term of Class I, Class II, and Class III directors will end in 2024, 2025, and 2026, respectively. Each class of directors then shall be elected to serve a three-year term. Directors are elected at the annual meeting of shareholders by a plurality of the votes cast by the shares entitled to vote in the election where each shareholder who is entitled to vote at an election of directors has the right to vote the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote. Class I directors, consisting of two independent directors, shall be appointed by ECD Securityholders to serve an initial term that ends in 2024; Class II directors, consisting of two directors, shall be appointed by EFHAC to serve an initial term that ends in 2025, and Class III directors, consisting of three directors, shall be appointed by ECD Securityholders to serve an initial term that ends in 2026.

Removal of Directors

Any or all of the directors may be removed, but only for cause, by the affirmative vote of holders of more than 60% of the voting power of the outstanding shares entitled to vote generally in the election of directors.	Any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Combined Company entitled to vote generally in the election of directors, voting together as a single class.

Vacancies on the Board of Directors

Vacancies resulting from an increase in the number of directors may be filled by a majority of the directors then in office, though less than a quorum, and the directors so chosen hold office until the next annual election and until their successors are duly elected and shall qualify. A vacancy created by the removal of a director by the stockholders may be filled by the stockholders.	Any vacancy occurring in the Board, including any vacancy created by reason of an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, though the remaining directors constitute less than a quorum of the Board; provided, however, if a vacancy is created by removal of a director by action of the shareholders, then the shareholders shall have the right to fill such vacancy at the same meeting or any adjournment thereof.

Special Meetings of Stockholders

Special meetings of the stockholders may be called by the board of directors or by the Chairman or the Chief Executive Officer.	Special meetings of stockholders may be called by the Chairman of the board of directors, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board.

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Quorum

The holders of a majority of the shares of capital stock issued and outstanding and entitled to vote, represented in person or by proxy, constitutes a quorum, except as otherwise provided by statute or the Current Charter.	A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of the shareholders, except as otherwise provided by statute or the Amended Charter.

Amendment to Charter

Pursuant to the DGCL, an amendment to the Current Charter generally requires the approval of the board of directors and the holders of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class.

Pursuant to the DGCL an amendment to the Amended Charter generally requires the approval of the board of directors and the holders of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class.

Stockholder Proposals and Nominations of Persons for Election as Directors

Stockholders seeking to bring business before or to nominate candidates for election as directors at the annual meeting of stockholders must deliver notice of their intent in writing to the company’s principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders.	Stockholders seeking to bring business before or to nominate candidates for election as directors at the annual meeting of stockholders must deliver notice of their intent in writing to the company’s principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders.

Limitation of Liability of Directors and Officers

In accordance with the DGCL, the Current Charter provides that a director shall not be personally liable to EFHAC or its stockholders for monetary damages for breach of their fiduciary duty, except for (i) breaches of the duty of loyalty, (ii) lack of good faith or intentional misconduct, or knowing violation of law, (iii) unlawful stock redemptions, repurchases, or dividends, or (iv) improper personal benefit.	In accordance with the DGCL, the Amended Charter provides that a director shall not be personally liable to the Combined Company or its stockholders for monetary damages for breach of their fiduciary duty, except for (i) breaches of the duty of loyalty, (ii) lack of good faith or intentional misconduct, or knowing violation of law, (iii) unlawful stock redemptions, repurchases, or dividends, or (iv) improper personal benefit.

Dividends and Distributions, Stock Repurchases

Pursuant to the DGCL, EFHAC may declare and pay dividends out of surplus or, if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In connection with its IPO, EFHAC disclosed that it did not anticipate paying any dividends prior to a business combination.	Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX of the Amended Charter, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Combined Company) when, as and if declared thereon by the board of directors from time to time out of any assets or funds of the Combined Company legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Anti-Takeover Provisions and Other Stockholder Protections

EFHAC is not subject to Section 203 of the DGCL. However, EFHAC shall not engage in any business combination at any point in time at which the its Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless: (a) prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of EFHAC outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers of EFHAC; or (c) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized by the affirmative vote of at least 66-2/3% of the outstanding voting stock of EFHAC which is not owned by the interested stockholder.	The Combined Company is not subject to Section 203 of the DGCL. However, the Combined Company shall not engage in any Business Combination, at any point in time at which the Corporation’s common stock is registered under Section12(b) or 12(g) of the Exchange Act, with any Interested Stockholder for a period of three years following the time that such stockholder of the Combined Company became an Interested Stockholder, unless: (a) prior to such time, the board of directors approved either the Business Combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (b) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the Voting Stock of the Combined Company outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by the Interested Stockholder) those shares owned by (i) persons who are directors and also officers of the Corporation or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; (c) at or subsequent to such time, the Business Combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding Voting Stock of the Corporation which is not owned by the Interested Stockholder.

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Inspection of Books and Records; Stockholder Lists

Pursuant to the DGCL, any stockholder (including beneficial owners) may inspect EFHAC’s stock ledger, list of stockholders, and books and records for any proper purpose (if they provide an affidavit to that effect) during its usual hours for business. A “proper purpose” means a purpose reasonably related to such person’s interest as a stockholder.	Pursuant to the DGCL, any stockholder (including beneficial owners) may inspect the Combined Company’s stock ledger, list of stockholders, and books and records for any proper purpose (if they provide an affidavit to that effect) during its usual hours for business. A “proper purpose” means a purpose reasonably related to such person’s interest as a stockholder.

Choice of Forum

The Current Charter provides that, unless EFHAC consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of EFHAC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of EFHAC to EFHAC or its stockholders, (iii) any action asserting a claim against EFHAC or its directors, officers, or employees arising pursuant to any provision of the DGCL, the Current Charter, or EFHAC’s bylaws, or (iv) any action asserting a claim against EFHAC or its directors, officers, or employees governed by the internal affairs doctrine, except for (a) any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction, and (b) any action or claim arising under the Exchange Act or the Securities Act.

The Amended Charter provides that, unless the Combined Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of the Combined Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Combined Company to the Combined Company or its stockholders, (iii) any action asserting a claim against the Combined Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Amended Charter or the Bylaws, or (iv) any action asserting a claim against the Combined Company, its directors, officers or employees governed by the internal affairs doctrine, except for (a) any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction, and (b) any action or claim arising under the Exchange Act or the Securities Act.

Provisions Specific to a Special Purpose Acquisition Company

Article FIFTH of the Current Charter sets forth various provisions related to EFHAC’s operations as a special purpose acquisition company prior to the consummation of an initial business combination as well as the process for consummating such a transaction.	The Amended Charter will make certain other changes that the board of directors deems appropriate for a public operating company, including (a) eliminating certain provisions relating to an Initial Business Combination that will no longer be applicable to the Combined Company following the Closing, including provisions relating to (i) “IPO Shares”, (ii) redemption rights with respect to IPO Shares, (iii) the “Trust Fund”, (iv) share issuances prior to the consummation of the Initial Business Combination, and (iv) approval of the Initial Business Combination, and (b) to change the post-combination company’s name to “ECD Automotive Design, Inc.”.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

EFHAC Related Person Transactions

Founder Shares

EF Hutton Partners, LLC, EFHAC’s sponsor, purchased an aggregate of 3,450,000 shares of our common stock for an aggregate purchase price of $25,000. These shares are collectively referred to herein as “founder shares.” Thereafter on March 7, 2022, EFHAC’s sponsor surrendered to EFHAC 575,000 founder shares for cancellation, leaving the sponsor with 2,875,000 founder shares. On March 8, 2022, EFHAC’s sponsor transferred an aggregate total of 708,738 founder shares. Then on April 5, 2022, three of EFHAC’s initial stockholders transferred an aggregate amount of 141,624 founder shares back to EFHAC’s sponsor. On May 23, 2022, EFHAC’s sponsor transferred an aggregate amount of 57,500 founder shares to the other three initial stockholders.

As of July 27, 2022, the founder shares were held by the following individuals and entities (who we refer to collectively as the “initial stockholders” throughout this Form S-4) as follows: the sponsor owns 2,250,386 founder shares, EFHAC’s Chief Financial Officer, Kevin M. Bush owns 91,624 founder shares, EFHAC’s directors, Thomas Wood owns 50,000 founder shares, Stanley Hutton Rumbough owns 50,000 founder shares, Anne Lee owns 50,000 founder shares, Paul Hodge Jr. owns 133,248 founder shares and SHR Ventures, LLC owns 249,742 founder shares.

Prior to the IPO, EFHAC entered into agreements with anchor investors that committed each anchor investor to purchase 9.9% tranches of the Units or the actual Units allocated to it. Additionally, each of the ten 9.9% anchor investors purchased 75,000 founder shares from certain initial stockholders, for a total of 750,000 founder shares, at the original purchase price of founder shares or $0.009 per share. Each anchor investor acquired from the initial founder share owners on a pro-rata basis, an indirect economic interest in the founder shares.

The Sponsor has agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of six months after the date of the consummation of a Business Combination and the date on which the closing price of EFHAC’s common stock equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of a Business Combination and, with respect to the remaining 50% of the Founder Shares, six months after the date of the consummation of a Business Combination, or earlier in each case if, subsequent to a Business Combination, EFHAC completes a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or EFHAC’s officers and directors may, but are not obligated to, loan EFHAC funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the Working Capital Loans may be converted into private units at a price of $10.00 per unit. The private units would be identical to the Private Units. In the event that a Business Combination does not close, EFHAC may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of June 30, 2023, no Working Capital Loans were outstanding.

Related Party Extension Loans

EFHAC may extend the period of time to consummate a Business Combination up to nine times, each by an additional one-month period (for a total of up to 18 months to complete a Business Combination). Pursuant to the terms of EFHAC’s amended and restated certificate of incorporation and the trust agreement to be entered into between us and Continental Stock Transfer & Trust Company on September 8, 2022, in order to extend the time available for us to consummate EFHAC’s initial business combination, EFHAC’s sponsor or its affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the Trust Account $80,000 (since the underwriters’ over-allotment option was exercised in full), or $0.04 per share for each outstanding share of common stock sold in EFHAC’s IPO for each one-month extension, on or prior to the date of the applicable deadline, or up to an aggregate of $720,000, or $0.36 per share if we extend for the full nine months. Any such payments would be made in the form of a non-interest bearing, unsecured promissory note. Such notes would either be paid upon consummation of a Business Combination, or, at the relevant insider’s discretion, converted upon consummation of a Business Combination into additional Private Units at a price of $10.00 per Private Unit. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for EFHAC to complete a Business Combination. As of June 30, 2023, no such loans were outstanding.

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Director Independence

Nasdaq listing standards require that a majority of EFHAC’s board of directors be independent. For a description of the director independence, see the section of this proxy statement/prospectus entitled “EFHAC’s Directors and Executive Officers—Conflicts of Interest,” above, for additional information.

Related Party Policy

EFHAC’s Code of Ethics requires it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board (or the audit committee). The Code of Ethics defines related party transactions as transactions in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) EFHAC or any of EFHAC’s subsidiaries is a participant, and (iii) any (A) executive officer, director or nominee for election as a director, (B) greater than 5% beneficial owner of shares of Common Stock, or (C) immediate family member, of the persons referred to in clauses (A) and (B), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

EFHAC’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related party transactions to the extent that EFHAC enters into such transactions. All ongoing and future transactions between EFHAC and any of EFHAC’s officers and directors or their respective affiliates will be on terms believed by EFHAC to be no less favorable to EFHAC than are available from unaffiliated third parties. Such transactions will require prior approval by EFHAC’s audit committee and a majority of EFHAC’s uninterested “independent” directors, or the members of the Board who do not have an interest in the transaction, in either case who had access, at EFHAC’s expense, to EFHAC’s attorneys or independent legal counsel. We will not enter into any such transaction unless EFHAC’s audit committee and a majority of EFHAC’s disinterested “independent” directors determine that the terms of such transaction are no less favorable to EFHAC than those that would be available to EFHAC with respect to such a transaction from unaffiliated third parties. Additionally, EFHAC requires each of EFHAC’s directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize potential conflicts of interest, EFHAC has agreed not to consummate a business combination with an entity that is affiliated with any of EFHAC’s insiders unless EFHAC obtains an opinion from an independent investment banking firm that the business combination is fair to EFHAC’s unaffiliated stockholders from a financial point of view.

Furthermore, in no event will any of EFHAC’s existing officers, directors or insiders, or any entity with which they are affiliated, be paid any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the consummation of a business combination.

Certain Transactions of ECD

Beginning on January 5, 2021, ECD entered into a verbal agreement with Overland Auto Transport Inc d/b/a Luxury Automotive Transport (“TransportCo”), a company which is 100% owned by Ashley Humble, Thomas Humble’s father, and has ECD as its only customer. Thomas Humble, an officer and director of ECD, and Elliot Humble, and officer of ECD, are both directors of TransportCo, however they receive no compensation for their services to TransportCo. TransportCo assists ECD with the intermediation of transportation services for ECD’s products, by locating providers of and booking the required services. TransportCo offers ECD competitive pricing for its services. The total payments to TransportCo under this agreement were $176,542.02 and $247,192.82 in 2021 and 2022, respectively. On September 27, 2023, we entered into a written agreement with TransportCo (the “TransportCo Agreement”) convering the services TransportCo provides to ECD and the compensation paid for such services. A copy of the TransportCo Agreement is attached to this proxy statement/pprospectus as Exhibit 10.23, and is incorporated herein by reference.

On January 8, 2021, and January 11, 2022, ECD entered into verbal agreements with Wallace USA, a company owned by Scott Wallace and his wife Karen Wallace, pursuant to which Wallace USA provides administrative services to ECD including the management of ECD’s Warranty Department. Payments by ECD to Wallace USA under this agreement amounted to $52,187.62 and $51,996.00 in 2021 and 2022, respectively. As of the date of this proxy statement/prospectus, we are in the process of entering into a written agreement with Wallace USA on the terms mentioned in the immediately preceding sentence.

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LEGAL MATTERS

The validity of the shares of Common Stock to be issued pursuant to the Merger Agreement will be passed upon by Loeb & Loeb LLP, counsel to EFHAC.

EXPERTS

The financial statements of EF Hutton Acquisition Corporation I as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from March 3, 2021 (inception) through December 31, 2021, respectively, included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein (which contains an explanatory paragraph relating to substantial doubt about the ability of EFHAC to continue as a going concern as described in Note 1 of the financial statements), and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Humble Imports Inc as of December 31, 2022 and 2021 and for the years then ended, included in this proxy statement/prospectus have been audited by BF Borgers CPA P.C., an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, we will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that we deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify us of their requests by calling or writing to Advantage Proxy, our proxy solicitor at:

Advantage Proxy

P.O. Box 13581

Des Moines, WA 98198

Toll Free: 877-870-8565

Collect: 206-870-8565

SUBMISSION OF STOCKHOLDER PROPOSALS

The Board is aware of no other matter that may be brought before the EFHAC Special Meeting. Under Delaware law, only business that is specified in the notice of a special meeting to stockholders may be transacted at the EFHAC Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

Stockholder proposals, including director nominations, for the 2023 annual meeting must be received at our principal executive offices by not earlier than the opening of business on the 120th day before the 2023 annual meeting and not later than the later of (i) the close of business on the 90th day before the 2023 annual meeting or (ii) the close of business on the 10th day following the first day on which we publicly announce the date of the 2023 annual meeting, and must otherwise comply with applicable SEC rules and the advance notice provisions of our bylaws, to be considered for inclusion in our proxy materials relating to our 2023 annual meeting.

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

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WHERE YOU CAN FIND MORE INFORMATION

EFHAC must comply with the informational requirements of the Exchange Act and its rules and regulations, and in accordance with the Exchange Act, EFHAC files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You can read EFHAC’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the EFHAC Special Meeting, you should contact our proxy solicitation agent at the following address and telephone number:

Advantage Proxy

P.O. Box 13581

Des Moines, WA 98198

Toll Free: 877-870-8565

Collect: 206-870-8565

If you are a stockholder of EFHAC and would like to request documents, please do so by [●], 2023, in order to receive them before the EFHAC Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to EFHAC has been supplied by EFHAC, and all such information relating to ECD has been supplied by ECD. Information provided by either the EFHAC or ECD does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of EFHAC for the EFHAC Special Meeting. EFHAC has not authorized anyone to give any information or make any representation about the Business Combination, EFHAC or ECD that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

This document is an information statement of ECD pursuant to Section 14(c) of the Exchange Act in connection with the approval of the Merger Agreement, the Business Combination, and related matters by ECD’s stockholders. ECD has not authorized anyone to give any information or make any representation about the Business Combination, ECD or EFHAC that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

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HUMBLE IMPORTS INC

INDEX TO FINANCIAL STATEMENTS

EF HUTTON ACQUISITION CORPORATION I

Audited Financial Statements as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and for the period from March 3, 2021 (inception) through December 31, 2021
Report of Independent Registered Public Accounting Firm (PCAOB ID# 688)	F-2
Financial Statements:
Balance Sheets as of December 31, 2022 and 2021	F-3
Statements of Operations for the year ended December 31, 2022 and for the period from March 3, 2021 (inception) through December 31, 2021	F-4
Statements of Changes in Stockholders’ (Deficit) Equity for the year ended December 31, 2022 and for the period from March 3, 2021 (inception) through December 31, 2021	F-5
Statements of Cash Flows for the year ended December 31, 2022 and for the period from March 3, 2021 (inception) through December 31, 2021	F-6
Notes to Financial Statements	F-7 to F-20

Unaudited Condensed Financial Statements as at June 30, 2023 (unaudited) and December 31, 2022 and for the three and six months ended June 30, 2023 and 2022 (unaudited)
Condensed Consolidated Balance Sheets as of June 30, 2023 (Unaudited) and December 31, 2022	F-21
Unaudited Condensed Consolidated Statements of Operations for the Three and Six Months ended June 30, 2023 and 2022	F-22
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ (Deficit) Equity for the Three and Six Months ended June 30, 2023 and 2022	F-23
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months ended June 30, 2023 and 2022	F-24
Notes to Unaudited Condensed Consolidated Financial Statements	F-25 to F-36

HUMBLE IMPORTS INC, D/B/A ECD AUTO DESIGN, AND ITS SUBSIDIARY

Audited Financial Statements as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021
Report of Independent Registered Public Accounting Firm (PCAOB ID# 5041)	F-38
Financial Statements:
Consolidated Balance Sheets	F-39
Consolidated Statements of Operations	F-40
Consolidated Statements of Changes in Stockholders’ Deficit	F-41
Consolidated Statements of Cash Flows	F-42
Notes to Consolidated Financial Statements	F-43 to F-51

Unaudited Condensed Financial Statements as at June 30, 2023 (unaudited) and December 31, 2022 and for the three and six months ended June 30, 2023 and 2022 (unaudited)
Financial Statements:
Consolidated Balance Sheets	F-52
Consolidated Statements of Operations	F-53
Consolidated Statements of Changes in Stockholders’ Deficit	F-54
Consolidated Statements of Cash Flows	F-55
Notes to Consolidated Financial Statements	F-56 to F-65

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

EF Hutton Acquisition Corporation I

Opinion on the Financial Statements

We have audited the accompanying balance sheets of EF Hutton Acquisition Corporation I (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ (deficit) equity and cash flows for the year ended December 31, 2022 and for the period from March 3, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for year ended December 31, 2022 and for the period from March 3, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred significant costs and needs to raise additional funds to meet its obligations and sustain its operations and the Company’s business plan is dependent on the completion of a business combination. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, audits of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2022.

Boston, MA

March 27, 2023

PCAOB ID# 688

F-2

EF HUTTON ACQUISITION CORPORATION I

BALANCE SHEETS

	December 31,
	2022	2021

ASSETS
Current Assets
Cash	$546,210	$25,000
Prepaid expenses	9,082	—
Short-term prepaid insurance	156,000	—
Total Current Assets	711,292	25,000

Deferred offering costs	—	54,510
Long-term prepaid insurance	29,033	—
Marketable securities held in Trust Account	117,254,670	—
TOTAL ASSETS	$117,994,995	$79,510

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities
Accrued expenses	$153,405	$—
Accrued offering costs	301,797	55,000
Promissory note – related party	19,700	—
Income taxes payable	206,393	—
Total Current Liabilities	681,295	55,000

Deferred underwriting fee payable	4,025,000	—
TOTAL LIABILITIES	4,706,295	55,000

Commitments and Contingencies (Note 6)

Common Stock subject to possible redemption, 11,500,000 shares at redemption value	116,826,168	—

STOCKHOLDERS’ (DEFICIT) EQUITY
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common Stock, $0.0001 par value; 100,000,000 shares authorized; 3,132,500 and 2,875,000 shares issued and outstanding (excluding 11,500,000 and no shares subject to possible redemption) as of December 31, 2022 and 2021, respectively	313	288
Additional paid-in capital	—	24,712
Accumulated deficit	(3,537,781)	(490)
TOTAL STOCKHOLDERS’ (DEFICIT) EQUITY	(3,537,468)	24,510
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$117,994,995	$79,510

The accompanying notes are an integral part of the financial statements.

F-3

EF HUTTON ACQUISITION CORPORATION I

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2022	For the Period from March 3, 2021 (Inception) Through December 31, 2021
Formation and operating costs	$258,337	$490
Loss from operations	(258,337)	(490)

Other income (expense):
Interest earned on marketable securities held in Trust Account	1,104,670	—
Stock-based compensation	(62,500)	—
Total other income, net	1,042,170	—

Income (loss) before provision for income taxes	783,833	(490)
Provision for income taxes	(206,393)	—
Net income (loss)	$577,440	$(490)

Weighted average common stock outstanding, redeemable common stock	3,434,247	—
Basic and diluted net income (loss) per share, redeemable common stock	$0.09	$—
Weighted average common stock outstanding, non-redeemable common stock	2,951,897	2,500,000
Basic and diluted net income (loss) per share, non-redeemable common stock	$0.09	$(0.00)

The accompanying notes are an integral part of the financial statements.

F-4

EF HUTTON ACQUISITION CORPORATION I

STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD FROM MARCH 3, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance – March 3, 2021 (inception)	—	$—	$—	$—	$—

Common stock issued to initial stockholders	2,875,000	288	24,712	—	25,000

Net loss	—	—	—	(490)	(490)

Balance – December 31, 2021	2,875,000	288	24,712	(490)	24,510

Stock-based compensation	—	—	62,500	—	62,500

Issuance of 257,500 private placement units	257,500	25	2,574,975	—	2,575,000

Relative fair value of public warrants at issuance	—	—	1,016,600	—	1,016,600

Relative fair value of anchor investor shares	—	—	3,626,296	—	3,626,296

Relative fair value of rights included in public units	—	—	1,329,317	—	1,329,317

Allocated value of transaction costs to common stock	—	—	(272,626)	—	(272,626)

Accretion for common stock to redemption amount	—	—	(8,361,774)	(4,114,731)	(12,476,505)

Net income	—	—	—	577,440	577,440

Balance – December 31, 2022	3,132,500	$313	$—	$(3,537,781)	$(3,537,468)

The accompanying notes are an integral part of the financial statements.

F-5

EF HUTTON ACQUISITION CORPORATION I

STATEMENTS OF CASH FLOWS

	For the Year Ended	For the Period from March 3, 2021 (inception) through
	December 31, 2022	December 31, 2021
Cash Flows from Operating Activities:
Net income (loss)	$577,440	$(490)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(1,104,670)	—
Stock-based compensation	62,500	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(9,082)	—
Prepaid insurance, short-term	(156,000)	—
Prepaid insurance, long-term	(29,033)	—
Accrued expenses	152,915	490
Income taxes payable	206,393	—
Net cash used in operating activities	(299,537)	—

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(116,150,000)	—
Net cash used in investing activities	(116,150,000)	—

Cash Flows from Financing Activities:
Proceeds from issuance of common stock to sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	115,000,000	—
Proceeds from sale of Private Placement Units	2,575,000	—
Proceeds from promissory note – related party	19,700	—
Payment of offering costs	(623,953)	—
Net cash provided by financing activities	116,970,747	25,000

Net Change in Cash	521,210	25,000
Cash – Beginning of period	25,000	—
Cash – End of period	$546,210	$25,000

Non-Cash investing and financing activities:
Offering costs included in accrued offering costs	$301,797	$54,510
Accretion of Class A common stock to redemption value	$12,476,505	$—
Deferred underwriting fee payable	$4,025,000	$—

The accompanying notes are an integral part of the financial statements.

F-6

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS AND GOING CONCERN

EF Hutton Acquisition Corporation I (formerly EF Hutton Acquisition Corp. II) is a blank check company incorporated as a Delaware corporation on March 3, 2021. The Company was incorporated for the purpose of effecting a merger, stock capital exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”).

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from March 3, 2021 (inception) through December 31, 2022 relates to the Company’s formation and the Initial Public Offering (as defined below). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

On March 4, 2021, EF Hutton Partners, LLC (“Sponsor”), purchased an aggregate of 3,450,000 shares of our common stock (up to 450,000 shares of which are subject to forfeiture, on a pro rata basis, depending upon the extent to which the underwriters’ over-allotment option is exercised) for an aggregate purchase price of $25,000. These shares are collectively referred to herein as “Founder Shares.” Thereafter on March 7, 2022, the Sponsor surrendered to the Company 575,000 founder shares for cancellation, leaving the Sponsor with 2,875,000 Founder Shares (up to 375,000 shares of which are subject to forfeiture, on a pro rata basis, depending upon the extent to which the underwriters’ over-allotment option is exercised). On March 8, 2022, the Sponsor transferred an aggregate total of 708,738 founder shares. Then on April 5, 2022, three of the initial stockholders transferred an aggregate amount of 141,624 founder shares back to the Sponsor. On May 23, 2022, the Sponsor transferred an aggregate amount of 57,500 founder shares to the other three initial stockholders.

The registration statements for the Company’s Initial Public Offering were declared effective on September 8, 2022. On September 13, 2022, the Company consummated the Initial Public Offering of 11,500,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at $10.00 per Unit, generating gross proceeds of $115,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 257,500 units (each, a “Private Placement Unit” and, collectively, the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, Kevin M. Bush (Chief Financial Officer), Paul Hodge Jr. (one of the directors) and SHR Ventures, LLC, generating gross proceeds of $2,575,000, which is described in Note 4.

Transaction costs amounted to $4,950,750, consisting $4,025,000 of deferred underwriting fees and $925,750 of other offering costs.

The Company entered into agreements with anchor investors prior to the Initial Public Offering that committed each anchor investor to purchase 9.9% tranches of the Units or the actual Units allocated to it. Additionally, each of the ten 9.9% anchor investors purchased 75,000 founder shares from certain initial stockholders, for a total of 750,000 founder shares, at the original purchase price of founder shares or $0.009 per share. Each anchor investor acquired from the initial founder share owners on a pro-rata basis, an indirect economic interest in the founder shares. The excess of the fair value of the founder shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, the offering cost were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to the Public Shares were charged to stockholders’ deficit upon the completion of the Initial Public Offering.

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the value of net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and the taxes payable on the interest earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will complete the initial Business Combination only if the post-Business Combination company in which its public stockholder’s own shares will own or acquire 50% or more of the outstanding voting securities of the target or is otherwise not required to register as an investment company under the Investment Company Act (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

F-7

Following the closing of the Initial Public Offering on September 13, 2022, an amount of $116,150,000 ($10.10 per Public Share) from the net proceeds of the Initial Public Offering and the sale of the Private Placement Units was placed in the Trust Account to be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that the Company is unable to complete the initial Business Combination or make certain amendments to the Company’s amended and restated certificate of incorporation, the public stockholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income, net of taxes paid or payable (less, in the case the Company is unable to complete the initial Business Combination, $100,000 of interest). Negative interest rates could reduce the value of the assets held in trust such that the per share redemption amount received by public stockholders may be less than $10.10 per share.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their shares of the Company’s common stock upon the completion of the initial Business Combination, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account described below as of two business days prior to the vote on the initial Business Combination, subject to the limitations described herein. If the Company is unable to complete the initial Business Combination within 9 months from the closing of this offering (or up to 18 months from the closing of this offering if we extend the period of time to consummate a business combination by the full amount of time), the Company will redeem 100% of the public shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable, and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, subject to applicable law and certain conditions as further described herein.

The stockholders will be entitled to redeem their stock at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any, divided by the number of then outstanding public stock. The amount in the Trust Account is initially anticipated to be $10.10 per public share, regardless of whether or not the underwriters exercise any portion of their option to purchase additional units.

The shares of common stock subject to redemption are recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding stock voted are voted in favor of the Business Combination.

Pursuant to the Company’s amended and restated certificate of incorporation, the Company will have until 9 months from the closing of the Initial Public Offering to consummate the initial Business Combination. However, if it anticipates that it may not be able to consummate its initial business combination within 9 months, it may extend the period of time to consummate a business combination up to nine times, each by an additional one-month period (for a total of up to 18 months to complete a business combination). Pursuant to the terms of our amended and restated certificate of incorporation and the trust agreement entered into between the Company and Continental Stock Transfer & Trust Company, in order to extend the time available for it to consummate its initial business combination, the Sponsor or its affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the Trust Account $575,000, or $0.05 per share for each one-month extension, on or prior to the date of the applicable deadline, or up to an aggregate of $5,175,000, or $0.45 per share if the Company extends for the full nine months. Any such payments would be made in the form of a loan. Any such loans will be non-interest bearing and payable upon the consummation of an initial business combination. If the Company completes its initial business combination, it would repay such loaned amounts out of the proceeds of the Trust Account released to it. If the Company does not complete a business combination, it will not repay such loans. Furthermore, the letter agreement with the initial stockholders contains a provision pursuant to which the Sponsor has agreed to waive its right to be repaid for such loans out of the funds held in the Trust Account in the event that the Company does not complete a business combination. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete its initial business combination. Stockholders will not be able to vote on or redeem their shares in connection with any such extension. If the Company has not consummated the initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public stock, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in the case to the Company’s obligations to provide for claims of creditors and the requirements of other applicable law.

F-8

The initial stockholders and the Company’s officers and directors have entered into a letter agreement, pursuant to which they have agreed to (i) waive their redemption rights with respect to any founder shares and public shares held by them in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to any founder shares and public shares held by them in connection with a stockholders’ vote to approve an amendment to the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or certain amendments to the Company’s charter prior thereto or to redeem 100% of the public shares if the Company does not complete the initial Business Combination within 9 months from the closing of this offering (or up to 18 months from the closing of this offering if we extend the period of time to consummate a business combination by the full amount of time) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if the Company fails to complete the initial Business Combination within 9 months from the closing of this offering (or up to 18 months from the closing of this offering if we extend the period of time to consummate a business combination by the full amount of time), although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the prescribed time frame.

The Sponsor has agreed that they will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the initial stockholders’ only assets are securities of the Company. Therefore, the Company cannot assure the Sponsor would be able to satisfy those obligations. None of the Company officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

On December 8, 2022, the holders of the Units of the Company were able to elect to break up the Units and separately trade the shares of Common Stock, the Rights, and the Warrants included in the Units. The Company intended that any Units not separated would continue to trade on the Nasdaq Global Market (“Nasdaq”) under the symbol “EFHU”, and the Common Stock, Rights and Warrants would separately trade on Nasdaq under the symbols “EFHT,” “EFHTR,” and “EFHTW,” respectively. However, due to a miscommunication by the Company, Nasdaq moved to delist the Company’s Units from Nasdaq and on January 6, 2023, Nasdaq filed a Form 25 with the SEC delisting the Company’s Units. As a result, the Company determined to and did effect a mandatory separation of the Company’s Units effective on January 18, 2023, which separated each outstanding Unit into one share of Common Stock, one Right and one Warrant. After January 18, 2023 no Units were outstanding.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company currently lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be at least one year from the date that the financial statements are issued as it expects to continue to incur significant costs in pursuit of its financing and acquisition plans. In addition, the Company has until August 13, 2023 to consummate a Business Combination, or until March 13, 2024 if the Company extends the period of time to consummate a Business Combination by the full amount of time. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by June 13, 2023 (or March 13, 2024 if the Company extends the period of time to consummate a Business Combination by the full amount of time), there will be a mandatory liquidation and subsequent dissolution. Management has determined that mandatory liquidation, should a Business Combination not occur, and an extension not approved by the stockholders of the Company, and potential subsequent dissolution and the liquidity issue raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date these financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 13, 2023 (or March 13, 2024 if the Company extends the period of time to consummate a Business Combination by the full amount of time). The Company intends to continue to search for and seek to complete a Business Combination before the mandatory liquidation date. The Company is within 12 months of its mandatory liquidation date as of the time of filing of this proxy statement/prospectus.

F-9

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of this financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further the impact of this actions and related sanctions on the world economy are not determinable as of the date of this financial statement and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of this financial statement.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

F-10

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(l) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $546,210 and $25,000 in cash, and no cash equivalents as of December 31, 2022 and 2021, respectively.

Marketable Securities Held in Trust Account

At December 31, 2022, all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities. As of December 31, 2021 there were no funds deposited in the Trust Account.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A – “Expenses of Offering”. Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred and presented as non-operating expenses.

F-11

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

The Company’s effective tax rate was 26.3% and 0% for the year ended December 31, 2022 and the period from March 3, 2021 (inception) through December 31, 2021, respectively. The effective tax rate differs from the statutory tax rate of 21% for the year ended December 31, 2022, primarily due to compensation expense and the valuation allowance on the deferred tax assets.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction.

The Company is subject to income tax examinations by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The provision for income taxes for the year ended December 31, 2022 was $206,393. The provision for income taxes was deemed to be immaterial for the period from March 3, 2021 (inception) through December 31, 2021.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The Company’s financial instruments are classified as either Level 1, Level 2 or Level 3. These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

F-12

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

The Company will account for its Rights as equity-classified instruments based on an assessment of the Rights’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considered whether the Rights were freestanding financial instruments pursuant to ASC 480, met the definition of a liability pursuant to ASC 480, and whether the Rights met all the requirements for equity classification under ASC 815, including whether the Rights were indexed to the Company’s own shares of common stock, among other conditions for the equity classification.

Common Stock Subject to Possible Redemption

The Company’s common stock sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, or if there is a stockholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies public shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The public shares sold as part of the Units in the Initial Public Offering were issued with other freestanding instruments (i.e., public warrants) and as such, the initial carrying value of public shares classified as temporary equity are the allocated proceeds determined in accordance with ASC 470-20. The public shares are subject to ASC 480-10-S99 and are currently not redeemable as the redemption is contingent upon the occurrence of events mentioned above. According to ASC 480- 10- S99-15, no subsequent adjustment is needed if it is not probable that the instrument will become redeemable. Accordingly, at December 31, 2022 and 2021, shares subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares are affected by charges against additional paid in capital and accumulated deficit.

At December 31, 2022, the common stock reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$115,000,000
Less:
Proceeds allocated to Public Warrants	(1,016,600)
Proceeds allocated to Public Rights	(1,329,317)
Common Stock issuance costs	(8,304,420)
Plus:
Remeasurement of carrying value to redemption value	12,476,505
Common stock subject to possible redemption, December 31, 2022	$116,826,168

Net Income (Loss) per Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per common stock is computed by dividing net income (loss) by the weighted average number of common stock outstanding for the period. Accretion associated with the redeemable shares of Class A common stock is excluded from losses per share as the redemption value approximates fair value.

The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 11,757,500 Class A common stock in the aggregate. As of December 31, 2022 and for the period from March 3, 2021 (inception) through December 31, 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings (losses) of the Company. As a result, diluted net income (loss) per common stock is the same as basic net income (loss) per common stock for the periods presented.

F-13

The following table reflects the calculation of basic and diluted net income (loss) per common stock (in dollars, except per share amounts):

	For the Year Ended December 31, 2022		For The Period From March 3, 2021 (Inception) Through December 31, 2021
	Redeemable	Non-redeemable	Redeemable	Non-redeemable
Basic and diluted net income (loss) per share of common stock
Numerator:
Allocation of net income (loss), as adjusted	$310,527	$266,913	$—	$(490)
Denominator:
Basic and diluted weighted average shares outstanding	3,434,247	2,951,897	—	2,500,000

Basic and diluted net income (loss) per share of common stock	$0.09	$0.09	$—	$(0.00)

Stock-Based Compensation

The Company adopted ASC Topic 718, Compensation—Stock Compensation, guidance to account for its stock-based compensation. It defines a fair value-based method of accounting for an employee stock option or similar equity instrument. The Company recognizes all forms of share-based payments, including stock option grants, warrants and restricted stock grants, at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest. Share-based payments, excluding restricted stock, are valued using a Black-Scholes option pricing model. Grants of share-based payment awards issued to non-employees for services rendered have been recorded at the fair value of the share-based payment, which is the more readily determinable value. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service. Stock-based compensation expenses are included in costs and operating expenses depending on the nature of the services provided in the statement of operations.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The update simplifies the accounting for convertible instruments by removing certain separation models in Subtopic 470-20, Debt—Debt with Conversion and Other Options for convertible instruments and introducing other changes. As a result of ASU No. 2020-06, more convertible debt instruments will be accounted for as a single liability measured at its amortized cost and more convertible preferred stock will be accounted for as a single equity instrument measured at its historical cost, as long as no features require bifurcation and recognition as derivatives. The amendments are effective for smaller reporting companies for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted ASU No. 2020-06 upon its incorporation. The impact to the balance sheet, statement of operations and cash flows was not material.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statement.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 11,500,000 Units, which includes a full exercise by the underwriters of their overallotment option in the amount of 1,500,000 Units, at a purchase price of $10.00 per Unit. Each unit consists of one share of common stock, one redeemable warrant and one right to receive 1/8 of one share of common stock. Each warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share.

F-14

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor, Kevin M. Bush (Chief Financial Officer), Paul Hodge Jr. (one of the directors) and SHR Ventures, LLC purchased an aggregate of 257,500 private placement units at a price of $10.00 per unit (the “private units”). Each private unit consists of one share of common stock, one redeemable warrant and one right to received 1/8 of one share of common stock upon the consummation of the initial business combination. The Sponsor purchased an aggregate of 215,500 private units for a purchase price of $2,125,000, Mr. Bush purchased 5,000 private units for a purchase price of $50,000, Mr. Hodge purchased 10,000 private units for a purchase price of $100,000 and SHR Ventures, LLC purchased 30,000 private units for a purchase price of $300,000. The private units are identical to the units sold in the Initial Public Offering, subject to certain limited exceptions.

The warrants (the “Private Placement Warrants”) underlying the private units (including the common stock issuable upon exercise of the Private Placement Warrants) are not be transferable, assignable or saleable until 30 days after the completion of the initial Business Combination and they will not be redeemable by the Company so long as they are held by the private placement participants or their permitted transferees. Except for certain restrictions on transferability, the Private Placement Warrants have the same terms and conditions as the warrants included in the units sold in the Initial Public Offering (Note 7).

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On March 4, 2021, EF Hutton Partners, LLC, the Sponsor, purchased an aggregate of 3,450,000 shares of the Company’s common stock (up to 450,000 shares of which were subject to forfeiture, on a pro rata basis, depending upon the extent to which the underwriters’ over-allotment option is exercised) for an aggregate purchase price of $25,000. These shares are collectively referred to herein as “founder shares.” Thereafter on March 7, 2022, the Sponsor surrendered to the Company 575,000 founder shares for cancellation, leaving the Sponsor with 2,875,000 founder shares (up to 375,000 shares of which are subject to forfeiture, on a pro rata basis, depending upon the extent to which the underwriters’ over-allotment option is exercised). On March 8, 2022, the Sponsor transferred an aggregate total of 708,738 founder shares to several individuals and one entity. Then on April 5, 2022, three of the initial stockholders transferred an aggregate amount of 141,624 founder shares back to the Sponsor. On May 23, 2022, the Sponsor transferred an aggregate amount of 57,500 founder shares to the other three initial stockholders.

The founder shares are held by the following individuals and entities (referred to collectively as the “initial stockholders”) as follows: the Sponsor owns 1,607,418 founder shares, the Chief Financial Officer, Kevin M. Bush owns 79,732 founder shares, the Company’s directors, Thomas Wood owns 50,000 founder shares, Stanley Hutton Rumbough owns 50,000 founder shares, Anne Lee owns 50,000 founder shares, Paul Hodge Jr. owns 109,463 founder shares, SHR Ventures, LLC owns 178,387 founder shares and anchor investors (as described below) collectively own 750,000 founder shares.

The transfer of the founder shares to the Company’s management is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 374,614 shares transferred to the Company’s management on March 8, 2022 and May 23, 2022 and that were not transferred back to the Sponsor as of September 13, 2022 was $137,354. This set of founder shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to this set of founder shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of December 31, 2022, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of founder shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the founder shares. Additionally, another set of 250,000 founder shares were gifted to the Company’s directors on March 8, 2022 and under ASC 718, on March 8, 2022 had a fair value of $62,500, which has been recorded as stock-based compensation. The founder shares granted as gifts are not subject to a performance condition and as such stock-based compensation of $62,500 was recorded on the statement of operations.

F-15

The Company entered into agreements with each anchor investor prior to the Initial Public Offering that committed each anchor investor to purchase 9.9% tranches of the Units or the actual Units allocated to it. Additionally, each of the ten 9.9% anchor investors purchased 75,000 founder shares from certain initial stockholders, for a total of 750,000 founder shares, at the original purchase price of founder shares or $0.009 per share. The Company estimated the aggregate fair value of the 750,000 founders shares attributable to the anchor investors to be $3,626,296 or $4.84 per share. Each anchor investor acquired from the initial founder share owners on a pro-rata basis, an indirect economic interest in the founder shares. The excess of the fair value of the founder shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, the offering cost were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to the Public Shares were charged to stockholders’ deficit upon the completion of the Initial Public Offering.

The initial stockholders, have agreed, subject to limited exceptions, that the founder shares are not transferable or saleable until the earlier to occur of: (A) six months after the completion of the initial Business Combination, and (B) subsequent to the initial Business Combination if the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the public stockholders having the right to exchange their public shares for cash, securities or other property. Notwithstanding the foregoing, if subsequent to the Company’s initial Business Combination the last reported sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination.

Promissory Note — Related Party

The Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. This loan was non-interest bearing, unsecured and due at the closing of the Initial Public Offering. As of December 31, 2022 and 2021, the Company had borrowed $19,700 and $0, respectively, under the promissory note. The outstanding balance on the note as of December 31, 2022 is due on demand and was paid subsequent to year end. Borrowings under the promissory note are no longer available.

Related Party Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto, or in connection with additional deposits into the Trust Account in order to extend the time available to us to consummate the initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds on a non-interest-bearing basis as may be required. If the Company completes initial Business Combination, the Company will repay such loaned amounts out of the proceeds of the Trust Account. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that the Company’s initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $5,475,000 of such loans may be convertible into private units, at a price of $10.00 per unit at the option of the lender, upon consummation of the Company’s initial Business Combination. The private units are identical to the public units sold in this offering. At December 31, 2022 and 2021, no working capital loans were outstanding.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on September 8, 2022 with the private placement participants, the Company may be required to register certain securities for sale under the Securities Act. These holders and holders of units issued upon conversion of working capital loans, if any, are entitled under the registration rights agreement to make up to three demands that the Company register certain securities held by them for sale under the Securities Act and to have the securities covered thereby registered for resale pursuant to Rule 415 under the Securities Act. In addition, these holders have the right to include their securities in other registration statements filed by the Company. The Company will bear the costs and expenses of filing any such registration statements.

Underwriters Agreement

The underwriters had a 45-day option from the date of the Initial Public Offering to purchase up to an additional 1,500,000 Units to cover over-allotments. On September 13, 2022, simultaneously with the closing of the Initial Public Offering, the underwriters elected to fully exercise the over-allotment option to purchase an additional 1,500,000 Units at a price of $10.00 per Unit.

F-16

The underwriters are entitled to deferred underwriting commissions of 3.5% of the gross proceeds of the Initial Public Offering, or $4,025,000, upon the completion of the Company’s initial Business Combination.

Craig-Hallum Capital Group LLC (“Craig-Hallum”) acted as a qualified independent underwriter for the Initial Public Offering. The Company has agreed to indemnify Craig-Hallum against certain liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. Craig-Hallum received a fee of $100,000 upon the completion of the Initial Public Offering for acting as qualified independent underwriter.

NOTE 7 — STOCKHOLDERS’ (DEFICIT) EQUITY

Preferred Stock — The Company is authorized to issue a total of 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company’s amended and restated certificate of incorporation authorized to issue a total of 100,000,000 shares of common stock with a par value of $0.0001 per share. On March 4, 2021, the Sponsor, purchased an aggregate of 3,450,000 shares of the Company’s common stock for an aggregate purchase price of $25,000. On March 7, 2022, the Sponsor surrendered to the Company 575,000 founder shares for cancellation, leaving the Sponsor with 2,875,000 founder shares. On March 8, 2022, the Sponsor transferred an aggregate total of 708,738 founder shares. Then on April 5, 2022, three of the initial stockholders transferred an aggregate amount of 141,624 founder shares back to the Sponsor. On May 23, 2022, the Sponsor transferred an aggregate amount of 57,500 founder shares to the other three initial stockholders. The Company has 3,132,500 and 2,875,000 shares of common stock issued and outstanding, excluding 11,500,000 and no shares subject to possible redemption, as of December 31, 2022 and 2021, respectively.

Holders of common stock will vote on all matters submitted to a vote of the Company’s stockholders except as required by law. Unless specified in the Company’s second amended and restated certificate of incorporation, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote of a majority of the Company’s common stock that are voted is required to approve any such matter voted on by its stockholders.

Warrants — As of December 31, 2022 and 2021, 11,757,500 and no warrants were outstanding, respectively. Each warrant entitles the holder to purchase one common stock at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at a Newly Issued Price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial stockholders or its affiliates, without taking into account any founder shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the Market Value is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Prices. The warrants will become exercisable on the later of one year from the closing of the Initial Public Offering or 30 days after the completion of its initial Business Combination and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the common stock issuable upon exercise of the warrants. The Company will use commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those common stock until the warrants expire or are redeemed, as specified in the warrant agreement; provided that, if the Company’s common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonably efforts to register or qualify the stock under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the common stock issuable upon exercise of the warrants is not effective by the 90th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the stock under applicable blue sky laws to the extent an exemption is not available.

Redemption of public and private warrants.

F-17

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable to each warrant holder; and
●	if, and only if, the last reported sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before we send the notice of redemption to the warrant holders.

Rights — As of December 31, 2022 and 2021, 11,757,500 and no Rights were outstanding, respectively. Each holder of a Right will receive one-eighth (1/8) of a share of common stock upon consummation of the initial Business Combination. In the event the Company will not be the survivor upon completion of the initial Business Combination, each holder of a right will be required to affirmatively convert his, her or its Rights in order to receive the one-eighth (1/8) share underlying each Right (without paying any additional consideration) upon consummation of the Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of Rights will not receive any of such funds for their Rights, and the Rights will expire worthless. No fractional shares will be issued upon conversion of any Rights.

NOTE 8 — INCOME TAX

The Company’s net deferred tax assets at December 31, 2022 and 2021 are as follows:

	December 31, 2022	December 31, 2021
Deferred tax assets
Net operating loss carryforward	$—	$—
Startup/organization expenses	28,711	103
Total deferred tax assets	28,711	103
Valuation allowance	(28,711)	(103)
Deferred tax assets	$—	$—

The income tax provision for the year ended December 31, 2022 and for the period from March 3, 2021 (inception) through December 31, 2021 consists of the following:

	For the Year Ended	For The Period From March 3, 2021 (Inception) Through
	December 31, 2022	December 31, 2021
Federal
Current	$206,393	$—
Deferred	(28,608)	(103)

State and Local
Current	—	—
Deferred	—	—

Change in valuation allowance	28,608	103

Income tax provision	$206,393	$—

F-18

As of December 31, 2022 and 2021, the Company had no U.S. federal net operating loss carryovers available to offset future taxable income. The federal net operating loss can be carried forward indefinitely. As of December 31, 2022 and 2021, the Company did not have any of state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022, the change in the valuation allowance was $28,608. For the period from March 3, 2021 (inception) through December 31, 2021, the change in the valuation allowance was $103.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 and 2021 is as follows:

		For The Period From March 3, 2021 (Inception) Through
	December 31, 2022	December 31,2021
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Stock-based compensation expense	1.7%	0.0%
Valuation allowance	3.6%	(21.0)%
Income tax provision	26.3%	0.0%

The Company’s effective tax rates for the periods presented differ from the expected (statutory) rates due to permanent book to tax differenced related to change in fair value of warrants and full valuation allowances on deferred tax assets.

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns for the year ended December 31, 2022 and 2021 remain open and subject to examination.

F-19

NOTE 9 — FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2022
Assets:
Marketable securities held in Trust Account	1	$117,254,670

NOTE 10 - SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than stated below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On March 3, 2023, EF Hutton Acquisition Corporation I (the “Registrant” or the “Parent”) entered into a Merger Agreement (the “Agreement”) with Humble Imports Inc, d/b/a E.C.D. Auto Design, a Florida corporation (the “Company”), ECD Auto Design UK, Ltd., an England and Wales corporation (the “ECD UK”), EFHAC Merger Sub, Inc., a Florida corporation (“Merger Sub”) and wholly-owned subsidiary of the Registrant, and Scott Wallace as Securityholder Representative, pursuant to which Merger Sub will merge with and into the Company with the Company as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the “Merger”). In connection with the Merger, the Parent will change its name to “E.C.D. Automotive Design Inc.” or such other name designated by the Company by notice to Parent. The Board of Directors of the Registrant (the “Board”) has unanimously (i) approved and declared advisable the Agreement, the Merger and the other transactions contemplated thereby, and (ii) resolved to recommend approval of the Agreement and related matters by the stockholders of the Registrant.

F-20

EF HUTTON ACQUISITION CORPORATION I

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current Assets
Cash	$3,163	$546,210
Prepaid expenses	41,580	9,082
Short-term prepaid insurance	107,033	156,000
Total Current Assets	151,776	711,292

Long-term prepaid insurance	—	29,033
Marketable securities held in Trust Account	37,022,036	117,254,670
TOTAL ASSETS	$37,173,812	$117,994,995

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$1,962,588	$153,405
Accrued offering costs	205,000	301,797
Excise tax payable	824,985	—
Promissory note – related party	—	19,700
Income taxes payable	481,374	206,393
Total Current Liabilities	3,473,947	681,295

Deferred underwriting fee payable	4,025,000	4,025,000
TOTAL LIABILITIES	7,498,947	4,706,295

Commitments and Contingencies (Note 6)
Common Stock subject to possible redemption, 3,492,647 and 11,500,000 shares at redemption value of $10.37 and $10.16 per share as of June 30, 2023 and December 31, 2022, respectively	36,207,414	116,826,168

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common Stock, $0.0001 par value; 100,000,000 shares authorized; 3,132,500 shares issued and outstanding, excluding 3,492,647 and 11,500,000 shares subject to possible redemption as of June 30, 2023 and December 31, 2022, respectively	313	313
Additional paid-in capital	—	—
Accumulated deficit	(6,532,862)	(3,537,781)
TOTAL STOCKHOLDERS’ DEFICIT	(6,532,549)	(3,537,468)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$37,173,812	$117,994,995

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-21

EF HUTTON ACQUISITION CORPORATION I

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2023	2022	2023	2022
Formation and operating costs	$868,080	$1,179	$2,201,235	$1,847
Loss from operations	(868,080)	(1,179)	(2,201,235)	(1,847)

Other income (expense):
Compensation expense	—	(62,500)	—	(62,500)
Interest earned on marketable securities held in Trust Account	1,148,125	—	2,392,256	—
Total other income (expense)	1,148,125	(62,500)	2,392,256	(62,500)

Income (Loss) before benefit from (provision for) income taxes	280,045	(63,679)	191,021	(64,347)
Benefit from (Provision for) income taxes	(230,607)	—	(481,374)	—
Net income (loss)	$49,438	$(63,679)	$(290,353)	$(64,347)

Weighted average common stock outstanding, redeemable common stock	8,948,206	—	10,217,054	—
Basic and diluted net income (loss) per share, redeemable common stock	$0.00	$—	$(0.02)	$—
Weighted average common stock outstanding, non-redeemable common stock	3,132,500	2,500,000	3,132,500	2,500,000
Basic and diluted net income (loss) per share, non-redeemable common stock	$0.00	$(0.03)	$(0.02)	$(0.03)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-22

EF HUTTON ACQUISITION CORPORATION I

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance – January 1, 2023	3,132,500	$313	$—	$(3,537,781)	$(3,537,468)
Accretion for common stock to redemption amount	—	—	—	(939,518)	(939,518)
Net loss	—	—	—	(339,791)	(339,791)
Balance – March 31, 2023 (unaudited)	3,132,500	313	—	(4,817,090)	(4,816,777)
Accretion for common stock to redemption amount	—	—	—	(940,225)	(940,225)
Excise tax payable attributable to redemption of common stock	—	—	—	(824,985)	(824,985)
Net income	—	—	—	49,438	49,438
Balance – June 30, 2023 (unaudited)	3,132,500	$313	$—	$(6,532,862)	$(6,532,549)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance – January 1, 2022	2,875,000	$288	$24,712	$(490)	$24,510
Net loss	—	—	—	(668)	(668)
Balance – March 31, 2022 (unaudited)	2,875,000	288	24,712	(1,158)	23,842
Compensation expense of transfer to sponsor	—	—	62,500	—	62,500
Net loss	—	—	—	(63,679)	(63,679)
Balance – June 30, 2022 (unaudited)	2,875,000	$288	$87,212	$(64,837)	$22,663

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-23

EF HUTTON ACQUISITION CORPORATION I

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2023	2022
Cash Flows from Operating Activities:
Net loss	$(290,353)	$(64,347)
Adjustments to reconcile net loss to net cash used in operating activities:
Add back: non-cash compensation expense to transfer of founder shares	—	62,500
Interest earned on marketable securities held in Trust Account	(2,392,256)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(32,498)	—
Short-term prepaid insurance	48,967	—
Prepaid income taxes	—	(4,996)
Long-term prepaid insurance	29,033	—
Accounts payable and accrued expenses	1,809,183	668
Income taxes payable	274,981	—
Net cash used in operating activities	(552,943)	(6,175)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(80,000)	—
Cash withdrawn from Trust Account to pay franchise and income taxes	206,393	—
Cash withdrawn from Trust Account in connection with redemption	82,498,497	—
Net cash provided by investing activities	82,624,890	—

Cash Flows from Financing Activities:
Proceeds from promissory note - related party	—	16,000
Repayment of promissory note - related party	(19,700)	—
Payment of offering costs	(96,797)	(34,743)
Redemption of common stock	(82,498,497)	—
Net cash used in financing activities	(82,614,994)	(18,743)

Net Change in Cash	(543,047)	(24,918)
Cash – Beginning of period	546,210	25,000
Cash – End of period	$3,163	$82

Non-Cash investing and financing activities:
Offering costs included in accrued offering costs	$—	$84,895
Excise tax payable attributable to redemption of common stock	$824,985	$—
Accretion of Class A common stock to redemption value	$1,879,743	$—

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-24

EF HUTTON ACQUISITION CORPORATION I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

Note 1 — Organization and Business Operations and Going Concern

EF Hutton Acquisition Corporation I (formerly EF Hutton Acquisition Corp. II) is a blank check company incorporated as a Delaware corporation on March 3, 2021. The Company was incorporated for the purpose of effecting a merger, stock capital exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”).

The Company has one subsidiary, EFHAC Merger Sub, Inc., a wholly-owned subsidiary of the Company incorporated in Florida on February 28, 2023. As of June 30, 2023 the subsidiary had no activity.

As of June 30, 2023, the Company had not commenced any operations. All activity for the period from March 3, 2021 (inception) through June 30, 2023 relates to the Company’s formation and the Initial Public Offering (as defined below). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

On March 4, 2021, EF Hutton Partners, LLC (“Sponsor”), purchased an aggregate of 3,450,000 shares of our common stock (up to 450,000 shares of which are subject to forfeiture, on a pro rata basis, depending upon the extent to which the underwriters’ over-allotment option is exercised) for an aggregate purchase price of $25,000. These shares are collectively referred to herein as “Founder Shares.” Thereafter on March 7, 2022, the Sponsor surrendered to the Company 575,000 founder shares for cancellation, leaving the Sponsor with 2,875,000 Founder Shares (up to 375,000 shares of which are subject to forfeiture, on a pro rata basis, depending upon the extent to which the underwriters’ over-allotment option is exercised). On March 8, 2022, the Sponsor transferred an aggregate total of 708,738 founder shares. Then on April 5, 2022, three of the initial stockholders transferred an aggregate amount of 141,624 founder shares back to the Sponsor. On May 23, 2022, the Sponsor transferred an aggregate amount of 57,500 founder shares to the other three initial stockholders.

The registration statements for the Company’s Initial Public Offering were declared effective on September 8, 2022. On September 13, 2022, the Company consummated the Initial Public Offering of 11,500,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at $10.00 per Unit, generating gross proceeds of $115,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 257,500 units (each, a “Private Placement Unit” and, collectively, the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, Kevin M. Bush (Chief Financial Officer), Paul Hodge Jr. (one of the directors) and SHR Ventures, LLC, generating gross proceeds of $2,575,000, which is described in Note 4.

Transaction costs amounted to $4,950,750, consisting $4,025,000 of deferred underwriting fees and $925,750 of other offering costs.

The Company entered into agreements with anchor investors prior to the Initial Public Offering that committed each anchor investor to purchase 9.9% tranches of the Units or the actual Units allocated to it. Additionally, each of the ten 9.9% anchor investors purchased 75,000 founder shares from certain initial stockholders, for a total of 750,000 founder shares, at the original purchase price of founder shares or $0.009 per share. Each anchor investor acquired from the initial founder share owners on a pro-rata basis, an indirect economic interest in the founder shares. The excess of the fair value of the founder shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, the offering cost were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to the Public Shares were charged to stockholders’ deficit upon the completion of the Initial Public Offering.

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the value of net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and the taxes payable on the interest earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will complete the initial Business Combination only if the post-Business Combination company in which its public stockholder’s own shares will own or acquire 50% or more of the outstanding voting securities of the target or is otherwise not required to register as an investment company under the Investment Company Act (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

Following the closing of the Initial Public Offering on September 13, 2022, an amount of $116,150,000 ($10.10 per Public Share) from the net proceeds of the Initial Public Offering and the sale of the Private Placement Units was placed in the Trust Account to be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that the Company is unable to complete the initial Business Combination or make certain amendments to the Company’s amended and restated certificate of incorporation, the public stockholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income, net of taxes paid or payable (less, in the case the Company is unable to complete the initial Business Combination, $100,000 of interest). Negative interest rates could reduce the value of the assets held in trust such that the per share redemption amount received by public stockholders may be less than $10.10 per share.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their shares of the Company’s common stock upon the completion of the initial Business Combination, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account described below as of two business days prior to the vote on the initial Business Combination, subject to the limitations described herein. If the Company is unable to complete the initial Business Combination within 9 months from the closing of this offering (or up to 18 months from the closing of this offering if we extend the period of time to consummate a business combination by the full amount of time), the Company will redeem 100% of the public shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable, and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, subject to applicable law and certain conditions as further described herein.

F-25

EF HUTTON ACQUISITION CORPORATION I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

The stockholders will be entitled to redeem their stock at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any, divided by the number of then outstanding public stock. The amount in the Trust Account is initially anticipated to be $10.10 per public share, regardless of whether or not the underwriters exercise any portion of their option to purchase additional units.

The shares of common stock subject to redemption are recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding stock voted are voted in favor of the Business Combination.

Pursuant to the Company’s amended and restated certificate of incorporation, the Company will have until 9 months from the closing of the Initial Public Offering to consummate the initial Business Combination. However, if it anticipates that it may not be able to consummate its initial business combination within 9 months, it may extend the period of time to consummate a business combination up to nine times, each by an additional one-month period (for a total of up to 18 months to complete a business combination). Pursuant to the terms of our amended and restated certificate of incorporation and the trust agreement entered into between the Company and Continental Stock Transfer & Trust Company, in order to extend the time available for it to consummate its initial business combination, the Sponsor or its affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the Trust Account $575,000, or $0.05 per share for each one-month extension, on or prior to the date of the applicable deadline, or up to an aggregate of $5,175,000, or $0.45 per share if the Company extends for the full nine months. Any such payments would be made in the form of a loan. Any such loans will be non-interest bearing and payable upon the consummation of an initial business combination. If the Company completes its initial business combination, it would repay such loaned amounts out of the proceeds of the Trust Account released to it. If the Company does not complete a business combination, it will not repay such loans. Furthermore, the letter agreement with the initial stockholders contains a provision pursuant to which the Sponsor has agreed to waive its right to be repaid for such loans out of the funds held in the Trust Account in the event that the Company does not complete a business combination. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete its initial business combination. Stockholders will not be able to vote on or redeem their shares in connection with any such extension. If the Company has not consummated the initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public stock, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in the case to the Company’s obligations to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders and the Company’s officers and directors have entered into a letter agreement, pursuant to which they have agreed to (i) waive their redemption rights with respect to any founder shares and public shares held by them in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to any founder shares and public shares held by them in connection with a stockholders’ vote to approve an amendment to the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or certain amendments to the Company’s charter prior thereto or to redeem 100% of the public shares if the Company does not complete the initial Business Combination within 9 months from the closing of this offering (or up to 18 months from the closing of this offering if we extend the period of time to consummate a business combination by the full amount of time) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if the Company fails to complete the initial Business Combination within 9 months from the closing of this offering (or up to 18 months from the closing of this offering if we extend the period of time to consummate a business combination by the full amount of time), although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the prescribed time frame.

The Sponsor has agreed that they will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the initial stockholders’ only assets are securities of the Company. Therefore, the Company cannot assure the Sponsor would be able to satisfy those obligations. None of the Company officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

On December 8, 2022, the holders of the Units of the Company were able to elect to break up the Units and separately trade the shares of Common Stock, the Rights, and the Warrants included in the Units. The Company intended that any Units not separated would continue to trade on the Nasdaq Global Market (“Nasdaq”) under the symbol “EFHU”, and the Common Stock, Rights and Warrants would separately trade on Nasdaq under the symbols “EFHT,” “EFHTR,” and “EFHTW,” respectively. However, due to a miscommunication by the Company, Nasdaq moved to delist the Company’s Units from Nasdaq and on January 6, 2023, Nasdaq filed a Form 25 with the SEC delisting the Company’s Units. As a result, the Company determined to and did effect a mandatory separation of the Company’s Units effective on January 18, 2023, which separated each outstanding Unit into one share of Common Stock, one Right and one Warrant. After January 18, 2023 no Units were outstanding.

As approved by the Company’s stockholders at the special meeting of Stockholders held on June 1, 2023 (the “Special Meeting”), the Company filed an amendment to its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State on June 1, 2023 (the “Current Charter”), giving the Company the right to extend the time for the Company to complete its business combination (the “Business Combination Period”) from June 13, 2023 to March 13, 2024. In connection with the stockholders’ vote at the Special Meeting of Stockholders, 8,007,353 shares were tendered for redemption and approximately $82,498,497 was paid out of the Trust Account to the redeeming stockholders.

On June 12, 2023, the Company deposited $80,000 into the Company’s trust account allowing the Company to extend the period of time it has to consummate its initial business combination by one month from June 13, 2023 to July 13, 2023 (the “Monthly Extension”). The Monthly Extension is the first of up to nine potential monthly extensions permitted under the Current Charter.

On July 12, 2023, the Company deposited $80,000 into the Company’s trust account allowing the Company to extend the period of time it has to consummate its initial business combination by one month from July 13, 2023 to August 13, 2023 (the “Monthly Extension”). The Monthly Extension is the second of up to nine potential monthly extensions permitted under the Current Charter (Note 9).

F-26

EF HUTTON ACQUISITION CORPORATION I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

On August 11, 2023, the Company deposited $80,000 into the Company’s trust account allowing the Company to extend the period of time it has to consummate its initial business combination by one month from August 13, 2023 to September 13, 2023 (the “Monthly Extension”). The Monthly Extension is the third of up to nine potential monthly extensions permitted under the Current Charter. Accordingly, unless extended further, the Company has until September 13, 2023 to complete its initial business combination (Note 9).

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company currently lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be at least one year from the date that the financial statements are issued as it expects to continue to incur significant costs in pursuit of its financing and acquisition plans. In addition, the Company has until September 13, 2023 to consummate a Business Combination, or until March 13, 2024 if the Company extends the period of time to consummate a Business Combination by the full amount of time. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by September 13, 2023 (or March 13, 2024 if the Company extends the period of time to consummate a Business Combination by the full amount of time), there will be a mandatory liquidation and subsequent dissolution. Management has determined that mandatory liquidation, should a Business Combination not occur, and an extension not approved by the stockholders of the Company, and potential subsequent dissolution and the liquidity issue raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date these unaudited condensed consolidated financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after September 13, 2023 (or March 13, 2024 if the Company extends the period of time to consummate a Business Combination by the full amount of time). The Company intends to continue to search for and seek to complete a Business Combination before the mandatory liquidation date. The Company is within 12 months of its mandatory liquidation date as of the time of filing of this Quarterly Report on Form 10-Q.

Risks and Uncertainties

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further the impact of this actions and related sanctions on the world economy are not determinable as of the date of this financial statement and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of this financial statement.

On May 1, 2023, First Republic Bank became insolvent. Federal regulators seized the assets of the bank and negotiated a sale of its assets to JP Morgan Chase. The Company held deposits with this bank. As a result of the sale of the assets to JP Morgan Chase, the Company believes its insured and uninsured deposits are not at risk.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

In connection with the stockholders’ vote at the Special Meeting of Stockholders held on June 1, 2023, 8,007,353 shares were tendered for redemption and approximately $82,498,497 was paid out of the Trust Account to the redeeming stockholders. The Company has recorded 1% excise tax based on the amount redeemed or an aggregate amount of $824,985 excise tax payable as of June 30, 2023.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X promulgated under the Exchange Act. Certain information or footnote disclosures normally included in the condensed consolidated financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the period ended December 31, 2022, as filed with the SEC on March 28, 2023. The interim results for the three and six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future periods.

F-27

EF HUTTON ACQUISITION CORPORATION I
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholders’ approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $3,163 and $546,210 in cash, and no cash equivalents as of June 30, 2023 and December 31, 2022, respectively. The Company had a working capital deficit of $2,607,549 as of June 30, 2023, and a working capital of $358,499 as of December 31, 2022.

Marketable Securities Held in Trust Account

At June 30, 2023 and December 31, 2022, all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage of $250,000. The Company has not experienced losses on this account.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A – “Expenses of Offering”. Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred and presented as non-operating expenses.

F-28

EF HUTTON ACQUISITION CORPORATION I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed consolidated financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of June 30, 2023 and December 31, 2022, the Company’s deferred tax asset had a full valuation allowance recorded against it.

The Company’s effective tax rate was 82.35% and 0.00% for the three months ended June 30, 2023 and 2022, respectively, 252.00% and 0.00% for the six months ended June 30, 2023 and 2022, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three and six months ended June 30, 2023 and 2022, primarily due to the merger & acquisition expenses and valuation allowance on the deferred tax assets.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income tax examinations by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The Company’s financial instruments are classified as either Level 1, Level 2 or Level 3. These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

The Company will account for its Rights as equity-classified instruments based on an assessment of the Rights’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considered whether the Rights were freestanding financial instruments pursuant to ASC 480, met the definition of a liability pursuant to ASC 480, and whether the Rights met all the requirements for equity classification under ASC 815, including whether the Rights were indexed to the Company’s own shares of common stock, among other conditions for the equity classification.

F-29

EF HUTTON ACQUISITION CORPORATION I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

Common Stock Subject to Possible Redemption

The Company’s common stock sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, or if there is a stockholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies public shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The public shares sold as part of the Units in the Initial Public Offering were issued with other freestanding instruments (i.e., public warrants) and as such, the initial carrying value of public shares classified as temporary equity are the allocated proceeds determined in accordance with ASC 470-20. The public shares are subject to ASC 480-10-S99 and are currently not redeemable as the redemption is contingent upon the occurrence of events mentioned above. According to ASC 480- 10- S99-15, no subsequent adjustment is needed if it is not probable that the instrument will become redeemable. Accordingly, at June 30, 2023 and December 31, 2022, shares subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares are affected by charges against additional paid in capital and accumulated deficit.

At June 30, 2023 and December 31, 2022, the common stock reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$115,000,000
Less:
Proceeds allocated to Public Warrants	(1,016,600)
Proceeds allocated to Public Rights	(1,329,317)
Common Stock issuance costs	(8,304,420)
Plus:
Remeasurement of carrying value to redemption value	12,476,505
Common shares subject to possible redemption, December 31, 2022	$116,826,168
Less:
Redemption of common stock	(82,498,497)
Plus:
Remeasurement of carrying value to redemption value	1,879,743
Common shares subject to possible redemption, June 30, 2023	$36,207,414

F-30

Net Income (Loss) per Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per common stock is computed by dividing net income (loss) by the weighted average number of common stock outstanding for the period. Accretion associated with the redeemable shares of Class A common stock is excluded from losses per share as the redemption value approximates fair value.

The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 11,757,500 Class A common stock in the aggregate. As of June 30, 2023 and 2022, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the losses of the Company. As a result, diluted net income (loss) per common stock is the same as basic net loss per common stock for the periods presented.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2023		2022		2023		2022
	Redeemable	Non- redeemable	Redeemable	Non- redeemable	Redeemable	Non- redeemable	Redeemable	Non- redeemable
Basic and diluted net income (loss) per share of common stock
Numerator:
Allocation of net income (loss), as adjusted	$36,619	$12,819	$—	$(63,679)	$(222,221)	$(68,132)	$—	$(64,347)
Denominator:
Basic and diluted weighted average shares outstanding	8,948,206	3,132,500	—	2,500,000	10,217,054	3,132,500	—	2,500,000

Basic and diluted net income (loss) per share of common stock	$0.00	$0.00	$—	$(0.03)	$(0.02)	$(0.02)	$—	$(0.03)

F-31

EF HUTTON ACQUISITION CORPORATION I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The update simplifies the accounting for convertible instruments by removing certain separation models in Subtopic 470-20, Debt—Debt with Conversion and Other Options for convertible instruments and introducing other changes. As a result of ASU No. 2020-06, more convertible debt instruments will be accounted for as a single liability measured at its amortized cost and more convertible preferred stock will be accounted for as a single equity instrument measured at its historical cost, as long as no features require bifurcation and recognition as derivatives. The amendments are effective for smaller reporting companies for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted ASU No. 2020-06 upon its incorporation. The impact to the balance sheet, statement of operations and cash flows was not material.

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13 – Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectibility of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of ASU 2016-13 did not have a material impact on its financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statement.

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 11,500,000 Units, which includes a full exercise by the underwriters of their overallotment option in the amount of 1,500,000 Units, at a purchase price of $10.00 per Unit. Each unit consists of one share of common stock, one redeemable warrant and one right to receive 1/8 of one share of common stock. Each warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share.

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor, Kevin M. Bush (Chief Financial Officer), Paul Hodge Jr. (one of the directors) and SHR Ventures, LLC purchased an aggregate of 257,500 private placement units at a price of $10.00 per unit (the “private units”). Each private unit consists of one share of common stock, one redeemable warrant and one right to received 1/8 of one share of common stock upon the consummation of the initial business combination. The Sponsor purchased an aggregate of 212,500 private units for a purchase price of $2,125,000, Mr. Bush purchased 5,000 private units for a purchase price of $50,000, Mr. Hodge purchased 10,000 private units for a purchase price of $100,000 and SHR Ventures, LLC purchased 30,000 private units for a purchase price of $300,000. The private units are identical to the units sold in the Initial Public Offering, subject to certain limited exceptions.

The warrants (the “Private Placement Warrants”) underlying the private units (including the common stock issuable upon exercise of the Private Placement Warrants) are not be transferable, assignable or saleable until 30 days after the completion of the initial Business Combination and they will not be redeemable by the Company so long as they are held by the private placement participants or their permitted transferees. Except for certain restrictions on transferability, the Private Placement Warrants have the same terms and conditions as the warrants included in the units sold in the Initial Public Offering (Note 7).

Note 5 — Related Party Transactions

Founder Shares

On March 4, 2021, EF Hutton Partners, LLC, the Sponsor, purchased an aggregate of 3,450,000 shares of the Company’s common stock (up to 450,000 shares of which were subject to forfeiture, on a pro rata basis, depending upon the extent to which the underwriters’ over-allotment option is exercised) for an aggregate purchase price of $25,000. These shares are collectively referred to herein as “founder shares.” Thereafter on March 7, 2022, the Sponsor surrendered to the Company 575,000 founder shares for cancellation, leaving the Sponsor with 2,875,000 founder shares (up to 375,000 shares of which are subject to forfeiture, on a pro rata basis, depending upon the extent to which the underwriters’ over-allotment option is exercised). On March 8, 2022, the Sponsor transferred an aggregate total of 708,738 founder shares to several individuals and one entity. Then on April 5, 2022, three of the initial stockholders transferred an aggregate amount of 141,624 founder shares back to the Sponsor. On May 23, 2022, the Sponsor transferred an aggregate amount of 57,500 founder shares to the other three initial stockholders.

The founder shares are held by the following individuals and entities (referred to collectively as the “initial stockholders”) as follows: the Sponsor owns 1,607,418 founder shares, the Chief Financial Officer, Kevin M. Bush owns 79,732 founder shares, the Company’s directors, Thomas Wood owns 50,000 founder shares, Stanley Hutton Rumbough owns 50,000 founder shares, Anne Lee owns 50,000 founder shares, Paul Hodge Jr. owns 109,463 founder shares, SHR Ventures, LLC owns 178,387 founder shares and anchor investors (as described below) collectively own 750,000 founder shares.

The transfer of the founder shares to the Company’s management is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 374,614 shares transferred to the Company’s management on March 8, 2022 and May 23, 2022 and that were not transferred back to the Sponsor as of September 13, 2022 was $137,354. This set of founder shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to this set of founder shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of June 30, 2023, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of founder shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the founder shares. Additionally, another set of 250,000 founder shares were gifted to the Company’s directors on March 8, 2022 and under ASC 718, on March 8, 2022 had a fair value of $62,500, which has been recorded as stock-based compensation. The founder shares granted as gifts are not subject to a performance condition and as such stock-based compensation of $62,500 was recorded on the condensed consolidated statement of operations.

F-32

EF HUTTON ACQUISITION CORPORATION I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

The Company entered into agreements with each anchor investor prior to the Initial Public Offering that committed each anchor investor to purchase 9.9% tranches of the Units or the actual Units allocated to it. Additionally, each of the ten 9.9% anchor investors purchased 75,000 founder shares from certain initial stockholders, for a total of 750,000 founder shares, at the original purchase price of founder shares or $0.009 per share. The Company estimated the aggregate fair value of the 750,000 founders shares attributable to the anchor investors to be $3,626,296 or $4.84 per share. Each anchor investor acquired from the initial founder share owners on a pro-rata basis, an indirect economic interest in the founder shares. The excess of the fair value of the founder shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, the offering cost were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to the Public Shares were charged to stockholders’ deficit upon the completion of the Initial Public Offering.

The initial stockholders, have agreed, subject to limited exceptions, that the founder shares are not transferable or saleable until the earlier to occur of: (A) six months after the completion of the initial Business Combination, and (B) subsequent to the initial Business Combination if the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the public stockholders having the right to exchange their public shares for cash, securities or other property. Notwithstanding the foregoing, if subsequent to the Company’s initial Business Combination the last reported sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination.

Promissory Note — Related Party

The Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. This loan was non-interest bearing, unsecured and due at the closing of the Initial Public Offering. The outstanding balance on the note as of December 31, 2022 of $19,700 was fully paid on February 9, 2023. As of June 30, 2023 there was no outstanding balance under the promissory note and borrowings under the note are no longer available.

Related Party Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto, or in connection with additional deposits into the Trust Account in order to extend the time available to us to consummate the initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds on a non-interest-bearing basis as may be required. If the Company completes initial Business Combination, the Company will repay such loaned amounts out of the proceeds of the Trust Account. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that the Company’s initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $5,475,000 of such loans may be convertible into private units, at a price of $10.00 per unit at the option of the lender, upon consummation of the Company’s initial Business Combination. The private units are identical to the public units sold in this offering. At June 30, 2023 and December 31, 2022, no working capital loans were outstanding.

Note 6 — Commitments and Contingencies

Registration Rights

Pursuant to a registration rights agreement entered into on September 8, 2022 with the private placement participants, the Company may be required to register certain securities for sale under the Securities Act. These holders and holders of units issued upon conversion of working capital loans, if any, are entitled under the registration rights agreement to make up to three demands that the Company register certain securities held by them for sale under the Securities Act and to have the securities covered thereby registered for resale pursuant to Rule 415 under the Securities Act. In addition, these holders have the right to include their securities in other registration statements filed by the Company. The Company will bear the costs and expenses of filing any such registration statements.

Underwriters Agreement

The underwriters had a 45-day option from the date of the Initial Public Offering to purchase up to an additional 1,500,000 Units to cover over-allotments. On September 13, 2022, simultaneously with the closing of the Initial Public Offering, the underwriters elected to fully exercise the over-allotment option to purchase an additional 1,500,000 Units at a price of $10.00 per Unit.

The underwriters are entitled to deferred underwriting commissions of 3.5% of the gross proceeds of the Initial Public Offering, or $4,025,000, upon the completion of the Company’s initial Business Combination.

Craig-Hallum Capital Group LLC (“Craig-Hallum”) acted as a qualified independent underwriter for the Initial Public Offering. The Company has agreed to indemnify Craig-Hallum against certain liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. Craig-Hallum received a fee of $100,000 upon the completion of the Initial Public Offering for acting as qualified independent underwriter.

F-33

EF HUTTON ACQUISITION CORPORATION I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

Merger Agreement

On March 3, 2023, EF Hutton Acquisition Corporation I (the “Registrant” or the “Parent”) entered into a Merger Agreement (the “Agreement”) with Humble Imports Inc, d/b/a ECD Auto Design, a Florida corporation (“ECD”), ECD Auto Design UK, Ltd., an England and Wales corporation (the “ECD UK Subsidiary”), EFHAC Merger Sub, Inc., a Florida corporation (“Merger Sub”) and wholly-owned subsidiary of the Registrant, and Scott Wallace as Securityholder Representative, pursuant to which Merger Sub will merge with and into ECD with ECD as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the “Merger”). In connection with the Merger, the Parent will change its name to “E.C.D. Automotive Design Inc.” or such other name designated by ECD by notice to Parent. The Board of Directors of the Registrant (the “Board”) has unanimously (i) approved and declared advisable the Agreement, the Merger and the other transactions contemplated thereby, and (ii) resolved to recommend approval of the Agreement and related matters by the stockholders of the Registrant.

Merger Consideration

At the closing of the Merger, the Parent will issue 21 million shares of its common stock, par value $0.0001 per share (the “Parent Common Stock”) to the former security holders of ECD, as further described in the Agreement. Parent will also pay the former security holders of ECD a cash payment of $15,000,000 as consideration for the Merger.

PIPE

Parent and ECD shall use commercially reasonable efforts to raise capital in an aggregate amount of approximately $65 million through a private placement of Parent Common Stock.

Company Support Agreement

Concurrent with the execution of the Agreement, certain stockholders of ECD entered into a Company Stockholder Support Agreement with the Registrant and ECD in which each such stockholder agreed to vote their shares of Company Capital Stock in favor of the Agreement and the transactions contemplated thereby. Stockholders also agreed to waive any rights of appraisal, dissenter’s rights, and any similar rights under applicable law and not to sell or otherwise transfer any of their shares of Company Capital Stock unless the buyer, assignee, or transferee thereof executes a joinder agreement to the Company Stockholder Support Agreement.

Parent Support Agreement

Concurrent with the execution of the Agreement, EF Hutton Partners, LLC (the “Sponsor”) and the pre-IPO investors in the Parent, entered into a Parent Stockholder Support Agreement with ECD and the Registrant in which the Sponsor and the pre-IPO investors in the Parent agreed to (i) not transfer any shares or redeem any shares of Parent Common Stock held by it unless the buyer, assignee, or transferee thereof executes a joinder agreement to the Parent Stockholder Support Agreement and (ii) to vote in favor of the adoption of the Agreement and the other proposals to be presented at the special meeting of stockholders at which the Agreement and related proposals are considered.

Note 7 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue a total of 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2023 and December 31, 2022, there were no shares of preferred stock issued and outstanding.

Common Stock — The Company’s amended and restated certificate of incorporation authorized to issue a total of 100,000,000 shares of common stock with a par value of $0.0001 per share. On March 4, 2021, the Sponsor, purchased an aggregate of 3,450,000 shares of the Company’s common stock for an aggregate purchase price of $25,000. On March 7, 2022, the Sponsor surrendered to the Company 575,000 founder shares for cancellation, leaving the Sponsor with 2,875,000 founder shares. On March 8, 2022, the Sponsor transferred an aggregate total of 708,738 founder shares. Then on April 5, 2022, three of the initial stockholders transferred an aggregate amount of 141,624 founder shares back to the Sponsor. On May 23, 2022, the Sponsor transferred an aggregate amount of 57,500 founder shares to the other three initial stockholders. In connection with the stockholders’ vote at the Special Meeting of Stockholders held by the Company on June 1, 2023, 8,007,353 shares were tendered for redemption. The Company has 3,132,500 shares of common stock issued and outstanding, excluding 3,492,647 and 11,500,000 shares subject to possible redemption, as of June 30, 2023 and December 31, 2022, respectively.

F-34

EF HUTTON ACQUISITION CORPORATION I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

Holders of common stock will vote on all matters submitted to a vote of the Company’s stockholders except as required by law. Unless specified in the Company’s second amended and restated certificate of incorporation, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote of a majority of the Company’s common stock that are voted is required to approve any such matter voted on by its stockholders.

Warrants — As of June 30, 2023 and December 31, 2022, 11,757,500 warrants were outstanding. Each warrant entitles the holder to purchase one common stock at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at a Newly Issued Price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial stockholders or its affiliates, without taking into account any founder shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the Market Value is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Prices. The warrants will become exercisable on the later of one year from the closing of the Initial Public Offering or 30 days after the completion of its initial Business Combination and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the common stock issuable upon exercise of the warrants. The Company will use commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those common stock until the warrants expire or are redeemed, as specified in the warrant agreement; provided that, if the Company’s common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonably efforts to register or qualify the stock under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the common stock issuable upon exercise of the warrants is not effective by the 90th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the stock under applicable blue sky laws to the extent an exemption is not available.

Redemption of public and private warrants.

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable to each warrant holder; and
●	if, and only if, the last reported sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before we send the notice of redemption to the warrant holders.

Rights — As of June 30, 2023 and December 31, 2022, 11,757,500 Rights were outstanding. Each holder of a Right will receive one-eighth (1/8) of a share of common stock upon consummation of the initial Business Combination. In the event the Company will not be the survivor upon completion of the initial Business Combination, each holder of a right will be required to affirmatively convert his, her or its Rights in order to receive the one-eighth (1/8) share underlying each Right (without paying any additional consideration) upon consummation of the Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of Rights will not receive any of such funds for their Rights, and the Rights will expire worthless. No fractional shares will be issued upon conversion of any Rights.

F-35

EF HUTTON ACQUISITION CORPORATION I

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2023

Note 8 — Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	June 30, 2023	December 31, 2022
Assets:
Marketable securities held in Trust Account	1	$37,022,036	$117,254,670

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed consolidated financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

Issuance of Promissory Note

On August 21, 2023, the Company issued an unsecured promissory note in the aggregate principal amount of $181,487.83 (the “Note”) to the Sponsor, in exchange for the Sponsor advancing $181,487.83 to the Company to fund two one-month extensions of the amount of time the Company has to complete its initial business combination and to fund working capital expenses. The Note does not bear interest and matures upon the closing of an initial business combination by the Company. In addition, at the option of the holder, the Note may be paid by the Company through the issuance of private placement units of the Company at a price of $10.00 per unit. The loan will be forgiven, except to the extent of any funds held outside of the Company’s trust account, by the Sponsor, if Company is unable to consummate an initial business combination.

In connection with the Note, the Company received $77,000 on July 11, 2023 and a total of $80,000 in between August 10 and 11, 2023 from Sponsor to finance the required monthly extension payments of the Company. The extension payment into the trust account made on July 12, 2023 was funded partly by Sponsor ($77,000) and the rest by the Company ($3,000). In addition, the Company received a total of $24,487.83 from the Sponsor during August 2023 to be used for working capital purposes. As of August 21, 2023, the principal amount of the Note amounting to $181,487.83 was fully utilized.

Trust Deposit

On July 12, 2023, the Company deposited $80,000 into the Company’s trust account allowing the Company to extend the period of time it has to consummate its initial business combination by one month from July 13, 2023 to August 13, 2023 (the “Monthly Extension”). The Monthly Extension is the second of up to nine potential monthly extensions permitted under the Current Charter.

On August 11, 2023, the Company deposited $80,000 into the Company’s trust account allowing the Company to extend the period of time it has to consummate its initial business combination by one month from August 13, 2023 to September 13, 2023 (the “Monthly Extension”). The Monthly Extension is the third of up to nine potential monthly extensions permitted under the Current Charter. Accordingly, unless extended further, the Company has until September 13, 2023 to complete its initial business combination.

F-36

HUMBLE IMPORTS INC, D/B/A ECD AUTO DESIGN, AND ITS SUBSIDIARY

F-37

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Humble Imports Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Humble Imports Inc. as of December 31, 2022 and 2021, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company’s auditor since 2022

Lakewood, CO

April 26, 2023

F-38

HUMBLE IMPORTS INC, D/B/A ECD AUTO DESIGN, AND ITS SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$3,514,882	$2,808,643
Accounts receivable	503,291	433,690
Inventories	3,054,304	3,541,241
Other receivable	209,810	247,607
Prepaid and other current assets	68,419	6,750
Total current assets	7,350,706	7,037,931

Property and equipment, net	570,824	188,151
Right-to-use asset	4,443,696	—
Deposit	75,986	77,686
TOTAL ASSETS	$12,441,212	$7,303,768

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$486,816	$259,130
Accrued expenses	117,689	85,966
Customer deposits	9,493,688	9,287,256
Lease liability, current	247,519	—
Other payable	362,234	59,467
Total current liabilities	10,707,946	9,691,819

Loan payable	500,000	500,000
Lease liability, non-current	4,238,746	—
Total Liabilities	15,446,692	10,191,819

Stockholders’ deficit
Common stock, $10 par value, 100 shares authorized, issued and outstanding	1,000	1,000
Additional paid-in capital	2,474	—
Accumulated deficit	(3,008,953)	(2,889,052)
Total Stockholders’ Deficit	(3,005,479)	(2,888,052)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$12,441,212	$7,303,768

The accompanying notes are an integral part of these consolidated financial statements.

F-39

HUMBLE IMPORTS INC, D/B/A ECD AUTO DESIGN, AND ITS SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31
	2022	2021

Revenue, net	$14,989,963	$11,519,396
Cost of goods sold	11,217,298	8,963,801
Gross profit	3,772,665	2,555,595

Operating expenses
Sales and marketing expenses	299,388	242,192
General and administrative expenses	3,743,144	3,093,614
Depreciation expenses	72,303	64,846
Total operating expenses	4,114,835	3,400,652

Loss from operations	(342,170)	(845,057)

Other income (expense)
Interest income (expense), net	(10,333)	207
Loss on sale of asset	(56,454)	—
ERTC credit	—	247,607
Resale commissions income	539,659	497,098
Gain on forgiveness of PPP Loan	—	970,507
Other income, net	30,032	12,551
Total other income, net	502,904	1,727,970

Net Income	$160,734	$882,913

Net income per common share, basic and diluted	$1,607.34	$8,829.13
Weighted average number of common shares outstanding, basic and diluted	100	100

The accompanying notes are an integral part of these consolidated financial statements.

F-40

HUMBLE IMPORTS INC, D/B/A ECD AUTO DESIGN, AND ITS SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

YEAR ENDED DECEMBER 31, 2022 AND 2021

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance, January 1, 2021	100	$1,000	$—	$(3,435,369)	$(3,434,369)
Stockholder distributions	—	—	—	(336,596)	(336,596)
Net income	—	—	—	882,913	882,913
Balance, December 31, 2021	100	$1,000	$—	$(2,889,052)	$(2,888,052)
Stockholder distributions	—	—	—	(280,635)	(280,635)
Stockholder contributions	—	—	2,474	—	2,474
Net income	—	—	—	160,734	160,734
Balance – December 31, 2022	100	$1,000	$2,474	$(3,008,953)	$(3,005,479)

The accompanying notes are an integral part of these consolidated financial statements.

F-41

HUMBLE IMPORTS INC, D/B/A ECD AUTO DESIGN, AND ITS SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31
	2022	2021
Cash Flows from Operating Activities:
Net income	$160,734	$882,913
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation expense	72,303	64,846
Loss on sale of asset	56,454	—
Amortization of right-to-use asset	16,430	—
Gain on forgiveness of PPP Loan	—	(970,507)
ERTC credit	—	(247,607)
Changes in operating assets and liabilities:
Accounts receivable	(69,601)	38,517
Other receivable	37,797	21,381
Inventories	486,937	(1,985,084)
Prepaid and other current assets	(61,669)	(86,600)
Deposit	—	(60,200)
Accounts payable	227,686	121,964
Accrued expenses	31,723	20,810
Customer deposits	206,432	2,172,731
Other payable	302,767	6,089
Lease liability	26,139	—
Net cash provided by (used in) operating activities	1,494,130	(20,746)

Cash Flows from Investing Activities:
Proceeds from sale of asset	30,000	—
Purchase of assets	(539,730)	(61,845)
Net cash used in investing activities	(509,730)	(61,845)

Cash Flows from Financing Activities:
Proceeds from PPP Loan	—	498,225
Proceeds from loan payable	—	500,000
Cash contributed by stockholders	2,474	—
Cash distributed to stockholders	(280,635)	(336,596)
Net cash (used in) provided by financing activities	(278,161)	661,629

Net increase in cash and cash equivalents	706,239	579,038
Cash and cash equivalents, beginning of year	2,808,643	2,229,605
Cash and cash equivalents, end of year	$3,514,882	$2,808,643

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

Supplemental disclosure of noncash cash flow information
Record right-to-use asset and lease liability per ASC 842	$4,460,126	$—

The accompanying notes are an integral part of these consolidated financial statements.

F-42

1. NATURE OF OPERATIONS

Humble Imports Inc d/b/a ECD Auto Design and its subsidiary (the “Company,” “ECD,” “we,” “us,” or “our), a Florida corporation incorporated on March 5, 2013, is engaged in the production and sale of Land Rover vehicle. Since the Company’s commencement of operations in 2013, they have established a facility geared towards producing the most customized Land Rovers with the highest quality of parts and the highest quality labor force building each vehicle. The Company primarily earns revenue from the sale of the customized vehicle directly to the customer. Additionally revenue is generated from providing repair or upgrade services to customers and from the sale of extended warranties.

The Company also consolidates, ECD Audit Design UK LTD (“ECD UK”), a private limited company incorporated on July 16, 2021 in England and Wales. ECD UK was formed for the purpose of procuring parts overseas for the Company. ECD UK is a consolidated variable interest entity (“VIE”) for which the company is the primary beneficiary. We are the primary beneficiary of ECD UK as we have both the power to direct the most significant activities impacting their economic performance and the obligation to absorb losses or receive benefits significant to them.

2. GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

As of December 31, 2022, the Company had cash and cash equivalents of approximately $3.5 million and working capital deficit of approximately $3.4 million. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve-month period since the date of the consolidated financial statements were issued.

The Company’s primary source of operating funds since inception has been from cash receipts from sales and proceeds from loan payable. The Company intends to raise additional capital through private placements of debt and equity securities, but there can be no assurance that these funds will be available on terms acceptable to the Company, or will be sufficient to enable the Company to fully complete its development activities or sustain operations. If the Company is unable to raise sufficient additional funds, it will have to develop and implement a plan to further extend payables, reduce overhead, or scale back its current business plan until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

In December 2019, a novel strain of coronavirus (“COVID-19”) surfaced. The spread of COVID-19 around the world in the first quarter of 2020 has caused significant volatility in U.S. and international markets. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the U.S. and international economies and, as such, the Company is unable to determine if it will have a material impact to its operations.

Accordingly, the accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which contemplate continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not necessarily purport to represent realizable or settlement values. The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of ECD and ECD Auto Design UK Ltd. The accompanying consolidated financial statements have been prepared in accordance with GAAP, expressed in U.S. dollars. The accompanying consolidated financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the financial position, results of operations, and cash flows for the years presented in accordance with GAAP. References to GAAP issued by the FASB in these accompanying notes to the consolidated financial statements are to the FASB Accounting Standards Codification (“ASC”). All significant intercompany balances and transactions have been eliminated in consolidation.

F-43

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as to those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates include assumptions used in revenue recognition, useful life of assets, and allowance for doubtful accounts.

Segment Information

Operating segments are defined as components of an enterprise for which separate discrete financial information is evaluated regularly by the Company’s Chief Executive Officer (“CEO”), who is the Chief Operating Decision Maker (“CODM”), in deciding how to allocate resources and assess performance. The CODM reviews financial information presented on a consolidated basis for the purposes of allocating resources and evaluating financial performance. Accordingly, the Company operates and manages its business as one operating segment and one reportable segment.

Cash and Cash Equivalents

The Company considers all highly liquid investments acquired with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents are stated at cost, which approximates market value, because of the short maturity of these instruments.

Revenue Recognition

On January 1, 2020, the Company adopted ASU, “Revenue from Contracts with Customers Topic 606” (“Topic 606”), using the modified retrospective method. There was no material impact to the Company upon the adoption of Topic 606. Revenue is recognized when the Company transfers promised goods or services to the customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. In determining the appropriate amount of revenue to be recognized as the Company fulfills its obligations under the agreement, the Company performs the following steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation. The Company only applies the five-step model to contracts when it is probable that it will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer.

Product Revenue – Parts and Builds

The Company generates revenue through the sale of Land Rover vehicle directly to customers. The Company considers the build/sales contracts to be the contracts with the customer. There is a single performance obligation in all of the Company’s contracts, which is the Company’s promise to transfer the Company’s product to customers based on specific payment and shipping terms in the arrangement. The entire transaction price is allocated to this single performance obligation. Product revenue is recognized when a customer obtains control of the Company’s product, which occurs at shipment.

F-44

Upon execution of the contract, the Company bills its customers the total consideration of the contract. The Company receives approximately 50% of the total consideration of the contract from its customers as acceptance of contract, which are initially recorded in customer deposits, and are recognized as net revenue when the products are shipped.

Service Revenue

The Company generates revenue through providing repair or upgrade service to customers. The Company agrees with the customer on a budget and deliverable. This is typically evidenced by an email which represents the customer arrangement. There is a single performance obligation, which is the Company’s promise to perform the repair or upgrade work on the vehicle. The entire transaction price is allocated to this single performance obligation. Service revenue is recognized when the repair or upgrade work is completed and the customer receives the vehicle.

Warranty Revenue

The Company generates revenue through the sale of extended warranty to customers. The customers agree to the terms and conditions at the time of purchase, which represents the customer arrangements. The period covered by the extended warranty is usually one year. The Company has elected to apply the optional exemption provided in ASC 606 and therefore, is not required to disclose the aggregate amount of the transaction price allocated to performance obligations that are unsatisfied or partially unsatisfied at the end of the reporting period.

Product Limited Warranty

Consistent with industry practice, the Company generally offers customers a limited warranty for work performed on the vehicle under the builds/sales contract. The customers do not have a contractual right of return. The Company only offers a limited warranty for the work performed on the vehicle under the contract. If a customer disputes any work performed, the Company will attempt to remedy the work however, it shall not be required to discount the transaction price.

Other Revenue Policies

Sales, value add, and other taxes collected on behalf of third parties are excluded from revenue.

Applying the practical expedient in paragraph ASC 606-10-32-18, the Company does not assess whether a contract has a significant financing component if the expectation at contract inception is that the period between payment by the customer and the transfer of the promised products to the customer will be one year or less, which is the case with substantially all customers.

Applying the practical expedient in ASC 606-10-25-18B, the Company accounts for shipping and handling activities related to contracts with customers as costs to fulfill the promise to transfer the associated products. The Company records the related costs as part of the cost of goods good.

Disaggregation of Revenue

The following table summarizes the Company’s net revenues disaggregated by product category:

	Year Ended December 31
	2022	2021
Parts	$95,293	$69,484
Builds	14,720,970	11,429,078
Service	161,705	14,839
Warranty	11,995	5,995
Total revenues, net	$14,989,963	$11,519,396

F-45

Contract Liability and remaining performance obligations

	2022	2021
Beginning balance, January 1	$9,287,255	$7,114,525
Additional deposits received	15,196,396	13,692,126
Revenue Recognized during the year at a point-in-time	(14,989,963)	(11,519,396)
Ending balance, December 31	$9,493,688	$9,287,255

As of December 31, 2022 and 2021, in addition to the customer deposits noted above, the company has 11,072,060 and 10,137,629, respectively of contract consideration allocated to a performance obligation not yet completed. The customer deposits and performance obligations not yet completed are typically recognized in revenue at a point in time within the next twelve months as the custom build vehicles are delivered to customers.

Accounts Receivable

Accounts receivable are recorded at original invoice amount less an allowance for uncollectible accounts that management believes will be adequate to absorb estimated losses on existing balances. Management estimates the allowance based on collectability of accounts receivable and prior bad debt experience. Accounts receivable balances are written off against the allowance upon management’s determination that such accounts are uncollectible. Recoveries of accounts receivable previously written off are recorded when received. Management believes that credit risks on accounts receivable will not be material to the financial position of the Company or results of operations. The allowance for doubtful accounts was $0 as of December 31, 2022 and 2021.

Other Receivable

Other receivable included the Employee Retention Tax Credit receivable (“ERTC receivable”) of $209,810 and $247,607 as of December 31, 2022 and 2021, respectively.

The Employee Retention Credit (ERC) is a refundable tax credit for businesses that continued to pay employees while shut down due to the COVID-19 pandemic or had significant declines in gross receipts from March 13, 2020 to December 31, 2021. Eligible employers can claim the ERC on an original or adjusted employment tax return for a period within those dates.

For 2020, the employee retention credit (ERC) is a quarterly tax credit against the employer’s share of certain payroll taxes. The tax credit was 50% of the wages paid up to $10,000 per employee, capped at $5,000 per employee per calendar year.

For 2021, the employee retention credit (ERC) is a quarterly tax credit against the employer’s share of certain payroll taxes. The tax credit is 70% of the first $10,000 in wages per employee in each quarter of 2021, capped at $7,000 per employee per calendar quarter.

The Company calculated 2020 and 2021 ERC based on the criteria above. Qualifying wages for both years were reduced by the funds received from Payroll Protection Program.

The Internal Revenue Service approved all ERC filings as submitted and the final payment was received in January of 2023.

Inventories

Work in progress, work in progress – shipping and consumables, and work in progress – labor costs reported in inventories are carried at the lower of cost or net realizable value. Cost is determined on the basis of the direct and indirect costs that are directly attributable. The measurement of inventories is generally based on the weighted average method.

F-46

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the asset’s estimated useful life of 5 to 15 years. Expenditures for maintenance and repairs are expensed as incurred. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition is reflected in earnings.

Long-Lived Assets

The Company follows a “primary asset” approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of the assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. No impairments were recognized for the years ended December 31, 2022 and 2021.

Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred. The Company charged to operations $299,388 and $242,192 as advertising costs for the years ended December 31, 2022 and 2021, respectively.

Income taxes

As an S corporation, the Company is not directly liable for federal income taxes. Such taxes are the responsibility of the individual shareholders. Income and losses for tax purposes may differ from the financial statement amounts and may be allocated to the shareholders on a different basis for tax purposes than for financial statement purposes. The shareholder’s’ equity balances as reflected in the accompanying financial statements do not necessarily represent the shareholders’ tax basis of their respective interests.

Income (Loss) Per Share

The Company accounts for net income (loss) per share in accordance with Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”), which requires presentation of basic and diluted earnings per share (“EPS”) on the face of the statement of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS. Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during each period. It excludes the dilutive effects of any potentially issuable common shares. Diluted net income (loss) per share is calculated by including any potentially dilutive share issuances in the denominator. The Company does not have potentially dilutive share issuances and therefore basic and dilutive income (loss) per share is the same.

Leases

The Company determines if an arrangement is a lease at inception. Operating lease right-of-use asset (“ROU asset”) and short-term and long-term lease liability are included on the face of the consolidated balance sheets.

ROU asset represents the right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease. Operating lease ROU asset and liability are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s lease does not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at commencement date over the respective lease term in determining the present value of lease payments. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. For lease agreements with terms less than 12 months, the Company has elected the short-term lease measurement and recognition exemption, and it recognizes such lease payments on a straight-line basis over the lease term.

F-47

Fair Value of Financial Instruments

The Company calculates the fair value of its assets and liabilities which qualify as financial instruments and includes this additional information in the notes to the consolidated financial statements when the fair value is different than the carrying value of these financial instruments. The estimated fair value of cash, accounts receivable, accounts payable and accrued expenses, and loan payable approximate their carrying amounts due to the relatively short maturity of these instruments. The carrying value of lease liability also approximates fair value since the instrument bears market rates of interest. None of these instruments are held for trading purposes.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which supersedes the current lease requirements in ASC 840, Leases. ASU 2016-02 requires lessees to recognize a right-of-use asset and related lease liability for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the statement of operations. Currently, leases are classified as either capital or operating, with any capital leases recognized on the consolidated balance sheets. The reporting of lease-related expenses in the consolidated statements of operations and cash flows will be generally consistent with the current guidance. The Company expects to elect the package of practical expedients which permits the Company to not reassess under the new standard the prior conclusions about lease identification, lease classification, or initial direct costs. The Company expects to elect to combine non-lease and lease components when accounting for leases. The Company expects to make a policy election to exclude short-term leases, those with an original term of less than twelve months, from recognition and measurement under ASC 842. As such, the Company expects to not recognize a right of use asset or lease liability for these leases. The Company expects to adopt ASC 842 using the modified retrospective method as of the adoption date. As a result of expecting to elect the modified retrospective approach, the Company will not restate prior year financial statements to conform to the new guidance. The Company’s operating lease portfolio primarily includes offices and office equipment. As a result of adoption of ASC 842, the Company recorded an operating lease right-of-use asset and a lease liability on the consolidated balance sheet as of January 1, 2022.

F-48

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (Topic 326). This standard requires a new method for recognizing credit losses that is referred to as the current expected credit loss (“CECL”) method. The CECL method requires the recognition of all losses expected over the life of a financial instrument upon origination or purchase of the instrument unless the Company elects to recognize such instruments at fair value with changes in profit and loss (the fair value option). This standard is effective for the Company for fiscal years beginning after December 15, 2022. Management is currently evaluating the potential impact of this guidance on its consolidated financial statements.

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 clarifies and simplifies accounting for income taxes by eliminating certain exceptions for intra period tax allocation principles, and recognition of deferred taxes for outside basis differences in an investment, among other updates. The adoption of ASU 2019-12 did not have a material impact on the consolidated financial statements.

4.	PREPAID AND OTHER CURRENT ASSETS

Prepaid and other current assets consisted of the following:

	December 31
	2022	2021
Prepaid expenses	$4,786	$6,500
Prepaid inventory	59,983	—
Advances to employees	3,650	250
	$68,419	$6,750

5.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31
	2022	2021
Computer equipment	$16,675	$13,181
Office furniture	36,412	217,741
Manufacturing equipment	636,903	109,337
Leasehold improvements	—	100,851
	689,990	441,110
Less: accumulated depreciation	(119,166)	(252,959)
	$570,824	$188,151

Depreciation expense related to the Company’s property and equipment was $72,303 and $64,846 for the years ended December 31, 2022 and 2021, respectively, which were included in the accompanying consolidated statements of operations.

6.	LEASE

Prior to 2022, the Company entered into several lease renewal agreements with landlord whereby the Company agreed to lease office space in Kissimmee, Florida. All of these lease renewal agreements were expired during the year ended December 31, 2022. The leases had rental payments from $1,423 per month to $2,801 per month.

F-49

On August 11, 2021, the Company entered into a lease agreement, whereby the Company agreed to lease office space in Kissimmee, Florida for a term of 125 months following the lease commencement date. The lease commencement date was not identified until July 15, 2022 when the Company entered into the First Amendment to the original lease agreement, pursuant to which the commencement date would be July 1, 2022. The Company will owe monthly rental payments ranging from $6,512 to $50,039 over the term of the lease. On January 1, 2022, the Company recorded right-to-use asset and lease liability of $4,460,126 using the Company’s estimated incremental borrowing rate of 3.88%. Maturity analysis under the lease agreement is as follows:

Total
2023	$416,170
2024	446,343
2025	461,071
2026	476,388
2027 and beyond	3,766,501
5,566,473
Less: present value discount	(1,080,208)
Lease liability	$4,486,265

Lease expense for the years ended December 31, 2022 and 2021 was $95,218 and $159,599, respectively.

7.	ACCRUED EXPENSES

Accrued expenses consisted of the following:

	December 31
	2022	2021
Accrued commission (see Note 9)	$6,000	$—
Accrued payroll	111,689	85,966
	$117,689	$85,966

8.	OTHER PAYABLE

Other payable consisted of the following:

	December 31
	2022	2021
Sales tax payable	$72,092	$59,467
PPG payable (as defined below)	277,642	—
Other	12,500	—
	$362,234	$59,467

On February 1, 2022, the Company entered into an Exclusive Supplier Agreement with a third party, pursuant to which the third party issues a pre-bate in the amount of $277,642 to the Company in exchange for the Company’s commitment to make purchase of the third party’s products in the amount of $1,506,349. The Company shall use the $277,642 as working capital or otherwise in the operation of the Company’s collision center business. The Company recorded the $277,642 as other payable (“PPG Payable”) in the accompanying consolidated balance sheet as of December 31, 2022.

9.	LOAN PAYABLE

On December 15, 2021, the Company entered into a Letter of Credit Agreement with a third party, pursuant to which the Company borrowed $500,000 from the third party bearing no interest and due on December 15, 2023. As additional consideration for the loan, the Company agrees to pay the third party an amount equal to 20% of the Company’s gross profits in connection with the Company’s resales commissions during the term of the agreement. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ECD – Other Income and Expenses – Resale Commissions Income”. As of December 31, 2022 and 2021, the Company accrued $6,000 and $0, respectively, of commission to be paid to such third party (see Note 7).

The loan outstanding as of December 31, 2022 and 2021 was $500,000.

F-50

10.	PAYCHECK PROTECTION PROGRAM LOAN

As part of the federal government’s response to the economic impacts of COVID-19, in March 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted which, among other measures, provided for the Paycheck Protection Program (PPP) administered by the U.S. Small Business Administration (SBA). Prior to 2021, the Company received a PPP loan in the amount of $472,282. In April 2021, the Company received a PPP loan in the amount of $498,225. The Company has accounted for both loans according to ASC Topic 470 - Debt. Amounts due under the PPP loan bear interest at 1% per annum. Initially, monthly payments of principal and interest were scheduled to start on either: 1) the date that the SBA notifies the borrower of the amount of loan forgiveness or 2) 10 months after the end of the covered period for loan forgiveness, as defined in the PPP loan, if the borrower does not apply for loan forgiveness. The Company applied for loan forgiveness for both loans and notification of forgiveness was received in March 2021 and December 2021, respectively. Loan forgiveness is reflected in other income (expense) in the accompanying consolidated statements of operations.

11.	STOCKHOLDERS’ DEFICIT

The Company’s Shareholders Agreement effective on August 22, 2017 authorizes the issuance of a total of 100 shares of common stock to four stockholders. According to the Shareholders Agreement, the stockholders agreed to not to transfer their stock without approval of other stockholders. As of December 31, 2022 and 2021, 100 shares of common stock were issued and outstanding.

12.	RELATED PARTY TRANSACTIONS

The following table shows the Company’s expenses incurred with related parties and the relationship:

		Year Ended December 31
	Relationship	2022	2021
Luxury Automotive Transport, Inc.	Company owned by stockholder’s relative	$247,193	$176,542
Wallace USA	Company owned by stockholder	51,996	52,188
Karen Wallace	Stockholder’s relative	1,331	861
Total revenues, net		$300,520	$229,591

13.	SUBSEQUENT EVENTS

Subsequent events have been evaluated through April 26, 2023, which represents the date the financial statements were available to be issued, and no events have occurred through that date that would impact the financial statements.

On March 3, 2023, EF Hutton Acquisition Corporation I (the “Registrant” or the “Parent”) entered into a Merger Agreement (the “Agreement”) with the Company and EFHAC Merger Sub, Inc., a Florida corporation (“Merger Sub”) and wholly-owned subsidiary of the Registrant, pursuant to which Merger Sub will merge with and into the Company with the Company as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the “Merger”). In connection with the Merger, the Parent will change its name to “E.C.D. Automotive Design Inc.” or such other name designated by the Company by notice to Parent. At the closing of the Merger, the Parent will issue 21 million shares of its common stock, par value $0.0001 per share (the “Parent Common Stock”) to the former security holders of the Company, as further described in the Agreement. Parent will also pay the former security holders of the Company a cash payment of $15,000,000 as consideration for the Merger.

F-51

HUMBLE IMPORTS INC, D/B/A ECD AUTO DESIGN, AND ITS SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$2,278,071	$3,514,882
Accounts receivable	2,164,283	503,291
Inventories	3,461,753	3,054,304
Other receivable	33,281	209,810
Prepaid and other current assets	63,129	68,419
Total current assets	8,000,517	7,350,706

Property and equipment, net	530,548	570,824
Right-to-use asset	4,565,382	4,443,696
Deposit	75,986	75,986
TOTAL ASSETS	$13,172,433	$12,441,212

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$575,361	$486,816
Accrued expenses	133,115	117,689
Customer deposits	9,891,834	9,493,688
Lease liability, current	247,519	247,519
Other payable	277,642	362,234
Total current liabilities	11,125,471	10,707,946

Loan payable	500,000	500,000
Lease liability, non-current	4,239,266	4,238,746
Total Liabilities	15,864,737	15,446,692

Stockholders’ deficit
Common stock, $10 par value, 100 shares authorized, issued and outstanding	1,000	1,000
Additional paid-in capital	2,474	2,474
Accumulated deficit	(2,695,778)	(3,008,953)
Total Stockholders’ Deficit	(2,692,304)	(3,005,479)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$13,172,433	$12,441,212

 The accompanying notes are an integral part of these condensed consolidated financial statements.

F-52

HUMBLE IMPORTS INC, D/B/A ECD AUTO DESIGN, AND ITS SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022

Revenue, net	$4,913,235	$3,666,323	$9,446,216	$7,395,725
Cost of goods sold	3,185,488	2,968,684	6,197,039	5,743,586
Gross profit	1,727,747	697,639	3,249,177	1,652,139

Operating expenses
Sales and marketing expenses	105,183	70,712	206,788	148,646
General and administrative expenses	1,214,429	902,084	2,636,617	1,845,701
Depreciation and amortization expenses	22,472	22,971	53,994	43,890
Total operating expenses	1,342,084	995,767	2,897,399	2,038,237

Income (Loss) from operations	385,663	(298,128)	351,778	(386,098)

Other income (expense)
Interest income	10,773	—	20,650	141
Resale commissions income	44,000	277,500	44,000	392,659
Other income, net	29,396	328	41,896	1,740
Total other income	84,169	277,828	106,546	394,540

Net income (loss)	$469,832	$(20,300)	$458,324	$8,442

Net income (loss) per common share, basic and diluted	$4,698	$(203)	$4,583	$84
Weighted average number of common shares outstanding, basic and diluted	100	100	100	100

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-53

HUMBLE IMPORTS INC, D/B/A ECD AUTO DESIGN, AND ITS SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023 and 2022

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance, January 1, 2023	100	$1,000	$2,474	$(3,008,953)	$(3,005,479)
Stockholder distributions	—	—	—	(66,773)	(66,773)
Net loss	—	—	—	(11,508)	(11,508)
Balance – March 31, 2023	100	$1,000	$2,474	$(3,087,234)	$(3,083,760)
Stockholder distributions	—	—	—	(78,376)	(78,376)
Net income	—	—	—	469,832	469,832
Balance – June 30, 2023	100	$1,000	$2,474	$(2,695,778)	$(2,692,304)

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance, January 1, 2022	100	$1,000	$—	$(2,889,052)	$(2,888,052)
Stockholder distributions	—	—	—	(90,695)	(90,695)
Net income	—	—	—	28,742	28,742
Balance – March 31, 2022	100	$1,000	$—	$(2,951,005)	$(2,950,005)
Stockholder distributions	—	—	—	(84,381)	(84,381)
Net loss	—	—	—	(20,300)	(20,300)
Balance – June 30, 2022	100	$1,000	$—	$(3,055,686)	$(3,054,686)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-54

HUMBLE IMPORTS INC, D/B/A ECD AUTO DESIGN, AND ITS SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	For the six months ended June 30,
	2023	2022
Cash Flows from Operating Activities:
Net income (loss)	$458,324	$8,442
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities
Depreciation and amortization expense	53,994	43,890
Amortization of right-to-use asset	49,701	—
Changes in operating assets and liabilities:
Accounts receivable	(1,660,992)	37,309
Other receivable	176,529	43,866
Inventories	(407,449)	(105,550)
Prepaid and other current assets	5,290	(44,711)
Accounts payable	16,454	311,376
Accrued expenses	15,426	5,508
Customer deposits	398,146	394,400
Other payable	(12,500)	354,890
Lease liability	(170,867)	—
Net cash (used in) provided by operating activities	(1,077,944)	1,049,420

Cash Flows from Investing Activities:
Purchase of assets	(13,718)	(363,405)
Net cash used in investing activities	(13,718)	(363,405)

Cash Flows from Financing Activities:
Cash distributed to stockholders	(145,149)	(175,076)
Net cash used in financing activities	(145,149)	(175,076)

Net (decrease) increase in cash and cash equivalents	(1,236,811)	510,939
Cash and cash equivalents, beginning of year	3,514,882	2,808,643
Cash and cash equivalents, end of year	$2,278,071	$3,319,582

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

Supplemental disclosure of noncash cash flow information
Record right-to-use asset and lease liability per ASC 842	$171,387	$4,460,126

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-55

HUMBLE IMPORTS INC, D/B/A ECD AUTO DESIGN, AND ITS SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2023

1. NATURE OF OPERATIONS

Humble Imports Inc d/b/a ECD Auto Design and its subsidiary (the “Company,” “ECD,” “we,” “us,” or “our), a Florida corporation incorporated on March 5, 2013, is engaged in the production and sale of Land Rover vehicle. Since the Company’s commencement of operations in 2013, they have established a facility geared towards producing the most customized Land Rovers with the highest quality of parts and the highest quality labor force building each vehicle. The Company primarily earns revenue from the sale of the customized vehicle directly to the customer. Additionally revenue is generated from providing repair or upgrade services to customers and from the sale of extended warranties.

The Company also consolidates, ECD Audit Design UK LTD (“ECD UK”), a private limited company incorporated on July 16, 2021 in England and Wales. ECD UK was formed for the purpose of procuring parts overseas for the Company. ECD UK is a consolidated variable interest entity (“VIE”) for which the company is the primary beneficiary. We are the primary beneficiary of ECD UK as we have both the power to direct the most significant activities impacting their economic performance and the obligation to absorb losses or receive benefits significant to them.

On March 3, 2023, EF Hutton Acquisition Corporation I (the “Registrant” or the “Parent”) entered into a Merger Agreement (the “Agreement”) with the Company and EFHAC Merger Sub, Inc., a Florida corporation (“Merger Sub”) and wholly-owned subsidiary of the Registrant, pursuant to which Merger Sub will merge with and into the Company with the Company as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the “Merger”). In connection with the Merger, the Parent will change its name to “E.C.D. Automotive Design Inc.” or such other name designated by the Company by notice to Parent. At the closing of the Merger, the Parent will issue 21 million shares of its common stock, par value $0.0001 per share (the “Parent Common Stock”) to the former security holders of the Company, as further described in the Agreement. Parent will also pay the former security holders of the Company a cash payment of $15,000,000 as consideration for the Merger.

On June 7, 2023, ECD UK became a wholly owned subsidiary of ECD.

2. GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

As of June 30, 2023, the Company had cash and cash equivalents of approximately $2.3 million and working capital deficit of approximately $3.1 million. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve-month period since the date of the consolidated financial statements were issued.

The Company’s primary source of operating funds since inception has been from cash receipts from sales and proceeds from loan payable. The Company intends to raise additional capital through private placements of debt and equity securities, but there can be no assurance that these funds will be available on terms acceptable to the Company, or will be sufficient to enable the Company to fully complete its development activities or sustain operations. If the Company is unable to raise sufficient additional funds, it will have to develop and implement a plan to further extend payables, reduce overhead, or scale back its current business plan until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

In December 2019, a novel strain of coronavirus (“COVID-19”) surfaced. The spread of COVID-19 around the world in the first quarter of 2020 has caused significant volatility in U.S. and international markets. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the U.S. and international economies and, as such, the Company is unable to determine if it will have a material impact to its operations.

F-56

Accordingly, the accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which contemplate continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not necessarily purport to represent realizable or settlement values. The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, certain information and footnote disclosures normally included in condensed consolidated financial statements in accordance with GAAP have been omitted. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 2023 are not necessarily indicative of the results that may be expected for the year ending December 31, 2023.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as to those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates include assumptions used in revenue recognition, useful life of assets, and allowance for doubtful accounts.

Segment Information

Operating segments are defined as components of an enterprise for which separate discrete financial information is evaluated regularly by the Company’s Chief Executive Officer (“CEO”), who is the Chief Operating Decision Maker (“CODM”), in deciding how to allocate resources and assess performance. The CODM reviews financial information presented on a consolidated basis for the purposes of allocating resources and evaluating financial performance. Accordingly, the Company operates and manages its business as one operating segment and one reportable segment.

Cash and Cash Equivalents

The Company considers all highly liquid investments acquired with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents are stated at cost, which approximates market value, because of the short maturity of these instruments.

F-57

Revenue Recognition

On January 1, 2020, the Company adopted ASU, “Revenue from Contracts with Customers Topic 606” (“Topic 606”), using the modified retrospective method. There was no material impact to the Company upon the adoption of Topic 606. Revenue is recognized when the Company transfers promised goods or services to the customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. In determining the appropriate amount of revenue to be recognized as the Company fulfills its obligations under the agreement, the Company performs the following steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation. The Company only applies the five-step model to contracts when it is probable that it will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer.

Product Revenue – Parts and Builds

The Company generates revenue through the sale of Land Rover vehicle directly to customers. The Company considers the build/sales contracts to be the contracts with the customer. There is a single performance obligation in all of the Company’s contracts, which is the Company’s promise to transfer the Company’s product to customers based on specific payment and shipping terms in the arrangement. The entire transaction price is allocated to this single performance obligation. Product revenue is recognized when a customer obtains control of the Company’s product, which occurs at shipment.

Upon execution of the contract, the Company bills its customers the total consideration of the contract. The Company receives approximately 50% of the total consideration of the contract from its customers as acceptance of contract, which are initially recorded in customer deposits, and are recognized as net revenue when the products are shipped.

Service Revenue

The Company generates revenue through providing repair or upgrade service to customers. The Company agrees with the customer on a budget and deliverable. This is typically evidenced by an email which represents the customer arrangement. There is a single performance obligation, which is the Company’s promise to perform the repair or upgrade work on the vehicle. The entire transaction price is allocated to this single performance obligation. Service revenue is recognized when the repair or upgrade work is completed and the customer receives the vehicle.

Warranty Revenue

The Company generates revenue through the sale of extended warranty to customers. The customers agree to the terms and conditions at the time of purchase, which represents the customer arrangements. The period covered by the extended warranty is usually one year. The Company has elected to apply the optional exemption provided in ASC 606 and therefore, is not required to disclose the aggregate amount of the transaction price allocated to performance obligations that are unsatisfied or partially unsatisfied at the end of the reporting period.

Product Limited Warranty

Consistent with industry practice, the Company generally offers customers a limited warranty for work performed on the vehicle under the builds/sales contract. The customers do not have a contractual right of return. The Company only offers a limited warranty for the work performed on the vehicle under the contract. If a customer disputes any work performed, the Company will attempt to remedy the work however, it shall not be required to discount the transaction price.

F-58

Other Revenue Policies

Sales, value add, and other taxes collected on behalf of third parties are excluded from revenue.

Applying the practical expedient in paragraph ASC 606-10-32-18, the Company does not assess whether a contract has a significant financing component if the expectation at contract inception is that the period between payment by the customer and the transfer of the promised products to the customer will be one year or less, which is the case with substantially all customers.

Applying the practical expedient in ASC 606-10-25-18B, the Company accounts for shipping and handling activities related to contracts with customers as costs to fulfill the promise to transfer the associated products. The Company records the related costs as part of the cost of goods good.

Disaggregation of Revenue

The following table summarizes the Company’s net revenues disaggregated by product category:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Parts	$11,274	$13,159	$18,100	$32,685
Builds	4,869,513	3,583,641	9,346,418	7,255,053
Service	—	—	30,950	—
Warranty	32,448	69,523	50,748	107,987
Total revenues, net	$4,913,235	$3,666,323	$9,446,216	$7,395,725

Contract Liability and remaining performance obligations

	June 30, 2023	December 31, 2022
Beginning balance, January 1	$9,493,688	$9,287,255
Additional deposits received	9,844,362	15,196,396
Revenue Recognized during the year at a point-in-time	(9,446,216)	(14,989,963)
Ending balance, December 31	$9,891,834	$9,493,688

As of June 30, 2023 and December 31, 2022, in addition to the customer deposits noted above, the company has $11,037,003 and $11,072,060, respectively of contract consideration allocated to a performance obligation not yet completed. The customer deposits and performance obligations not yet completed are typically recognized in revenue at a point in time within the next twelve months as the custom build vehicles are delivered to customers.

Accounts Receivable

Accounts receivable are recorded at original invoice amount less an allowance for uncollectible accounts that management believes will be adequate to absorb estimated losses on existing balances. Management estimates the allowance based on collectability of accounts receivable and prior bad debt experience. Accounts receivable balances are written off against the allowance upon management’s determination that such accounts are uncollectible. Recoveries of accounts receivable previously written off are recorded when received. Management believes that credit risks on accounts receivable will not be material to the financial position of the Company or results of operations. The allowance for doubtful accounts was $0 as of June 30, 2023 and December 31, 2022.

F-59

Inventories

Work in progress, work in progress – shipping and consumables, and work in progress – labor costs reported in inventories are carried at the lower of cost or net realizable value. Cost is determined on the basis of the direct and indirect costs that are directly attributable. The measurement of inventories is generally based on the weighted average method.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the asset’s estimated useful life of 5 to 15 years. Expenditures for maintenance and repairs are expensed as incurred. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition is reflected in earnings.

Long-Lived Assets

The Company follows a “primary asset” approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of the assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. No impairments were recognized for the three and six months ended June 30, 2023 and 2022.

Income taxes

As an S corporation, the Company is not directly liable for federal income taxes. Such taxes are the responsibility of the individual shareholders. Income and losses for tax purposes may differ from the financial statement amounts and may be allocated to the shareholders on a different basis for tax purposes than for financial statement purposes. The shareholder’s’ equity balances as reflected in the accompanying financial statements do not necessarily represent the shareholders’ tax basis of their respective interests.

Income (Loss) Per Share

The Company accounts for net income (loss) per share in accordance with Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”), which requires presentation of basic and diluted earnings per share (“EPS”) on the face of the statement of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS. Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during each period. It excludes the dilutive effects of any potentially issuable common shares. Diluted net income (loss) per share is calculated by including any potentially dilutive share issuances in the denominator. The Company does not have potentially dilutive share issuances and therefore basic and dilutive income (loss) per share is the same.

F-60

Leases

The Company determines if an arrangement is a lease at inception. Operating lease right-of-use asset (“ROU asset”) and short-term and long-term lease liability are included on the face of the consolidated balance sheets.

ROU asset represents the right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease. Operating lease ROU asset and liability are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s lease does not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at commencement date over the respective lease term in determining the present value of lease payments. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. For lease agreements with terms less than 12 months, the Company has elected the short-term lease measurement and recognition exemption, and it recognizes such lease payments on a straight-line basis over the lease term.

Fair Value of Financial Instruments

The Company calculates the fair value of its assets and liabilities which qualify as financial instruments and includes this additional information in the notes to the consolidated financial statements when the fair value is different than the carrying value of these financial instruments. The estimated fair value of cash, accounts receivable, accounts payable and accrued expenses, and loan payable approximate their carrying amounts due to the relatively short maturity of these instruments. The carrying value of lease liability also approximates fair value since the instrument bears market rates of interest. None of these instruments are held for trading purposes.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

F-61

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which supersedes the current lease requirements in ASC 840, Leases. ASU 2016-02 requires lessees to recognize a right-of-use asset and related lease liability for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the statement of operations. Currently, leases are classified as either capital or operating, with any capital leases recognized on the consolidated balance sheets. The reporting of lease-related expenses in the consolidated statements of operations and cash flows will be generally consistent with the current guidance. The Company expects to elect the package of practical expedients which permits the Company to not reassess under the new standard the prior conclusions about lease identification, lease classification, or initial direct costs. The Company expects to elect to combine non-lease and lease components when accounting for leases. The Company expects to make a policy election to exclude short-term leases, those with an original term of less than twelve months, from recognition and measurement under ASC 842. As such, the Company expects to not recognize a right of use asset or lease liability for these leases. The Company expects to adopt ASC 842 using the modified retrospective method as of the adoption date. As a result of expecting to elect the modified retrospective approach, the Company will not restate prior year financial statements to conform to the new guidance. The Company’s operating lease portfolio primarily includes offices and office equipment. As a result of adoption of ASC 842, the Company recorded an operating lease right-of-use asset and a lease liability on the consolidated balance sheet as of January 1, 2022.

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (Topic 326). This standard requires a new method for recognizing credit losses that is referred to as the current expected credit loss (“CECL”) method. The CECL method requires the recognition of all losses expected over the life of a financial instrument upon origination or purchase of the instrument unless the Company elects to recognize such instruments at fair value with changes in profit and loss (the fair value option). This standard is effective for the Company for fiscal years beginning after December 15, 2022. Management is currently evaluating the potential impact of this guidance on its consolidated financial statements.

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 clarifies and simplifies accounting for income taxes by eliminating certain exceptions for intra period tax allocation principles, and recognition of deferred taxes for outside basis differences in an investment, among other updates. The adoption of ASU 2019-12 did not have a material impact on the consolidated financial statements.

4. PREPAID AND OTHER CURRENT ASSETS

Prepaid and other current assets consisted of the following:

	June 30, 2023	December 31, 2022
Prepaid expenses	$1,595	$4,786
Prepaid inventory	59,984	59,983
Advances to employees	1,550	3,650
	$63,129	$68,419

F-62

5. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	June 30, 2023	December 31, 2022
Computer equipment	$16,675	$16,675
Office furniture	36,412	36,412
Manufacturing equipment	650,621	636,903
	703,708	689,990
Less: accumulated depreciation	(173,160)	(119,166)
	$530,548	$570,824

Depreciation expense related to the Company’s property and equipment was $22,472 and $53,994 for the three and six months ended June 30, 2023, respectively and $21,221 and $40,390 for the three and six months ended June 30, 2022, respectively which were included in the accompanying consolidated statements of operations.

6. LEASE

Prior to 2022, the Company entered into several lease renewal agreements with landlord whereby the Company agreed to lease office space in Kissimmee, Florida. All of these lease renewal agreements were expired during the year ended December 31, 2022. The leases had rental payments from $1,423 per month to $2,801 per month.

On August 11, 2021, the Company entered into a lease agreement, whereby the Company agreed to lease office space in Kissimmee, Florida for a term of 125 months following the lease commencement date. The lease commencement date was not identified until July 15, 2022 when the Company entered into the First Amendment to the original lease agreement, pursuant to which the commencement date would be July 1, 2022. The Company will owe monthly rental payments ranging from $6,512 to $50,039 over the term of the lease. On January 1, 2022, the Company recorded right-to-use asset and lease liability of $4,460,126 using the Company’s estimated incremental borrowing rate of 3.88%.

The Company also has a five year lease in the UK for office space expiring December 16, 2026. The Company will owe monthly rental payments ranging from $3,092 to $3,401 over the term of the lease. The Company recorded right-to-use asset and lease liability of $171,387 using the Company’s estimated incremental borrowing rate of 3.88%.

Maturity analysis under the lease agreements is as follows:

Total
Rest of 2023	$184,543
2024	486,542
2025	501,893
2026	517,206
2027 and beyond	3,766,501
5,456,685
Less: present value discount	(969,900)
Lease liability	$4,486,785

Lease expense for the three and six months ended June 30, 2023 was $51,520 and $112,534, respectively and for the three and six months ended June 30, 2022 was $40,371 and $82,269, respectively.

F-63

7. ACCRUED EXPENSES

Accrued expenses consisted of the following:

	June 30, 2023	December 31, 2022
Accrued commission (see Note 9)	$6,000	$6,000
Accrued 401(k) payable	—	—
Accrued payroll	127,115	111,689
	$133,115	$117,689

8. OTHER PAYABLE

Other payable consisted of the following:

	June 30, 2023	December 31, 2022
Sales tax payable	$—	$72,092
PPG payable (as defined below)	277,642	277,642
Other	—	12,500
	$277,642	$362,234

On February 1, 2022, the Company entered into an Exclusive Supplier Agreement with a third party, pursuant to which the third party issues a pre-bate in the amount of $277,642 to the Company in exchange for the Company’s commitment to make purchase of the third party’s products in the amount of $1,506,349. The Company shall use the $277,642 as working capital or otherwise in the operation of the Company’s collision center business. The Company recorded the $277,642 as other payable (“PPG Payable”) in the accompanying consolidated balance sheet as of June 30, 2023 and December 31, 2022.

9. LOAN PAYABLE

On December 15, 2021, the Company entered into a Letter of Credit Agreement with a third party, pursuant to which the Company borrowed $500,000 from the third party bearing no interest and due on December 15, 2023. As additional consideration for the loan, the Company agrees to pay the third party an amount equal to 20% of the Company’s gross profits in connection with the Company’s resales commissions during the term of the agreement. As of June 30, 2023 and December 31, 2022, the Company accrued $6,000 of commission to be paid to such third party (see Note 7).

The loan outstanding as of June 30, 2023 and December 31, 2022 $500,000.

10. STOCKHOLDERS’ DEFICIT

The Company’s Shareholders Agreement effective on August 22, 2017 authorizes the issuance of a total of 100 shares of common stock to four stockholders. According to the Shareholders Agreement, the stockholders agreed to not to transfer their stock without approval of other stockholders. As of June 30, 2023 and December 31, 2022, 100 shares of common stock were issued and outstanding.

F-64

11. RELATED PARTY TRANSACTIONS

The following table shows the Company’s expenses incurred with related parties and the relationship:

		For the Three Months Ended June 30,		For the Six Months Ended June 30,
	Relationship	2023	2022	2023	2022
Luxury Automotive Transport, Inc.	Company owned by stockholder’s relative	$46,844	$59,999	$93,577	$129,365
Wallace USA	Company owned by stockholder	4,333	12,999	17,332	25,998
Karen Wallace	Stockholder’s relative	37	—	37	—
Total revenues, net		$51,214	$72,998	$110,946	$155,363

12. SUBSEQUENT EVENTS

Subsequent events have been evaluated through [Date], which represents the date the financial statements were available to be issued, and other than described below, no events have occurred through that date that would impact the financial statements.

In connection with ECD’s PIPE Financing, on September 28, 2023, ECD entered into a loan and security agreement (the “Loan and Security Agreement”) with Context Credit Holdings, LP (“Edge”) for a $10,000,000 revolving credit facility (the “Edge Facility”). Under the Edge Facility, Edge will make borrowing base advances against ECD’s accounts receivables, up to a limit of 90% of eligible accounts receivable as determined according to the Loan and Security Agreement. The Edge Facility has a two-year term, subject to renewal at Edge’s discretion. The advances will bear interest at a per annum rate equal to (a) the Base Rate plus (b) 7.00%; the “Base Rate” means the greater of (i) 6.50% and (ii) the Wall Street Journal Prime Rate (floating with daily resets) as publicly announced to be in effect from time to time. Pursuant to the Loan and Security Agreement, ECD may at any time terminate the Edge Facility with 60 days’ prior written notice. ECD has agreed with the Lender under the SPA that, by the closing date for the issuance of the Note, it will either have (i) delivered an irrevocable notice to terminate the Loan and Security Agreement or (ii) entered into an intercreditor agreement with Edge and the Collateral Agent (as defined in the SPA).

The Edge Facility is secured by a blanket lien on all corporate assets, including a perfected first-priority lien on and security interest in all ECD’s assets, including accounts receivables, inventory, equipment, real estate, contracts, general intangibles, and proceeds thereof. Also, each of the ECD Initial Securityholders has entered into a personal guaranty with Edge with respect to the Edge Facility.

Subsequent to September 30, 2023, the Company has drawn down $3.2 million of the Edge Facility.

On October 6, 2023, ECD amended the Company’s articles of incorporation which authorized 100 shares of common stock with no par value to authorize 500,000,000 shares of common stock with no par value and 20,000,000 shares of Preferred Stock with no par value. Included in this amendment, the Company created and designated 54, 819 shares of preferred stock as “Series A Convertible Preferred Stock.”

Effective October 11, 2023, ECD closed the transaction memorialized in the Securities Purchase Agreement, dated October 6, 2023 (the “Humble SPA”) by and between ECD and Defender SPV LLC (the “Investor”) pursuant to which ECD agreed to issue to the Investor (i) 39,000 shares of Series A Convertible Preferred Stock of the Company convertible into shares of ECD Common Stock; (ii) 1,100,000 shares of ECD Common Stock; (iii) a warrant to acquire 1,091,525 additional shares of ECD Common Stock; and (iv) a warrant to acquire 15,819 shares of ECD Series A Preferred Stock, for a purchase price equal to $300,000.

On October 14, 2023, the Parent, the Company, ECD UK, Merger Sub and Scott Wallace, as the Securityholder Representative entered into an amendment to the Merger Agreement. A copy of the Merger Agreement and the First Amendment to the Merger Agreement, dated as of October 14, 2023. At the closing of the Merger, the Parent will issue (a) 25.1 million shares of its common stock, par value $0.0001 per share (the “Parent Common Stock”), (b) 39,000 shares of EFHAC Series A Convertible Preferred Stock, (c) a warrant to purchase 1,091,525 shares of EFHAC Common Stock (“Common Shares Warrant”) and (d) a warrant to purchase 15,819 shares of EFHAC Series A Preferred Stock (“Preferred Shares Warrant”) to the ECD Securityholders, as further described in the Merger Agreement. Parent will also pay the ECD Initial Securityholders a cash payment of $2,000,000 as consideration for the Merger.

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Annex A

MERGER AGREEMENT

dated March 3, 2023

by and among

Humble Imports Inc, as the Company,

ECD Auto Design UK, Ltd., as the ECD UK Subsidiary,

EF Hutton Acquisition Corporation I., as Parent,

EFHAC Merger Sub, Inc., as Merger Sub, and

Scott Wallace, as the Securityholder Representative.

A-1

i

4.16	Compliance with Laws	35
4.17	Intellectual Property	36
4.18	Accounts Payable; Affiliate Loans	39
4.19	Employees; Employment Matters	39
4.20	Withholding	43
4.21	Employee Benefits	43
4.22	Real Property	45
4.23	Tax Matters	46
4.24	Sufficiency of Assets	47
4.25	Environmental Laws	48
4.26	No Finders’ Fees	48
4.27	Directors and Officers	48
4.28	Anti-Money Laundering Laws	48
4.29	Insurance	49
4.30	Related Party Transactions	50

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		50
5.1	Corporate Existence and Power	50
5.2	Corporate Authorization	51
5.3	Governmental Authorization	51
5.4	Non-Contravention	51
5.5	Finders’ Fees	52
5.6	Issuance of Shares	52
5.7	Capitalization	52
5.8	Information Supplied	53
5.9	Trust Fund	53
5.10	Listing	53
5.11	Board Approval	53
5.12	Parent SEC Documents and Financial Statements	54
5.13	Certain Business Practices	55
5.14	Anti-Money Laundering Laws	55
5.15	Affiliate Transactions	55
5.16	Litigation	55
5.17	Expenses, Indebtedness and Other Liabilities	55
5.18	Tax Matters	56

ARTICLE VI COVENANTS OF THE PARTIES PENDING CLOSING		58
6.1	Conduct of the Business	58
6.2	Exclusivity	61
6.3	Access to Information	62
6.4	Notices of Certain Events	62
6.5	Cooperation with Form S-4/Proxy Statement; Other Filings	63
6.6	Commercially Reasonable Efforts; Further Assurances; Governmental Consents	66
6.7	Nasdaq Listing Requirements	68
6.8	Directors’ and Officers’ Indemnification and Liability Insurance	68

ii

6.9	Confidentiality	69
6.10	Publicity	69
6.11	PIPE Financing	69
6.12	Employment Agreements	70

ARTICLE VII COVENANTS OF THE COMPANY		70
7.1	No Trading in Parent Securities During the Interim Period	70
7.2	Company’s Stockholders Approval	70
7.3	Additional Financial Information	70
7.4	Lock-Up Agreements	71

ARTICLE VIII COVENANTS OF PARENT AND MERGER SUB		71
8.1	Trust Account	71
8.2	Obligations of Merger Sub	71
8.3	Compliance with SPAC Agreements	71
8.4	Parent Public Filings; Nasdaq	72
8.5	Amended Parent Charter	72
8.6	Certain Tax Matters	72
8.7	Extensions of Time to Consummate a Business Combination	73
8.8	Section 16 Matters	74
8.9	Post-Closing Directors	74

ARTICLE IX CONDITIONS TO CLOSING		74
9.1	Condition to the Obligations of the Parties	74
9.2	Conditions to Obligations of Parent and Merger Sub	75
9.3	Conditions to Obligations of the Company	76

ARTICLE X TERMINATION		78
10.1	Termination Without Default	78
10.2	Termination Upon Default	78
10.3	Effect of Termination	79

ARTICLE XI MISCELLANEOUS		79
11.1	Notices	79
11.2	Amendments; Waivers; Extensions; Remedies	80
11.3	Arm’s Length Bargaining; No Presumption Against Drafter	81
11.4	Expenses	81
11.5	No Assignment or Delegation	81
11.6	Governing Law	81
11.7	Counterparts; Electronic Signatures	82
11.8	Entire Agreement	82
11.9	Severability	82
11.10	Further Assurances	82
11.11	Third Party Beneficiaries	82
11.12	Trust Account Waiver	82
11.13	No Other Representations; No Reliance	83
11.14	Waiver of Jury Trial	85
11.15	Submission to Jurisdiction	85
11.16	Remedies	85
11.17	Non-Recourse	86
11.18	Securityholder Representative	86
11.19	Privileged Communications	87

Exhibit A	–	Form of Company Support Agreement
Exhibit B	–	Form of Parent Support Agreement
Exhibit C	–	Form of Company Lock-Up Agreement
Exhibit D	–	Form of Sponsor Lock-Up Agreement
Exhibit E	–	Form of Restrictive Covenant Agreement
Exhibit F	–	Form of Registration Rights Agreement

iii

MERGER AGREEMENT

This MERGER AGREEMENT dated as of March 3, 2023 (this “Agreement”), is by and among Humble Imports Inc, d/b/a E.C.D. Automotive Design, a Florida corporation (the “Company”), ECD Auto Design UK, Ltd., an England and Wales corporation. (the “ECD UK Subsidiary”), EF Hutton Acquisition Corporation I., a Delaware corporation (“Parent”), EFHAC Merger Sub, Inc., a Florida corporation (“Merger Sub”) and wholly-owned subsidiary of Parent, and Scott Wallace, solely in his capacity as representative, agent and attorney-in-fact of the Company Stockholders (the “Securityholder Representative”).

RECITALS:

I.	The Company, its Subsidiaries, and the ECD UK Subsidiary (the “Company Group”) are in the business of restoring and customizing luxury vehicle automobiles (as conducted by the Company Group, the “Business”);

II.	Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, and Merger Sub is a wholly-owned subsidiary of Parent;

III.	Merger Sub will merge with and into the Company (the “Merger”) in accordance with this Agreement and Section 607.1101 of the Florida Business Corporation Act, after which the Company will be the surviving company (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent;

IV.	The Company’s valuation immediately prior to the Merger is contemplated to be $225,000,000;

V.	Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, the Company Stockholders listed on Schedule I hereto are entering into and delivering Support Agreements, substantially in the form attached hereto as Exhibit A (each, a “Company Support Agreement”), pursuant to which each such Person has agreed to vote in favor of the approval of this Agreement, approval of the Merger and the other transactions contemplated hereby;

VI.	Contemporaneously with the execution of, and as a condition and an inducement to the Company entering into this Agreement, the Sponsor is entering into and delivering a Support Agreement, substantially in the form attached hereto as Exhibit B (the “Parent Support Agreement”), pursuant to which the Sponsor has agreed (a) not to transfer or redeem any shares of Parent Common Stock held by the Sponsor, and (b) to vote in favor of the adoption and approval of each of the Parent Proposals at the Parent Stockholder Meeting;

VII.	Contemporaneously with the execution of, and as a condition and an inducement to the Parties entering into this Agreement, each of the Company Stockholders is entering into and delivering a restrictive covenant agreement with non-compete and non-solicitation covenants for the benefit of the Surviving Corporation in substantially the form set forth as Exhibit E (the “Restrictive Covenant Agreements”), which Restrictive Covenant Agreements shall become effective as of the Closing;

VIII.	For U.S. federal and applicable state income tax purposes, the parties hereto intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and the Company’s Board of Directors and the Boards of Directors of Parent and Merger Sub have approved this Agreement and intend that it constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368(a); and

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IX.	The Boards of Directors of each of the Company, the ECD UK Subsidiary, Parent and Merger Sub have unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and the Additional Agreements to which they are or will be party, including the Merger, and the performance of their respective obligations hereunder or thereunder, on the terms and subject to the conditions set forth herein or therein, (b) determined that this Agreement and such transactions are advisable and in the best interests of, them and their respective stockholders and (c) resolved to recommend that their respective stockholders approve the Merger and such other transactions and adopt this Agreement and the Additional Agreements to which they are or will be a party and the performance of such party of their obligations hereunder and thereunder.

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article I

DEFINITIONS

1.1 Definitions. As used in this Agreement the following capitalized terms shall have the meaning ascribed to such terms as follows:

“Action” means any legal action, litigation, suit, claim, hearing, proceeding or investigation, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

“Additional Agreements” means the Registration Rights Agreement, the Company Support Agreements, the Parent Support Agreement, the Company Lock-Up Agreements, the Sponsor Lock-Up Agreement, the Employment Agreements, and the Restrictive Covenant Agreements.

“Additional Parent SEC Documents” has the meaning set forth in Section 5.12(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Agreement” has the meaning set forth in the preamble.

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“Alternative Proposal” has the meaning set forth in Section 6.2(b).

“Alternative Transaction” has the meaning set forth in Section 6.2(a).

“Amended Parent Charter” has the meaning set forth in Section 6.5(e).

“Annual Financial Statements” has the meaning set forth in Section 4.9(a).

“Anti-Corruption Laws” has the meaning set forth in Section 4.28(a).

“Antitrust Laws” means any applicable domestic or foreign, supranational, national, federal, state, municipality or local Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Taxes” mean such Taxes as defined in Internal Revenue Service Notice 2020-65 (and any corresponding Taxes under state or local tax applicable Law).

“Applicable Wages” mean such wages as defined in Internal Revenue Service Notice 2020-65 (and any corresponding wages under state or local tax applicable Law).

“Audited Financial Statements” has the meaning set forth in Section 7.3.

“Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Balance Sheet” means the audited consolidated balance sheet of the Company as the Balance Sheet Date.

“Balance Sheet Date” has the meaning set forth in Section 4.9(a).

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

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“CARES Act” means Coronavirus Aid, Relief, and Economic Security Act.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Change in Control” means, with respect to any Person, (i) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Interests that represent more than 50% of the total voting power of Parent or (ii) a sale or disposition of all or substantially all of the assets of such Person and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of such Person (or any successor to such Person) immediately following the closing of such transaction (or series of related transactions) being beneficially owned (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the beneficial owners, respectively, of at least 50% of the Equity Interests of such Person (or any successor to such Person) immediately prior to such transaction (or series of related transactions).

“Closing” has the meaning set forth in Section 2.6.

“Closing Cash Consideration” means $15,000,000, which shall be funded from the Parent Closing Cash.

“Closing Consideration Spreadsheet” means the last Consideration Spreadsheet prepared and delivered by the Company to Parent prior to the Closing in accordance with Section 3.4.

“Closing Date” has the meaning set forth in Section 2.6.

“Closing Exchange Ratio” means the quotient obtained by dividing (A) the Closing Merger Consideration Shares by (B) the Fully Diluted Company Shares.

“Closing Merger Consideration Shares” means 21,000,000 shares of Parent Common Stock.

“Closing Per Share Cash Consideration” means the quotient obtained by dividing (A) the Closing Cash Consideration by (B) the Fully Diluted Company Shares.

“Closing Per Share Merger Consideration” means with respect to a share of Company Common Stock, (A) a number of shares of Parent Common Stock equal to the applicable Closing Exchange Ratio and (B) the Closing Per Share Cash Consideration.

“COBRA” means, collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the preamble.

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“Company Articles of Incorporation” means the Articles of Incorporation of the Company, originally filed with the Secretary of State of the State of Florida on March 5, 2013, as amended.

“Company Common Stock” means the common stock, no par value per share, of the Company.

“Company Consent” has the meaning set forth in Section 4.8.

“Company Exclusively Licensed IP” means all Company Licensed IP that is solely and exclusively licensed to any member of the Company Group.

“Company Financial Statements” has the meaning set forth in Section 4.9(a).

“Company Fundamental Representations” means the representations and warranties set forth in Sections 4.1 (Corporate Existence and Power), 4.2 (Authorization), 4.3 (Governmental Authorization), 4.4 (Non-Contravention), 4.5 (Capitalization), 4.7 (Subsidiaries), and 4.26 (No Finders’ Fees).

“Company Group” has the meaning set forth in the recitals to this Agreement.

“Company Information Systems” has the meaning set forth in Section 4.17(k).

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property owned by a third Person and licensed to any member of the Company Group or that any member of the Company Group otherwise has a right to use.

“Company Lock-Up Agreement” means the agreement, in substantially the form attached hereto as Exhibit C, restricting the sale, transfer or other disposition of the shares of Parent Common Stock received by certain of the Company Stockholders at the Closing in connection with the Merger.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by any member of the Company Group, in each case, whether exclusively, jointly with another Person or otherwise.

“Company Product” means any product that is being, or has previously been, researched, tested, developed, commercialized, manufactured, sold or distributed by or behalf of the Company Group and all products (if any) with respect to which the Company Group has the right to receive payment.

“Company Stock Certificate” has the meaning set forth in Section 2.10.

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“Company Stockholders” means, at any given time, the holders of Company Common Stock.

“Company Stockholder Approval” has the meaning set forth in Section 4.2(b).

“Company Stockholder Written Consent” has the meaning set forth in Section 7.2(a).

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 7.2(a).

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company Group, or any suppliers, customers or agents of the Company Group that is not already generally available to the public, including Intellectual Property of a confidential nature.

“Confidentiality Agreement” means the Non-Disclosure Agreement, dated as of October 18, 2022, by and between the Company and Parent.

“Consideration Spreadsheet” has the meaning set forth in Section 3.4(a).

“Contracts” means the Leases and all other contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work, sales and purchase orders and similar instruments, to which any member of the Company Group is a party or by which any of its respective properties or assets is bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings.

“Copyleft Licenses” means all licenses or other Contracts to Software that requires as a condition of use, modification, or distribution of such Software that other Software or technology incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no or minimal charge.

“Copyrights” means all rights in copyrights, and other rights in any works of authorship of any type, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, Software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, author rights and all other rights associated therewith.

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“Databases” means all compilations of data, the selection and arrangement of that data, and all related documentation, including documentation regarding the procedures used in connection with the selection, collection, arrangement, processing and distribution of data contained therein to the extent they exist, together with documentation regarding the attributes of the data contained therein or the relationships among such data and documentation regarding data structures and formats, and file structures and formats, whether registered or unregistered, and any registrations or applications for registration therefor.

“Data Protection Laws” means all applicable Laws in any applicable jurisdiction relating to the Processing, privacy, security, or protection of Personal Information, and all regulations or guidance issued thereunder.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” has the meaning set forth in Section 3.2.

“Domain Names” means domain names and URLs, including all MX records associated with the same.

“ECD UK Subsidiary” has the meaning set forth in the Recitals.

“Effect” has the meaning set forth in the definition of “Material Adverse Effect.”

“Effective Time” has the meaning set forth in Section 2.2.

“Employment Agreements” has the meaning set forth in Section 6.12.

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate, or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Equity Interest” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or give any person any right or entitlement to acquire any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of such Person or any of its Affiliates or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested.

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“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b) or (c) (o) of the Code that includes the Company Group.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 3.3(a).

“Exchange Fund” has the meaning set forth in Section 3.3(a).

“Excluded Matter” means any one or more of the following: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which such Person or its Subsidiaries operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, international or national political conditions, or the escalation or worsening thereof; (v) (A) any changes in applicable Laws (including in connection with the COVID-19 pandemic) or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof, or (B) new pronouncements or interpretations by the SEC or other U.S. federal regulators with respect to prior accounting rules; (vi) the announcement, pendency or completion of the transactions contemplated by this Agreement; (vii) any natural or man-made disaster, acts of God, epidemics, or pandemics, including the COVID-19 pandemic (including any action taken or refrained from being taken in response to COVID-19), or the worsening thereof; (viii) any failure by a party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise an Excluded Matter may be taken into account in determining whether there has been a Material Adverse Effect); (ix) the taking of any action expressly required to be taken under this Agreement; or (x) the impact on the Company of any action taken by, or at the request of, Parent or Merger Sub or the impact on Parent and/or Merger Sub or Parent of any action taken by, or at the request of, the Company; provided, however, that the exclusions provided in the foregoing clauses (i) through (v), and clause (vii) shall not apply to the extent that Parent and Merger Sub, taken as a whole, on the one hand, or the Company Group, taken as a whole, on the other hand, is disproportionately affected by any such exclusions or any change, event or development to the extent resulting from any such exclusions relative to all other similarly situated companies that participate in the industry in which they operate.

“Export Control Laws” has the meaning set forth in Section 4.28(a).

“Extension Periods” means the Initial Extension Periods and the Subsequent Extension Periods.

“Foreign Corrupt Practices Act” has the meaning set forth in Section 4.16(a).

“Form S-4” has the meaning set forth in Section 6.5(a).

“FTC Act” has the meaning set forth in 4.16(a).

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“Fully Diluted Company Shares” means the sum, without duplication, of: (i) all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time; plus (ii) all shares of Company Common Stock issuable upon conversion, exercise or exchange of any other in-the-money securities of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock.

“Hazardous Material” shall mean any material, emission, chemical, substance, or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant including, but not limited to, any designated as a “Hazardous Substance,” “Hazardous Waste,” or “Hazardous Material”.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so- called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“Indebtedness” means with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, including with respect thereto, all interests, fees and costs (other than accounts payable for goods and services incurred in the ordinary course of business consistent with past practices), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable for goods and services incurred in the ordinary course of business consistent with past practices), (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vi) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (vii) all guarantees by such Person of the Indebtedness of another Person (other than any guarantee by a member of the Company Group of the Indebtedness of another member of the Company Group), (viii) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (ix) any unfunded or underfunded liabilities pursuant to any retirement or nonqualified deferred compensation plan or arrangement, and any earned but unpaid compensation (including salary, bonuses and paid time off), other than earned but unpaid compensation outstanding as of the end of the current monthly period, (x) long term and short term deferred revenue, (xi) any obligations that the Company has elected to defer pursuant to the CARES Act or as a result of COVID-19, including any deferred rent or deferred Taxes, and any liabilities associated with any loans or other stimulus packages received by the Company under the CARES Act and applicable rules and regulations thereunder, and (xii) any agreement to incur any of the same.

“Initial Extension Period” has the meaning set forth in Section 8.7(a).

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“Intellectual Property” means all of the worldwide intellectual property rights and proprietary rights associated with and including any Trade Secrets, Trademark, Patent, Copyright, Domain Name(s) and social media accounts and identifiers (including usernames, handles, hashtags and account names) whether or not registered, unregistered or registrable, to the extent recognized in a particular jurisdiction and other intellectual property, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto.

“Interim Period” has the meaning set forth in Section 6.1(a).

“International Trade Control Laws” has the meaning set forth in Section 4.28(a).

“IP Assignment Agreement” has the meaning set forth in Section 4.19(h).

“IP Contracts” means, collectively, any and all Contracts material to the operation of the Business to which any member of the Company Group is a party or by which any of its respective properties or assets is bound, in any case under which any member of the Company Group (i) is granted a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property of a third Person, (ii) grants a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Intellectual Property owned or purported to be owned by the Company Group or (iii) has entered into an agreement not to assert or sue with respect to any Intellectual Property (including settlement agreements and co-existence arrangements), in each case other than (A) “shrink wrap” or other licenses for generally commercially available software (including Publicly Available Software) or hosted services, (B) customer, distributor or channel partner Contracts on Company’s standard forms, (C) Contracts with the Company Group’s employees or contractors on Company’s standard forms, and (D) customary non-disclosure agreements entered into in the ordinary course of business consistent with past practices (subparts (A)-(D) collectively, the “Standard Contracts”).

“IPO” means the initial public offering of Parent pursuant to a prospectus dated September 8, 2022.

“Knowledge of the Company” or “to the Company’s Knowledge” means the actual knowledge, after reasonable inquiry, of each of Scott Wallace, Thomas Humble, Elliott Humble, and Emily Humble.

“Knowledge of Parent” means the actual knowledge, after reasonable inquiry, of Benjamin Piggott and Kevin M. Bush.

“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

“Leases” means, collectively, the leases described on Schedule 1.1(B) attached hereto.

“Letter of Transmittal” has the meaning set forth in Section 3.4(b).

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“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Material Adverse Effect” means any fact, effect, event, development, change, state of facts, condition, circumstance or occurrence (an “Effect”) that, individually or together with one or more other contemporaneous Effects, (i) has or would reasonably be expected to have a materially adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company, together with its Subsidiaries, on the one hand, or on Parent and Merger Sub, on the other hand, in each case, taken as a whole, or (ii) prevents or materially impairs or would reasonably be expected to prevent or materially impair the ability of the Company, on the one hand, or on Parent and Merger Sub, on the other hand, to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include Effects (and solely to the extent of such Effects) resulting from an Excluded Matter.

“Material Contracts” has the meaning set forth in Section 4.14(a). The phrase “Material Contracts” shall not include any Contracts that are also Plans.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 5.7(b).

“Nasdaq” means the Nasdaq Stock Market, LLC.

“Offer Documents” has the meaning set forth in Section 6.5(a).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent of or by an Authority.

“OSHA” has the meaning set forth in Section 4.19(l).

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws, other than the SEC Statement and the other Offer Documents.

“Outside Closing Date” has the meaning set forth in Section 10.1(a).

“Parent” has the meaning set forth in the preamble.

“Parent Board Recommendation” has the meaning set forth in Section 5.11(a).

“Parent Capital Stock” means the Parent Common Stock and Parent Preferred Stock.

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“Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.

“Parent Closing Cash” means (a) the amount of cash available in the Trust Account immediately prior to the Effective Time after deducting the amount required to satisfy the Parent Redemption Amount plus (b) the PIPE Financing actually received by Parent prior to or substantially concurrently with the Closing. Parent Closing Cash shall be calculated without deduction of any fees or expenses of the Parent Parties, or any fees or expenses incurred by any party in connection with the proposed Merger, the PIPE Financing, or any other transaction contemplated by this Agreement, which may subsequently be paid out of the Parent Closing Cash.

“Parent Counsel” has the meaning set forth in Section 11.19.

“Parent Fundamental Representations” means those representations and warranties set forth in Sections 5.1 (Corporate Existence and Power), 5.2 (Corporate Authorization), 5.3, (Governmental Authorization), 5.4 (Non-Contravention) and 5.5 (Finders’ Fees).

“Parent Parties” has the meaning set forth in Article V.

“Parent Private Rights” means each right issued to the Sponsor and certain other parties in a private placement at the time of the consummation of the IPO, entitling the holder thereof to receive one eighth of one share of Parent Common Stock upon consummation of a business combination.

“Parent Private Warrants” means each warrant issued to the Sponsor and certain other parties in a private placement at the time of the consummation of the IPO, entitling the holder thereof to purchase one share of Parent Common Stock at an exercise price of $11.50 per share.

“Parent Privileged Communications” has the meaning set forth in Section 11.19.

“Parent Proposals” has the meaning set forth in Section 6.5(e).

“Parent Public Rights” means each right issued to the public stockholders in the IPO, entitling the holder thereof to receive one eighth of one share of Parent Common Stock upon consummation of a business combination.

“Parent Public Warrant” means each warrant issued to the public stockholders in the IPO, entitling the holder thereof to purchase one share of Parent Common Stock at an exercise price of $11.50 per share.

“Parent Preferred Stock” means the preferred stock, par value $0.0001 per share, of Parent.

“Parent Redemption Amount” has the meaning set forth in Section 8.1.

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“Parent Right” means each Parent Private Right and Parent Public Right.

“Parent SEC Documents” has the meaning set forth in Section 5.12(a).

“Parent Stockholder Approval” has the meaning set forth in Section 5.2.

“Parent Stockholder Meeting” has the meaning set forth in Section 6.5(a).

“Parent Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Parent Warrant” means each Parent Private Warrant and Parent Public Warrant.

“Patents” means all (a) U.S. and foreign patents (including certificates of invention, supplementary protection certificates and other patent equivalents), utility models, design, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions, counterparts, validations and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty, (b) inventions, discoveries, improvements, idea submissions and invention disclosures, and (c) other patent rights and any other governmental Authority-issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.

“Permit” means each license, franchise, permit, order, approval, consent, or other similar authorization required to be obtained and maintained by any member of the Company Group under applicable Law to carry out or otherwise affecting, or relating in any way to, the Business.

“Permitted Liens” means: (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance that have been made available to Parent; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practices for amounts (A) that are not delinquent or that are being contested in good faith, (B) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (C) not resulting from a breach, default or violation by a member of the Company Group of any Contract or Law; or (iii) liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements in accordance with U.S. GAAP).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

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“Personal Information” means: (i) any data or information that, alone or in combination with other data or information identifies an individual natural Person (including any part of such Person’s name, physical address, telephone number, email address, financial account number or credit card number, government issued identifier (including social security number and driver’s license number), user identification number and password, billing and transactional information, medical, health or insurance information, date of birth, educational or employment information, vehicle identification number, IP address, cookie identifier, or any other number or identifier that identifies or relates to an individual natural Person, or such Person’s vehicle, browser or device); or (ii) any other data or information that constitutes personal data, personal health information, protected health information, personally identifiable information, personal information or similar defined term under any Data Protection Law.

“PIPE Agreements” has the meaning set forth in Section 6.11.

“PIPE Financing” has the meaning set forth in Section 6.11.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, but excluding multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company Group to make any severance, termination, change of control, or similar payment), consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company Group, or under which the Company Group has any current or potential liability.

“Pre-Closing Engagements” has the meaning set forth in Section 11.19.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Process,” “Processed” or “Processing” means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, or otherwise making available, alignment or combination, restriction, erasure, or destruction.

“Prospectus” means the final prospectus of Parent filed with the SEC (File No. 333-264314) on September 8, 2022.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

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“Publicly Available Software” means each of any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, “copyleft,” open source software (e.g. Linux), or under similar licensing and distribution models, including but not limited to any of the following: (i) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Source License (SISL); and (vii) the Apache Server License, including for the avoidance of doubt all Software licensed under a Copyleft License.

“Real Property” means, collectively: all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way that are appurtenant thereto.

“Registered Exclusively Licensed IP” means all Company Exclusively Licensed IP that is the subject of a registration or an application for registration, including issued patents and patent applications, issued and pending trademark registrations, domain names and issued or pending copyrights.

“Registered Owned IP” means all Intellectual Property constituting Company Owned IP or filed in the name of any member of the Company Group, and in each instance is the subject of a registration or an application for registration, including issued patents and patent applications, issued and pending trademark registrations, domain names and issued or pending copyrights.

“Registration Rights Agreement” “means the registration rights agreement, in substantially the form attached hereto as Exhibit F.

“Representatives” means a party’s officers, directors, Affiliates, managers, consultant, employees, representatives and agents.

“Required Parent Proposals” has the meaning set forth in Section 6.5(e).

“Restructuring” means the following transactions, to be completed after the date of this Agreement and prior to the Closing: (i) the UK Contribution and (ii) the Share Reallocation.

“S-4 Effective Date” has the meaning set forth in Section 6.5(c).

“Sanctions Laws” has the meaning set forth in Section 4.28(a).

“SEC” means the Securities and Exchange Commission.

“SEC Statement” means the Form S-4, including the Proxy Statement, whether in preliminary or definitive form, and any amendments or supplements thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholder Representative” has the meaning set forth in the Recitals.

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“Share Reallocation” shall mean a series of transactions to be consummated prior to the Closing, pursuant to which the existing Company Stockholders (i) transfer certain Common Stock among themselves and (ii) transfer certain Common Stock to their respective revocable trusts for estate planning purposes, and as a result of any such transactions all Company Stockholders as of the date of this Agreement shall remain, directly or indirectly, the sole holders of Company Common Stock as of the Closing.

“Software” means computer software, programs, and Databases and data collections (including development tools, library functions, and compilers) in any form, including in or as Internet Web sites, web content, links, source code, object code, operating systems, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, together with all versions, updates, corrections, enhancements and modifications thereof, and all related specifications, documentation, developer notes, comments, and annotations.

“Sponsor” means EF Hutton Partners, LLC.

“Sponsor Lock-Up Agreement” means the agreement, in substantially the form attached hereto as Exhibit D, restricting the sale, transfer or other disposition of the shares of Parent Common Stock held or received by the Sponsor.

“Standards Setting Agreements” has the meaning set forth in Section 4.18(o).

“Standard Contracts” has the meaning set forth in the definition of IP Contracts.

“Subsequent Extension Period” has the meaning set forth in Section 8.7(b).

“Subsidiary” means, with respect to any Person, each entity of which at least 50% of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company Group.

“Tax Return” means any and all return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

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“Tax(es)” means any and all U.S. federal, state or local or non-U.S. tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, escheat, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, look and feel, product and service names, logos, brand names, slogans, 800 numbers, product configurations, symbols, emblems, insignia and other distinctive identification and indicia of source of origin, whether or not registered, including all common law rights thereto, and all applications and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

“Trade Secrets” discoveries, inventions (whether or not reduced to practice), ideas, technology, know-how, trade secrets, Databases and Software, in each case whether or not patentable or copyrightable (including proprietary or confidential information, systems, methods, processes, procedures, practices, algorithms, formulae, techniques, results, protocols, models, designs, drawings, specifications, materials, technical data or information, and other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing) together with any and all notes, analysis, compilations, lab reports, notebooks, invention disclosures, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing, including all copies and tangible embodiments of any of the foregoing in whatever form or medium.

“Transaction Litigation” has the meaning set forth in Section 6.6(c).

“Trust Account” has the meaning set forth in Section 5.9.

“Trust Agreement” has the meaning set forth in Section 5.9.

“Trust Fund” has the meaning set forth in Section 5.9.

“Trustee” has the meaning set forth in Section 5.9.

“Unaudited Financial Statements” has the meaning set forth in Section 4.9(a).

“UK Contribution” means the contribution of the ECD UK Subsidiary to the Company prior to and as a condition to the Closing in accordance with mutually agreed upon steps, as a result of which the ECD UK Subsidiary shall become a wholly-owned Subsidiary of the Company.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

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“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended.

1.2 Construction.

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience only.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under U.S. GAAP. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Additional Agreement to a Person’s shareholders or stockholders shall include any applicable owners of the Equity Interests of such Person.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time.

(e) Any reference to a numbered schedule means the same-numbered section of the Schedules to this Agreement. Any reference in a schedule contained in the Schedules to this Agreement delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such Schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. Nothing in the Schedules to this Agreement constitutes an admission of any liability or obligation of the disclosing party to any third party or an admission to any third party, including any Authority, against the interest of the disclosing party, including any possible breach of violation of any Contract or Law. Summaries of any written document in the Schedules to this Agreement do not purport to be complete and are qualified in their entirety by the written document itself.

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(f) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day that is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(g) To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, such Contract, document, certificate or instrument shall be deemed to have been given, delivered, provided and made available to Parent or its Representatives if such Contract, document, certificate or instrument shall have been posted not later than two Business Days prior to the date of this Agreement to the electronic data site maintained on behalf of the Company for the benefit of Parent and its Representatives and Parent and its Representatives have been given access to the electronic folders containing such information.

Article II

MERGER

2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Florida Business Corporation Act, at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation, and (c) the name of the Surviving Corporation shall be “Humble Imports, Inc.” or such other name as shall be designated by the Company by notice to Parent.

2.2 Merger Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall file with the Secretary of State of the State of Florida a certificate of merger as required by and executed in accordance with the relevant provisions of the Florida Business Corporation Act (the “Certificate of Merger”). The Merger shall become effective upon the later of (a) the date and time of the filing of the Certificate of Merger and (b) such later date and time as is agreed to by the parties and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the Florida Business Corporation Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

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2.4 U.S. Tax Treatment. For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (a) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (b) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations, and (c) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that, other than the representations set forth in Sections 4.23(e) and 5.18(e), no party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368(a) of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledges and agrees that each such party (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368(a) of the Code.

2.5 Articles of Incorporation; Bylaws.

(a) The Company Articles of Incorporation as in effect immediately prior to the Effective Time shall, in accordance with the terms thereof and the Florida Business Corporation Act, be the articles of incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the Florida Business Corporation Act.

(b) The Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended at the Effective Time to read in its entirety as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation and applicable Law.

2.6 Closing. Unless this Agreement is earlier terminated in accordance with Article X, the closing of the Merger (the “Closing”) shall take place virtually at 10:00 a.m. local time, on the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article IX or at such other time, date and location as Parent and the Company agree in writing. The parties may participate in the Closing, and any certificate, opinion, instrument or other document to be delivered at the Closing may be delivered, via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.7 Directors and Officers of the Surviving Corporation.

(a) At the Effective Time, the initial directors of the Surviving Corporation shall consist of the same persons serving on Parent’s Board of Directors in accordance with Section 2.8, and such directors shall hold office until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

(b) At the Effective Time, the officers of the Company shall become the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

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2.8 Directors and Officers of Parent. At the Effective Time, Parent’s Board of Directors will consist of seven (7) directors, including Benjamin Piggott, Thomas Wood, Scott Wallace, Thomas Humble, and Emily Humble, who shall each serve on the Parent’s Board of Directors for at least two (2) years unless removed for cause. For a period of two (2) years following the Closing, the Company Stockholders shall have the right to designate a majority of the directors on Parent’s Board of Directors, two (2) of whom shall qualify as “Independent Directors” under Nasdaq Rule 5605(a)(2).

2.9 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of the Company and Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.10 No Further Ownership Rights in Company Capital Stock. All Closing Merger Consideration Shares paid or payable in respect of shares of Company Capital Stock hereunder, or upon the exercise of the appraisal rights described in Section 3.2, shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock and from and after the Effective Time there shall be no further registration of transfers of shares of Company Capital Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of Company Capital Stock (each, a “Company Stock Certificate”) are presented to the Surviving Corporation, subject to the terms and conditions set forth herein, they shall be cancelled and exchanged for the Closing Merger Consideration Shares provided for, and in accordance with the procedures set forth, in Article III.

Article III

EFFECT OF THE MERGER

3.1 Effect of the Merger on Company Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of any of them:

(a) Cancellation of Certain Shares of Company Capital Stock. Each share of Company Capital Stock, if any, that is owned by Parent or Merger Sub (or any other Subsidiary of Parent) or the Company (or any of its Subsidiaries) (as treasury stock or otherwise), will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Shares of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Common Stock cancelled pursuant to Section 3.1(a) and any Dissenting Shares) shall, in accordance with and subject to this Agreement, be converted into the right to receive the Closing Per Share Merger Consideration.

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(c) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

3.2 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 4.1, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Capital Stock cancelled in accordance with Section 3.1(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised and perfected appraisal rights of such shares of Company Capital Stock in accordance with Section 607.1302 of the Florida Business Corporation Act (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the Florida Business Corporation Act with respect to such shares) shall not be converted into a right to receive a portion of the Closing Merger Consideration Shares, but instead shall be entitled to only such rights as are granted by Section 607.1302 of the Florida Business Corporation Act; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 607.1302 of the Florida Business Corporation Act or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 607.1302 of the Florida Business Corporation Act de, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Closing Merger Consideration Shares to which such holder is entitled pursuant to the applicable subsections of Section 4.1, without interest thereon, upon surrender of the Company Stock Certificate or Company Stock Certificates representing such Dissenting Shares in accordance with Section 4.4. The Company shall promptly provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Capital Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the Florida Business Corporation Act that relates to such demand, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands.

3.3 Surrender and Payment.

(a) Exchange Fund. On the Closing Date, Parent shall deposit, or shall cause to be deposited, with an exchange agent to be mutually agreed upon by the parties hereto (the “Exchange Agent”) for the benefit of the Company Stockholders, for exchange in accordance with this Article III, the number of shares of Parent Common Stock equal to the Closing Merger Consideration Shares and the Closing Cash Consideration (such shares of Parent Common Stock and the Closing Cash Consideration, the “Exchange Fund”). Parent shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the applicable portion of the Closing Merger Consideration Shares and the Closing Cash Consideration out of the Exchange Fund in accordance with the Closing Consideration Spreadsheet and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

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(b) Exchange Procedures. As soon as practicable following the Effective Time, and in any event within two Business Days following the Effective Time (but in no event prior to the Effective Time), Parent shall cause the Exchange Agent to deliver to each Company Stockholder, as of immediately prior to the Effective Time, a letter of transmittal and instructions for use in exchanging such Company Stockholder’s shares of Company Capital Stock for such Company Stockholder’s applicable portion of the Closing Merger Consideration Shares and Closing Cash Consideration from the Exchange Fund, and that shall be in form and contain provisions which Parent may specify and which are reasonably acceptable to the Company (a “Letter of Transmittal”), and promptly following receipt of a Company Stockholder’s properly completed and executed Letter of Transmittal, deliver such Company Stockholder’s applicable portion of the Closing Merger Consideration Shares and Closing Cash Consideration to such Company Stockholder. For the purpose of clarification, the portion of the Closing Merger Consideration Shares and Closing Cash Consideration payable to each Company Stockholder following such Person’s delivery of a properly completed and executed Letter of Transmittal shall consist of such Company Stockholder’s applicable portion of the Exchange Fund.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders for one year after the Effective Time shall be delivered to Parent by the Exchange Agent, upon demand, and any Company Stockholders who have not theretofore complied with this Section 3.3 shall thereafter look only to Parent for their portion of such Closing Merger Consideration Shares. Any portion of the Exchange Fund remaining unclaimed by Company Stockholders as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

3.4 Consideration Spreadsheet.

(a) At least five (5) Business Days prior to the Closing, the Company shall deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), prepared by the Company in good faith and setting forth the following, in each case as of immediately prior to the Effective Time based, when relevant, on assumptions reasonably acceptable to Parent and that are described in detail in the Consideration Spreadsheet:

(i) the name and address of record of each Company Stockholder and the number and class, type, or series of shares of Company Common Stock held by each;

(ii) the number of Fully Diluted Company Shares;

(iii) detailed calculations of each of the following (in each case, determined without regard to withholding):

(A) the Closing Per Share Merger Consideration payable to each named Company Stockholder;

(B) the Closing Exchange Ratio; and

(C) for each Company Stockholder, its pro rata portion of the Closing Merger Consideration Shares and Closing Cash Consideration for its Company Common Stock;

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(iv) any explanatory or supporting information, including calculations, as Parent may reasonably request.

(b) The Consideration Spreadsheet delivered hereunder shall be true complete and correct and shall contain the same information described in this Section 3.4, subject to Parent’s rights pursuant to Section 3.4(a)(iv).

(c) The contents of the Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by Parent, and shall comport with the provisions of this Agreement, but the Company shall, in all events, remain solely responsible for the contents of the Consideration Spreadsheet. Under no circumstances shall Parent or Merger Sub be responsible for the calculations or the determinations regarding such calculations in the Consideration Spreadsheet and the parties agree that Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under Article IV.

(d) Prior to the Closing, the Company shall update the Consideration Spreadsheet, and deliver such updated Consideration Spreadsheet to Parent, as promptly as practicable after the occurrence of any event that would change the information set forth in the latest version of the Consideration Spreadsheet that it previously delivered to Parent.

(e) Nothing contained in this Section 3.4 or in the Consideration Spreadsheet shall be construed or deemed to: (i) modify the Company’s obligations pursuant to Section 6.1(b)(xvii) to obtain Parent’s prior consent to the issuance of any securities; or (ii) alter or amend the definition of the Closing Merger Consideration Shares or Closing Cash Consideration. For the avoidance of doubt, in no event shall the aggregate merger consideration payable to the Company Stockholders exceed the Closing Merger Consideration Shares and the Closing Cash Consideration.

3.5 Adjustment. The number of shares of Parent Common Stock constituting the Merger Consideration Shares and the Closing Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock occurring prior to the date that the applicable Merger Consideration Shares are issued.

3.6 No Fractional Shares. No fractional shares of Parent Common Stock, or certificates or scrip representing fractional shares of Parent Common Stock, will be issued in connection with the conversion of the Company Capital Stock pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. After aggregating all shares of Company Capital Stock represented by all Company Stock Certificates and in book-entry form delivered by a holder thereof, any fractional share of Parent Common Stock will be rounded up to the nearest whole number of shares of Parent Common Stock.

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3.7 Withholding. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Parent shall use reasonable best efforts to provide a schedule of any anticipated withholdings and the reasons therefor at least five (5) Business Days prior to any such proposed withholding.

3.8 Lost or Destroyed Certificates. Notwithstanding the foregoing, if any Company Stock Certificate shall have been lost, stolen or destroyed, then upon the making of a customary affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed in a form reasonably acceptable to Parent, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Company Stock Certificate, the portion of the Merger Consideration Shares to be paid in respect of the shares of Company Capital Stock formerly represented by such Company Stock Certificate as contemplated under this Article III.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement delivered by the Company and the ECD UK Subsidiary to Parent concurrent with execution of this Agreement (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such Schedule relates (which qualify the correspondingly numbered representation, warranty or covenant specified therein), the Company and the ECD UK Subsidiary hereby represent and warrant to Parent as follows:

4.1 Corporate Existence and Power. The Company and each other member of the Company Group is a corporation, limited liability company or legal entity duly incorporated, organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, in each case with respect to jurisdictions that recognize that concept or any equivalent thereof, in each case) under the Laws of its jurisdiction of incorporation, organization or formation, as the case may be. The Company has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on the Business as currently conducted. Each other member of the Company Group has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on its portion of the Business as currently conducted, except where the failure to have such power or authority has not had, and could not reasonably be expected to have, a Material Adverse Effect on the Company. The Company and each other member of the Company Group is duly licensed or qualified to do business and is in good standing (or the equivalent thereof, in each case, with respect to jurisdictions that recognize that concept or any equivalent thereof, in each case) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each other member of the Company Group has offices located only at the addresses set forth on Schedule 4.1. The Company has made available to Parent, prior to the date of this Agreement, complete, current and accurate copies of the Company Articles of Incorporation and the Company’s Bylaws, and the comparable organizational or constitutive documents of each other member of the Company Group, in each case as amended to the date hereof. The Company Articles of Incorporation, the Company’s Bylaws and the comparable organizational or constitutive documents of the other members of the Company Group so delivered are in full force and effect. The Company is not in violation of the Company Articles of Incorporation or the Company’s Bylaws and none of other members of the Company Group are in violation of such members’ respective comparable organizational or constitutive documents.

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4.2 Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The execution and delivery by the Company of this Agreement and the Additional Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Merger, the receipt of the Company Stockholder Approval) or the Additional Agreements. This Agreement and the Additional Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement and the Additional Agreements to which the Company is a party constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”).

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Board of Directors of the Company, the Board of Directors of the Company has: (i) approved the execution, delivery and performance by the Company of this Agreement, the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Additional Agreements to which it is a party, and the transactions contemplated hereby and thereby, are in the best interests of the Company and the Company Stockholders; (iii) adopted this Agreement; and (iv) directed that the approval of this Agreement be submitted to the Company Stockholders and recommended the Agreement to the Stockholders and that the Company Stockholders approve this Agreement. The affirmative vote or written consent of Persons holding a majority of the voting power of the shares of Company Capital Stock entitled to vote thereon to approve this Agreement (the “Company Stockholder Approval”) is the only vote or consent of any of the holders of Company Capital Stock or any other class or series of capital stock of the Company that is necessary in order for the Company to consummate the Merger and the other transactions contemplated hereby.

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(c) The ECD UK Subsidiary has all requisite corporate power and authority to execute and deliver this Agreement and any Additional Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the ECD UK Subsidiary of this Agreement and the Additional Agreements to which it is a party and the consummation by the ECD UK Subsidiary of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the ECD UK Subsidiary. No other corporate proceedings on the part of the ECD UK Subsidiary are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated by this Agreement or the Additional Agreements. This Agreement and the Additional Agreements to which the ECD UK Subsidiary is a party have been duly executed and delivered by the ECD UK Subsidiary and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement and the Additional Agreements to which the ECD UK Subsidiary is a party constitute a legal, valid and binding obligation of the ECD UK Subsidiary, enforceable against the ECD UK Subsidiary in accordance with their respective terms, subject to the Enforceability Exceptions.

4.3 Governmental Authorization. Assuming the accuracy of the representations and warranties of the Parent Parties set forth in Section 5.3, none of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party, or the consummation of the transactions contemplated hereby or thereby, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Florida pursuant to the Florida Business Corporation Act, (b) the filing with the SEC of (i) the Proxy Statement and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Additional Agreements, or the transactions contemplated hereby or thereby, or (c) any consent, approval, license, Order or other action, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company or, after the Closing, to Parent or the Surviving Corporation. Except as may be reasonably required in connection with the UK Contribution, the execution, delivery and performance by the ECD UK Subsidiary of this Agreement and the consummation of the transactions contemplated hereby does not require any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority.

4.4 Non-Contravention. None of the execution, delivery or performance by any applicable member of the Company Group of this Agreement or any Additional Agreement to which such member of the Company Group is or will be a party or the consummation by such member of the Company Group of the transactions contemplated hereby and thereby does or will (a) contravene or conflict with the Company Articles of Incorporation or the Company’s Bylaws (or comparable organizational or constitutive documents), (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to any member of the Company Group or to any of their respective properties, rights or assets, (c) except for the Contracts listed on Schedule 4.8 requiring Company Consents (but only as to the need to obtain such Company Consents), (i) require consent, approval, authorization, Order, waiver or other action under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, or (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or to a loss of any material benefit to which any member of the Company Group is entitled, in the case of each of clauses (i) - (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon any member of the Company Group or any of their respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s properties, rights or assets, or (e) require any consent, approval, authorization, Order, waiver, or other action from any Person pursuant to any provision of the Company Articles of Incorporation or Bylaws of the Company or the organizational or constitutive documents of any other member of the Company Group, except (1) for any such consent, approval, authorization, Order, waiver, or other action that shall be obtained (and a copy provided to Parent) prior to the Closing and (2) in the case of clauses (c) and (d), to the extent that the occurrence of the foregoing would not, individually or in the aggregate, reasonably be expected to be material to the Company or, after the Closing, to Parent or the Surviving Corporation.

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4.5 Capitalization.

(a) The authorized capital stock of the Company consists of 100 shares of Company Common Stock, no par value per share, of which 100 shares of Company Common Stock are issued and outstanding as of the date of this Agreement. No other shares of capital stock or other voting securities of the Company are authorized or reserved for issuance or issued or outstanding. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Laws (including any applicable securities laws) and in compliance with the Company Articles of Incorporation and the Company’s Bylaws. Except as set forth on Schedule 4.5(a), no shares of Company Capital Stock are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the Florida Business Corporation Act, the Company Articles of Incorporation or any Contract to which the Company is a party or by which the Company or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding shares of Company Capital Stock are owned of record by the Persons set forth on Schedule 4.5(a) in the amounts set forth opposite their respective names.

(b) There are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its shares of Company Common Stock or other securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding capital stock of the Company or any securities convertible into or exchangeable for any shares of capital stock of the Company, (iii) treasury shares of capital stock of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company (including pursuant to any provision of Law, the Company Articles of Incorporation or any Contract to which the Company is a party), or (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable). Except as set forth on Schedule 4.5(b),there are no issued, outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

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4.6 Corporate Records. All proceedings occurring since January 1, 2020 of the Board of Directors of the Company, including all committees thereof, and of the Company Stockholders, and all consents to actions taken thereby, are, in all material respects, accurately reflected in the minutes and records contained in the corporate minute books of the Company and made available to Parent. The stockholder ledger of the Company is true, correct and complete in all material respects.

4.7 Subsidiaries.

(a) Schedule 4.7(a) lists each Subsidiary of the Company (including its jurisdiction of incorporation or formation). All the issued and outstanding shares of capital stock of, or other Equity Interests in, each Subsidiary of the Company have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by the Company free and clear of all Liens. Except for the Subsidiaries of the Company, the Company does not own, directly or indirectly, as of the date hereof, (a) any capital stock of, or other voting securities or other equity or voting interests in, any Person or (b) any other interest or participation that confers on the Company or any Subsidiary of the Company the right to receive (i) a share of the profits and losses of, or distributions of assets of, any other Person or (ii) any economic benefit or right similar to, or derived from, the economic benefits and rights occurring to holders of capital stock of any other Person.

(b) The authorized capital stock of the ECD UK Subsidiary and the owners of record of the issued and outstanding capital stock of the ECD UK Subsidiary as of the date of this Agreement are set forth on Schedule 4.7(b), in the amounts set forth opposite their respective names free and clear of all Liens. No other shares of capital stock or other voting securities of the ECD UK Subsidiary are authorized or reserved for issuance or issued or outstanding. All Equity Interests of the ECD UK Subsidiary are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Laws (including any applicable securities laws) and in compliance with the organizational and constitutive documents the ECD UK Subsidiary.

4.8 Consents. The Contracts listed on Schedule 4.8 are the only Contracts requiring a consent, approval, authorization, Order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any Additional Agreement to which any member of the Company Group is or will be a party or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”), except for any consent, approval, authorization, Order or other action, the absence of which would not, individually or in the aggregate, reasonably be expected to be material the Company or, after the Closing, to Parent or the Surviving Corporation.

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4.9 Financial Statements.

(a) The Company has delivered or made available to Parent (i) the unaudited consolidated balance sheets of the Company, and the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows, for the fiscal years ended December 31, 2020 and December 31, 2021, including the notes thereto (collectively, the “Annual Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2022 (the “Balance Sheet Date”) and the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows for the nine-month period then ended (the “Unaudited Financial Statements” and, together with the Annual Financial Statements, the “Company Financial Statements”). Except as described on Schedule 4.9(a), the Company Financial Statements have been prepared in conformity with U.S. GAAP applied on a consistent basis. The Company Financial Statements fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein subject, in the case of the Unaudited Financial Statements, to normal audit adjustments and the absence of notes thereto. The Company Financial Statements were prepared from the Books and Records of the Company Group in all material respects. Since the Balance Sheet Date, except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(b) Except: (i) as specifically disclosed, reflected or fully reserved against on the Balance Sheet; (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date; (iii) for liabilities that are executory obligations arising under Contracts to which a member of the Company Group is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) for expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreement or any of the transactions contemplated hereby or thereby; and (v) for liabilities set forth on Schedule 4.9(b), the Company Group does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise).

(c) Except as set forth on Schedule 4.9(c), the Company Group does not have any Indebtedness.

(d) Except as may be specifically disclosed in the Company Financial Statements, since December 31, 2022 through the date hereof, the Company has not incurred any material losses in excess of $100,000.

4.10 Internal Accounting Controls. The Company Group has established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Company Group’s historical practices and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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4.11 Absence of Certain Changes. From the Balance Sheet Date until the date of this Agreement, except as set forth on Schedule 4.11: (a) the Company and each other member of the Company Group has conducted their respective businesses in the ordinary course and in a manner consistent with past practices; (b) there has not been any Material Adverse Effect on the Company; and (c) neither the Company nor any other member of the Company Group has taken any action that, if taken after the date of this Agreement and prior to the consummation of the Merger, would require the consent of Parent pursuant to Section 6.1, except where Parent has given such consent.

4.12 Properties; Title to the Company’s Assets.

(a) Except as set forth on Schedule 4.12(a), all items of Tangible Personal Property are, to the Knowledge of the Company, in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto, in each case in all material respects. All of the Tangible Personal Property is located at the offices or properties of the Company or another member of the Company Group.

(b) The Company or a member of the Company Group has good, valid and marketable title in and to, or in the case of the Leases and the assets that are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the tangible assets reflected on the Balance Sheet. Except as set forth on Schedule 4.12(b), no such tangible asset is subject to any Lien other than Permitted Liens. The Company Group’s assets constitute all of the rights, properties, and assets of any kind or description whatsoever, including goodwill, necessary for the Surviving Corporation to operate the Business immediately after the Closing in substantially the same manner as the Business is currently being conducted.

4.13 Litigation. Except as set forth on Schedule 4.13, there is no Action pending or, to the Knowledge of the Company, threatened, against or affecting any member of the Company Group, any of the officers or directors of any member of the Company Group in their capacity as such, or any of the Company Group’s rights, properties or assets or that, as of the date hereof, in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Additional Agreement and there are no outstanding judgments against any member of the Company Group or any of its respective rights, properties or assets. No member of the Company Group or any of its respective rights, properties or assets is, nor has been since January 1, 2020, subject to any Action.

4.14 Contracts.

(a) Schedule 4.14(a) sets forth a complete and correct list, as of the date of this Agreement, of all of the following Contracts as amended to date that are currently in effect (collectively, “Material Contracts”):

(i) Contracts with the top ten (10) customers and partners based on amounts paid to the Company in the 12-month period immediately preceding the Balance Sheet Date;

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(ii) Contracts with the top ten (10) vendors and suppliers based on amounts paid by the Company in the 12-month period immediately preceding the Balance Sheet Date;

(iii) all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company Group of $50,000 or more and, in each case, that is not terminable by the applicable member(s) of the Company Group without penalty upon less than 30 days’ prior written notice (other than Contracts entered into in the ordinary course of business consistent with past practices);

(iv) each Contract with any current officer, director, employee or consultant of any member of the Company Group, under which the Company Group: (A) has continuing obligations for payment of an annual compensation of at least $50,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) has severance or post-termination obligations to such Person (other than COBRA obligations); or (C) has an obligation to make a payment upon consummation of the transactions contemplated by this Agreement or any Additional Agreement or as a result of a Change in Control of the Company;

(v) all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement to which any member of the Company Group is a party;

(vi) all Contracts relating to any acquisitions or dispositions of material assets by any member of the Company Group (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practices);

(vii) all IP Contracts, separately identifying all such IP Contracts under which any member of the Company Group is obligated to pay royalties thereunder and all such IP Contracts under which any member of the Company Group is entitled to receive royalties hereunder;

(viii) all Contracts limiting the freedom of any member of the Company Group to compete in any line of business or industry, with any Person or in any geographic area;

(ix) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by any member of the Company Group, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations, other than Standard Contracts;

(x) all Contracts with or pertaining to the Company Group to which any Affiliate of the Company Group is a party;

(xi) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which any member of the Company Group holds a leasehold interest (including the Lease) and that involve payments to the lessor thereunder in excess of $100,000 per year;

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(xii) all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness), except any such Contract with an aggregate outstanding principal amount not exceeding $25,000;

(xiii) all Contracts relating to the voting or control of the Equity Interests of any member of the Company Group or the election of directors of any member of the Company Group (other than the organizational or constitutive documents of any member of the Company Group);

(xiv) all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any Additional Agreement, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement or any Additional Agreement; and

(xv) all collective bargaining agreements or other agreement with a labor union or labor organization.

(b) Each Material Contract is (i) valid and binding on the applicable member(s) of the Company Group and, to the Company’s Knowledge, the counterparties thereto, (ii) in full force and effect, and (iii) enforceable by and against the member(s) of the Company Group that are a party thereto and, to the Company’s Knowledge, each counterparty thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Neither the Company Group nor, to the Company’s Knowledge, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. No member of the Company Group has assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto (other than, in each case, to another member of the Company Group), other than delegation or subcontracting of work under customer Contracts in the ordinary course of business and consistent with past practice.

(c) Each member of the Company Group is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness to which it is a party. The consummation and closing of the transactions contemplated by this Agreement shall not cause or result in an event of default under any instruments or Contracts establishing or evidencing any Indebtedness, other than as set forth on Schedule 4.8 or to the extent any such event of default would not have a Material Adverse Effect on the Company.

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4.15 Licenses and Permits. Schedule 4.15 sets forth a complete and correct list of each Permit except for such Permits that are immaterial to the Company Group, taken as a whole, together with the name of the Authority issuing the same. Except as could not reasonably be expected to be material to the Company Group, taken as a whole, to the Company’s Knowledge, such Permits are valid and in full force and effect and none of such Permits will, to the Company’s Knowledge, be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or any Additional Agreement. Except as could not reasonably be expected to be material to the Company Group, taken as a whole, no member of the Company Group is in material breach or violation of, or material default under, any such Permit issued to it, and, to the Company’s Knowledge, no basis (including the execution of this Agreement and the other Additional Agreements to which the Company is a party and the consummation of the transactions contemplated by this Agreement or any Additional Agreement) exists that, with notice or lapse of time or both, would reasonably constitute any such breach, violation or default or give any Authority grounds to suspend, revoke, or terminate any such Permit. Since January 1, 2020, the Company has not received any written (or, to the Company’s Knowledge, oral) notice from any Authority regarding any material violation of any such Permit. Neither the Company Group, nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company Group, has made any false statement in, or omission from, the Permits required to be set forth on Schedule 4.15 or any applications, reports, or other submissions to or correspondence with any Authority in connection therewith. Except as could not reasonably be expected to be material to the Company Group, taken as a whole, there has not been and there is not any pending or, to the Company’s Knowledge, threatened, any Action, investigation or disciplinary proceeding by or from any Authority against the Company involving any Permit required to be set forth on Schedule 4.15, and since January 1, 2020, the Company Group has not received any written communications from any Authority notifying the Company of a Permit it does not currently possess, or has not applied for, that is required in connection with the Company’s operation of the Business.

4.16 Compliance with Laws.

(a) Except as set forth in Schedule 4.16(a), each member of the Company Group currently conducts and, since January 1, 2020, has conducted, its part of the Business in compliance in all material respects with all applicable Laws and Orders and is not and, since January 1, 2020, has not been, in violation of any applicable Law or Order in any material respect. Except as set forth in Schedule 4.16(a), since January 1, 2020, (i) no Action by any Authority or other adversarial litigant is pending or, to the Knowledge of the Company, threatened, alleging any such violation or noncompliance by a member of the Company Group, and (ii) no member of the Company Group has been threatened in writing or, to the Company’s Knowledge, orally, to be charged with, or given written or, to the Company’s Knowledge, oral, notice of any material violation of any material Law or Order applicable to it. Without limiting the generality of the foregoing, except as set forth in Schedule 4.16(a), each member of the Company Group is, and since January 1, 2020 has been, in compliance in all material respects with: (i) every Law applicable to it due to the specific nature of the Business, including Data Protection Laws; (ii) the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any comparable or similar Law of any jurisdiction applicable to it; (iii) the Federal Trade Commission Act (the “FTC Act”) and FTC regulations promulgated thereunder; and (iv) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. Except as set forth in Schedule 4.16(a), since January 1, 2020, no member of the Company Group has been threatened or charged in writing (or to the Company’s Knowledge, orally) with or given written (or to the Company’s Knowledge, oral) notice of any actual or potential violation of any Data Protection Law, the Foreign Corrupt Practices Act or any other Law referred to in or generally described in foregoing sentence by any Authority and, to the Company’s Knowledge, the Company Group is not under any investigations with respect to any such Law. Except as set forth in Schedule 4.16(a), since January 1, 2020, neither the Company Group nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company Group, has received any written or, to the Company’s Knowledge, oral, notice, order, complaint or correspondence that would restrict the ability of the Company Group to produce, sell, market, or distribute any Company Product as it is being produced, sold, marketed, or distributed currently or in the future.

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(b) The Company Group makes reasonable efforts to confirm that all labeling, marketing, and advertising claims regarding any Company Product or technology (including express and implied claims) made by or on behalf of the Company Group are adequately substantiated and comply with all applicable Law.

(c) Except as set forth in Schedule 4.16(c), since January 1, 2020, neither the Company Group, nor, to the Knowledge of the Company, any Person acting on behalf of the Company Group, has been the subject of any ban, suspension, recall, market withdrawal, inventory destruction, safety alert, or other notice relating to an alleged lack of safety or regulatory compliance involving a Company Product, whether voluntarily or as required by any Authority. To the Company’s Knowledge, there are presently no facts or circumstances that exist that could reasonably be expected to result in any such actions.

(d) Neither the Company Group nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company Group, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

4.17 Intellectual Property.

(a) The Company Group is the sole and exclusive owner of each item of Company Owned IP, free and clear of any Liens (except for Permitted Liens). To the Knowledge of the Company, the Company Group is the sole and exclusive licensee of each item of Company Exclusively Licensed IP, free and clear of any Liens. The Company Group has a valid right to use the Company Licensed IP as currently used.

(b) Schedule 4.17(b) sets forth a complete and correct list of all: (i) Registered Owned IP; (ii) unregistered material Trademarks constituting Company Owned IP; (iii) Registered Exclusively Licensed IP and (iv) all social media accounts and identifiers constituting Company Owned IP, accurately specifying as to each of the foregoing, as applicable: (A) the jurisdiction/registrar, registration/application number filing date, date of issuance, expiration date, and status and; (B) the owner and nature of the ownership; and (C) any actions that must be taken in the six (6) months after the Closing with respect to each of the foregoing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates.

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(c) All Registered Owned IP is subsisting and valid and enforceable. All Registered Exclusively Licensed IP is subsisting and to the Knowledge of the Company valid and enforceable. All Persons (including members of the Company Group) have, in connection with the prosecution of all Patents before the United States Patent and Trademark Office and other similar offices in other jurisdictions complied with the applicable obligations of candor owed to the United States Patent and Trademark Office and such other offices. Since January 1, 2020, no Registered Owned IP and no Registered Exclusively Licensed IP is or has been involved in any interference, opposition, reissue, reexamination, revocation, cancellation, domain-name dispute proceeding, or equivalent proceeding, and no such proceeding has been threatened in writing with respect thereto. Since January 1, 2020, there have been no claims filed, served or threatened in writing, or to the Knowledge of the Company orally threatened, against the Company contesting the validity, use, ownership, enforceability, patentability, registrability, or scope of any Registered Owned IP or Registered Exclusively Licensed IP. All registration, maintenance and renewal fees currently due in the next ninety (90) days in the next 90 days in connection with any Registered Owned IP have been paid and all documents, recordations and certificates in connection therewith have been filed with the authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such rights and recording the Company Group’s ownership or interests therein.

(d) To the Knowledge of the Company, the operation of the Business as currently conducted and as conducted since January 1, 2020 does not conflict with, infringe, misappropriate, or otherwise violate any Intellectual Property Right of any third Person. Since January 1, 2020, there have been no claims filed, served, or threatened in writing, or to the Knowledge of the Company orally threatened, against the Company alleging any conflict with, infringement, misappropriation, or other violation of any Intellectual Property of a third Person (including any unsolicited written offers to license any such Intellectual Property). There are no Actions pending that involving a claim against a member of the Company Group by a third Person alleging infringement or misappropriation of such third Person’s Intellectual Property. To the Knowledge of the Company, since January 1, 2020, no third Person has conflicted with, infringed, misappropriated, or otherwise violated any Company IP.

(e) Since January 1, 2020, no member of the Company Group has filed, served, or threatened a third Person with any claims alleging any conflict with, infringement, misappropriation, or other violation of any Company IP. There are no Actions pending that involving a claim against a third Person by a member of the Company Group by a third Person alleging infringement or misappropriation of Company IP. No member of the Company Group is subject to any Order that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by it.

(f) Except as disclosed on Schedule 4.17(f), each employee, agent, consultant, and contractor who has contributed to or participated in the creation or development of any material Intellectual Property on behalf of the Company Group or any predecessor in interest thereto has executed a form of proprietary information and/or inventions agreement or similar written Contract with a member of the Company Group under which such Person: (i) has assigned all right, title and interest in and to such Intellectual Property to one or more members of the Company Group (or such predecessor in interest, as applicable); and (ii) is obligated to maintain the confidentiality of the applicable member(s) of the Company Group’s confidential information both during and after the term of such Person’s employment or engagement. To the extent that any such proprietary information and/or inventions agreement or other similar written Contract permitted any such employee, agent, consultant, or contractor to exclude from the scope of such agreement or Contract any Intellectual Property in existence prior to the date of the employment or relationship, no such employee, agent, consultant, or contractor excluded Intellectual Property that was related to the Business. Except as disclosed on Schedule 4.17(f), to the Knowledge of the Company, no employee, agent, consultant, or contractor of any member of the Company Group is or has been in violation of any term of any such Contract.

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(g) To the Knowledge of the Company, no government funding or facility of a university, college, other educational institution or research center was used in the development of any item of Company Owned IP.

(h) There is no open source, public source or freeware Software that is used or licensed by the Company Group under terms that require source code for such Software or for Software derived from such Software to be provided or made available to subsequent licensees or sublicensees or any modification or derivative thereof, including, without limitation, any version of any Software licensed pursuant to the GNU general public license or the GNU lesser general public license, is used in, incorporated into, integrated or bundled with the Company-used Software.

(i) None of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby will (i) cause any item of Company Owned IP, or any material item of Company Licensed IP immediately prior to the Closing, to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing or (ii) require any additional payment obligations by any member of the Company Group in order to use or exploit any other such Intellectual Property to the same extent as the Company Group was permitted immediately before the Closing.

(j) Except with respect to the agreements listed on Schedule 4.17(i), no member of the Company Group is obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(k) The Company Group has exercised reasonable efforts necessary to maintain, protect and enforce the confidentiality of all Trade Secrets constituting Company Owned IP and all other material Confidential Information.

(l) The Company Group has implemented and maintained (or, where applicable, has required its vendors to maintain), consistent with commercially reasonable and industry practices and in compliance with its contractual obligations to other Persons, reasonable security measures designed to protect, preserve and maintain the performance, security and integrity of all computers, servers, equipment, hardware, networks, Software and systems used, owned, leased or licensed by the Company Group in connection with the operation of the Business (the “Company Information Systems”). Since January 1, 2020, there has been no unauthorized access to or use of the Company Information Systems, nor has there been any downtime or unavailability of the Company Information Systems that resulted in a material disruption of the Business. The Company Information Systems are adequate and sufficient (including with respect to working condition and capacity) for the operation of the Business. Since January 1, 2020, there has been no failure with respect to any Company Information System that has had a material effect on the operations of the Company Group.

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(m) The Company Group has exercised reasonable efforts necessary to maintain, protect and enforce the confidentiality of all Personal Information gathered or controlled in connection with operation of the Business. To the Knowledge of the Company, it has not violated any applicable Data Protection Laws. To the Knowledge of the Company, there has been no unauthorized disclosure of Personal Information which would require any member of the Company Group to make a report to an Authority. The Company Group has not been subject to and, to the Knowledge of the Company, there are no, complaints to or audits, proceedings, investigations or claims pending against any member of the Company Group by any Authority or by any other Person in respect of the collection, use, storage disclosure or other Processing of Personal Information.

4.18 Accounts Payable; Affiliate Loans.

(a) The accounts payable of the Company Group reflected on the Company Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course of business consistent with past practices.

(b) The information set forth on Schedule 4.18(b) separately identifies any and all accounts, receivables or notes of the Company Group that are owed by any Affiliate of the Company Group. Except as set forth on Schedule 4.18(b), no member of the Company Group is indebted to any of its Affiliates and no Affiliates are indebted to a member of the Company Group.

4.19 Employees; Employment Matters.

(a) Schedule 4.19(a) sets forth a complete and correct list of the five highest compensated officers or employees of the Company Group as of the date hereof, setting forth each such person’s name, title, current base salary or hourly rate, total compensation (including bonuses and commissions) for the fiscal years ended December 31, 2021 and 2022, employer, hire date, status as exempt or non-exempt from overtime Laws, and leave status.

(b) No member of the Company Group is a party to any collective bargaining agreement or similar labor agreement with respect to its employees, and, since January 1, 2020, there has been no activity or proceeding by a labor union, other labor organizations or representative thereof to organize any employees of the Company Group. There is no labor strike, picketing, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened, against any member of the Company Group, and, since January 1, 2020, no member of the Company Group has experienced any strike, material slowdown, picketing, material work stoppage or lockout by or with respect to its employees. To the Knowledge of the Company, no member of the Company Group is subject to any attempt by any union or other labor organization to represent Company Group employees as a collective bargaining agent.

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(c) Except as set forth in Schedule 4.19(c), (i) there are no pending or, to the Knowledge of the Company, threatened, Actions against any member of the Company Group under any worker’s compensation policy or long-term disability policy and (ii) there are no material liabilities, whether contingent or absolute, of the Company Group relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. With respect to each Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid. There is no unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened, before any applicable Authority relating to employees of the Company Group. Since January 1, 2020, the Company Group has not engaged in, and is not currently contemplating, any location closing, employee layoff, relocation activities or similar event that would trigger the WARN Act or any similar state or local statute, rule or regulation.

(d) Except as set forth in Schedule 4.19(d), the Company Group: (i) is, and since January 1, 2019, has been, in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, terms and conditions of employment, collective bargaining, equal employment opportunity, anti-discrimination, anti-harassment (including, but not limited to sexual harassment), anti-retaliation, immigration, employee leave, disability rights or benefits, employment and reemployment rights of members and veterans of the uniformed services, paid time off/vacation, unemployment insurance, safety and health, workers’ compensation, pay equity, restrictive covenants, child labor, whistleblower rights, classification of employees and independent contractors, meal and rest breaks, business expenses, and the collection and payment of withholding or social security Taxes; (ii) is not and, since January 1, 2019, has not been, liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing (except for wages and withholding thereon in the ordinary course of business and consistent with past practice for the current payroll period); (iii) is not and, since January 1, 2019, has not been, liable for any payment to any trust or other fund or to any Authority with respect to unemployment compensation benefits, social security or other benefits for employees of the Company Group (other than routine payments to be made in the normal course of business and consistent with past practice for the current payroll period); and (iv) is not and, since January 1, 2019, has not been, party to or bound by any consent decree with or citation by any Authority relating to employees or employment practices. Since January 1, 2019, no audits have been conducted, or are currently being conducted, or, to the Knowledge of the Company, are threatened to be conducted, by any Authority with respect to applicable Laws regarding employment or labor Laws. Except as set forth in Schedule 4.19(c), no employee of the Company Group has, since January 1, 2019, brought or, to the Knowledge of the Company, threatened to bring, a claim for unpaid compensation.

(e) The Company Group has complied, in all material respects, with all Laws relating to the verification of identity and employment authorization of individuals employed in the United States, and no member of the Company Group currently employs, or since January 1, 2020 has employed, any individual who was not permitted to work in the jurisdiction in which such individual was employed. No audit by any Authority is currently being conducted, is pending or, to the Knowledge of the Company, is threatened to be conducted, in respect to any foreign workers employed by any member of the Company Group. With respect to any individual who is employed by any member of the Company Group pursuant to a visa, such visa(s) is (are) valid and have not expired, and Schedule 4.19(e) sets forth each such individual who is a key employee or officer of the Company Group and, with respect to each such individual, (i) the expiration date of such visa and (ii) whether the applicable member of the Company Group has made any attempts to renew such visa.

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(f) To the Knowledge of the Company, no key employee or officer of the Company Group is a party to or is bound by any confidentiality agreement, non-competition or other restrictive covenant agreement or other contract (with any Person) that would materially interfere with: (i) the performance by such officer or key employee of any of his or her duties or responsibilities as an officer or employee of the Company Group or (ii) the Company’s business or operations. No key employee or officer of the Company Group has given written notice of their intent to terminate their employment with the Company or, to the Knowledge of the Company, has plans to terminate their employment with the Company Group, nor does the Company have any present intention to terminate the employment of any of the foregoing.

(g) Except as set forth on Schedule 4.19(g), the employment of each of the employees of the Company Group and the engagement of each independent contractor is terminable at will without any prior notice, penalty or severance obligation on the part of the Company Group. All material sums due for employee compensation and all vacation time owing to any employees of any member of the Company Group, and all fees owing to any independent contractors and consultants, have been duly accrued on the accounting records of the applicable member of the Company Group.

(h) Each current and former employee and officer, and where appropriate, each independent contractor and consultant, of any member of the Company Group who has contributed to or participated in the creation or development of any material Intellectual Property on behalf of the Company Group or any predecessor in interest thereto has executed a form of proprietary information and/or inventions agreement or similar agreement (each, an “IP Assignment Agreement”). Except as set forth in Schedule 4.19(c), to the Knowledge of the Company, no such current or former employees, officers or consultants are or were, as the case may be, in violation thereof. Other than with respect to exclusions previously accepted by the Company involving works or inventions unrelated to the business of the Company Group, no current or former employee, officer or consultant of any member of the Company Group has disclosed excluded works or inventions made prior to his, her, or its employment or consulting relationship with the applicable member of the Company Group from his, her or its assignment of inventions pursuant to such employee, officer or consultant’s IP Assignment Agreement.

(i) The Company has made available to Parent a true, correct and complete list, dated no more than five (5) business days prior to the date of this Agreement, of the names of each Person currently engaged by the Company Group as a consultant or an independent contractor (including any Person engaged through any arrangement with such Person’s loan-out or similar company), including for each such Person the following: (A) name, (B) principal location of engagement, (C) engagement or start date, (D) compensation structure, and (E) nature of services provided. With regard to any individual who performs or performed services for the Company Group and who is not treated as an employee for Tax purposes by the Company Group, the Company Group has complied in all material respects with applicable Laws concerning independent contractors, including for Tax withholding purposes or Plan purposes, and the Company Group does not have any Liability by reason of any individual who performs or performed services for the Company Group, in any capacity, being improperly excluded from participating in any Plan. Each individual engaged by a member of the Company Group as an independent contractor or consultant is, and since January 1, 2019 has been, properly classified by the applicable member of the Company Group as an independent contractor, and no member of the Company Group has received any notice from any Authority or Person disputing such classification. Each of the employees of the Company Group is, and since January 1, 2019 has been, properly classified by the Company Group as “exempt” or “non-exempt” under applicable Law.

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(j) The Company has made available to Parent a true, correct and complete list, dated no more than five (5) business days prior to the date of this Agreement, of all employees of the Company Group, including for each such Person the following: (i) name; (ii) title or position; (iii) hire date, and record employer; (iv) current annual base compensation rate (or, as applicable, hourly rate of pay) (v) the profit sharing, bonus or other form of additional compensation payable by the Company Group to or for the benefit of each such Person for the current fiscal year; (vi) classification as exempt or non-exempt under applicable wage and hour laws and regulations; (vii) full-time or part-time status; (viii) amount of annual vacation or paid time off accrual as of five (5) days prior to the Closing Date; (ix) the amount of sick leave credited to such Person as of five (5) days prior to the Closing Date (x) visa status (if any); (xi) a description of the fringe benefits provided to each such individual as of the date hereof (xii) leave status (including type of leave), and expected date of return for non-disability related leaves and expiration dates for disability-related leaves and (xiii) principal place of work. To the Knowledge of the Company, all of the full-time employees of the Company Group are devoting all of their business time to the Company Group.

(k) Except as set forth on Schedule 4.19(c), Since January 1, 2020, the Company Group has not received or, to the Knowledge of the Company, been threatened with any notice of any claim or litigation relating to, or any complaint or allegation of, discrimination, retaliation, wrongful termination, constructive termination, harassment (including sexual harassment), sexual misconduct, or wage and hour violation and has investigated all such claims or complaints reported to the appropriate Company personnel or third-party Persons retained by the Company Group to receive such claims or complaints relating to current and/or former employees of any member of the Company Group or third-parties who interacted with current and/or former employees of such member of the Company Group. With respect to each such claim or complaint with potential merit, except as set forth on Schedule 4.19(c), the Company Group has taken corrective action and there is no pending obligation for any member of the Company Group under any settlement or out-of-court or pre-litigation arrangement relating to such matters. Further, to the Knowledge of the Company, no allegations of sexual harassment have been made to any member of the Company Group against any individual in his or her capacity as director or an employee of a member of the Company Group.

(l) As of the date hereof and since January 1, 2020, there have been no audits by any Authority, nor have there been any charges, fines, or penalties, including those pending or threatened, under any applicable federal, state or local occupational safety and health Law and Orders (collectively, “OSHA”) against the Company Group. The Company Group is in compliance in all material respects with OSHA and there are no pending appeals of any Authority’s decision or fines issued in relation to OSHA.

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(m) There are no pending or anticipated layoffs, leaves of absence or terminations of employment in respect to the employees of the Company as a result of the COVID-19 pandemic. The Company Group has promptly and thoroughly investigated all occupational safety and health complaints, issues, or inquiries related to the COVID-19 pandemic. With respect to each occupational safety and health complaint, issue, or inquiry related to the COVID-19 pandemic, the Company Group has taken prompt corrective action that is reasonably calculated to prevent further spread of COVID-19 within the Company Group’s workplace.

(n) Except as set forth on Schedule 4.19(o), the Company Group has not paid or promised to pay any bonus or commission to any employee in connection with the consummation of the transactions contemplated hereby.

4.20 Withholding. Except as disclosed on Schedule 4.20, all obligations of the Company Group applicable to its employees, whether arising by operation of Law, by Contract, or attributable to payments by the Company Group to trusts or other funds or to any Authority, with respect to unemployment compensation benefits or social security benefits for its employees through the date hereof, have been paid or adequate accruals therefor have been made on the Company Financial Statements. Except as disclosed on Schedule 4.20, all reasonably anticipated obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business consistent with past practices), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date.

4.21 Employee Benefits.

(a) Schedule 4.21(a) sets forth a complete and correct list of all Plans. With respect to each Plan, the Company has made available to Parent or its Representatives a true, complete and correct copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, including all plan documents, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent annual report on Form 5500 and accompanying schedules; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or advisory letter received by the Company Group from the Internal Revenue Service regarding the tax-qualified status of such Plan; and (vi) the three most recent written results of all required compliance testing.

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(b) None of the Company Group, or any ERISA Affiliate, maintains or contributes to or has, within the six-year period immediately prior to the Closing Date, had any Liability (contingent or otherwise) with respect to: (i) any “multiemployer plan,” as that term is defined in Section 4001 of ERISA; (ii) any “employee benefit plan” subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” (within the meaning of the Code or ERISA), (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (v) a plan sponsored by a human resources or benefits outsourcing entity, professional employer organization or other similar vendor or provider. No member of the Company Group, or any ERISA Affiliate, has withdrawn at any time since January 1, 2020 from any multiemployer plan or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and, to the Knowledge of the Company, no circumstances exist that could reasonably be expected to result in any such liability to the Company Group with respect to any multiemployer plan.

(c) With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, including its related trust, has received a determination letter (or may rely upon opinion letters in the case of any prototype plans) from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such Plan that could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(d) There are no pending or, to the Knowledge of the Company, threatened, Actions against or relating to the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any Plan with respect to the operation of such Plan (other than routine benefits claims). No Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Authority.

(e) Each Plan has been established, administered, and funded in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code, and other applicable Laws. All premiums due or payable with respect to insurance policies funding any Plan have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements.

(f) None of the Plans provide retiree health or life insurance benefits, except as may be required by Section 4980B of the Code, Section 601 of ERISA, or any other applicable Law. There has been no violation of the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Plan to which such continuation coverage requirements apply.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company Group with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, or (iv) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from any member of the Company Group as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

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(h) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in material documentary compliance with, and has been administered in material compliance with, Section 409A of the Code.

(i) Each Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 has been established, maintained, and administered in compliance with the requirements thereof.

(j) All Plans subject to the laws of any jurisdiction outside of the United States (i) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(k) Other than any Plan that applies to the Company Group’s employees located in the United Kingdom, no Plan covers any employees outside of the United States.

4.22 Real Property.

(a) Except as set forth on Schedule 4.22, the Company Group does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license, or other occupancy agreement. The Leases are the only Contracts pursuant to which the Company Group leases any Real Property or right in any Real Property. The Company has provided or made available to Parent and Merger Sub accurate and complete copies of all Leases. Each member of the Company Group holds a good and valid leasehold estate in its respective offices described on Schedule 4.22, free and clear of all Liens except for Permitted Liens. The Company Group has not breached or violated any local zoning ordinance, and no notice from any Person has been received by any member of the Company Group or served upon any member of the Company Group claiming any violation of any local zoning ordinance.

(b) With respect to each Lease: (i) it is valid and binding on and enforceable against the member of the Company Group that is a party to such Lease and, to the Company’s Knowledge, the counterparties thereto, in each case in accordance with its terms and, with respect to enforceability, to the Enforceability Exceptions; (ii) it is in full force and effect; (iii) the applicable member of the Company Group has paid all rents and additional rents and other sums, expenses, and charges due and payable by it thereunder; (iv) the applicable member of the Company Group has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (v) no waiver, indulgence or postponement of the applicable member of the Company Group’s obligations thereunder has been granted by the lessor; (vi) the applicable member(s) of the Company Group has performed all obligations imposed on it under such Lease including with respect to any use restrictions and there exists no default or event of default thereunder by any member of the Company Group or, to the Company’s Knowledge, by any other party thereto; (vii) there exists, to the Company’s Knowledge, no occurrence, condition or act that, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a default or event of default by any member of the Company Group thereunder; (viii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder; and (ix) the applicable member of the Company Group has not exercised early termination options, if any, under such Lease. The applicable member of the Company Group holds the leasehold estate established under the Leases free and clear of all Liens, except for Permitted Liens and Liens of mortgagees of the Real Property on which such leasehold estate is located. The Real Property leased by the Company Group is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and, to the Company’s Knowledge, there are no material repair or restoration works likely to be required in connection with such leased Real Property. A member of the Company Group is in physical possession and actual and exclusive occupation of the whole of the leased premises, none of which is subleased or assigned to another Person. No member of the Company Group owes any brokerage commission with respect to any Real Property.

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4.23 Tax Matters. Except as set forth on Schedule 4.23:

(a) (i) The Company Group has duly and timely filed all material Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes (whether or not shown on such Tax Returns) that have become due; (ii) all such Tax Returns are true, correct, complete and accurate in all material respects; (iii) there is no Action pending, or proposed in writing, with respect to Taxes of the Company Group; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Group for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect; (v) the Company Group has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company Group; (vi) the Company has (A) properly collected all sales Taxes required to be collected in the time and manner required by applicable Law and remitted all such sales Taxes to the applicable Taxing authority in the time and in the manner required by applicable Law and (B) properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes; (vii) there is no outstanding request for a ruling from any Taxing Authority, request for consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority or agreement with any Taxing Authority with respect to the Company Group; (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (ix) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any Tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction, the Company Group is not nor has it ever been subject to Tax in any country other than the respective countries of incorporation or formation of the Company Group members by virtue of having a permanent establishment or other place of business in that country, and the entity members of the Company Group are and have always been tax residents solely in their respective countries of incorporation or formation; (x) the Company has provided or made available to Parent true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period for which the statute of limitations has not expired; (xi) there is no outstanding power of attorney from the Company Group authorizing anyone to act on behalf of the Company Group in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company Group; (xii) the Company Group is not nor has it ever been a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than any customary commercial contract the principal purpose of which is not Taxes); (xiii) the Company has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company); (xiv) the Company has no liability for the Taxes of any other Person (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (B) as a transferee or successor or by contract or (C) otherwise by operation of applicable Law; (xv) no issue has been raised by a Taxing Authority in any prior Action relating to the Company Group with respect to any Tax for any period that, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Company Group for any other period; (xvi) no member of the Company Group has requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; (xvii) the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xviii) the Company has not disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign Law; and (xix) the Company has not been a party to any “reportable transaction” or “listed transaction” as defined in Section 6707A(c) of the Code and Treasury Regulation Section 1.6011-4(b).

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(b) No member of the Company Group will be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) the use of, or change in, a method of accounting with respect to any transaction that occurred on or before the Closing Date; (ii) any closing agreement described in Section 7121 of the Code (or similar provision of state, local or non-U.S. Law); (iii) any installment sale or open sale transaction disposition made in a Pre-Closing Tax period; (iv) any prepaid amount received in a Pre-Closing Tax period; (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law); (vi) an election under Section 108(i) of the Code made on or before the Closing; (vii) an entity in the Company Group that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) having “subpart F income” (within the meaning of Section 952(a) of the Code) accrued on or before the Closing; (viii) “global intangible low-taxed income” of the Company Group within the meaning of Section 951A of the Code (or any similar provision of state, local or non-U.S. Law) attributable to any taxable period (or portion thereof) on or before the Closing; or (ix) an election made pursuant to Section 965(h) of the Code.

(c) The unpaid Taxes of the Company Group (i) did not, as of the most recent fiscal month-end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

(d) The Company Group has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(e) The Company is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f) No member of the Company Group has deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Company and shall not defer the withholding or remittance any Applicable Taxes related or attributable to Applicable Wages for any employees of the Company up to and through and including Closing Date, notwithstanding Internal Revenue Service Notice 2020-65 (or any comparable regime for state or local Tax purposes).

(g) The Company will not be obligated to pay any Tax under Section 1374 of the Code in connection with the transactions contemplated herein.

(h) The Company (i) has been validly classified at all times since the effective date of its subchapter S corporation election as a subchapter S corporation for all federal, state and local income Tax purposes, (ii) has had in effect at all times since the effective date of its subchapter S corporation election a valid election under Section 1362(a) of the Code, and (iii) has been validly treated in a similar manner for purposes of the income Tax Laws of all state and local jurisdictions in which it has been subject to taxation. The Company has, in the past five (5) years, (A) not acquired assets from another corporation in a transaction in which the acquirer’s Tax basis for such assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor and (B) not acquired the stock of any corporation that is a qualified subchapter S Subsidiary. Each of the shareholders of the Company since the date of its S corporation election has been a person permitted to be a shareholder of an S corporation under Section 1361(b)(1)(B) of the Code. The Company and the shareholders have not taken any action that would cause the Company to lose its status as an S corporation as defined in Sections 1361 and 1362 of the Code (and, to the extent allowable, under applicable Laws, within the meaning of the income Tax Laws of all states or localities in which such entity is required to file state or local income Tax Returns). The Company is not a transferee of, or a successor to, a subchapter C corporation. The Company does not have a “net unrealized built-in gain” as that term is defined in Section 1374(d)(1) of the Code. The Company has never had any liability for Taxes imposed under Section 1375 of the Code.

4.24 Sufficiency of Assets. Following the UK Contribution, the Company Group owns, has the right to use, or has good and valid title to and has full power and right, free and clear of all Liens of any kind or nature all of the assets necessary and sufficient to operate the Business, as currently conducted and as proposed to be conducted.

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4.25 Environmental Laws. The Company Group is, and since January 1, 2020, has been in compliance in all material respects with all Environmental Laws, and there are no, and since January 1, 2020 there have not been, any Actions pending or, to the Knowledge of the Company, threatened, against the Company Group alleging any failure to so comply. No member of the Company Group has: (a) received any notice of any alleged claim, violation of or liability under any Environmental Law or any claim of potential liability with regard to any Hazardous Material; (b) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Material; arranged for the disposal, discharge, storage or release of any Hazardous Material; or exposed any employee or other individual or property to any Hazardous Material; or (c) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activity. There are no Hazardous Materials in, on or under any properties currently or formerly owned, leased, or used at any time by the Company Group.

4.26 No Finders’ Fees. Except as set forth in Schedule 4.26, there is no investment banker, broker, finder, or other intermediary that has been retained by or is authorized to act on behalf of the Company or any other member the Company Group or any of its respective Affiliates who is entitled to any fee or commission from the Company, any other member of the Company Group, Merger Sub, Parent or any of their respective Affiliates in connection with the transactions contemplated by this Agreement or any of the Additional Agreements.

4.27 Directors and Officers. Schedule 4.27 sets forth a complete and correct list of all directors and officers of each member of the Company Group.

4.28 Anti-Money Laundering Laws.

(a) The Company Group currently is and, since January 1, 2020, has been, in compliance with applicable Laws in all applicable jurisdictions related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries, (v) anti-boycott regulations, as administered by the U.S. Department of Commerce, and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

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(b) Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group), is or is acting under the direction of, on behalf of or for the benefit of a Person that is: (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by an Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, or any similar list enforced by any other relevant Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) The Company has not received written notice of, nor, to the Knowledge of the Company, any of its Representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

4.29 Insurance. All liability, property, workers’ compensation, and other insurance policies currently in effect that are owned or held by any member of the Company Group are set forth on Schedule 4.29, and such policies are in full force and effect. All premiums due and payable on such policies as of the date of this Agreement have been paid, and no notice of cancellation or termination has been received by the applicable member of the Company Group with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation or termination. There is no claim by any member of the Company Group or, to the Company’s Knowledge, any other Person pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such policies except as would not reasonably be expected to be material to the Company. There is no existing default or event that, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Additional Agreements. To the Company’s Knowledge, the insurance policies to which any member of the Company Group is a party are sufficient for compliance with all requirements of all Material Contracts to which it is a party or by which it is bound, and, in light of the nature of the Business and the Company Group’s assets and properties, are in amounts and have coverage as are carried by Persons engaged in similar business and having similar assets and properties. Since January 1, 2020, no member of the Company Group has been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company Group does not have any self-insurance arrangements. Except as set forth on Schedule 4.29, no fidelity bonds, letters of credit, performance bonds or bid bonds have been issued to or in respect of the Company Group.

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4.30 Related Party Transactions. Except as set forth on Schedule 4.30, as contemplated by this Agreement, or as provided in the Company Financial Statements, no Affiliate of the Company Group, current or former director, manager, officer or employee of any Person in the Company Group or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with any member of the Company Group, (b) owns any asset, property or right, tangible or intangible, that is used by any member of the Company Group, or (c) is a borrower or lender, as applicable, under any Indebtedness owed by or to any member of the Company Group since January 1, 2020, other than (i) Contracts with respect to or relating to employment or similar arrangements, including equity compensation awards, that are disclosed on Schedule 4.14(a)(x), and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 6.1(a) or entered into in accordance with Section 6.1(a).

Article V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, other than any risk factor disclosures or other similar cautionary or predictive statements therein, Parent and Merger Sub (each sometimes referred to individually as a “Parent Party” and collectively as the “Parent Parties”) hereby represent and warrant to the Company as follows:

5.1 Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. Merger Sub is Parent’s only Subsidiary. Each Parent Party has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted. Each Parent Party is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Parent Parties. Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger.

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5.2 Corporate Authorization. Each of the Parent Parties has all requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Parent Stockholder Approval. The execution and delivery by each of the Parent Parties of this Agreement and the Additional Agreements to which it is a party and the consummation by each of the Parent Parties of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Parent Party. No other corporate proceedings on the part of such Parent Party are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Merger, the receipt of the Parent Stockholder Approval) or the Additional Agreements. This Agreement and the Additional Agreements to which such Parent Party is a party have been duly executed and delivered by such Parent Party and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto (other than a Parent Party), this Agreement and the Additional Agreements to which such Parent Party is a party constitute a legal, valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with their respective terms, subject to the Enforceability Exceptions. The approval of the Merger and this Agreement by the affirmative vote of holders of a majority of the then outstanding shares of Parent Common Stock present in person or by proxy and entitled to vote at the Parent Stockholder Meeting, assuming a quorum is present, is the only vote of the holders of any of Parent’s capital stock necessary to adopt this Agreement and approve the Merger (the “Parent Stockholder Approval”) and the consummation of the other transactions contemplated hereby. The affirmative vote or written consent of the sole stockholder of the Merger Sub is the only vote of the holders of any of Merger Sub’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

5.3 Governmental Authorization. Assuming the accuracy of the representations and warranties of the Company set forth in Section 4.3, none of the execution, delivery or performance of this Agreement or any Additional Agreement by a Parent Party or the consummation by a Parent Party of the transactions contemplated hereby and thereby requires any consent, approval, authorization, Order, license or other action by or in respect of, or registration, declaration or filing with any Authority except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Florida, (b) the filing with the SEC of (i) the Form S-4 and the declaration of the effectiveness thereof by the SEC and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Additional Agreements, or the transactions contemplated hereby or thereby, and (c) any consent, approval, license, Order or other action, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to Parent or Merger Sub.

5.4 Non-Contravention. The execution, delivery and performance by a Parent Party of this Agreement or the consummation by a Parent Party of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the organizational or constitutive documents of the Parent Parties, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon the Parent Parties, (c) (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Parent Parties or to a loss of any material benefit to which any Parent Party is entitled, in the case of each of clauses (i) – (iv), under any provision of any material Contract to which a Parent Party is a party, or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any Parent Party’s properties, rights or assets, in the cases of clauses (b) through (d), other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect in respect of the Parent Parties.

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5.5 Finders’ Fees. Except for the Persons identified on Schedule 5.5, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

5.6 Issuance of Shares. The Closing Merger Consideration Shares and Contingent Merger Consideration Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

5.7 Capitalization.

(a) The authorized capital stock of Parent consists of 101,000,000 shares of Parent Capital Stock of which 1,000,000 shares of Parent Preferred Stock are authorized and zero shares of Parent Preferred Stock are issued and outstanding as of the date hereof, 100,000,000 shares of Parent Common Stock are authorized and 14,632,500 are issued and outstanding as of the date hereof, 11,757,500 Parent Rights are issued and outstanding as of the date hereof, each entitling the holder to receive one-eighth of one share of Parent Common Stock upon the consummation of the business combination, and 11,757,500 Parent Warrants are issued and outstanding as of the date hereof, each entitling the holder to purchase one share of Parent Common Stock at a price of $11.50 per share. No other shares of capital stock or other securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of the State of Delaware (the “DGCL”), Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s organizational documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Merger Sub is authorized to issue 1,000 shares of common stock, par value $0.001 per share (“Merger Sub Common Stock”), of which 1,000 shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. Parent owns all of the issued and outstanding shares of Merger Sub Common Stock and no other shares of capital stock or other securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Florida Business Corporation Act, Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

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5.8 Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, at the date of filing or mailing, at the time of the Parent Stockholder Meeting or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

5.9 Trust Fund. As of the date of this Agreement, Parent has at least $116,150,000 in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”) located in the United States and such monies are invested in specified U.S. government treasury bills or in specified money market fund and held in trust by the Trustee pursuant to the trust agreement dated as of the date of the Prospectus, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than stockholders of Parent holding shares of Parent Common Stock sold in the IPO who shall have elected to redeem their shares of Parent Common Stock pursuant to Parent’s amended and restated certificate of incorporation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and Parent’s amended and restated certificate of incorporation. Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account.

5.10 Listing. The Parent Common Stock, Parent Warrants and Parent Rights, are listed on the Nasdaq Stock Market, with trading tickers “EFHT,” “EFHTW” and “EFHTR”.

5.11 Board Approval.

(a) By resolutions duly adopted (and not thereafter modified or rescinded) by Parent’s Board of Directors (including any required committee or subgroup of such board), the Board of Directors of Parent has unanimously (i) approved the execution, delivery and performance by Parent and Merger Sub of this Agreement, the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Additional Agreements to which a Parent Party is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and in the best interests of Parent and Parent’s stockholders; (iii) directed that the Parent Proposals be submitted to Parent’s stockholders for consideration at the Parent Stockholder Meeting, (iv) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Parent’s amended and restated certificate of incorporation and (v) recommended to Parent’s stockholders to adopt and approve each of the Parent Proposals (“Parent Board Recommendation”).

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(b) By resolutions duly adopted (and not thereafter modified or rescinded) by Merger Sub’s Board of Directors (including any required committee or subgroup of such board), Merger Sub’s Board of Directors has, unanimously (i) approved the execution, delivery and performance by Merger Sub of this Agreement, the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein, (ii) declared the advisability of the transactions contemplated by this Agreement, (iii) determined that the transactions contemplated hereby are in the best interests of its sole stockholder and (iv) recommended to Merger Sub’s sole stockholder to adopt this Agreement.

5.12 Parent SEC Documents and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to the Closing (the “Additional Parent SEC Documents”). Parent has made available to the Company true and complete copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two Business Days prior to the date of this Agreement: (i) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (ii) its Form 8-Ks filed since its initial public offering, and (iii) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.12(a)) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i) through (iii) above, whether or not available through EDGAR, collectively, the “Parent SEC Documents”).

(b) Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company Group expressly for inclusion or incorporation by reference in the SEC Statement or Other Filing.

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5.13 Certain Business Practices. Neither Parent nor any Representative of Parent has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, (c) violated any provision of the Foreign Corrupt Practices Act or (d) made any other unlawful payment. Neither Parent nor any director, officer, agent or employee of Parent (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of Parent) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Parent or assist Parent in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business of Parent and (ii) subject Parent to suit or penalty in any private or governmental Action.

5.14 Anti-Money Laundering Laws. The operations of Parent are and have at all times been conducted in compliance with the Money Laundering Laws, and no Action involving Parent with respect to the Money Laundering Laws is pending or, to the Knowledge of Parent, threatened.

5.15 Affiliate Transactions. Except as described in Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent or any of its subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Parent or any of its subsidiaries, on the other hand.

5.16 Litigation. There is no (a) Action pending or, to the Knowledge of Parent, threatened against Parent or any of its subsidiaries or any of its or their respective officers or directors or that affects its or their assets or properties or which, as of the date hereof, in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Additional Agreement, or (b) Order outstanding against Parent or any of its subsidiaries or that affects its or their assets or properties. Neither Parent nor any of its subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and its subsidiaries.

5.17 Expenses, Indebtedness and Other Liabilities. Except as set forth in Parent SEC Documents, Parent does not have any Indebtedness or other liabilities other than liabilities for expense incurred in connection with the transactions contemplated by this Agreement.

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5.18 Tax Matters.

(a) (i) Parent has duly and timely filed all material Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due (whether or not shown on such Tax Returns); (ii) all such Tax Returns are true, correct, complete and accurate in all material respects; (iii) to the Knowledge of Parent, there is no Action, pending or proposed in writing, with respect to Taxes of Parent; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Parent for which a Lien may be imposed on any of Parent’s assets has been waived or extended, which waiver or extension is in effect; (v) Parent has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by Parent; (vi) Parent has (A) properly collected all sales Taxes required to be collected in the time and manner required by applicable Law and remitted all such sales Taxes to the applicable Taxing authority in the time and in the manner required by applicable Law and (B) properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes; (vii) there is no outstanding request for a ruling from any Taxing Authority, request for consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority or agreement with any Taxing Authority with respect to Parent; (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of Parent; (ix) no claim has ever been made by a Taxing Authority in a jurisdiction where Parent has not paid any Tax or filed Tax Returns, asserting that Parent is or may be subject to Tax in such jurisdiction, Parent is not nor has it ever been subject to Tax in any country other than the respective countries of incorporation or formation of Parent members by virtue of having a permanent establishment or other place of business in that country, and the members of Parent are and have always been tax residents solely in their respective countries of incorporation or formation; (x) Parent has provided to Company true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period since its formation; (xi) there is no outstanding power of attorney from Parent authorizing anyone to act on behalf of Parent in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of Parent; (xii) Parent is not, and has never been, a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than any customary commercial contract the principal purpose of which is not Taxes); (xiii) Parent has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent); (xiv) Parent has no liability for the Taxes of any other Person: (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (B) as a transferee or successor or by contract or (C) otherwise by operation of applicable Law; (xv) no issue has been raised by a Taxing Authority in any prior Action relating to the Parent with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Parent for any other period; (xvi) Parent has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; (xvii) Parent is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xviii) the Parent has not disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign Law); and (xix) Parent has not been a party to any “reportable transaction” or “listed transaction” as defined in Section 6707A(c) of the Code and Treasury Regulation Section 1.6011-4(b).

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(b) Parent will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) the use of, or change in, a method of accounting with respect to any transaction that occurred on or before the Closing Date (ii) any closing agreement described in Section 7121 of the Code (or similar provision of state, local or foreign Law); (iii) any installment sale or open sale transaction disposition made in a Pre-Closing Tax period; (iv) any prepaid amount received in a Pre-Closing Tax period; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law); (vi) an election under Section 108(i) of the Code made on or before the Closing; (vii) the Parent being treated as a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) having “subpart F income” (within the meaning of Section 952(a) of the Code) accrued on or before the Closing, (viii) “global intangible low-taxed income” of the Company or any of its Subsidiaries within the meaning of Section 951A of the Code (or any similar provision of state, local or non-U.S. Law) attributable to any taxable period (or portion thereof) on or before the Closing, or (ix) election made pursuant to Section 965(h) of the Code.

(c) The unpaid Taxes of Parent (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the financial statements of Parent and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Parent in filing its Tax Return.

(d) Parent has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(e) Parent is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f) Parent has not deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Parent and shall not defer the withholding or remittance any Applicable Taxes related or attributable to Applicable Wages for any employees of the Parent up to and through and including Closing Date, notwithstanding Internal Revenue Service Notice 2020-65 (or any comparable regime for state or local Tax purposes).

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Article VI

COVENANTS OF THE PARTIES PENDING CLOSING

6.1 Conduct of the Business. Each of the Company and Parent covenants and agrees that:

(a) Except as expressly contemplated by this Agreement or the Additional Agreements, as required by applicable Law, as set forth on Schedule 6.1(a), as necessary to consummate the Restructuring, or as consented to in writing (which shall not be unreasonably conditioned, withheld or delayed) by Parent, with respect to any deviation by the Company, or the Company, with respect to any deviation by Parent or Merger Sub, from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), each party shall (i) conduct its business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, (ii) duly and timely file all Tax Returns required to be filed (or obtain a permitted extension with respect thereto) with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period, (iii) duly observe and comply with all applicable Law and Orders, and (iv) use its commercially reasonable efforts to preserve intact its business organization, assets, Permits, properties, and material business relationships with employees, clients, suppliers, contract manufacturing organizations, contract research organizations and other third parties.

(b) Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement or the Additional Agreements, as required by applicable Law, as necessary to consummate the Restructuring, or as set forth on Schedule 6.1(b), during the Interim Period, without the other party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company nor Parent shall, or permit its Subsidiaries to:

(i) amend, modify, or supplement its articles of incorporation or bylaws or other organizational or governing documents except as contemplated hereby, or engage in any reorganization, reclassification, liquidation, dissolution, or similar transaction;

(ii) amend, waive any provision of, or terminate prior to its scheduled expiration date, or otherwise compromise in any way or relinquish any material right under, (A) in the case of the Company, any Material Contract, or (B) in the case of Parent, any material contract, agreement, lease, license, or other right or asset of Parent;

(iii) enter into any contract, agreement, lease, license or commitment that would constitute a Material Contract, other than any Contracts with customers entered into in the ordinary course of business;

(iv) make any capital expenditures in excess of $200,000 (individually or in the aggregate);

(v) sell, lease, license or otherwise dispose of any of its material assets, except pursuant to existing contracts or commitments disclosed herein or in the ordinary course of business;

(vi) solely in the case of the Company, sell, exclusively license, abandon, permit to lapse, assign, transfer, or otherwise dispose of any Company Owned IP;

(vii) solely in the case of the Company, permit any material Registered Owned IP to go abandoned or expire for failure to make an annuity or maintenance fee payment, or file any necessary paper or action to maintain such rights;

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(viii) (A) pay, declare, promise to pay or set aside any dividends, distributions or other amounts with respect to its capital stock or other equity securities other than, in each case, the payment of dividends consistent with the Company’s past practice; (B) pay, declare or promise to pay any other amount to any stockholder or other equity holder in its capacity as such other than, in each case, the payment of dividends consistent with the Company’s past practice; or (C) amend any term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(ix) (A) make any loan, advance or capital contribution to, or guarantee for the benefit of, any Person other than loans to the Company’s employees in an amount not to exceed $10,000 in the aggregate; (B) incur any new Indebtedness; or (C) repay or satisfy any Indebtedness, other than the repayment of Indebtedness in accordance with the terms thereof;

(x) suffer or incur any Lien, except for Permitted Liens, on its assets;

(xi) delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to it, or write off or make reserves against the same (other than, in the case of the Company, in the ordinary course of business);

(xii) merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person, make any material investment in any Person, or be acquired by any other Person;

(xiii) terminate or allow to lapse any insurance policy protecting any of the Company Group’s or Parent’s, as applicable, assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xiv) adopt any severance, retention, or other employee benefit plan or fail to continue to make timely contributions to each such plan in accordance with the terms thereof;

(xv) institute, settle or agree to settle any Action before any Authority, in each case in excess of $250,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

(xvi) except as required by U.S. GAAP, make any material change in its accounting principles, methods or practices or write down the value of its assets;

(xvii) change its principal place of business or jurisdiction of organization;

(xviii) issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities, other than any redemption by Parent of shares of Parent Common Stock held by its public stockholders as contemplated by Section 6.5(f);

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(xix) (A) make, change, or revoke any material Tax election; (B) change any method of accounting other than as required under U.S. GAAP or Public Company Accounting Oversight Board rules or requirements; (C) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; (D) enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes; or (E) surrender or forfeit any right to claim a Tax refund;

(xx) enter into any transaction with or distribute or advance any material assets or property to any of its Affiliates, other than the payment of salary, benefits, and dividends consistent with the Company’s past practice;

(xxi) solely in the case of the Company, other than as required by a Plan (A) increase or change the compensation or benefits of any employee or service provider except as consistent with the Company’s past practice, (B) accelerate the vesting or payment of any compensation or benefits of any employee or service provider, (C) enter into, amend or terminate any Plan (or any plan, program, agreement or arrangement that would be a Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder, (D) make any loan to any present or former employee or other individual service provider, other than advancement of expenses in the ordinary course of business consistent with past practices and other than loans to the Company’s employees in an amount not to exceed $10,000 in the aggregate, or (E) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization;

(xxii) fail to duly observe and conform to any applicable Laws and Orders;

(xxiii) authorize, recommend, propose, or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization, or similar transaction involving it or any Subsidiary; or

(xxiv) enter into any agreement or otherwise agree or commit to take, or cause to be taken, any of the actions set forth in this Section 6.1(b).

(c) Neither party shall (i) take or agree to take any action with the intent to cause any representation or warranty of such party to be inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date, or (ii) omit to take, or agree to omit to take, any action with the intent to cause any such representation or warranty to be inaccurate or misleading in any respect at any such time.

(d) Notwithstanding the foregoing, the Company and Parent and their respective Subsidiaries shall be permitted to take any and all actions required to comply in all material respects with the quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or another Law, directive, guidelines or recommendations by any governmental authority (including the Centers for Disease Control and Prevention and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the CARES Act or any changes thereto, or any future epidemics, pandemics, or similar health emergencies.

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6.2 Exclusivity.

(a) Subject to Section 6.2(b), during the Interim Period, neither the Company, on the one hand, nor Parent, on the other hand, shall, and such Persons shall cause each of their respective Representatives not to, without the prior written consent of the other (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent), directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any contract or agreement related to any Alternative Transaction. Immediately following the execution of this Agreement, the Company, on the one hand, and Parent, on the other hand, shall, and shall cause each of their Representatives, to terminate any existing discussion or negotiations with any Persons other than the Company or Parent, as applicable, concerning any Alternative Transaction. Each of the Company and Parent shall be responsible for any acts or omissions of any of its respective Representatives that, if they were the acts or omissions of the Company or Parent, as applicable, would be deemed a breach of such party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company or Parent, as applicable, may have against such Representatives with respect to any such acts or omissions). For purposes of this Agreement, the term “Alternative Transaction” means any of the following transactions involving the Company or Parent or their respective Subsidiaries (other than the transactions contemplated by this Agreement or the Additional Agreements): (A) any merger, consolidation, share exchange, business combination or other similar transaction; (B) any sale, lease, exchange, transfer or other disposition of all or a material portion of the assets of such Person or any capital stock or other Equity Interests of such party or its Subsidiaries in a single transaction or series of transactions; and (C) any purchase, lease, exchange, transfer or other acquisition of (1) all or a material portion of the assets of any Person by the Company or Parent or their respective Subsidiaries or (2) any capital stock or other Equity Interests of any Person by the Company or Parent or their respective Subsidiaries, in each case, in a single transaction or series of transactions.

(b) In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company or Parent or any of their respective Representatives (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one Business Day after receipt thereof) advise the other parties to this Agreement, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and Parent shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. As used herein with respect to Parent, the term “Alternative Proposal” shall not include the receipt by Parent of any unsolicited communications (including the receipt of draft non-disclosure agreements) in the ordinary course of business inquiring as to Parent’s interest in a potential target for a business combination; provided, however, that Parent shall inform the Person initiating such communication of the existence of this Agreement and its obligations under this Section 6.2.

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6.3 Access to Information. During the Interim Period, each of the Company and Parent shall, and shall direct their Subsidiaries to, upon reasonable advance written notice, provide, or cause to be provided, to the other and their authorized Representatives during normal business hours reasonable access to their offices, properties and Books and Records, in a manner so as to not interfere with their normal business operations. Notwithstanding the foregoing, neither Parent or Merger Sub, on the one hand, or any member of the Company Group, on the other hand, shall be required to provide to the other or any of its authorized Representatives any information (i) if and to the extent doing so would (A) violate any applicable Law, including any Data Protection Law, (B) result in the disclosure of any trade secrets of third parties in breach of any contract or other agreement with such third party, (C) violate any legally-binding obligation with respect to confidentiality, non-disclosure. or privacy, or (D) jeopardize protections afforded under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company or Parent shall, and shall cause their Subsidiaries to, use their commercially reasonable efforts to (1) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, contract, agreement, obligation or Law and (2) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any member of the Company Group, on the one hand, and any Parent Party or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that, in the case of clause (i) or (ii), the withholding party shall provide to the other prompt written notice of the withholding of access or information on any such basis.

6.4 Notices of Certain Events. During the Interim Period, each of Parent and the Company shall promptly notify the other of:

(a) any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Parent Parties, post-Closing) to any such Person or create any Lien on any of the Company Group’s or Parent’s assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or, to the Knowledge of Parent or the Company, as applicable, threatened, relating to or involving or otherwise affecting either party or any of their stockholders or their equity, assets, or business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance that constitutes or results, or would reasonably be expected to constitute or result in, a Material Adverse Effect; and

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(e) any inaccuracy of any representation or warranty of such party contained in this Agreement, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in Article IX not to be satisfied by the Closing; provided, however, that no such notification or failure to provide such notification pursuant to clause (d) or clause (e) of this Section 6.4 shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement, and a failure to comply with clause (d) or clause (e) of this Section 6.4 shall not, of itself, cause the condition stated in Section 9.2(a) or Section 9.3(a), as the case may be, to fail to be satisfied.

6.5 Cooperation with Form S-4/Proxy Statement; Other Filings.

(a) The Company shall promptly provide to Parent such information concerning the Company Group and the Company Stockholders as is either required by the federal securities Laws or reasonably requested by Parent for inclusion in the Offer Documents. Promptly after the receipt by Parent from the Company of all such information, Parent shall prepare and file with the SEC, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock sufficient to obtain Parent Stockholder Approval at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholder Meeting”). Such proxy materials shall be in the form of a joint proxy/information statement/prospectus (the “Proxy Statement”), which shall be included in a Registration Statement on Form S-4 (the “Form S-4”) filed by Parent with the SEC, pursuant to which the offer and issuance of the Parent Common Stock in the Merger shall be registered. Parent shall promptly respond to any SEC comments on the Form S-4. The Proxy Statement, the Form S-4 and the documents included or referred to therein, together with any supplements, amendments or exhibits thereto, are referred to herein as the “Offer Documents”.

(b) Parent: (i) shall permit the Company and its counsel to review and comment on the Proxy Statement and the Form S-4 and any exhibits, amendments or supplements thereto (or other related documents) at a reasonable time prior to the filing except to the extent not legally permissible; (ii) shall consider any such comments reasonably and in good faith; and (iii) shall not file the Proxy Statement and the Form S-4 or any exhibit, amendment or supplement thereto without giving reasonable and good faith consideration to the comments of the Company. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent or any of its Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Proxy Statement and the Form S-4 and, in each case, shall consult reasonably and in good faith with the Company and its counsel concerning any such correspondence. Parent shall not file any response letters to any comments from the SEC without consulting reasonably and in good faith with the Company except to the extent not practicable or legally permissible. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Proxy Statement or the Form S-4 or any amendment or supplement thereto has been filed with the SEC and the time when the Form S-4 declared effective or any stop order relating to the Form S-4 is issued.

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(c) As soon as practicable following the date on which the Form S-4 is declared effective by the SEC (the “S-4 Effective Date”), Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Parent Stockholder Meeting to be held on a date no later than 45 days after the S-4 Effective Date in accordance with its organizational documents and the laws of the State of Delaware and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other matters presented to the Parent Stockholders for approval or adoption at the Parent Stockholder Meeting.

(d) Parent and the Company shall comply with all applicable provisions of and rules under the Securities Act, the Exchange Act, and all applicable Laws of the State of Delaware and the State of Florida, and Nasdaq rules, in the preparation, filing and distribution of the Form S-4 and the Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies pursuant to the Proxy Statement and the calling and holding of the Parent Stockholder Meeting. Without limiting the foregoing, Parent shall use its reasonable best efforts to ensure that the Form S-4, at the time it is initially filed with the SEC, at each time at which it is amended, and on the S-4 Effective Date, and the Proxy Statement, on the date it is first distributed to Parent Stockholders and on the date of the Parent Stockholder Meeting, (i) complies in all material respects with the applicable rules and regulations promulgated by the SEC and (ii) does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided, that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company (or any other information) that is furnished by the Company expressly for inclusion in the Proxy Statement). The Company shall use its reasonable best efforts to ensure that the information relating to the Company that has been supplied by the Company for inclusion in the Proxy Statement or the Form S-4, as applicable, (i) complies in all material respects with the applicable provisions of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) does not, with respect to the Form S-4, at the time it is initially filed with the SEC, at each time at which it is amended, or on the S-4 Effective Date and, with respect to the Proxy Statement, on the date that the Proxy Statement (or any amendment or supplement thereto) is first distributed to Parent Stockholders or on the date of the Parent Stockholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, a change in the information relating to the Company or any other information furnished by Parent, Merger Sub or the Company for inclusion in the Proxy Statement that would make the preceding sentence incorrect should be discovered by Parent, Merger Sub or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to Parent’s and the Company’s stockholders. In connection therewith, Parent, Merger Sub and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized Representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

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(e) In accordance with Parent’s amended and restated certificate of incorporation and applicable securities laws, rules and regulations, including the DGCL and rules and regulations of Nasdaq, in the Proxy Statement, Parent shall seek from the holders of Parent Capital Stock the approval of the following proposals: (i) the Parent Stockholder Approval; (ii) adoption and approval of the second amended and restated certificate of incorporation of Parent in form and substance mutually agreeable to Parent and the Company, including the change of the name of Parent to as shall be mutually agreed upon between Parent and the Company (the “Amended Parent Charter”); (iii) approval of the members of the Board of Directors of Parent immediately after the Closing; (iv) approval of the issuance of more than 20% of the issued and outstanding shares of Parent Common Stock to the Company Stockholders in connection with the Merger under applicable Nasdaq rules; (v) approval to adjourn the Parent Stockholder Meeting, if necessary; and (vi) approval to obtain any and all other approvals necessary to effect the consummation of the Merger as reasonably determined by the Company and Parent (the proposals set forth in the foregoing clauses (i), (ii), (iii), (iv), and (vi) collectively, the “Required Parent Proposals” and, together with the proposal set forth in the foregoing clause (v), the “Parent Proposals”.

(f) Parent, with the assistance of the Company, shall use its reasonable best efforts to promptly respond to any comments from the SEC or its staff with respect to the Form S-4 and have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC, and to keep the Form S-4 effective as long as is necessary to consummate the transactions contemplated hereby. As soon as practicable after the S-4 Effective Date, Parent shall cause the Proxy Statement, together will all other Offer Documents, to be disseminated to holders of Parent Common Stock. The Offer Documents shall provide the public stockholders of Parent with the opportunity to redeem all or a portion of their public shares of Parent Common Stock, all in accordance with and as required by Parent’s amended and restated certificate of incorporation, the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC. Parent shall call and hold the Parent Stockholder Meeting as promptly as practicable after the S-4 Effective Date for the purpose of seeking the approval of each of the Parent Proposals, and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Parent shall use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the Required Parent Proposals and the other Parent Proposal. Parent’s Board of Directors shall include the Parent Board Recommendation in the Proxy Statement and shall recommend that the Parent Stockholders vote in favor of the Parent Proposals and neither Parent’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to the Company, the Parent Board Recommendation. If on the date for which the Parent Stockholder Meeting is scheduled (including any postponed or adjourned date), Parent has not received proxies representing a sufficient number of shares to obtain the Parent Stockholder Approval, whether or not a quorum is present, Parent shall make one or more successive postponements or adjournments of the Parent Stockholder Meeting, each such postponement or adjournment to be no more than 10 Business Days, and shall continue to use its reasonable best efforts to solicit from its stockholders proxies in favor of the Required Parent Proposals and the other Parent Proposal; provided that, without the consent of the Company, Parent shall not postpone or adjourn the Parent Stockholder Meeting to a date later than the Closing Date.

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(g) The Company acknowledges that a substantial portion of the Proxy Statement/Form S-4 shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Parent with such information as shall be requested by Parent for inclusion in or attachment to the Proxy Statement/Form S-4, and shall use its reasonable best efforts to ensure that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement/Form S-4 or responses to comments from the SEC or its staff in connection therewith.

(h) Notwithstanding anything else to the contrary in this Agreement or any Additional Agreements, each of Parent and the Company may make any public filing with respect to the Merger, this Agreement, or the Additional Agreements to the extent required by applicable Law, provided that (i) prior to making any filing that includes information regarding the Company Group, Parent shall provide a copy of the filing to the Company and permit the Company to make revisions to protect confidential or proprietary information of the Company Group, and (ii) prior to making any filing that includes information regarding the Parent Parties, the Company shall provide a copy of the filing to Parent and permit Parent to make revisions to protect confidential or proprietary information of the Parent Parties.

(i) Prior to the S-4 Effective Date, each of Parent and the Company shall use its commercially reasonable efforts to take all or any action required under any applicable federal or state securities Laws in connection with the issuance of the Parent Common Stock pursuant to this Agreement. Each of Parent and the Company also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company Group or the Company Stockholders as may be reasonably requested by Parent in connection with any such action.

(j) In connection with the preparation and filing of the Form S-4 and any amendments thereto, the Company shall reasonably cooperate with Parent and shall make its directors, officers and appropriate senior employees reasonably available to Parent and its counsel in connection with the drafting of the Form S-4, including the Proxy Statement, and responding in a timely manner to comments from the SEC or its staff thereon.

6.6 Commercially Reasonable Efforts; Further Assurances; Governmental Consents.

(a) Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable, or as reasonably requested by the other parties, to consummate and make effective as promptly as is reasonably practicable the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals, authorizations, Orders, or other actions from all applicable Authorities prior to the Effective Time, (ii) avoid an Action by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement.

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(b) Subject to applicable Law, each of the Company and Parent agrees to (i) reasonably cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices and other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, consents, approvals, authorizations, Orders, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) During the Interim Period, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Action (including derivative claims) relating to this Agreement, any of the Additional Agreements or any matters relating thereto commenced against Parent, any of the Parent Parties or any of its or their respective Representatives in their capacity as a representative of a Parent Party or against any member of the Company Group, as applicable (collectively, the “Transaction Litigation”). Parent shall control the negotiation, defense and settlement of any such Transaction Litigation brought against Parent, the Merger Sub or members of the boards of directors of Parent or Merger Sub and the Company shall control the negotiation, defense and settlement of any such Transaction Litigation brought against any member of the Company Group or the members of their boards of directors; provided, however, that in no event shall the Company or Parent settle, compromise or come to any arrangement with respect to any Transaction Litigation, or agree to do the same, without the prior written consent of the other (not to be unreasonably withheld, conditioned or delayed); provided, that it shall be deemed to be reasonable for Parent (if the Company is controlling the Transaction Litigation) or the Company (if Parent is controlling the Transaction Litigation) to withhold, condition or delay its consent if any such settlement or compromise (i) does not provide for a legally binding, full, unconditional and irrevocable release of each Parent Party (if the Company is controlling the Transaction Litigation) or the Company and its Subsidiaries and related parties (if Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation, (ii) provides for any non-monetary, injunctive, equitable or similar relief against any Parent Party (if the Company is controlling the Transaction Litigation) or the Company and its Subsidiaries and related parties (if Parent is controlling the Transaction Litigation) or (iii) contains an admission of wrongdoing or Liability by a Parent Party (if the Company is controlling the Transaction Litigation) or the Company and its Subsidiaries and related parties (if the Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation. Parent and the Company shall each (A) keep the other reasonably informed regarding any Transaction Litigation (to the extent such action would not jeopardize an attorney-client privilege or the attorney work product doctrine), (B) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (C) consider in good faith the other’s advice with respect to any such Transaction Litigation, and (D) reasonably cooperate with each other including with respect to the defense, settlement, and compromise of any such Transaction Litigation.

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6.7 Nasdaq Listing Requirements. From and after the date on which the Parent Stockholder Approval is obtained, and until the Closing, each of Parent and the Company agrees and covenants to take all actions necessary and/or appropriate to cause and ensure that the listing requirements set forth under Nasdaq Rule 5505(b)(2), with respect to Parent, are satisfied.

6.8 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company or its Subsidiaries or the Parent Parties and Persons who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or its Subsidiaries or the Parent Parties, as provided in their respective organizational documents or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six years after the Effective Time, Parent shall cause the organizational documents of Parent and the Surviving Corporation and their respective Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses than are set forth as of the date of this Agreement in the organizational documents of, with respect to Parent, Parent, and with respect to the Surviving Corporation and its Subsidiaries, the Company and its Subsidiaries, as applicable, to the extent permitted by applicable Law.

(b) Prior to the Closing, Parent and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for Parent and the Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Company prior to the Closing and (ii) those Persons who will be the directors and officers of Parent and its Subsidiaries (including the Surviving Corporation after the Effective Time) at and after the Closing on terms not less favorable than the better of (x) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (y) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Company.

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(c) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or Parent for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

(d) Prior to the Effective Time, the Company shall obtain and fully pay the premium for a six year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms (other than premiums payable) substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.

(e) Parent shall obtain and deliver to the Company resignations executed by each director of Parent in office immediately prior to the Effective Time, such resignations to be effective as of immediately prior to the Effective Time.

6.9 Confidentiality. Except as necessary to complete the SEC Statement, the other Offer Documents or any Other Filings, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall comply with the Confidentiality Agreement.

6.10 Publicity. None of Parent and/or Merger Sub, on the one hand, and the Company, on the other hand, shall, nor authorize any of their respective Representatives to, issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, with respect to the Company, Parent and, with respect to Parent or Merger Sub, the Company, which consent shall not be unreasonably delayed or withheld; provided, however, that each party may make any such announcement or other communication (a) if such announcement or other communication is required by applicable Law or applicable stock exchange rules, in which case the disclosing party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is a Parent Party, or Parent, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (b) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release, or other communication previously approved in accordance with this Section 6.10, and (c) to Authorities in connection with any actions, nonactions, waivers, consents, approvals, authorizations, Orders, or other actions from such Authorities required to be made or obtained under this Agreement, the Additional Agreements, or in connection with the transactions contemplated hereby or thereby.

6.11 PIPE Financing. During the Interim Period, Parent, with the assistance of the Company and its Affiliates, shall use commercially reasonable efforts to deliver to the Company true, correct and complete copies of fully executed subscription agreements with investors relating to a purchase of Parent Common Stock through a private placement with an aggregate amount of investment of approximately $65 million (collectively, the “PIPE Agreements” and such equity financing hereinafter referred to as the “PIPE Financing”). The Company shall use commercially reasonable best efforts to take, or with respect to actions required to be taken by the counterparties to the PIPE Agreements, request to be taken by such counterparties, all actions and use its commercially reasonable best efforts to do, or with respect to actions required to be taken by such counterparties request to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Agreements on the terms and conditions described therein, including maintaining in effect the PIPE Agreements.

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6.12 Employment Agreements. At the Closing, the Company will enter into employment agreements with each of the Persons set forth on Schedule II in form and substance reasonably satisfactory to Parent and the Company (the “Employment Agreements”).

Article VII

COVENANTS OF THE COMPANY

7.1 No Trading in Parent Securities During the Interim Period. The Company shall not, and it shall direct its Representatives to not, directly or indirectly: (a) purchase or sell (including entering into any hedge transaction with respect to) any Parent Common Stock, Parent Unit, Parent Warrant or Parent Right, except in compliance with all applicable securities Laws, including Regulation M under the Exchange Act; or (b) use or disclose or permit any other Person to use or disclose any information that Parent or its Affiliates has made or makes available to the Company and its Representatives in violation of the Exchange Act, the Securities Act or any other applicable securities Law.

7.2 Company’s Stockholders Approval.

(a) As promptly as reasonably practicable after the S-4 Effective Date and in any event within five Business Days following the S-4 Effective Date (the “Company Stockholder Written Consent Deadline”), the Company shall obtain and deliver to Parent a true, complete and correct copy of a written consent (in form and substance reasonably satisfactory to Parent) evidencing the Company Stockholder Approval that is duly executed by the Company Stockholders that hold at least the requisite number and class of issued and outstanding shares of Company Capital Stock required to obtain the Company Stockholder Approval (the “Company Stockholder Written Consent”).

(b) The Company’s Board of Directors shall recommend that the Company Stockholders vote in favor of the approval of this Agreement and any other related matters that the Company submits to the Company Stockholders, and neither the Company’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the recommendation of the Company’s Board of Directors.

7.3 Additional Financial Information. No later than March 31, 2023, the Company shall provide or make available to Parent the Company’s audited financial statements for the 2021 and 2022 fiscal years, consisting of the audited consolidated balance sheet as of such date, the consolidated statement of operations as of such date, the consolidated statements of changes in shareholders’ deficit, and the consolidated statements of cash flows for each of the 2021 and 2022 fiscal years (the “Audited Financial Statements”). Subsequent to the delivery of the Audited Financial Statements, the Company’s reviewed consolidated interim financial information for each quarterly period thereafter shall be delivered or made available to Parent no later than 45 calendar days following the end of each quarterly period. All of the financial statements to be delivered pursuant to this Section 7.3, shall be prepared under U.S. GAAP in accordance with requirements of the Public Company Accounting Oversight Board for public companies. The Company will promptly provide additional Company financial information (including information required to prepare a Management Discussion and Analysis) reasonably requested by Parent for inclusion in the Proxy Statement and any other filings to be made by Parent with the SEC.

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7.4 Lock-Up Agreements. Prior to the Closing, the Company shall cause those persons set forth on Schedule 7.4(a) to enter into a Company Lock-Up Agreement with Parent to be effective as of the Closing, pursuant to which the Merger Consideration Shares shall be subject to a lock-up for a period of no less than six months in accordance with the terms and conditions more fully set forth in the Company Lock-Up Agreements. Prior to the Closing, Parent shall cause the Sponsor and the stockholders of Parent set forth on Schedule 7.4(b) to enter into a Sponsor Lock-Up Agreement with Parent to be effective as of the Closing, pursuant to which the Merger Consideration Shares shall be subject to a lock-up for a period of no less than six months in accordance with the terms and conditions more fully set forth in the Sponsor Lock-Up Agreement.

Article VIII

COVENANTS OF PARENT AND MERGER SUB

8.1 Trust Account. Parent covenants that it shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and Parent’s amended and restated certificate of incorporation, including (a) for the payment of all amounts payable to public holders of shares of Parent Common Stock (the “Parent Redemption Amount”), (b) if funds in the Trust Account are available, deferred underwriting commissions and the expenses of Parent and the Company Group to the third parties to which they are owed, which shall otherwise be paid out of Parent Closing Cash, and (c) the remaining monies in the Trust Account to Parent or the Surviving Corporation after the Closing.

8.2 Obligations of Merger Sub. Merger Sub shall, and Parent shall take all action necessary to cause Merger Sub to, perform its obligations under this Agreement and to consummate the transactions contemplated under this Agreement upon the terms and subject to the conditions set forth in this Agreement. No later than one Business Day after the date hereof, Parent, as the sole stockholder of Merger Sub, shall take all necessary action to adopt this Agreement and approve the Merger and consummation of the other transactions contemplated hereby and shall promptly thereafter provide written evidence of such action to the Company.

8.3 Compliance with SPAC Agreements. Without the prior written consent of the Company, during the Interim Period, Parent shall (a) comply with the Trust Agreement, (b) the Underwriting Agreement, dated as of September 8, 2022, by and between Parent and EF Hutton, a division of Benchmark Investments, LLC and (c) enforce the terms of (i) the letter agreement, dated as of September 8, 2022, by and among Parent, Sponsor and each of the officers and directors of Parent named therein, and (ii) Registration Rights Agreement, dated September 8, 2022, by and among the Parent and the initial stockholders of the Parent and (iii) the indemnity agreements, dated September 8, 2022, by and between the Parent and each of the Parent’s the directors and officers.

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8.4 Parent Public Filings; Nasdaq.

(a) During the Interim Period, Parent will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Parent Common Stock, the Parent Warrants and the Parent Rights on Nasdaq.

(b) During the Interim Period, Parent shall use its reasonable best efforts to cause (i) Parent’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved; (ii) all applicable initial and continuing listing requirements of Nasdaq to be satisfied; and (iii) the Parent Common Stock, including the Merger Consideration Shares, the Parent Warrants and the Parent Rights to be approved for listing on Nasdaq, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Effective Time.

8.5 Amended Parent Charter. Prior to the Effective Time, subject to the Parent Stockholder Approval, Parent shall duly amend and restate its certificate of incorporation to be in the form of the Amended Parent Charter by filing the Amended Parent Charter with the Delaware Secretary of State.

8.6 Certain Tax Matters.

(a) Each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Parent nor the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Parent and the Company intend to report and, except to the extent otherwise required by a change in Law, shall report, for U.S. federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required by applicable Law.

(b) If, in connection with the preparation and filing of the Form S-4, the SEC requests or requires a tax opinion be prepared and submitted, Parent and the Company shall deliver to each other and to legal counsel of their choosing customary Tax representation letters satisfactory to such counsel, dated and executed as of such date as determined reasonably necessary by such counsel and, if required, the Company shall procure legal counsel to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to any party regarding the Merger.

(c) Each of the parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of relevant Tax Returns, and any Tax proceeding, audit or examination. Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding, audit or examination, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

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(d) The transactions contemplated by this Agreement will cause the Company to terminate its status as an S corporation for United States federal income tax purposes, effective as of the date preceding the Closing Date (the “Termination Date”). Pursuant to section 1362(e)(1) of the Code, the Company shall have two short taxable years for the year that includes the Closing Date, an S short year beginning January 1 of such year and ending on the Termination Date and a C short year beginning on the Closing Date and ending on the next succeeding close of the Parent’s consolidated return taxable year. The Parent and the Parent’s Stockholders shall elect and shall consent, pursuant to section 1362(e)(3) of the Code, to allocate tax items to the S short year and the C short year pursuant to normal tax accounting rules (the “closing of the books method”) of the Company. The allocation of such items shall be done on a basis consistent with the Company’s past accounting practice and in a manner reasonably satisfactory to the Company’s Stockholders.

(e) Tax Returns for the Company or any of its Subsidiaries for any Pre-Closing Tax Period shall be prepared by the Company’s accountant. The Parent shall not amend any Tax return of the Company for any Pre-Closing Tax Periods or agree to any adjustment for any Pre-Closing Tax Period if such amendment or adjustment proposed by any Taxing Authority would increase the tax liability of any of the Company’s Stockholders.

8.7 Extensions of Time to Consummate a Business Combination.

(a) Initial Extension Periods. If the Closing has not occurred by June 13, 2023, Parent shall, with the Company’s reasonable cooperation, take such actions as are reasonably necessary pursuant to the Trust Agreement and Parent’s amended and restated certificate of incorporation to extend the period of time for it to complete an initial business combination for an additional period of one month up to three times (i.e., to July 13, 2023, August 13, 2023 and September 13, 2023, each, an “Initial Extension Period”), including providing any required notices to the Trustee. Parent shall deposit, or cause to be deposited, into the Trust Account, such funds as are required pursuant to the Trust Agreement and Parent’s amended and restated certificate of incorporation to extend the period of time for Parent to complete an initial business combination for such additional one month periods up to three times through the Initial Extension Period.

(b) Subsequent Extension Periods. If the Closing has not been consummated by the expiration of the Initial Extension Periods (i.e., on or prior to September 13, 2023), with the Company’s reasonable cooperation, Parent shall take such actions as are reasonably necessary pursuant to the Trust Agreement and Parent’s amended and restated certificate of incorporation to extend the period of time for it to complete an initial business combination for a subsequent additional period of one month up to six times (each, a “Subsequent Extension Period”), including providing any required notices to the Trustee. So long as Parent takes such actions as are described in the immediately preceding sentence and provides written notice thereof to the Company not less than two Business Days prior to the expiration of the then applicable Extension Period, the Company, shall deposit or cause to be deposited, into the Trust Account, not later than two Business Days prior to the expiration of the then-applicable Subsequent Extension Period, 100% of such funds as are required pursuant to the Trust Agreement and Parent’s amended and restated certificate of incorporation to extend the period of time for Parent to complete an initial business combination for an additional period of one month.

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8.8 Section 16 Matters. Prior to the Closing Date, Parent shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of the Merger Consideration Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Merger or the other transactions contemplated hereby by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to Parent, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

8.9 Post-Closing Directors. Each of Parent and Merger Sub, as applicable, shall take all such action within its power as may be necessary or appropriate such that, effective at the Effective Time: (i) each of Parent’s Board of Directors and Merger Sub’s Board of Directors consist of seven (7) directors; (ii) the members of Parent’s Board of Directors are the individuals determined in accordance with Section 2.8; and (iii) the members of the Surviving Corporation’s Parent’s Board of Directors are the individuals determined in accordance with Section 2.7(a).

Article IX

CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (where permissible) by Parent and the Company of all the following conditions:

(a) No Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect that makes the transactions contemplated by this Agreement illegal or otherwise prohibits consummation of such transactions.

(b) There shall not be any Action commenced or asserted in writing (and not orally) by any Authority to enjoin or otherwise materially restrict the consummation of the Closing.

(c) The Company Stockholder Approval shall have been obtained.

(d) Each of the Required Parent Proposals shall have been approved at the Parent Stockholder Meeting or at any adjournment or postponement thereof.

(e) Parent’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Parent shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and Parent shall not have received any notice of non-compliance therewith, and the Parent Common Stock shall have been approved for listing on Nasdaq.

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(f) The Form S-4 shall have been declared effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC that remains in effect and no proceeding seeking such a stop order shall have been initiated by the SEC and not withdrawn.

(g) The Parent Closing Cash shall equal or exceed $65,000,000.

9.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction, or the waiver in Parent’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed or complied with, in all material respects, all of its covenants, agreements and obligations hereunder required to be performed or complied with (without giving effect to any “in all material respects” qualifiers contained therein) by the Company at or prior to the Closing Date.

(b) The representations and warranties of the Company and the ECD UK Subsidiary contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Company Fundamental Representations, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects at and as of such earlier date) other than as would not in individually or in the aggregate reasonably be expected to have a Material Adverse Effect in respect of the Company Group. The Company Fundamental Representations shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct in all respects at and as of such specific date).

(c) Since the date of this Agreement, there shall not have occurred and be continuing any Effect in respect of the Company Group that individually, or together with any other Effect, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(d) Parent shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company, in such Person’s capacity as an officer of the Company and not in such Person’s individual capacity, certifying the accuracy of the provisions of the foregoing clauses (a), (b), and (c) of this Section 9.2.

(e) Parent shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company attaching true, correct and complete copies of: (i) the Company Articles of Incorporation, certified as of a recent date by the Secretary of State of the State of Florida; (ii) the Company’s Bylaws; (iii) copies of resolutions duly adopted by the Board of Directors of the Company approving this Agreement, the Additional Agreements to which the Company is a party and the transactions contemplated hereby and thereby and the Company Stockholder Written Consent; and (iv) a certificate of good standing of the Company, certified as of a recent date by the Secretary of State of the State of Florida.

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(f) Each of the Company and the Company Stockholders, as applicable, shall have duly executed and delivered to Parent a copy of each Additional Agreement to which the Company or such Company Stockholder, as applicable, is a party.

(g) The Company shall have delivered to Parent a duly executed certificate conforming to the requirements of Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the United States Treasury regulations, and a notice to be delivered to the United States Internal Revenue Service as required under Section 1.897-2(h)(2) of the United States Treasury regulations, each dated no more than thirty (30) days prior to the Closing Date and in form and substance reasonable acceptable to Parent.

(h) Not more than five percent (5%) of the issued and outstanding shares of Company Capital Stock shall constitute Dissenting Shares.

(i) The Company shall have obtained each Company Consent set forth on Schedule 4.8.

(j) The Company shall have delivered to Parent the financial statements required to be included in the Parent SEC Documents and the 2022 Audited Financial Statements prior to March 31, 2023.

(k) The UK Contribution has been completed in accordance with the terms set forth in this Agreement.

9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction, or the waiver in the Company’s sole and absolute discretion, of all of the following further conditions:

(a) Parent and Merger Sub shall each have duly performed or complied with, in all material respects, all of its respective covenants, agreements and obligations hereunder required to be performed or complied with (without giving effect to any “in all material respects” qualifiers contained therein) by Parent or Merger Sub, as applicable, at or prior to the Closing Date.

(b) The representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Parent Fundamental Representations, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects at and as of such earlier date) other than as would not in individually or in the aggregate reasonably be expected to have a Material Adverse Effect in respect of the Parent Parties. The Parent Fundamental Representations shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date).

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(c) Since the date of this Agreement, there shall not have occurred and be continuing any Effect in respect of Parent or Merger Sub that individually, or together with any other Effect, has had or would reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

(d) The Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Parent in such Person’s capacity as an officer of the Company and not in such Person’s individual capacity, certifying the accuracy of the provisions of the foregoing clauses (a), (b), and (c) of this Section 9.3.

(e) The Amended Parent Charter shall have been filed with the Delaware Secretary of State and become effective.

(f) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Parent attaching true, correct and complete copies of: (i) the amended and restated certificate of incorporation of Parent, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) bylaws of Parent; (iii) copies of resolutions duly adopted by the Board of Directors of Parent authorizing this Agreement, the Additional Agreements to which Parent is a party and the transactions contemplated hereby and thereby and the Parent Proposals; and (iv) a certificate of good standing of Parent, certified as of a recent date by the Secretary of State of the State of Delaware.

(g) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Merger Sub attaching true, correct and complete copies of (i) copies of resolutions duly adopted by the Board of Directors and sole stockholder of Merger Sub authorizing this Agreement, the Additional Agreements to which Merger Sub is a party and the transactions contemplated hereby and thereby and (ii) a certificate of good standing of Merger Sub, certified as of a recent date by the Secretary of State of the State of Florida.

(h) Each of Parent, Sponsor or other stockholder of Parent, as applicable, shall have executed and delivered to the Company a copy of each Additional Agreement to which Parent, Sponsor or such other stockholder of Parent, as applicable, is a party.

(i) Parent shall have delivered to the Company true and complete copies of the resignations from Parent’s Board of Directors of all directors of Parent’s Board of Directors, effective as of immediately prior to the Effective Time.

(j) The size and composition of the post-Effective Time Parent Board of Directors shall have been established as set forth in Section 2.8.

(k) The size and composition of the post-Effective Time Board of Directors of the Surviving Corporation shall have been established as set forth in Section 2.7.

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Article X

TERMINATION

10.1 Termination Without Default.

(a) In the event that the Closing has not occurred by September 13, 2023 (such date, the “Outside Closing Date”), then each of Parent and the Company shall have the right, at its sole option and by written notice to the other, to terminate this Agreement without liability to the other; provided, however, that (i) the right to terminate this Agreement pursuant to this Section 10.1(a) shall not be available to Parent if Parent’s or Merger Sub’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Outside Closing Date, and (ii) the right to terminate this Agreement pursuant to this Section 10.1(a) shall not be available to the Company if the Company’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Outside Closing Date.

(b) In the event an Authority shall have issued an Order or enacted, issued, promulgated, enforced, or entered a Law or Order then in effect and that has the effect of making the transactions contemplated by this Agreement illegal or otherwise permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, which Order or Law is final and non-appealable, Parent or the Company shall have the right, at its sole option and by written notice to the other, to terminate this Agreement at any time prior to Closing without liability to the other; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to the Company or Parent if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Authority.

(c) This Agreement may be terminated at any time prior to Closing by mutual written consent of the parties.

10.2 Termination Upon Default.

(a) Parent may terminate this Agreement at any time prior to Closing by giving notice to the Company if: (i)(A) the Company shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 9.2(a), Section 9.2(b), Section 9.2(c) Section 9.2(f), Section 9.2(h) and Section 9.2(j) impossible and (B) such breach cannot be cured or, if such breach is capable of being cured, such breach is not cured by the earlier of (1) 30 days following receipt by the Company of a written notice from Parent describing in reasonable detail the nature of such breach (or with respect to the obligation to deliver financial statements pursuant to Section 9.2(j) five (5) days, or (2) the Outside Termination Date; or (ii) at any time after the Company Stockholder Written Consent Deadline if the Company has not received the Company Stockholder Approval (provided, that upon the Company receiving the Company Stockholder Approval, Parent shall no longer have any right to terminate this Agreement under this clause (ii)); provided, however that no Parent Party is then in breach of this Agreement so as to prevent the conditions to Closing set forth in Section 9.3(a), Section 9.3(b), or Section 9.3(c) from being satisfied.

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(b) The Company may terminate this Agreement at any time prior to Closing by giving notice to Parent, if: Parent or Merger sub shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 9.3(a), Section 9.3(b), or Section 9.3(c) impossible, and such breach cannot be cured or is not cured by the earlier of (i) 30 days following receipt by Parent of a written notice from the Company describing in reasonable detail the nature of such breach or (ii) the Outside Termination Date; provided, however that Company is not then in breach of this Agreement so as to prevent the conditions to Closing set forth in Section 9.2(a), Section 9.2(b) or Section 9.2(c) from being satisfied.

10.3 Effect of Termination.

(a) If this Agreement is terminated pursuant to this Article X, this Agreement shall become void and of no further force or effect without liability of any party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other parties hereto; provided that, if such termination shall result from the willful breach by a party or its Affiliate of its covenants and agreements hereunder or fraud in connection with the transactions contemplated by this Agreement, such party shall not be relieved of liability to the other parties for any such willful breach or fraud. The provisions of Section 6.9, this Section 10.3, Article XI, and Article I (to the extent related to the foregoing) and the Confidentiality Agreement, shall survive any termination hereof pursuant to this Article X.

Article XI

MISCELLANEOUS

11.1 Notices. Any notice, request, claim, demand and other communication hereunder shall be given in writing, addressed as specified below, and shall be deemed given: (a) if by hand or nationally recognized overnight courier service, (i) if delivered by 5:00 PM Eastern Time on a Business Day, on the date of delivery, and (ii) if delivered after 5:00 PM Eastern Time, on the first Business Day after such delivery; (b) if by electronic mail or facsimile, on the date of transmission with affirmative confirmation of receipt; or (c) three Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Corporation or Parent), to:

Humble Imports, Inc.

Unit 107 - 4930 Industrial Lane

Kissimmee, Florida 34758

Attn: Scott Wallace

E-mail: scowal5@gmail.com

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with a copy (which shall not constitute notice) to:

Shuffield, Lowman & Wilson, P.A.

1000 Legion Pl Ste 1700

Orlando, FL 32801

Attn: Julia D. Dennis

E-mail: jdennis@sllaw.com

if to Parent or Merger Sub (prior to the Closing):

EF Hutton Acquisition Corporation I

24 Shipyard Drive, Suite 102

Hingham, MA 02043

Attn: Benjamin Piggott

E-mail: bpiggott@efhuttonacquisitioncorp.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attn: Mitchell Nussbaum

E-mail: mnussbaum@loeb.com

11.2 Amendments; Waivers; Extensions; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors or other officers or Persons thereunto duly authorized, extend the time for the performance of the obligations or acts of another party hereto, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

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(c) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(d) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(e) Notwithstanding anything to the contrary contained herein, no party shall seek, nor shall any party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

11.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

11.4 Expenses. Except as otherwise expressly set forth herein, all costs and expenses incurred in connection with this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if the Closing does not take place, each party shall be solely responsible for its own fees and expenses; and (b) if the Closing occurs, then Parent and the Surviving Corporation shall be jointly and severally responsible for and shall pay, or cause to be paid, all of the unpaid fees and expenses incurred by the parties at the Closing.

11.5 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void.

11.6 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware, except that all disputes concerning patents, including inventorship shall be governed by U.S. patent law.

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11.7 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one and the same agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

11.8 Entire Agreement. This Agreement, together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. Notwithstanding the foregoing, the Confidentiality Agreement is not superseded by this Agreement or merged herein and shall continue in accordance with its terms, including in the event of any termination of this Agreement.

11.9 Severability. A determination by a court or other legal authority that any provision of this Agreement is legally invalid, illegal or unenforceable shall not affect the validity or enforceability of any other term or provision hereof. The parties shall cooperate in good faith to modify (or cause such court or other legal authority to modify) this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.10 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement and to satisfy the conditions to closing contemplated by this Agreement, including in Article IX, and not to materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by this Agreement or

11.11 Third Party Beneficiaries. Except as provided in Section 6.8 and Section 11.17, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

11.12 Trust Account Waiver. Reference is made to the Prospectus. The Company acknowledges that it has read the Prospectus and understands that Parent has established the Trust Account containing the proceeds of the IPO for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company, for itself and on behalf of the Company Stockholders, hereby agrees that it does not now and shall not at any time hereafter prior to the Closing have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Parent and hereby agrees that it will not seek recourse against the Trust Account for any reason.

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11.13 No Other Representations; No Reliance.

(a) NONE OF THE COMPANY, ANY COMPANY STOCKHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article IV, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Without limiting the generality of the foregoing, neither the Company, any Company Stockholder nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company made available to Parent and its Representatives, including due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in Article IV as modified by the Schedules to this Agreement. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company, any Company Stockholder or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Company or any Company Stockholder, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in Article IV, in each case, as modified by the Schedules to this Agreement. Except for the specific representations and warranties expressly made by the Company in Article IV, in each case as modified by the Schedules: (a) Parent acknowledges and agrees that: (i) neither the Company, the Company Stockholders nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Parent, Merger Sub or their respective Representatives or made available to any Parent Party and their Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no representative of any Company Stockholder or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article IV and subject to the limited remedies herein provided; (b) each of Parent and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company Stockholders and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Company, the Company Stockholders nor any other Person shall have any liability to Parent, Merger Sub or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company. Except as expressly provided in the foregoing provisions of this Section 11.13(a), nothing in this Section 11.13(a) is intended, nor shall it be deemed or construed, to limit or excuse the liability of any Person for intentional fraud or willful misconduct.

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(b) NONE OF PARENT, MERGER SUB NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PARENT, MERGER SUB, THEIR RESPECTIVE BUSINESSES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article V, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT AND THE PARENT SEC DOCUMENTS. Without limiting the generality of the foregoing, none of Parent, the Merger Sub nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to Parent and the Merger Sub made available to the Company and the Company Stockholders and their Representatives, including due diligence materials, or in any presentation of the business of Parent by management of Parent or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company and the Company Stockholders in executing, delivering and performing this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in Article V as modified by the Schedules to this Agreement and the Parent SEC Documents. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Parent, the Merger Sub or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of Parent and Merger Sub, and are not and shall not be deemed to be relied upon by the Company or Company Stockholders in executing, delivering and performing this Agreement, the Additional Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in Article V, in each case, as modified by the Schedules to this Agreement and the Parent SEC Documents. Except for the specific representations and warranties expressly made by Parent and Merger Sub in Article V, in each case as modified by the Schedules to this Agreement and Parent SEC Documents: (a) the Company acknowledges and agrees that: (i) none of Parent, Merger Sub nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of Parent, Merger Sub, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of Parent or Merger Sub, the nature or extent of any liabilities of Parent or Merger Sub, the effectiveness or the success of any operations of Parent or Merger Sub or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding Parent or Merger Sub furnished to the Company, the Company Stockholders or their respective Representatives or made available to the Company, the Company Stockholders and their Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of Parent or Merger Sub has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article V and subject to the limited remedies herein provided; (b) the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent and the Merger Sub have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of Parent, Merger Sub nor any other Person shall have any liability to the Company, the Company Stockholders or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of Parent or the future business, operations or affairs of Parent. Except as expressly provided in the foregoing provisions of this Section 11.13(b), nothing in this Section 11.13(b) is intended, nor shall it be deemed or construed, to limit or excuse the liability of any Person for intentional fraud or willful misconduct.

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11.14 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (A) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.

11.15 Submission to Jurisdiction. Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines or does not otherwise have jurisdiction, a state or federal court sitting in the State of Delaware) (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Additional Agreement, or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 11.15 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (1) the Action in any such court is brought in an inconvenient forum, (2) the venue of such Action is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 11.1 shall be effective service of process for any such Action.

11.16 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

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11.17 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or Representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 11.17) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.18 Securityholder Representative.

(a) By approving this Agreement and the transactions contemplated hereby or by executing and delivering a Letter of Transmittal, each Company Stockholder shall have irrevocably authorized and appointed Securityholder Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person for all purposes in connection with this Agreement, the Additional Agreements and the agreements ancillary hereto and thereto. The Securityholder Representative shall act as the representative of the Company Stockholders in respect of all matters arising under this Agreement, the Additional Agreements and the agreements ancillary hereto and thereto, and shall be authorized to act, or refrain from acting, with respect to any actions to be taken by or on behalf of the Company Stockholders or the Securityholder Representative, including to enforce any rights granted to the Company Stockholders hereunder and thereunder, in each case as the Securityholder Representative believes is necessary or appropriate under this Agreement, the Additional Agreements and/or the agreements ancillary hereto and thereto, for and on behalf of the Company Stockholders. The Company Stockholders shall be bound by all such actions taken by the Securityholder Representative and the Company Stockholders shall not be permitted to take any such actions.

(b) The Securityholder Representative is serving as the Securityholder Representative solely for purposes of administrative convenience, and is not personally liable for any of the obligations of the Company, any of its Subsidiaries or the Company Stockholders hereunder, and Parent (on behalf of itself and its Affiliates) agrees that it will not look to the Securityholder Representative or the underlying assets of the Securityholder Representative for the satisfaction of any obligations of the Company, any of its Subsidiaries or the Company Stockholders. The Securityholder Representative shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, in connection with the performance by the Securityholder Representative of the Securityholder Representative’s duties or the exercise by the Securityholder Representative of the Securityholder Representative’s rights and remedies under this Agreement, any Additional Agreement or any agreement ancillary hereto or thereto, except in the case of its intentional fraud or willful misconduct. No bond shall be required of the Securityholder Representative. The Securityholder Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Securityholder Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any Additional Agreement or any agreement ancillary hereto or thereto. Without limiting the generality of the foregoing, the Securityholder Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and the Additional Agreements or any agreement ancillary hereto or thereto, and to consent to any amendment hereof or thereof on behalf of the Company Stockholders and their respective successors.

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(c) The Securityholder Representative may resign at any time by giving twenty (20) days’ notice to Parent and the Company Stockholders; provided, however, in the event of the resignation or removal of the Securityholder Representative, a new Securityholder Representative (who shall be reasonably acceptable to Parent) shall be appointed by the vote or written consent of a majority of the shares of Parent Common Stock, voting together as a single class (with each such share entitled to one vote), then held by the Company Stockholders as of immediately prior to the Effective Time.

(d) The appointment of the Securityholder Representative is coupled with an interest and shall be irrevocable by Company Stockholders in any manner or for any reason. This authority granted to the Securityholder Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. Scott Wallace hereby accepts his appointment as the initial Securityholder Representative. Any decision, act, consent or instruction taken by the Securityholder Representative in accordance with this Section 11.18 on behalf of Company Stockholders (each, an “Securityholder Representative Authorized Action”) shall be final, binding and conclusive on Company Stockholders as fully as if such Persons had taken such Securityholder Representative Authorized Action.

11.19 Privileged Communications. Loeb & Loeb LLP and Parent’s in-house legal department (collectively, “Parent Counsel”) have acted as counsel for Parent and the Sponsor for various matters prior to the Closing, including in connection with this Agreement and the Additional Agreements, the negotiation and documentation of this Agreement and the Additional Agreements, and the consummation of the transactions contemplated by this Agreement and the Additional Agreements (collectively, the “Pre-Closing Engagements”). Each of the Company and the Company Stockholders agree, on behalf of itself and/or themselves, as the case may be, and, after the Closing, on behalf of the Surviving Corporation, that (a) all communications in any form or format whatsoever between or among Parent Counsel, on the one hand, and the Sponsor, Parent, or any of their respective Representatives, on the other hand, that relate in any way to the Pre-Closing Engagements (collectively, the “Parent Privileged Communications”) will be deemed to be attorney-client privileged, (b) immediately prior to the Closing, without the need for any further action on the part of any Person, all right, title, and interest of Parent in and to any and all Parent Privileged Communications shall transfer to and be vested solely in the Sponsor, (c) from and after the Closing, the Parent Privileged Communications and the expectation of client confidence relating thereto shall belong solely to the Sponsor and shall not pass to or be claimed by Parent or the Surviving Corporation, and (d) Parent Counsel shall have no duty whatsoever to reveal or disclose any such Parent Privileged Communications, or any of its files relating to the Pre-Closing Engagements, to the Company, the Company Stockholders, the Surviving Corporation, or any of their respective Representatives by reason of any attorney-client relationship between Parent Counsel and Parent and/or the Sponsor or otherwise. Company and its Affiliates (including, after the Closing, the Surviving Corporation) and/or the Company Stockholders will not have access to any such Parent Privileged Communications, or to the files of Parent Counsel relating to the Pre-Closing Engagements. Notwithstanding anything set forth in the foregoing provisions of this Section 11.18 to the contrary, if after the Closing a dispute arises between Company or any of its Affiliates, including the Surviving Corporation and the Company Stockholders, on the one hand, and a third party, other than the Sponsor or any of its respective Affiliates, on the other hand, the Surviving Corporation may assert the attorney-client privilege to prevent disclosure of Parent Privileged Communications to such third party; provided that none of the Company, the Company Stockholders, Parent nor the Surviving Corporation may waive such privilege without the prior written consent of the Sponsor.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

EF HUTTON ACQUISITION CORPORATION I

By:	/s/ Benjamin Piggott
Name:	Benjamin Piggott
Title:	Chief Executive Officer

Merger Sub:

EFHAC MERGER SUB, INC.

By:	/s/ Benjamin Piggott
Name:	Benjamin Piggott
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:

HUMBLE IMPORTS, INC.

By:	/s/ Emily Humble
Name:	Emily Humble
Title:	President

ECD UK Subsidiary:

ECD AUTO DESIGN UK, LTD.

By:	/s/ Emily Humble
Name:	Emily Humble
Title:	Sole Director

Securityholder Representative:

By:	/s/ Scott Wallace
Name:	Scott Wallace

Schedule I

Persons to Execute Company Support Agreement

Emily Humble

Scott Wallace

Elliot Humble

Schedule II

Persons to Execute Employment Agreements

Elliot Humble

Emily Humble

Thomas Humble

Scott Wallace

FIRST AMENDMENT TO MERGER AGREEMENT

This First Amendment to Merger Agreement (this “Amendment”), dated as of October 14, 2023 is entered into by and among Humble Imports Inc, d/b/a ECD Auto Design, a Florida corporation (the “Company”), ECD Auto Design UK, Ltd., an England and Wales corporation (the “ECD UK Subsidiary”), EF Hutton Acquisition Corporation I, a Delaware corporation (“Parent”), EFHAC Merger Sub, Inc., a Florida corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Scott Wallace, solely in his capacity as representative, agent and attorney-in-fact of the Company Stockholders (the “Securityholder Representative”). The Company, the ECD UK Subsidiary, Parent, Merger Sub and the Securityholder Representative may each be individually referred to as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, the Company, the ECD UK Subsidiary, Parent, Merger Sub and the Securityholder Representative entered into that certain Merger Agreement dated as of March 3, 2023 (the “Original Merger Agreement”);

WHEREAS, pursuant to Section 11.2 of the Original Merger Agreement, the Original Merger Agreement cannot be amended and no obligation can be waived without the written agreement of the Parties.

WHEREAS, the Company, the ECD UK Subsidiary, Parent, Merger Sub and the Securityholder Representative desire to amend certain terms of the Original Merger Agreement as more fully set forth in this Amendment; and

WHEREAS, capitalized and other defined terms used in this Amendment and not otherwise defined herein have the respective meanings given to them in the Original Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendments of the Original Merger Agreement.

(a) Section 1.1 of the Original Merger Agreement is hereby amended to add the following definitions:

(i) “Closing Preferred Share Merger Consideration” means 39,000 shares of Parent Preferred Stock.

(ii) “Closing Preferred Exchange Ratio” means the quotient obtained by dividing (A) the Closing Preferred Share Merger Consideration by (B) the number of issued and outstanding shares of Company Preferred Stock.

(iii) “Company Common Stock Warrant” means any warrant to purchase Company Common Stock.

(iv) “Company Preferred Stock” means the Series A Convertible Preferred Stock, no par value per share, of the Company.

(v) “Company Preferred Stock Warrant” means any warrant to purchase Company Preferred Stock.

(vi) “Parent Securities Purchase Agreement” means the Securities Purchase Agreement, dated October 6, 2023, by and among the Parent and the Lender and the other parties signatory thereto.

(vii) “Lender” means Defender SPV, LLC

(viii) “Note” has the meaning set forth in Section 6.11

(ix) “Note Financing” shall mean the Senior Secured Convertible Note contemplated by the Parent Securities Purchase Agreement.

(b) Section 1.1 of the Original Merger Agreement is hereby amended to amend and restate the following definitions:

(i) “Closing Cash Consideration” means $2,000,000, which shall be funded by the Note.

(ii) “Closing Per Share Cash Consideration” means the quotient obtained by dividing (A) the Closing Cash Consideration by (B) the Fully Diluted Company Shares less the number of Company Shares held by any Company Stockholders who have waived the right to receive any portion of the Closing Cash Consideration.

(iii) “Closing Per Share Merger Consideration” means (i) with respect to a share of Company Common Stock, (A) a number of shares of Parent Common Stock equal to the applicable Closing Exchange Ratio and (B) the Closing Per Share Cash Consideration and (ii) with respect to a share of Company Preferred Stock, a number of shares of Parent Preferred Stock equal to the applicable Closing Preferred Exchange Ratio.

(iv) “Closing Merger Consideration Shares” means 25,100,000 shares of Parent Common Stock;

(v) “Fully Diluted Company Shares” means the sum, without duplication, of: (i) all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time; plus (ii) all shares of Company Common Stock issuable upon conversion, exercise or exchange of any other in-the-money securities of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock but excluding, for the purposes of this calculation, the Company Common Stock Warrants and Company Preferred Stock Warrants issued on or about October 11, 2023.

(c) Section 1.1 of the Original Merger Agreement is hereby amended to remove the following definitions: “PIPE Agreements” and “PIPE Financing.”

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(d) Section 1.1 of the Original Merger Agreement is hereby amended to remove the definition of “Parent Closing Cash” and all references to “Parent Closing Cash” in the Original Merger Agreement shall be disregarded, including the clause “which shall otherwise be paid out of Parent Closing Cash” in Section 8.1(b) of the Original Merger Agreement which is hereby removed in its entirety.

(e) Section 3.1 of the Original Merger Agreement is hereby supplemented with the following additional provisions, which shall follow Section 3.1(c):

“(d) Conversion of Shares of Company Preferred Stock. Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Preferred Stock cancelled pursuant to Section 3.1(a) and any Dissenting Shares) shall, in accordance with and subject to this Agreement, be converted into the right to receive the applicable Closing Per Share Merger Consideration.

(e) Treatment of Company Common Stock Warrants. Prior to the Closing, the Company’s Board of Directors shall adopt such resolutions or take such other actions as may be required to adjust the terms of all Company Common Stock Warrants as necessary to provide that, at the Effective Time, each Company Common Stock Warrant shall be converted into (A) a warrant to acquire, subject to substantially the same terms and conditions as were applicable under such Company Common Stock Warrants, the number of shares of Parent Common Stock (rounded up to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Company Common Stock Warrants as of immediately prior to the Effective Time by the Closing Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded down to the nearest whole cent) equal to (x) the exercise price per share of Company Common Stock of such Company Common Stock Warrants divided by (y) the Closing Exchange Ratio.

(f) Treatment of Company Preferred Stock Warrants. Prior to the Closing, the Company’s Board of Directors shall adopt such resolutions or take such other actions as may be required to adjust the terms of all Company Preferred Stock Warrants as necessary to provide that, at the Effective Time, each Company Preferred Stock Warrant shall be converted into (A) a warrant to acquire, subject to substantially the same terms and conditions as were applicable under such Company Preferred Stock Warrants, the number of shares of Parent Preferred Stock (rounded up to the nearest whole share), determined by multiplying the number of shares of Company Preferred Stock subject to such Company Preferred Stock Warrant as of immediately prior to the Effective Time by the Closing Preferred Exchange Ratio, at an exercise price per share of Parent Preferred Stock (rounded down to the nearest whole cent) equal to (x) the exercise price per share of Company Preferred Stock of such Company Preferred Stock Warrants divided by (y) the Closing Preferred Exchange Ratio.”

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(f) Section 4.5(a) of the Original Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock, no par value per share, of which 25,100,000 shares of Company Common Stock are issued and outstanding as of the date of this Agreement and 20,000,000 shares of Company Preferred Stock no par value per share, of which 54,819 shares have been designated Series A Preferred Stock and 39,000 shares of the Company Series A Preferred Stock are issued and outstanding as of the date of this Agreement. Except as set forth on Schedule 4.5(a), no other shares of capital stock or other securities of the Company are authorized or reserved for issuance or are issued or outstanding. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Laws (including any applicable securities laws) and in compliance with the Company Articles of Incorporation and the Company’s Bylaws. Except as set forth on Schedule 4.5(a), no shares of Company Capital Stock are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the Florida Business Corporation Act, the Company Articles of Incorporation or any Contract to which the Company is a party or by which the Company or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding shares of Company Capital Stock are owned of record by the Persons set forth on Schedule 4.5(a) in the amounts set forth opposite their respective names.”

(g) The first sentence of Section 4.5(b) of the Original Merger Agreement is hereby amended and restated to include the following lead-in “Except for the Company Common Stock Warrant for 1,091,525 shares of Company Common Stock and the Company Preferred Warrant issued for 15,819 shares of Company Preferred Stock, there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its shares of Company Common Stock or other securities . . .”

(h) Section 6.11 of the Original Merger Agreement is hereby amended and restated to read in its entirety as follows

“6.11 Note Financing. Parent has fully executed and delivered a senior secured convertible note through a private placement with Lender that is convertible into shares of Parent Common Stock and other securities and on terms substantially consistent with those set forth in the Parent Securities Purchase Agreement for an aggregate amount equal to or greater than $15,819,209 (the “Note”). Parent shall use its commercially reasonable best efforts to take, or with respect to actions required to be taken by the counterparties to the Note, request to be taken by such counterparties, all actions and use its commercially reasonable best efforts to do, or with respect to actions required to be taken by such counterparties request to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Parent Securities Purchase Agreement and the Note on the terms and conditions described therein, including maintaining in effect the Parent Securities Purchase Agreement and the Note.”

(i) Section 8.7(b) of the Original Merger Agreement is hereby amended and restated to read in its entirety as follows:

(b) Subsequent Extension Periods. If the Closing has not been consummated by the expiration of the Initial Extension Periods (i.e., on or prior to September 13, 2023), with the Company’s reasonable cooperation, Parent shall take such actions as are reasonably necessary pursuant to the Trust Agreement and Parent’s amended and restated certificate of incorporation to extend the period of time for it to complete an initial business combination for a subsequent additional period of one month up to six times (each, a “Subsequent Extension Period”), including providing any required notices to the Trustee. In connection with any Subsequent Extension Period and so long as the Company takes such actions as are described in the immediately preceding sentence, Parent shall deposit or cause to be deposited, into the Trust Account, the funds as are required pursuant to the Trust Agreement and Parent’s amended and restated certificate of incorporation to extend the period of time for Parent to complete an initial business combination prior to the expiration of the then applicable Subsequent Extension Period.”

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(j) Section 9.1(g) of the Original Merger Agreement is hereby removed in its entirety and shall be replaced with the following new Section 9.1(g):

“(g) The Note shall have been duly executed and delivered by the parties thereto.”

2. Representations and Warranties of the Company Parties. The Company, ECD UK Subsidiary and the Securityholder Representative (each, a “Company Party”) each hereby represent and warrant to the Parent Parties that each of the following representations and warranties are true, correct and complete as of the date of this Amendment and as of the Closing Date:

(a) Each Company Party has all requisite corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby, in the case of the Merger, subject to receipt of the Company Stockholder Approval. The execution and delivery by each Company Party of this Amendment and the consummation by each Company Party of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each Company Party. No other corporate proceedings on the part of either Company Party are necessary to authorize this Amendment or to consummate the transactions contemplated by this Amendment (other than, in the case of the Merger, the receipt of the Company Stockholder Approval). This Amendment has been duly executed and delivered by each Company Party and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Amendment constitutes a legal, valid and binding obligation of such Company Party, enforceable against each Company Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) None of the execution, delivery or performance by either Company Party of this Amendment or the consummation by such Company Party of the transactions contemplated hereby does or will, in each case, subject to receipt of the Company Stockholder Approval, (i) contravene or conflict with the contravene or conflict with the organizational or constitutive documents of the Company Parties, (ii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Parties or to any of its respective properties, rights or assets, (iii) (A) require consent, approval or waiver under, (B) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (C) violate, (D) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Parties or to a loss of any material benefit to which the Company Parties are entitled, in the case of each of clauses (A) – (D), under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Parties or any of their respective properties, rights or assets, or (iv) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Parties’ properties, rights or assets.

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3. Representations and Warranties of the Parent Parties. Parent and Merger Sub (the “Parent Parties”) hereby represent and warrant to the Company Parties that each of the following representations and warranties are true, correct and complete as of the date of this Amendment and as of the Closing Date:

(a) Each of the Parent Parties has all requisite corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby, in the case of the Merger, subject to receipt of the Parent Stockholder Approval. The execution and delivery by each of the Parent Parties of this Amendment and the consummation by each of the Parent Parties of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Parent Party. No other corporate proceedings on the part of a Parent Party are necessary to authorize this Amendment or to consummate the transactions contemplated by this Amendment (other than, in the case of the Merger, the receipt of the Parent Stockholder Approval). This Amendment has been duly executed and delivered by each Parent Party and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Amendment constitutes a legal, valid and binding obligation of each Parent Party, enforceable against such Parent Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) The execution, delivery and performance by each Parent Party of this Amendment or the consummation by each Parent Party of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or constitutive documents of such Parent Party, or (ii) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon the Parent Parties.

4. No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

5. Miscellaneous.

(a) Entire Agreement. The Original Merger Agreement, as amended by this Amendment, together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein.

(b) Ratification. Except as amended hereby, the terms and provisions of the Original Merger Agreement shall remain unchanged and in full force and effect. In the event of any conflict between the terms of the Original Merger Agreement and the terms of this Amendment, the terms of this Amendment shall govern and control.

(c) Counterparts; Electronic Signatures. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Amendment shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

(d) Governing Law. This Amendment and all disputes or controversies arising out of or relating to this Amendment or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

(e) Incorporation by Reference. Sections 11.1 (Notices), 11.2 (Amendments; Waivers; Extensions; Remedies), 11.3 (Arm’s Length Bargaining; No Presumption Against Drafter), 11.5 (Expenses), 11.6 (No Assignment or Delegation), 11.9 (Severability), 11.10 (Further Assurances), 11.11 (Third Party Beneficiaries), 11.12 (Waiver), 11.13 (No Other Representations; No Reliance), 11.14 (Waiver of Jury Trial), 11.15 (Submission to Jurisdiction), 11.16 (Remedies) and 11.17 (Non-Recourse) are hereby incorporated by reference herein mutatis mutandis.

[Signature Page Follows]

* * * * *

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amendment as of the day and year first above written.

Parent:

EF HUTTON ACQUISITION CORPORATION I

By:	/s/ Benjamin Piggott
Name:	Benjamin Piggott
Title:	Chief Executive Officer

Merger Sub:

EFHAC MERGER SUB, INC.

By:	/s/ Benjamin Piggott
Name:	Benjamin Piggott
Title:	Chief Executive Officer

[Signature Page to First Amendment to Merger Agreement]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amendment as of the day and year first above written.

Company:

HUMBLE IMPORTS, INC.

By:	/s/ Scott Wallace
Name:	Scott Wallace
Title:	Chief Executive Officer

ECD UK Subsidiary:

ECD AUTO DESIGN UK, LTD.

By:	/s/ Scott Wallace
Name:	Scott Wallace
Title:	Chief Executive Officer

Securityholder Representative:

By:	/s/ Scott Wallace
Name:	Scott Wallace

[Signature Page to First Amendment to Merger Agreement]

Annex B

AMENDMENT TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF EF HUTTON ACQUISITION CORPORATION I

[●], 2023

EF Hutton Acquisition Corporation I, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “EF Hutton Acquisition Corporation I” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on March 3, 2021. The Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was filed with the Secretary of State of Delaware on September 8, 2022.

2. This Amendment to the Amended and Restated Certificate amends the Amended and Restated Certificate.

3. This Amendment to the Amended and Restated Certificate was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. The text of Paragraph D of Article FIFTH is hereby deleted in its entirety.

Annex B-1

IN WITNESS WHEREOF, EF Hutton Acquisition Corporation I has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

EF Hutton Acquisition Corporation I

By:
Name:	Benjamin Piggott
Title:	Chief Executive Officer

Annex B-2

Annex C

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EF HUTTON ACQUISITION CORPORATION I

[___], 2023

EF Hutton Acquisition Corporation I, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is EF Hutton Acquisition Corporation I. The date of the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was March 3, 2021. The corporation amended and restated the original certificate of incorporation on September 7, 2022 and subsequently filed amendments to the amended and restated certificate of incorporation on June 1, 2023 and [  ], 2023 (the “Existing Certificate”).

2. This Second Amended and Restated Certificate of Incorporation, which restates, integrates, and further amends the Existing Certificate of the corporation, has been duly adopted by the corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and has been adopted by the requisite vote of the stockholders of the corporation, in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. The Existing Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is ECD Automotive Design, Inc. (hereinafter called the “Corporation”).

ARTICLE II

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 3411 Silverside Road Tatnall Building, Ste 104, City of Wilmington, County of New Castle, 19810. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporate Creations Network Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).

ARTICLE IV

CAPITALIZATION

The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 1,020,000,000 shares, consisting of (i) 1,000,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 20,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

A.	Common Stock. The powers, preferences, and relative participating, optional or other special rights, and the qualifications, limitations, and restrictions of the Common Stock are as follows:

1.	Ranking. The voting, dividend, and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

2.	Voting. Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation (as amended from time to time, including the terms of any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”) to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

3.	Dividends. Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock, or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

4.	Liquidation. Subject to the rights of the holders of Preferred Stock, shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this Section A.4., shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.

B.	Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (the “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences, and relative, participating, optional, and other special rights of each series of Preferred Stock, and the qualifications, limitations, and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following, all (1 – 11 below) as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock:

1. the designation of the series, which may be by distinguishing number, letter, or title;

2. the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

3. the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

4. the dates on which dividends, if any, shall be payable;

5. the redemption rights and price or prices, if any, for shares of the series;

6. the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

7. the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

8. whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

9. restrictions on the issuance of shares of the same series or any other class or series;

10. the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

11. any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations, or restrictions of such shares.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

ARTICLE V

BOARD OF DIRECTORS

A.	General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.

B.	Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed from time to time solely by resolution of the majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” will mean the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

C.	Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board shall be and is divided into three classes, designated as Class I, Class II, and Class III. The three classes shall initially be comprised as follows: Class I directors shall consist of two directors, Class II directors shall consist of two directors, and Class III directors shall consist of three directors, each class then being elected for a term of a full three (3) years. The Board is authorized to assign members of the Board already in office to Class I, Class II, or Class III at the time such classification becomes effective.

D.	Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

E.	Vacancies. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification, or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor.

F.	Removal. Any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Corporation entitled to vote thereon.

G.	Committees. Pursuant to the Amended and Restated Bylaws of the Corporation (the “Bylaws”), the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

H.	Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

ARTICLE VI

ELECTION OF DIRECTORS

Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VII

LIMITED LIABILITY

To the fullest extent permitted by the DGCL as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that nothing contained in this Article 7 shall eliminate or limit the liability: (i) of a director or officer for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) of a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) of a director pursuant to the provisions of Section 174 of the DGCL, (iv) of a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) of an officer in any action by or in the right of the Corporation. No repeal or modification of this Article 7 shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE VIII

INDEMNIFICATION

The Corporation may indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE IX

ACTION BY WRITTEN CONSENT

Subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be taken either (i) upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the DGCL, as amended from time to time, and the Bylaws, or (ii) by written consent of the stockholders without a meeting.

ARTICLE X

MEETINGS OF STOCKHOLDERS

Special meetings of stockholders for any purpose or purposes may be called at any time by the majority of the Whole Board, the Chairman of the Board, or the Chief Executive Officer of the Corporation, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

ARTICLE XI

SEVERABILITY

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XII

AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time from time to time to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article 12. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of this Certificate of Incorporation, or to adopt any new provision of this Certificate of Incorporation; provided, however, that the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Article 5, Article 7, Article 8, Article 9, Article 10, Article 13, Article 14, and this sentence of this Certificate of Incorporation, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other provision of this Certificate of Incorporation). Any amendment, repeal or modification of any of Article 7, Article 8, and this sentence shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

ARTICLE XIII

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized and empowered to adopt, amend, and repeal the Bylaws by the affirmative vote of a majority of the Whole Board. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the Bylaws may also be amended, altered or repealed and new Bylaws may be adopted by the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Corporation entitled to vote thereon.

ARTICLE XIV

FORUM SELECTION; PERSONAL JURISDICTION

A.	Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or (4) any action asserting a claim governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 14.

B.	Personal Jurisdiction. If any action the subject matter of which is within the scope of Article 14 Section A immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Article 14 Section A immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

By
Name:
Title:

Annex D

ECD AUTOMOTIVE DESIGN, INC.
2023 EQUITY INCENTIVE PLAN

SECTION 1
PURPOSE

The purpose of the ECD Automotive Design, Inc. 2023 Equity Incentive Plan is to align the interests of employees of the Corporation selected to receive awards with those of stockholders by rewarding long term decision-making and actions for the betterment of the Corporation. Accordingly, Eligible Individuals may receive Awards of Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units, Performance Awards and Other Stock-Based Awards. Equity-based compensation assists in the attraction and retention of qualified employees and provides them with additional incentive to devote their best efforts to pursue and sustain the Corporation’s superior long-term performance. This enhances the value of the Corporation for the benefit of its stockholders.

SECTION 2
DEFINITIONS

“Affiliate” means (i) any corporation, partnership, joint venture or other entity that is controlled by the Corporation, whether directly or indirectly, and (ii) any corporation, partnership, joint venture or other entity in which the Corporation has a significant equity interest, as determined by the Committee; provided, however, that with respect to an Award of an Incentive Stock Option and an Award that is subject to Code Section 409A, the term “Affiliate” shall refer solely to a Subsidiary.

“Aggregated Plan” means all agreements, methods, programs, and other arrangements sponsored by the Corporation that would be aggregated with this Plan under Section 1.409A-1(c) of the Regulations.

“Award” means an Option, a Stock Appreciation Right, a Share of Restricted Stock, a Restricted Stock Unit, a Performance Award, or an Other Stock-Based Award pursuant to the Plan. Each Award shall be evidenced by an Award Agreement.

“Award Agreement” means a written agreement, in a form approved by the Committee, which sets forth the terms and conditions of an Award, including, but not limited to, the Performance Period and/or Restriction Period, as appropriate. Agreements shall be subject to the express terms and conditions set forth herein, and to such other terms and conditions not inconsistent with the Plan as the Committee shall deem appropriate.

“Award Recipient” means an Eligible Individual who has been granted an Award under the Plan and has entered into an Award Agreement evidencing the grant of such Award or otherwise accepted the terms of an Award Agreement, including by electronic acceptance or acknowledgement.

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“Beneficiary” means any person(s) designated by an Award Recipient on a beneficiary designation form submitted to the Plan Administrator, or, if no form has been submitted, any person(s) entitled to receive any amounts owing to such Award Recipient under this Plan upon his or her death by reason of having been named in the Award Recipient’s will or trust agreement or having qualified as a taker of the Award Recipient’s property under the laws of intestacy. If an Award Recipient authorizes any person, in writing, to exercise such individual’s Options or Stock Appreciation Rights following the Award Recipient’s death, the term “Beneficiary” shall include any person in whose favor such Options or Stock Appreciation Rights are exercised by the person authorized to exercise the Options or Stock Appreciation Rights.

“Board” means the Board of Directors of the Corporation.

“Cause” means (1) conviction of the Award Recipient for committing a felony under Federal law or the law of the state in which such action occurred, (2) dishonesty in the course of fulfilling the Award Recipient’s employment duties, (3) willful and deliberate failure on the part of the Award Recipient to perform his or her employment duties in any material respect, (4) negligence on the part of the Award Recipient in the discharge of his or her employment duties or incompetence in or (other than by reason of a disability or analogous condition) incapability of performing those duties, (5) disparagement or defamation of the Corporation by the Award Recipient or (6) before a Change of Control, such other events as shall be determined by the Committee. Before a Change of Control, the Committee shall, unless otherwise provided in an Individual Agreement with the Award Recipient, have the sole discretion to determine whether “Cause” exists, and its determination shall be final.

“Change of Control” shall have the meaning set forth in Exhibit A to this Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee established by the Board.

“Corporation” means ECD Automotive Design, Inc., and its successors and assigns.

“Date of Grant” means the effective date of an Award granted by the Committee to an Award Recipient.

“Disabled” or “Disability” means “Totally Disabled” (or any derivation of such term) within the meaning of the Long-Term Disability Plan of ECD Automotive Design, Inc., or if there is no such plan, “Disability” as determined by the Committee. However, with respect to the rules relating to Incentive Stock Options, the term “Disabled” shall mean disabled as that term is utilized in Sections 422 and 22(e)(3) of the Code, or any successor Code provisions relating to ISOs. Furthermore, with respect to Awards subject to Section 409A of the Code, “Disabled” shall not have either of the prior meanings, but shall mean an Award Recipient’s inability to engage in any substantial gainful activity due to a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

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“Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Corporation, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Corporation and its Affiliates.

“Eligible Individual” means any directors, officers and employees of the Corporation or any of its Subsidiaries or Affiliates, and prospective officers and employees who have accepted offers of employment from the Corporation or its Subsidiaries or Affiliates. Notwithstanding the foregoing, an Eligible Individual for purposes of receipt of the grant of an ISO shall be limited to those individuals who are eligible to receive ISOs under rules set forth in the Code and applicable Regulations.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the closing price of a Share on the Nasdaq Capital Market as reported on the Composite Tape as published in the Wall Street Journal; if, however, there is no trading of Shares on the date in question, then the closing price of the Shares as so reported on the last preceding trading day shall instead be used to determine Fair Market Value. If Fair Market Value for any date in question cannot be determined as provided above, Fair Market Value shall be determined by the Committee in its good faith discretion based on a reasonable valuation method in accordance with the Regulations and applicable guidance promulgated under Code Section 409A.

“Incentive Stock Option” or “ISO Award” means an Option granted pursuant to the Plan that is designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.

“Nonqualified Stock Option” or “NQSO Award” means an Option granted pursuant to the Plan that is not intended to be, or does not qualify as, an Incentive Stock Option.

“Option” means a Nonqualified Stock Option or an Incentive Stock Option granted pursuant to Section 6(A) of the Plan.

“Other Stock-Based Award” means any right granted under Section 6(F) of the Plan.

“Performance Award” means any Award, granted pursuant to Section 6(E) of the Plan.

“Performance Measures” means the performance goals established by the Committee and relating to a Performance Period in connection with the grant of an Award.

“Performance Period” means the period designated by the Committee during which the Performance Measures applicable to an Award shall be measured. The Performance Period shall be established at or before the time of the grant of the Award, and the length of any Performance Period shall be within the discretion of the Committee.

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“Plan” means the ECD Automotive Design, Inc. 2023 Equity Incentive Plan, as may be amended from time to time.

“Regulations” means the Treasury Regulations promulgated under the Code.

“Restriction Period” means the period designated by the Committee during which Shares of a Restricted Stock Award remain forfeitable or a Restricted Stock Unit Award is subject to vesting requirements.

“Restricted Stock” or “Restricted Stock Award” means an award of Shares pursuant to Section 6(C) of the Plan subject to the terms, conditions and such restrictions as may be determined by the Committee and set forth in the applicable Award Agreement. Shares of Restricted Stock shall constitute issued and outstanding Shares for all corporate purposes.

“Restricted Stock Units” or “Restricted Stock Unit Award” means an Award granted pursuant to Section 6(D) of the Plan denominated in Shares subject to the terms, conditions and restrictions determined by the Committee and set forth in the applicable Award Agreement.

“Retirement” means, unless otherwise provided in an Award Agreement or determined by the Committee, an Award Recipient’s Termination of Employment (or with respect to Awards subject to Code Section 409A, an Award Recipient’s Separation from Service) at or after age 65 or after attainment of both age 55 and ten (10) years of service with the Corporation and Affiliates.

“Separation from Service” means, with respect to any Award that is subject to Code Section 409A, the date on which the Corporation and the Award Recipient reasonably anticipate a permanent reduction in the level of bona fide services performed by the Award Recipient for the Corporation or any Affiliate to 20% or less of the average level of bona fide services performed by the Award Recipient for the Corporation or any Affiliate (whether as an employee or an independent contractor) in the immediately preceding thirty-six (36) months (or the full period of service to the Corporation and any Affiliate if the Award Recipient has been providing services to the Corporation and its Affiliates for less than thirty-six (36) months). The determination of whether a Separation from Service has occurred shall be made by the Plan Administrator in accordance with the provisions of Code Section 409A and the Regulations promulgated thereunder.

“Share” means a share of common stock, par value $0.0001, of the Corporation or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 3(D) of the Plan.

“Specified Employee” means a key employee of the Corporation as defined in Code Section 416(i) without regard to paragraph (5) thereof. The determination of whether an Award Recipient is a Specified Employee shall be made by the Committee as of the specified employee identification date adopted by the Corporation in accordance with the provisions of Code Section 409A and the Regulations promulgated thereunder.

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“Stock Appreciation Right” or “SAR Award” means a right granted under Section 6(B) of the Plan.

“Subsidiary” means any entity (other than the Corporation) in an unbroken chain of entities beginning with the Corporation, provided each entity (other than the last entity) in the unbroken chain owns, at the time of the determination, ownership interests possessing fifty percent (50%) or more of the total combined voting power of all classes of ownership interests in one of the other entities in such chain; provided, however, with respect to any Award that is an Incentive Stock Option, the term “Subsidiary” shall refer solely to an entity that is taxed under Federal tax law as a corporation.

“Tax Withholding Date” shall mean the earliest date the obligation to withhold tax with respect to an Award arises.

“Term” means the maximum period during which an Option or Stock Appreciation Right may remain outstanding (subject to earlier termination upon Termination of Employment or otherwise) as specified in the applicable Award Agreement or, to the extent not specified in the Award Agreement, as provided in the Plan.

“Termination of Employment” means the termination of the applicable Award Recipient’s employment with the Corporation and any of its Affiliates. An Award Recipient employed by an Affiliate or a division of the Corporation or any of its Affiliates shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Affiliate or division ceases to be an Affiliate or division, as the case may be, and the Award Recipient does not immediately thereafter become an employee of the Corporation or an Affiliate. Neither a temporary absence from employment because of illness, vacation or leave of absence nor a transfer among the Corporation and its Affiliates shall be considered a Termination of Employment.1

SECTION 3

STOCK SUBJECT TO THE PLAN

A. Plan Maximums. The maximum number of Shares that may be delivered pursuant to Awards under the Plan shall be the sum of 400,000.

B. Individual Limits. No Award Recipient may be granted Awards with respect to more than 100,000 Shares in any calendar year, and the maximum number of Shares underlying Awards of Options and Stock Appreciation Rights that may be granted to an Award Recipient in any calendar year is 100,000.

C. Rules for Calculating Shares Delivered. Any Shares covered by an Award that has been granted shall be counted as used under the Plan as of the Date of Grant. To the extent that any Award is forfeited, or any Option or Stock Appreciation Right terminates, expires or lapses without being exercised, the Shares subject to such Awards not delivered as a result thereof shall again be available for Awards under the Plan. The following Shares, however, may not again be made available for issuance in respect of Awards under this Plan: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Stock Appreciation Right; (ii) Shares used to pay the exercise price or withholding taxes related to an outstanding Award; or (iii) Shares repurchased by the Corporation on the open market with the proceeds of an Option exercise price to settle an Option.

1 Note to Client: Confirm definition is acceptable.

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D. Adjustment Provision. In the event of (i) a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of the Corporation (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, Disaffiliation, or similar event affecting the Corporation or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable, if any, to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Sections 3(A) and 3(B) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of Shares or other securities subject to outstanding Awards, and (D) the exercise price of outstanding Options and Stock Appreciation Rights, provided that the aggregate exercise price or aggregate grant price of the Options or Stock Appreciation Rights is not less than the aggregate exercise price or aggregate grant price before the Corporate Transaction. In the case of Corporate Transactions, such adjustments may include, without limitation, (1) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which stockholders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall, for this purpose, be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (2) the substitution of other property (including, without limitation, cash or other securities of the Corporation and securities of entities other than the Corporation) for the Shares subject to outstanding Awards; and (3) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Corporation and securities of entities other than the Corporation), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Corporation securities). Any such adjustments shall be made in a manner that (i) with respect to Awards that are not considered to be deferred compensation within the meaning of Section 409A of the Code immediately prior to such adjustment, would not cause such Awards to become deferred compensation subject to Section 409A of the Code and (ii) with respect to Awards that are considered deferred compensation within the meaning of Section 409A of the Code, would not cause such Awards to be non-compliant with the requirements of Section 409A of the Code.

SECTION 4
ADMINISTRATION

A. Committee. The Plan shall be administered by the Committee. In addition to any implied powers and duties that may be needed to carry out the provisions of the Plan, the Committee shall have all the powers vested in it by the terms of the Plan, including exclusive authority to: select Eligible Individuals; to make Awards; to determine the type, size, terms and timing of Awards (which need not be uniform); to accelerate the vesting of Awards, including upon the occurrence of a Change of Control of the Corporation or an Award Recipient’s Termination of Employment; to prescribe the form of the Award Agreement; to modify, amend or adjust the terms and conditions of any Award, subject to Section 9; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto); if Fair Market Value for any date in question cannot be determined as provided above, to determine in good faith discretion, based on a reasonable valuation method in accordance with the Regulations and applicable guidance promulgated under Code Section 409A, the Fair Market Value of the Shares; make any other determinations it believes necessary or advisable in connection with the administration of the Plan; correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement; establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable; and to otherwise administer the Plan.

D-6

B. Procedures. Determinations of the Committee shall be made by a majority vote of its members at a meeting at which a quorum is present or pursuant to a unanimous written consent of its members. A majority of the members of the Committee shall constitute a quorum. Subject to Section 6(D), any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. The Committee may authorize any one or more of its members, or any officer of the Corporation, to execute and deliver documents on behalf of the Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may (i) allocate all or any portion of its responsibilities and powers to any one or more of its members and/or (ii) delegate all or any part of its responsibilities and powers to any person or persons selected by it, provided that, the Committee may not delegate its responsibilities and powers if such delegation would cause an Award made to an individual subject to Section 16 of the Exchange Act not to qualify for an exemption from Section 16(b) of the Exchange Act. Any such allocation or delegation may be revoked by the Committee at any time. All decisions made by the Committee (or any person or persons to whom the Committee has allocated or delegated all or any portion of its responsibilities and powers in accordance with this Plan) shall be final and binding on all persons, including the Corporation, its Affiliates, Subsidiaries, stockholders, Eligible Individuals, Award Recipients, Beneficiaries and other interested parties. Notwithstanding anything to the contrary contained herein, in the event the Committee comprises two (2) or less members, it shall act by unanimous consent.

C. Discretion of the Committee. Any determination made by the Committee or by an appropriately delegated officer pursuant to delegated authority under the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Corporation, Award Recipients and Eligible Individuals.

D. Cancellation or Suspension of Awards. The Committee may cancel all or any portion of any Award, whether or not vested or deferred, as set forth below. Upon cancellation, the Award Recipient shall forfeit the Award and any benefits attributable to such canceled Award or portion thereof. The Committee may cancel an Award if, in its sole discretion, the Committee determines in good faith that the Award Recipient has done any of the following: (i) committed a felony; (ii) committed fraud; (iii) embezzled; (iv) disclosed confidential information or trade secrets; (v) was terminated for Cause; (vi) engaged in any activity in competition with the business of the Corporation or any Subsidiary or Affiliate of the Corporation; or (vii) engaged in conduct that adversely affected the Corporation. The person as designated from time to time by the Chief Executive Officer of the Corporation (the “Delegate”), shall have the power and authority to suspend all or any portion of any Award if the Delegate makes in good faith the determination described in the preceding sentence. Any such suspension of an Award shall remain in effect until the suspension shall be presented to and acted on by the Committee at its next meeting. Section 4(D) shall have no application for a two-year period following a Change of Control of the Corporation.

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SECTION 5
ELIGIBILITY

Awards may only be made to Eligible Individuals.

SECTION 6
AWARDS

A. Options. The Committee may grant Options to Eligible Individuals in accordance with the provisions of this subsection, subject to such additional terms and conditions not inconsistent with the provisions of the Plan, as the Committee shall determine to be appropriate.

1. Exercise Price. The exercise price per Share of an Option shall be determined by the Committee; provided, however, that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the Date of Grant of such Option, and such exercise price may not be decreased during the Term of the Option except pursuant to an adjustment in accordance with Section 3(D).

2. Option Term. Except as otherwise provided for in Section 9 below, the Term of each Option shall be fixed by the Committee and the maximum Term of each Option shall be ten (10) years.

3. Time and Manner of Exercise. The Committee shall determine the time or times at which an Option may be exercised, and the manner in which (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) payment of the exercise price with respect thereto may be made, or deemed to have been made. The Committee may authorize the use of any form of “cashless” exercise of an Option that is legally permissible.

4. Employment Status. Except as provided in paragraphs (a) through (d) below or as may otherwise be provided by the Committee (either at the time of grant of an Option or thereafter), an Award Recipient’s Options and Stock Appreciation Rights shall be immediately forfeited upon his or her Termination of Employment.

a. Retirement. An Award Recipient’s Retirement shall not affect any Option outstanding as of the Termination of Employment due to Retirement other than those granted in the calendar year of Retirement. All Options outstanding as of the Termination of Employment due to Retirement other than those granted in the calendar year of such Termination of Employment shall continue to vest pursuant to the vesting schedule applicable to such Options, and any vested Options outstanding as of the Termination of Employment due to Retirement (including any ISO held by an Award Recipient who is not Disabled) shall continue in full force and effect for the remainder of the Term of the Option. All Options granted in the calendar year of Termination of Employment due to Retirement that have not otherwise vested as of such termination shall terminate upon the date of Retirement.

b. Disability. Upon the cessation of the Award Recipient’s employment due to Disability, any Option held by such individual that was exercisable immediately before the Termination of Employment due to Disability shall continue to be exercisable until the earlier of (i) the third anniversary of the Award Recipient’s Termination of Employment (or, in the case of any ISO held by an Award Recipient who is Disabled, the first anniversary of the Award Recipient’s Termination of Employment) and (ii) the expiration of the Term of the Option.

c. Death. Upon the Award Recipient’s death (whether during his or her employment with the Corporation or an Affiliate or during any otherwise applicable post-termination exercise period, which in the case of an ISO, shall not exceed three (3) months), any Option held by such individual that was exercisable immediately before the Termination of Employment shall continue to be exercisable by the Beneficiary(ies) of the decedent, until the earlier of (i) the first anniversary of the date of the Award Recipient’s death and (ii) the expiration of the Term of the Option.

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d. Other Terminations of Employment. Upon the Award Recipient’s Termination of Employment for any reason other than Retirement, Disability, death or for Cause, any Option held by such individual that was exercisable immediately before the Termination of Employment shall continue to be exercisable until the earlier of (i) the expiration of the three-month period following the Award Recipient’s Termination of Employment and (ii) the expiration of the Term of the Option.

e. Extension or Reduction of Exercise Period. In any of the foregoing circumstances, subject to Section 8, the Committee may extend or shorten the exercise period, but may not extend any such period beyond the Term of the Option as originally established (or, insofar as this paragraph relates to Stock Appreciation Rights, the Term of the SAR Award as originally established). Further, with respect to ISOs, as a condition of any such extension, the holder shall be required to deliver to the Corporation a release which provides that such individual will hold the Corporation and/or Affiliates harmless with respect to any adverse tax consequences the individual may suffer by reason of any such extension.

B. Stock Appreciation Right Awards. The Committee may grant Stock Appreciation Rights to Eligible Individuals in accordance with the provisions of this subsection, subject to such additional terms and conditions not inconsistent with the provisions of the Plan, as the Committee shall determine to be appropriate. The Term of each SAR Award shall be fixed by the Committee and the maximum Term of each SAR Award shall be ten (10) years. A Stock Appreciation Right granted under the Plan shall confer on the Award Recipient a right to receive upon exercise thereof the excess (if any) of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the Stock Appreciation Right Award as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the Date of Grant of the Stock Appreciation Right. Subject to the terms of the Plan, the Committee shall determine the grant price, Term, manner of exercise, dates of exercise, methods of settlement (cash, Shares or a combination thereof) and any other terms and conditions of any SAR Award. The Committee may impose such conditions or restrictions on the exercise of any SAR Award as it may deem appropriate. Except as otherwise provided by the Committee or in an Award Agreement, any SAR Award must be exercised during the period of the Award Recipient’s employment with the Corporation or Affiliate, provided that the provisions of Section 6(A)(4)(a)-(e) hereof shall apply for purposes of determining the exercise period in the event of the Award Recipient’s Retirement, Disability, death or other Termination of Employment.

C. Restricted Stock Awards. The Committee may make Restricted Stock Awards to Eligible Individuals in accordance with the provisions of this subsection, subject to such additional terms and conditions not inconsistent with the provisions of the Plan, as the Committee shall determine to be appropriate.

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1. Nature of Restrictions. Restricted Stock Awards shall be subject to such restrictions, including Performance Measures, as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate. Subject to the Committee’s authority under Section 6(C)(3) below, the minimum Restriction Period with respect to a Restricted Stock Award that is subject to restrictions that are Performance Measures shall be one (1) year, and the minimum Restriction Period with respect to a Restricted Stock Award that is subject to restrictions that are not Performance Measures shall be three (3) years. The Committee may, as of the Date of Grant, designate an Award of Restricted Stock that is subject to Performance Measures.

2. Stock Certificates. Restricted Stock Awards granted under the Plan shall be evidenced by the issuance of a stock certificate(s), which shall be held by the Corporation. Such certificate(s) shall be registered in the name of the Award Recipient and shall bear an appropriate legend which refers to the restrictions applicable to such Restricted Stock Award. Alternatively, shares of Restricted Stock under the Plan may be recorded in book entry form.

3. Forfeiture; Delivery of Shares. Except as may be otherwise provided in an Award Agreement, upon an Award Recipient’s Termination of Employment (as determined under criteria established by the Committee) during the applicable Restriction Period, all Shares of Restricted Stock shall be immediately forfeited and revert to the Corporation; provided, however, that the Committee may waive, in whole or in part, any or all remaining restrictions applicable to the Restricted Stock Award. Shares comprising any Restricted Stock Award held by the Corporation that are no longer subject to restrictions shall be delivered to the Award Recipient (or his or her Beneficiary) promptly after the applicable restrictions lapse or are waived.

D. Restricted Stock Unit Awards. The Committee may grant Awards of Restricted Stock Units to Eligible Individuals, subject to such terms and conditions not inconsistent with the provisions of the Plan, as the Committee shall determine to be appropriate. A Restricted Stock Unit shall represent an unfunded, unsecured right to receive one Share or cash equal to the Fair Market Value of a Share.

1. Nature of Restrictions. Restricted Stock Unit Awards shall be subject to such restrictions, including Performance Measures, as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate. Subject to the Committee’s authority under Section 6(D)(3) below, the minimum Restriction Period with respect to a Restricted Stock Unit Award that is subject to restrictions that are Performance Measures shall be one (1) year, and the minimum Restriction Period with respect to a Restricted Stock Unit Award that is subject to restrictions that are not Performance Measures shall be three (3) years.

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2. Rights as a Stockholder. An Eligible Individual to whom Restricted Stock Units are granted shall not have any rights of a stockholder of the Corporation with respect to the Share represented by the Restricted Stock Unit Award. If so determined by the Committee, in its sole and absolute discretion, Restricted Stock Units may include a dividend equivalent right, pursuant to which the Award Recipient will either receive cash amounts (either paid currently or on a contingent basis) equivalent to the dividends and other distributions payable with respect to the number of Shares represented by the Restricted Stock Units, or additional Restricted Stock Units with a Fair Market Value equal to such dividends and other distributions, as specified in the Award Agreement. Dividend equivalent rights that the Committee determines are subject to Section 409A of the Code shall be paid or settled in accordance with Section 7 hereof.

3. Forfeiture/Settlement. Except as may be otherwise provided in an Award Agreement, upon an Award Recipient’s Termination of Employment (as determined under criteria established by the Committee) during the applicable Restriction Period, all Restricted Stock Units shall be immediately forfeited; provided, however, that the Committee may waive, in whole or in part, any or all remaining vesting requirements or restrictions applicable to the Restricted Stock Unit Award. Subject to Section 10(D) hereof, an Award of Restricted Stock Units shall be settled in Shares as and when the Restricted Stock Units vest or at a later time permitted under Section 7 hereof and specified by the Committee in the Award Agreement.

E. Performance Awards. The Committee may grant Performance Awards to Eligible Individuals in accordance with the provisions of this Section 6(E), subject to Section 8 hereof and such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine to be appropriate. A Performance Award granted under the Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Shares), other securities, other Awards, or other property, and (ii) shall confer on the Award Recipient the right to receive a dollar amount or number of Shares upon the attainment of Performance Measures during any Performance Period, as established by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, the Performance Measures to be achieved during any Performance Period, the length of any Performance Period and the amount of any payment or number of Shares in respect of a Performance Award shall be determined by the Committee.

F. Other Stock-Based Awards. The Committee may grant Other Stock-Based Awards to Eligible Individuals in accordance with the provisions of this Section 6(F), subject to Section 7 hereof and such other additional terms and conditions, including Performance Measures, not inconsistent with the provisions of the Plan, as the Committee shall determine. Other Stock-Based Awards may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan.

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G. General. Except as otherwise specified in the Plan or an applicable Award Agreement, the following provisions shall apply to Awards granted under the Plan:

1.	Consideration for Awards. Other than the payment of the exercise price or grant price in connection with the exercise of an Option or Stock Appreciation Right, Awards shall be made without monetary consideration or for such minimal monetary consideration as may be required by applicable law.

2.	Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers of Shares to be made by the Corporation or an Affiliate upon the grant, exercise or satisfaction of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities, other Awards or other property or any combination thereof), and may be made in a single payment or transfer, or in installments, and may be made upon vesting or such later date permitted under Section 7 hereof and specified in the applicable Award Agreement, and, in each case, in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments.

3.	Limits on Transfer of Awards. No Award and no right under any such Award shall be transferable by an Award Recipient otherwise than by will or by the laws of intestacy; provided, however, that, an Award Recipient may, in the manner established by the Committee, designate a Beneficiary to exercise the rights of the Award Recipient and to receive any property distributable with respect to any Award upon the death of the Award Recipient. Each Award or right under any Award shall be exercisable during the Award Recipient’s lifetime only by the Award Recipient or, if permissible under applicable law, by the Award Recipient’s guardian or legal representative. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Corporation or any Affiliate.

4.	Term of Awards. Subject to any specific provisions of the Plan, the term of each Award shall be for such period as may be determined by the Committee.

5.	Securities Law Restrictions. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, or the rules, regulations and other requirements of the Securities and Exchange Commission, the Nasdaq Capital Market, any other exchange on which Shares may be eligible to be traded or any applicable federal or state securities laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

6.	Deferring Awards. Under no circumstances may an Award Recipient elect to defer, until a time or times later than the exercise of an Option or a Stock Appreciation Right or the settlement or distribution of Shares or cash in respect of other Awards, receipt of all or a portion of the Shares or cash subject to such Award, or dividends and dividend equivalents payable thereon.

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H. Prohibition on Option and Stock Appreciation Right Repricing. Other than pursuant to Section 3(D), in no event may any Option or Stock Appreciation Right granted under this Plan (1) be amended to decrease the exercise or grant price thereof; (2) be cancelled in conjunction with (i) the grant of any new Option or Stock Appreciation Right with a lower exercise or grant price in exchange for the cancelled Option or Stock Appreciation Right or (ii) the grant of any other type of Award in exchange for the cancelled Option or Stock Appreciation Right; or (3) otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or Stock Appreciation Right, unless such amendment, cancellation, or action is approved by the Corporation’s stockholders. Further, except as provided in Section 3(D) hereof, the Committee may not, without prior approval of the Corporation’s stockholders, seek to effect any repricing of any previously granted “underwater” Option or Stock Appreciation Right by repurchasing the underwater Option or Stock Appreciation Right with cash. An Option or Stock Appreciation Right will be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Option or Stock Appreciation Right is less than the exercise price of the Option or Stock Appreciation Right.

SECTION 7

SECTION 409A

It is the intention of the Corporation that no Award shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. If the Committee determines that an Award is subject to Section 409A of the Code, then the Award shall be paid or settled only upon the Award Recipient’s death, Disability, or Separation from Service, or upon a Change of Control, or upon such date(s) or pursuant to a schedule designated by the Committee, as specified in the applicable Award Agreement, subject to the following provisions:

1. Delay for Specified Employees. Notwithstanding any provision of this Plan or the terms of an Award Agreement to the contrary, an Award that is granted to a Specified Employee and that is to be paid or settled upon such Specified Employee’s Separation from Service shall not be paid or settled prior to the earlier of (i) the first business date following six months after the date of such Specified Employee’s Separation from Service or (ii) the Specified Employee’s death.

2. Distribution Necessary to Satisfy Applicable Tax Withholding. If the Corporation is required to withhold amounts to pay the Award Recipient’s portion of the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) or 3121(v)(2) with respect to an amount that is or will be paid to the Award Recipient under the Award before the amount otherwise would be paid, the Committee may withhold an amount equal to the lesser of: (i) the amount payable under such Award, or (ii) the aggregate of the FICA taxes imposed and the income tax withholding related to such amount.

3. Delay for Payments in Violation of Federal Securities Laws or Other Applicable Law. In the event the Corporation reasonably anticipates that the payment of benefits under an Award would violate Federal securities laws or other applicable law, the Committee may delay the payment until the earliest date at which the Corporation reasonably anticipates that making of such payment would not cause such violation.

4. Delay for Insolvency or Compelling Business Reasons. In the event the Corporation determines that the making of any payment of benefits on the date specified under an Award would jeopardize the ability of the Corporation to continue as a going concern, the Committee may delay the payment of benefits until the first calendar year in which the Corporation notifies the Committee that the payment of benefits would not have such effect.

5. Administrative Delay in Payment. In the case of administrative necessity, the payment of benefits under an Award may be delayed up to the later of the last day of the calendar year in which payment would otherwise be made or the 15th day of the third calendar month following the date on which payment would otherwise be made. Further, if, as a result of events beyond the control of the Award Recipient (or following the Award Recipient’s death, the Award Recipient’s Beneficiary), it is not administratively practicable to calculate the amount of benefits due to the Award Recipient as of the date on which payment would otherwise be made, the payment may be delayed until the first calendar year in which calculation of the amount is administratively practicable.

6. No Award Recipient Election. Notwithstanding the foregoing provisions, if the period during which payment of benefits under an Award will be made occurs, or will occur, in two calendar years, the Award Recipient shall not be permitted to elect the calendar year in which the payment shall be made.

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SECTION 8
WITHHOLDING OF TAXES

The Corporation will, as permitted by applicable law, withhold an amount no less than the minimum and no more than the maximum statutory Federal, state and/or local withholding taxes (or such lesser amount as is necessary to avoid adverse accounting treatment for the Corporation) no later than the date as of which an amount first becomes includible in the gross income of an Award Recipient for Federal, state, local or foreign income or employment or other tax. Unless otherwise provided in the applicable Award Agreement, each Award Recipient may satisfy any such tax withholding obligation by any of the following means, or by a combination of such means: (i) a cash payment; (ii) by delivery to the Corporation of already-owned Shares which have been held by the individual for at least six (6) months having a Fair Market Value, as of the Tax Withholding Date, sufficient to satisfy the amount of the withholding tax obligation arising from an exercise or vesting of an Award; (iii) by authorizing the Corporation to withhold from the Shares otherwise issuable to the individual pursuant to the exercise or vesting of an Award, a number of shares having a Fair Market Value, as of the Tax Withholding Date, which will satisfy the amount of the withholding tax obligation; or (iv) by a combination of such methods of payment. If the amount requested is not paid, the Corporation may refuse to satisfy the Award. The obligations of the Corporation under the Plan shall be conditional on such payment or arrangements, and the Corporation and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Award Recipient. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Shares.

SECTION 9
AMENDMENT AND TERMINATION

A. Amendments to and Termination of the Plan. The Committee or the Board may amend, alter, or discontinue the Plan at any time by written resolution, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of the Award Recipients with respect to a previously granted Award without such Award Recipient’s consent, except such an amendment made to comply with applicable law, including without limitation Section 409A of the Code, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the Corporation’s stockholders to the extent such approval is required by applicable law (including Section 422 of the Code) or the listing standards of the applicable stock exchange.

B. Amendments to Awards. Subject to Section 6(H), the Committee may not unilaterally amend the terms of any Award if such action would materially impair the rights of such Award Recipient without the Award Recipient’s consent. The Committee may unilaterally amend any Award, and it will be conclusively presumed that such action will not materially impair the rights of the Award Recipient, if such amendment is made to comply with applicable law, stock exchange rules or accounting rules. Furthermore, no amendment may be made to a NQSO Award or a SAR Award which would cause the exercise price or the grant price (as applicable) to be less than 100% of the Fair Market Value of one Share as of the Date of Grant except as provided in Section 3(D).

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C. Payment of Benefits Upon Termination of Plan. Upon termination of the Plan, the Corporation may settle any outstanding Award that is not subject to Code Section 409A as soon as is practicable following such termination and may settle any outstanding Award that is subject to Code Section 409A in accordance with one of the following:

1.	the termination and liquidation of the Plan within twelve (12) months of a complete dissolution of the Corporation taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A); provided that the amounts deferred under this Plan are included in the Award Recipient’s gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Plan is terminated; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

2.	the termination and liquidation of the Plan pursuant to irrevocable action taken by the Committee or the Corporation within the thirty (30) days preceding or the twelve (12) months following a Change of Control; provided that all Aggregated Plans are terminated and liquidated with respect to each Award Recipient that experienced the Change of Control, so that under the terms of the termination and liquidation, all such Award Recipient are required to receive all amounts of deferred compensation under this Plan and any other Aggregated Plans within twelve (12) months of the date the Committee or the Corporation irrevocably takes all necessary action to terminate and liquidate this Plan and the Committee or the Corporation, as the case may be, takes all necessary action to terminate and liquidate such other Aggregated Plans;

3.	the termination and liquidation of the Plan, provided that: (i) the termination and liquidation does not occur proximate to a downturn in the Corporation’s financial health; (2) the Committee or the Corporation, as the case may be, terminates and liquidates all Aggregated Plans; (3) no payments in liquidation of this Plan are made within twelve (12) months of the date the Committee or the Corporation irrevocably takes all necessary action to terminate and liquidate this Plan, other than payments that would be payable under the terms of this Plan if the action to terminate and liquidate this Plan had not occurred; (4) all payments are made within twenty four (24) months of the date on which the Committee or the Corporation irrevocably takes all action necessary to terminate and liquidate this Plan; and (5) the Corporation does not adopt a new Aggregated Plan at any time within three (3) years following the date on which the Committee or the Corporation irrevocably takes all action necessary to terminate and liquidate the Plan.

SECTION 10
MISCELLANEOUS PROVISIONS

A. Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Corporation in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or Award Agreements made pursuant thereto, with respect to any Award other than an Award that is subject to Code Section 409A, the Corporation shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Shares on the applicable stock exchange; (ii) any registration or other qualification of such Shares of the Corporation under any state or Federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or Federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable, and, with respect to any Award that is subject to Code Section 409A, the Corporation shall not be required to issue or deliver any certificate or certificates for Shares under the Plan if the Corporation reasonably anticipates that such issuance or delivery would violate applicable Federal securities laws or other applicable law, provided the Corporation issues or delivers the Shares at the earliest date on which the Corporation reasonably anticipates that such issuance or delivery would not cause such violation.

B. Additional Compensation Arrangements. Nothing contained in the Plan shall prevent the Corporation or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees. Participation in the Plan shall not affect an individual’s eligibility to participate in any other benefit or incentive plan of the Corporation.

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C. No Contract of Employment or Rights to Awards. The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Corporation or any Subsidiary or Affiliate to terminate the employment of any employee at any time. No employee or other person shall have any claim or right to receive an Award under the Plan. Receipt of an Award shall not confer upon the Award Recipient any rights of a stockholder with respect to any Shares subject to such Award except as specifically provided in the Agreement relating to the Award.

D. Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the reinvestment of dividend equivalent rights in additional Restricted Stock Units payable in Shares shall only be permissible if sufficient Shares are available under Section 3 for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient Shares are not available, such reinvestment of dividends and dividend equivalent rights shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such reinvestment and the terms of which Restricted Stock Units shall provide for settlement in cash.

E. Subsidiary Employees. In the case of a grant of an Award to any employee of a Subsidiary of the Corporation, the Corporation may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All Shares underlying Awards that are forfeited or canceled shall revert to the Corporation.

F. Governing Law and Interpretation. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws, except to the extent preempted by Federal law. To the extent that any Award is subject to Code Section 409A, the terms of the Award Agreement and this Plan shall be construed and interpreted in accordance with Code Section 409A and the Regulations and interpretative guidance promulgated thereunder. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

G. Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Corporation to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

H. Expenses. The expenses of the Plan shall be borne by the Corporation.

I. Acceptance of Terms. By accepting an Award under the Plan or payment pursuant to any Award, each Award Recipient, legal representative and Beneficiary shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Committee or the Corporation. A breach by any Award Recipient, his or her Beneficiary(ies), or legal representative, of any restrictions, terms or conditions contained in the Plan, any Award Agreement, or otherwise established by the Committee with respect to any Award will, unless waived in whole or in part by the Committee, cause a forfeiture of such Award.

J. Vesting. Subject to Section 4(A) of this Plan, and except as otherwise required by applicable law or the applicable rules of a stock exchange, full value equity awards under this Plan that are based on time vesting shall have a minimum vesting period of three years, and full value equity awards under this Plan that are based on performance vesting shall have a minimum vesting period of one year.

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SECTION 11
EFFECTIVE AND TERMINATION

This Plan was adopted by the Board and approved by the Committee on ______ and will be effective on the date that it is approved by at least a majority of the shares of the Corporation present and entitled to vote, at a meeting of the Corporation’s stockholders at which there is a quorum (the “Effective Date”). The Plan will terminate on the tenth (10th) anniversary of the Effective Date, unless earlier terminated in accordance with Section 9. Awards outstanding as of the date of termination of the Plan shall not be affected or impaired by the termination of the Plan.

EXHBIT A

CHANGE OF CONTROL

A. For the purpose of this Plan, a “Change of Control” shall mean:

1. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that for purposes of this subsection 1, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection A.3. of this Exhibit A; or

2. Individuals who, as of the date hereof, constitute the Corporation’s Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

3. Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the Corporation’s assets (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the company resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the company resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

4. Approval by the Corporation’s stockholders of a complete liquidation or dissolution of the Corporation.

B. With respect to any Award subject to Section 409A of the Code, the above definition of “Change of Control” shall mean:

1. any one person, or more than one person acting as a group, acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation;

2. any one person, or more than one person acting as a group, acquires (or has acquired during any twelve (12) month period) ownership of stock of the Corporation possessing 50% or more of the total voting power of the stock of the Corporation;

3. a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

4. any one person, or more than one person acting as a group, acquires (or has acquired during any twelve (12) month period) assets from the Corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Corporation immediately before such acquisition or acquisitions.

The determination of whether a Change of Control has occurred under this Section B of Exhibit A shall be made by the Committee in accordance with the provisions of Code Section 409A and the Regulations promulgated thereunder.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

EFHAC’s Certificate of Incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and EFHAC’s bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

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In addition, effective upon the consummation of the business combination, EFHAC will enter into indemnification agreements with each of our directors and officers. These agreements will require EFHAC to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to EFHAC, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. EFHAC also intends to enter into indemnification agreements with its future directors.

Item 21. Exhibits and Financial Statements Schedules

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
2.1#	Merger Agreement, dated March 3, 2023, by and among EF Hutton Acquisition Corporation I, Humble Imports Inc., d/b/a ECD Auto Design, ECD Auto Design UK, Ltd., EFHAC Merger Sub, Inc. and Scott Wallace as Securityholder Representative (included as Annex A to this proxy statement/prospectus).	Form 8-K	001-41497	2.1	March 6, 2023
3.1	Amended and Restated Certificate of Incorporation of EF Hutton Acquisition Corporation I.	Form 8-K	001-41497	3.1	September 15, 2022
3.2*	Form of Second Amended and Restated Certificate of Incorporation of EF Hutton Acquisition Corporation I (included as Annex C to this proxy statement/prospectus).
3.3	Amended and Restated Bylaws of EF Hutton Acquisition Corporation I.	Form S-1/A	333-264314	3.4	August 18, 2022
3.4*	Second Amended and Restated Bylaws of EF Hutton Acquisition Corporation I.
4.1	Specimen Unit Certificate of EF Hutton Acquisition Corporation I.	Form S-1/A	333-264314	4.1	June 24, 2022
4.2	Specimen Common Stock Certificate of EF Hutton Acquisition Corporation I.	Form S-1/A	333-264314	4.2	June 24, 2022
4.3	Specimen Warrant Certificate of EF Hutton Acquisition Corporation I.	Form S-1/A	333-264314	4.3	June 24, 2022
4.4	Specimen Right Certificate of EF Hutton Acquisition Corporation I.	Form S-1/A	333-264314	4.4	June 24, 2022
4.5	Warrant Agreement, dated September 8, 2022, by and between Continental Stock Transfer & Trust Company and EF Hutton Acquisition Corporation I.	Form 8-K	001-41497	4.1	September 15, 2022
4.6	Rights Agreement, dated September 8, 2022, by and between Continental Stock Transfer & Trust Company and EF Hutton Acquisition Corporation I.	Form 8-K	001-41497	4.2	September 15, 2022
4.7*	The ECD Automotive Design, Inc. 2023 Equity Incentive Plan (Included as Annex D to the proxy statement/prospectus forming a part of this Registration Statement).
5.1**	Opinion of Loeb & Loeb LLP regarding the validity of the securities
8.1*	Opinion of Shuffield, Lowman & Wilson, P.A. regarding tax matters
10.1	Letter Agreements, dated September 8, 2022, by and between EF Hutton Acquisition Corporation I and each of EF Hutton Acquisition Corporation I’s officers, directors and initial stockholders.	Form 8-K	001-41497	10.1	September 15, 2022
10.2	Investment Management Trust Agreement, dated September 8, 2022, by and between EF Hutton Acquisition Corporation I and Continental Stock Transfer & Trust Company.	Form 8-K	001-41497	10.2	September 15, 2022
10.3	Registration Rights Agreement, dated September 8, 2022, by and among EF Hutton Acquisition Corporation I and the initial stockholders of EF Hutton Acquisition Corporation I.	Form 8-K	001-41497	10.3	September 15, 2022

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Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
10.4	Private Placement Unit Purchase Agreement, dated September 8, 2022, by and among EF Hutton Acquisition Corporation I and EF Hutton Partners, LLC, SHR Ventures, LLC, Paul Hodge, Jr., Kevin M. Bush.	Form 8-K	001-41497	10.4	September 15, 2022
10.5	Indemnity Agreements, dated September 8 2022, by and between EF Hutton Acquisition Corporation I and each of EF Hutton Acquisition Corporation I’s the directors and officers.	Form 8-K	001-41497	10.5	September 15, 2022
10.6	Investment Agreement by and among EF Hutton Acquisition Corporation I, EF Hutton Partners, LLC, SHR Ventures, LLC , Paul Hodge, Jr., Kevin M. Bush and certain 9.9% anchor investors.	Form 8-K	001-41497	10.6	September 15, 2022
10.7	Company Support Agreement dated as of March 3, 2023 by and among Humble Imports Inc, EF Hutton Acquisition Corporation I. and certain stockholders of Humble Imports Inc.	Form 8-K	001-41497	10.1	March 6, 2023
10.8	Parent Support Agreement dated as of March 3, 2023 by and among Humble Imports Inc, EF Hutton Acquisition Corporation I and certain stockholders of EF Hutton Acquisition Corporation I.	Form 8-K	001-41497	10.2	March 6, 2023
10.9	Form of Company Lock-Up Agreement.	Form 8-K	001-41497	10.3	March 6, 2023
10.10	Form of Sponsor Lock-Up Agreement.	Form 8-K	001-41497	10.4	March 6, 2023
10.11	Form of Restrictive Covenant Agreement.	Form 8-K	001-41497	10.5	March 6, 2023
10.12	Form of Amended and Restated Registration Rights Agreement.	Form 8-K	001-41497	10.6	March 6, 2023
10.13	LEASE, dated August 11, 2021 (the “Effective Date”), is made by and between Hanover Poinciana McClane, LLC, a Florida limited liability company (“Landlord”), and Humble Imports Inc., a Florida corporation (d/b/a ECD Automotive Design) (the “Tenant’) for a portion of the real property and improvements to be located at 4930 Robert McLane Boulevard, Kissimmee. Florida 34758, known, or to be known, as Trinity Industrial Center and the FIRST AMENDMENT TO LEASE (this “Amendment”) is made this 15th day of July, 2022, by and between Hanover Poinciana McClane, LLC, a Florida limited liability company (“Landlord”), and Humble Imports Inc., a Florida corporation (“Tenant”).	Form S-4/A	001-41497	10.13	July 21, 2023
10.14	Stock Purchase Agreement, dated June 7, 2023, by and among Emily Jayne Humble, ECD Auto Design UK, Ltd. and Humble Imports Inc. d/b/a ECD Auto Design	Form S-4/A	001-41497	10.14	July 21, 2023
10.15	MASTER SALES AND EXCLUSIVITY AGREEMENT, dated March 7, 2023 by and between Ampere EV, LLC and Humble Imports, Inc. d/b/a ECD Auto Design	Form S-4/A	001-41497	10.15	July 21, 2023
10.16*	Form of Employment Agreement to be executed by and among EF Hutton Acquisition Corporation I, and Thomas Humble.
10.17*	Form of Employment Agreement to be executed by and among EF Hutton Acquisition Corporation I and Scott Wallace.
10.18*	Form of Employment Agreement to be executed by and among EF Hutton Acquisition Corporation I, and Elliot Humble.
10.19*	Form of Employment Agreement to be executed by and among EF Hutton Acquisition Corporation I, and Emily Humble.
10.20*	Form of Employment Agreement to be executed by and among EF Hutton Acquisition Corporation I and Raymond Cole.
10.21	Securities Purchase Agreement, dated October 6, 2023 between EF Hutton Acquisition Corporation I and Defender SPV LLC	Form 8-K	001-41497	10.1	October 6, 2023
10.22*	Satisfaction and Discharge Agreement, dated October 14, 2023 by and among EF Hutton Acquisition Corporation I, Humble Imports, Inc. and EF Hutton, division of Benchmark Investments LLC
10.23*	Independent Contractor Agreement, dated September 27, 2023, between Humble Imports, Inc. and Overland Auto Transport Inc d/b/a Luxury Automotive Transport
21.1	List of Subsidiaries of EF Hutton Acquisition Corporation I.
23.1*	Consent of Marcum LLP, independent registered public accounting firm of EF Hutton Acquisition Corporation I.
23.2*	Consent of BF Borgers CPA P.C., independent registered public accounting firm of Humble Imports Inc.
23.3*	Consent of Loeb & Loeb LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (see signature page)
99.1*	Consent of Emily Humble to be named as a director.
99.2*	Consent of Thomas Humble to be named as a director.
99.3*	Consent of Scott Wallace to be named as a director.
99.4*	Consent of Thomas Wood to be named as a director.
99.5*	Consent of Benjamin Piggott to be named as a director.
99.6*	Consent of Robert Machinist to be named as a director.
99.7*	Consent of Patrick Lavelle to be named as a director.
99.8*	Preliminary Proxy Card.
107*	Filing Fee Table
101.INS	Inline XBRL Instance Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

*	Filed herewith
**	To be filed by amendment

#	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

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Item 22. Undertakings

a.	The undersigned registrant hereby undertakes:

i.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

ii.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

iii.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

iv.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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v.	That, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

vi.	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable Form.

vii.	The undersigned registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

viii.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

b.	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

c.	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 18th day of October, 2023.

EF Hutton Acquisition Corporation I

By:	/s/ Benjamin Piggott
Name:	Benjamin Piggott
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Benjamin Piggott his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Benjamin Piggott	Chief Executive Officer	October 18, 2023
Benjamin Piggott	(Principal Executive Officer)

/s/ Kevin M. Bush	Chief Financial Officer and Director	October 18, 2023
Kevin M. Bush	(Principal Financial and Accounting Officer)

/s/ Joseph Rallo	Co-President and Director	October 18, 2023
Joseph Rallo

/s/ David Boral	Co-President and Director	October 18, 2023
David Boral

/s/ Paul Hodge, Jr.	Director	October 18, 2023
Paul Hodge, Jr.

/s/ Stanly Hutton Rumbough.	Director	October 18, 2023
Stanley Hutton Rumbough

/s/ Thomas Wood	Director	October 18, 2023
Thomas Wood

/s/ Anne Lee	Director	October 18, 2023
Anne Lee

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